As filed with the Securities and Exchange Commission on  November 25, 2024.

Registration No. 333-[•]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CLASSOVER HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	8299	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

For co-registrants, see “Table of Co-Registrants” on the following page.

8 The Green, #18195

Dover, Delaware 19901

(929) 465-9707

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Fanghan Sui

8 The Green, #18195

Dover, Delaware 19901

(929) 465-9707

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey M. Gallant Eric T. Schwartz Graubard Miller 405 Lexington Avenue, 44th Floor New York, New York 10174 (212) 818-8800	Joshua Teitelbaum RPCK Rastegar Panchal LLP 60 East 42nd Street, Suite 3130 New York, New York 10165 (212) 594-9600

Approximate date of commencement of proposed sale to the public: As soon as practicable after (i) this registration statement is declared effective and (ii) upon completion of the applicable transactions described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Class Over Inc.	Delaware	8299	92-3572321

(1) The Co-Registrant has the following principal executive office:

Class Over Inc.

450 7th Avenue, Suite 905

New York, New York 10123

Attention: Hui Luo (Stephanie)

(2) The agent for service for the Co-Registrant is:

Class Over Inc.

850 New Burton Rd, STE 201

Dover, DE, 19904

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the U.S. Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED  NOVEMBER 25, 2024

PROXY STATEMENT FOR THE EXTRAORDINARY GENERAL MEETING OF

BATTERY FUTURE ACQUISITION CORP.

PROSPECTUS FOR

6,535,014 SHARES OF CLASS A COMMON STOCK, 35,523,111 SHARES OF CLASS B COMMON

STOCK, 1,000,000 SHARES OF SERIES A PREFERRED STOCK AND 17,250,000 WARRANTS OF

CLASSOVER HOLDINGS, INC.

–––––––––––––––––––––––––––––

BATTERY FUTURE ACQUISITION CORP.

8 The Green, #18195

Dover, Delaware 19901

LETTER TO SHAREHOLDERS

Dear Battery Future Acquisition Corp. Shareholder:

You are cordially invited to attend an extraordinary general meeting of Battery Future Acquisition Corp., a Cayman Islands exempted company (“BFAC”), which will be held on [•], 2024, at [•] [a.m./p.m.], Eastern Time, as a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned (the “Shareholder Meeting”).

You can participate in the virtual Shareholder Meeting, vote and submit questions via live webcast by visiting https://[•]. Please see “Questions and Answers about the BFAC Shareholder Proposals — How do I attend the virtual Shareholder Meeting?” in the accompanying proxy statement/prospectus for more information. Even if you are planning on attending the Shareholder Meeting online, please promptly submit your proxy vote online, or, if you received a printed form of proxy in the mail, by completing, dating, signing and returning the enclosed proxy, so your shares will be represented at the Shareholder Meeting.

On May 12, 2024, BFAC entered into an Agreement and Plan of Merger (the “Business Combination Agreement”), by and among BFAC, Class Over Inc., a Delaware corporation (the “Company”), Classover Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of BFAC (“Pubco”), BFAC Merger Sub 1 Corp., a Delaware corporation and wholly-owned subsidiary of Pubco (“Merger Sub 1”) and BFAC Merger Sub 2 Corp., a Delaware corporation and wholly-owned subsidiary of Pubco (“Merger Sub 2” and together with Merger Sub 1, the “Merger Subs”). The Business Combination Agreement and the transactions contemplated thereby (the “Business Combination”) were approved by the board of directors of BFAC (the “BFAC Board”) and the Company. Pursuant to the Business Combination Agreement, upon the closing of the Business Combination (the “Closing”), Merger Sub 1 will merge with and into BFAC (the “Reorganization Merger”), with BFAC being the surviving corporation of the Reorganization Merger and becoming a wholly-owned subsidiary of Pubco, and then, immediately following the consummation of the Reorganization Merger, Merger Sub 2 will merge with and into the Company (the “Acquisition Merger”, and together with the Reorganization Merger the “Mergers”), with the Company being the surviving corporation of the Acquisition Merger and becoming a wholly-owned subsidiary of Pubco.

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In connection with the Mergers, each (i) BFAC Class A ordinary share, par value $0.0001 per share (the “BFAC Class A Ordinary Shares”), and (ii) BFAC Class B ordinary share, par value $0.0001 per share (the “BFAC Class B Ordinary Shares” and, together with the BFAC Class A Ordinary Shares, the “BFAC Ordinary Shares”), issued and outstanding immediately prior to the effective time of the Mergers (the “Effective Time”) will be automatically cancelled and extinguished and converted into the right to receive one share of Class B common stock of Pubco, par value $0.0001 per share (“Pubco Class B Common Stock”). All BFAC Ordinary Shares held in treasury will be cancelled and extinguished without consideration. At the Effective Time, each whole warrant of BFAC, each exercisable for one BFAC Class A ordinary share at an exercise price of $11.50 per share (the “BFAC Warrants”), that is outstanding immediately prior to the Effective Time shall be converted into a warrant to purchase one share of Pubco Class B Common Stock (“Pubco Warrants”), with each such warrant subject to substantially the same terms and conditions applicable to the BFAC Warrants prior to such conversion. Each BFAC unit, each consisting of one BFAC Class A Ordinary Share and one half of one BFAC Warrant (the “BFAC Units”), that is outstanding immediately prior to the Effective Time will be automatically separated into one BFAC Class A Ordinary Share and one-half of one BFAC Warrant, which underlying securities will be converted as described above; provided, however, that no fractional Pubco Warrants will be issued.

The BFAC Units, BFAC Class A Ordinary Shares and BFAC Warrants are currently listed on The New York Stock Exchange (“NYSE”) under the symbols “BFAC.U,” “BFAC” and “BFAC.WS,” respectively. The closing price of the Units, BFAC Class A Ordinary Shares and BFAC Warrants on [•], 2024 was $[•], $[•] and $[•], respectively. BFAC has applied for listing of the Pubco Class B Common Stock and Pubco Warrants on the Nasdaq Global Market (“Nasdaq”), under the symbols “KIDZ” and “KIDZW”, as of immediately following the Closing.

The accompanying notice of the Shareholder Meeting and proxy statement/prospectus describe the business BFAC will conduct at the Shareholder Meeting and provide information about BFAC that you should consider when you vote your shares. As more fully described in the accompanying proxy statement/prospectus, which is dated [•], 2024, and is first being mailed to shareholders on or about that date, the Shareholder Meeting will be held for the purpose of considering and voting on the following proposals:

1.

Shareholder Proposal No. 1 — Business Combination Proposal — a proposal to adopt and approve the Business Combination Agreement, attached hereto as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby (including the Business Combination) (the “Business Combination Proposal”);

2.

Shareholder Proposal No. 2 — Pubco Organizational Document Advisory Proposals — To consider and vote upon, on a non-binding advisory basis, the following proposals to approve the material differences between the BFAC Charter and the certificate of incorporation and bylaws of Pubco, attached hereto as Annex B and Annex C to this proxy statement/prospectus, respectively, to be in effect upon consummation of the Business Combination (the “Pubco Organizational Documents Advisory Proposals”):

(A) Authorized Capital Stock — To approve authorized capital stock of Pubco of 50,000,000 shares of Pubco Class A Common Stock, par value $0.0001 per share (“Pubco Class A Common Stock”), 450,000,000 shares of Pubco Class B Common Stock, par value $0.0001 per share (“Pubco Class B Common Stock” and together with the Pubco Class A Common Stock, the “Pubco Common Stock”), and 10,000,000 shares of preferred stock (“Pubco Preferred Stock”);

(B) Removal of Directors — To approve a provision that any or all of the directors of Pubco may be removed from office at any time, but only for cause and only by the affirmative vote of holders of 66 2/3% of the voting power of all then-outstanding shares of capital stock of Pubco entitled to vote generally in the election of directors, voting together as a single class;

(C) DGCL 203 Opt Out and Replacement — To approve a provision that Pubco will not be governed by Section 203 of the Delaware General Corporation Law, and instead, includes a provision that is substantially similar to Section 203, but excludes certain parties from the definition of “interested stockholder;”

(D) Stockholder Action by Written Consent — To approve a provision that any action required or permitted to be taken by the stockholders of Pubco must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders, provided that for so long as Hui Luo owns a majority of the total voting power of stock entitled to vote generally in election of directors, any action required or permitted to be taken by stockholders may be taken by written consent in lieu of a meeting;

(E) Special Meetings of Stockholders — To approve a provision that special meetings of Pubco stockholders may be called only by or at the direction of Pubco’s board of directors (the “Pubco Board”), the chairperson of the Pubco Board or the Chief Executive Officer of Pubco and may not be called by any stockholder, provided that for so long as Hui Luo owns a majority of the total voting power of stock entitled to vote generally in election of directors, special meetings may be called by or at the request of stockholders collectively holding a majority of the total voting power of stock entitled to vote generally in the election of directors;

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(F) Amendment of the Charter — To approve a provision that amendment of the amended and restated certificate of incorporation of Pubco (the “Pubco Charter”) generally requires the approval of the Pubco Board and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class, with the exception of certain provisions that would require the affirmative vote of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the company entitled to vote thereon, voting as a single class;

(G) Amendment of the Bylaws — To approve a provision expressly authorizing the Pubco Board to make, alter, amend or repeal the bylaws of Pubco (the “Pubco Bylaws”, and collectively with the Pubco Charter, the “Pubco Organizational Documents”) by an affirmative vote of a majority of the Pubco Board. The Pubco Bylaws may also be adopted, amended, altered or repealed by the Pubco Stockholders representing at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of Pubco entitled to vote generally in the election of directors; and

(H) Provisions Related to Status as Blank Check Company — To approve the removal of all of the provisions applicable only to blank check companies;

3.

Shareholder Proposal No. 3 — NYSE Proposal — a proposal to approve, for purpose of complying with NYSE Listing Rule 312.03, the issuance of shares in connection with the Business Combination and PIPE Financing (as defined below) (the “NYSE Proposal”); and

4.

Shareholder Proposal No. 4 — Adjournment Proposal — a proposal to adjourn the Shareholder Meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Shareholder Meeting, there are insufficient BFAC Ordinary Shares in the capital of BFAC represented (either in person virtually or by proxy) to constitute a quorum necessary to conduct business at the Shareholder Meeting or at the time of the Shareholder Meeting to approve the Business Combination Proposal or the NYSE Proposal, (ii) if the holders of shares of Public Shares (as defined below) have elected to redeem an amount of shares in connection with the Business Combination Proposal such that the shares of Pubco Common Stock would not be approved for listing on the NYSE, NYSE American or any other national securities exchange or (iii) if BFAC and the Company mutually determine that additional time is required to consummate the Business Combination (the “Adjournment Proposal”).

Each of the Business Combination Proposal, the Pubco Organizational Document Advisory Proposals, the NYSE Proposal and the Adjournment Proposal are more fully described in the accompanying proxy statement/prospectus. Please take the time to read carefully each of the proposals in the accompanying proxy statement/prospectus before you vote.

Pursuant to the Business Combination Agreement, (i) each BFAC Ordinary Share issued and outstanding will be automatically converted into the right to receive one share of Pubco Class B Common Stock and (ii) all Company Common Stock issued and outstanding immediately prior to the Effective Time, other than (a) Company Stock held in treasury by the Company or its wholly owned subsidiaries, as applicable, and (b) those shares of Company Common Stock owned by a Dissenting Holder, will be automatically converted into the right to receive an aggregate of 6,535,014 shares of Pubco Class A Common Stock, 5,964,986 shares of Pubco Class B Common Stock and 1,000,000 shares of Pubco Preferred Stock (designated as Series A). Pubco Class A Common Stock will have twenty-five votes per share and Pubco Class B Common Stock will have one vote per share. Accordingly, following consummation of the Business Combination, the BFAC equityholders will beneficially own approximately 6.0% of the combined voting power of Pubco Common Stock and the holders of the Pubco Class A Common Stock (including Hui Luo, the founder and Chief Executive Officer of Classover and who will serve as the Chief Executive Officer of Pubco upon consummation of the Business Combination) will beneficially own 80.0% of the combined voting power of Pubco Common Stock, assuming no redemptions by the holders of BFAC’s Public Shares (as defined below) (the “Public Shareholders”). Accordingly, following consummation of the Business Combination, Pubco will be a “controlled company” as defined in the corporate governance rules of Nasdaq and Ms. Luo will have the ability to determine all matters requiring shareholder approval following the Business Combination. While Pubco does not currently intend to take advantage of the exemptions to the corporate governance rules as a result of being a controlled company, it may do so in the future. The following table sets forth the anticipated ownership of Pubco following consummation of the Business Combination on a fully-diluted basis:

	Equity Ownership
	No Redemption	Max Redemption
BFAC public shareholders Common Shares	7.43%	-
BFAC public shareholders Warrant Shares	34.78%	37.83%
Holders of the BFAC Founder Shares and Working Capital Warrants	19.61%	21.33%
BFAC Advisors/Consultants	1.97%	2.14%
Existing Securityholders of Class Over Inc.	27.22%	29.61%
PIPE Investors	1.01%	1.10%
Pubco Management Incentive Equity Plan	8.00%	8.00%
	100.00%	100.00%

As contemplated by BFAC’s Fourth Amended and Restated Memorandum and Articles of Association (as amended, the “BFAC Charter”), Public Shareholders may elect to redeem all or a portion of their shares of BFAC Class A Ordinary Shares (the “Public Shares”) issued as part of the Units in BFAC’s initial public offering in exchange for their pro rata portion of the funds held in the trust account established in connection with the IPO (the “Trust Account”) if the Business Combination is consummated, regardless of how such Public Shareholders vote in regard to the Business Combination Proposal.

On [•], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, the redemption price per share was approximately $[•] (which is expected to be the same approximate amount two business days prior to the Shareholder Meeting), based on the aggregate amount on deposit in the Trust Account of approximately $[•] as of [•], 2024 (net of taxes paid and payable), divided by the total number of then outstanding Public Shares. The redemption price per share may increase between the date of this proxy statement/prospectus and the date that is two business days prior to the Shareholder Meeting due to any interest that accrues on the amount on deposit in the Trust Account prior to such date. The closing price of Public Shares on [•], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, was $[•] per share. If the closing price of the Public Shares was to remain the same until the date of the Shareholder Meeting, exercising redemption rights would result in a Public Shareholder receiving approximately $[•] [more/less] per share than if the shares were sold in the open market (based on the current per share redemption price). BFAC cannot assure shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is lower than the redemption price stated above, as there may not be sufficient liquidity in its securities when such shareholders wish to sell their shares.

SPAC Sponsor Compensation

Pursuant to the SEC’s rules governing special purpose acquisition companies (SPACs), securities of BFAC and promissory notes from BFAC issued to any entity and/or person primarily responsible for organizing, directing or managing the business and affairs of the SPAC, such as BFAC, excluding its officers and directors who are not affiliates of any such entity (“SPAC Sponsors”) may be considered “compensation” awarded to or earned by a SPAC Sponsor. In accordance with the SEC rules, Battery Future Sponsor, LLC (the “IPO Sponsor”) and Camel Bay, LLC (“Camel Bay”) are deemed to be BFAC’s sponsors. The IPO Sponsor was formed to act as BFAC’s sponsor in connection with its IPO. In January 2024, the IPO Sponsor transferred the majority of its ownership interest in BFAC to Camel Bay and since that time, Camel Bay has been operating as the sponsor of BFAC, assisting BFAC in locating, negotiating and seeking to consummate an initial business combination.

The compensation received and to be received by IPO Sponsor is 1,751,501 shares of Pubco Class B Common Stock, valued at $10.00 per share, with an implied aggregate value of $17,515,010, for which IPO Sponsor initially paid $0.004 per share for an aggregate purchase price of $11,636.The compensation received and to be received by Camel Bay is 3,292,245 shares of Pubco Class B Common Stock, valued at $10.00 per share, with an implied aggregate value of $32,922,450, which Camel Bay initially acquired from IPO Sponsor in exchange for no cash or securities (but IPO Sponsor reduced its ongoing obligations to BFAC as Camel Bay’s acquisition effectively caused it to take over the obligations of operating as the sponsor of BFAC, assisting BFAC in locating, negotiating and seeking to consummate an initial business combination, which would afford IPO Sponsor and other parties the opportunity to not lose its entire investment in BFAC), and repayment of $1,100,000 interest free loans made by Camel Bay to BFAC, which repayment may be in cash or Pubco Warrants at a rate of $1.00 per Pubco Warrant. The issuances of Pubco Class B Common Stock at Closing, and following Closing to the extent that Camel Bay elects to receive repayment of its loans in Pubco Warrants and later exercises such warrants to acquire Pubco Class B Common Stock, may result in material dilution of the non-redeeming shareholders of BFAC who become shareholders of Pubco.Further detail regarding the SPAC Sponsor compensation AND DILUTION THAT MAY BE CAUSED THEREBY is provided in the section of this proxy statement/prospectus entitled “Prospectus Summary – SPAC Sponsor Compensation”.Each of the SPAC Sponsors, including the details of their involvement with BFAC, background about their key personnel and the involvement of such key personnel with other SPACs, is described further in the section of this proxy statement/prospectus entitled “Information about BFAC – SPAC Sponsors”.

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Material Financing Transactions of SPAC

Since the IPO, the following material financing transactions have occurred or will occur in connection with the consummation of the Business Combination: (i) during 2023, the IPO Sponsor loaned BFAC an aggregate of $1,089,000 for working capital purposes, which loans were evidenced by unsecured convertible promissory notes as described further in the section of the accompanying proxy statement/prospectus entitled “Certain Relationships and Related Party Transactions — Promissory Note – Related Party”, which working capital loans had an outstanding balance of $0 and $1,089,000 as of September 30, 2024, and December 31, 2023, respectively; (ii) on April 5, 2023, BFAC issued an unsecured convertible promissory note in the aggregate principal amount of $1,000,000 to Pala Investments Limited (“Pala”) for amounts loaned by Pala for working capital purposes and to fund amounts required to be deposited into the Trust Account (as defined below) in connection with an extension of the deadline for BFAC to effectuate an initial business combination pursuant to the BFAC Charter, which note was amended and restated August 8, 2023, and October 12, 2023, as described further in the section of the accompanying proxy statement/prospectus entitled “Certain Relationships and Related Party Transactions — Promissory Note – Related Party”, under which $0 and $908,000 of principal was outstanding as of September 30, 2024, and December 31, 2023, respectively. For the three and nine months ended September 30, 2024, the Company had approximately $0 and $7,000, respectively, and for the three and nine months ended September 30, 2023, the Company had approximately $15,000 and $27,000, respectively, in interest expense on the Pala Working Capital Note; (iii) on June 14, 2023, BFAC issued an unsecured promissory note in the amount of $2,000,000 to the IPO Sponsor, for amounts loaned by the IPO Sponsor for working capital purposes and to fund amounts required to be deposited into the Trust Account in connection with an extension of the deadline for BFAC to effectuate an initial business combination pursuant to the BFAC Charter which note was amended and restated August 8, 2023, as described further in the section of the accompanying proxy statement/prospectus entitled “Certain Relationships and Related Party Transactions — Promissory Note – Related Party”, under which $0 and $1,250,000 was outstanding as of September 30, 2024, and December 31, 2023, respectively; (iv) on April 1, 2024, and June 25, 2024, BFAC issued unsecured convertible promissory notes in the aggregate principal amount of $1,100,000 to Camel Bay, for amounts loaned by Camel Bay for working capital purposes, as described further in the section of the accompanying proxy statement/prospectus entitled “Certain Relationships and Related Party Transactions — Promissory Note – Related Party”, under which $265,479 was outstanding as of September 30, 2024. The notes are non-interest bearing and payable upon the consummation by the BFAC of a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, which the Business Combination would constitute, upon consummation of such a transaction, Camel Bay will have the option, but not the obligation, to convert the outstanding principal balance of such promissory notes, in whole or in part, into BFAC Warrants that are identical to the “private placement warrants” issued by BFAC in connection with its initial public offering, as described further in the section of this proxy statement/prospectus entitled “Information About BFAC – IPO”, the potential dilutive impact of which conversion is described further in the section of this proxy statement/prospectus entitled “Proposal No. 1: The Business Combination Proposal – Potential Dilution to Non-Redeeming BFAC Public Shareholders”; and (v) in accordance with the Business Combination Agreement, the parties agreed to use commercially reasonable efforts to solicit PIPE Investors to enter into subscription agreements on terms approved by each of BFAC and the Company, which agreement was executed on November 22, 2024 and pursuant to which the PIPE Investor will purchase preferred stock of Pubco in an aggregate amount of up to  $5 million. The proceeds from the PIPE Financing will be used for working capital purposes. The potential dilutive impact of the PIPE Financing is described further in the section of this proxy statement/prospectus entitled “Proposal No. 1: The Business Combination Proposal – Potential Dilution to Non-Redeeming BFAC Public Shareholders”.

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Other Important Information:

The Business Combination Proposal, Pubco Organizational Document Advisory Proposals and the NYSE Proposal are conditioned on the approval and adoption of each of the other proposals (collectively, the “Condition Precedent Proposals”). The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Approval of the Business Combination Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of two-thirds of the BFAC Ordinary Shares represented in person, virtually, or by proxy and entitled to vote thereon and who vote at the Shareholder Meeting. The Pubco Organizational Document Advisory Proposals, the NYSE Proposal and the Adjournment Proposal each require an ordinary resolution under the Companies Act of the Cayman Islands (Revised) (the “Cayman Companies Act”), being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding BFAC Ordinary Shares who are present in person (including virtually) or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

The BFAC Board has fixed the close of business on [•], 2024 (the “Record Date”) as the date for determining BFAC’s shareholders entitled to receive notice of and vote at the Shareholder Meeting and any adjournment thereof. Only holders of record of BFAC Ordinary Shares on that date are entitled to have their votes counted at the Shareholder Meeting or any adjournment thereof.

Information about the Shareholder Meeting, the Business Combination, the Merger and other related business to be considered by the shareholders of BFAC at the Shareholder Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Shareholder Meeting, all shareholders of BFAC are urged to carefully read the accompanying proxy statement/prospectus, including the Annexes and the accompanying financial statements of BFAC and Classover carefully and in their entirety. In particular, you are urged to read carefully the section entitled “Risk Factors” beginning on page 52 of the accompanying proxy statement/prospectus.

After careful consideration, the BFAC Board has unanimously determined that the foregoing proposals are advisable and in the best interests of BFAC and its shareholders, approved the Business Combination Agreement and the Business Combination and recommends that shareholders of BFAC vote “FOR” the Business Combination Proposal and “FOR” all other proposals presented to shareholders of BFAC in the accompanying proxy statement/prospectus. When you consider the BFAC Board’s recommendation of these proposals, you should keep in mind that certain directors and officers of BFAC have interests in the Business Combination that may conflict with your interests as a shareholder. Please see the section entitled “Shareholder Proposal No. 1: The Business Combination Proposal — Interests of BFAC’s Directors and Officers and Others in the Business Combination” in the accompanying proxy statement/prospectus for additional information.

Your vote is very important. Whether or not you plan to attend the Shareholder Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement to make sure that your shares are represented and voted at the Shareholder Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Shareholder Meeting.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Shareholder Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Shareholder Meeting in person virtually, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Shareholder Meeting and will not constitute votes cast at the Shareholder Meeting and therefore will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Pubco Organizational Document Advisory Proposals, the NYSE Proposal and the Adjournment Proposal. If you are a shareholder of record and you wish to attend the Shareholder Meeting and vote at the meeting, you may do so, even if you previously returned a proxy. If you previously returned a proxy, it will be automatically revoked if you attend the Shareholder Meeting and vote at the meeting.

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TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR BFAC CLASS A ORDINARY SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO BFAC’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE INITIALLY SCHEDULED VOTE AT THE SHAREHOLDER MEETING. YOU MAY TENDER YOUR SHARES BY EITHER TENDERING OR DELIVERING YOUR BFAC ORDINARY SHARES (AND CERTIFICATES (IF ANY)) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT OR BY TENDERING OR DELIVERING YOUR BFAC ORDINARY SHARES (AND SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS) ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

Enclosed is the proxy statement/prospectus containing detailed information about the Shareholder Meeting, the Business Combination Proposal, the Pubco Organizational Document Advisory Proposals, the NYSE Proposal and the Adjournment Proposal. Whether or not you plan to attend the Shareholder Meeting, BFAC urges you to read this material carefully and vote your shares.

By Order of the Board of Directors of Battery Future Acquisition Corp.

Fanghan Sui
Chief Executive Officer and Director

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Pubco (File No. 333-[•]), constitutes a prospectus of Pubco under Section 5 of the U.S. Securities Act of 1933, as amended, with respect to certain securities of Pubco to be issued in connection with the Business Combination. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, for an extraordinary general meeting of BFAC to be held in connection with the Business Combination and at which BFAC shareholders will be asked to consider and vote upon a proposal to adopt the Business Combination Agreement and approve the Business Combination, among other matters.

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ADDITIONAL INFORMATION

You may request copies of this proxy statement/prospectus and any other publicly available information concerning BFAC, without charge, by mailing a written request to Battery Future Acquisition Corp., 8 The Green, #18195, Dover, DE 19901, or by calling (929) 465-9707; or by contacting BFAC’s proxy solicitor, ClearTrust, LLC, by calling [•] (toll free), or for banks and brokers, by calling [•] (collect), or by emailing [•]; or from the SEC through the SEC website at http://www.sec.gov.

In order for a BFAC shareholder to receive timely delivery of the applicable documents in advance of the extraordinary general meeting to be held on [•], 2024, such shareholder must request the information no later than five business days prior to the date of the meeting, or by [•], 2024.

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BATTERY FUTURE ACQUISITION CORP.

8 The Green, #18195

Dover, Delaware 19901

NOTICE OF AN EXTRAODRINAY GENERAL MEETING

OF BATTERY FUTURE ACQUISITION CORP.

TO BE HELD ON [•], 2024

To the Shareholders of Battery Future Acquisition Corp.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of Battery Future Acquisition Corp., a Cayman Islands exempted company (“BFAC”), will be held on [•], 2024, at [•] [a.m./p.m.], Eastern Time, as a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned (the “Shareholder Meeting”).

You can participate in the Shareholder Meeting, vote, and submit questions via live webcast by visiting https://[•]. Please see “Questions and Answers about the BFAC Shareholder Proposals — How do I attend the virtual Shareholder Meeting?” in the accompanying proxy statement/prospectus for more information. Even if you are planning on attending the Shareholder Meeting online, please promptly submit your proxy vote online, or, if you received a printed form of proxy in the mail, by completing, dating, signing and returning the enclosed proxy, so your shares will be represented at the Shareholder Meeting.

On May 12, 2024, BFAC entered into an Agreement and Plan of Merger (the “Business Combination Agreement”), by and among BFAC, Class Over Inc., a Delaware corporation (the “Company”), Classover Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of BFAC (“Pubco”), BFAC Merger Sub 1 Corp., a Delaware corporation and wholly-owned subsidiary of Pubco (“Merger Sub 1”) and BFAC Merger Sub 2 Corp., a Delaware corporation and wholly-owned subsidiary of Pubco (“Merger Sub 2” and together with Merger Sub 1, the “Merger Subs”). The Business Combination Agreement and the transactions contemplated thereby (the “Business Combination”) were approved by the board of directors of BFAC (the “BFAC Board”) and the Company. Pursuant to the Business Combination Agreement, upon the closing of the Business Combination (the “Closing”), Merger Sub 1 will merge with and into BFAC (the “Reorganization Merger”), with BFAC being the surviving corporation of the Reorganization Merger and becoming a wholly-owned subsidiary of Pubco, and then, immediately following the consummation of the Reorganization Merger, Merger Sub 2 will merge with and into the Company (the “Acquisition Merger”, and together with the Reorganization Merger the “Mergers”), with the Company being the surviving corporation of the Acquisition Merger and becoming a wholly-owned subsidiary of Pubco.

You are cordially invited to attend the Shareholder Meeting that will be held for the purpose of considering and, if thought fit, voting upon the following resolutions:

1.

Shareholder Proposal No. 1 — Business Combination Proposal — a proposal to adopt and approve the Business Combination Agreement, attached hereto as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby (including the Business Combination) (the “Business Combination Proposal”);

2.

Shareholder Proposal No. 2 — Pubco Organizational Document Advisory Proposals — To consider and vote upon, on a non-binding advisory basis, the following proposals to approve the material differences between the BFAC Charter (as defined below) and the certificate of incorporation and bylaws of Pubco attached hereto as Annex B and Annex C to this proxy statement/prospectus, respectively, to be in effect upon consummation of the Business Combination (the “Pubco Organizational Documents Advisory Proposals”):

(A) To approve authorized capital stock of Pubco of 50,000,000 shares of Pubco Class A Common Stock, par value $0.0001 per share (“Pubco Class A Common Stock”), 450,000,000 shares of Pubco Class B Common Stock, par value $0.0001 per share (“Pubco Class B Common Stock” and together with the Pubco Class A Common Stock, the “Pubco Common Stock”), and 10,000,000 shares of preferred stock (“Pubco Preferred Stock”);

(B) Removal of Directors — To approve a provision that any or all of the directors of Pubco may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a 66 2/3% of the voting power of all then-outstanding shares of capital stock of Pubco entitled to vote generally in the election of directors, voting together as a single class;

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(C) DGCL 203 Opt Out and Replacement — To approve a provision that Pubco will not be governed by Section 203 of the Delaware General Corporation Law, and instead, includes a provision that is substantially similar to Section 203, but excludes certain parties from the definition of “interested stockholder;”

(D) Stockholder Action by Written Consent — To approve a provision that any action required or permitted to be taken by the stockholders of Pubco must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders, provided that for so long as holders of Pubco Class A Common Stock own a majority of the total voting power of stock entitled to vote generally in election of directors, any action required or permitted to be taken by stockholders may be taken by written consent in lieu of a meeting;

(E) Special Meetings of Stockholders — To approve a provision that special meetings of Pubco stockholders may be called only by or at the direction of Pubco’s board of directors (the “Pubco Board”), the chairperson of the Pubco Board or the Chief Executive Officer of Pubco and may not be called by any stockholder, provided that for so long as Hui Luo owns a majority of the total voting power of stock entitled to vote generally in election of directors, special meetings may be called by or at the request of stockholders collectively holding a majority of the total voting power of stock entitled to vote generally in the election of directors;

(F) Amendment of the Charter — To approve a provision that amendment of the amended and restated certificate of incorporation of Pubco (the “Pubco Charter”) generally requires the approval of the Pubco Board and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class, with the exception of certain provisions that would require the affirmative vote of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the company entitled to vote thereon, voting as a single class;

(G) Amendment of the Bylaws — To approve a provision expressly authorizing the Pubco Board to make, alter, amend or repeal the bylaws of Pubco (the “Pubco Bylaws”, and collectively with the Pubco Charter, the “Pubco Organizational Documents”) by an affirmative vote of a majority of the Pubco Board. The Pubco Bylaws may also be adopted, amended, altered or repealed by the Pubco Stockholders representing at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of Pubco entitled to vote generally in the election of directors; and

(H) Provisions Related to Status as Blank Check Company — To approve the removal of all of the provisions applicable only to blank check companies;

3.

Shareholder Proposal No. 2 — NYSE Proposal — a proposal to approve, for purpose of complying with NYSE Listing Rule 312.03, the issuance of shares in connection with the Business Combination and PIPE Financing (as defined below) (the “NYSE Proposal”); and

4.

Shareholder Proposal No. 4 — Adjournment Proposal — a proposal to adjourn the Shareholder Meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Shareholder Meeting, there are insufficient BFAC Ordinary Shares in the capital of BFAC represented (either in person virtually or by proxy) to constitute a quorum necessary to conduct business at the Shareholder Meeting or at the time of the Shareholder Meeting to approve the Business Combination Proposal or the NYSE Proposal, (ii) if the holders of shares of Public Shares (as defined below) have elected to redeem an amount of shares in connection with the Business Combination Proposal such that the shares of Pubco Common Stock would not be approved for listing on the NYSE, NYSE American or any other national securities exchange or (iii) if BFAC and Pubco mutually determine that additional time is required to consummate the Business Combination (the “Adjournment Proposal”).

Each of the proposals is more fully described below in the accompanying proxy statement/prospectus, which is dated [•], 2024 and is first being mailed to shareholders on or about that date.

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Record holders of BFAC Ordinary Shares at the close of business on [•], 2024 (the “Record Date”) are entitled to vote or have their votes cast at the Shareholder Meeting. On the Record Date, there were 12,308,125 issued and outstanding BFAC Ordinary Shares, including without limitation the BFAC Class A ordinary shares (the “BFAC Class A Ordinary Shares”, and collectively with the BFAC Class B Ordinary Shares (as defined below), the “BFAC Ordinary Shares”) included in the units of BFAC (the “BFAC Units”) sold in BFAC’s initial public offering (the “IPO”, such BFAC Class A Ordinary Shares the “Public Shares”). Each BFAC Unit consists of one Public Share and one-half of one warrant, each whole warrant exercisable for one BFAC Class A Ordinary Share at an exercise price of $11.50 per share (the “BFAC Warrants”).

After careful consideration, the BFAC Board has approved the Business Combination Agreement and the Business Combination and recommends that shareholders of BFAC vote “FOR” the Business Combination Proposal and “FOR” all other proposals presented to shareholders of BFAC in the accompanying proxy statement/prospectus. When you consider the BFAC Board’s recommendation of these proposals, you should keep in mind that certain directors and officers of BFAC have interests in the Business Combination that may conflict with your interests as a shareholder. Please see the section entitled “Shareholder Proposal No. 1: The Business Combination Proposal — Interests of BFAC’s Directors and Officers and Others in the Business Combination” in the accompanying proxy statement/prospectus for additional information.

As contemplated by BFAC’s Fourth Amended and Restated Memorandum and Articles of Association (as amended, the “BFAC Charter”), the holders of Public Shares issued as part of the BFAC Units in the IPO (the “Public Shareholders”) may elect to redeem all or a portion of their Public Shares in exchange for their pro rata portion of the funds held in the trust account established in connection with the IPO (the “Trust Account”) if the Business Combination is consummated, regardless of how such Public Shareholders vote, or whether they vote at all, on the Business Combination Proposal.

On [•], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, the redemption price per share would have been approximately $[•], based on the aggregate amount on deposit in the Trust Account of approximately $[•] as of [•], 2024 (including interest not previously released to BFAC but net of expected taxes payable), divided by the total number of then outstanding shares of Public Shares. The redemption price per share may increase between the date of this proxy statement/prospectus and the date that is two business days prior to the Shareholder Meeting due to any interest that accrues on the amount on deposit in the Trust Account prior to such date, although we expect the redemption price two business days prior to the Shareholder Meeting will be approximately the same as the amount set forth above. The closing price of Public Shares on [•], 2024, the most recent practicable date prior to the date of this proxy statement, was $[•] per share. If the closing price of the Public Shares was to remain the same until the date of the Shareholder Meeting, exercising redemption rights would result in a Public Shareholder receiving approximately $[•] [more/less] per share than if the shares were sold in the open market (based on the current per share redemption price). BFAC cannot assure shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is lower than the redemption price stated above, as there may not be sufficient liquidity in its securities when such shareholders wish to sell their shares.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR BFAC CLASS A ORDINARY SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO BFAC’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SHAREHOLDER MEETING. YOU MAY TENDER YOUR SHARES BY EITHER TENDERING OR DELIVERING YOUR BFAC CLASS A ORDINARY SHARES (AND SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS) TO THE TRANSFER AGENT OR BY TENDERING OR DELIVERING YOUR BFAC CLASS A ORDINARY SHARES (AND SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS) ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

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The holders of BFAC’s Class B Ordinary Shares issued prior to the IPO (the “Founder Shares”) and BFAC’s officers and directors have agreed, subject to applicable securities laws, to vote any BFAC Ordinary Shares owned by them, including the Founder Shares, in favor of the proposals presented at the Shareholder Meeting, and have agreed to waive their redemption rights with respect to any BFAC Ordinary Shares owned by them in connection with this Shareholder Meeting. As of the date of the accompanying proxy statement/prospectus, the holders of the Founder Shares collectively hold approximately 70.1% of the issued and outstanding BFAC Ordinary Shares. As a result, it is expected that the proposals will be approved even if no holders of Public Shares vote in favor of such proposals.

The accompanying proxy statement/prospectus contains important information about the Shareholder Meeting, the Business Combination and the proposals described above. Whether or not you plan to attend the Shareholder Meeting, BFAC urges you to read this material carefully and vote your shares.

The accompanying proxy statement is dated [•], 2024 and is first being mailed to shareholders on or about that date.

By Order of the Board of Directors of Battery Future Acquisition Corp.

Fanghan Sui
Chief Executive Officer and Director

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FREQUENTLY USED TERMS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires:

“Acquisition Merger” means the merger of Merger Sub 2 with and into the Company on the Closing Date immediately following the Reorganization Merger, with the Company being the surviving corporation of the Acquisition Merger and becoming a wholly owned subsidiary of Pubco.

“ASC” means the FASB’s Accounting Standards Codification.

“BFAC” means Battery Future Acquisition Corp., a Cayman Islands exempted company.

“BFAC Charter” means BFAC’s Fourth Amended and Restated Memorandum and Articles of Association, as amended.

“BFAC Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of BFAC.

“BFAC Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of BFAC.

“BFAC Founder Shares” means the BFAC Class B Ordinary Shares issued prior to the IPO.

“BFAC Ordinary Shares” means the BFAC Class A Ordinary Shares and BFAC Class B Ordinary Shares, collectively.

“BFAC Warrants” means the warrants issued in the IPO, each subject to the Warrant Agreement, dated December 14, 2021, by and between BFAC and Continental Stock Transfer & Trust Company, as warrant agent.

“BFAC Units” means the units of BFAC, which consist of one Public Share and one-half of one BFAC Warrant.

“Business Combination” or “Transactions” means the transactions contemplated by the Business Combination Agreement, including without limitation the Mergers.

“Business Combination Agreement” means that certain Agreement and Plan of Merger, by and among BFAC, the Company, Pubco and the Merger Subs, as the same may be amended from time to time, attached to this proxy statement/prospectus as Annex A.

“Business Combination Proposal” means the proposal to be considered at the Shareholder Meeting to approve the Business Combination.

“Cayman Companies Act” means the Companies Act (Revised) of the Cayman Islands, as amended from time to time.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date on which the Closing occurs.

“Company” means Class Over Inc., a Delaware corporation.

“Company Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

“Company Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Company.

“Company Common Stock” means the Company Class A Common Stock and Company Class B Common Stock, collectively.

“Company Stock Rights” means the options, warrants and other rights to purchase or convert or exchange into Company Stock.

“Company Stockholders” means the stockholders of the Company prior to the Closing.

“Condition Precedent Proposal” means the Business Combination Proposal, the Pubco Organizational Document Advisory Proposals and the NYSE Proposal.

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“Continental” means Continental Stock Transfer & Trust Company, trustee of the Trust Account, warrant agent of the BFAC Warrants and transfer agent of the BFAC Ordinary Shares.

“Dissenting Holders” means holders of Company Stock who have not voted in favor of the Transactions and perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL or holders of BFAC Class A Class A Ordinary Shares that have not voted in favor of the Transactions and not withdrawn a demand for appraisal rights pursuant to Section 238 of the Companies Act.

“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) bonds, debentures, notes or other Indebtedness having the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) on any matters on which stockholders of the Person, in their capacity as such, would have the right to vote (“Voting Debt”), (iii) any securities of such Person convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (iv) any warrants, calls, subscriptions, options or other rights (including preemptive rights) to subscribe for, purchase or acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock, Voting Debt or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock, Voting Debt or other voting securities of, or other ownership interests in, such Person, or (v) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities, profit participation, equity-based awards, or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, such Person or any business, products or assets of such Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FASB” means the Financial Accounting Standards Board.

“Founder Shares” mean the BFAC Class B Ordinary Shares issued prior to the IPO;

“Insiders” means the holders of the Founder Shares and each of the directors and officers of BFAC.

“IPO” means the initial public offering BFAC consummated on December 17, 2021.

“IPO Registration Statement” means the Registration Statement on Form S-1 filed with the SEC on November 26, 2021, as amended, and declared effective on December 14, 2021 (File No. 333-261373).

“Lockup Agreements” means the agreements to be entered into by certain securityholders of the Company restricting such holders right to sell their Pubco securities as provided for in such agreements.

“Mergers” means the Reorganization Merger and the Acquisition Merger, collectively.

“Merger Sub 1” means BFAC Merger Sub 1 Corp., a Delaware corporation and wholly-owned subsidiary of Pubco.

“Merger Sub 2” means BFAC Merger Sub 2 Corp., a Delaware corporation and wholly-owned subsidiary of Pubco.

“Nasdaq” means the Nasdaq Stock Market LLC.

“NYSE” means the New York Stock Exchange.

“Person” means any individual, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind.

“PIPE Agreement” means the securities purchase agreement executed by the PIPE Investor in connection with the PIPE Financing.

“PIPE Financing” means the private financing of up to   5,000 shares of Series B  Pubco preferred stock for up to $5 million. Of such shares, (i) 2,400 shares shall be issued upon consummation of the Business Combination, (ii) up to 1,600 shares shall be issued upon exercise of certain warrants to purchase shares of Series B Pubco Preferred Stock (the “First Preferred Warrants”), which the PIPE Investor may exercise at any time on or after the issuance date; provided that, subject to the satisfaction of certain conditions, Pubco has the right to force the exercise of such First Preferred Warrants at any time on or after 60 trading days after the consummation of the Business Combination and (iii) up to 1,000 shares shall be issued upon exercise of certain warrants to purchase shares of Series B Pubco Preferred Stock (the “Second Preferred Warrants”, and collectively with the First Preferred Warrants, the “Preferred Warrants”), which the PIPE Investor may exercise at any time on or after the 6-month anniversary of the consummation of the Business Combination.

“PIPE Investor” means the investor in the PIPE Financing.

“Pubco” means Classover Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of BFAC, which, following the Closing, will wholly own each of BFAC and the Company.

“Public Shares” means the BFAC Class A Ordinary Shares sold in the IPO.

“Public Shareholders” means holders of the Public Shares.

“Record Date” means [•], 2024, the record date for the Shareholder Meeting.

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“Registration Statement” means the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, as the same may be amended from time to time.

“Reorganization Merger” means the merger of Merger Sub 1 with and into BFAC on the Closing Date, of which BFAC will be the surviving corporation and a wholly owned subsidiary of Pubco.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Meeting” means the extraordinary general meeting of BFAC, currently scheduled for [•], 2024, where holders of BFAC Ordinary Shares will be asked to consider and vote upon the Business Combination Proposal, among other proposals, and to approve the Business Combination and adopt the Business Combination Agreement.

 “U.S. GAAP” means the accounting principles generally accepted in the United States of America.

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TRADEMARKS

The Company has proprietary rights to certain of the trademarks and trade names used in this proxy statement/prospectus. This proxy statement/prospectus also contains trademarks, service marks, copyrights and trade names of other companies, which are the property of their respective owners. Pubco, BFAC and the Company do not intend their use or display of other companies’ trademarks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of Pubco, BFAC or the Company by any other company. Solely for convenience, our trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that Pubco, BFAC or the Company will not assert, to the fullest extent under applicable law, its rights or the right of the applicable licensor to these trademarks and trade names.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus includes industry position and industry data and forecasts that Pubco, BFAC and the Company obtained or derived from internal company reports, independent third-party publications and other industry data. Some data are also based on good faith estimates, which are derived from internal company analyses or review of internal company reports as well as the independent sources referred to above.

Statements as to industry position are based on market data currently available. While none of Pubco, BFAC or the Company are aware of any misstatements regarding the industry data presented herein, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this proxy statement/prospectus.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include, among other things, statements about the parties’ ability to close the Business Combination, the timing of the Closing, the anticipated benefits of the Business Combination, and the financial conditions, results of operations, earnings outlook and prospects of Pubco, BFAC and the Company during the period following the consummation of the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would,” “will,” “seek,” “target,” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on information available as of the date of this proxy statement/prospectus and on the current expectations, forecasts and assumptions of the management of Pubco, BFAC and the Company, involve a number of judgments, risks and uncertainties, and are inherently subject to changes in circumstances and their potential effects and speak only as of the date of such statements. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks and uncertainties that may cause actual results or performance to be materially different from those expressed, contemplated or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by BFAC and the following:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;
•

the inability to consummate the Business Combination, including due to any failure to obtain approval of the BFAC stockholders or Company stockholders or other conditions to the Closing in the Business Combination Agreement;

•	delays in obtaining, or the inability to obtain, any necessary regulatory approvals required to complete the Business Combination;
•	the inability to obtain, or maintain, the listing of the Pubco Class B Common Stock and Pubco Warrants on Nasdaq following the Business Combination;
•	costs related to the Business Combination;
•	the Company’s ability to execute its business model, including market acceptance of its products;
•	risks related to the Company’s limited operating history;
•	the Company’s financial and business performance, including financial projections and business metrics and any underlying assumptions thereunder;
•	changes in the Company’s strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects and plans;
•	the Company’s ability to attract and retain a large number of customers;
•	the Company’s future capital requirements and sources and uses of cash;
•	the Company’s ability to attract and retain key personnel;
•	the Company’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;
•	changes in applicable laws or regulations; and
•	the possibility that Pubco, the Company or BFAC may be adversely affected by other economic, business, and/or competitive factors.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by the management of Pubco, BFAC or the Company prove incorrect, actual results may vary in material respects from those projected in or contemplated by these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to Pubco, BFAC or the Company or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, none of Pubco, BFAC or the Company undertakes any obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

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QUESTIONS AND ANSWERS ABOUT THE BFAC SHAREHOLDER PROPOSALS

The questions and answers below highlight only selected information from this document and only briefly address certain commonly asked questions about the proposals to be presented at the Shareholder Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to BFAC shareholders. Shareholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and other documents referred to herein, to fully understand the proposals to be presented at the Shareholder Meeting and the voting procedures for the Shareholder Meeting.

Q: Why am I receiving this proxy statement/prospectus?

A: You are receiving this proxy statement/prospectus in connection with the Shareholder Meeting. BFAC is holding the Shareholder Meeting to consider and vote upon the proposals described below. Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

BFAC’s shareholders are being asked to consider and vote upon the Business Combination Proposal to approve the Business Combination Agreement and the Business Combination contemplated thereby. The Business Combination Agreement provides that, among other things, upon the Closing, Merger Sub 1 will merge with and into BFAC in the Reorganization Merger, with BFAC being the surviving company of such Reorganization Merger and becoming a wholly owned subsidiary of Pubco, and, immediately thereafter and as part of the Closing, Merger Sub 2 will merge with and into the Company in the Acquisition Merger, with the Company being the surviving company of such Acquisition Merger and also becoming a wholly owned subsidiary of Pubco.

Pursuant to the Business Combination Agreement, at the Effective Time, (i) each BFAC Ordinary Share issued and outstanding will be automatically converted into the right to receive one share of Pubco Class B Common Stock and (ii) all Company Common Stock issued and outstanding immediately prior to the Effective Time, other than (a) Company Stock held in treasury by the Company or its wholly owned subsidiaries, as applicable, and (b) those shares of Company Common Stock owned by a Dissenting Holder, will be automatically converted into the right to receive an aggregate of 6,535,014 shares of Pubco Class A Common Stock, 5,964,986 shares of Pubco Class B Common Stock and 1,000,000 shares of Pubco Preferred Stock (designated as Series A). For the avoidance of doubt, any consideration attributable to Dissenting Holders shall not be issued and shall not be included in the aggregate merger consideration amounts.

In accordance with the Business Combination Agreement, the parties agreed to use commercially reasonable efforts to solicit PIPE Investors to enter into subscription agreements on terms approved by each of BFAC and the Company.  On November 22, 2024, the parties entered into the PIPE Agreement with the PIPE Investor pursuant to which such investor will purchase preferred stock of Pubco in an aggregate amount of up to $5 million, as described in more detail in the section titled “Description of Pubco Securities.”

For the avoidance of doubt, at the Effective Time, each BFAC Unit that is outstanding immediately prior to the Effective Time will be automatically separated into one Public Share and one-half of one BFAC Warrant, and each whole outstanding BFAC Warrant will automatically be converted into a Pubco Warrant. No fractional Pubco Warrants will be issued.

BFAC’s shareholders are also being asked to consider and vote upon the Business Combination Proposal, the Pubco Organizational Document Advisory Proposals, the NYSE Proposal and the Adjournment Proposal, each as described in more detail below.

Q: What is the expected per share value of the cash consideration to be received by Pubco in the Business Combination?

A: As described in the sections entitled “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination,” and “— What happens if a substantial number of Public Shareholders exercise their redemption rights?”, the net cash to the balance sheet of Pubco and the total number of shares of Pubco Stock outstanding immediately following the Closing will depend upon the extent to which BFAC Public Shareholders exercise their redemption rights. Although the parties to the Business Combination have deemed the value of the Pubco Common Stock to be issued in the Reorganization Merger to be equal to per share amount held in the Trust Account, the cash value per share of the Pubco Common Stock and the trading price of Pubco Common Stock following the Business Combination could be substantially less than such amount.

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Set forth below is a calculation of the estimated net cash to be received by Pubco from the Trust Account in a no redemption scenario, 25% redemption scenario, 75% redemption scenario, and the 100% redemption scenario. Such calculations are based upon cash held in the Trust Account as of  September 30, 2024 of approximately $11.36 per Public Share (rounded to the nearest cent).The total number of shares outstanding in the table below gives effect to the issuance of 6,535,014 shares of Pubco Class A Common Stock, 5,964,986 shares of Pubco Class B Common Stock and 1,000,000 shares of Pubco Preferred Stock (designated as Series A) on an as-converted basis issuable to the Company Stockholders as consideration for their Company Stock in the Business Combination. The calculations do not assume the receipt of any debt or equity financing in connection with the Closing, including the PIPE Financing, or the issuance of any Pubco Common Stock under the 2024 Incentive Plan or upon issuance of any Pubco Warrants.

	Assuming No Redemption(1)	Assuming 25% Redemption(2)	Assuming 75% Redemption(3)	Assuming 100% Redemption(4)
BFAC Ordinary Shares Not Redeemed	3,683,125	2,762,343	920,781	—
Gross Cash Proceeds of Trust Account at $11.36 per Share	$41,876,683	$31,407,512	$10,469,171	$—
Total Shares Outstanding	26,783,125	25,863,343	24,020,781	23,100,000
Net Cash per Share of BFAC Ordinary Shares Outstanding	$1.56	$1.21	$0.44	$—

____________

(1)	This scenario assumes that no Public Shares are redeemed by Public Shareholders.
(2)	This scenario assumes that 920,782 Public Shares are redeemed by Public Shareholders.
(3)	This scenario assumes that 2,762,344 Public Shares are redeemed by Public Shareholders.
(4)	This scenario assumes that 3,683,125 Public Shares are redeemed by Public Shareholders.

Q: What are the specific proposals on which I am being asked to vote at the Shareholder Meeting?

A: BFAC shareholders are being asked to consider and vote on the following proposals:

1.

Shareholder Proposal No. 1 — Business Combination Proposal — a proposal, as a special resolution, to adopt and approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination (the “Business Combination Proposal”);

2.

Shareholder Proposal No. 2 — Pubco Organizational Document Advisory Proposals — proposals to approve the material differences between the BFAC Charter and the certificate of incorporation and bylaws of Pubco attached hereto as Annex B and Annex C to this proxy statement/prospectus, respectively, to be effective upon consummation of the Business Combination (the “Pubco Organizational Documents Advisory Proposals”):

(A) Authorized Capital Stock — To approve authorized capital stock of Pubco of 50,000,000 shares of Pubco Class A Common Stock, par value $0.0001 per share, 450,000,000 shares of Pubco Class B Common Stock, par value $0.0001 per share and 10,000,000 shares of preferred stock;

(B) Removal of Directors — To approve a provision that any or all of the directors of Pubco may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a 66 2/3% of the voting power of all then-outstanding shares of capital stock of Pubco entitled to vote generally in the election of directors, voting together as a single class;

(C) DGCL 203 Opt Out and Replacement — To approve a provision that Pubco will not be governed by Section 203 of the Delaware General Corporation Law, and instead, includes a provision that is substantially similar to Section 203, but excludes certain parties from the definition of “interested stockholder;”

(D) Stockholder Action by Written Consent — To approve a provision that any action required or permitted to be taken by the stockholders of Pubco must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders, provided that for so long as holders of Pubco Class A Common Stock own a majority of the total voting power of stock entitled to vote generally in election of directors, any action required or permitted to be taken by stockholders may be taken by written consent in lieu of a meeting;

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(E) Special Meetings of Stockholders — To approve a provision that special meetings of Pubco stockholders may be called only by or at the direction of the Pubco Board, the chairperson of the Pubco Board or the Chief Executive Officer of Pubco and may not be called by any stockholder, provided that for so long as Hui Luo owns a majority of the total voting power of stock entitled to vote generally in election of directors, special meetings may be called by or at the request of stockholders collectively holding a majority of the total voting power of stock entitled to vote generally in the election of directors;

(F) Amendment of the Charter — To approve a provision that amendment of the Pubco Charter generally requires the approval of the Pubco Board and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class, with the exception of certain provisions that would require the affirmative vote of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the company entitled to vote thereon, voting as a single class;

(G) Amendment of the Bylaws — To approve a provision expressly authorizing the Pubco Board to make, alter, amend or repeal the Pubco Bylaws by an affirmative vote of a majority of the Pubco Board. The Pubco Bylaws may also be adopted, amended, altered or repealed by the Pubco Stockholders representing at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of Pubco entitled to vote generally in the election of directors; and

(H) Provisions Related to Status as Blank Check Company — To approve the removal of all of the provisions applicable only to blank check companies;

3.

Shareholder Proposal No. 3 — NYSE Proposal — a proposal, as an ordinary resolution, to approve, for purpose of complying with NYSE Listing Rule 312.03, the issuance of shares in connection with the Business Combination and PIPE Financing (the “NYSE Proposal”);

4.

Shareholder Proposal No. 4 — Adjournment Proposal — a proposal, as an ordinary resolution, to adjourn the Shareholder Meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Shareholder Meeting, there are insufficient BFAC Ordinary Shares in the capital of BFAC represented (either in person virtually or by proxy) to constitute a quorum necessary to conduct business at the Shareholder Meeting or at the time of the Shareholder Meeting to approve the Business Combination Proposal or the NYSE Proposal, (ii) if the holders of shares of Public Shares (as defined below) have elected to redeem an amount of shares in connection with the Business Combination Proposal such that the shares of Pubco Common Stock would not be approved for listing on the NYSE, NYSE American or any other national securities exchange or (iii) if BFAC and Pubco mutually determine that additional time is required to consummate the Business Combination (the “Adjournment Proposal”).

For more information, please see “Shareholder Proposal No. 1: The Business Combination Proposal”, “Shareholder Proposal No. 2: The Pubco Organizational Document Advisory Proposals”, “Shareholder Proposal No. 3: The NYSE Proposal” and “Shareholder Proposal No. 4: The Adjournment Proposal.”

After careful consideration, the BFAC Board has unanimously determined that the foregoing proposals are advisable and in the best interests of BFAC and its shareholders and unanimously recommends that you vote “FOR” or give instruction to vote “FOR” each of these proposals.

The existence of financial and personal interests of BFAC’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of BFAC and its shareholders and what may be best for an officer’s or director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections entitled “Shareholder Proposal No. 1: The Business Combination Proposal — Interests of BFAC’s Directors and Officers and Others in the Business Combination” and “Beneficial Ownership of Securities” for a further discussion of these considerations.

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THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q: Are the proposals conditioned on one another?

A: The Business Combination Proposal, Pubco Organizational Document Advisory Proposals and the NYSE Proposal are conditioned on the approval and adoption of each of the other proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal. The Adjournment Proposal will only be put forth for a vote if BFAC and the Company mutually determine that additional time is required to consummate the Business Combination. If the Adjournment Proposal is put forth for a vote, none of the other proposals will be presented.

Q: Why is BFAC proposing the Business Combination Proposal?

A: BFAC is a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. In its review of the Company, the BFAC Board considered a variety of factors weighing positively and negatively in connection with the Business Combination. After careful consideration, the BFAC Board has determined that the positive factors outweighed the negative factors and that the Business Combination presents an attractive business combination opportunity and is in the best interests of Public Shareholders. The BFAC Board believes that, based on its review and consideration, the Business Combination with the Company presents an opportunity to increase shareholder value. However, there can be no assurance that the anticipated benefits of the Business Combination will be achieved. Approval of the Business Combination by holders of BFAC Ordinary Shares is required by the Business Combination Agreement and the BFAC Charter.

Q: What will happen in the Business Combination?

A: Pursuant to the terms of the Business Combination Agreement, BFAC and the Company will complete a business combination, which will be effected through the merger of Merger Sub 1 with and into BFAC, with BFAC being the surviving company of such Reorganization Merger and continuing in existence as a wholly owned subsidiary of Pubco, and the merger of Merger Sub 2 with and into the Company, with the Company being the surviving company of such Acquisition Merger and continuing in existence as a wholly owned subsidiary of Pubco. For information on how the Business Combination will affect the securities of BFAC, Pubco and the Company, please see “— Why am I receiving this proxy statement/prospectus?” above and “Proposal No. 1: The Business Combination” below.

Q: What happens if a substantial number of Public Shareholders exercise their redemption rights?

A: Public Shareholders may vote “FOR,” “AGAINST” or not vote at all on the Business Combination and still exercise their redemption rights. In addition, there is no minimum cash condition to the closing of the Business Combination. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are reduced substantially as a result of redemptions by Public Shareholders.

Given the contemplated PIPE Financing and the Pubco Common Stock to be issued in the Acquisition Merger, the current shareholders of BFAC will beneficially own a lesser percentage of Pubco after Closing than they own of BFAC now. The Public Shareholders who do not redeem their Public Shares may experience dilution from several additional sources to varying degrees in connection with and after the Business Combination. Additionally, Pubco following the Closing may determine, subject to the receipt of any shareholder or stock exchange approvals that may be required, to issue more Pubco Common Stock or other equity securities of equal or senior rank in connection with privately negotiated transactions following the consummation of the Business Combination.

The issuance of Pubco Common Stock (or other equity securities of equal or senior rank) could have the following effects for holders of Public Shares who elect not to redeem their shares:

•	your ownership interest in Pubco following the Closing compared to your ownership interest in BFAC now will decrease;

•	the relative voting strength of the previously outstanding BFAC Ordinary Shares following the Business Combination will be diminished; and/or

•	the market price of the Pubco Common Stock may decline.

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The tables below show the anticipated ownership of Pubco upon completion of the Business Combination, along with other potential sources of dilution. The tables show the potential impact of redemptions on the share ownership by non-redeeming shareholders in (i) a no redemption scenario, (ii) 25% redemption scenario, (iii) 75% redemption scenario, and (iv) 100% redemption scenario. The information in the tables below has been rounded to the nearest whole number or the nearest decimal. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column in the below table. In addition, certain percentages presented in the tables below reflect calculations based upon the underlying information prior to rounding and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers or may not sum due to rounding. “Pro Forma Book Value” amounts set forth in the table below are calculated by subtracting total liabilities from total assets in each redemption scenario. “Dilution in Book Value Per Share to Class A Public Shareholders at Closing as Compared to Initial Public Offering Price of $10 per Share” set forth in the table below are calculated by subtracting pro forma book value per share in each redemption scenario from $10.00 per share. “Dilution in Book Value Per Share to Class A Public Shareholders at Closing as Compared to Redemption Price of $11.36 per Share as of September 30, 2024” set forth in the table below are calculated by subtracting pro forma book value per share in each redemption scenario from $11.36 per share.

	Assuming No Redemption (1)			Assuming 25% Redemption (2)			Assuming 75% Redemption (3)			Assuming 100% Redemption (3)
Common Shareholders	Ownership in Shares	% basic	% fully diluted	Ownership in Shares	% basic	% fully diluted	Ownership in Shares	% basic	% fully diluted	Ownership in Shares	% basic	% fully diluted
Holders of Class A Public Shares	3,683,125	14.3%	7.4%	2,762,343	11.1%	5.7%	920,781	4.0%	2.0%	-	0.0%	0.0%
Sponsor - Camel Bay, LLC	4,193,695	16.3%	8.5%	4,193,695	16.9%	8.6%	4,193,695	18.2%	9.0%	4,193,695	19.0%	9.2%
Sponsor - Battery Future Sponsor LLC	2,751,601	10.7%	5.5%	2,751,601	11.1%	5.7%	2,751,601	12.0%	5.9%	2,751,601	12.5%	6.0%
Sponsor affiliate - Pala Investments Limited	1,254,704	4.9%	2.5%	1,254,704	5.0%	2.6%	1,254,704	5.5%	2.7%	1,254,704	5.7%	2.8%
Sponsor affiliate - Cantor Fitzgerald & Co.	300,000	1.2%	0.6%	300,000	1.2%	0.6%	300,000	1.3%	0.6%	300,000	1.4%	0.7%
Sponsor affiliate - Roth Capital Partners, LLC	125,000	0.5%	0.3%	125,000	0.5%	0.3%	125,000	0.5%	0.3%	125,000	0.6%	0.3%
Exsisting Classover security holder - Founder - Hui Luo	6,535,014	25.3%	13.2%	6,535,014	26.3%	13.4%	6,535,014	28.4%	14.0%	6,535,014	29.6%	14.3%
Exsisting Classover security holder - the remaining shareholders	1,531,864	5.9%	3.1%	1,531,864	6.2%	3.2%	1,531,864	6.7%	3.3%	1,531,864	6.9%	3.4%
Exsisting Classover security holder - convertible noteholders	4,433,122	17.2%	8.9%	4,433,122	17.8%	9.1%	4,433,122	19.3%	9.5%	4,433,122	20.1%	9.7%
Shares to be issued to BFAC's advisor - Cohen & Company	350,000	1.4%	0.7%	350,000	1.4%	0.7%	350,000	1.5%	0.8%	350,000	1.6%	0.8%
Shares to be issued to BFAC's advisor - Ringroad Corp.	625,000	2.4%	1.3%	625,000	2.5%	1.3%	625,000	2.7%	1.3%	625,000	2.8%	1.4%
Pro Forma Pubco Common Shares at Closing	25,783,125	100.0%		24,862,343	100.0%	51.2%	23,020,781	100.0%	49.4%	22,100,000	100.0%	48.5%
Pro Forma Book Value Amount	$39,543,033			$29,074,121			$8,135,780			$2,333,391
Pro Forma Book Valule Per Share	$1.53			$1.17			$0.35			$0.11
Difference between Book Value Per Share to Class A Public Shareholders at Closing and Initial Public Offering Price of $10 per Share	$8.47			$8.83			$9.65			N/A
Difference between Book Value Per Share to Class A Public Shareholders at Closing and Redemption Price of $11.37 per Share as of September 30, 2024	$9.84			$10.20			$11.02			N/A

	Assuming no redemption (1)		Assuming 25% redemption (2)		Assuming 75% redemption (3)		Assuming 100% redemption (4)
Potential Dilution Sources	Ownership in Shares		Ownership in Shares	% fully diluted	Ownership in Shares	% fully diluted	Ownership in Shares	% fully diluted
2024 Incentive Plan	3,968,098	8.0%	3,888,030	8.0%	3,727,894	8.0%	3,647,826	8.0%
PIPE financing	500,000	1.0%	500,000	1.0%	500,000	1.1%	500,000	1.1%
BFAC public warrants (5)	17,250,000	34.8%	17,250,000	35.5%	17,250,000	37.0%	17,250,000	37.8%
Camel Bay Working Capital Warrants (6)	1,100,000	2.2%	1,100,000	2.3%	1,100,000	2.4%	1,100,000	2.4%
Preferred shares to be issued at closing as part of consideration to Classover shareholders	1,000,000	2.0%	1,000,000	2.1%	1,000,000	2.1%	1,000,000	2.2%
Total Additional Dilution Sources	23,818,098	48.0%	23,738,030	48.8%	23,577,894	50.6%	23,497,826	51.5%
Total Pro Forma Fully Diluted Shares Outstanding	49,601,223	48.0%	48,600,373	100.0%	46,598,675	100.0%	45,597,826	100.0%

____________

(1)	This scenario assumes that no Public Shares are redeemed by Public Shareholders.
(2)	This scenario assumes that 920,782 Public Shares are redeemed by Public Shareholders.
(3)	This scenario assumes that 2,762,344 Public Shares are redeemed by Public Shareholders.
(4)	This scenario assumes that 3,683,125 Public Shares are redeemed by Public Shareholders.
(5)

Including an aggregate of 17,250,000 shares of Pubco Class B Common Stock to be issued upon exercise of the outstanding BFAC Warrants which will become Pubco Warrants upon consummation of the Business Combination. The fair market value of BFAC Warrants is $345,000 as of September 30, 2024, based on the trading price of the warrants on such date.

(6)

Represents warrants that may be issued to Camel Bay. In connection with Camel Bay’s sponsorship and management of BFAC, on April 1, 2024 and June 25, 2024, Camel Bay made available to BFAC loans in an aggregate principal amount of $1,100,000 for working capital purposes. The loans are evidenced by promissory notes which are non-interest bearing and payable upon the consummation by BFAC of an initial business combination such as the Business Combination. Upon consummation of such a business combination, Camel Bay will have the option, but not the obligation, to convert the outstanding principal balance of the promissory notes, in whole or in part, into BFAC Warrants, with each such BFAC Warrant entitling the holder to purchase one share of BFAC Class A common stock at an exercise price of $11.50 per share.

The Insiders, the Company and/or their directors, officers, advisors or respective affiliates, may purchase Public Shares from Public Shareholders in privately negotiated transactions or in the open market prior to or following the completion of the Business Combination. If such purchases are made, the public “float” of Public Shares (prior to the Closing) or the Pubco Common Stock (following the Closing) and the number of beneficial holders of BFAC Ordinary Shares (prior to the Closing) or the Pubco Common Stock (following the Closing) may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of such securities on Nasdaq or another national securities exchange or reducing the liquidity of the trading market for such securities.

Q: Did the BFAC Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A: No. The BFAC Board determined it was not necessary to obtain a third-party valuation or fairness opinion given the due diligence it conducted in consultation with its financial and legal advisors and the expertise of its management team. The officers and directors of BFAC have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries. The BFAC officers and directors used their collective experience and concluded that the valuation ascribed to the Company in the Business Combination was adequately substantiated.

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Q: By what date must BFAC complete a business combination?

A: BFAC is a special purpose acquisition company formed as a Cayman Islands exempted company for the purpose of effecting an initial business combination with one or more businesses. Pursuant to the BFAC Charter, BFAC must consummate a business combination by June 17, 2025, unless BFAC’s shareholders approve an amendment to the BFAC Charter providing BFAC with additional time to complete a business combination.

Q: How are the funds in the Trust Account currently being held?

A: The Trust Account is located in the United States, with Continental acting as trustee. The funds are currently held in demand deposit accounts.

Q: What happens to the funds deposited in the Trust Account after completion of the Business Combination?

A: After completion of the Business Combination, the funds in the Trust Account will be used to pay holders of Public Shares who exercise redemption rights and to pay transaction expenses in an amount currently anticipated to be approximately $[•] million, with the balance being used for working capital of Pubco. Accordingly, if the maximum number of Public Shares are redeemed in connection with the Business Combination, Pubco is anticipated to have approximately $____ available to it from the Trust Account and other financing transactions being undertaken in connection with the Business Combination; alternatively, if no Public Shares are redeemed in connection with the Business Combination, Pubco is anticipated to have approximately $____ available to it from the Trust Account and other financing transactions being undertaken in connection with the Business Combination.

On [•], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, the redemption price per share would have been approximately $[•], based on the aggregate amount on deposit in the Trust Account of approximately $[•] as of [•], 2024 (net of taxes paid and payable), divided by the total number of then outstanding Public Shares. The redemption price per share may increase between [•], 2024 and the date that is two business days prior to the Shareholder Meeting due to any interest that accrues on the amount on deposit in the Trust Account prior to such date, although we expect the redemption price two business days prior to the Shareholder Meeting will be approximately the same as the amount set forth above. These funds will not be released until the earlier of the completion of a business combination or BFAC’s liquidation.

Q: What conditions must be satisfied to complete the Business Combination?

A: Pursuant to the terms of the Business Combination Agreement, and subject to applicable law, the consummation of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement including, among others, receipt of the requisite shareholder approvals contemplated by this proxy statement/prospectus. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “Shareholder Proposal No. 1: The Business Combination Proposal — Business Combination Agreement — Conditions to Closing.”

Q: When do you expect the Business Combination to be completed?

A: It is currently expected that the Business Combination will be completed in the second half of 2024. This timing depends, among other things, on the approval of the proposals to be presented at the Shareholder Meeting. However, such meeting could be adjourned if the Adjournment Proposal is adopted at the Shareholder Meeting and BFAC elects to adjourn the Shareholder Meeting to a later date or dates if BFAC and the Company mutually determine that additional time is required to consummate the Business Combination.

Q: Why is BFAC proposing the Pubco Organizational Document Advisory Proposals?

A: The BFAC Charter contains various provisions that will not be applicable to Pubco following consummation of the Business Combination, including the provisions related to BFAC’s status as a blank check company. Removal of these provisions is desirable because they will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement for BFAC to dissolve and liquidate if a business combination is not completed within a certain period of time. In addition, pursuant to the Business Combination Agreement, BFAC and the Company have mutually determined that the authorized share capital of Pubco will be different from that of BFAC prior to the Business Combination. Such changes will be reflected in the proposed Pubco Charter to be adopted in connection with the Closing, which BFAC shareholders may vote upon on a non-binding advisory basis. For more information, see the section entitled “Shareholder Proposal No. 2: The Pubco Organizational Document Advisory Proposals”.

Q: How will the classes of Pubco Common Stock vote in the future?

A. Pursuant to the Business Combination Agreement, (i) each BFAC Ordinary Share issued and outstanding will be automatically converted into the right to receive one share of Pubco Class B Common Stock and (ii) all Company Common Stock issued and outstanding immediately prior to the Effective Time, other than (a) Company Stock held in treasury by the Company or its wholly owned subsidiaries, as applicable, and (b) those shares of Company Common Stock owned by a Dissenting Holder, will be automatically converted into the right to receive an aggregate of 6,535,014 shares of Pubco Class A Common Stock, 5,964,986 shares of Pubco Class B Common Stock and 1,000,000 shares of Pubco Preferred Stock (designated as Series A). Pubco Class A Common Stock will have twenty-five votes per share and Pubco Class B Common Stock will have one vote per share. Accordingly, following consummation of the Business Combination, the BFAC equityholders will beneficially own approximately 6.0% of the combined voting power of Pubco Common Stock and the holders of the Pubco Class A Common Stock (including Hui Luo, the founder and Chief Executive Officer of Classover and who will serve as the Chief Executive Officer of Pubco upon consummation of the Business Combination) will beneficially own 80.0% of the combined voting power of Pubco Common Stock, assuming no redemptions by Public Shareholders. As a result, following consummation of the Business Combination, Pubco will be a “controlled company” as defined in the corporate governance rules of Nasdaq and Ms. Luo will have the ability to determine all matters requiring shareholder approval following the Business Combination.

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Q: Why is BFAC proposing the NYSE Proposal?

A: Pursuant to NYSE Listing Rule 312.03, when a NYSE-listed company proposes to issue common stock, shareholder approval is required if the number of shares to be issued are or will be upon issuance equal to 20% or more of the company's outstanding shares of common stock before the issuances. Although the parties are seeking to list the securities on Nasdaq upon consummation of the Business Combination, BFAC is proposing the NYSE Proposal since BFAC is currently listed on NYSE.

For more information, see the section entitled “Shareholder Proposal No. 3: The NYSE Proposal.”

Q: Why is BFAC proposing the Adjournment Proposal?

A: Public Shareholders are also being asked to consider and vote upon the Adjournment Proposal to approve the adjournment of the Shareholder Meeting to a later date or dates if BFAC and the Company determine, among other things, that more time is necessary to consummate the Business Combination for any reason. For more information, see the section entitled “Shareholder Proposal No. 4: The Adjournment Proposal.”

Q: When and where will the Shareholder Meeting be held?

A: The Shareholder Meeting will be held on [•], 2024, at [•] [a.m./p.m.], Eastern Time, as a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned. Only shareholders who hold BFAC Ordinary Shares at the close of business on the Record Date will be entitled to vote at the Shareholder Meeting.

You can participate in the meeting, vote and submit questions via live webcast by visiting https://www. /[•]. Please see “— How do I attend the virtual Shareholder Meeting?” for more information.

Q: Who is entitled to vote at the Shareholder Meeting?

A: BFAC has fixed [•], 2024 as the Record Date. If you are a shareholder of BFAC at the close of business on the Record Date, you are entitled to vote on matters that come before the Shareholder Meeting.

Q: How do I vote?

A: If you were a holder of record of BFAC Ordinary Shares on the Record Date, you may vote with respect to the proposals electronically, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

•

Voting by Mail. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Shareholder Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Shareholder Meeting so that your shares will be voted if you are unable to attend the Shareholder Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by 5:00 p.m., Eastern Time, on [•], 2024.

•	Voting Electronically. You may attend and vote at the Shareholder Meeting by visiting https://[•] and entering the control number found on your proxy card or notice included in the proxy materials.

Shareholders who hold their investments through a broker, bank or other nominee should follow the directions provided by their broker, bank or other nominee to vote their BFAC Ordinary Shares. For more information, see “— If my shares are held in ‘street name,’ will my broker, bank or nominee automatically vote my shares for me?”

Q: How do I attend the virtual Shareholder Meeting?

A: If you are a registered shareholder as of the Record Date, you will receive a proxy card from Continental, acting as transfer agent. The form contains instructions on how to attend the virtual Shareholder Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact [•] at [•], or email at [•].

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You can pre-register to attend the virtual Shareholder Meeting starting [•], 2024, at 9:00 a.m., Eastern Time (two business days prior to the meeting date). Enter the URL address into your browser https://[•], enter your control number, name and email address. Once you pre-register, you can vote or enter questions in the chat box. At the start of the Shareholder Meeting, you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the Shareholder Meeting.

If you do not have access to Internet, you can listen only to the meeting by dialing [•] (or [•] if you are located outside the United States and Canada (standard rates apply)) and when prompted enter the pin number [•]#. Please note that you will not be able to vote or ask questions at the Shareholder Meeting if you choose to participate telephonically.

Shareholders who hold their investments through a broker, bank or other nominee will need to contact Continental to receive a control number to attend the virtual Shareholder Meeting. If you plan to vote at the Shareholder Meeting, you will need to have a legal proxy from your bank or broker or, if you would like to join and not vote, Continental will issue you a guest control number with proof of ownership. In either case you must contact Continental for specific instructions on how to receive the control number. Continental can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.

Q: If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A: If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the directions provided by your broker, bank or other nominee to submit a voting instruction card or otherwise communicate your voting instructions to your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to BFAC or by voting online at the Shareholder Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Under the rules of the New York Stock Exchange, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that NYSE determines to be “non-routine” without specific instructions from the beneficial owner. The Business Combination Proposal, the Pubco Organizational Document Advisory Proposals and the NYSE Proposal are “non-routine” matters and therefore, brokers are not permitted to exercise their voting discretion with respect to these proposals.

If you hold your shares of BFAC in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Business Combination Proposal, the Pubco Organizational Document Advisory Proposals and the NYSE Proposal. Accordingly, your bank, broker, or other nominee can vote your shares on the Business Combination Proposal, the Pubco Organizational Document Advisory Proposals and the NYSE Proposal at the Shareholder Meeting only if you provide instructions on how to vote. You should instruct your broker to vote your shares as soon as possible in accordance with directions you provide. If your broker does not vote, it will have no effect on the Business Combination Proposal, the Pubco Organizational Document Advisory Proposals and the NYSE Proposal or the Adjournment Proposal. However, if your broker does not vote, your shares will not be counted as present for the purposes of establishing a quorum.

Q: What proposals must be passed in order for the Business Combination to be completed?

A: The Business Combination will not be completed unless the Business Combination Proposal is approved. If BFAC does not complete a Business Combination by the date required by the BFAC Charter, BFAC is required to cease all operations except for the purpose of winding up, redeeming out of funds lawfully available therefor all then outstanding Public Shares, and dissolve and liquidate, subject in each case to BFAC’s obligations under the Cayman Companies Act to provide for claims of creditors and other requirements of applicable law.

Q: How does the BFAC Board recommend that I vote?

A: The BFAC Board unanimously recommends that BFAC’s shareholders entitled to vote on the proposals vote as follows:

•	“FOR” approval of the Business Combination Proposal;
•	“FOR” approval of each of the Pubco Organizational Document Advisory Proposals;
•	“FOR” approval of the NYSE Proposal; and
•	“FOR” approval of the Adjournment Proposal, if presented.

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Q: How many votes do I have?

A: Public Shareholders have one vote per each BFAC Ordinary Share held by them on the Record Date for each of the proposals to be voted upon.

Q: How do the BFAC Insiders intend to vote?

 A: The Insiders have agreed, subject to applicable securities laws, to vote any BFAC Ordinary Shares owned by them in favor of all of the proposals presented at the Shareholder Meeting. The Insiders also have agreed to waive their redemption rights with respect to any BFAC Ordinary Shares owned by them in connection with the Shareholder Meeting. On the Record Date, the Insiders beneficially owned and were entitled to vote an aggregate of 8,625,000 BFAC Ordinary Shares, representing approximately 70.1% of BFAC’s issued and outstanding BFAC Ordinary Shares. As a result, it is expected that the proposals will be approved even if no holders of Public Shares vote in favor of such proposals.

Q: What interests do the Insiders, including BFAC’s officers and directors, have that are different than the Public Shareholders?

A: When you consider the recommendation of the BFAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Insiders, including BFAC’s directors and executive officers, and their respective affiliates have interests in such proposal that are different from, or in addition to, those of Public Shareholders generally. These interests include, among other things, the interests described below:

•	the fact that the Insiders and BFAC’s officers and directors have certain economic interests in the Business Combination including:

○

the Founder Shares were initially purchased for an aggregate of $25,000. The Insiders have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares they hold in connection with the Business Combination and to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if the Business Combination is not approved and BFAC fails to complete a business combination within the required time period. No consideration was provided to the Insiders in exchange for this waiver. Accordingly, the Founder Shares would be worthless if the Business Combination or another business combination is not consummated within the required time period because the holders thereof are not entitled to participate in any redemption or liquidation distribution with respect to such shares. Such securities may have a significantly higher value at the time of the Business Combination, and if unrestricted and freely tradable would be valued at approximately $__ million based upon the closing price of $___ per BFAC Ordinary Share on NYSE on ______ 2024;

○

As of the date of this proxy statement/prospectus, there is an aggregate principal amount of $[•] of outstanding loans payable to Camel Bay, LLC, a Delaware limited liability company that is an investment firm and holds the majority of the Founder Shares and is assisting BFAC in consummating the Business Combination (“Camel Bay”). The loan is non-interest bearing and payable upon the consummation by BFAC of the Business Combination. Upon consummation of a Business Combination, Camel Bay will have the option, but not the obligation, to convert the principal balance of the note, in whole or in part, into Pubco Warrants;

○	As of the date of this proxy statement/prospectus, the Insiders had $[•] in aggregate out-of-pocket expenses to be repaid by BFAC;

○

the Insiders will lose their entire investment in BFAC and will not be reimbursed for any loans extended or out-of-pocket expenses incurred on BFAC’s behalf related to identifying, investigating, negotiating and completing an initial business combination if the Business Combination is not consummated within the required time period;

○

accordingly, based on the value of the securities and the amount of the loans and unreimbursed expenses as set forth above, the aggregate amount that the Insiders and BFAC’s officers and directors have at risk is approximately $__ million. Of this amount, the SPAC Sponsors have approximately $__ million at risk, comprised of the $25,000 IPO Sponsor invested to acquire its Founder Shares, the $___ Camel Bay invested pursuant to the Purchase Agreement, and the aggregate principal amount of $[•] of outstanding loans, each as detailed further in the section of this proxy statement/prospectus entitled “Information about BFAC – SPAC Sponsors”;

○	in addition, the Insiders can earn a positive rate of return on their investment, even if other BFAC shareholders experience a negative rate of return;

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•

the fact that pursuant to the Business Combination Agreement, BFAC has the right to designate one director to the Pubco Board post-Closing. Such director, in the future, may receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to its directors. BFAC has designated [•] to be a director on the Pubco Board post-Closing;

•

the fact that the Business Combination Agreement provides for the continued indemnification of BFAC’s existing directors and officers and/or requires Pubco to purchase, at or prior to the Closing, and maintain in effect for a period of six years after the Closing, a “tail” policy providing directors’ and officers’ liability insurance coverage for certain BFAC directors and officers after the Business Combination;

•

the fact that if the Trust Account is liquidated, including in the event BFAC is unable to complete an initial business combination within the required time period, Battery Future Sponsor LLC (the “IPO Sponsor”) has agreed to indemnify BFAC to ensure that the proceeds in the Trust Account are not reduced below $10.20 per Public Share, or such lesser per share amount as is in the Trust Account, by the claims of prospective target businesses with which BFAC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to BFAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•

the fact that if the Business Combination or another business combination is not consummated within the required time period, BFAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the BFAC Board, dissolving and liquidating.

The personal and financial interests of the Insiders as well as BFAC’s executive officers and directors may have influenced their motivation in identifying and selecting the Company as a business combination target, completing the Business Combination with the Company and influencing the operation of the business following the Business Combination. The existence of such financial and personal interests may result results in conflicts of interest on the part of such executive officers, directors and Insiders between what he, she, or they may believe is in the best interests of BFAC and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In considering the recommendations of the BFAC Board to vote for the proposals, its shareholders should consider these interests. See this section entitled “Shareholder Proposal No. 1: The Business Combination Proposal — Interests of BFAC’s Directors and Officers and Others in the Business Combination.”

In addition to the foregoing, BFAC’s officers and directors had fiduciary or contractual obligations to other entities while BFAC was seeking to locate a target business for a business combination. Accordingly, if any of BFAC’s officers or directors had become aware of a business combination opportunity which was suitable for an entity to which he or she had then-current fiduciary or contractual obligations, such officer or director would have been entitled to honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity prior to BFAC and might have only decided to present it to BFAC if such entity rejected the opportunity and consummating the same would not violate any restrictive covenants to which such officers and directors were subject. BFAC’s Existing Charter provides that to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer of BFAC shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as BFAC; and (ii) BFAC renounced any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and BFAC, on the other. Notwithstanding the foregoing, these other fiduciary or contractual obligations, and the Existing Charter’s waiver of such rights, did not impact BFAC’s search for an acquisition target.

Q: What are the material U.S. federal income tax consequences of the Business Combination?

A: The parties intend that the Business Combination should qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and/or a transaction governed by Section 351 of the Code for U.S. federal income tax purposes. As such, no gain or loss should be recognized as a result of the Business Combination. Furthermore, although the Business Combination should qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the parties to the Business Combination Agreement intend to report the Business Combination consistent with such qualification, such treatment is not a condition to completion of the Business Combination. If the Business Combination does not qualify as a reorganization within the meaning of Section 368(a) of the Code and does not otherwise qualify for tax-free treatment under Section 351 of the Code, it will be treated as a taxable stock sale. See the section entitled “Certain Material United States Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Material U.S. Federal Income Tax Effects of the Business Combination.”

Q: What constitutes a quorum?

A: A quorum of our shareholders is necessary to hold a valid meeting. The presence, in person virtually or by proxy, of shareholders holding a majority of the BFAC Ordinary Shares entitled to vote at the Shareholder Meeting constitutes a quorum at the Shareholder Meeting. Abstentions will be considered present for the purposes of establishing a quorum. The holders of the Founder Shares beneficially own approximately 70.1% of the issued and outstanding BFAC Ordinary Shares as of the Record Date and will count towards this quorum. In the absence of a quorum, BFAC’s directors have the power to adjourn the Shareholder Meeting.

Q: What vote is required to approve the proposals presented at the Shareholder Meeting?

A: The approval of the Business Combination Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of two-thirds of the BFAC Ordinary Shares represented in person, virtually, or by proxy and entitled to vote thereon and who vote at the Shareholder Meeting. Each of the other proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the BFAC Ordinary Shares represented in person virtually or by proxy and entitled to vote thereon and who vote at the Shareholder Meeting at which a quorum is present.

Q: What if I do not want to vote “FOR” any of the proposals?

A: If you do not want any of the proposals to be approved, you should vote “AGAINST” such proposal.

If you attend the Shareholder Meeting in person virtually or by proxy, you may vote “AGAINST” the proposals and your BFAC Ordinary Shares will be counted for the purposes of determining whether the proposals (as the case may be) are approved.

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However, if you fail to attend the Shareholder Meeting in person virtually or by proxy, or if you do attend the Shareholder Meeting in person virtually or by proxy but you abstain or otherwise fail to vote at the Shareholder Meeting (including as a result of a broker non-vote), your BFAC Ordinary Shares will not be counted for the purposes of determining whether any proposal is approved. Accordingly, your abstention or failure to vote (including as a result of a broker non-vote) will have no effect on the outcome of such proposal.

The Adjournment Proposal only will be put forth for a vote if BFAC and the Company mutually determine that additional time is required to consummate the Business Combination for any reason.

Q: What happens if the Business Combination is not consummated?

A: If the Business Combination or another initial business combination is not completed within the required time period provided for in the BFAC Charter, then as contemplated by and in accordance with the BFAC Charter, BFAC will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to BFAC to pay its taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Public Shares, which redemption will completely extinguish rights of the Public Shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the BFAC Board in accordance with applicable law, dissolve and liquidate, subject in each case to BFAC’s obligations under the Cayman Companies Act to provide for claims of creditors and other requirements of applicable law.

The holders of the Founder Shares waived their right to participate in any liquidation distribution with respect to the 8,625,000 Founder Shares owned by them. There will be no distribution from the Trust Account with respect to the BFAC Warrants, which will expire worthless in the event BFAC dissolves and liquidates the Trust Account.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. Shareholders of record may send a later-dated, signed proxy card to Battery Future Acquisition Corp. at 8 The Green, #18195, Dover, Delaware 19901, so that it is received by BFAC prior to the vote at the Shareholder Meeting (which is scheduled to take place on [•], 2024) or attend the virtual Shareholder Meeting and vote electronically. Shareholders also may revoke their proxy by sending a notice of revocation to BFAC’s Chief Executive Officer, which must be received by BFAC’s Chief Executive Officer prior to the vote at the Shareholder Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q: How are votes counted?

A: Votes will be counted by the inspector of election appointed for the Shareholder Meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes, if any. Shareholders who attend the Shareholder Meeting, either in person virtually or by proxy, will be counted (and the number of BFAC Ordinary Shares held by such shareholders will be counted) for the purposes of determining whether a quorum is present at the Shareholder Meeting. The presence, in person virtually or by proxy, of shareholders holding a majority of the BFAC Ordinary Shares entitled to vote at the Shareholder Meeting constitutes a quorum at the Shareholder Meeting.

Q: If I am not going to attend the Shareholder Meeting, should I return my proxy card instead?

A: Yes. Whether you plan to attend the Shareholder Meeting virtually or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q: What will happen if I return my proxy card without indicating how to vote?

A: If you sign and return your proxy card without indicating how to vote on any particular proposal, the Ordinary Shares represented by your proxy will be voted in favor of each proposal. Proxy cards that are returned without a signature will not be counted as present at the Meeting and cannot be voted.

Q: What happens if I sell my shares before the Shareholder Meeting?

A: The Record Date for the Shareholder Meeting is earlier than the date of the Shareholder Meeting, as well as the date that the Business Combination is expected to be consummated. If you transfer your BFAC Ordinary Shares after the Record Date, but before the Shareholder Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Shareholder Meeting, but will transfer ownership of the shares and will not hold an interest in BFAC after the Business Combination is consummated.

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Q: Are there risks associated with the Business Combination that I should consider in deciding how to vote?

A: Yes. There are a number of risks related to the Business Combination and other transactions contemplated by the Business Combination Agreement, that are discussed in this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 52 of this proxy statement/prospectus.

Q: If I am a holder of BFAC Ordinary Shares, do I have appraisal rights if I object to the Business Combination Proposal?

A: Holders of record of BFAC Ordinary Shares may have appraisal rights in connection with the Merger under the Cayman Companies Act. BFAC shareholders wishing to exercise such statutory dissenter rights and make a demand for payment of the fair value for their BFAC Ordinary Shares must give written objection to the Business Combination Agreement and follow the procedures set out in Section 238 of the Cayman Companies Act, noting that any shareholder to whom the notice of dissent relates shall cease to have any of the rights of a shareholder of the Company except the right to be paid the fair value of his shares and certain other rights pursuant to section 238(7) of the Cayman Companies Act, until such dissenter rights may subsequently be lost and/or extinguished pursuant to the Cayman Companies Act. Since BFAC is a SPAC entity with no assets save for the trust proceeds, in practice, this will be largely similar to the redemption price. Accordingly, BFAC believes that such fair value would equal $[•] (the redemption price per share as of [•], 2024). A BFAC shareholder who elects to exercise appraisal rights must do so in respect of all of the BFAC Ordinary Shares that person holds and will lose their right to exercise their redemption rights as described herein. BFAC shareholders are recommended to seek their own legal advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights under the Cayman Companies Act.

Q: How do I exercise my redemption rights?

A: If you are a holder of Public Shares and wish to exercise your right to have your Public Shares redeemed in connection with the Business Combination Proposal, you must:

•

prior to 5:00 p.m., Eastern Time, on [•], 2024 (two business days prior to the initially scheduled vote at the Shareholder Meeting) submit a written request to Continental, acting as transfer agent, that BFAC redeem all or a portion of your Public Shares for cash; and

•	deliver your Public Shares to Continental, physically or electronically through DTC no later than two business days prior to the Shareholder Meeting.

The address of Continental is listed under the question “— Who can help answer my questions?” below.

Holders of BFAC Units must elect to separate the underlying Public Shares and BFAC Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their BFAC Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the BFAC Units into the underlying Public Shares and BFAC Warrants, or if a holder holds BFAC Units registered in its own name, the holder must contact Continental directly and instruct it to do so.

In connection with the Business Combination Proposal, any holder of Public Shares will be entitled to request that their Public Shares be redeemed for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the Shareholder Meeting, including interest earned on the funds held in the Trust Account and not previously released to BFAC to pay its taxes (which interest shall be net of taxes payable), divided by the number of then-outstanding Public Shares. As of [•], 2024, this would have amounted to approximately $[•] per Public Share.

However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which have priority over the redemption rights of Public Shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. We anticipate that the funds to be distributed to Public Shareholders electing to redeem their Public Shares will be distributed promptly after the Shareholder Meeting.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time until the deadline for exercising redemption requests. If you tender or deliver your shares for redemption to Continental, acting as transfer agent, and later decide prior to the deadline for exercising redemption requests not to elect redemption, you may request that BFAC instruct Continental to return the shares (physically or electronically). You may make such request by contacting Continental at the phone number or address listed at the end of this section. We will be required to honor such request only if made prior to the deadline for exercising redemption requests (although the BFAC Board may agree to honor such requests after such deadline in its sole discretion).

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No request for redemption will be honored unless the holder’s shares have been tendered or delivered (either physically or electronically) to Continental by 5:00 p.m., Eastern Time, on [•], 2024 (two business days prior to the initially scheduled date of the Shareholder Meeting).

If a holder of Public Shares properly makes a request for redemption and the Public Shares are tendered or delivered as described above, then, BFAC will, subject to the availability of lawful funds and consummation of the Business Combination, redeem Public Shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the Shareholder Meeting. If you are a holder of Public Shares and you exercise your redemption rights, it will not result in the loss of any BFAC Warrants that you may hold.

If the Shareholder Meeting is abandoned for any reason, then holders of Public Shares shall not have the right to redeem their Public Shares at this time.

Q: Am I required to vote against the Business Combination Proposal in order to have my Ordinary Shares redeemed?

A: No. You are not required to vote against the Business Combination Proposal, or to vote at all, in order to have the right to demand that BFAC redeem your Public Shares for cash equal to your pro rata share of the aggregate amount then on deposit in the Trust Account (including interest earned on their pro rata portion of the Trust Account, net of taxes payable). If the Business Combination is not completed, holders of BFAC Ordinary Shares electing to exercise their redemption rights will not be entitled to receive such payments and their BFAC Ordinary Shares will be returned to them.

Q: If I am a holder of BFAC Units, can I exercise redemption rights with respect to my BFAC Units?

A: No. Holders of issued and outstanding BFAC Units must elect to separate the BFAC Units into the underlying Public Shares and BFAC Warrants prior to exercising redemption rights with respect to the Public Shares. If you hold your BFAC Units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the BFAC Units into the underlying Public Shares and BFAC Warrants or, if you hold BFAC Units registered in your own name, you must contact Continental, as transfer agent, directly and instruct them to do so. You are required to cause your Public Shares to be separated and delivered to Continental by 5:00 p.m., Eastern Time, on [•], 2024 (two business days before the Shareholder Meeting) in order to exercise your redemption right with respect to your Public Shares.

Q: What are the U.S. federal income tax consequences of exercising my redemption rights?

A: The U.S. federal income tax consequences of exercising redemption rights depend on a holder’s particular facts and circumstances. See the section entitled “— Certain Material United States Federal Income Tax Considerations — U.S. Federal Income Tax Consequences to U.S. Holders of BFAC Securities of Exercising Redemption Rights.” You are urged to consult your tax advisor regarding the tax consequences of exercising your redemption rights.

Q: What should I do if I receive more than one set of voting materials for the Shareholder Meeting?

A: You may receive more than one set of voting materials for the Shareholder Meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive, or follow the directions to submit your proxy or voting instructions online, in order to cast your vote with respect to all of your shares.

Q: Who will solicit and pay the cost of soliciting proxies for the Shareholder Meeting?

A: BFAC will pay the cost of soliciting proxies for the Shareholder Meeting. BFAC has engaged ClearTrust, LLC to assist in the solicitation of proxies for the Shareholder Meeting and will pay ClearTrust, LLC a fee for such services. BFAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Public Shares for their expenses in forwarding soliciting materials to beneficial owners of Public Shares and in obtaining voting instructions from those owners. The directors, officers and employees of BFAC may also solicit proxies by telephone, by facsimile, by mail or on the Internet, but they will not be paid any additional amounts for soliciting proxies.

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Q: What do I need to do now?

A: You are urged to read carefully and consider the information contained in this proxy statement/prospectus and to consider how the Business Combination Proposal, the Pubco Organizational Document Advisory Proposals, the NYSE Proposal and the Adjournment Proposal will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee, and determine if you desire to exercise redemption rights in connection with the Business Combination Proposal.

Q: Who can help answer my questions?

A: If you have questions about the proposals or if you need additional copies of this proxy statement or the enclosed proxy card you should contact:

ClearTrust, LLC

16540 Pointe Village Dr, Ste 210

Lutz, FL 33558

Email: inbox@cleartrusttransfer.com

You also may obtain additional information about BFAC from documents filed with the SEC by following the instructions in the section entitled “— Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your shares, you will need to tender or deliver your Public Shares (and share certificates (if any) and other redemption forms) (either physically or electronically) to Continental, acting as transfer agent, at the address below prior to 5:00 p.m., Eastern Time, on [•], 2024 (two business days prior to the date of the Shareholder Meeting). If you have questions regarding the certification of your position tendering or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company

1 State Street Plaza, 30th Floor

New York, New York 10004

Attn: SPAC Redemption Team

E-mail: spacredemptions@continentalstock.com

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SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Proposals to be submitted for a vote at the Shareholder Meeting, whether or not you plan to attend such meeting, you should read this entire document carefully, including the Business Combination Agreement, attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection therewith. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Agreement.” This proxy statement/prospectus also includes forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.”

Parties to the Business Combination

BFAC

BFAC is a Cayman Islands exempted company incorporated on July 29, 2021. BFAC was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

On August 4, 2021, the IPO Sponsor purchased an aggregate of 7,187,500 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. Prior to the IPO Sponsor’s initial investment of $25,000, BFAC had no assets, tangible or intangible.

On November 21, 2021, the IPO Sponsor surrendered 2,966,667 Founder Shares for cancellation for nominal consideration. On December 14, 2021, BFAC effected a share capitalization with respect to the BFAC Class B ordinary shares of 1,353,056, resulting in the IPO Sponsor holding 5,573,889 Founder Shares.

On December 17, 2021, BFAC consummated its IPO of 34,500,000 BFAC Units, including the issuance of 4,500,000 units as a result of the underwriters’ full exercise of their over-allotment option. Each BFAC Unit consists of one Public Share and one-half of one BFAC Warrant. Each whole BFAC Warrant entitles the holder thereof to purchase one BFAC Class A ordinary share at a price of $11.50 per share. The BFAC Units were sold at an offering price of $10.00 per unit, generating gross proceeds, before expenses, of $345,000,000.

Simultaneously with the closing of the IPO, pursuant to the private placement warrants purchase agreement by and among BFAC, the IPO Sponsor and Cantor Fitzgerald & Co. (“Cantor”, such agreement the “Private Placement Warrants Purchase Agreement”), the securities purchase agreement by and between BFAC and Roth Capital Partners, LLC (“Roth”, such agreement the “Roth Securities Purchase Agreement”) and the securities purchase agreements by and between BFAC and Pala Investments Limited (“Pala”, such agreements the “Pala Securities Purchase Agreements”, and together with the Roth Securities Purchase Agreement, the “Securities Purchase Agreements”), BFAC consummated a private placement of an aggregate of 16,300,000 BFAC Warrants and 3,051,111 BFAC Class B Ordinary Shares to IPO Sponsor, Pala, Cantor and Roth, generating gross proceeds to BFAC of $16,300,000. No underwriting discounts or commissions were paid with respect to such sale.

Upon the closing of the IPO and the private placement, $351,900,000 was placed in the Trust Account with Continental Stock Transfer & Trust Company acting as trustee. BFAC is not permitted to withdraw any of the principal or interest held in the Trust Account, except for the withdrawal of interest to pay taxes and up to $100,000 of interest to pay dissolution expenses, as applicable, if any, until the earliest of (i) the completion of BFAC’s initial business combination, (ii) the redemption of the Public Shares if BFAC is unable to complete its initial business combination within the required time period, subject to applicable law, or (iii) the redemption of the Public Shares properly submitted in connection with a shareholder vote to approve an amendment to the BFAC Charter (A) to modify the substance or timing of BFAC’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the Public Shares if BFAC has not consummated its initial business combination within the required time period or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity. The proceeds held in the Trust Account may only be held as cash or in demand deposit accounts or invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.

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On June 12, 2023, BFAC held an extraordinary general meeting of shareholders, and its shareholders approved, among other proposals, a proposal to amend the BFAC Charter to give BFAC the right to extend the deadline to consummate an initial business combination up to twelve (12) times for an additional one (1) month each time, from June 17, 2023 to June 17, 2024, by depositing into the Trust Account the lesser of (i) $0.03 for each BFAC Class A Ordinary Share not redeemed in connection with the extraordinary general meeting, multiplied by the number of Public Shares then outstanding, and (ii) $250,000 (or pro rata portion thereof if less than a full month) (the “Extension Payment”). In connection with the shareholders’ vote at the extraordinary general meeting, holders of 23,063,075 BFAC Class A Ordinary Shares exercised their right to redeem such shares for a pro rata portion of the funds held in the Trust Account. As a result, approximately $242.4 million (approximately $10.51 per share) was removed from the Trust Account to pay such holders and approximately $119.6 million remained in the Trust Account.

On November 14, 2023, BFAC adopted an amendment to the BFAC Charter, allowing BFAC to (1) remove the monthly Extension Payment BFAC was required to make into the Trust Account to extend the date by which BFAC had to consummate an initial Business Combination to June 17, 2024, without depositing additional funds in the Trust Account. In connection with this amendment, on November 14, 2023, the holders of 6,266,236 BFAC Class A Ordinary Shares exercised their right to redeem such shares (the “Redemption”) for a pro rata portion of the funds held in the Trust Account. As a result, approximately $68.2 million (approximately $10.88 per share) was removed from the Trust Account to pay such holders and approximately $51.4 million remained in the Trust Account.

On January 16, 2024, BFAC, IPO Sponsor, Pala and Camel Bay entered into a share purchase agreement (the “Purchase Agreement”). Pursuant to the Purchase Agreement, among other things: (a) IPO Sponsor and Pala transferred to Camel Bay an aggregate of 4,193,695 Founder Shares; (b) IPO Sponsor, Pala and certain other holders of Founder Shares gave to Camel Bay the irrevocable right to vote Founder Shares on their behalf and to take certain other actions on their behalf; (c) IPO Sponsor, Pala and Cantor and Roth entered into surrender and cancellation agreements whereby such parties have agreed to cancel an aggregate of 16,300,000 BFAC Warrants purchased by them in a private placement at the time of the IPO for no additional consideration; and (d) certain holders of promissory notes issued by BFAC to such lenders agreed to cancel their promissory notes in an aggregate principal amount of $6,433,333 and forgave all drawdowns and accrued interest for an aggregate amount of $2,397,441 for no additional consideration. IPO Sponsor and Pala received no cash consideration from Camel Bay for the 4,193,695 Founder Shares Camel Bay received in the transaction but IPO Sponsor effectively reduced its ongoing obligations to BFAC as Camel Bay’s acquisition effectively caused it to take over the obligations of operating as the sponsor of BFAC, assisting BFAC in locating, negotiating and seeking to consummate an initial business combination, which would afford IPO Sponsor and other parties the opportunity to not lose its entire investment in BFAC. In addition, as a condition to consummating the Purchase Agreement, Camel Bay required that each of the underwriters in the IPO enter into a written agreement whereby such parties waived their entitlement to the payment of any cash fees and expenses pursuant to that certain business combination marketing agreement, dated December 14, 2021. In exchange for such waiver, Camel Bay agreed to transfer to them an aggregate of 300,000 Founder Shares. Accordingly, the $17,250,000 fee that would have been paid pursuant to the business combination marketing agreement is no longer payable upon completion of the Business Combination. Notwithstanding the foregoing, the other provisions of the business combination marketing agreement, including the indemnification provisions in favor of the underwriters, remains in effect.

On May 30, 2024, BFAC adopted another amendment to the BFAC Charter, extending the date by which BFAC had to consummate an initial Business Combination to June 17, 2025. In connection with this amendment, on May 30, 2024, the holders of 1,487,474 Public Shares exercised their right to redeem such shares for a pro rata portion of the funds held in the Trust Account. As a result, approximately $16.6 million (approximately $11.18 per share) was removed from the Trust Account to pay such holders and approximately $41.2 million remained in the Trust Account.

Following the aforementioned redemptions, BFAC has 12,308,125 BFAC Ordinary Shares outstanding, which includes 5,683,125 BFAC Class A Ordinary Shares (including 3,683,125 Public Shares) and 6,625,000 BFAC Class B Ordinary Shares.

The BFAC Units, Public Shares and BFAC Warrants are currently listed on NYSE under the symbols “BFAC.U”, “BFAC”, and “BFAC.WS”, respectively. BFAC has applied for listing of the Pubco Class B Common Stock and Pubco Warrants on the Nasdaq Global Market, under the symbols “KIDZ” and “KIDZW”, as of immediately following the Closing.

The mailing address of BFAC’s principal executive office is 8 The Green, #18195, Dover, Delaware, 19901 and its telephone number is (929) 465-9707.

Material Financing Transactions of BFAC

Since the IPO, the material financing transactions listed in the table below have occurred or will occur in connection with the consummation of the Business Combination, as described in further detail following the table.

Date	Description	Amount	Outstanding
2023	Working capital loans from IPO Sponsor (1)	$1,089,000	$0
2023	Issuance of unsecured convertible promissory note to Pala(2)	$1,000,000	$7,000
2023	Issuance of unsecured convertible promissory note to IPO Sponsor(3)	$2,000,000	$0
2024; 2024	Issuance of unsecured convertible promissory notes to Camel Bay(4)	$1,100,000 (aggregate)	$196,568
Closing	PIPE Financing(5)	$5,000,000	$0

(1)

In 2023, the IPO Sponsor loaned BFAC an aggregate of $1,089,000 for working capital purposes, which loans were evidenced by unsecured convertible promissory notes as described further in the section of the accompanying proxy statement/prospectus entitled “Certain Relationships and Related Party Transactions — Promissory Note – Related Party”, which working capital loans had an outstanding balance of $0 and $1,089,000 as of September 30, 2024, and December 31, 2023, respectively.

(2)

On April 5, 2023, BFAC issued an unsecured convertible promissory note in the aggregate principal amount of $1,000,000 (the “Pala Note”) to Pala with each advance not to exceed $500,000. The Pala Note originally bore interest at a rate of 10.00% per annum payable upon the earlier of June 16, 2023 (as may be extended in accordance with the terms of the Pala Note) and the effective date of BFAC’s initial business combination. In the event that BFAC does not consummate a business combination, the Pala Note will be repaid only from amounts remaining outside of the Trust Account. On August 8, 2023, the Company and Pala amended and restated the Pala Note (the “A&R Pala Note”) to (i) distinguish between loans made for the purposes of funding (x) BFAC’s working capital requirements (the “Pala Working Capital Loans”) and (y) BFAC’s trust account to extend the Company’s deadline to complete its business combination (the “Pala Trust Extension Loans”), (ii) permit interest to accrue at a rate equal to 20% per annum, compounded annually, on any and all then-outstanding Pala Working Capital Loans, (iii) clarify that no interest shall accrue on the Pala Trust Extension Loans and (iv) clarify that up to $6,900,000 of Pala Trust Extension Loans may be converted into BFAC Warrants, subject to availability. As of September 30, 2024 and December 31, 2023, BFAC had approximately $0 and $908,000 outstanding under the A&R Pala Note, respectively. For the three and nine months ended September 30 , 2024, the Company had approximately $0 and $7,000, respectively, and for the three and nine months ended September 30, 2023, the Company had approximately $15,000 and $27,000, respectively, in interest expense on the Pala Note, as amended.

(3)

On June 14, 2023, the IPO Sponsor made a loan to BFAC in order to fund the amount required pursuant to the BFAC Charter to be deposited into the Trust Account for the Public Shareholders in connection with the extension of the deadline for BFAC to complete an initial business combination (the “Extension Payment”, such loan the “Extension Loan”). In connection with the Extension Payment, BFAC issued an unsecured promissory note in the aggregate principal amount of $2,000,000 to the IPO Sponsor (the “IPO Sponsor Note”). The IPO Sponsor Note originally bore interest at a rate of 10% per annum. The IPO Sponsor Note would be due and payable (subject to the waiver against trust provisions) on the earlier of (i) the date on which BFAC consummated an initial business combination and (ii) the date of the BFAC’s liquidation. On July 31, 2023, BFAC and the IPO Sponsor amended and restated the Sponsor Note (the “A&R IPO Sponsor Note”) to (i) increase the aggregate principal amount available to be borrowed to up to $5,000,000, (ii) distinguish between loans made for the purposes of funding (x) BFAC’s working capital requirements (the “IPO Sponsor Working Capital Loans”) and (y) BFAC’s trust account to extend the Company’s deadline to complete its business combination (the “IPO Sponsor Trust Extension Loans”), and (iii) clarify that up to $6,900,000 of Sponsor Working Capital Loans and up to $1,500,000 of Sponsor Trust Extension Loans may be converted into BFAC Warrants, subject to availability. On August 8, 2023, BFAC and the IPO Sponsor amended and restated the A&R Sponsor Note (the “Second A&R IPO Sponsor Note”) to (i) permit interest to accrue at a rate equal to 20% per annum, compounded annually, on any and all then-outstanding IPO Sponsor Working Capital Loans and (ii) clarify that no interest shall accrue on the Sponsor Trust Extension Loans. As of September 30, 2024 and December 31, 2023, BFAC had approximately $0 and $1,250,000 outstanding under the IPO Sponsor Note as amended.

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(4)

On April 1, 2024, and June 25, 2024, Camel Bay loaned BFAC $100,000 and $1,000,000, respectively, for working capital purposes. The loans are evidenced by promissory notes (the “Camel Bay Notes”), which are non-interest bearing and payable upon the consummation by BFAC of an initial business combination such as the Business Combination would constitute. Upon consummation of such a business combination, Camel Bay will have the option, but not the obligation, to convert the outstanding principal balance of the Camel Bay Notes, in whole or in part, into BFAC Warrants[, the potential dilutive impact of which conversion is described further in the section of this proxy statement/prospectus entitled “Proposal No. 1: The Business Combination Proposal – Potential Dilution to Non-Redeeming BFAC Public Shareholders”]. As of September 30, 2024, BFAC had $265,479 outstanding under the Camel Bay Notes.

(5)

In accordance with the Business Combination Agreement, the parties agreed to use commercially reasonable efforts to solicit PIPE Investors to enter into subscription agreements on terms approved by each of BFAC and the Company.   On November 22, 2024, the parties entered into the PIPE Agreement pursuant to which  the PIPE Investor will purchase preferred stock of Pubco in an aggregate amount of up to $5 million. The proceeds from the PIPE Financing will be used for working capital purposes. The potential dilutive impact of the PIPE Financing is described further in the section of this proxy statement/prospectus entitled “Proposal No. 1: The Business Combination Proposal – Potential Dilution to Non-Redeeming BFAC Public Shareholders”.

SPAC Sponsor Compensation

Pursuant to the SEC’s rules governing special purpose acquisition companies (SPACs), securities of BFAC and promissory notes from BFAC issued to any entity and/or person primarily responsible for organizing, directing or managing the business and affairs of BFAC, excluding its officers and directors who are not affiliates of any such entity (“SPAC Sponsors”), may be considered “compensation” awarded to or earned by a SPAC Sponsor. In accordance with the SEC rules, the IPO Sponsor and Camel Bayare deemed to be BFAC’s SPAC Sponsors. The IPO Sponsor was formed to act as BFAC’s sponsor in connection with its IPO. In January 2024, the IPO Sponsor transferred the majority of its ownership interest in BFAC to Camel Bay and since that time, Camel Bay has been operating as the sponsor of BFAC, assisting BFAC in locating, negotiating and seeking to consummate an initial business combination.

The compensation received and to be received by IPO Sponsor is 1,751,501 shares of Pubco Class B Common Stock, valued at $10.00 per share, with an implied aggregate value of $17,515,010, for which IPO Sponsor initially paid $0.004 per share and an aggregate purchase price of $11,636. The compensation received and to be received by Camel Bay is 3,292,245 shares of Pubco Class B Common Stock, valued at $10.00 per share, with an implied aggregate value of $32,922,450, which Camel Bay initially acquired for nominal consideration which did not include any cash or securities, and repayment of $1,100,000 interest free loans made by Camel Bay to BFAC, which repayment may be in cash or Pubco Warrants.

The following table presents information regarding the SPAC Sponsor compensation:

			Sponsor Initial Investment			Sponsor deSPAC Consideration
Note	Date	Source of Consideration	Sponsor Outlay ($)	BFAC Securities (#)	Price per BFAC Security ($)	Pubco Securities to be Received at Closing (#)	Value per Pubco Security as of Closing ($)	Aggregate Value as of Closing ($)	Net Consideration per Security as of Closing ($)	Net Consideration in the Aggregate as of Closing ($)

		IPO Sponsor
(1)	Aug-20	Founder Shares (Merger Consideration Shares Receivable at Closing)	$11,636	2,751,601	$0.004	2,751,601	$10.000	$27,516,010	$9.996	$27,504,374
(2)	Nov-23	Non-Redemption Agreement Shares Payable at Closing				-1,000,100	$10.000	$(10,001,000)	$10.000	$(10,001,000)
(3)	Dec-20	Private Placement Warrants	$6,662,962	9,445,000	$0.705	0	0	$-	$(0.705)	$(6,662,962)
(4)	Jan-23	Working Capital Loans to BFAC, evidenced by Promissory Note	$1,089,000	-	-	-	-	$-	$(1,089,000)	$(1,089,000)
(5)	Jun-23	Extension Loan to BFAC, evidenced by Promissory Note	$1,250,000	-	-	-	-	$-	$(1,250,000)	$(1,250,000)
		Totals	$9,013,598							$8,501,412

		Camel Bay
(6)	Jan-24	Founder Shares (Merger Consideration Shares Receivable at Closing)	$-	4,193,695	$-	4,193,695	$10.000	$41,936,950	$10.000	$41,936,950
(7)	May-24	Non-Redemption Agreement Shares Payable at Closing				-901,450	$10.000	$(9,014,500)	$10.000	$(9,014,500)
(8)	Apr-24	Loans to BFAC, evidenced by Promissory Note	$1,100,000	-	-	-	-	$1,100,000	-	$-
		Totals	$1,100,000							$32,922,450

(1)

On August 4, 2021, the IPO Sponsor purchased an aggregate of 7,187,500 Founder Shares for an aggregate purchase price of $25,000. Prior to the IPO Sponsor’s initial investment of $25,000, BFAC had no assets, tangible or intangible. On November 21, 2021, the IPO Sponsor surrendered 2,966,667 Founder Shares for cancellation for nominal consideration. On December 14, 2021, BFAC effected a share capitalization with respect to its Class B Ordinary Shares of 1,353,056, resulting in the IPO Sponsor holding 5,573,889 Founder Shares. Accordingly, IPO Sponsor effectively paid $25,000 for 5,573,889 Founder Shares, or approximately $0.004 per Founder Share following such all such pre-IPO transactions. On December 17, 2021, BFAC consummated its IPO of 34,500,000 units, including the issuance of 4,500,000 units as a result of the underwriters’ full exercise of their over-allotment option. Each unit consisted of one BFAC Class A ordinary share and one-half of one BFAC Warrant. Each whole BFAC Warrant entitles the holder thereof to purchase one BFAC Class A ordinary share at a price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds, before expenses, of $345,000,000. For purposes of calculating the dilution caused by IPO Sponsor’s investment in the Founder Shares, we have assumed that the IPO and exercise of the underwriters’ overallotment option resulted in the sale and issuance of 34,500,000 BFAC Class A Ordinary Shares for $345,000,000 before expenses, which discounts the existence and value of the BFAC Warrants that were included along with the BFAC Class A Ordinary Shares in the BFAC Units that were sold in the IPO for $10 per BFAC Unit. Such discounting has been effected to conservatively estimate the dilution caused by IPO Sponsor’s investment in and holdings of BFAC as of the closing of the IPO and exercise of the underwriters’ overallotment option.

In accordance with the above, as of immediately following the IPO, including underwriters’ full exercise of their over-allotment option, counting IPO Sponsor’s investment and holdings and those of BFAC’s public shareholders, BFAC had a net tangible book value of $345,025,000 and 40,073,889 BFAC Ordinary Shares outstanding, or approximately $8.61 net tangible book value per share. As such, the IPO Sponsor’s holding and investment resulted in dilution of approximately $1.39 per BFAC Ordinary Share held by BFAC’s Public Shareholders.

As of the date of this proxy statement/prospectus, following IPO Sponsor’s transfers of an aggregate of 2,997,288 Founder Shares in connection with the January 16, 2024 Purchase Agreement (2,697,288 Founder Shares to Camel Bay and 300,000 Founder Shares to Cantor) and concurrent receipt of 175,000 Founder Shares from Roth in connection with such transaction, and as expected to be true as of the Closing, IPO Sponsor holds 2,751,601 BFAC Ordinary Shares. The shares of Pubco Class B Common Stock to be received by IPO Sponsor in respect of its2,751,601 Founder Shares will be identical to the shares of Pubco Class B Common Stock to be received by BFAC’s Public Shareholders, which have been valued at $10 per share in connection with the Business Combination, for an aggregate value of $27,516,010, approximately $27,504,374 more than initially invested for such shares by the IPO Sponsor. These figures are inclusive of the 1,000,100 shares of Pubco Class B Common Stock with an aggregate value of $10,001,000 that IPO Sponsor will transfer to certain unaffiliated transferees pursuant to obligations made by IPO Sponsor in its sponsorship of BFAC as described further in Note 2 immediately below.(Not including such shares, IPO Sponsor will receive 1,751,501 shares of Pubco Class B Common Stock with an aggregate value of $17,515,010, or approximately $17,503,374 more than its initial investment.)

(2)

As part of IPO Sponsor’s sponsorship of BFAC, on October 23, 2023, October 30, 2023 and November 6, 2023, the IPO Sponsor, BFAC and certain shareholders of BFAC entered into Non-Redemption Agreements pursuant to which such shareholders agreed (i) to not redeem an aggregate of 5,000,500 shares of BFAC stock in connection with the extraordinary general meeting of shareholders held on November 14, 2023, to consider and vote upon an amendment to the BFAC Charter to extend its deadline to complete an initial business combination, and (ii) to vote in favor of the proposals voted upon at such meeting (other than with respect to certain shares acquired or to be acquired pursuant to the Non-Redemption Agreements). In exchange for the foregoing commitments to not redeem such shares, IPO Sponsor agreed to transfer to the shareholders an aggregate of 1,000,100 Founder Shares held by the IPO Sponsor contemporaneously with the closing of BFAC’s initial business combination, which transfer shall occur in connection with the Closing. The 1,000,100 shares of Pubco Class B Common Stock to be received by such transferees from IPO Sponsor at Closing have a value of $10 per share, or $10,001,000 in the aggregate.These shares are from among already outstanding Founder Shares, and therefore did not cause any additional dilution to BFAC.

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(3)

Simultaneously with the closing of the IPO, pursuant to the private placement warrants purchase agreement by and among BFAC, the IPO Sponsor and Cantor Fitzgerald & Co. (“Cantor”, such agreement the “Private Placement Warrants Purchase Agreement”), among other things, BFAC sold the IPO Sponsor 9,445,000 BFAC Warrants for $6,662,962, at an average price of approximately $0.705 per BFAC Warrant. As part of the January 16, 2024 Purchase Agreement between BFAC and the IPO Sponsor among other parties, IPO Sponsor agreed to transfer all of its BFAC Warrants back to BFAC for cancellation and did not receive any consideration of cash or securities in exchange. As a result, IPO Sponsor has received and will receive $0 in respect of its $6,662,962 of investment in the BFAC Warrants as part of its sponsorship of BFAC. No dilution has been or will be caused by such cancelled BFAC Warrants.

(4)

In 2023, the IPO Sponsor loaned BFAC an aggregate of $1,089,000 for working capital purposes (“Sponsor Working Capital Loans”), which loans were evidenced by unsecured convertible promissory notes. As of December 31, 2023, the Sponsor Working Capital Loans had an outstanding balance $1,089,000. As part of the January 16, 2024 Purchase Agreement, the IPO Sponsor among other parties agreed to cancel its promissory notes and forgave all drawdowns and accrued interest for no additional consideration. As a result, IPO Sponsor has received and will receive $0 in respect of its $1,089,000 of its Sponsor Working Capital Loans to BFAC as part of its sponsorship of BFAC. No dilution has been or will be caused by such forgiven and cancelled Sponsor Working Capital Loans.

(5)

On June 14, 2023, the IPO Sponsor made the Extension Loan of $500,000 to BFACto support the Extension. In connection with the Extension Payment, the Company issued an unsecured promissory note in the aggregate principal amount of $2,000,000 (the “Sponsor Note”) to the IPO Sponsor. The Sponsor Note originally bore interest at a rate of ten percent (10.0%) per annum. The Sponsor Note would be due and payable (subject to the waiver against trust provisions) on the earlier of (i) the date on which BFAC consummated an initial business combination and (ii) the date of the Company’s liquidation. On July 31, 2023, the Company and the IPO Sponsor amended and restated the Sponsor Note (the “A&R Sponsor Note”) to (i) increase the aggregate principal amount available to be borrowed to up to $5,000,000, (ii) distinguish between loans made for the purposes of funding (x) the Sponsor Working Capital Loans and (y) the Sponsor Extension Loans, and (iii) clarify that up to $6,900,000 of Sponsor Working Capital Loans and up to $1,500,000 of Sponsor Trust Extension Loans may be converted into Warrants, subject to availability. On August 8, 2023, the Company and the Original Sponsor amended and restated the A&R Sponsor Note (the “Second A&R Sponsor Note”) to (i) permit interest to accrue at a rate equal to twenty percent (20.00%) per annum, compounded annually, on any and all then-outstanding Sponsor Working Capital Loans and (ii) clarify that no interest shall accrue on the Sponsor Trust Extension Loans. As of December 31, 2023, the Company had approximately $1,250,000 outstanding under the Sponsor Note. As part of the January 16, 2024 Purchase Agreement, the IPO Sponsor among other parties agreed to cancel its promissory notes and forgave all drawdowns and accrued interest for no additional consideration. As a result, IPO Sponsor has received and will receive $0 in respect of its $1,250,000 of the Extension Loan to BFAC as part of its sponsorship of BFAC. No dilution has been or will be caused by such forgiven and cancelled Sponsor Extension Loan.

(6)

On January 16, 2024, BFAC, IPO Sponsor, Pala and Camel Bay entered into the Purchase Agreement, pursuant to which, among other things, IPO Sponsor and Pala transferred to Camel Bay an aggregate of 4,193,695 Founder Shares, for which Camel Bay did not compensate such transferors with any cash or securities. The consideration received in exchange for the Founder Shares transferred to Camel Bay was that Camel Bay would continue the efforts of sponsoring BFAC, including its attendant expenses of time, effort and money, toward completing an initial business combination, which would afford IPO Sponsor and other parties the opportunity to not lose its entire investment in BFAC.At Closing, Camel Bay will receive 4,193,695 shares of Pubco Class B Common Stock in exchange for such Founder Shares, each share of Pubco Class B Common Stock having a value of $10, for an aggregate value of $41,936,950. These figures are inclusive of the 901,450 shares of Pubco Class B Common Stock with an aggregate value of $9,014,500 that Camel Bay will transfer to certain unaffiliated transferees pursuant to obligations made by Camel Bay in its sponsorship of BFAC as described further in Note 7 immediately below. (Not including such shares, Camel Bay will receive 3,292,245 shares of Pubco Class B Common Stock with an aggregate value of $32,922,450.) These shares are from among already outstanding Founder Shares, and therefore did not cause any additional dilution to BFAC.

(7)

As part of Camel Bay’s sponsorship of BFAC, on May 13, 2024, May 14, 2024, May 16, 2024, May 17, 2024, May 21, 2024 and May 30, 2024, Camel Bay, BFAC and certain shareholders of BFAC entered into Non-Redemption Agreements pursuant to which such shareholders agreed to not redeem an aggregate of 3,605,800 shares of BFAC stock in connection with the extraordinary general meeting of shareholders held on May 30, 2024 to consider and vote upon an amendment to the BFAC Charter to extend its deadline to complete an initial business combination. In exchange for the foregoing commitment, Camel Bay agreed to transfer to such shareholders, contemporaneously with the closing of the Company’s initial business combination, an aggregate 901,450 Founder Shares for the first nine months of the extension period, which first nine months concludes on March 17, 2025, and an aggregate of 90,145 additional Founder Shares for each subsequent month needed during the extension period. The Non-Redemption Agreements were entered into by Camel Bay and BFAC in order to maximize the amount of funds that remained in the Trust Account following the extension vote. The 901,450 shares of Pubco Class B Common Stock to be received by such transferees from IPO Sponsor at Closing have a value of $10 per share, or $9,014,500 in the aggregate. These shares are from among already outstanding Founder Shares, and therefore did not cause any additional dilution to BFAC.

(8)

In connection with Camel Bay’s sponsorship and management of BFAC, on April 1, 2024 and June 25, 2024, Camel Bay loaned BFAC an aggregate of $1,100,000 for working capital purposes. The loans are evidenced by promissory notes which are non-interest bearing and payable upon the consummation by BFAC of an initial business combination such as the Business Combination. Upon consummation of such a business combination, Camel Bay will have the option, but not the obligation, to convert the outstanding principal balance of the promissory notes, in whole or in part, into BFAC Warrants, with each such BFAC Warrant entitling the holder to purchase one share of BFAC Class A common stock at an exercise price of $11.50 per share. The BFAC Warrants issued as a result of conversion of the promissory note will be identical to the “private placement warrants” issued by BFAC in connection with its IPO and treated identically to the BFAC Warrants held by BFAC’s Public Shareholders in the Business Combination, converting into Pubco Warrants at a 1-to-1 ratio. If the Company does not consummate a Business Combination, the promissory notes will not be repaid and all amounts owed under the promissory notes will be forgiven except to the extent that BFAC has funds available to it outside the Trust Account. To the extent that the promissory notes are converted into BFAC Warrants and they are exercised in the future to obtain Pubco Common Stock, the issuance by Pubco of such Pubco Common Stock would have a dilutive effect on the ownership of other Pubco Shareholders, including its Public Shareholders. The amount of such dilution has been estimated at 2.2% as of immediately following the Closing, assuming no redemption, or 2.4% as of immediately following the Closing assuming full redemption.

IPO Sponsor was formerly party to an Administrative Services Agreement with BFAC entered into in connection with the IPO, but such agreement was terminated without any service fees or other compensation being paid to IPO Sponsor pursuant to such agreement.

Merger Sub 1

Merger Sub 1 is a wholly-owned subsidiary of Pubco formed solely for the purpose of effectuating the Reorganization Merger as part of the Business Combination. Merger Sub 1 was incorporated in Delaware on May 2, 2024. Merger Sub 1 does not own any material assets and does not operate any business. Immediately after and as a result of the Reorganization Merger, Merger Sub 1 will cease to exist as a separate legal entity.

The mailing address of Merger Sub 1 is 8 The Green, #18195, Dover, Delaware, 19901 and its telephone number is (929) 465-9707.

Merger Sub 2

Merger Sub 2 is a wholly-owned subsidiary of Pubco formed solely for the purpose of effectuating the Acquisition Merger as part of the Business Combination. Merger Sub 2 was incorporated in Delaware on May 2, 2024. Merger Sub 2 does not own any material assets and does not operate any business. Immediately after and as a result of the Acquisition Merger, Merger Sub 2 will cease to exist as a separate legal entity.

The mailing address of Merger Sub 2 is 8 The Green, #18195, Dover, Delaware, 19901 and its telephone number is (929) 465-9707.

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Pubco

Pubco is a wholly-owned subsidiary of BFAC formed solely for the purpose of effectuating the Business Combination. Pubco was incorporated in Delaware on May 2nd, 2024. Pubco’s only material assets are its Equity Securities constituting 100% ownership of each of Merger Sub 1 and Merger Sub 2. Pubco does not operate any business. Immediately after and as a result of the Mergers, Pubco will own 100% of each of BFAC and the Company as the surviving entities of the Reorganization Merger and Acquisition Merger respectively. Assuming approval for listing of its securities on Nasdaq following the Closing, Pubco will be the listed company whose Pubco Common Stock is initially held by persons who held Equity Securities of BFAC and the Company, respectively, prior to the Business Combination.

The mailing address of Pubco is 8 The Green, #18195, Dover, Delaware, 19901 and its telephone number is (929) 465-9707. It is expected that upon consummation of the Business Combination the mailing address and telephone number of Pubco will be that of the Company.

Class Over Inc.

Classover, an innovative education technology company based in the United States, specializes in providing comprehensive online and remote interactive learning solutions for K-12 students worldwide, while also supporting educators. Leveraging advanced data analytics, the company tailors its proprietary curriculum and teaching methods to shape personalized learning experiences. This data-driven approach transcends traditional educational boundaries by offering cutting-edge tools and resources designed to empower both students and teachers in their educational endeavors beyond conventional methods.

The mailing address of Classover is 850 New Burton Rd, STE 201, Dover, DE, 19904 and its telephone number is 800-345-9588.

Business Combination Agreement

This section describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms of the Business Combination Agreement. This summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto and which is incorporated herein by reference. You and other interested readers are urged to read the Business Combination Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel), because it is the primary legal document that governs the Business Combination.

General Description of the Business Combination Agreement

The Business Combination Agreement contemplates that, at the Closing, upon the terms and subject to the conditions of the Business Combination Agreement and in accordance with the Cayman Companies Act and DGCL, as applicable, Merger Sub 1 will merge with and into BFAC in the Reorganization Merger, with BFAC being the surviving company of such Reorganization Merger and becoming a wholly owned subsidiary of Pubco, and, immediately thereafter and as part of the Closing, Merger Sub 2 will merge with and into the Company in the Acquisition Merger, with the Company being the surviving company of such Acquisition Merger and also becoming a wholly owned subsidiary of Pubco. The holders of securities of BFAC and the Company prior to the Closing will receive securities of Pubco in the Closing as described further below.

Organization Structure Prior to and After the Consummation of the Business Combination

The following table demonstrates the structure of the parties to the Business Combination Agreement prior to and after consummation of the Business Combination.

Prior to the consummation of the Business Combination	After the consummation of the Business Combination

Consideration

Pursuant to the Business Combination Agreement, at the Effective Time, (i) each BFAC Ordinary Share issued and outstanding will be automatically converted into the right to receive one share of Pubco Common Stock and (ii) all Company Common Stock issued and outstanding immediately prior to the Effective Time, other than (a) Company Stock held in treasury by the Company or its wholly owned subsidiaries, as applicable, and (b) those shares of Company Common Stock owned by a Dissenting Holder, will be automatically converted into the right to receive an aggregate of 6,535,014 shares of Pubco Class A Common Stock, 5,964,986 shares of Pubco Class B Common Stock and 1,000,000 shares of Pubco Preferred Stock (designated as Series A). For the avoidance of doubt, any consideration attributable to Dissenting Holders shall not be issued and shall not be included in the aggregate merger consideration amounts. The following table sets forth the anticipated ownership of Pubco following consummation of the Business Combination.

	Equity Ownership
	No Redemption	Max Redemption
BFAC public shareholders Common Shares	7.43%	-
BFAC public shareholders Warrant Shares	34.78%	37.83%
Holders of the BFAC Founder Shares and Working Capital Warrants	19.61%	21.33%
BFAC Advisors/Consultants	1.97%	2.14%
Existing Securityholders of Class Over Inc.	27.22%	29.61%
PIPE Investors	1.01%	1.10%
Pubco Management Incentive Equity Plan	8.00%	8.00%
	100.00%	100.00%

Due to the dual-class structure whereby each share of Pubco Class A Common Stock will have twenty-five votes compared to each share of Pubco Class B Common Stock, which will have one vote per share, equity ownership and voting control of Pubco will differ. Please refer to the chart below.

	No Redemption Fully Diluted		Full Redemption Fully Diluted
	Equity Ownership %	Voting %	Equity Ownership %	Voting %
BFAC Stakeholders	63.77%	15.32%	61.30%	13.80%
Company Stakeholders	35.22%	84.44%	37.60%	85.95%
PIPE Investors	1.01%	0.24%	1.10%	0.25%
	100.00%	100.00%	100.00%	100.00%

In accordance with the Business Combination Agreement, the parties agreed to use commercially reasonable efforts to solicit PIPE Investors to enter into subscription agreements on terms approved by each of BFAC and the Company.  On November 22, 2024, the parties entered into the PIPE Agreement with a PIPE Investor pursuant to which  the PIPE Investor will purchase preferred stock of Pubco in an aggregate amount of up to $5 million.

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For the avoidance of doubt, at the Effective Time, each BFAC Unit that is outstanding immediately prior to the Effective Time will be automatically separated into one Public Share and one-half of one BFAC Warrant, and each outstanding BFAC Warrant will automatically be converted into a Pubco Warrant.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of the Company relating to, among other things, organization and qualification; subsidiaries; capitalization; authority relative to the Business Combination Agreement; there being no conflict between the Company’s charter documents and other legal requirements and the Transactions and requiring only certain governmental consents; compliance with applicable legal requirements; financial statements; having no undisclosed liabilities; the absence of certain changes or events; there being no claims, suits, actions, complaints, demands or other proceedings pending or, to the knowledge of the Company, threatened against the Company before any governmental entity; employee benefit plans; labor matters; business activities; title to property; taxes; environmental matters; brokers; third-party expenses; intellectual property; agreements, contracts and commitments; governmental actions/filings; interested party transactions; top customers and top suppliers; and board approval.

The Business Combination Agreement contains representations and warranties of BFAC, Pubco, Merger Sub 1 and Merger Sub 2 relating to, among other things, organization and qualification; subsidiaries; capitalization; authority relative to the Business Combination Agreement; there being no conflict between BFAC’s charter documents and other legal requirements and the Transactions and requiring only certain governmental consents; BFAC SEC reports and financial statements; having no undisclosed liabilities; the absence of certain changes or events; litigation; employee benefit plans; labor matters; business activities; title to property; taxes; environmental matters; brokers; intellectual property; agreements, contracts and commitments; insurance; interested party transactions; NYSE listing; board approval; and the Trust Account.

Covenants

The Business Combination Agreement includes customary affirmative and negative covenants of the parties with respect to business operations prior to consummation of the Transactions. The parties also agreed to abide by certain exclusivity provisions, to use reasonable best efforts to consummate the Merger, and to provide insurance for BFAC’s and the Company’s directors and officers and indemnification for BFAC’s directors and officers after the Closing. The Business Combination Agreement also contains additional covenants of the parties, including, among others: (i) BFAC and the Company will cooperate in the preparation and filing of the Registration Statement of which this proxy statement/prospectus forms a part for the offer and sale of Pubco Common Stock, Pubco Preferred Stock and Pubco Warrants issuable pursuant to the Business Combination Agreement; (ii) each of BFAC and the Company will use reasonable best efforts to solicit and obtain the approval of the Merger and Transactions, by the requisite number of holders of the respective party’s Equity Securities, as promptly as practicable following the date hereof; (iii) BFAC will adopt Pubco’s incentive equity plan and share reservation to be effective following the Closing; (iv) BFAC will use commercially reasonable efforts to ensure that the Pubco Common Stock, Pubco Preferred Stock and Warrants Ordinary Shares, the BFAC Warrants and the BFAC Units continue to be listed on NYSE until the Closing, and BFAC will use commercially reasonable best efforts to cause the Pubco Common Stock to be listed on NYSE or another national securities exchange following the Closing; (v) the Company and holders of a majority of its outstanding convertible notes will enter into an amendment pursuant to which all of the Company’s outstanding convertible notes will convert into Company Class B Common Stock as of immediately prior to the Effective Time; and (v) BFAC and the Company will use commercially reasonable efforts to solicit the PIPE Investor to enter into the PIPE Agreement with BFAC, on terms approved by the Company (such approval not to be unreasonably withheld, conditioned or delayed), pursuant to which the PIPE Investor would consummate the PIPE Financing by purchasing preferred stock of Pubco in an aggregate amount of up to $5 million.

Conditions to Closing

Mutual Conditions

The consummation of the Mergers and the other transactions contemplated by the Business Combination Agreement is conditioned upon the following, among other things: (i) the required approval of the Business Combination by the BFAC shareholders (“BFAC Shareholder Approval”) and Company stockholders (“Company Stockholder Approval”), respectively, having been received by BFAC and the Company; (ii) the approval for listing on NYSE or another national securities exchange of Pubco Common Stock to be issued in connection with the Transactions, subject, if applicable, to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders; (iii) the Registration Statement having become effective in accordance with the provisions of the Securities Act, no stop order having been issued by the SEC that remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order having been threatened or initiated by the SEC which remains pending; (iv) all required waiting periods under the HSR Act, if any, having expired or been terminated; and (v) there being no action, suit or proceeding being pending or threatened before any governmental entity which would prevent consummation of any of the Transactions, would cause any of the Transactions to be rescinded following consummation or would affect materially and adversely or otherwise encumber the title of the Pubco Common Stock, Pubco Preferred Stock or Pubco Warrants to be issued by Pubco in connection with the Mergers, and no order, judgment, decree, stipulation or injunction to any such effect being in effect.

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Other Conditions to BFAC’s Obligations

The obligations of BFAC, Pubco, Merger Sub 1 and Merger Sub 2 to consummate the Transactions are also conditioned upon, among other things: (i) the accuracy of the representations and warranties of the Company; (ii) performance in all material respects of the agreements and covenants of the Company required by the Business Combination Agreement to be performed on or prior to the Closing; (iii) certain employees of the Company having executed employment agreements with Pubco containing customary non-compete provisions; and (iv) all outstanding material indebtedness owed to the Company or its subsidiaries by affiliates or officers, directors, or employees thereof or by any other Person designated by the Company who will become an officer, director, or employee of BFAC upon the Closing having been repaid in full.

Other Conditions to the Company’s Obligations

The obligations of the Company to consummate the Transactions are also conditioned upon, among other things: (i) the accuracy of the representations and warranties of BFAC, Pubco, Merger Sub 1 and Merger Sub 2; (ii) performance in all material respects of the covenants of BFAC, Pubco, Merger Sub 1 and Merger Sub 2 required by the Business Combination Agreement to be performed on or prior to the Closing; and (iii) the funds from the Trust Account must be set to release to Pubco, released to Pubco and available for use by Pubco.

Termination

The Business Combination Agreement may be terminated at any time prior to the Closing as follows: (i) by mutual written consent of BFAC and the Company; (ii) by either BFAC or the Company, if the Effective Time has not occurred on or before December 31, 2024; provided, however, that such date shall be automatically extended to June 30, 2025 if the SEC has not declared the Registration Statement effective on or prior to December 31, 2024, and provided, further, that this termination right is not available to a party that is in breach or violation of the Business Combination Agreement and such breach or violation is the primary cause of the failure to close by such date; (iii) by either BFAC or the Company, if a governmental entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable; (iv) by either BFAC or Company, if the other party has breached any of its covenants or representations and warranties, or any representation or warranty has become untrue, such that the terminating party’s closing conditions would not be satisfied (subject to a thirty-day cure period, if such breach is curable), provided that this termination right is not available to a party that is in breach of the Business Combination Agreement such that the other party’s closing conditions would not be satisfied; (v) by either BFAC or the Company, if the BFAC Shareholder Approval is not obtained; or (vi) by BFAC, if the Company Stockholder Approval is not obtained by the requisite vote under the DGCL within five (5) days following the date the Registration Statement is declared effective by the SEC.

PIPE Financing

Pursuant to the Business Combination Agreement, the parties agreed that BFAC and the Company would use commercially reasonable efforts to solicit investors to enter into the PIPE Agreement on terms approved by the Company.  On November 22, 2024, BFAC, the Company and Pubco entered into the PIPE Agreement with the PIPE Investor pursuant to which, among other things, the PIPE Investor agreed to subscribe for and purchase from Pubco, and Pubco agreed to issue and sell to such PIPE Investor, up to an aggregate of $5 million of preferred stock of Pubco.

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Support Agreements

Concurrently with the execution of the Business Combination Agreement, BFAC, the Company and certain of their shareholders entered into voting and support agreements (each, a “Support Agreement”), pursuant to which, among other things, each such shareholder or stockholder agreed, with respect to all Equity Securities held by them, to vote in favor of, or consent in writing to, the adoption of the Business Combination Agreement and the approval of the transactions contemplated thereby, including the Reorganization Merger or Acquisition Merger, as applicable, in order to effect the required shareholder approvals. Such vote or consent shall occur as soon as practicable as following the date of this proxy statement/prospectus.

Lockup Agreement

Pursuant to and as a condition to closing the transactions contemplated by the Business Combination Agreement, BFAC, the Company and certain of the Company’s securityholders will enter into the Lockup Agreement. Pursuant to such Lockup Agreement, subject to certain exceptions, (i) the Company stockholders receiving Pubco Class A Common Stock in the Business Combination will agree not to sell, transfer or assign such shares for a period of 12 months from the Closing, (ii) certain of the Company’s management team members will agree not to sell, transfer or assign the shares of Pubco Class B Common Stock they receive in the Business Combination for a period of six months from the Closing and (iii) the former noteholders of the Company will agree not to sell, transfer or assign the shares of Pubco Class B Common Stock they receive in the Business Combination for a period of six months from the Closing.

BFAC Shareholder Proposals

Proposal 1 – The Business Combination Proposal

As discussed in this proxy statement/prospectus, BFAC is asking its shareholders to approve the Business Combination Agreement and the transactions contemplated thereby, including the Mergers pursuant to which Merger Sub 1 will merge with and into BFAC in the Reorganization Merger, with BFAC being the surviving company of such Reorganization Merger and becoming a wholly owned subsidiary of Pubco, and, immediately thereafter and as part of the Closing, Merger Sub 2 will merge with and into the Company in the Acquisition Merger, with the Company being the surviving company of such Acquisition Merger and also becoming a wholly owned subsidiary of Pubco. BFAC shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled the “Shareholder Proposal No. 1: The Business Combination Proposal — The Business Combination Agreement” for additional information and a summary of the material terms of the Business Combination Agreement. You are urged to read the Business Combination Agreement in its entirety before voting on this proposal.

Proposal 2 – The Pubco Organizational Documents Advisory Proposals

As discussed in this proxy statement/prospectus, the BFAC Charter contains various provisions that will not be applicable following consummation of the Business Combination, including certain provisions related to BFAC’s status as a blank check company. Specifically, BFAC is asking its shareholders to approve, on a non-binding advisory basis, separate proposals to approve amendments to the BFAC Charter to: (a) authorize for issuance capital stock of Pubco of 50,000,000 shares of Pubco Class A Common Stock, par value $0.0001 per share, 450,000,000 shares of Pubco Class B Common Stock, par value $0.0001 per share and 10,000,000 shares of preferred stock (designated as Series A); (b) provide that any or all of the directors of Pubco may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a 66 2/3% of the voting power of all then-outstanding shares of capital stock of Pubco entitled to vote generally in the election of directors, voting together as a single class; (c) provide that Pubco will not be governed by Section 203 of the Delaware General Corporation Law, and instead, includes a provision that is substantially similar to Section 203, but excludes certain parties from the definition of “interested stockholder”; (d) provide that any action required or permitted to be taken by the stockholders of Pubco must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders, provided that for so long as holders of Pubco Class A Common Stock own a majority of the total voting power of stock entitled to vote generally in election of directors, any action required or permitted to be taken by stockholders may be taken by written consent in lieu of a meeting; (e) provide that special meetings of Pubco stockholders may be called only by or at the direction of the Pubco Board, the chairperson of the Pubco Board or the Chief Executive Officer of Pubco and may not be called by any stockholder, provided that for so long Hui Luo owns a majority of the total voting power of stock entitled to vote generally in election of directors, special meetings may be called by or at the request of stockholders collectively holding a majority of the total voting power of stock entitled to vote generally in the election of directors; (f) provide that amendment of the Pubco Charter generally requires the approval of the Pubco Board and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class, with the exception of certain provisions that would require the affirmative vote of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the company entitled to vote thereon, voting as a single class; and (g) remove all of the provisions applicable only to blank check companies. This proposal also asks BFAC shareholders to approve amending the Pubco Bylaws to expressly authorize the Pubco Board to make, alter, amend or repeal the Pubco Bylaws by an affirmative vote of a majority of the Pubco Board. The Pubco Bylaws may also be adopted, amended, altered or repealed by the Pubco Stockholders representing at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of Pubco entitled to vote generally in the election of directors. Copies of the Pubco Charter and Pubco Bylaws respectively effectuating the foregoing amendments are attached to this proxy statement/prospectus as Annex B and Annex C. Please see the section entitled “Shareholder Proposal No. 2: The Pubco Organizational Document Advisory Proposals” for additional detail.

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Proposal 3 – The NYSE Proposal

As discussed in this proxy statement/prospectus, BFAC is asking its shareholders to approve for the purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of securities in connection with the Business Combination and the PIPE Financing, to the extent such issuance would require a shareholder vote under NYSE Listing 312.03. Please see the section entitled “Shareholder Proposal No. 3: The NYSE Proposal” for additional detail.

Proposal 4 – The Adjournment Proposal

As discussed in this proxy statement/prospectus, BFAC is asking its shareholders to approve the adjournment of the Shareholder Meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Shareholder Meeting, there are insufficient BFAC Ordinary Shares in the capital of BFAC represented (either in person virtually or by proxy) to constitute a quorum necessary to conduct business at the Shareholder Meeting or at the time of the Shareholder Meeting to approve the Business Combination Proposal or the NYSE Proposal, (ii) if the holders of shares of Public Shares (as defined below) have elected to redeem an amount of shares in connection with the Business Combination Proposal such that the shares of Pubco Common Stock would not be approved for listing on the NYSE, NYSE American or any other national securities exchange or (iii) if BFAC and the Company mutually determine that additional time is required to consummate the Business Combination. Please see the section entitled “Shareholder Proposal No. 4: The Adjournment Proposal” for additional detail.

BFAC Board’s Reasons for Approval of the Business Combination

In reaching its determinations (a) that the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, are advisable and in the best interests of BFAC and (b) to recommend that the BFAC Shareholders adopt the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, the BFAC Board (i) consulted with BFAC’s legal and financial advisors in connection with its evaluation of the Business Combination Agreement and the Business Combination, (ii) reviewed the results of due diligence conducted by BFAC’s management team, together with its legal and financial advisors and (iii) considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the BFAC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The BFAC Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. In approving the Business Combination, the BFAC Board determined it was not necessary to obtain a fairness opinion. The officers and directors of BFAC have substantial experience with mergers and acquisitions and in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with experience and sector expertise of BFAC’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination.

The BFAC Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•

Innovative Educational Technology. The Company’s cutting-edge e-learning solutions and platforms that offer an immersive and interactive learning experience for students of all ages. This innovation positions the Company at the forefront of the digital education revolution, making learning more accessible and engaging.

•

Growth and Scalability. The rapid expansion of the e-learning market and the Company’s impressive growth trajectory. The Company’s scalable business model allows for rapid expansion into new markets and subjects, catering to a growing global demand for online education.

•	Expansive Customer Base. The Company has shown significant momentum in attracting new users and retaining existing ones, highlighting its strong market presence and the value of its offerings.

•

Market Opportunity. The vast size of the global e-learning market and the Company’s potential to further penetrate this market. With the ongoing shift towards online education, the Company is well-positioned to capture a larger share of the market and address the educational needs of learners worldwide.

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•

Competitive Advantages. the Company’s unique positioning in the education sector, underscored by proprietary technology, content partnerships, proprietary curriculum, strong teachers’ base, increasing brand awareness. These factors create significant barriers to entry for potential competitors and underscore the Company’s ability to maintain and expand its market leadership.

•

Experienced Leadership. The seasoned management team behind the Company, whose expertise spans educational technology, digital marketing, and strategic growth. This leadership is seen as a critical asset in navigating the company’s future growth and innovation paths.

•

Cultural and Visionary Alignment. The shared vision of both companies to leverage technology for societal benefit, particularly in education and learning. This alignment in core values and mission is seen as a strong foundation for a successful merger and future collaboration.

•	Valuation and Financial Performance. The attractive valuation of the Company in light of its growth prospects, revenue potential, and the comparative valuations of peers in the e-learning sector.

BFAC’s Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•

Regulatory and Compliance Risks. Given the Company operates within the educational sector, which is subject to extensive regulation, there is a risk of increased compliance costs, potential regulatory actions, or changes in educational policy that could impact the operations and profitability of the combined entity.

•

Technology Update Requirements. The necessity to update the Company’s current online learning application to ensure it meets the latest technological standards and user expectations. This update could require significant investment in development, testing, and deployment, impacting short-term financials and operational focus.

•

Market Competition. Intense competition within the e-learning and distance learning industry, including the threat from established tech giants entering the educational space, which may drive down prices or necessitate increased spending on innovation and marketing to retain market share.

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•

Key Personnel Retention. The critical importance of retaining top talent in a highly competitive industry. The potential loss of key personnel from the Company could adversely affect the merged company’s ability to innovate and execute its business strategy.

•

Historical Financial Performance. The Company has incurred net losses in recent years, resulting in an accumulated deficit. Additionally, the Company's independent auditor included a going concern qualification in the latest financial report, highlighting substantial doubt about the Company's ability to continue as a going concern due to recurring losses and the need for additional capital to support ongoing operations.

•

Economic Fluctuations. Macroeconomic risks, including fluctuations in the global economy that could affect demand for e-learning solutions, particularly in emerging markets that are seen as growth areas for the Company.

•	BFAC Shareholders Receiving Minority Position. The fact that existing BFAC shareholders will hold a minority position in the combined company; and

•

Other Business Risks. Various additional risks associated with the Company’s operation in the fast-evolving e-learning sector, as outlined in the “Risk Factors” section of relevant disclosure documents. These include technological obsolescence, data privacy and security concerns, and potential disruptions in service due to technical or cyber-attacks.

The BFAC Board concluded, in its business judgment, that the potential benefits that it expects BFAC and its shareholders to achieve as a result of the Business Combination outweigh the potentially negative and other factors associated with the Business Combination. Accordingly, the BFAC Board determined that the Business Combination and the transactions contemplated by the Business Combination Agreement (including the Mergers) are fair and advisable to, and in the best interests of, BFAC and its shareholders. The above discussion of the material factors considered by the BFAC Board is not intended to be exhaustive but does set forth the principal factors considered by the BFAC Board. This explanation of BFAC’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Date, Time and Place of the Shareholder Meeting

The Shareholder Meeting will be held on [•], 2024, at [•] [a.m./p.m.], Eastern Time, via a virtual meeting, or at such other time, on such other date and at such place to which the meeting may be postponed or adjourned.

You may attend the Shareholder Meeting and vote your shares electronically during the Shareholder Meeting via live audio webcast by visiting www.[•]. You will need the control number that is printed on your proxy card to enter the Shareholder Meeting. BFAC recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the Shareholder Meeting starts. Please note that you will not be able to attend the Shareholder Meeting in person as the meeting will be virtually only.

If you hold your BFAC Ordinary Shares through a bank or broker, you will need to contact Continental, BFAC’s transfer agent, to receive a control number. If you plan to vote at the Shareholder Meeting, you will need to have a legal proxy from your bank or broker, or if you would like to join and not vote, Continental can issue you a guest control number with proof of ownership. Either way you must contact the Continental for specific instructions on how to receive the control number. Continental can be contacted at the number or email address below. Please allow up to 72 hours prior to the meeting for processing your control number.

You can pre-register to attend the virtual Shareholder Meeting starting [•], 2024 at 9:00 a.m., Eastern Time (two business days prior to the meeting date). Enter the following URL address into your browser www.[•], enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the Shareholder Meeting, you will need to log in again using your control number and will also be prompted to enter your control number if you want to vote during the Shareholder Meeting.

If you do not have access to the internet, you can listen only to the Shareholder Meeting by dialing [•] (or [•] if you are located outside of the United States and Canada (standard rates apply)) and when prompted enter the pin number [•]#. Please note you will not be able to vote or enter questions during the Shareholder Meeting if you choose to participate telephonically.

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Voting Power; Record Date

The BFAC Board has fixed the close of business on [•], 2024 as the Record Date for determining BFAC shareholders entitled to notice of and to attend and vote at the Shareholder Meeting. As of the close of business on the Record Date, there were [•] BFAC Ordinary Shares outstanding and entitled to vote. Each BFAC Ordinary Share is entitled to one vote per share at the Shareholder Meeting.

The BFAC Insiders have agreed, subject to applicable securities laws, to vote any BFAC Ordinary Shares owned by them in favor of the proposals presented at the Shareholder Meeting. As of the date of this proxy statement/prospectus, the Insiders own approximately 70.1% of the total outstanding BFAC Ordinary Shares. As a result, it is expected that the proposals will be approved even if no holders of Public Shares vote in favor of such proposals.

Quorum and Vote for BFAC Shareholders

A quorum of our shareholders is necessary to hold a valid meeting. Pursuant to the BFAC Charter, the presence, in person virtually or by proxy, of shareholders holding a majority of the BFAC Ordinary Shares entitled to vote at the Shareholder Meeting constitutes a quorum at the Shareholder Meeting. Abstentions will be considered present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of two-thirds of the BFAC Ordinary Shares represented in person, virtually, or by proxy and entitled to vote thereon and who vote at the Shareholder Meeting. Each of the other proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the BFAC Ordinary Shares represented in person virtually or by proxy and entitled to vote thereon and who vote at the Shareholder Meeting at which a quorum is present.

Redemption Rights

Pursuant to the BFAC Charter, a holder of Public Shares may demand that BFAC redeem such shares for a pro rata portion of the Trust Account if the Business Combination is consummated. Holders of Public Shares will be entitled to receive cash for these shares only if they deliver their shares to the Transfer Agent no later than two (2) business days prior to the Shareholder Meeting. Holders of Public Shares do not need to vote for or against, or even vote at all on, the Business Combination Proposal, and do not need to be holders of such Public Shares as of the record date, in order to exercise redemption rights. If the Business Combination is not consummated, these shares will not be redeemed for cash. If a holder of Public Shares properly demands redemption, delivers his, her, or its shares to the Transfer Agent as described above, and the Business Combination is consummated, BFAC will redeem each Public Share for a full pro rata portion of the Trust Account, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination. It is anticipated that this would amount to approximately $[•] per share. If a holder of Public Shares exercises its redemption rights, then it will be exchanging its BFAC Ordinary Shares for cash and will no longer own the shares. See the section of this proxy statement/prospectus titled “Shareholder Meeting — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your shares for cash.

Holders of Warrants will not have redemption rights with respect to such Warrants. However, holders of Warrants will retain their Warrants even if they exercise redemption rights with respect to their Public Shares. Accordingly, they may sell their Warrants freely in the open market. However, BFAC cannot assure the holders of Warrants that they will be able to sell their Warrants in the open market as there may not be sufficient liquidity in such securities when holders of Warrants wish to sell their Warrants.

Appraisal Rights

Holders of record of BFAC Ordinary Shares may have appraisal rights in connection with the Merger under the Cayman Companies Act. BFAC shareholders wishing to exercise such statutory dissenter rights and make a demand for payment of the fair value for their BFAC Ordinary Shares must give written objection to the Business Combination Agreement and follow the procedures set out in Section 238 of the Cayman Companies Act, noting that any shareholder to whom the notice of dissent relates shall cease to have any of the rights of a shareholder of the Company except the right to be paid the fair value of his shares and certain other rights pursuant to section 238(7) of the Cayman Companies Act, until such dissenter rights may subsequently be lost and/or extinguished pursuant to the Cayman Companies Act. Since BFAC is a SPAC entity with no assets save for the trust proceeds, in practice, this will be largely similar to the redemption price. Accordingly, BFAC believes that such fair value would equal $[•] (the redemption price per share as of [•], 2024). A BFAC shareholder who elects to exercise appraisal rights must do so in respect of all of the BFAC Ordinary Shares that person holds and will lose their right to exercise their redemption rights as described herein. BFAC shareholders are recommended to seek their own legal advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights under the Cayman Companies Act.

Proxy Solicitation

BFAC is soliciting proxies on behalf of the BFAC Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. BFAC has engaged ClearTrust, LLC to assist in the solicitation of proxies for the Shareholder Meeting.

If a shareholder of BFAC grants a proxy, such shareholder may still revoke such proxy by attending the Shareholder Meeting and voting electronically. A shareholder of BFAC may also change its vote by sending another proxy card with a later date, as described in the section entitled “Shareholder Meeting — Revoking Your Proxy.”

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Interests of BFAC’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of the BFAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Insiders, including BFAC’s directors and executive officers, and their respective affiliates have interests in such proposal that are different from, or in addition to, those of Public Shareholders generally. These interests include, among other things, the interests described below:

•	the fact that the Insiders and BFAC’s officers and directors have certain economic interests in the Business Combination including:

○

the Founder Shares were initially purchased for an aggregate of $25,000. The Insiders have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares they hold in connection with the Business Combination and to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if the Business Combination is not approved and BFAC fails to complete a business combination within the required time period. No consideration was provided to the Insiders in exchange for this waiver. Accordingly, the Founder Shares would be worthless if the Business Combination or another business combination is not consummated within the required time period because the holders thereof are not entitled to participate in any redemption or liquidation distribution with respect to such shares. Such securities may have a significantly higher value at the time of the Business Combination, and if unrestricted and freely tradable would be valued at approximately $        million based upon the closing price of $[•] per BFAC Ordinary Share on NYSE on [•], 2024;

○

As of the date of this proxy statement/prospectus, there is an aggregate principal amount of $[•] of outstanding loans payable to Camel Bay. The loan is non-interest bearing and payable upon the consummation by BFAC of the Business Combination. Upon consummation of a Business Combination, Camel Bay will have the option, but not the obligation, to convert the principal balance of the note, in whole or in part, into Pubco Warrants;

○	As of the date of this proxy statement/prospectus, the Insiders had $[•] in aggregate out-of-pocket expenses to be repaid by BFAC;

○

the Insiders will lose their entire investment in BFAC and will not be reimbursed for any loans extended or out-of-pocket expenses incurred on BFAC’s behalf related to identifying, investigating, negotiating and completing an initial business combination if the Business Combination is not consummated within the required time period;

○

accordingly, based on the value of the securities and the amount of the loans and unreimbursed expenses as set forth above, the aggregate amount that the Insiders and BFAC’s officers and directors have at risk is approximately $[•] million. Of this amount, the SPAC Sponsors have approximately $__ million at risk, comprised of the $25,000 IPO Sponsor invested to acquire its Founder Shares, the $___ Camel Bay invested pursuant to the Purchase Agreement, and the aggregate principal amount of $[•] of outstanding loans, each as detailed further in the section of this proxy statement/prospectus entitled “Information about BFAC – SPAC Sponsors”;

○	in addition, the Insiders can earn a positive rate of return on their investment, even if other BFAC shareholders experience a negative rate of return;

•

the fact that pursuant to the Business Combination Agreement, BFAC has the right to designate one director to the Pubco Board post-Closing. Such director, in the future, may receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to its directors. BFAC has designated [•] to be a director on the Pubco Board post-Closing;

•

the fact that the Business Combination Agreement provides for the continued indemnification of BFAC’s existing directors and officers and/or requires Pubco to purchase, at or prior to the Closing, and maintain in effect for a period of six years after the Closing, a “tail” policy providing directors’ and officers’ liability insurance coverage for certain BFAC directors and officers after the Business Combination;

•

the fact that if the Trust Account is liquidated, including in the event BFAC is unable to complete an initial business combination within the required time period, IPO Sponsor has agreed to indemnify BFAC to ensure that the proceeds in the Trust Account are not reduced below $10.20 per Public Share, or such lesser per share amount as is in the Trust Account, by the claims of prospective target businesses with which BFAC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to BFAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•

the fact that if the Business Combination or another business combination is not consummated within the required time period, BFAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the BFAC Board, dissolving and liquidating.

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The personal and financial interests of the Insiders as well as BFAC’s executive officers and directors may have influenced their motivation in identifying and selecting the Company as a business combination target, completing the Business Combination with the Company and influencing the operation of the business following the Business Combination. The existence of such financial and personal interests may result results in conflicts of interest on the part of such executive officers, directors and Insiders between what he, she, or they may believe is in the best interests of BFAC and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In considering the recommendations of the BFAC Board to vote for the proposals, its shareholders should consider these interests. See this section entitled “Shareholder Proposal No. 1: The Business Combination Proposal — Interests of BFAC’s Directors and Officers and Others in the Business Combination.”

In addition to the foregoing, BFAC’s officers and directors had fiduciary or contractual obligations to other entities while BFAC was seeking to locate a target business for a business combination.  Accordingly, if any of BFAC’s officers or directors had become aware of a business combination opportunity which was suitable for an entity to which he or she had then-current fiduciary or contractual obligations, such officer or director would have been entitled to honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity prior to BFAC and might have only decided to present it to BFAC if such entity rejected the opportunity and consummating the same would not violate any restrictive covenants to which such officers and directors were subject. BFAC’s Existing Charter provides that to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer of BFAC shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as BFAC; and (ii) BFAC renounced any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and BFAC, on the other. Notwithstanding the foregoing, these other fiduciary or contractual obligations, and the Existing Charter’s waiver of such rights, did not impact BFAC’s search for an acquisition target.

Furthermore, pursuant to the Business Combination Agreement, all Company Common Stock issued and outstanding immediately prior to the Effective Time, other than (a) Company Stock held in treasury by the Company or its wholly owned subsidiaries, as applicable, and (b) those shares of Company Common Stock owned by a Dissenting Holder, will be automatically converted into the right to receive an aggregate of 6,535,014 shares of Pubco Class A Common Stock, 5,964,986 shares of Pubco Class B Common Stock and 1,000,000 shares of Pubco Preferred Stock (designated as Series A). Pubco Class A Common Stock will have twenty-five votes per share and Pubco Class B Common Stock will have one vote per share. Accordingly, following consummation of the Business Combination, the holders of the Pubco Class A Common Stock (including Hui Luo, the founder and Chief Executive Officer of Classover and who will serve as the Chief Executive Officer of Pubco upon consummation of the Business Combination) will beneficially own 80.0% of the combined voting power of Pubco Common Stock, assuming no redemptions by the Public Shareholders. As a result, following consummation of the Business Combination, Pubco will be a “controlled company” as defined in the corporate governance rules of Nasdaq and Ms. Luo will have the ability to determine all matters requiring shareholder approval following the Business Combination.

Recommendation of the BFAC Board

The BFAC Board (including all of the independent directors of BFAC who are not executive officers of BFAC) approved the Business Combination and has determined that the Business Combination, on the terms and conditions set forth in the Business Combination Agreement, is advisable and in the best interests of BFAC and its shareholders and has directed that the proposals set forth in this proxy statement/prospectus be submitted to its shareholders for approval at the Shareholder Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The BFAC Board recommends that BFAC’s shareholders vote “FOR” the Business Combination Proposal, “FOR” each of the Pubco Organizational Document Advisory Proposals, “FOR” the NYSE Proposal and “FOR” the Adjournment Proposal (if necessary). See the section entitled “Shareholder Proposal No. 1: The Business Combination Proposal — Recommendation of the BFAC Board and Reasons for the Business Combination” for additional information.

BFAC’s directors and officers may have financial interests in the Business Combination that are different from, or in addition to, their interests as shareholders of BFAC and the interests of shareholders of BFAC generally. The existence of financial and personal interests of one or more of BFAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of BFAC and its shareholders and what they may believe is best for themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “Shareholder Proposal No. 1: The Business Combination Proposal — Interests of BFAC’s Directors and Officers and Others in the Business Combination.”

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization under U.S. GAAP. Under this method of accounting, BFAC will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the Company’s stockholders being expected to comprise 92.73% or 94.64% of the voting power of Pubco under the two redemption scenarios, respectively, directors appointed by the Company constituting four of the five members of the Pubco board of directors, the Company’s operations prior to the acquisition comprising the only ongoing operations of Pubco, and the Company’s senior management comprising all of the senior management of Pubco.

Accordingly, for accounting purposes, the financial statements of Pubco will represent a continuation of the financial statements of the Company with the Business Combination treated as the equivalent of the Company issuing stock for the net assets of BFAC, accompanied by a recapitalization. The net assets of BFAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of the Company in future reports of Pubco.

Regulatory Matters

The Business Combination is not subject to any additional federal or state regulatory requirement or approval, except for (i) filings with the Cayman Islands necessary to effectuate the Business Combination, and (ii) filings of solicitation materials required pursuant to Rule 14a-12 of the Exchange Act.

Emerging Growth Company

Following the Business Combination, Pubco will be an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, it will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the combined company’s securities less attractive as a result, there may be a less active trading market for the combined company’s securities and the prices of the combined company’s securities may be more volatile.

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The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. Pursuant to the JOBS Act, the combined company has elected to take advantage of the benefits of this extended transition period for complying with new or revised accounting standards as required when they are adopted for public companies. As a result, the combined company’s operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

The combined company will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the IPO, (b) in which it has total annual gross revenue of at least $1.235 billion, or (c) in which the combined company is deemed to be a large accelerated filer, which means the market value of the combined company’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which the combined company has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Material U.S. Federal Income Tax Considerations

For a description of material U.S. federal income tax consequences of the Business Combination, the exercise of redemption rights in respect of BFAC Ordinary Shares and the ownership and disposition of BFAC Ordinary Shares and Pubco Common Stock, please see “Material Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Holders.”

Summary Risk Factors

The Business Combination, the Company and BFAC are subject to numerous risks and uncertainties. You should carefully consider these and the other risks set forth in the section entitled “Risk Factors” of this proxy statement/prospectus. Such risks include, but are not limited to those listed below.

Unless otherwise indicated or the context otherwise requires, references to “we”, “us”, “our” and other similar terms refer to the Company prior to the Business Combination and to Pubco and its subsidiaries following the Closing.

Risks Relating to the Company’s Business and Industry

In this section, unless otherwise stated, “we,” “us” or “our” refer to the Classover and its subsidiaries prior to the Business Combination and to Pubco and its subsidiaries after Closing.

•	If we are not able to continue to attract students to purchase our courses and to increase the spending of our students, our business and prospects will be materially and adversely affected.

•

Our business depends on the continued success of our brand, and if we fail to maintain and enhance the recognition of our brand, we may face difficulty attracting students to our online after-school tutoring service, and our reputation and operating results may be harmed.

•

We face competition from established as well as other emerging companies, which could divert customers to our competition, result in pricing pressure, reduced operating margins, loss of market share, departure of qualified teachers and significantly reduce our revenue.

•

We face significant competition, which could increase our customer acquisition cost, cause us to lose students to our competitors, lead to pricing pressure and loss of market shares, and significantly reduce our net revenues.

•

If we are not able to continue to recruit, train and retain a sufficient number of qualified teachers, our business, financial conditions and operating results may be materially and adversely affected.

•

The vast majority of our teachers are engaged as independent contractors, not employees, and if federal or state law mandates that they be classified as employees, our business may be adversely impacted

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•

Students may decide not to continue taking our courses for a number of reasons, including a perceived lack of improvement in their academic performance or general dissatisfaction with our courses, which may adversely affect our business, financial condition, results of operation and reputation.

•	We may not be successful in our expansion of courses in our exploration of additional educational services.

•	We may not be able to maintain or increase our course fee levels.

•	Many of our students are minors, which may subject us to significant and/or heightened litigation risks, regulatory scrutiny, and reputational damage.

•	Tuition refunds or potential refund disputes may negatively affect our cash flows, financial condition, and reputation.

•

We will need to raise additional funds to execute on our current business plans. These funds may not be available to us when we need them on favorable terms or at all. If we cannot raise additional funds when needed, our operations and prospects could be negatively affected.

•	We have incurred, and in the future may continue to incur, net losses.

•	Our financial statements contain disclosure regarding the substantial doubt about our ability to continue as a going concern.

•	We have a limited operating history and operate in a rapidly evolving industry, which makes it difficult to evaluate our business and future prospects and increases the risk of your investment.

•	We have grown rapidly and expect to continue to invest in our growth for the foreseeable future. If we fail to manage this growth effectively, the success of our business model will be compromised.

•

Certain aspects of our business and ability to grow are seasonal and cyclical, which may cause our current business plans to change and our operating results and revenues to fluctuate. As a result, we may fail to meet the expectations of securities analysts and investors, which could cause Pubco’s stock price to decline.

•

As a result of becoming a public company, we will be obligated to develop and maintain proper and effective internal control over financial reporting. Our management has limited experience in operating a public company.

•

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

•

We have identified material weaknesses in our internal control over financial reporting as of December 31, 2023 and 2022, and we may identify additional material weaknesses in the future. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

•

The dual-class structure of Pubco’s Common Stock as contained in the Pubco amended and restated certificate of incorporation has the effect of concentrating voting control with those stockholders who held our capital stock prior to the contemplated transaction, including our directors, executive officers and their respective affiliates.

•	Our estimates of the size of our addressable market may prove to be inaccurate.

•

Our projections are subject to significant risks, assumptions, estimates and uncertainties. These estimates and assumptions are subject to various factors beyond our control. Actual results may differ materially from our expectations.

•

The Company’s prospective financial information and projections are based on assumptions that may not prove to be accurate and may cause the Company or the combined company’s results to differ substantially. The unaudited pro forma financial information, Company financial information and other projections included herein may not be indicative of what the combined company’s actual financial position or results of operations will be.

•	We face risks related to natural and other disasters, health epidemics, and other extraordinary events, such as the COVID-19 pandemic, which could significantly disrupt our operations.

•

We may be exposed to cyberattacks, denial-of-service attacks, ransomware attacks, business email compromises, computer malware, viruses, and social engineering (including phishing) and other cybersecurity threats that may impact our networks or systems.

•	Changes in laws or regulations relating to consumer data privacy could materially and adversely affect our business.

For additional detail on these and other risks, see “Risk Factors” starting on page 52 of this proxy statement/prospectus.

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Risks Related to BFAC before the Business Combination and in connection with the Business Combination and Redemptions

In this section, unless otherwise stated, “we,” “us” or “our” refer to the BFAC and its subsidiaries prior to the Business Combination and to Pubco and its subsidiaries after Closing.

•	If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $[•] per share.

•	The holders of the Founder Shares have agreed to vote their shares in favor of the Business Combination, regardless of how the Public Shareholders vote.

•

Our independent directors may decide not to enforce the indemnification obligations of the IPO Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Shareholders.

•

If, after we distribute the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board may be exposed to claims of punitive damages.

•

If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

•	Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

•	Securities of companies formed through mergers with SPACs such as Pubco may experience a material decline in price relative to the share price of the SPACs prior to the merger.

•	BFAC’s officers and directors have interests in the Business Combination that are different from those of Public Shareholders.

•

The Insiders and BFAC’s directors, officers, advisors and their affiliates may elect to purchase Public Shares prior to the consummation of the Business Combination, which may result it being more likely that we can consummate the Business Combination and reduce the public “float” of our Public Share.

•	Hui Luo will own a majority of Pubco’s voting power following consummation of the Business Combination and thus may control certain actions requiring a stockholder vote.

•	On the Closing Date, the trading price per share value of BFAC Ordinary Shares may be less than the per share value of the Trust Account.

•

Reports published by analysts, including projections in those reports that differ from our actual results, as well as the failure of research analysts to publish reports on us, could adversely affect the price and trading volume of our commons stock.

•	We may become involved in litigation, including securities class action litigation relating to the proposed Business Combination that may materially adversely affect us.

•

Holders of Public Shares who wish to redeem their Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

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•

If a Public Shareholder fails to receive notice of its right to redeem Public Shares in connection with the Business Combination or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

•

BFAC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination even if a substantial majority of BFAC’s shareholders do not support it.

•

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Public Shares.

•	There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

•

BFAC’s Public Shareholders will experience immediate dilution as a consequence of the issuance of BFAC’s ordinary shares as consideration in the Business Combination and the PIPE Financing. Having a minority share position may reduce the influence that the current Public Shareholders have on the management of Pubco.

•

The SEC has recently issued final rules relating to certain activities of SPACs. Certain of the procedures that we or others may determine to undertake in connection with such rules may increase our costs and the time needed to complete the Business Combination.

For additional detail on these and other risks, see “Risk Factors” starting on page 52 of this proxy statement/prospectus.

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SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) of BFAC and the Company, gives effect to the transactions contemplated by the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro forma condensed combined financial statements are based on the BFAC historical financial statements, the Pubco historical financial statements, and the Company historical financial statements as adjusted to give effect to the Business Combination and related transactions. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions as if they had been consummated on September 30, 2024. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2024 and for year ended December 31, 2023 gives effect to the Transactions as if they had occurred on January 1, 2023, the beginning of the earliest period presented.

The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Statements” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of BFAC, Pubco, and the Company for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the combined company’s following the reverse recapitalization.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of BFAC Ordinary Shares:

·

Scenario 1 — Assuming No Redemptions: This presentation assumes that no Public Shareholder exercises redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

·

Scenario 2 — Assuming Maximum Redemptions: This presentation assumes that Public Shareholders holding 3,683,125 Public Shares will exercise their redemption rights for $41,876,683 of funds in the Trust Account. The maximum redemption scenario assumes for illustrative purposes that there will be no funds left in the Trust Account assuming all Public Shareholders exercise their redemption rights with respect to all of the Public Shares.

Unaudited Pro Forma Condensed Combined Balance Sheet As of September 30, 2024

	Pro Forma Combined	Pro Forma Combined
	Assuming No Redemption	Assuming Max Redemption
Total current assets	42,605,660	728,977
Total noncurrent assets	1,861,549	1,861,549
Total assets	$44,467,209	$2,590,526
Total current liabilities	3,256,470	3,256,211
Total noncurrent liabilities	1,667,706	1,667,706
Total liabilities	$4,924,176	$4,923,917
Total stockholder's equity	39,543,033	(2,333,391)
Total liabilities and stockholder’s equity	$44,467,209	$2,590,526

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2024

	Pro Forma Combined	Pro Forma Combined
	Assuming No Redemption	Assuming Max Redemption
Total revenues	$2,804,830	$2,804,830
Total cost of revenues	1,257,169	1,257,169
Gross profit	1,547,661	1,547,661
Total operating expenses	2,494,755	2,494,755
(Loss) from operations	(947,094)	(947,094)
Total other income (expense)	3,126,095	3,126,095
Income (Loss) before provision for income taxes	2,179,001	2,179,001
Provision for income taxes	-	-
Net income (loss)	$2,179,001	$2,179,001
Net loss per share - basic and diluted	$0.08	$0.10
Weighted average shares outstanding - basic and diluted	25,783,125	22,100,000

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2023

	Pro Forma Combined	Pro Forma Combined
	Assuming No Redemption	Assuming Max Redemption
Total revenues	$3,096,835	$3,096,835
Total cost of revenues	1,437,979	1,437,979
Gross profit	1,658,856	1,658,856
Total operating expenses	7,064,848	7,064,848
(Loss) from operations	(5,405,992)	(5,405,992)
Total other income (expense)	(1,264,762)	(1,264,762)
Income (Loss) before provision for income taxes	(6,670,754)	(6,670,754)
Provision for income taxes	-	-
Net income (loss)	$(6,670,754)	$(6,670,754)
Net loss per share - basic and diluted	$(0.24)	$(0.30)
Weighted average shares outstanding - basic and diluted	27,770,599	22,600,000

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COMPARATIVE PER SHARE DATA

The following tables set forth per share data for the Company and BFAC, on a stand-alone basis and on an unaudited pro forma combined basis, as follows:

•	historical per share information of BFAC for the nine months ended September 30, 2024;

•	historical per share information of BFAC for the year ended December 31, 2023;

•	historical per share information of the Company for the nine months ended September 30, 2024;

•	historical per share information of the Company for the year ended December 31, 2023; and

•	unaudited pro forma per share information of Pubco for the nine months ended September 30, 2024, after giving effect to the Business Combination, assuming two redemption scenarios as follows:

o	assuming no redemptions: this presentation assumes that no BFAC Public Shareholders exercise right to have their Public Shares converted into pro rata share of the Trust Account; and

o	assuming maximum redemptions: this presentation assumes that all BFAC Public Shareholders exercise redemption rights with respect to their Public Shares.

The pro forma book value information reflects the Business Combination as if it had occurred on September 30, 2024. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if it had occurred on January 1, 2023.

This information is only a summary and should be read in conjunction with the historical financial statements of the Company and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of the Company and BFAC is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined net income per share information below does not purport to represent the net loss per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of the Company and BFAC would have been had the companies been combined during the periods presented. The calculations do not assume the issuance of any Pubco Common Stock under the 2024 Incentive Plan or conversion of the Series A Pubco Preferred Stock or exercise of any Pubco Warrants.

For the nine months ended September 30, 2024:

			Pro Forma	Pro Froma
			Combined	Combined
			No	Maximum
	Classover	BFAC	Redemption	Redemption
Net income (loss) attributable to shareholders	$(516,528)	$4,498,533	$2,179,001	$2,179,001
Weighted average shares outstanding – basic and diluted	1,576,487	13,125,418	25,783,125	22,100,000
Basic and diluted net (loss) income per share	(0.33)	0.34	0.08	0.10

For the year ended December 31, 2023:

			Pro Forma	Pro Forma
			Combined	Combined
			Assuming	Assuming
			No	Maximum
	Classover	BFAC	Redemption	Redemption
Net income (loss) attributable to shareholders	$(433,055)	$5,265,974	$(6,670,754)	$(6,670,754)
Weighted average shares outstanding – basic and diluted	1,500,000	29,318,851	27,770,599	22,600,000
Basic and diluted net (loss) income per share	(0.29)	0.18	(0.24)	(0.30)

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TICKER SYMBOLS AND DIVIDEND INFORMATION

BFAC

Market Information

The BFAC Units, Public Shares and BFAC Warrants are currently listed on NYSE under the symbols “BFAC.U,” “BFAC” and “BFAC.WS,” respectively. Immediately prior to the Effective Time, the BFAC Units will automatically separate into their component securities and, as a result, will no longer trade as an independent security. BFAC has applied for listing of the Pubco Class B Common Stock and Pubco Warrants on the Nasdaq Global Market, under the symbols “KIDZ” and “KIDZW”, as of immediately following the Closing.

The closing price of the BFAC Units, the Public Shares and the BFAC Warrants on [•], 2024, the last trading day before announcement of the execution of the Business Combination Agreement, was $[•], $[•] and $[•], respectively.

Holders of the BFAC Units, Public Shares and BFAC Warrants should obtain current market quotations for their securities. The market price of these securities could vary at any time before the Business Combination.

Holders

As of [•], 2024, the Record Date, there was [•] holder of record of BFAC Units, [•] holders of record of shares of BFAC Ordinary Shares and [•] holders of record of BFAC Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose BFAC Units, Ordinary Shares and BFAC Warrants are held of record by banks, brokers and other financial institutions.

Dividends

BFAC has not paid any cash dividends to date and does not intend to pay cash dividends prior to the completion of the Business Combination. Assuming the Business Combination is consummated, the payment of cash dividends by Pubco in the future will be dependent, among other things, upon Pubco’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination as well as compliance with the Proposed Charter and the DGCL. The ability of Pubco to declare dividends may also be limited by the terms of financing or other agreements entered into by Pubco from time to time, as well as any regulations that may restrict the payment of dividends in the future.

The Company

Market Information

The Company is a privately-held corporation and none of its securities are publicly traded.

Holders of Ordinary Shares

As of [•], 2024, the Record Date, there were [•] holders of record of Company Stock.

Dividends

There is no public market for the Company’s equity securities. The Company has not paid any cash dividends on its stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Following completion of the Business Combination, Pubco’s Board of Directors will consider whether or not to institute a dividend policy. It is presently intended that Pubco retain its earnings for use in business operations and accordingly, we do not anticipate Pubco’s Board of Directors declaring any dividends in the foreseeable future.

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RISK FACTORS

You should carefully consider all the following risk factors, together with all of the other information in this proxy statement/prospectus, including the financial information, before deciding how to vote or instruct your vote to be cast to approve the Proposals described in this proxy statement/prospectus.

The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, Pubco’s and the Company’s business, financial condition and results of operations. If any of the risks described below materialize, Pubco’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of Pubco’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and are based on certain assumptions made by Pubco and the Company, which later may prove to be incorrect or incomplete. Pubco and the Company may face additional risks and uncertainties that are not presently known to them, or that are currently deemed immaterial, but which may also ultimately have an adverse effect on any such party or on the Business Combination.

In this section, unless otherwise stated, “Company,” “we,” “us” or “our” refer to the Company and its subsidiaries prior to the Business Combination and to Pubco and its subsidiaries after Closing.

Risks Related to the Company’s Business and Pubco After the Business Combination

Risks Relating to the Company’s Business and Industry

If we are not able to continue to attract students to purchase our courses and to increase the spending of our students, our business and prospects will be materially and adversely affected.

We generate revenues primarily from students paying for our online tutoring and after-school courses. Our ability to continue to attract students to purchase our online courses and to increase their spending are critical to the continued success and growth of our business. This in turn will depend on several factors, including our ability to recruit, train and retain high-quality teaching staff, continue to develop, adapt or enhance the quality of our course offerings to meet the evolving demands of our existing or prospective students, adapt our promotional activities to changes in market demand, regulatory regime and practices, enhance our brand equity and awareness to a broader base of potential customers, and effectively utilize the data insights from our online course offerings to refine our educational content offered and provide a more localized, personalized and effective learning experience to our students.

Our ability to retain existing students by improving students’ academic performance and delivering a satisfactory learning experience is also critical to the success of our business. Our ability to improve the academic performance of our students is related to the learning ability, attitude, efforts and time and resource commitments of each student, which are beyond our control. Students may feel dissatisfied with the quality of our educational content offerings and the teachers and student service staff they encounter during our courses or fail to perform up to expectation after attending our courses. In addition, our courses may not be able to satisfy all of our students’ requirements. Satisfaction with our courses may be affected by a number of factors, many of which may not relate to the quality or effectiveness of our course offerings. If students feel that we are not providing them the learning experience they have subscribed for, they may choose to withdraw from existing courses and seek refunds. In addition, the students who fail to improve their performance after attending our programs or have unsatisfactory learning experiences with us may also choose not to refer other students to us, which in turn may adversely affect the number of paid student enrollments.

All of these factors may contribute to reduced student engagement and increased challenges in attracting and enrolling prospective students. We must also manage our growth while maintaining consistent and high teaching quality, and respond effectively to competitive pressures. If we are unable to continue to attract and retain students to purchase our courses and to increase the spending of our students, our gross billings and net revenues may decline, which may have a material adverse effect on our business, financial condition and results of operations.

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Our business depends on the continued success of our brand, and if we fail to maintain and enhance the recognition of our brand, we may face difficulty attracting students to our online after-school tutoring service, and our reputation and operating results may be harmed.

We believe that market awareness of our brand has contributed significantly to the success of our business. Maintaining and enhancing our brand is critical to our efforts to attract students to our online after-school tutoring service, which are in turn critical to our business. Our ability to maintain and enhance brand recognition and reputation depends primarily on the perceived effectiveness and quality of our services, as well as the success of our branding and marketing efforts. Failure to maintain and enhance our brand recognition could have a material and adverse effect on our business, operating results and financial condition. In recent years, we have devoted significant resources to our brand promotion efforts, but we cannot assure you that these efforts will be successful. If we are unable to further enhance our brand recognition, or if our brand image is negatively impacted by any negative publicity relating to our company, courses or teachers, regardless of its veracity, we may not be able to attract students to our online after-school tutoring service successfully or efficiently, and our business and results of operations may be materially and adversely affected.

We face competition from established as well as other emerging companies, which could divert customers to our competition, result in pricing pressure, reduced operating margins, loss of market share, departure of qualified teachers and significantly reduce our revenue.

We expect existing competitors and new entrants to the online education market to constantly revise and improve their business models in response to challenges from competing businesses, including ours. If these or other market participants introduce new or improved delivery of direct-to-consumer online learning and technology-enabled services that we cannot match or exceed in a timely or cost-effective manner, our ability to grow our revenue and achieve profitability could be compromised.

We compete against established companies as well as independent professionals in the education space. Some of our current and tangential and potential competitors have significantly greater financial resources than we do. Increased competition may result in competitive pressure for us or a decrease in our market share, which could negatively affect our revenue and future operating results and our ability to grow our business.

A number of competitive factors could cause us to lose potential opportunities or force us to offer our solutions on less favorable economic terms, including:

•	competitors may develop service offerings that students find to be more compelling than ours;
•	competitors may adopt more aggressive pricing policies and offer more attractive sales terms, adapt more quickly to new technologies and changes in student requirements;
•	competitors may offer better compensation to teachers or divert qualified teachers from our platform;
•

current and potential competitors may establish relationships among themselves or with third parties to enhance their products and expand their markets, and our industry is likely to see an increasing number of new entrants and increased consolidation. Accordingly, new competitors may emerge and rapidly acquire significant market share.

We may not be able to compete successfully against current and future competitors. In addition, competition may intensify as our competitors raise additional capital and as established companies in other market segments or geographic markets expand into our market segments or geographic markets. If we cannot compete successfully against our competitors, our ability to grow our business and achieve profitability could be impaired.

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We face significant competition, which could increase our customer acquisition cost, cause us to lose students to our competitors, lead to pricing pressure and loss of market shares, and significantly reduce our net revenues.

The online education industry is competitive, especially in the core United States markets where we generate the majority of our revenue. We expect competition in this sector to persist. We face competition in each part of our service offerings from other online and offline educational service providers. Some of our current or future competitors may have longer operating histories, greater brand recognition, or greater financial, technical or marketing resources than we do. We compete with these education service providers across a range of factors, including, among others, high-quality content synchronized with local curriculum, textbook versions and academic assessment objectives, insights based on learning data and empowered by data analytics capabilities, application of a wide range of advanced technology in different educational scenarios, functions covering diversified educational scenarios and friendly user experience, effectiveness of customer services and sales and marketing efforts, and track record, trust and brand recognition. Our competitors may adopt similar curricula and marketing approaches, with different pricing and service packages that may have greater appeal than our offerings. In addition, some of our competitors may have more resources than we do and may be able to devote greater resources than we can to the development and promotion of their products and services and respond more quickly than we can to the changes in student preferences, testing materials, admission standards, market needs or new technologies. As a result, our course enrolment may decrease due to intense competition. If we reduce course fees or increase spending in response to competition in order to retain or attract students and high quality teaching staff, or pursue new market opportunities, our net revenues may decrease and our costs and expenses may increase as a result of such actions which may adversely affect our operating margins. If we are unable to successfully compete for students, maintain or increase our level of course fees, attract and retain competent teaching staff or other key personnel, maintain our competitiveness in terms of the quality of our education services in a cost-effective manner, we may lose our market share and our financial condition may be materially and adversely affected.

If we are not able to continue to recruit, train and retain a sufficient number of qualified teachers, our business, financial conditions and operating results may be materially and adversely affected.

Our teachers are critical to maintaining the quality of our course offerings, the learning experience of our students and our brand and reputation. We seek to recruit high-quality teachers with strong education background and teaching skills who have a strong command of the subject areas to be taught and meet our qualifications. As we mainly offer courses in online 1 on 1 or 1 on 6 small-class format, we require a sufficient number of teachers to deliver our courses. The supply of educators in the United States with the necessary experience and qualifications to teach our courses is limited, and we must provide competitive pay to attract and retain them as recurring teachers for our courses.

We cannot assure that we will be able to continue recruit and retain a sufficient number of quality teachers in the future, and if we fail to do so, our teaching quality may be adversely affected. Departure of quality teachers may also reduce the attractiveness of our course offerings and negatively impact our paid student enrollments. We also need to provide on-going training to our teachers, to ensure that they stay abreast of changes in course materials, student demands and other changes and trends necessary to teach effectively. Furthermore, as we continue to develop new educational content, we may need to engage additional high-quality teachers with appropriate skill sets or backgrounds to deliver instructions effectively. We cannot guarantee that we will be able to effectively engage and train such teachers quickly, or at all. In addition, given other potentially more attractive opportunities for our high-quality teachers, over time some of them may choose to leave us. In the event such teachers join our competitors, students may decide to follow such quality teachers and enroll in their courses offered through other online education companies, which may weaken our competitive position in the industry.

Although we have not experienced major difficulties in engaging, training or retaining high-quality teachers in the past, we may not always be able to engage, train and retain a sufficient number of high-quality teachers to keep pace with our growth and our expansion into more comprehensive grade, subject matter and course material coverage, while maintaining consistent educational quality. We may also face significant competition in engaging high-quality teachers from our competitors or from other opportunities that are perceived as more desirable. A shortage of high-quality teachers, a decrease in the quality of our teachers’ performance, whether actual or perceived, or a significant increase in the cost to engage or retain high-quality teachers would have a material adverse effect on our business, financial condition and results of operations.

The vast majority of our teachers are engaged as independent contractors, not employees, and if federal or state law mandates that they be classified as employees, our business may be adversely impacted

We engage independent contractors and are subject to the federal laws and regulations, including but not limited to the U.S. Internal Revenue Service (the “IRS”) regulations, and applicable state laws and regulations regarding independent contractor classification. These regulations and guidelines are subject to judicial and agency interpretation, and it could be determined that the independent contractor classification is inapplicable to the nature of the relationship between us and the independent contractors. Our independent contractors are compensated based on the number of hours they teach, and they are responsible for their own expenses, as specified in formal contracts. These agreements also include indemnification clauses and confidentiality provisions.

If legal standards for classification of independent contractors change, it may be necessary to change our business model or modify our compensation structure for these roles.  This could include paying additional compensation, reimbursing expenses or meeting other requirements related to employees, versus independent contractors.  Such changes could increase our operational costs and potentially disrupt our business operations, adversely impacting our financial condition and results of operations.

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Students may decide not to continue taking our courses for a number of reasons, including a perceived lack of improvement in their academic performance or general dissatisfaction with our courses, which may adversely affect our business, financial condition, results of operation and reputation.

The success of our business depends in large part on our ability to retain our students by delivering a satisfactory learning experience and improving their academic performance through our tutoring services, which represents the majority of our income. If students feel that we are not providing the experience they are seeking, they may choose to withdraw from existing courses and seek refunds. For example, our courses and teachers may fail to significantly improve a student’s academic performance. Student satisfaction with our programs may decline for a number of reasons, many of which may not reflect the effectiveness of our courses and teaching methods. A student’s learning experience may also suffer if his or her relationship with our teachers does not meet expectations. If a significant number of students fail to significantly improve their academic performance after taking our courses or if their learning experiences with us are unsatisfactory, they may not purchase additional courses from us or refer other students to us and our business, financial condition, results of operations and reputation would be adversely affected.

We may not be successful in our expansion of courses in our exploration of additional educational services.

We offer comprehensive tutoring courses covering all core K-12 academic subjects and certain early childhood education courses. We offer our courses in online 1-on-1 and 1-on-6 small-class formats. We aim to continue to expand the coverage of our tutoring courses to cover additional subjects and more versions of different education curricula and textbooks within each subject matter and each grade. Expansions and upgrades to our existing products and courses may not be well received by our students and teachers, and newly introduced course offerings and educational content may not achieve success as expected. Our lack of experience with these new products and services may adversely affect our prospects and our ability to compete with the existing market players in any of these product and service categories. The development of new products, services and content could disrupt our ongoing business, disrupt our management’s attention, be costly and time-consuming and require us to make significant investments in research and product development, develop new technologies, and increase sales and marketing efforts, all of which may not be successful. We cannot assure you that any of such new products or services will achieve market acceptance or generate sufficient revenues to offset the costs and expenses incurred in relation to our development and promotion efforts. If we are unsuccessful in our expansion of after-school tutoring products or in our exploration of additional educational services due to financial constraints, failure to attract qualified personnel or other reasons, our business, financial condition and results of operations could be adversely affected.

We may not be able to maintain or increase our course fee levels.

Our results of operations are affected by the pricing of our online course offerings. At present, we offer three primary payment plans for our courses, which are generally charged under a credit system. A pre-paid credit package system that provides volume discounts for purchasing higher quantities of pre-paid credits in advance, a time based unlimited pass that can be purchased for a duration ranging from 1 to 12 months and competition preparation classes which are typically sold for a set duration (e.g., 30 hours). While we have increased our prices in the past, we cannot guarantee that we will be able to maintain or increase our prices in the future without adversely affecting the demand for our course offerings.

Many of our students are minors, which may subject us to significant and/or heightened litigation risks, regulatory scrutiny, and reputational damage.

Because of the nature of our business, many of our users are minors under the age of 18. As a result, we may be subject to additional laws and regulations that are applicable when businesses interact with children, such as the Children’s Online Privacy Protection Act. Additionally, although transactions with minor children are ultimately authorized and paid for by a parent or guardian, these minor children may not have the capacity to enter into binding agreements or may have the ability to subsequently void contracts. As a result, we may not be able to enforce the terms of these agreements. An incident involving a child, and in particular an incident that has the potential to compromise the safety or privacy of a child, could garner negative attention, which could harm our brand or reputation and affect our business.

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Tuition refunds or potential refund disputes may negatively affect our cash flows, financial condition, and reputation.

We generally offer refunds for unused credits from customers who purchase a credit package within 60 calendar days. The number of refund requests and the amount of refunds could be affected by a number of factors, many of which are beyond our control. These factors include, without limitation to, student dissatisfaction with our teaching quality and our educational content offerings, a perceived decline in our teaching quality due to the departure of popular teachers, privacy concerns relating to our services, negative publicity regarding us or online education in general. Any refund payments that we may be required to make to our students, as well as the expenses we could incur for processing refunds and resolving refund disputes, could be substantial and could adversely affect our business operations and financial condition. A high volume of refunds and refund disputes may also generate negative publicity that could harm our reputation.

We will need to raise additional funds to execute on our current business plans. These funds may not be available to us when we need them on favorable terms or at all. If we cannot raise additional funds when needed, our operations and prospects could be negatively affected.

We expect to finance our operations and capital expenditures over the next twelve months primarily through existing cash balances, supplemented as necessary by funds that may become available through additional financing.

We intend to raise additional capital in connection with the Business Combination and through the issuance of equity, equity related or debt securities, secured loan facilities or through obtaining credit from government or financial institutions or commercial partners.

To the extent we seek to raise funds in the capital markets, our ability to do so will depend upon market conditions, and volatility in the capital markets. We cannot be certain that additional funds will be available to us on the timelines we may need, on favorable terms, or at all. If we cannot raise additional funds when needed, our financial condition, results of operations, cash flows, business and prospects could be materially adversely affected.

We have incurred, and in the future may continue to incur, net losses.

We experienced net losses of $2,325,896 and $433,055 in 2022 and 2023, respectively. We cannot assure you that we will be able to generate net profits or positive cash flow from operating activities in the future. Our ability to achieve profitability will depend in large part on our ability to increase our operating margin, either by growing our revenues at a rate faster than our operating expenses increase, or by reducing our operating expenses, especially our sales and market expenses, as a percentage of our net revenues. Accordingly, we intend to continue to invest in our branding and marketing activities to attract new students, improve our online and mobile platforms and data analytics capabilities to enhance student experience.

Our financial statements contain disclosure regarding the substantial doubt about our ability to continue as a going concern.

As of December 31, 2023, the Company had a stockholders’ deficit of approximately $3,701,226. For the years ended December 31, 2023 and 2022, the Company had losses from operations of $433,055 and $2,325,896. We do not know whether or when we will become profitable. Our annual and interim financial statements disclose and the report from our independent registered public accounting firm as of and for the years ended December 31, 2023 and 2022 includes an explanatory paragraph stating that the liquidity condition raises substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we are not able to obtain sufficient funding, our business, prospects, financial condition and results of operations will be harmed, and we may be unable to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our audited financial statements, and it is likely that investors would lose part or all of their investment. Future reports from our independent registered public accounting firm may also contain statements expressing substantial doubt about our ability to continue as a going concern. If there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms, or at all, and our business may be harmed.

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Because of the numerous risks and uncertainties associated with our business plan, we are unable to accurately predict the timing or amount of expenses or when, or if, we will be able to achieve profitability. Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would depress the value of Pubco’s securities and could impair our ability to raise capital, expand our business, maintain our research and development efforts or continue our operations. A decline in the value of Pubco’s securities could also cause you to lose all or part of your investment.

We have a limited operating history and operate in a rapidly evolving industry, which makes it difficult to evaluate our business and future prospects and increases the risk of your investment.

Founded in June 2020, we have a limited operating history as an online education platform. As a result, there is limited information on which investors can base an evaluation of our business, strategy, operating plan, results and prospects. It is difficult to predict future revenues and appropriately budget for expenses, and we have limited insight into trends that may emerge and affect our business. We face substantial business and operational risks, including a relatively untested market strategy, all of which makes forecasting future business results particularly difficult and results in a significant level of execution risk.

We have grown rapidly and expect to continue to invest in our growth for the foreseeable future. If we fail to manage this growth effectively, the success of our business model will be compromised.

Although we have incurred continuing losses from operations and net losses in the past few years, we have experienced rapid growth in sales, primarily driven by the fast growth of online education during the Covid-19 pandemic. Our revenues increased by 63% from $1,898,718 for the year ended December 31, 2022 to $3,096,835 in 2023. Our growth has placed, and will continue to place, a significant strain on our demand for more educators, customer and IT support staff, administrative and operating infrastructure, educational content development, sales and marketing capacities, facilities and other resources. To further expand our business operations, we need to attract more students, scale up our educational content offerings, increase our educational content development professionals and employees of other functions, as well as strengthen our technology and infrastructure. We will also be required to refine our operational, financial and management controls and reporting systems and procedures. If we fail to efficiently manage this expansion of our business, our costs and expenses may increase more than we plan and we may not successfully attract a sufficient number of students, educators and other personnel in a cost-effective manner, respond to competitive challenges, or otherwise execute our business strategies. In addition, we may, as part of carrying out our growth strategies, adopt new initiatives to offer additional courses and educational content and to implement new pricing models and strategies. We cannot assure you that these initiatives may achieve the anticipated results. These proposed changes may not be well received by our existing and prospective students, in which case their experience with our services may suffer, which could damage our reputation and business prospects.

Certain aspects of our business and ability to grow are seasonal and cyclical, which may cause our current business plans to change and our operating results and revenues to fluctuate. As a result, we may fail to meet the expectations of securities analysts and investors, which could cause Pubco’s stock price to decline.

Our operating results, revenues, and growth potential may fluctuate on a seasonal or cyclical basis, as well as from quarter to quarter and year to year. This seasonality can make our future performance difficult to predict and may cause our operating results for specific periods to fall below expectations.

Classover typically experiences lower demand during the back-to-school season, which spans from late summer to early fall, as parents and students are focused on adjusting to new school schedules and routines. In contrast, we observe increased demand and higher revenues prior to the summer and winter breaks. During these periods, students have more available time for additional learning, and parents are more likely to seek out supplementary educational opportunities.

These seasonal patterns can result in variability in our financial performance, influencing our ability to forecast revenues and manage resources effectively. Understanding and managing these fluctuations is crucial for maintaining consistent growth and meeting market expectations.

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As a result of becoming a public company, we will be obligated to develop and maintain proper and effective internal control over financial reporting. Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the post-combination company. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies. The development and implementation of the standards and controls necessary for the post-combination company to achieve the level of accounting standards required of a public company may require costs greater than expected. It is possible that the post-combination company will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, we will be subject to laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act, related regulations of the SEC and the requirements of the exchange on which our Common Stock is listed, which we were not required to comply with as a private company. As a newly public company as a result of the Business Combination, complying with these statutes, regulations and requirements will occupy a significant amount of time of our board of directors and management and significantly increases our costs and expenses. For example, we will have to institute a more comprehensive compliance function, comply with rules promulgated by Nasdaq, prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws, and establish new internal policies, such as those relating to insider trading. We will also have to retain and rely on outside counsel, accountants and third-party advisors to a greater degree in these activities. In addition, being subject to these rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officer.

We have identified material weaknesses in our internal control over financial reporting as of December 31, 2023 and 2022, and we may identify additional material weaknesses in the future. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

During the course of preparing our financial statements as of and for the years ended December 31, 2023 and 2022, we identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

These material weaknesses related to the following:

• We did not design and maintain formal accounting policies, procedures and internal controls, and did not have the necessary resources in place to achieve complete, accurate and timely financial accounting, reporting and disclosures, including as it relates to (1) revenue recognition and (2) controls to achieve the appropriate segregation of duties within its accounting and finance systems. These deficiencies resulted in material adjustments to our consolidated financial statements.

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Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weaknesses. We intend to address these pervasive material weaknesses and expect to finalize and implement a remediation plan, which we believe will address the underlying causes. We have engaged external advisors with subject matter expertise and additional external resources to provide assistance in assessing the control environment and expect to further engage these external advisors to provide assistance with all elements of the internal controls over financial reporting program, including:

•	Expanding the accounting and finance functions of the Company by hiring additional employees within the accounting and finance department of the Company, which has not yet been initiated;
•	The engagement of a third-party firm to assist the Company in its debt and equity valuation methods and accounting processes;
•	The engagement of a third-party firm to assist the Company for its complex revenue and other transactions;
•	The implementation of additional controls relating to its revenue recognition and impairment process on a go forward basis; and
•	The development and implementation of formal duties, processes and responsibilities within the Company’s accounting and finance systems.

These remediation measures may be time consuming, costly, and might place significant demands on our financial and operational resources. We do not know the specific time frame needed to fully remediate the material weaknesses identified.

We cannot assure you that these measures will significantly improve or remediate the material weaknesses described above. The implementation of these remediation measures is in the early stages and will require validation and testing of the design and operating effectiveness of our internal controls over a sustained period of financial reporting cycles and, as a result, the timing of when we will be able to fully remediate the material weaknesses is uncertain. If the steps we take do not remediate the material weaknesses in a timely manner, there could be a reasonable possibility that these control deficiencies or others may result in a material misstatement of our annual or interim financial statements that would not be prevented or detected on a timely basis. This, in turn, could jeopardize our ability to comply with our reporting obligations, limit our ability to access the capital markets and adversely impact our stock price.

We and our independent registered public accounting firm were not required to perform an evaluation of our internal control over financial reporting as of December 31, 2023 and 2022, in accordance with the provisions of the Sarbanes-Oxley Act. Accordingly, we cannot assure you that we have identified all, or that we will not in the future have additional, material weaknesses. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required by reporting requirements under Section 404 of the Sarbanes Oxley Act after the completion of the Business Combination.

Implementing any appropriate changes to our internal controls may distract our officers and employees, entail substantial costs to modify our existing processes and take significant time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and harm our business. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements on a timely basis may harm our stock price.

The dual-class structure of Pubco’s Common Stock as contained in the Pubco amended and restated certificate of incorporation has the effect of concentrating voting control with those stockholders who held our capital stock prior to the contemplated transaction, including our directors, executive officers and their respective affiliates.

Pubco Class A Common Stock will have twenty-five votes per share and Pubco Class B Common Stock will have one vote per share. Stockholders who will hold shares of Pubco Class A Common Stock, including our founders, together hold a substantial majority of the voting power of our outstanding capital stock. Because of the twenty-five-to-one voting ratio between Pubco Class A Common Stock and Pubco Class B Common Stock, the holders of Pubco Class A Common Stock will collectively control a majority of the combined voting power of our common stock and therefore are able to control all matters submitted to Pubco’s stockholders for approval. This concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future.

Transfers by holders of Pubco Class A Common Stock will generally result in those shares automatically converting to Pubco Class B Common Stock, subject to limited exceptions, such as certain transfers effected for estate planning or charitable purposes. The conversion of Pubco Class A Common Stock to Pubco Class B Common Stock will have the effect, over time, of increasing the relative voting power of those holders of Pubco Class A Common Stock who retain their shares of Pubco Class A Common Stock.

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Our estimates of the size of our addressable market may prove to be inaccurate.

It is difficult to accurately estimate the size of the online education market and predict with certainty the rate at which the market for our products will grow, if at all. While our market size estimate was made in good faith and is based on assumptions and estimates we believe to be reasonable, this estimate may not be accurate. If our estimates of the size of our addressable market are not accurate, our potential for future growth may be less than we currently anticipate, which could have a material adverse effect on our business, financial condition, and results of operations.

Our projections are subject to significant risks, assumptions, estimates and uncertainties. These estimates and assumptions are subject to various factors beyond our control. Actual results may differ materially from our expectations.

We operate in a rapidly changing and competitive industry, and our projections and calculations of key operating metrics are subject to the risks and assumptions made by management with respect to our industry. Operating results are difficult to forecast because they generally depend on a number of factors, including the competition we face, as well as our ability to attract and retain students over a prolonged period of time. We may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in income. Any of these factors could cause our operating results in a given quarter to be higher or lower than expected, which makes creating accurate forecasts and budgets challenging. As a result, we may fall materially short of our forecasts and expectations, including with respect to our key operating metrics, which could cause our stock price to decline and investors to lose confidence in us and our business, financial condition, and results of operations could be materially and adversely affected.

The Company’s prospective financial information and projections are based on assumptions that may not prove to be accurate and may cause the Company or the combined company’s results to differ substantially. The unaudited pro forma financial information, Company financial information and other projections included herein may not be indicative of what the combined company’s actual financial position or results of operations will be.

The Company’s prospective financial information and projections included in this proxy statement/prospectus are based on assumptions and estimates that may not prove to be accurate and may cause the Company or the combined company’s results to differ substantially.

Financial projections, estimates and targets are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies. While all financial projections, estimates and targets are necessarily speculative, the Company believes that the preparation of prospective or illustrative financial information involves increasingly higher levels of uncertainty the further out the projection, estimate or target extends from the date of preparation. The assumptions and estimates underlying the projected, expected or target results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the financial projections, estimates and targets.

In addition, the unaudited pro forma condensed combined financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of the combined company’s results if the Business Combination is completed. The Company and BFAC currently operate as separate companies and have had no prior history as a combined entity and have not previously been managed on a combined basis. The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company. The unaudited pro forma condensed combined statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma condensed combined financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The unaudited pro forma condensed combined financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from the Company and BFAC’s historical financial statements and certain adjustments and assumptions have been made after giving effect to the Business Combination. There may be differences between preliminary estimates in the unaudited pro forma condensed combined financial information and the final acquisition accounting, which could result in material differences from the unaudited pro forma condensed combined financial information presented in this proxy statement/prospectus in respect of the estimated financial position and results of operations of the combined company.

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In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate and other factors may affect the combined company’s financial condition or results of operations following the Closing of the Business Combination. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company.]

We face risks related to natural and other disasters, health epidemics, and other extraordinary events, such as the COVID-19 pandemic, which could significantly disrupt our operations.

Our business could be materially affected by natural disasters, other health epidemics or other public safety concerns affecting the United States. Natural disasters may give rise to server interruptions, breakdowns, system failures, technology platform failures, internet failures or other operation interruptions for us and our service providers, which could cause the loss or corruption of data or malfunction of software or hardware as well as adversely affect our ability and the ability of our service providers to conduct daily operations and to deliver our products and course offerings. Our business could also be adversely affected if employees of ours or our service providers are affected by health epidemics. In addition, our results of operations could be adversely affected to the extent that any health epidemic harms the US economy in general.

We may be exposed to cyberattacks, denial-of-service attacks, ransomware attacks, business email compromises, computer malware, viruses, and social engineering (including phishing) and other cybersecurity threats that may impact our networks or systems.

Cyberattacks, including through the use of malware, computer viruses, distributed denial of services attacks, ransomware attacks, credential harvesting, social engineering and other means for obtaining unauthorized access to or disrupting the operation of our networks and systems could have a material adverse effect on our operations. Cyberattacks can cause equipment or network failures, loss or corruption of information, including personal information or our customers’ proprietary information, as well as disruption to our operations, which could result in significant expenses, potential investigations and legal liability, and reputational damage. The development and maintenance of systems to prevent such attacks is costly and requires ongoing monitoring, updating and personnel. While, to date, we have not knowingly been subject to cyberattacks that, individually or in aggregate, have been material to our operations or financial condition, the preventive actions we take to reduce the risks associated with cyberattacks may be insufficient to repel or mitigate the effects of a major cyberattack in the future.

Changes in laws or regulations relating to consumer data privacy could materially and adversely affect our business.

Classover, as an online tutoring and afterschool service, must adhere to a set of specific regulations that govern educational practices, data privacy, and consumer protection in the United States. The regulatory landscape is influenced heavily by both federal and state laws, creating a multifaceted compliance environment.

At the federal level, the Children's Online Privacy Protection Act (COPPA) is particularly critical for services like Classover that engage with children under the age of 13. COPPA requires such services to obtain verifiable parental consent before collecting personal information from children. This act also mandates clear disclosure of how the collected information is used and shared, ensuring that parents have control over their children's personal data. Additionally, the Family Educational Rights and Privacy Act (FERPA) protects the privacy of student education records and provides parents with certain rights regarding their children's educational information, which transfers to the students themselves once they reach the age of 18 or attend a school beyond the high school level.

State regulations can introduce additional complexities. For instance, California’s Consumer Privacy Act (CCPA) and the more recent California Privacy Rights Act (CPRA) enhance privacy rights and consumer protection for residents of California, including stricter data handling protocols that Classover must follow. These laws not only affect companies based in California but also those operating or collecting data from California residents, thus impacting Classover's operations nationwide due to the online nature of its services.

To navigate these regulatory waters effectively, Classover would need to establish a rigorous compliance program that includes thorough training for all employees on relevant laws and regular audits to ensure ongoing compliance. This program must also be dynamic, ready to adapt to new regulations or changes to existing laws. By prioritizing compliance, Classover can safeguard its operations against legal challenges and build a trustworthy relationship with students, parents, and educational institutions across the country.

Failure to secure trademarks for the name "Classover" and its business logo poses a risk to our brand identity and could materially and adversely affect our business.

As of the date of this proxy statement/prospectus, Classover has not yet registered trademarks for our brand and logo. While we intend to commence the trademark application process promptly, there is no guarantee of approval. Our name, logo, and other trademarks are integral to distinguishing our brand in the market, and any inability to secure these trademarks could adversely affect our business and reputation among customers.

The Pubco Charter will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with Pubco or its directors, officers, employees or stockholders.

The Pubco Charter will require, to the fullest extent permitted by law, that derivative actions brought in Pubco’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel; provided that Pubco’s stockholders will not be deemed to have waived Pubco’s compliance with federal securities laws and the rules and regulations thereunder and can therefore bring claims for breach of these provisions in any appropriate forum. Notwithstanding the foregoing, the Court of Chancery of the State of Delaware shall not be the sole and exclusive forum for any of the following actions: (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or, in each case, rules and regulations promulgated thereunder, for which there is exclusive federal or concurrent federal and state jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of Pubco’s capital stock shall be deemed to have notice of and consented to the forum provisions in the Pubco Charter.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Pubco or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the Pubco Charter to be inapplicable or unenforceable in an action, Pubco may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

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Risks Relating to Being a Public Company and Pubco’s Securities

Going public through a merger rather than an underwritten offering presents risks to unaffiliated investors. Subsequent to our completion of the business combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could negatively affect our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Going public through a merger rather than an underwritten offering, as the Company is seeking to do, presents risks to unaffiliated investors. Such risks include the absence of a due diligence investigation conducted by an underwriter that might be subject to liability for any material misstatements or omissions in a registration statement. We cannot assure you that due diligence conducted in connection with this business combination has identified all material issues that may be present in the Company’s business prior to the completion of the Business Combination or that factors outside of the Company’s control will not later arise. As a result of these factors, Pubco may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in Pubco reporting losses. Even if the due diligence investigation successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the preliminary risk analysis. Although these charges may be non-cash items and not have an immediate impact on Pubco’s liquidity, the fact that it reports charges of this nature could contribute to negative market perceptions about the post-combination company or its securities. In addition, charges of this nature may cause Pubco to violate net worth or other covenants to which it may be subject as a result of assuming pre-existing debt held by a target business or by virtue of obtaining debt financing thereafter. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their securities.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about Pubco, the price for our shares and the trading volume could decline significantly.

The trading market for Pubco’s shares will depend, in part, on the research and reports that securities or industry analysts publish about Pubco or its business. We may be unable to sustain coverage by well-regarded securities and industry analysts. If only a limited number of securities or industry analysts maintain coverage of Pubco, or if these securities or industry analysts are not widely respected within the general investment community, the demand for Pubco’s shares could decrease, which might cause the price for Pubco’s shares and the trading volume to decline significantly. In the event that Pubco obtains securities or industry analyst coverage, if one or more of the analysts who cover Pubco downgrade their assessment of Pubco or publish inaccurate or unfavorable research about our business, the market price and liquidity for Pubco’s shares could be negatively impacted.

A market for Pubco’s Shares may not develop, which would adversely affect the liquidity and price of Pubco’s Shares.

An active trading market for Pubco’s shares may never develop or, if developed, may not be sustained. You may be unable to sell your Pubco’s shares unless a market can be established and sustained. This risk will be exacerbated if there is a high level of redemptions of BFAC’s Public Shares in connection with the Closing of the Business Combination.

The trading prices of Pubco’s shares may be volatile and may fluctuate due to a variety of factors, some of which are beyond our control, including, but not limited to:

•	actual or anticipated fluctuations in our financial condition or results of operations;

•	variance in our financial performance from expectations of securities analysts;

•	changes in our projected operating and financial results;

•	changes in laws and regulations affecting our business, our customers, suppliers, or our industry;

•	announcements of new offerings and expansions by us or our competitors;

•	our ability to continue to innovate and bring offerings to market in a timely manner;

•	our involvement in actual or potential litigation or regulatory investigations;

•	negative publicity about us, our offerings or our industry;

•	changes in our senior management or key personnel;

•	announcements of new investments, acquisitions, strategic partnerships, or joint ventures by us or our competitors;

•	sales of our securities by us or our shareholders or, as well as the anticipation of lockup releases;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in the post-combination company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of Pubco Common Stock available for public sale;

•	general economic, political, regulatory, industry, and market conditions;

•	natural disasters or major catastrophic events; and

•	other events or factors, including those resulting from war, incidents of terrorism, natural disasters, pandemics or responses to these events.

These and other factors may cause the market price and demand for Pubco’s shares to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise negatively affect the liquidity of Pubco’s shares. Fluctuations may be even more pronounced in the trading market for Pubco’s shares shortly following the Business Combination. Following periods of such volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Because of the potential volatility of Pubco’s shares, Pubco may become the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from its business.

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If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of Pubco’s securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Pubco’s securities may decline. In addition, following the Business Combination, fluctuations in the price of Pubco’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the Company’s securities. Accordingly, the valuation ascribed to the Company’s Ordinary Shares in the Business Combination may not be indicative of the actual price that will prevail in the trading market following the Business Combination. If an active market for Pubco’s securities develops and continues, the trading price of its securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond its control. Pubco/s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of Pubco’s securities may not recover and may experience a further decline, which could have a material adverse effect on your investment in our securities.

Broad market and industry factors may materially harm the market price of our securities irrespective of Pubco’s operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of Pubco’s securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to the post-combination company could depress Pubco’s stock price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of Pubco’s securities also could adversely affect its ability to obtain additional financing in the future.

Our issuance of additional shares in connection with financings, acquisitions, investments, our equity incentive plans or otherwise will dilute all other shareholders.

We expect to issue additional share capital in the future that will result in dilution to all other shareholders. We expect to grant equity awards to key employees under our equity incentive plans including without limitation the 2024 Equity Incentive Plan (as defined below). In addition to the PIPE Financing, we also intend to raise capital through equity financings shortly after the consummation of the Business Combination and in the future. As part of our business strategy, we may acquire or make investments in companies, solutions or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional share capital may cause shareholders to experience significant dilution of their ownership interests and the per share value of Pubco’s shares to decline.

Future resales of our outstanding securities, including the registration of securities for resale under the Registration Rights Agreement, may cause the market price of our securities to drop significantly, even if our business is doing well.

Pubco will have 27,270,599 shares of Common Stock outstanding immediately following the consummation of the Business Combination (assuming that no ordinary shares are redeemed by BFAC’s public shareholders), excluding the shares issuable upon conversion of the preferred stock of Pubco issued in connection with the PIPE Financing. Additionally, Pubco will have the obligation to register the resale of certain securities held by the Insiders and affiliates of the Company following consummation of the Business Combination. Accordingly, there may be a large number of ordinary shares of Pubco sold in the market following the consummation of the Business Combination, or shortly thereafter. The sale or possibility of sale of these securities could have the effect of increasing the volatility in our share price or putting significant downward pressure on the price of our common stock.

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The requirements of being a public company may strain our resources, divert our management’s attention and affect our ability to attract and retain qualified board members.

We will be subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, the Dodd-Frank Act, Nasdaq listing requirements and other applicable securities rules and regulations. As such, we will incur additional legal, accounting and other expenses following completion of the Business Combination. These expenses may increase even more if we no longer qualify as an “emerging growth company,” as defined in Section 2(a) of the Securities Act. The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We may need to hire more employees post-Business Combination or engage outside consultants to comply with these requirements, which will increase our post-Business Combination costs and expenses.

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Changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We expect these laws and regulations to increase our legal and financial compliance costs after the Business Combination and to render some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty.

As a result of disclosure of information in this proxy statement/prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and, even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could cause an adverse effect on our business, financial condition, results of operations, prospects and reputation.

We will be an “emerging growth company,” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make Pubco’s Shares less attractive to investors, which could have a material and adverse effect on us, including our growth prospects.

Upon consummation of the Business Combination, we will be an “emerging growth company” as defined in the JOBS Act. We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of shares of Pubco Common Stock held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we issued more than $1.0 billion in non-convertible debt during the prior three-year period. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

In addition, Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

As a “smaller reporting company” we are permitted to provide less disclosure than larger public companies which may make our common stock less attractive to investors.

BFAC is currently a “smaller reporting company,” as defined by Rule 12b-2 of the Exchange Act and Pubco will continue to be one immediately after the Business Combination. As a smaller reporting company, it is eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies. Consequently, it may be more challenging for investors to analyze our results of operations and financial prospects which may result in less investor confidence. Investors may find the Pubco Common Stock less attractive as a result of our smaller reporting company status. If some investors find the Pubco Common Stock less attractive, there may be a less active trading market for the Pubco Common Stock and the share price may be more volatile.

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We have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by Pubco and the Company.

We expect to incur significant costs associated with the Business Combination. We will only pay some of these expenses if the Business Combination occurs. Other fees and expenses, including legal fees, independent auditor fees, fees to our solicitation agent, and expenses incurred in connection with the proxy solicitation for the Shareholder Meeting will be incurred regardless of whether the Business Combination occurs. These expenses will reduce the amount of cash available to be used for other corporate purposes by Pubco and the Company whether or not the Business Combination is completed.

In the event that a significant number of BFAC’s Ordinary Shares are redeemed, its stock may become less liquid following the Business Combination.

If a significant number of BFAC’s Ordinary Shares are redeemed, Pubco, following the Business Combination, may be left with a significantly smaller number of outstanding shares. As a result, trading in the shares of the surviving company following the Business Combination may be limited and your ability to sell your shares in the market could be adversely affected. The Nasdaq may delist the Ordinary Shares on its exchange, which could limit investors’ ability to make transactions in Pubco’s securities and subject Pubco to additional trading restrictions.

We may fail to realize any or all of the anticipated benefits of the Business Combination.

The success of the Business Combination will depend, in part, on Pubco’s ability to successfully manage and deploy the cash received upon the consummation of the Business Combination. Although it intends to use the cash received upon the consummation of the Business Combination for the continued development of its offerings, there can be no assurance that it will be able to achieve our intended objectives.

If the Business Combination does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code or as part of an “exchange” within the meaning of Section 351(a) of the Code, then the Business Combination generally will be taxable to U.S. Holders.

The Business Combination should qualify as a “reorganization” within the meaning of Section 368(a) of the Code and may qualify as an “exchange” within the meaning of Section 351(a) of the Code. However, as discussed in further detail in the section titled “Certain Material United States Federal Income Tax Considerations — Material U.S. Federal Income Tax Effects of the Business Combination” there are significant legal uncertainties with respect to such qualification, and the U.S. Internal Revenue Service (the “IRS”) could take, and a court possibly could sustain, a different position. Moreover, the closing is not conditioned upon the receipt of an opinion of counsel that the Business Combination will qualify as a reorganization, and none of Pubco, BFAC or the Company intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, no assurance can be given that the Business Combination will qualify as a reorganization.

If the Business Combination does not qualify as a reorganization or as part of an exchange within the meaning of Section 351 of the Code, then a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between the fair market value (as of the closing date of the Business Combination) of Pubco securities received in the Business Combination over such holder’s aggregate adjusted tax basis in the corresponding securities surrendered by such holder in the Business Combination in exchange therefor. The tax consequences of the Business Combination are complex and will depend on each U.S. Holder’s particular circumstances.

Pubco may be unable to maintain the listing of its securities on Nasdaq following the closing of the Business Combination.

Pubco has applied to have its securities listed on Nasdaq upon consummation of the Business Combination.  Pursuant to recent Nasdaq listing rule amendments effective October 7, 2024, Pubco must comply with listing standards immediately upon consummation of the Business Combination or face suspension or delisting, with no grace period to "cure" the deficiencies.  If Pubco is unable to meet the listing requirements immediately upon consummation of the Business Combination, Pubco’s securities may not be listed or traded on a national securities exchange.  Additionally, if Pubco is unable to continue to meet the listing requirements of Nasdaq following the closing of the Business Combination, Pubco’s securities could be delisted from trading on Nasdaq in the future. If its securities are delisted, Pubco could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	reduced liquidity with respect to its securities;

•	a determination that its shares are a “penny stock,” which will require brokers trading in its securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for its securities;

•	a limited amount of news and analyst coverage for the post-transaction company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

It is expected that Pubco will retain most, if not all, of its available funds and any future earnings after the Business Combination to fund the development and growth of its business. As a result, it is not expected that Pubco will pay any cash dividends in the foreseeable future. Following completion of the Business Combination, the Pubco Board of directors will have discretion as to whether to distribute dividends. Even if the board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by us from subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by the board of directors. Accordingly, you may need to rely on sales of Pubco’s shares after price appreciation, which may never occur, as the only way to realize any future gains on your investment. There is no guarantee that the shares of Pubco Common Stock will appreciate in value after the Business Combination or that the market price of the shares of Pubco Common Stock will not decline.

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Our management team has limited experience managing a public company.

Most of the members of our management team have limited or no experience in managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws and regulations pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and may divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, and operating results.

We may be adversely affected by the effects of inflation and a potential recession.

Global inflation has adversely affected, and may continue to affect, our liquidity, business, financial condition, and results of operations by increasing our overall cost structure, particularly if we are unable to increase the prices we charge for our offerings. The existence of inflation in the economy has resulted in, and may continue to result in, higher interest rates and capital costs, increased costs of labor, weakening exchange rates and other similar effects. As a result of inflation, we have experienced and may continue to experience, cost increases. In addition, poor economic and market conditions, including a potential recession, may negatively impact the research and development investments and consumer spending levels and willingness, which would adversely affect our operating income and results of operations. If we are unable to take effective measures in a timely manner to mitigate the impact of the inflation as well as a potential recession, our business, financial condition, and results of operations could be adversely affected.

A decline in general economic conditions or a disruption of financial markets may affect the discretionary income of consumers, which in turn could adversely affect our profitability.

Our operations and profitability are directly or indirectly affected by general economic conditions and, in particular, conditions that have a direct impact on the demand for extracurricular educational activities. A decline in general economic conditions could reduce the level of discretionary income that players have to spend on our offerings, which could negatively impact our revenue. The revenue generated from a particular offering could be affected directly by declines in consumer spending more broadly, resulting in a reduction in revenue we receive through various income-sharing and/or profit-sharing arrangements. In addition, adverse economic conditions, including volatility and disruptions in financial markets, may also affect other shareholders or investors in this arena, thereby potentially affecting their ability to cooperate with us.

The unaudited pro forma financial information included elsewhere in this proxy statement may not be indicative of what Pubco’s actual financial position or results of operations would have been.

BFAC and the Company currently operate as separate companies and have had no prior history as a combined entity, and BFAC’s and the Company’s operations have not previously been managed on a combined basis. The pro forma financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of Pubco. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from BFAC’s and the Company’s historical financial statements and certain adjustments and assumptions have been made regarding the Company after giving effect to the Business Combination. There may be differences between estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this proxy statement in respect of the estimated financial position and results of operations of the Company. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect the Company’s financial condition or results of operations following the closing. Any potential decline in the Company’s financial condition or results of operations may cause significant variations in the stock price of Pubco.

Pubco may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to holders, thereby making the Pubco Warrants worthless.

Pubco will have the ability to redeem outstanding Pubco Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Pubco Class B Common Stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met on the date Pubco gives notice of redemption. Pubco will not redeem the warrants unless an effective registration statement under the Securities Act covering the Pubco Class B Common Stock issuable upon exercise of the warrants is effective and a current prospectus relating to those Pubco Class B Common Stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the Pubco Warrants become redeemable by Pubco, Pubco may exercise its redemption right even if Pubco is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Pubco Warrants could force you to (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

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Risks Related to BFAC Before the Business Combination, the Business Combination and Redemptions

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $[•] per share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. Making such a request of potential target businesses may make our acquisition proposal less attractive to them and, to the extent prospective target businesses refuse to execute such a waiver, it may limit the field of potential target businesses that we might pursue.

Upon redemption of our Public Shares, if we are unable to complete our initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share redemption amount received by Public Shareholders could be less than the $[•] per share initially held in the Trust Account, due to claims of such creditors. The IPO Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.20 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the IPO Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether the IPO Sponsor have sufficient funds to satisfy their indemnity obligations and believe that the IPO Sponsor’s only assets are securities of our company. We have not asked the IPO Sponsor to reserve for such indemnification obligations. Therefore, we believe it is unlikely that the IPO Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.20 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers or directors are required to indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

The holders of the Founder Shares have agreed to vote their shares in favor of the Business Combination, regardless of how the Public Shareholders vote.

The holders of the Founder Shares, have, subject to applicable securities laws, agreed, among other things, to vote all of their BFAC Ordinary Shares in favor of all the proposals being presented at the Shareholder Meeting, including the Business Combination Proposal and the transactions contemplated thereby. As of the date of this proxy statement/prospectus, the Founder Shares represented 70.1% of the issued and outstanding BFAC Ordinary Shares.  As a result, it is expected that the proposals will be approved even if no holders of Public Shares vote in favor of such proposals.

Our independent directors may decide not to enforce the indemnification obligations of the IPO Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.20 per public share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the IPO Sponsor assert that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the IPO Sponsor to enforce their indemnification obligations.

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While we currently expect that our independent directors would take legal action on our behalf against the IPO Sponsor to enforce their indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so. For example, they may determine that the cost of such legal action is too high relative to the amount recoverable or that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our Public Shareholders may be reduced below $[•] per share.

The BFAC Board did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the Public Shareholders.

The BFAC Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Accordingly, investors will be relying solely on the judgment of the BFAC Board in valuing Classover and assuming the risk that the BFAC Board may not have properly valued the business. There can be no assurance, however, that the BFAC Board was correct in its assessment of the Business Combination. For a complete discussion of the factors utilized by the BFAC Board in approving the Business Combination, see the section entitled “The Business Combination Proposal.”

If, after we distribute the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, thereby exposing themselves and our company to claims, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable for a fine of approximately $18,000 and imprisonment for five years in the Cayman Islands.

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Securities of companies formed through mergers with SPACs such as Pubco may experience a material decline in price relative to the share price of the SPACs prior to the merger.

BFAC issued BFAC Ordinary Shares as part of units for $10.00 per unit upon the closing of its initial public offering. As with other SPACs, the $10.00 per share price of BFAC reflected each BFAC Ordinary Share having the right to redeem such share for a pro rata portion of the proceeds held in the Trust Account. Following Closing, the outstanding Public Shares will no longer have any such redemption right and may be dependent upon the fundamental value of Pubco, as well as other relevant factors such as market conditions and trading multiples. The securities of other companies formed through mergers with SPACs in recent years have traded at prices significantly less than $10.00 per share after consummation of their business combinations.

BFAC’s officers and directors have interests in the Business Combination that are different from those of Public Shareholders.

When you consider the recommendation of the BFAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Insiders, including BFAC’s executive officers and directors, and their respective affiliates have interests in such proposal that are different from, or in addition to, those of Public Shareholders generally. These interests include that the Insiders will lose their entire investment in BFAC if an initial business combination is not completed (other than with respect to Public Shares they may acquire in the future), and that the Insiders will benefit from the completion of a business combination and may be incentivized to complete a business combination, even if it is with a less favorable target company or on less favorable terms to shareholders, rather than liquidate BFAC. Further, the personal and financial interests of the IPO Sponsor, as well as BFAC’s executive officers and directors may have influenced their motivation in identifying and selecting the Company as a business combination target and completing the Business Combination with the Company. In considering the recommendations of the BFAC Board to vote for the proposals, Public Shareholders should consider these interests as well as, among other things, the interests described below:

•	the fact that the Insiders and BFAC’s officers and directors have certain economic interests in the Business Combination including:

○

the Founder Shares were initially purchased for an aggregate of $25,000. The Insiders have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares they hold in connection with the Business Combination and to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if the Business Combination is not approved and BFAC fails to complete a business combination within the required time period. No consideration was provided to the Insiders in exchange for this waiver. Accordingly, the Founder Shares would be worthless if the Business Combination or another business combination is not consummated within the required time period because the holders thereof are not entitled to participate in any redemption or liquidation distribution with respect to such shares. Such securities may have a significantly higher value at the time of the Business Combination, and if unrestricted and freely tradable would be valued at approximately $      million based upon the closing price of $[•] per BFAC Ordinary Share on NYSE on [•] 2024;

○

As of the date of this proxy statement/prospectus, there is an aggregate principal amount of $[•] of outstanding loans payable to Camel Bay.  The loan is non-interest bearing and payable upon the consummation by BFAC of the Business Combination. Upon consummation of a Business Combination, Camel Bay will have the option, but not the obligation, to convert the principal balance of the note, in whole or in part, into Pubco Warrants;

○	As of the date of this proxy statement/prospectus, the Insiders had $[•] in aggregate out-of-pocket expenses to be repaid by BFAC;

○

the Insiders will lose their entire investment in BFAC and will not be reimbursed for any loans extended or out-of-pocket expenses incurred on BFAC’s behalf related to identifying, investigating, negotiating and completing an initial business combination if the Business Combination is not consummated within the required time period;

○

accordingly, based on the value of the securities and the amount of the loans and unreimbursed expenses as set forth above, the aggregate amount that the Insiders and BFAC’s officers and directors have at risk is approximately $[•] million. Of this amount, the SPAC Sponsors have approximately $__ million at risk, comprised of the $[25,000] IPO Sponsor invested to acquire its Founder Shares, the $___ Camel Bay invested pursuant to the Purchase Agreement, and the aggregate principal amount of $[•] of outstanding loans, each as detailed further in the section of this proxy statement/prospectus entitled “Information about BFAC – SPAC Sponsors”;

○	in addition, the Insiders can earn a positive rate of return on their investment, even if other BFAC shareholders experience a negative rate of return;

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•

the fact that pursuant to the Business Combination Agreement, BFAC has the right to designate one director to the Pubco Board post-Closing. Such director, in the future, may receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to its directors. BFAC has designated [•] to be a director on the Pubco Board post-Closing;

•

the fact that the Business Combination Agreement provides for the continued indemnification of BFAC’s existing directors and officers and/or requires Pubco to purchase, at or prior to the Closing, and maintain in effect for a period of six years after the Closing, a “tail” policy providing directors’ and officers’ liability insurance coverage for certain BFAC directors and officers after the Business Combination;

•

the fact that if the Trust Account is liquidated, including in the event BFAC is unable to complete an initial business combination within the required time period, the IPO Sponsor has agreed to indemnify BFAC to ensure that the proceeds in the Trust Account are not reduced below $10.20 per Public Share, or such lesser per share amount as is in the Trust Account, by the claims of prospective target businesses with which BFAC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to BFAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•

the fact that if the Business Combination or another business combination is not consummated within the required time period, BFAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the BFAC Board, dissolving and liquidating.

The personal and financial interests of the Insiders as well as BFAC’s executive officers and directors may have influenced their motivation in identifying and selecting the Company as a business combination target, completing the Business Combination with the Company and influencing the operation of the business following the Business Combination. The existence of such financial and personal interests may result results in conflicts of interest on the part of such executive officers, directors and Insiders between what he, she, or they may believe is in the best interests of BFAC and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In considering the recommendations of the BFAC Board to vote for the proposals, its shareholders should consider these interests.

The Insiders and BFAC’s directors, officers, advisors and their affiliates may elect to purchase Public Shares prior to the consummation of the Business Combination, which may result it being more likely that we can consummate the Business Combination and reduce the public “float” of our Public Share.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Insiders and BFAC’s directors, officers, advisors or respective affiliates may purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the proposals presented at the Shareholder Meeting, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the proposals presented at the Shareholder Meeting. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Insiders or BFAC’s directors, officers, advisors or respective affiliates purchase Public Shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their Public Shares. The purpose of such share purchases and other transactions would be to decrease the number of shares that have been or may be submitted for redemption.

Entering into any such arrangements may have a depressive effect on the market price of BFAC Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. We will file or submit a Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the Shareholder Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

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If any shares were so purchased, the purchaser would not vote any such shares in favor of approval of the Business Combination Proposal. Additionally, the purchaser would waive any redemption rights with respect to any securities so purchased.

Any purchases by the Insiders and BFAC’s officers and directors and/or their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Insiders and BFAC’s officers and directors and/or their respective affiliates will not make purchases of shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event the Insiders or our directors, officers, advisors or their affiliates were to purchase Public Shares from Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act.

Hui Luo will own a majority of Pubco’s voting power following consummation of the Business Combination and thus may control certain actions requiring a stockholder vote.

Upon consummation of the Business Combination, Hui Luo will own approximately [89.46]% of Pubco’s issued common stock voting power assuming no Public Shares are redeemed and approximately [91.30]% of Pubco’s issued common stock voting power assuming all Public Shares are redeemed. Accordingly, for the foreseeable future, Hui Luo will control Pubco and its corporate affairs. So long as Hui Luo continues to control more than 50% of the voting control of Pubco Common Stock, she will be able to direct the election of all the members of the Pubco Board. In addition, as long as Hui Luo continues to control more than 50% of the Pubco Common Stock voting power, she will have the ability to take stockholder action without the approval of any other stockholder. Similarly, Hui Luo will have the ability to prevent the approval of any action submitted to the Pubco stockholders. If Hui Luo does not provide any requisite approval or consent allowing Pubco to take any such action when requested, Pubco will not be able to engage in the related activities and, as a result, Pubco’s business and its operating results may be harmed.

Due to the ownership by Hui Luo of the Pubco Common Stock, Pubco will be considered a “controlled company” under Nasdaq rules. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements (a) that a majority of the board consists of independent directors; (b) for an annual performance evaluation of the nominating and corporate governance and compensation committees; (c) that the controlled company has a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (d) that the controlled company has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility.

On the Closing Date, the trading price per share value of BFAC Ordinary Shares may be less than the per share value of the Trust Account.

Although the parties to the Business Combination agreed the consideration to be provided to BFAC shareholders was valued at a price equal to the per share amount in the Trust Account at the time of the execution of the Business Combination Agreement, the cash backed value per BFAC Ordinary Share following the Business Combination may be substantially less than such per share price. Accordingly, Public Shareholders who do not exercise redemption rights will hold BFAC Ordinary Shares that will have a value to them ascribed by their trading price as of two business days prior to the Shareholder Meeting, which may be substantially less than the amount they would have received upon exercise of redemption rights. In particular, the shares of most companies that are the result of a recently completed business combinations between a SPAC and an operating company have traded at prices substantially below $10.00 per share. As such, Public Shareholders who do not exercise redemptions right may hold securities that never obtain a value equal to or exceeding the current per share value of the Trust Account.

Reports published by analysts, including projections in those reports that differ from our actual results, as well as the failure of research analysts to publish reports on us, could adversely affect the price and trading volume of our commons stock.

Securities research analysts may establish and publish their own periodic projections for Pubco following consummation of the Business Combination. Pubco does not control these analysts or the content and opinions included in their reports. Projections included in these reports may vary widely and may not accurately predict the results we actually achieve. Pubco’s share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades the Pubco Common Stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of us, the market price and volume for Pubco Common Stock could be adversely affected.

We may become involved in litigation, including securities class action litigation relating to the proposed Business Combination that may materially adversely affect us.

From time to time, we may become involved in various legal proceedings relating to the proposed Business Combination. Such matters can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability or require us to change our business practices. Because of the potential risks, expenses and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business.

Following the Business Combination, the share price of the Pubco Common Stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. Additionally, Pubco may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on Pubco’s business, financial condition, and results of operations. Any adverse determination in litigation could also subject Pubco to significant liabilities.

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Public Shareholders who wish to redeem their Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

A Public Shareholder will be entitled to receive cash for any Public Shares to be redeemed only if such Public Shareholder: (i) holds Public Shares; (ii) submits a written request to the Transfer Agent in which it requests that BFAC redeem all or a portion of its Public Shares for cash; and (iii) delivers its Public Shares to the Transfer Agent, physically or electronically through DTC. Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on [•], 2024 (two business days before the Shareholder Meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and the Transfer Agent will need to act to facilitate this request. It is BFAC’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because BFAC does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, Public Shareholders who wish to redeem their Public Shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its shares to the Transfer Agent, BFAC will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination.

If a Public Shareholder fails to receive notice of its right to redeem Public Shares in connection with the Business Combination or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite BFAC’s compliance with the proxy rules, a Public Shareholder fails to receive BFAC’s proxy materials, such Public Shareholder may not become aware of the opportunity to redeem his, her or its Public Shares. In addition, the proxy materials that BFAC is furnishing to holders of Public Shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem Public Shares. In the event that a Public Shareholder fails to comply with these procedures, its Public Shares may not be redeemed.

BFAC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination even if a substantial majority of BFAC’s shareholders do not support it.

BFAC does not have a specified maximum redemption threshold. As a result, BFAC may be able to complete the Business Combination even though a substantial portion of Public Shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Public Shares.

A Public Shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Public Shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, BFAC will require each Public Shareholder seeking to exercise redemption rights to certify to BFAC whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to BFAC at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which BFAC makes the above-referenced determination. Your inability to redeem any such excess BFAC Ordinary Shares will reduce your influence over BFAC’s ability to consummate the Business Combination and you could suffer a material loss on your investment in BFAC if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if BFAC consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the Public Shares and, in order to dispose of such excess shares, would be required to sell your shares in open market transactions, potentially at a loss. BFAC cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the Public Shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge BFAC’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

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There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

BFAC can give no assurance as to the price at which a shareholder may be able to sell the Pubco Common Stock receipt of its Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in BFAC’s share price, and may result in a lower value realized now than a shareholder of BFAC might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of Public Shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.

BFAC’s Public Shareholders will experience immediate dilution as a consequence of the issuance of Pubco Common Stock and Pubco Preferred Stock as consideration in the Business Combination and the PIPE Financing. Having a minority share position may reduce the influence that the current Public Shareholders have on the management of Pubco.

BFAC’s Public Shareholders will experience immediate dilution as a consequence of the issuance of the ordinary shares and preferred stock as consideration in the Business Combination and the PIPE Financing. Having a minority share position may reduce the influence that current Public Shareholders have on the management of Pubco. It is anticipated that upon completion of the Business Combination and assuming no redemptions by the Public Shareholders, BFAC’s Public Shareholders will retain an ownership interest of approximately 14.3% of Pubco, the Insiders will retain an ownership interest of approximately 33.5% of Pubco (excluding the PIPE Financing), and the Company security holders will own approximately 48.5% of Pubco, and the advisors will own approximately 3.8% of Pubco. These levels of ownership interest: (a) do not include the impact of the shares issuable upon conversion of the BFAC Warrants, (b) assume that no additional public shareholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in the Trust Account, and (c) assume that no shares are issued pursuant to the 2024 Equity Incentive Plan. On a fully diluted basis, assuming no redemption by the Public Shareholders, including a successful PIPE Financing with all contingencies being met, it is anticipated that BFAC’s Public Shareholders will retain an ownership interest of approximately 42.2% of Pubco, the Insiders will retain an ownership interest of approximately 19.6%, and the Company Security holders (including its employees, note holders, preferred shareholders, common shareholders) will own approximately 35.2% of Pubco, the PIPE investors will own approximately 1.0% of Pubco, and the advisors will own approximately 2.0% of Pubco. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the BFAC shareholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The following table shows all possible sources and the extent of dilution that our shareholders who elect not to redeem their shares may experience in connection with the Business Combination, assuming different redemption scenarios, and assuming no shares are issued in the PIPE Financing or pursuant to the 2024 Equity Incentive Plan or conversion of the Series A Pubco Preferred Stock or upon exercise of the BFAC Warrants:

	Assuming no redemption (1)	Assuming 25% redemption (2)	Assuming 75% redemption (3)	Assuming maximum redemption (4)
BFAC Common Shares Not Redeemed	3,683,125	2,762,343	920,781	-
Gross Cash Proceeds of Trust Account at $11.37 per Share	$41,876,683	$31,407,512	$10,469,171	$-
Estimated Incremental Transaction Expenses	$1,410,351	$1,410,351	$1,410,351	$1,410,351
Total Common Shares Outstanding	25,783,125	24,862,343	23,020,781	22,100,000
Net Cash per Share of BFAC Common Shares Outstanding	$1.57	$1.21	$0.39	$(0.06)

____________

(1)	This scenario assumes that no Public Shares are redeemed by Public Shareholders.
(2)	This scenario assumes that 920,782 Public Shares are redeemed by Public Shareholders.
(3)	This scenario assumes that 2,762,344 Public Shares are redeemed by Public Shareholders.
(4)	This scenario assumes that 3,683,125 Public Shares are redeemed by Public Shareholders.

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The issuance of additional Equity Securities will significantly dilute the equity interests of existing holders of BFAC securities and may adversely affect prevailing market prices for our Public Shares and BFAC Warrants. Having a minority ownership interest in Pubco may reduce the influence that the Public Shareholders have on the management of Pubco.

The Business Combination may become subject to review by government regulators which could delay or cause the transaction to not be completed.

Certain individuals affiliated with the parties to the Business Combination Agreement are non-U.S. persons. As a result, this may make it harder for the parties to complete the Business Combination if the Business Combination is determined to be subject to U.S. foreign investment regulations and review by a U.S. government entity. The Committee on Foreign Investment in the United States (“CFIUS”) is an interagency committee authorized to review certain transactions involving foreign investment in the United States by foreign persons in order to determine the effect of such transactions on the national security of the United States. The scope of CFIUS was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”) to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA and subsequent implementing regulations that are now in force also subject certain categories of investments to mandatory filings. If the Business Combination falls within the scope of foreign ownership restrictions, the parties may be unable to consummate the Business Combination.

In addition, if the Business Combination falls within CFIUS’s jurisdiction, the parties may be required to make a mandatory filing, determine to submit a voluntary notice to CFIUS, or proceed with the Business Combination without notifying CFIUS and then bear the risk of CFIUS intervention, before or after closing the Business Combination. CFIUS may decide to block or delay the Business Combination or impose conditions to mitigate national security concerns with respect to such Business Combination if the parties proceeded without first obtaining CFIUS clearance.

The foreign ownership limitations, and the potential impact of CFIUS, may limit the attractiveness of the Business Combination. Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy. Failure to obtain any required approvals within the requisite time period may prevent the parties from completing the Business Combination and require Bowen to liquidate. If BFAC liquidates, BFAC’s warrants will expire worthless and Public Shareholders may lose the potential investment opportunity in Pubco and the opportunity of realizing future gains on the securities of Pubco through any price appreciation in the combined company.

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MEETING OF BFAC SHAREHOLDERS

General

BFAC is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the BFAC Board for use at the Shareholder Meeting to be held on [•], 2024 and at any adjournment or postponement thereof. This proxy statement/prospectus provides BFAC shareholders with information they need to know to be able to vote or direct their vote to be cast at the Shareholder Meeting.

Date, Time and Place of the Shareholder Meeting

The Shareholder Meeting will be held on [•], 2024, at [•] [a.m./p.m.], Eastern Time, via a virtual meeting, or at such other time, on such other date and at such place to which the meeting may be postponed or adjourned.

On or about [•], 2024, BFAC commenced mailing this proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the Shareholder Meeting. You may attend the Shareholder Meeting and vote your shares electronically during the Shareholder Meeting via live audio webcast by visiting www.[•]. You will need the control number that is printed on your proxy card to enter the Shareholder Meeting. BFAC recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the Shareholder Meeting starts. Please note that you will not be able to attend the Shareholder Meeting in person as the meeting will be virtually only.

If you hold your BFAC Ordinary Shares through a bank or broker, you will need to contact Continental, BFAC’s transfer agent, to receive a control number. If you plan to vote at the Shareholder Meeting, you will need to have a legal proxy from your bank or broker, or if you would like to join and not vote, Continental can issue you a guest control number with proof of ownership. Either way you must contact Continental for specific instructions on how to receive the control number. Continental can be contacted at the number or email address below. Please allow up to 72 hours prior to the meeting for processing your control number.

You can pre-register to attend the virtual Shareholder Meeting starting [•], 2024 at 9:00 a.m., Eastern Time (two business days prior to the meeting date). Enter the following URL address into your browser www.[•], enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the Shareholder Meeting, you will need to log in again using your control number and will also be prompted to enter your control number if you want to vote during the Shareholder Meeting.

If you do not have access to the internet, you can listen only to the Shareholder Meeting by dialing [•] (or [•] if you are located outside of the United States and Canada (standard rates apply)) and when prompted enter the pin number [•]#. Please note you will not be able to vote or enter questions during the Shareholder Meeting if you choose to participate telephonically.

Purpose of the Shareholder Meeting

At the Shareholder Meeting, BFAC shareholders are being asked to vote on the following proposals:

•	the Business Combination Proposal;

•	the Pubco Organizational Document Advisory Proposals;

•	the NYSE Proposal; and

•	the Adjournment Proposal (if necessary).

The Pubco Organizational Document Advisory Proposals and the NYSE Proposal are conditioned on the approval and adoption of the Business Combination Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Record Date; Who is Entitled to Vote

The BFAC Board has fixed the close of business on [•], 2024 as the Record Date for determining BFAC shareholders entitled to notice of and to attend and vote at the Shareholder Meeting. As of the close of business on the Record Date, there were [•] BFAC Ordinary Shares outstanding and entitled to vote. Each BFAC Ordinary Share is entitled to one vote per share at the Shareholder Meeting.

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The Insiders have agreed, subject to applicable securities laws, to vote any BFAC Ordinary Shares owned by them in favor of the proposals presented at the Shareholder Meeting. As of the date of this proxy statement/prospectus, the Insiders own approximately 70.1% of the total outstanding BFAC Ordinary Shares.  As a result, it is expected that the proposals will be approved even if no holders of Public Shares vote in favor of such proposals.

Quorum and Required Vote for Proposals for the Shareholder Meeting

A quorum of BFAC shareholders is necessary to hold a valid meeting. A quorum will be present at the Shareholder Meeting if a majority of the voting power of all outstanding BFAC Ordinary Shares entitled to vote as of the Record Date at the Shareholder Meeting is represented at the Shareholder Meeting virtually or by proxy. Abstentions will be counted as present for the purpose of determining a quorum. The Founder Shares, which currently represent approximately 70.1% of the issued and outstanding BFAC Ordinary Shares, will count towards this quorum. Accordingly, a quorum is anticipated to be present even if no holders of Public Shares are represented.

The approval of the Business Combination Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of two-thirds of the BFAC Ordinary Shares represented in person, virtually, or by proxy and entitled to vote thereon and who vote at the Shareholder Meeting. Each of the other proposals require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the BFAC Ordinary Shares represented in person virtually or by proxy and entitled to vote thereon and who vote at the Shareholder Meeting at which a quorum is present.

Abstentions and Broker Non-Votes

Abstentions are considered present for the purposes of establishing a quorum and will have no effect on the approval of any of the Business Combination Proposal, the Pubco Organizational Document Advisory Proposals, the NYSE Proposal or the Adjournment Proposal.

Under NYSE rules, if a shareholder holds their shares in “street” name through a bank, broker or other nominee and the shareholder does not instruct their broker, bank or other nominee how to vote their shares on a proposal, the broker, bank or other nominee has the authority to vote the shares in its discretion on certain “routine” matters. However, banks, brokers and other nominees are not authorized to exercise their voting discretion on any “non-routine” matters. This can result in a “broker non-vote,” which occurs on a proposal when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of shareholders or has received instructions as to how to vote on some but not all of the “non-routine” proposals, (ii) there are one or more “non-routine” proposals to be voted on at the meeting for which the bank, broker or other nominee does not have authority to vote without instructions from the beneficial owner of the shares and (iii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter.

We believe that all of the proposals to be voted on at the Shareholder Meeting, with the exception of the Adjournment Proposal, will be considered non-routine matters. As a result, if you hold your shares in street name, your bank, brokerage firm or other nominee cannot vote your shares on any of the proposals to be voted on at the Shareholder Meeting without your instruction.

Recommendation of the BFAC Board

The BFAC Board has determined that the Business Combination, on the terms and conditions set forth in the Business Combination Agreement, is advisable and in the best interests of BFAC and its shareholders and has directed that the proposals set forth in this proxy statement/prospectus be submitted to its shareholders for approval at the Shareholder Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The BFAC Board recommends that BFAC’s shareholders vote “FOR” the Business Combination Proposal, “FOR” each of the Pubco Organizational Document Advisory Proposals, “FOR” the NYSE Proposal and “FOR” the Adjournment Proposal (if necessary). See the section entitled “Shareholder Proposal No. 1: The Business Combination Proposal — Recommendation of the BFAC Board and Reasons for the Business Combination” for additional information.

BFAC’s Insiders, directors and officers may have financial interests in the Business Combination that are different from, or in addition to, their interests as shareholders of BFAC and the interests of shareholders of BFAC generally. The existence of financial and personal interests of one or more of BFAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of BFAC and its shareholders and what they may believe is best for themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “Shareholder Proposal No. 1: The Business Combination Proposal — Interests of BFAC’s Directors and Officers and Others in the Business Combination.”

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Voting Your Shares

If you were a holder of record of Public Shares as of the close of business on [•], 2024, the Record Date for the Shareholder Meeting, you may vote with respect to the proposals electronically, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. Your proxy card shows the number of Public Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your Public Shares at the Shareholder Meeting:

•

Voting by Mail. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Shareholder Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Shareholder Meeting so that your shares will be voted if you are unable to attend the Shareholder Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by 5:00 p.m., Eastern Time, on [•], 2024.

•

Voting Electronically. You may attend, vote and examine the list of shareholders entitled to vote at the Shareholder Meeting by visiting the website listed on your proxy card or voting instruction form and entering the control number found on your proxy card, voting instruction form or notice included in the proxy materials.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Shareholder Meeting or at the Shareholder Meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify BFAC’s Chief Executive Officer in writing to Battery Future Acquisition Corp., 8 The Green, #18195, Dover, DE, 19901, before the Shareholder Meeting that you have revoked your proxy; or

•	you may attend the Shareholder Meeting virtually and vote electronically, as indicated above.

Vote of Insiders, Directors and Officers

Pursuant to a letter agreement with BFAC, the Insiders have agreed, subject to applicable securities laws, to vote any BFAC Ordinary Shares owned by them in favor of the proposals presented at the Shareholder Meeting, and have agreed to waive their redemption rights with respect to any BFAC Ordinary Shares owned by them in connection with the Shareholder Meeting. No consideration was provided to the Insiders in exchange for this waiver. As of the date of this proxy statement/prospectus, the holders of the Founder Shares own approximately 70.1% of the issued and outstanding BFAC Ordinary Shares. As a result, it is expected that the proposals will be approved even if no holders of Public Shares vote in favor of such proposals.

No Additional Matters May Be Presented at the Shareholder Meeting

The Shareholder Meeting has been called only to consider the approval of the Business Combination Proposal, the Pubco Organizational Document Advisory Proposals, the NYSE Proposal and the Adjournment Proposal (if necessary). Under the BFAC Charter, no other matters may be considered at the Shareholder Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Shareholder Meeting.

Who Can Answer Your Questions about Voting Your Shares?

If you are a BFAC shareholder and have any questions about how to vote or direct a vote in respect of your BFAC Ordinary Shares, you may call ClearTrust, LLC, our proxy solicitor, by calling [(813) 235-4490] or emailing inbox@cleartrusttransfer.com, or banks and brokers can call [•], or by emailing [•].

Redemption Rights

Pursuant to the BFAC Charter, holders of Public Shares may seek to redeem, out of funds legally available therefor, their shares for cash, regardless of whether they vote for or against, or whether they do not vote at all on, the Business Combination Proposal. Any shareholder holding Public Shares may demand that BFAC redeem such shares for a full pro rata portion of the Trust Account (which, for illustrative purposes, was approximately $[•] per share of Public Shares as of [•], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to BFAC to pay its taxes (which interest shall be net of taxes payable). If a holder properly seeks redemption as described in this section and the Business Combination is consummated, BFAC will, subject to funds being legally available therefor, redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

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As a Public Shareholder, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)

(a) hold Public Shares directly or (b) hold Public Shares through BFAC Units and elect to separate your BFAC Units into the underlying Public Shares and BFAC Warrants prior to exercising your redemption rights with respect to the Public Shares;

(ii)	submit a written request to Continental, BFAC’s transfer agent, in which you request that BFAC redeem all or a portion of your Public Shares for cash; and

(iii)	deliver your Public Shares (and share certificates (if any)) to Continental, BFAC’s transfer agent, physically or electronically through DTC.

A Public Shareholder must complete the procedures for electing to redeem its Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on [•], 2024 (two business days before the initially scheduled date of the Shareholder Meeting), in order for its shares to be redeemed.

If you hold your shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or tendering/delivering them through DTC’s DWAC system. Continental will typically charge the tendering broker a fee and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated, this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a Public Shareholder, may be withdrawn at any time until the deadline for exercising redemption requests. If you tender or deliver your shares for redemption to Continental, acting as transfer agent, and later decide prior to the deadline for exercising redemption requests not to elect redemption, you may request that BFAC instruct Continental to return the shares (physically or electronically). You may make such request by contacting Continental at the phone number or address listed at the end of this section. BFAC will be required to honor such request only if made prior to the deadline for exercising redemption requests (although the BFAC Board may agree to honor such requests after such deadline in its sole discretion).

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares, without our prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the outstanding Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

If the Business Combination is not approved or completed for any reason, then the Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the Trust Account, as applicable. In such case, BFAC will promptly return any shares (and share certificates (if any)) tendered or delivered by Public Shareholders.

BFAC’s transfer agent can be contacted at the following address:

Continental Stock Transfer & Trust Company

1 State Street Plaza, 30th Floor

New York, New York 10004

Attn: SPAC Redemption Team

E-mail: spacredemptions@continentalstock.com

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The closing price of Public Shares on [•], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, was $[•] per share. The cash held in the Trust Account on such date was approximately $[•] (including interest not previously released to BFAC to pay its taxes) (approximately $[•] per share of Public Shares). Prior to exercising redemption rights, shareholders should verify the market price of Public Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. BFAC cannot assure its shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a holder of Public Shares exercises his, her or its redemption rights, then he, she or it will be exchanging its Public Shares for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption by tendering or delivering your Public Shares (and share certificates (if any) and other redemption forms) (either physically or electronically) to BFAC’s transfer agent as described above and the Business Combination is consummated.

For a discussion of certain material United States federal income tax considerations for shareholders with respect to the exercise of these redemption rights, see “Certain Material United States Federal Income Tax Considerations — U.S. Federal Income Tax Consequences to U.S. Holders of Exercising Redemption Rights.” The consequences of a redemption to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Appraisal Rights

Holders of record of BFAC Ordinary Shares may have appraisal rights in connection with the Merger under the Cayman Companies Act.  BFAC shareholders wishing to exercise such statutory dissenter rights and make a demand for payment of the fair value for their BFAC Ordinary Shares must give written objection to the Business Combination Agreement and follow the procedures set out in Section 238 of the Cayman Companies Act, noting that any shareholder to whom the notice of dissent relates shall cease to have any of the rights of a shareholder of the Company except the right to be paid the fair value of his shares and certain other rights pursuant to section 238(7) of the Cayman Companies Act, until such dissenter rights may subsequently be lost and/or extinguished pursuant to the Cayman Companies Act. Since BFAC is a SPAC entity with no assets save for the trust proceeds, in practice, this will be largely similar to the redemption price. Accordingly, BFAC believes that such fair value would equal $[•] (the redemption price per share as of [•], 2024). A BFAC shareholder who elects to exercise appraisal rights must do so in respect of all of the BFAC Ordinary Shares that person holds and will lose their right to exercise their redemption rights as described herein. BFAC shareholders are recommended to seek their own legal advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights under the Cayman Companies Act.

Proxy Solicitation Costs

BFAC is soliciting proxies on behalf of the BFAC Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. BFAC has engaged ClearTrust, LLC to assist in the solicitation of proxies for the Shareholder Meeting. BFAC and its directors, officers and employees may also solicit proxies in person. BFAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement/prospectus and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

BFAC will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement/prospectus and the related proxy materials. BFAC will pay ClearTrust, LLC a fee of $[•], plus disbursements, reimburse ClearTrust, LLC for its reasonable out-of-pocket expenses and indemnify ClearTrust, LLC and its affiliates against certain claims, liabilities, losses, damages and expenses for its services as BFAC’s proxy solicitor. BFAC will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement and the related proxy materials to BFAC shareholders. Directors, officers and employees of BFAC who solicit proxies will not be paid any additional compensation for soliciting.

Insider Ownership of BFAC Ordinary Shares

As of the Record Date for the Shareholder Meeting, the Insiders owned of record and were entitled to vote 8,625,000 BFAC Ordinary Shares. Such shares currently constitute approximately 70.1% of the outstanding BFAC Ordinary Shares. The Insiders have agreed, subject to applicable securities laws, to vote any BFAC Ordinary Shares owned by them in favor of the proposals presented at the Shareholder Meeting, and have agreed to waive their redemption rights with respect to any BFAC Ordinary Shares owned by them in connection with this Shareholder Meeting. No consideration was provided to the Insiders in exchange for this waiver.

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Potential Purchases of Public Shares and/or Rights

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Insiders, BFAC, the Company and/or their respective directors, officers, advisors or respective affiliates may purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the proposals presented at the Shareholder Meeting, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the proposals presented at the Shareholder Meeting. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Insiders, BFAC, the Company and/or their respective directors, officers, advisors or respective affiliates purchase Public Shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their Public Shares. The purpose of such share purchases and other transactions would be to decrease the number of shares that have been or may be submitted for redemption.

Entering into any such arrangements may have a depressive effect on the market price of BFAC Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. We will file or submit a Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the Shareholder Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

If any shares were so purchased, the purchaser would not vote any such shares in favor of approval of the Business Combination Proposal. Additionally, the purchaser would waive any redemption rights with respect to any securities so purchased.

Any purchases by the Insiders and BFAC’s officers and directors and/or their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Insiders and BFAC’s officers and directors and/or their respective affiliates will not make purchases of shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event the Insiders or BFAC’s directors, officers, advisors or their affiliates were to purchase Public Shares from Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act.

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PROPOSAL 1: THE BUSINESS COMBINATION PROPOSAL

Overview

BFAC is asking its shareholders to approve the Business Combination Agreement and the transactions contemplated thereby, including the Mergers pursuant to which upon the Closing, Merger Sub 1 will merge with and into BFAC in the Reorganization Merger, with BFAC being the surviving company of such Reorganization Merger and becoming a wholly owned subsidiary of Pubco, and, immediately thereafter and as part of the Closing, Merger Sub 2 will merge with and into the Company in the Acquisition Merger, with the Company being the surviving company of such Acquisition Merger and also becoming a wholly owned subsidiary of Pubco. BFAC shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled the “— The Business Combination Agreement” for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding an extraordinary general meeting of shareholders to vote on the Business Combination, we may consummate the Business Combination only if the Business Combination Proposal is approved by the required votes (in person virtually or by proxy) by the holders of BFAC Ordinary Shares entitled to vote at the Shareholder Meeting. Approval of the Business Combination Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of two-thirds of the BFAC Ordinary Shares represented in person, virtually, or by proxy and entitled to vote thereon and who vote at the Shareholder Meeting. Under the Business Combination Agreement, the approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved by BFAC’s shareholders, the Business Combination will not be consummated.

Business Combination Agreement

This section describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms of the Business Combination Agreement. This summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto and which is incorporated herein by reference. You and other interested readers are urged to read the Business Combination Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel), because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the parties thereto made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the parties to the Business Combination Agreement and are subject to important qualifications and limitations agreed to in connection with negotiating the Business Combination Agreement, including by the underlying disclosure schedules of both BFAC and the Company and its subsidiaries, which are not filed publicly and are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties to the Business Combination Agreement rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision.

Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person or entity should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations about the actual state of facts of the parties.

The Business Combination Agreement and the transactions contemplated thereby have been unanimously approved by the boards of directors of BFAC and the Company and are expected to be consummated as soon as possible following the Shareholder Meeting should the requisite vote be obtained.

General Description of the Business Combination Agreement

The Business Combination Agreement contemplates that, at the Closing, upon the terms and subject to the conditions of the Business Combination Agreement and in accordance with the Cayman Companies Act and DGCL, as applicable, Merger Sub 1 will merge with and into BFAC in the Reorganization Merger, with BFAC being the surviving company of such Reorganization Merger and becoming a wholly owned subsidiary of Pubco, and, immediately thereafter and as part of the Closing, Merger Sub 2 will merge with and into the Company in the Acquisition Merger, with the Company being the surviving company of such Acquisition Merger and also becoming a wholly owned subsidiary of Pubco.

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Consideration

Conversion of Securities

Pursuant to the Business Combination Agreement, at the Effective Time, (i) each BFAC Ordinary Share issued and outstanding will be automatically converted into the right to receive one share of Pubco Class B Common Stock and (ii) all Company Common Stock issued and outstanding immediately prior to the Effective Time, other than (a) Company Stock held in treasury by the Company or its wholly owned subsidiaries, as applicable, and (b) those shares of Company Common Stock owned by a Dissenting Holder, will be automatically converted into the right to receive an aggregate of 6,535,014 shares of Pubco Class A Common Stock, 5,964,986 shares of Pubco Class B Common Stock and 1,000,000 shares of Pubco Preferred Stock (designated as Series A). For the avoidance of doubt, any consideration attributable to Dissenting Holders shall not be issued and shall not be included in the aggregate merger consideration amounts.  The following table sets forth the anticipated ownership of Pubco following consummation of the Business Combination.

	Equity Ownership
	No Redemption	Max Redemption
BFAC public shareholders Common Shares	7.43%	-
BFAC public shareholders Warrant Shares	34.78%	37.83%
Holders of the BFAC Founder Shares and Working Capital Warrants	19.61%	21.33%
BFAC Advisors/Consultants	1.97%	2.14%
Existing Securityholders of Class Over Inc.	27.22%	29.61%
PIPE Investors	1.01%	1.10%
Pubco Management Incentive Equity Plan	8.00%	8.00%
	100.00%	100.00%

In accordance with the Business Combination Agreement, the parties agreed to use commercially reasonable efforts to solicit investors to enter into the PIPE agreement on terms approved by each of BFAC and the Company.  On November 22, 2024, BFAC, the Company and Pubco entered into the PIPE agreement with the PIPE Investor, pursuant to which the PIPE Investor will purchase preferred stock of Pubco in an aggregate amount of up to $5 million.

For the avoidance of doubt, at the Effective Time, each BFAC Unit that is outstanding immediately prior to the Effective Time will be automatically separated into one Public Share and one-half of one BFAC Warrant, and each outstanding BFAC Warrant will automatically be converted into a Pubco Warrant.

Potential Dilution to Non-Redeeming BFAC Public Shareholders

The equity stake held by BFAC non-redeeming Public Shareholders, the Classover shareholders, and the holders of BFAC Founder Shares in Pubco immediately following consummation of the Business Combination will depend on the number of redemptions from the Trust Account by BFAC Public Shareholders at the Closing as well as various other factors, as described in the assumptions set forth below. Approximate equity stakes for each of these shareholder groups upon consummation of the Business Combination, and their corresponding approximate collective share percentage in Pubco, are set forth in the table below in respect of four redemption scenarios: (1) “Scenario A,” in which there are no redemptions of Public Shares; (2) “Scenario B,” in which 25% of the Public Shares are redeemed; (3) “Scenario C,” in which 75% of the Public Shares are redeemed; and (4) “Scenario D,” in which there are maximum redemptions of Public Shares. Assuming no changes to any other assumptions, if any BFAC Public Shareholders exercise their redemption rights, then the percentage of Pubco Common Stock held collectively by all non-redeeming Public Stockholders will decrease and the percentage of Pubco Common Stock held by the Classover shareholders, and the BFAC Founders will increase, in each case, relative to the percentage held if no Public Shares are redeemed.

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The table set forth below also states the anticipated pro forma equity value of PubCo for each of the scenarios described above. These pro forma equity values reflect an assumed price for PubCo Common Stock of $10.0 per share, being the price per share negotiated with Classover and set forth in the Business Combination Agreement for shares to be issued as consideration to Classover shareholders. The number of Public Shares redeemed by BFAC Public Shareholders with cash from the Trust Account at the Closing is not, all else being equal, expected to materially affect the equity value per share held by non-redeeming Public Shareholders as at the time immediately following the Closing, each redemption will result in (x) the cancellation of one Public Share, and (y) the payment of approximately $11.36 per share to the redeeming Public Shareholder and, accordingly, such funds will not be available to the PubCo or reflected in its financial statements following the Closing. Equalizing Company Value or ECV is the valuation of Pubco at or above which the potential dilution results in the amount of the non-redeeming shareholders’ interest per share of Pubco Common Stock being at least BFAC IPO offering price per share of $10.00.

	Senario A		Senario B		Senario C		Senario D
	No redemptions (1)		25% redemptions (2)		75% redemptions (3)		Maximum redemptions (4)
Holder of Pubco Common Share	No. of Shares	Percentage	No. of Shares	Percentage	No. of Shares	Percentage	No. of Shares	Percentage
BFAC Public Shareholders (5)	3,683,125	14.3%	2,762,343	11.1%	920,781	4.0%	-	0.0%
BFAC Founder and Affiliates (6)	8,625,000	33.5%	8,625,000	34.7%	8,625,000	37.5%	8,625,000	39.0%
Classover Shareholders (7)	12,500,000	48.5%	12,500,000	50.3%	12,500,000	54.3%	12,500,000	56.6%
Advisor Shares (8)	975,000	3.8%	975,000	3.9%	975,000	4.2%	975,000	4.4%
Pro Forma Pubco common share at closing	25,783,125	100.0%	24,862,343	96.1%	23,020,781	95.8%	22,100,000	95.6%
Pro Forma Equalizing Company Value (ECV)	$257,831,250		$248,623,430		$230,207,810		$221,000,000
Pro Forma Book Value
Total Pro Forma Book Value	$39,543,033		$29,074,121		$8,135,780		$(2,333,391)

(1)

This scenario assumes that no Public Shares are redeemed by Public Shareholders, 3,683,125 Public Shares remain outstanding, and the Trust Account retains $41,876,683 prior to the potential transactions represented on this table.

(2)

This scenario assumes that 920,782 Public Shares are redeemed by Public Shareholders, 2,762,343 Public Shares remain outstanding, and the Trust Account retains $31,407,512 prior to the potential transactions represented on this table.

(3)

This scenario assumes that 2,762,344 Public Shares are redeemed by Public Shareholders, 920,781 Public Shares remain outstanding, and the Trust Account retains $10,469,171 prior to the potential transactions represented on this table.

(4)

This scenario assumes that 3,683,125 Public Shares are redeemed by Public Shareholders, 0 Public Shares remain outstanding, and the Trust Account retains $0 prior to the potential transactions represented on this table.

(5)	As of the date of this proxy statement/prospectus, there were 3,683,125 Public Shares issued and outstanding which are subject to redemption.

(6)

As of the date of this proxy statement/prospectus, the Founders held 6,625,000 shares of BFAC Class B Common Share and 2,000,000 shares of BFAC Class A Common Share, which will be converted to 8,625,000 shares of Pubco Class B Common Share at the closing of business combination.

(7)

Representing 12,500,000 shares of consideration in Pubco Common share, including 6,535,014 Pubco Class A common stock and 5,964,986 Pubco Class B common stock, excluding 1,000,000 shares of Series A Pubco Preferred Stock

(8)

Representing 975,000 shares of Pubco Class B Common Share to be issued to BFAC's advisors, including 350,000 shares to Cohen & Company and 625,000 shares to Ringroad Corp., pursuant to certain Service Agreements

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The ownership percentages set forth below for non-redeeming BFAC Public Shareholders and all other PubCo shareholders may be diluted, all else being equal, in the event that the exercise of all BFAC Warrants, each of which are exercisable for one share of Pubco Class B Common Share at a price of $11.50 per share. The issuance of common shares underlying the Series A preferred shares issued to Classover shareholders as part of merger consideration and those underlying the Series B preferred stock issued in the PIPE Financing at closing on an as converted basis would have a dilutive effect. The issuance of any shares or other awards in connection with the 2024 Incentive Plan following the Business Combination would also have a dilutive effect on PubCo shareholders’ ownership percentages, all else being equal, however, the magnitude of any such potential issuances is not known as at the date of this proxy statement/prospectus. The table below presents the anticipated share ownership in Pubco on a fully diluted basis in the no redemption, 50%, 75% and maximum redemptions scenarios. The dilution sources are added as adjustments to pro forma Pubco common shares at closing to calculate fully diluted pro forma Pubco common shares at closing.

	Scenario A		Scenario B		Scenario C		Scenario D
	No redemptions (1)		25% redemptions (2)		75% redemptions (3)		Maximum redemptions (4)
Holder of Pubco Common Share	No. of Shares	Percentage	No. of Shares	Percentage	No. of Shares	Percentage	No. of Shares	Percentage
BFAC Public shareholders (5)	20,933,125	42.2%	20,012,343	41.2%	18,170,781	39.0%	17,250,000	37.8%
BFAC founder and Affiliates (6)	8,625,000	17.4%	8,625,000	17.7%	8,625,000	18.5%	8,625,000	18.9%
Classover Shareholders (7)	13,500,000	27.2%	13,500,000	27.8%	13,500,000	29.0%	13,500,000	29.6%
Advisor Shares (8)	975,000	2.0%	975,000	2.0%	975,000	2.1%	975,000	2.1%
PIPE Investors (9)	500,000	1.0%	500,000	1.0%	500,000	1.1%	500,000	1.1%
2024 Incentive Plan (10)	3,968,098	8.0%	3,888,030	8.0%	3,727,894	8.0%	3,647,826	8.0%
Camel Bay Working Capital Warrants (11)	1,100,000	2.2%	1,100,000	2.3%	1,100,000	2.4%	1,100,000	2.4%
Fully Diluted Pro Forma Pubco common shares at closing	49,601,223	100.0%	48,600,373	100.0%	46,598,675	100.0%	45,597,826	100.0%

(1)

This scenario assumes that no Public Shares are redeemed by Public Shareholders, 3,683,125 Public Shares remain outstanding, and the Trust Account retains $41,876,683 prior to the potential transactions represented on this table.

(2)

This scenario assumes that 920,782 Public Shares are redeemed by Public Shareholders, 2,762,343 Public Shares remain outstanding, and the Trust Account retains $31,407,512 prior to the potential transactions represented on this table.

(3)

This scenario assumes that 2,762,344 Public Shares are redeemed by Public Shareholders, 920,781 Public Shares remain outstanding, and the Trust Account retains $10,469,171 prior to the potential transactions represented on this table.

(4)

This scenario assumes that 3,683,125 Public Shares are redeemed by Public Shareholders, 0 Public Shares remain outstanding, and the Trust Account retains $0 prior to the potential transactions represented on this table.

(5)

Representing 3,683,125 Public Shares issued and outstanding as of the date of this proxy statement/prospectus, which are subject to redemption, and an aggregate of 17,250,000 shares of Pubco Class B Common Share that may be issued upon exercise of the outstanding BFAC Warrants, which will become Pubco Warrants upon consummation of the Business Combination, for an exercise price of $11.50 per share, for an aggregate of $198,375,000.

(6)

Representing 6,625,000 shares of BFAC Class B Common Stock and 2,000,000 shares of BFAC Class A Common Stock, which will be converted to 8,625,000 shares of Pubco Class B Common Stock at the closing of business combination.

(7)

Representing 12,500,000 shares of consideration in common shares, and 1,000,000 Pubco Series A preferred shares which maybe converted to 1,000,000 Pubco Class B common stocks at the option of preferred shareholders

(8)

Representing 975,000 shares of Pubco Class B Common Share to be issued to BFAC's advisors, including 350,000 shares to Cohen & Company and 625,000 shares to Ringroad Corp., pursuant to certain Service Agreements.

(9)

Representing an aggregate of 500,000 shares of Pubco Class B Common Share that may be issued upon conversion of Series B preferred stock to be sold pursuant to the PIPE Financing for a price of $10 per share, for an aggregate of $5,000,000.

(10)	Representing 8.0% of the issued and outstanding shares of Pubco Common Share at the closing on a fully diluted basis.

(11)

Represents warrants that may be issued to Camel Bay.  In connection with Camel Bay’s sponsorship and management of BFAC, on April 1, 2024 and June 25, 2024, Camel Bay made available to BFAC loans in an aggregate principal amount of $1,100,000 for working capital purposes. The loans are evidenced by promissory notes which are non-interest bearing and payable upon the consummation by BFAC of an initial business combination such as the Business Combination. Upon consummation of such a business combination, Camel Bay will have the option, but not the obligation, to convert the outstanding principal balance of the promissory notes, in whole or in part, into BFAC Warrants, with each such BFAC Warrant entitling the holder to purchase one share of BFAC Class A common stock at an exercise price of $11.50 per share.

The anticipated ownership of PubCo’s securities set forth above, including the potential effect of any dilutive events, is accurate, subject to the assumptions and exclusions set forth above, as of the date of filing of this proxy statement/prospectus, and does not take into account any transactions that may be entered into after the date hereof unless explicitly set forth above. If the actual facts differ from our assumptions, the numbers of shares and ownership percentages set forth above, including the anticipated equity stake of non-redeeming Public Shareholders in PubCo following the Business Combination, will be different.

You should read the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

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Pursuant to Item 1604 (c) of Regulation S-K, the following table sets forth, with respect to material transactions reasonably likely to occur in connection with the Business Combination while excluding the Business Combination itself, across potential redemption levels, (i) the number of shares of Pubco Class B Common Stock to be issued pursuant to such material transactions, (ii) the as-adjusted net tangible book value per share (NVPS) of all Pubco Common Stock issued and outstanding after giving effect to such material transactions reasonably likely to occur in connection with the Business Combination, (iii) the difference between the as-adjusted NVPS and the BFAC IPO offering price per share of $10.00.

The net tangible book value per share (NVPS) represents the pro forma net tangible book value as of September 30, 2024 divided by pro forma Pubco Class B common stocks to be issued at each redemption scenario. The as-adjusted net tangible book value per share (as adjusted NVPS), after taking effect of dilution sources that are material and reasonably likely to occur in connection with the business combination, represents adjustedpro forma net tangible book value as of June 30, 2024 divided by adjusted pro forma Pubco Class B common stocks to be issued at each redemption scenario. Adjustments to the net tangible book value (numerator) include transaction costs in connection with the business combination. Adjustments to the pro forma Pubco shares at closing (denominator) include Pubco common shares to be issued to the advisors at closing, and Pubco common shares to be issued to PIPE investors at closing. Certain dilution sources, including 1) 2024 Incentive Plan, 2) BFAC public warrants, 3) Camel Bay working capital warrants, 4) Series A preferred shares to be issued to Classover shareholders as part of consideration are not material transactions reasonably likely to occur and thus are excluded in the dilution table below.The dilution adjustments made below have not taken into account any transactions that may be entered into after the date of this prospectus.

	Scenario A	Scenario B	Scenario C	Scenario D
Pro Forma Book Value	No redemptions (1)	25%redemptions (2)	75% redemptions (3)	Maximum redemptions (4)
Net Tangible Book Value	$41,146,018	$30,676,847	$9,738,506	$(730,665)
Pro Forma Pubco Shares at Closing	12,308,125	11,387,343	9,545,781	8,625,000
NVPS	$3.34	$2.69	$1.02	$(0.08)

Adjustments to Net Tangible Book Value
Incremental de-SPAC transaction costs as of September 30, 2024	$(673,855)	$(673,855)	$(673,855)	$(673,855)
Initial PIPE financing net proceeds	2,250,000	2,250,000	2,250,000	2,250,000
Adjusted Net Tangible Book Value	$42,722,163	$32,252,992	$11,314,651	$845,480

Adjustments to Pro Forma Pubco Shares at Closing
Advisor shares	975,000	975,000	975,000	975,000
Initial PIPE investor shares at closing on an as converted basis	240,000	240,000	240,000	240,000
Adjusted Pro Forma Pubco Shares at Closing	13,523,125	12,602,343	10,760,781	9,840,000

As-adjusted NVPS	$3.16	$2.56	$1.05	$0.09
Difference between as-adjusted NVPS and NVPS	$(0.18)	$(0.13)	$0.03	$0.17
Difference between as-adjusted NVPS and SPAC IPO Price	$(6.84)	$(7.44)	$(8.95)	$(9.91)
Difference between as-adjusted NVPS and Redemption Price of $11.37 as of September 30, 2024	$(8.21)	$(8.81)	$(10.32)	$(11.28)

(1)

This scenario assumes that no Public Shares are redeemed by Public Shareholders, 3,683,125 Public Shares remain outstanding, and the Trust Account retains $41,876,683 prior to the potential transactions represented on this table.

(2)

This scenario assumes that 920,782 Public Shares are redeemed by Public Shareholders, 2,762,343 Public Shares remain outstanding, and the Trust Account retains $31,407,512 prior to the potential transactions represented on this table.

(3)

This scenario assumes that 2,762,344 Public Shares are redeemed by Public Shareholders, 920,781 Public Shares remain outstanding, and the Trust Account retains $10,469,171 prior to the potential transactions represented on this table.

(4)

This scenario assumes that 3,683,125 Public Shares are redeemed by Public Shareholders, 0 Public Shares remain outstanding, and the Trust Account retains $0 prior to the potential transactions represented on this table.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of the Company relating to, among other things, organization and qualification; subsidiaries; capitalization; authority relative to the Business Combination Agreement; there being no conflict between the Company’s charter documents and other legal requirements and the Transactions and requiring only certain governmental consents; compliance with applicable legal requirements; financial statements; having no undisclosed liabilities; the absence of certain changes or events; there being no claims, suits, actions, complaints, demands or other proceedings pending or, to the knowledge of the Company, threatened against the Company before any governmental entity; employee benefit plans; labor matters; business activities; title to property; taxes; environmental matters; brokers; third-party expenses; intellectual property; agreements, contracts and commitments; governmental actions/filings; interested party transactions; top customers and top suppliers; and board approval.

The Business Combination Agreement contains representations and warranties of BFAC, Pubco, Merger Sub 1 and Merger Sub 2 relating to, among other things, organization and qualification; subsidiaries; capitalization; authority relative to the Business Combination Agreement; there being no conflict between BFAC’s charter documents and other legal requirements and the Transactions and requiring only certain governmental consents; BFAC SEC reports and financial statements; having no undisclosed liabilities; the absence of certain changes or events; litigation; employee benefit plans; labor matters; business activities; title to property; taxes; environmental matters; brokers; intellectual property; agreements, contracts and commitments; insurance; interested party transactions; NYSE listing; board approval; and the Trust Account.

Covenants

The Business Combination Agreement includes customary affirmative and negative covenants of the parties with respect to business operations prior to consummation of the Transactions. The parties also agreed to abide by certain exclusivity provisions, to use reasonable best efforts to consummate the Merger, and to provide insurance for BFAC’s and the Company’s directors and officers and indemnification for BFAC’s directors and officers after the Closing. The Business Combination Agreement also contains additional covenants of the parties, including, among others:

•

BFAC and the Company will cooperate in the preparation and filing of the Registration Statement of which this proxy statement/prospectus forms a part for the offer and sale of BFAC Ordinary Shares issuable pursuant to the Business Combination Agreement.

•

The Company and holders of a majority of its outstanding Convertible Notes will enter into a Convertible Note Amendment pursuant to which all of the outstanding Company Convertible Notes will convert into Company Class B Common Stock immediately prior to the Effective Time. Pubco will not assume any of the Company Convertible Notes.

•

BFAC will, as sole stockholder of Pubco, duly adopt and enact the Pubco incentive equity plan and reserve 8.0% of the total combined number of shares of Pubco Common Stock and Pubco Preferred Stock, calculated as of after the Closing, for issuance thereunder.

•

Commencing as soon as practicable, BFAC and the Company would use commercially reasonable efforts to solicit the investors to enter into the PIPE Agreement, on terms approved by the Company (such approval not to be unreasonably withheld, conditioned or delayed), pursuant to which the PIPE Investor would consummate the PIPE Financing by purchasing equity or equity-linked securities in an aggregate amount of $5 million.

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Conditions to Closing

Mutual Conditions

The consummation of the Merger and the other transactions contemplated by the Business Combination Agreement is conditioned upon the following, among other things:

•	The BFAC Shareholder Approval and the Company Stockholder Approval having been received by BFAC and the Company, respectively;

•

The approval for listing on NYSE or another national securities exchange of BFAC Ordinary Shares to be issued in connection with the Transactions, subject, if applicable, to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders;

•

The Registration Statement having become effective in accordance with the provisions of the Securities Act, no stop order having been issued by the SEC that remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order having been threatened or initiated by the SEC which remains pending;

•	All required waiting periods under the HSR Act, if any, having expired or been terminated;

Other Conditions to BFAC’s Obligations

The obligations of BFAC and Merger Sub to consummate the Transactions are also conditioned upon, among other things:

•	The accuracy of the representations and warranties of the Company and NewCo;

•	Performance in all material respects of the agreements and covenants of the Company required by the Business Combination Agreement to be performed on or prior to the Closing;

•

No action, suit or proceeding being pending or threatened before any governmental entity which would (i) prevent consummation of any of the Transactions, (ii) cause any of the Transactions to be rescinded following consummation, or (iii) affect materially and adversely the right of the Surviving Company to own, operate or control any of the assets and operations of the Company following the Merger, and no order, judgment, decree, stipulation or injunction to any such effect being in effect;

•	Certain employees of the Company having executed employment agreements with Pubco;

•

All outstanding material indebtedness owed to the Company or its subsidiaries by affiliates or officers, directors, or employees thereof or by any other Person designated by the Company who will become an officer, director, or employee of BFAC upon the Closing having been repaid in full; all outstanding material guaranties and similar arrangements pursuant to which the Company or any of its subsidiaries has guaranteed the payment or performance of any obligations of any such affiliate or officer, director, or employee, or other Person, to a third party having been terminated; and no affiliate of the Company owning any direct equity interests in any company that utilizes in its name or otherwise “Classover” or any derivative thereof.

Other Conditions to the Company’s Obligations

The obligations of the Company and NewCo to consummate the Transactions are also conditioned upon, among other things:

•	The accuracy of the representations and warranties of BFAC, Pubco, Merger Sub 1 and Merger Sub 2;

•	Performance in all material respects of the covenants of BFAC, Pubco, Merger Sub 1 and Merger Sub 2 required by the Business Combination Agreement to be performed on or prior to the Closing; and

•

No action, suit or proceeding being pending or threatened before any governmental entity which (i) would prevent consummation of any of the Transactions, (ii) would cause any of the Transactions to be rescinded following consummation or (iii) would affect materially and adversely or otherwise encumber the title of the BFAC Ordinary Shares to be issued by BFAC in connection with the Merger, and no order, judgment, decree, stipulation or injunction to any such effect being in effect.

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Termination

The Business Combination Agreement may be terminated at any time prior to the Closing as follows:

•	by mutual written consent of BFAC and the Company;

•

by either BFAC or the Company, if the Effective Time has not occurred on or before December 31, 2024; provided, however, that such date shall be automatically extended to June 30, 2025 if the SEC has not declared the Registration Statement effective on or prior to December 31, 2024, and provided, further, that this termination right is not available to a party that is in breach or violation of the Business Combination Agreement and such breach or violation is the primary cause of the failure to close by such date;

•

by either BFAC or the Company, if a governmental entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

•

by either BFAC or Company, if the other party has breached any of its covenants or representations and warranties, or any representation or warranty has become untrue, such that the terminating party’s closing conditions would not be satisfied (subject to a thirty-day cure period, if such breach is curable), provided that this termination right is not available to a party that is in breach of the Business Combination Agreement such that the other party’s closing conditions would not be satisfied;

•	by either BFAC or the Company, if the BFAC Shareholder Approval is not obtained;

•	by BFAC, if the Company Stockholder Approval is not obtained by the requisite vote under the DGCL within five (5) days following the date the Registration Statement is declared effective;

Upon termination of the Business Combination Agreement, the Business Combination Agreement will become void (with certain customary exceptions), except that the parties shall not be relieved of liability for any willful breach of the Business Combination Agreement.

Fees and Expenses

All fees and expenses incurred in connection with the Business Combination Agreement and the other transactions contemplated by the Business Combination Agreement will be paid for by the party incurring such expenses; provided that any filing fees relating to the filing of the registration statement of which this proxy statement/prospectus forms a part or of this proxy statement/prospectus itself shall be borne by the Company.

Waivers

Either BFAC or the Company may extend the time for performance of any obligation of any other Party, waive any inaccuracies in the representations and warranties of any other Party contained in the Business Combination Agreement or in any document delivered pursuant to the Business Combination Agreement, and waive compliance with any agreements of any other party or any condition to its own obligations contained in the Business Combination Agreement.

Governing Law

The Business Combination Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof. Notwithstanding the foregoing, the Merger and the exercise of appraisal and dissenters’ rights under the Cayman Companies Act, the fiduciary or other duties of the board of directors of BFAC with respect to the Business Combination shall in each case be construed, performed and enforced in accordance with the laws of the Cayman Islands.

PIPE Financing

Pursuant to the Business Combination Agreement, the Parties agreed that BFAC and the Company would use commercially reasonable efforts to solicit PIPE Investors to enter into a securities purchase agreement (as amended or modified from time to time, collectively, the “PIPE Agreement”), on terms approved by the Company (such approval not to be unreasonably withheld, conditioned or delayed).  On November 22, 2024, BFAC, the Company and Pubco entered into the PIPE Agreement with the PIPE Investor, pursuant to which, among other things, the PIPE Investor agreed to subscribe for and purchase from Pubco, and Pubco agreed to issue and sell to such PIPE Investors, preferred stock of Pubco for an aggregate amount of up to $5 million. Of the shares to be issued in the PIPE Financing, (i) 2,400 shares shall be issued upon consummation of the Business Combination, (ii) up to 1,600 shares shall be issued upon exercise of the First Preferred Warrants, which the PIPE Investor may exercise at any time on or after the issuance date; provided that, subject to the satisfaction of certain conditions, Pubco has the right to force the exercise of such First Preferred Warrants at any time on or after 60 trading days after the consummation of the Business Combination and (iii) up to 1,000 shares shall be issued upon exercise of the Second Preferred Warrants, which the PIPE Investor may exercise at any time on or after the 6-month anniversary of the consummation of the Business Combination. Simultaneous with the Closing , the PIPE Investor will entered into a registration rights agreement with Pubco (as amended or modified from time to time, the “PIPE Registration Rights Agreement”), on terms approved by the Company (such approval not to be unreasonably withheld, conditioned or delayed), pursuant to which, among other things, Pubco will grant the PIPE Investor demand and piggyback registration rights relating to the shares of Pubco Common Stock issuable upon conversion of the Pubco preferred stock to be issued pursuant to the PIPE Agreement.

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Registration Statement and Proxy Statement

The parties made customary covenants regarding the Registration Statement, including to file with the Registration Statement in connection with the registration under the Securities Act of Pubco Equity Securities to be issued under the Business Combination Agreement. The Registration Statement is required to contain BFAC’s proxy statement to solicit proxies from BFAC shareholders to approve, among other things, the Business Combination Proposal and the other matters described herein. Accordingly, this document serves as both a prospectus and proxy statement for BFAC.

Related Agreements

Support Agreements

Concurrently with the execution of the Business Combination Agreement, BFAC, the Company and certain of their shareholders and stockholders, respectively, entered into Support Agreements (each, a “Support Agreement”), pursuant to which, among other things, each such shareholder or stockholder, as applicable, agreed, with respect to all Equity Securities held by such Persons, to vote in favor of, or consent in writing to, the adoption of the Business Combination Agreement and the approval of the transactions contemplated thereby, including the Mergers, in order to effect the required shareholder approvals.

Lockup Agreement

Pursuant to and as a condition to closing the transactions contemplated by the Business Combination Agreement, BFAC, the Company and certain of the Company’s securityholders will enter into the Lockup Agreement. Pursuant to such Lockup Agreement, subject to certain exceptions, (i) the Company stockholders receiving Pubco Class A Common Stock in the Business Combination will agree not to sell, transfer or assign such shares for a period of 12 months from the Closing, (ii) certain of the Company’s management team members will agree not to sell, transfer or assign the shares of Pubco Class B Common Stock they receive in the Business Combination for a period of six months from the Closing and (iii) the former noteholders of the Company will agree not to sell, transfer or assign the shares of Pubco Class B Common Stock they receive in the Business Combination for a period of six months from the Closing .

Interests of BFAC’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of the BFAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Insiders, including BFAC’s executive officers and directors, and their respective affiliates have interests in such proposal that are different from, or in addition to, those of Public Shareholders generally. These interests include that the Insiders will lose their entire investment in BFAC if an initial business combination is not completed (other than with respect to Public Shares they may acquire in the future), and that the Insiders will benefit from the completion of a business combination and may be incentivized to complete a business combination, even if it is with a less favorable target company or on less favorable terms to shareholders, rather than liquidate BFAC. Further, the personal and financial interests of the Insiders, as well as BFAC’s executive officers and directors may have influenced their motivation in identifying and selecting the Company as a business combination target and completing the Business Combination with the Company. In considering the recommendations of the BFAC Board to vote for the proposals, Public Shareholders should consider these interests as well as, among other things, the interests described below:

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•	the fact that the Insiders and BFAC’s officers and directors have certain economic interests in the Business Combination including:

○

 the Founder Shares were initially purchased for an aggregate of $25,000. The Insiders have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares they hold in connection with the Business Combination and to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if the Business Combination is not approved and BFAC fails to complete a business combination within the required time period. No consideration was provided to the Insiders in exchange for this waiver. Accordingly, the Founder Shares would be worthless if the Business Combination or another business combination is not consummated within the required time period because the holders thereof are not entitled to participate in any redemption or liquidation distribution with respect to such shares. Such securities may have a significantly higher value at the time of the Business Combination, and if unrestricted and freely tradable would be valued at approximately $      million based upon the closing price of $[•] per BFAC Ordinary Share on NYSE on [•], 2024;

○

As of the date of this proxy statement/prospectus, there is an aggregate principal amount of $[•] of outstanding loans payable to Camel Bay.  The loan is non-interest bearing and payable upon the consummation by BFAC of the Business Combination. Upon consummation of a Business Combination, Camel Bay will have the option, but not the obligation, to convert the principal balance of the note, in whole or in part, into Pubco Warrants;

○	As of the date of this proxy statement/prospectus, the Insiders had $[•] in aggregate out-of-pocket expenses to be repaid by BFAC;

○

the Insiders will lose their entire investment in BFAC and will not be reimbursed for any loans extended or out-of-pocket expenses incurred on BFAC’s behalf related to identifying, investigating, negotiating and completing an initial business combination if the Business Combination is not consummated within the required time period;

○

accordingly, based on the value of the securities and the amount of the loans and unreimbursed expenses as set forth above, the aggregate amount that the Insiders and BFAC’s officers and directors have at risk is approximately $[•] million. Of this amount, the SPAC Sponsors have approximately $__ million at risk, comprised of the $25,000 IPO Sponsor invested to acquire its Founder Shares, the $___ Camel Bay invested pursuant to the Purchase Agreement, and the aggregate principal amount of $[•] of outstanding loans, each as detailed further in the section of this proxy statement/prospectus entitled “Information about BFAC – SPAC Sponsors”;

○	in addition, the Insiders can earn a positive rate of return on their investment, even if other BFAC shareholders experience a negative rate of return;

•

the fact that pursuant to the Business Combination Agreement, BFAC has the right to designate one director to the Pubco Board post-Closing. Such director, in the future, may receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to its directors. BFAC has designated [•] to be a director on the Pubco Board post-Closing;

•

the fact that the Business Combination Agreement provides for the continued indemnification of BFAC’s existing directors and officers and/or requires Pubco to purchase, at or prior to the Closing, and maintain in effect for a period of six years after the Closing, a “tail” policy providing directors’ and officers’ liability insurance coverage for certain BFAC directors and officers after the Business Combination;

•

the fact that if the Trust Account is liquidated, including in the event BFAC is unable to complete an initial business combination within the required time period, The IPO Sponsor has agreed to indemnify BFAC to ensure that the proceeds in the Trust Account are not reduced below $10.20 per Public Share, or such lesser per share amount as is in the Trust Account, by the claims of prospective target businesses with which BFAC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to BFAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•

the fact that if the Business Combination or another business combination is not consummated within the required time period, BFAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the BFAC Board, dissolving and liquidating.

The personal and financial interests of the Insiders as well as BFAC’s executive officers and directors may have influenced their motivation in identifying and selecting the Company as a business combination target, completing the Business Combination with the Company and influencing the operation of the business following the Business Combination. The existence of such financial and personal interests may result results in conflicts of interest on the part of such executive officers, directors and Insiders between what he, she, or they may believe is in the best interests of BFAC and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In considering the recommendations of the BFAC Board to vote for the proposals, its shareholders should consider these interests. See this section entitled “Shareholder Proposal No. 1: The Business Combination Proposal — Interests of BFAC’s Directors and Officers and Others in the Business Combination.”

In addition to the foregoing, BFAC’s officers and directors had fiduciary or contractual obligations to other entities while BFAC was seeking to locate a target business for a business combination, as listed below.  Accordingly, if any of BFAC’s officers or directors had become aware of a business combination opportunity which was suitable for an entity to which he or she had then-current fiduciary or contractual obligations, such officer or director would have been entitled to honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity prior to BFAC and might have only decided to present it to BFAC if such entity rejected the opportunity and consummating the same would not violate any restrictive covenants to which such officers and directors were subject. BFAC’s Existing Charter provides that to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer of BFAC shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as BFAC; and (ii) BFAC renounced any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and BFAC, on the other.  Notwithstanding the foregoing, these other fiduciary or contractual obligations, and the Existing Charter’s waiver of such rights, did not impact BFAC’s search for an acquisition target.

Furthermore, pursuant to the Business Combination Agreement, all Company Common Stock issued and outstanding immediately prior to the Effective Time, other than (a) Company Stock held in treasury by the Company or its wholly owned subsidiaries, as applicable, and (b) those shares of Company Common Stock owned by a Dissenting Holder, will be automatically converted into the right to receive an aggregate of 6,535,014 shares of Pubco Class A Common Stock, 5,964,986 shares of Pubco Class B Common Stock and 1,000,000 shares of Pubco Preferred Stock (designated as Series A). Pubco Class A Common Stock will have twenty-five votes per share and Pubco Class B Common Stock will have one vote per share. Accordingly, following consummation of the Business Combination, the holders of the Pubco Class A Common Stock (including Hui Luo, the founder and Chief Executive Officer of Classover and who will serve as the Chief Executive Officer of Pubco upon consummation of the Business Combination) will beneficially own 80.0% of the combined voting power of Pubco Common Stock, assuming no redemptions by the Public Shareholders. As a result, following consummation of the Business Combination, Pubco will be a “controlled company” as defined in the corporate governance rules of Nasdaq and Ms. Luo will have the ability to determine all matters requiring shareholder approval following the Business Combination.

BFAC Officer and Director Fiduciary Duties and Contractual Obligations

BFAC’s officers and directors have fiduciary or contractual obligations to entities other than BFAC. BFAC’s Charter provides that to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as BFAC; and (ii) BFAC renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and BFAC, on the other. BFAC does not believe, however, that the fiduciary duties or contractual obligations of its officers or directors has materially affected or will materially affect its ability to complete the Business Combination.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations:

Officer and/or Director	Entity	Entity’s Business	Affiliation
Fanghan Sui	Agency Within, LLC dba WITHIN	Digital marketing firm	[Employee]
Hao Tian	Amazon.com, Inc.	Online retailer	Employee (risk manager)
Zixun Jin	European Dismantler Inc.	Used European automobile parts	Employee (operations manager)
Wei Qian	Fusion Park, LLC	Climate-change tech investments and consulting	Employee (director of capital markets)

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Background of the Business Combination

Battery Future Acquisition Corp. is a blank check company incorporated on July 29, 2021 as a Cayman Islands exempted company with the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

The proposed Business Combination with the Company is the result of an extensive search for a potential merger partner utilizing the networking, investing and transactional experience of BFAC’s management team. The terms of the Business Combination Agreement are the result of extensive arm’s-length negotiations between representatives of BFAC and the Company.

On December 17, 2021, BFAC consummated its IPO. BFAC did not select any business combination target in advance of the IPO and did not, nor did anyone on its behalf, initiate any substantive discussions, directly or indirectly, with any business combination target in advance of its IPO. After completion of the IPO on December 17, 2021, BFAC’s management team commenced an active search for prospective businesses or assets to acquire, drawing upon, among other things, the extensive network and investing and operating experience of BFAC’s management team. On an ongoing basis during this period, BFAC’s management team reviewed self-generated ideas and initiated contact and were contacted by a number of individuals and entities with respect to business combination opportunities. BFAC's officers and directors and their affiliates actively searched for and brought business combination targets to BFAC’s attention across several business sectors, including, without limitation, renewable energy storage, clean energy technologies, retail technologies, automotive technologies, artificial intelligence (AI), mining and metals, electric vehicles and battery technologies. These entities were primarily based in the United States, although certain potential targets were based internationally. BFAC was also assisted by various advisors and consultants that helped BFAC review transactions and potential targets, including but not limited legal advisors and financial and business advisors such as Cohen & Company, which did not prepare any report, opinion, appraisal or analysis on Class Over to BFAC but is providing BFAC with advice relating to consummating the Business Combination, and RingRoad Corp. (“Ringroad”), which provided due diligence services.

From December 2021 through April 2024, BFAC and its representatives:

•	participated in discussions with representatives of numerous potential acquisition targets; and

•	participated in detailed discussions with representatives of nine acquisition targets, in addition to the Company.

BFAC evaluated potential acquisition targets based on criteria that were the same or similar to the criteria the BFAC board used in evaluating the Business Combination with the Company (as discussed below) which included, among other criteria, such potential acquisition targets’ public company readiness and BFAC management’s assessment regarding their potential to become a long-term leader among public companies in their industries, including, but not limited to, their growth potential, competitive stance, financial health, the effectiveness and expertise of leadership and management teams, valuation anticipations, and the likelihood of successfully consummating the transaction.

Description of BFAC’s discussions with candidates other than the Company

Other than the Company, the potential targets that BFAC considered in greater detail and with which BFAC entered into formal negotiations included:(i) a rare earths development company (“Company A”); (ii) a graphite development company (“Company B”); (iii) a battery recycling company (“Company C”); (iv) a battery technology company (“Company D”); (v) an industrial feedstock company (“Company E”); (vi) a battery materials royalty company (“Company F”); (vii) a renewable energy storage company (“Company G”); (viii) a retail technology company (“Company H”); and (ix) a rare elements mining company (“Company I”).

In January 2022, Barrenjoey Capital introduced the BFAC management team to Company A, a rare earths development company seeking funding.  BFAC sought to bring together the upstream project owned by Company A with other opportunities in the midstream magnet supply chain.  On January 21, 2022, BFAC signed a non-disclosure agreement with Company A and conducted technical, financial, legal and commercial due diligence on the upstream rare metals project including a site visit in May 2022. On May 2, 2022, BFAC signed a non-binding letter of intent with Company A. On August 22, 2022, BFAC sent Company A a revised non-binding letter of intent with improved deal terms.  However, Company A located an alternative source of capital and discussions between the parties ceased in late October 2022.

On February 18, 2022, Morgan Stanley introduced the BFAC management team to a graphite developer seeking project funding (Company B). On March 23, 2022, BFAC signed a non-disclosure agreement with Company B and conducted high level technical, financial and commercial due diligence. BFAC held an in-person meeting with Company B on June 9, 2022 and followed up by sending a non-binding letter of intent to Company B on June 21, 2022. However, Company B determined not to sign the letter of intent and instead pursue alternative funding options and discussions ceased in late July 2022.

In February 2022, BFAC engaged in discussions with a company on the basis of spinning out its battery recycling business in Europe (Company C). The discussions at this time did not proceed because Company C would not consider a spin out. On August 17, 2022, BFAC signed a non-disclosure agreement with Company C with an expanded focus on the entire company. The discussions were paused soon after as the parties could not agree on valuation while market conditions deteriorated in 2022 and key technical milestones were pending for Company C. Discussions restarted in November 2022 when BFAC gained access to a data room, following which it conducted high level technical, financial and commercial due diligence. On March 13, 2023, BFAC signed a non-binding letter of intent with Company C. Discussions slowed due to further technical delays in the battery recycling project and ultimately BFAC prioritized other targets.

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In February 2022, BFAC was presented an opportunity in the battery technology sector by Canaccord Genuity (Company D) which, at the time, was considered to be below BFAC’s threshold investment size. On October 13, 2022, the same target was referred by a BFAC board member along with an introduction via Argonaut. On November 1, 2022, BFAC signed a non-disclosure agreement with Company D and soon thereafter BFAC began high level due diligence on the company.  On February 23, 2023, BFAC signed a non-binding letter of intent for a business combination with Company D and completed detailed technical, legal, financial and commercial due diligence. In November 2023, Company D determined not to pursue the proposed transaction due to the challenges of raising financing while completing a business combination with a SPAC.

In March 2022, a BFAC advisor proposed BFAC acquire an industrial feedstock business based in the U.S. which was a spin-out candidate for its parent company and was being advised by BNP Paribas (Company E). On April 22, 2022, BFAC signed a non-disclosure agreement with Company E and sent company E a proposal letter on May 18, 2022. BFAC conducted high level technical and financial due diligence on the target. Work on the opportunity ceased in June 2022 when the parent company decided not to divest the business as supply disruptions drove improved pricing for the industrial commodity.

In October 2022, a BFAC board member introduced an opportunity with a battery materials royalty company (Company F), which was being advised by Citibank and Canaccord Genuity on IPO and trade sale options. On October 19, 2022, BFAC signed a non-disclosure agreement with Company F and sent a non-binding offer letter on 4 November 2022. BFAC was invited to participate in the second round of the process and conducted technical, financial, legal and commercial due diligence on Company F. BFAC submitted a revised non-binding offer letter on 16 December 2022. Work on the opportunity ceased in February 2023 when Company F decided to pursue a regular IPO.

In January and March 2024, there were changes in the board members and officers of BFAC. These changes resulted in a fresh perspective on acquisition strategy, including looking at various new sectors. The new directors and officers leveraged their expertise and business connections to facilitate the target search. This fresh approach allowed BFAC to explore opportunities beyond its initial focus, including new technologies and sectors such as educational technology, fintech, and consumer technology, which showed significant potential. Despite these changes, the Board remained steadfast in its focus on maximizing shareholder value during the target screening and negotiation process, so that any potential acquisition would be in with the best interests of its shareholders.

On January 22, 2024, a representative of BFAC was introduced to Company G, a renewable energy storage company, by a prior board member of BFAC. BFAC management subsequently contacted a representative of Company G to schedule a call regarding exploring a potential transaction between BFAC and Company G. On the same day, BFAC met telephonically with a member of Company G’s board of directors to receive an update on the process and express interest regarding a potential transaction between the two parties. The parties thereafter continued to discuss the possible transaction.   On February 10, 2024, BFAC management determined to terminate the exploration process with Company G due to BFAC's discovery of strategic misalignments between the two companies' future directions and objectives.

On February 12, 2024, BFAC was introduced to Company H, a retail technology company, by a financial advisor at an investment bank. BFAC’s management team subsequently arranged a preliminary discussion with Company H's management team to explore the possibility of a potential transaction between the two parties. The initial discussion, conducted through a virtual meeting on February 15, 2024, allowed both parties to present their strategic visions and assess alignment. During this meeting, the parties touched upon their respective market positions, innovation trajectories, and overarching business philosophies. Both parties subsequently engaged in further discussions to examine their potential collaboration areas and business intersections. These conversations took place over the course of the following week, culminating in a final meeting on February 22, 2024. It was in this last meeting that both BFAC and Company H acknowledged the challenges in identifying mutually beneficial grounds for a transaction. As a result, the parties agreed to cease further exploratory discussions regarding a potential transaction.

On March 14, 2024, BFAC was introduced to Company I, a rare elements mining company. BFAC arranged for an initial virtual meeting with Company I’s management team on March 18, 2024. In this meeting, both companies shared insights into their operational domains, technological advancements, and strategic goals, aiming to determine if there was a common path for combination. However, as discussions progressed into detailed analysis during a subsequent session on March 25, 2024, it became evident that both parties held different perspectives on strategic execution and market approach. After a series of discussions and internal consultations, BFAC and Company I ultimately concluded that the time was not right for a partnership and the parties mutually terminated ongoing discussions.

None of the foregoing discussions resulted in an executed letter of intent. The decision not to pursue any other particular target business that BFAC evaluated was generally the result of one or more of: (i) BFAC’s determination that such business either was not ready to become a public entity or did not represent an attractive target due to a combination of business and growth prospects, strategic direction, management issues, structure and/or valuation considerations; (ii) a difference in initial valuation expectations between BFAC, on the one hand, and the target and/or its owners, on the other hand; (iii) a potential target’s unwillingness to engage in substantive discussions with BFAC given the timing and uncertainty of closing due to the requirement for BFAC to obtain shareholder approval as a condition to consummating any business combination; (iv) a potential target’s desire to remain a privately held company; or (v) a potential target’s unwillingness to engage in substantive discussions with BFAC in light of conflicting business objectives on the target’s side.

BFAC ultimately elected to pursue a merger with the Company, discerning that the Company represented a significant opportunity due to various factors, including: an evaluation of the Company's business model and potential for growth; the recognition of the Company’s unique digital platform and dedicated teaching personnel, offering services in collaboration with esteemed educational institutions through long-term agreements that ensure steady revenue and a secure pathway for sustained expansion; the Company's adept management team, renowned for their expertise in the online education sector; and the advantageous valuation implied for the Company in the Business Combination.

Rationale for Pivot to Educational Technology

BFAC originally intended to focus its search on industries spearheading the shift from fossil fuels to electrification, as stated in its IPO prospectus. However, after extensive market analysis and several failed attempts in negotiating deals with battery technology companies between 2022 and 2024, the Board recognized a compelling opportunity in the educational technology sector. This sector has shown substantial growth potential, especially due to increased demand for remote learning solutions driven by the COVID-19 pandemic. Classover presented a unique opportunity with its innovative approach to e-learning, robust revenue model, and potential for scalability. The synergies between BFAC's expertise and Classover's business model were deemed highly advantageous for future growth and value creation.

Most battery technology companies are very capital intensive and are often pre-revenue, making them heavily reliant on raising significant capital. The landscape of the battery technology sector in 2024 is very different compared to the time of BFAC's IPO several years ago. The recent increase in interest rates and the weakened attractiveness of the sector have made it difficult for battery technology companies to raise the required capital at a reasonable cost. This shift reinforced the decision to pivot towards the educational technology sector, which offers more favorable financial dynamics and investment opportunities.  The board recognized that the educational technology sector offered a more promising avenue for achieving superior returns and long-term growth for shareholders. This strategic pivot reflects BFAC's commitment to identifying and capitalizing on high-value opportunities that align with its overall mission of driving innovation and delivering substantial returns to its shareholders.

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Description of Negotiation Process with the Company

The following summarizes the key meetings and events that led to the signing of the letter of intent and Business Combination Agreement with the Company. The following, however, does not purport to catalogue every single conversation among representatives of BFAC, the Company and their respective advisors.

On February 6, 2024, at a business gathering, Ms. Flora Peng, Classover’s general manager met with Mr. Hao Tian, one of BFAC’s independent directors. During this meeting, Ms. Peng mentioned that the Company was in the middle of preparing its audited financials and getting ready for a traditional IPO. Mr. Tian mentioned the idea of a de-SPAC listing and that BFAC was actively looking for a business combination target. Both parties indicated a desire to explore this opportunity further.

On February 8, 2024, Ms. Hui Luo, Founder and CEO of Classover, Mr. Hao Tian, one of BFAC’s independent directors, and Ms. Echo Hindle-Yang, a managing partner of Ringroad, had an initial telephone call. Ringroad was engaged as a financial and business consultant of BFAC responsible for conducting due diligence to assess BFAC targets’ financial health and growth potential. During the call, Ms. Luo provided a brief overview of the Company. Ms. Echo Hindle-Yang, a managing partner of Ringroad shared the background on BFAC and answered questions from Ms. Luo. Both parties then discussed the potential for a business combination transaction between the two.

On February 10, 2024, the BFAC team, including Ms. Weiyi Zheng, CEO of BFAC, Mr. Hao Tian, a board member of BFAC, as well as Ms. Echo Hindle-Yang and the Classover team, including Ms. Hui Luo, Founder and CEO of Classover, and Ms.Flora Peng, general manager at Classover had a video conference meeting. Ms. Peng provided a formal presentation of the Company and shared  in-depth information on the market opportunities and future business strategies of the Company. After the call, Ms. Luo, CEO of Classover agreed to grant access to BFAC of the Company’s dataroom upon an executed mutual non-disclosure agreement.

On February 13, 2024, BFAC and the Company entered into a customary non-disclosure agreement to allow BFAC to review more information about the Company’s business operations, historical financial information, management financial forecasts, and the technology details.  The non-disclosure agreement did not contain any type of standstill provisions.

Commencing on February 14, 2024, teams at BFAC and Ringroad (including Ms. Weiyi Zheng, CEO of BFAC, Mr. Hao Tian, a board member of BFAC, as well as Ms. Echo Hindle-Yang, a managing partner of Ringroad)  conducted due diligence of the Company through document review and multiple telephone conference calls with the Classover management team including Ms. Hui Luo, Founder and CEO of Classover, Ms. Flora Peng, general manager of Classover, and Mandy Jiang, Head of sales at Classover. BFAC’s diligence covered various areas, including, among others, commercial operations and contracts, financial results, litigation, legal compliance, intellectual property, taxation, and general corporate matters.

On February 16, 2024, a video conference meeting was held that was attended by management team members of BFAC and the Company. Ms. Weiyi Zheng, CEO of BFAC, Mr. Hao Tian, a board member of BFAC, Ms. Echo Hindle-Yang of Ringroad, Ms. Hui Luo, CEO of Classover, and Ms. Flora Peng, attended the call. The purpose of this meeting was to enable BFAC to learn more about the Company’s business and ask a broad range of questions regarding the Company’s business strategy, operations, and financial matters.

On February 20, 2024, Ms. Weiyi Zheng, CEO of BFAC, Ms. Hui Luo, CEO of Classover discussed preliminary valuation and the potential business combination structure and overall process for such a potential transaction. Ms. Luo mentioned that a valuation range of $200 million to $250 million would be considered fair from its shareholders’ view.

From February 20, 2024 until March 10, 2024, BFAC continued to conduct business and financial due diligence on the Company. This process entailed a series of engagements including telephonic and video conference meetings with representatives of the Company, notably its leadership team including Ms. Hui Luo, CEO of Classover and Ms. Flora Peng, business manager of Classover and Mandy Jiang, Head of Sales at Classover. Discussions spanned a wide array of topics, encompassing the Company's existing business model, operational and financial structures, potential valuation, historical and current financial data, operational performance metrics, projected financial forecasts, corporate governance protocols, technological product offerings, and strategic business plans.

On February 26, 2024, Mr. Hao Tian, a board member of BFAC and Ms. Weiyi Zheng, CEO of BFAC had an internal meeting to discuss the process for a proposed transaction with the Company.  Following the meeting, BFAC board and management decided to proceed with submitting a preliminary term sheet.

On February 28, 2024, BFAC sent the Company an initial letter of intent and draft term sheet (together, the “February 28 Draft Proposal”), which provided for, among other things, the following non-binding material terms for a proposed business combination between BFAC and the Company: (i) BFAC would issue to the Company equityholders $80 million worth of BFAC Ordinary Shares; (ii) the Company key stockholders would agree not to sell the shares they would receive in the transaction until the earlier of one year following the closing of a transaction or until the combined company’s stock traded above $12.00 for 20 out of 30 trading days, commencing 150 days after the closing; (iii) the combined company’s board would consist of a mutually agreed upon directors, including at least 2 persons who would be selected by the current board of directors of BFAC; and (iv) BFAC would adopt a 5% management equity incentive plan post closing. The February 28 Draft Proposal also included a 30-day exclusivity provision. BFAC's initial $80 million offer was grounded in a conservative financial assessment of the Company’s historical performance and potential risks identified during early due diligence. The proposed equity valuation heavily discounted any potential business improvement from a successful public listing and growth capital injection. This valuation strategy allowed BFAC to start negotiations cautiously, leaving room for incremental increases based on further insights.

On March 2, 2024, the Company responded with a counterproposal. Among other things, the counter proposal increased the consideration to be paid to the Company common stockholder and convertible noteholders to $200 million The Company CEO believed that the $200 million counter offer was a fair equity valuation based on projected strong revenue growth and profitability improvement, supported by demonstrable historical financials. The Company also benchmarked their valuation against public market comparables, reflecting what they believed justifiable in a post de-SPAC scenario. Additionally, the Company mentioned various revenue upside potentials and opportunities not yet reflected in existing projections, justifying the revised valuation to capture these future growth opportunities. The total $200 million equity value was proposed to be structured as $190 million in BFAC Ordinary Shares and $10 million in BFAC Preferred Shares. The inclusion of Preferred Shares in the merger consideration was necessary to gain support from the Classover convertible notes holders. This arrangement allowed them to retain their certain liquidation preference as an equity holderpost business combination while giving up their debt protection. By receiving shares of Series A Pubco Preferred Stock as part of their consideration, the convertible notes holders are supporting the Company’s merger with BFAC by converting all of their outstanding debt to equity prior to the closing. This aligns their interests with the long-term success of the company. Additionally, in the counterproposal, the Company requested a shorter key management lock up period from 12 months to 6 months, reduced the number of BFAC members to be on Pubco’s board from 2 seats to 1 seat, increased the management equity incentive plan post closing to 10% from 5%, and requested for a $10 million minimum cash closing condition.

On March 4, 2024, BFAC revised its offer upwards to a $95 million equity valuation (“March 4 Draft Proposal”). In such proposal, BFAC included an earnout provision that would issue additional merger consideration to the Company equityholders if the Company’s revenue increases by 50% annually from 2024 to 2027. The goal of the additional earnout shares was to bridge the gap between the valuation expectations of both parties by connecting partial merger consideration to future company performance. In the March 4 Draft Proposal, BFAC eliminated the minimum cash closing condition. In this revised proposal, BFAC believed that the Company warranted a higher valuation than the initial offer, considering additional positive findings from their ongoing due diligence, which revealed stronger-than-expected financial performance and growth potential. The revised valuation represents a modest step up from the initial proposal, reflecting a cautious stance in light of any remaining uncertainties, partially mitigated by the Company's proprietary technology and high user stickiness. The introduction of an earnout provision allowed BFAC to align future share payments with the Company’s performance, thereby reducing the immediate dilution burden and incentivizing future growth.

On March 7, 2024, the Company countered with a revised letter of intent. Under the revised letter of intent, the Company reduced the equity valuation to $165 million at closing without any additional earnout share considerations, and agreed to reduce the management equity incentive plan post closing to 8%. The Company accepted the elimination of the minimum cash closing condition.When presenting this revised proposal, Classover highlighted several specific factors. The Company's subscription-based and credit purchase models both showed robust customer retention and a steady stream of recurring revenue, underpinning long-term financial stability and growth. Classover's diversified offerings in high-demand areas like STEM, arts, and languages demonstrated its ability to attract a broad customer base and adapt to market needs. Furthermore, the scalability of their platform, enhanced by proprietary technology and strong user engagement metrics, indicated significant growth potential.

While the Company agreed to eliminate the minimum cash closing conditions, both BFAC and Classover teams agreed that securing a $5 million PIPE financing in connection with the closing of the Business Combination would be highly advantageous. This additional capital would not only cover transaction-related expenses but also provide a cash reserve for future working capital.

In addition, Classover highlighted the need to retain its supervoting rights for its founder’s shares for post business combination. It believed that supervoting rights were customary for public technology companies. These rights can help ensure stable leadership, allowing the founding team to make long-term strategic decisions without the pressure of short-term market fluctuations. Additionally, supervoting rights can protect the Company from hostile takeovers, ensuring that control remains with those who are most familiar with the Company's vision and strategy.

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Between March 5 and March 8, 2024, Ms. Echo Hindle-Yang, a managing director of Ringroad, and Mr. Hao Tian, one of BFAC’s independent directors conducted multiple calls with the Company’s significant customers as part of its ongoing diligence process.

On March 14, 2024, BFAC submitted a revised proposal for an increased equity valuation of $125 million, but insisted that the management shares be locked up for 12 months, consistent with the lock up period on the Founder Shares from the BFAC IPO. This increased offer reflected BFAC’s heightened confidence, stemming from further due diligence, that the Company could achieve potential cost savings and enhance market reach. BFAC’s team also recognized the crucial role of the Company’s established brand reputation and customer loyalty in justifying the increased offer, as these elements were seen as pivotal for sustaining long-term growth and market penetration.

On March 18, 2024, the Company returned a revised term sheet for a $145 million equity valuation. The Company suggested a face-to-face meeting to further discuss the term sheet.

On March 20, 2024, Mr. Hao Tian, a board member of BFAC, and Ms. Echo Hindle-Yang, a managing director of Ringroad met with Ms. Hui Luo, CEO of Classover and Ms. Flora Peng, a business manager of Classover at their New York office and discussed various aspects of the Company's operations, including product roadmap, demonstrations, customer base, market potential, business strategies, financial performance, go-to-market plans, operational frameworks, financial controls, infrastructure, and readiness for public engagement, all integral to BFAC's due diligence process. Both teams also discussed extensively on the Company financial projection and proposed equity valuation.

On March 22, 2024, BFAC delivered to the Company a revised letter of intent and non-binding term sheet (together, the “March 22 Draft Proposal”), with the main change being an increase in the equity value to be issued to the Company from $125 million to $135 million. This increase was driven by additional findings from the March 20 meeting, which highlighted potential gains from enhanced business and marketing strategies. Positive feedback from key stakeholders further bolstered BFAC's confidence in the long-term viability and profitability of the merger, justifying the higher valuation. The $135 million merger consideration will be structured as an all-stock deal, with existing Classover common stock shareholders and convertible debt holders receiving a total of 12,500,000 newly issued shares of Pubco Common Stock (valued at $10.00 each) and 1,000,000 shares of Series A Pubco Preferred Stock (valued at $10.00 each).

On March 24, 2024, the board of directors and management team of BFAC held a video conference meeting. BFAC management provided an update on BFAC’s search for a potential acquisition target and updated the BFAC board on BFAC management’s evaluation of the Company as a potential acquisition target, including the key terms of the Proposal and the ongoing negotiation process with the Company and next steps with respect to due diligence of the Company.

On March 27, 2024, the Board of BFAC convened to conduct a detailed review, critically assessing the strategic implications and financial aspects of the proposed transaction. After thorough discussion, the BFAC board reaffirmed the decision to proceed based on the negotiated terms, ensuring alignment with all financial and strategic objectives. Also, the meeting went through the details of the following stage of the merger process, providing a brief overview of the upcoming development timeline and the preparatory work required by the related parties involved.

On March 28, 2024, BFAC and the Company executed the March 22 Draft Proposal.

On April 5, 2024, BFAC management forwarded a draft Business Combination Agreement template prepared by its legal counsel Graubard Miller to the Company’s management team and Classover’s legal counsel RPCK Rastegar Panchal.In order to structure the business combination in a tax-efficient manner for the stakeholders, it was proposed that the transaction be structured as a reorganization merger. Under this structure, BFAC will continue its existence as a subsidiary of Pubco. This approach was designed to optimize the tax implications for all parties involved.

On April 23, 2024, an updated draft of the Business Combination Agreement by BFAC’s counsel Graubard Miller was circulated to all parties for review.

On April 26, 2024, BFAC held a teleconference with their legal counsel Graubard Miller to discuss the ongoing negotiation and refinement of the merger terms.

On April 30, 2024, BFAC,Classover, Graubard Miller, and RPCK engaged in another round of discussions on the Business Combination Agreement, which covered merger structure, tax implications, corporate governance, voting agreements as well as certain disclosure schedules. Among various issues, the employment agreement between Hui Luo as the Founder and CEO of the Company and Pubco was highlighted as a condition to closing under the Business Combination Agreement.

On May 4, 2024, the Company delivered a revised draft of the Business Combination Agreement to BFAC and its counsel updating the agreement to reflect approval of the transaction by the Company’s noteholders and for certain other non-substantive changes.All Company’s existing noteholders are required to convert their outstanding debt to common stock shares prior to the Closing of the business combination transaction.

On May 6, 2024, the BFAC Board met to discuss the proposed transaction, focusing on certain compliance and tax and the revised details within the document, which was crucial for ensuring that the board fully understood the changes and their potential impacts on the merger's structure and strategy.

On May 7, 2024, The entire working group including BFAC, Classover, Graubard Miller, and RPCK met to discuss the timeline of the proposed transaction. Later that day, Graubard Miller, counsel for BFAC circulated a revised draft of the Business Combination Agreement to the Company and its counsel addressing various non-substantive changes. Graubard Miller, counsel for BFAC also circulated certain of the ancillary documents to the Business Combination Agreement and disclosure schedules. Thereafter, RPCK, counsel of Classover provided additional comments on the Business Combination Agreement.

On May 8, 2024, The entire working group met again to continue its discussion on the timeline of the proposed transaction and various minor outstanding issues on the documentation. Thereafter, Graubard Miller, counsel for BFAC circulated a revised draft of the Business Combination Agreement to Classover and RPCKaddressing additional non-substantive changes.

Between May 8, 2024 and May 12, 2024, BFAC, Classover, Graubard Miller, and RPCKcontinued to exchange non-substantive changes on the revised draft of the Business Combination Agreement and disclosure schedules.

On May 12, 2024, BFAC and the Company executed the finalized Business Combination Agreement.

Recommendation of the BFAC Board and Reasons for the Business Combination

In evaluating the Business Combination, BFAC’s Board determined not to obtain a fairness opinion or a third-party valuation report on the Company’s business. This decision was grounded in the substantial experience of BFAC’s officers and directors, who have extensive backgrounds in evaluating the operating and financial merits of companies across various consumer and technology sectors. Leveraging their collective expertise, they conducted a thorough due diligence process, internally and externally with third party consultant, scrutinizing the Company's financial statements, business model, market position, and growth prospects. This comprehensive review provided them with a high level of confidence in the valuation ascribed to the Company.

The Board also considered the Company’s historical performance and future financial projections, analyzing key metrics such as revenue growth, gross margin improvement, and operating efficiency trends, which reinforced their confidence in the transaction's fairness. Additionally, they performed analysis on comparable publicly traded companies within the industry and assessed current market conditions, determining that the terms of the Business Combination were in line with market standards. Given these factors, along with considerations of cost and time, the Board concluded that external validation was unnecessary, ensuring that the decision was in the best interests of the shareholders.

To support the due diligence process, RingRoad was engaged as a third-party diligence consultant. While RingRoad did not perform any valuation analysis, it provided third-party diligence validation on the Classover business. This external validation from RingRoad further bolstered the Board's confidence in their comprehensive review and the subsequent decisions regarding the Business Combination. RingRoad’s services to BFAC included (a) gathering data related to Classover’s business and financial statements, (b) distributing and reviewing structured questionnaires from Classover’s senior management and department heads, (c) reviewing Classover’s regulatory compliance, existing and potential litigations and intellectual property issues and (d) reviewing industry reports for the industry in which Classover operated.

The BFAC Board reviewed and discussed the results of the Company management’s due diligence investigation. In reaching its unanimous decision to (i) determine that the Business Combination was in the best interests of BFAC and its shareholders, (ii) approve and declare advisable the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination and the issuance of BFAC Ordinary Shares in connection therewith, and (iii) recommend that the BFAC shareholders adopt the Business Combination Agreement, and the transactions contemplated thereby, the BFAC Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the BFAC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The BFAC Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of BFAC’s reasons for approval of the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

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In considering the business combination, the BFAC Board gave considerable weight to the following factors:

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Innovative Educational Technology. The Company’s cutting-edge e-learning solutions and platforms that offer an immersive and interactive learning experience for students of all ages. This innovation positions the Company at the forefront of the digital education revolution, making learning more accessible and engaging.

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Growth and Scalability. The rapid expansion of the e-learning market and the Company’s impressive growth trajectory. The Company’s scalable business model allows for rapid expansion into new markets and subjects, catering to a growing global demand for online education.

•	Expansive Customer Base. The Company has shown significant momentum in attracting new users and retaining existing ones, highlighting its strong market presence and the value of its offerings.

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Market Opportunity. The vast size of the global e-learning market and the Company’s potential to further penetrate this market. With the ongoing shift towards online education, the Company is well-positioned to capture a larger share of the market and address the educational needs of learners worldwide.

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Competitive Advantages. the Company’s unique positioning in the education sector, underscored by proprietary technology, content partnerships, proprietary curriculum, strong teachers’ base, increasing brand awareness. These factors create significant barriers to entry for potential competitors and underscore the Company’s ability to maintain and expand its market leadership.

•

Experienced Leadership. The seasoned management team behind the Company, whose expertise spans educational technology, digital marketing, and strategic growth. This leadership is seen as a critical asset in navigating the company’s future growth and innovation paths.

•

Cultural and Visionary Alignment. The shared vision of both companies to leverage technology for societal benefit, particularly in education and learning. This alignment in core values and mission is seen as a strong foundation for a successful merger and future collaboration.

•	Valuation and Financial Performance. The attractive valuation of the Company in light of its growth prospects, revenue potential, and the comparative valuations of peers in the e-learning sector.

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Financial Projections Relied Upon by the BFAC Board Directors. Financial projections prepared by the Company’s management were deemed reasonable and demonstrated the management’s confidence in the Company's future performance.

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PIPE Financing: While PIPE financing was not finalized at the time of the Board’s decision, both parties were aligned on the size and flexibility of the PIPE financing terms, which were considered important for the transaction's success.

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Dilution Impact:  The Board considered the anticipated pro forma dilution impact under different redemption scenarios, carefully evaluating how various outcomes would affect shareholder value and the overall financial structure post-combination.

BFAC’s Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

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Regulatory and Compliance Risks. Given the Company operates within the educational sector, which is subject to extensive regulation, there is a risk of increased compliance costs, potential regulatory actions, or changes in educational policy that could impact the operations and profitability of the combined entity.

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Technology Update Requirements. The necessity to update the Company’s current online learning application to ensure it meets the latest technological standards and user expectations. This update could require significant investment in development, testing, and deployment, impacting short-term financials and operational focus. The Company also needs to continually update the stability of its platform.  Any disruption could significantly affect the Company’s operations and customer satisfaction.

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Market Competition. Intense competition within the e-learning and distance learning industry, including the threat from established tech giants entering the educational space, which may drive down prices or necessitate increased spending on innovation and marketing to retain market share.

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Key Personnel Retention. The critical importance of retaining top talent in a highly competitive industry. The potential loss of key personnel from the Company could adversely affect the merged company’s ability to innovate and execute its business strategy.

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Historical Financial Performance. The Company has incurred net losses in recent years, resulting in an accumulated deficit. Additionally, the Company's independent auditor included a going concern qualification in the latest financial report, highlighting substantial doubt about the Company's ability to continue as a going concern due to recurring losses and the need for additional capital to support ongoing operations.

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Economic Fluctuations. Macroeconomic risks, including fluctuations in the global economy that could affect demand for e-learning solutions, particularly in emerging markets that are seen as growth areas for the Company.

•	BFAC Shareholders Receiving Minority Position. The fact that existing BFAC shareholders will hold a minority position in the combined company; and

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Other Business Risks. Various additional risks associated with the Company’s operation in the fast-evolving e-learning sector, as outlined in the “Risk Factors” section of relevant disclosure documents. These include technological obsolescence, data privacy and security concerns, and potential disruptions in service due to technical or cyber-attacks.

BFAC’s Board concluded that the potential benefits that it expected to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, BFAC’s Board unanimously determined that the Business Combination Agreement and the Merger contemplated therein were advisable, fair to and in the best interests of BFAC and its shareholders. The independent directors on BFAC’s Board did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Business Combination and/or preparing a report concerning the approval of the Business Combination.

Notwithstanding the foregoing, the holders of the Founder Shares have agreed to vote in favor of each of the proposals presented at the Shareholder Meeting, and have agreed to waive their redemption rights with respect to any BGAC Ordinary Shares owned by them in connection with this Shareholder Meeting. This is unlike some other similarly structured transactions where the insiders vote in accordance with the vote of the public holders and therefore a majority of unaffiliated shareholders would be required to approve a proposed transaction. Because of this agreement to vote in favor of the Business Combination Proposal, the transaction is not structured such that the vote of a majority of unaffiliated shareholders is required to approve the Business Combination Proposal.

Classover’s Reasons for Engaging in the Business Combination

Classover’s decision to pursue a de-SPAC transaction and become publicly listed in the U.S. was primarily driven by the need to access broader, more liquid capital markets. A major exchange listing would allow Classover to raise funds more efficiently, supporting key growth initiatives such as product development, market expansion and acquisitions. In addition, the enhanced visibility and credibility gained from being publicly traded was also expected to strengthen Classover’s brand and build trust among investors, customers and partners.

Additionally, becoming a publicly listed company would provide Classover with greater strategic flexibility, including the ability to use its securities to finance any future mergers and acquisitions. It would also help attract and retain top talent through the ability to utilize equity-based compensation, aligning employee interests with long-term company goals. Moreover, the transition would enhance corporate governance and accountability, leading to improved operational discipline and increased investor confidence.

Classover highly valued BFAC's management team’s expertise in capital markets and their ability to provide critical resources during this transition. BFAC's involvement in negotiating PIPE financing and managing other key aspects was seen to be instrumental in ensuring a smooth and successful entry into the public market. This partnership was a key reason Classover chose to pursue the Business Combination with BFAC, as BFAC's support was expected to significantly enhance the company’s long-term success as a publicly traded entity.

Certain Unaudited Prospective Financial Information of the Company

BFAC and the Company do not publicly project future revenue, earnings, or other results as a standard practice. However, below is a summary of selected historical and internal, unaudited prospective financial information of the Company. This projection has been included solely because it was prepared by the Company’s management and made available to the BFAC Board during its evaluation of the Business Combination. The inclusion of summarized financial forecast information in this proxy statement/prospectus is not intended to sway your decision regarding whether to vote for the Business Combination.

The unaudited historical and prospective financial information of the Company provided in this section was prepared by the Company’s management and reflects the perspective of the Company’s management. It was prepared on a reasonable basis, representing the best estimates and judgments available when presented to the BFAC Board. It outlines anticipated actions and future financial performance to the best of management’s knowledge and belief. It's crucial to note that this information may differ from current data at the time of filing this proxy statement/prospectus. Therefore, readers are cautioned against relying solely on this information as indicative of future results or when making decisions regarding the Business Combination, as projections may materially differ from actual results. Consequently, there is no assurance that the prospective results reflect the Company's future performance accurately, and actual results may significantly deviate from those presented in the prospective financial information. The inclusion of prospective financial information in this proxy statement/prospectus should not be construed as a representation by any party that the results outlined therein will be achieved.

As of the date of this proxy statement/prospectus, the Company has affirmed to BFAC that its projections presented in this proxy statement/prospectus reflect the view of the Company’s management about its future performance.

	Unaudited Actual		Projected
In US$	2022	2023	2024	2025
Total Revenue	$1,898,718	$3,096,835	$6,796,830	$15,156,932
Growth %for Revenue		63%	119%	123%
Gross Profit	$34,970	$1,658,856	$5,165,591	$11,670,838
Gross Margin %	2%	54%	76%	77%
Operating Expenses (excluding COGS)	$2,379,352	$2,247,147	$2,358,118	$4,688,499
Growth % for Costs and Expenses		6%	5%	99%
Net Income	$(2,325,896)	$(433,055)	$2,807,473	$6,982,344

Revenue Assumptions

Foremost among these assumptions is the sustained trajectory of the Company's historical revenue growth, predicated on the acquisition of new online student users alongside the retention of a substantial portion of its existing user base, which is anticipated to continue engaging through repeat purchases. Furthermore, the Company intends to augment its service offerings by broadening the spectrum of lesson subjects, with a particular focus on expanding within the highly competitive tutoring segment. It anticipates diversifying revenue streams by venturing into marketing consulting services through strategic partnerships with local afterschool and tutoring centers, thereby widening its market reach. This shift is driven by the growing demand for effective student acquisition strategies among local learning centers and educational institutions, which seek to enhance their competitiveness. Marketing consulting services provided by the Company are designed to support local afterschool and tutoring centers. These services include developing effective student acquisition strategies, optimizing digital marketing efforts, and refining brand positioning and messaging. By leveraging the Company's extensive network of parents and students, along with its expertise in market analysis, digital marketing, and operational efficiency, local centers can improve their outreach, attract new students, and enhance their competitive edge.

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Over the projected period spanning 2024 to 2026, a notable shift is envisaged in the composition of revenue sources. Specifically, the proportion of direct-to-consumer service revenue, primarily derived from online remote learning sessions encompassing both afterschool and academic tutoring subjects, is anticipated to decrease from 97% in 2023 to 83% by 2025. Concurrently, revenue generated from local business partnerships (from maketing consulting services) is forecasted to ascend from 3% to 17% during the same timeframe, underscoring the Company's strategic intent to diversify its revenue base.

Assumptions Underlying Cost and Expense Projections

In addition to revenue growth assumptions, the projections also include detailed assumptions regarding the changes in costs of revenue and operating and other expenses. The projections assume significantly lower rates of growth for costs and expenses than for revenues, supported by strategic cost management and operational efficiencies. The following key points underly these assumptions:

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Fixed Costs: The Company has made investments in technology, which are largely fixed and do not need to scale with revenue growth. This capital expenditure (CapEx) on technology infrastructure will remain flat in 2024, providing a stable cost base as revenue increases, but is expected to ramp up again in 2025. The efficiencies gained from this fixed-cost investment are expected to contribute to higher gross margins over time.

•	Variable Technology Costs: Variable costs, such as those associated with technology, are expected to decrease on a per-session basis. This reduction is based on the Company’s ability to negotiate lower streaming service rates with its service provider as usage scales. The increased volume of sessions will allow the Company to leverage its buying power, resulting in more favorable terms and reduced costs significantly per session.

•	Variable Instructor Compensation Costs: The variable costs related to instructor compensation per student are projected to grow at a much slower rate than revenue. This is due to the anticipated improvement in utilization rates for each teaching session. As more students are grouped into the same lesson, the instructor-student ratio decreases, which in turn reduces the instructor compensation cost per student. This enhanced cost efficiency is expected to scale with revenue, contributing to the favorable growth in gross profit and net income.

Over the projected period from 2024 to 2025, these cost and expense management strategies are expected to result in significant margin enhancements, as evidenced by the expansion of gross margin from 2% in 2022 to 77% in 2025.

Other Assumptions for the Projection:

The following are additional assumptions underlying the projections:

•	Market Expansion and Penetration: The projections assume modest success of market expansion both geographically and within new service segments. This includes penetrating untapped regions and demographics, leveraging the existing technology platform to offer tailored services that meet diverse educational needs.

•	Technology and Innovation: The projections are based on the premise that the Company will continue to innovate its technological offerings. Spending in 2024 will remain flat as previous technology upgrades have been recently completed. Additional spending is planned for 2025 and beyond, allowing for further enhancements to the learning platform, integration of advanced analytics for personalized learning experiences, and the introduction of new features to attract and retain users.

•	Regulatory Environment: The financial forecasts assume a stable regulatory environment conducive to the expansion of online learning services. Any changes in education policies, data privacy laws, or digital learning regulations could impact the projected performance.

•	Economic Conditions: The projections take into account a stable economic environment without significant disruptions. Economic factors such as inflation rates, employment levels, and consumer spending power can influence the demand for educational services.

•	Competitive Landscape: The assumptions consider the Company’s ability to effectively compete in a rapidly evolving market. This involves staying ahead of competitors through unique value propositions, superior customer service, and continuous improvements in the quality of educational offerings.

These underlying assumptions and strategic initiatives are critical for achieving the projected financial outcomes. While the Company’s management has endeavored to provide achievable projections, it is imperative for stakeholders to acknowledge the inherent uncertainties and risks associated with forward-looking projections. Readers are advised to refer to the comprehensive discussion on "Risk Factors" and "Forward-Looking Statements and Risk Factor Summary" contained elsewhere in this proxy statement/prospectus for a holistic understanding of the potential contingencies and challenges that may impact the realization of these projections.

Material Factors Affecting Revenue and Cost Assumptions

Various material factors could significantly impact these assumptions, resulting in deviations from the projected financial outcomes. These factors include, but are not limited to, the following:

·	Market Demand and Consumer Behavior

o

Shift in Educational Preferences: Changes in consumer preferences for online learning versus traditional in-person education could affect the Company’s ability to attract and retain students, impacting projected revenue growth.

o	Economic Conditions: Economic downturns or recessions could reduce disposable income, leading to decreased demand for supplemental educational services, thereby negatively impacting revenue.

o

Regulatory Changes: New regulations or changes in existing laws governing online education, data privacy, or digital platforms could impose additional compliance costs or restrict the Company’s operations, affecting both revenue and expenses.

•	Competitive Landscape

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Increased Competition: The entry of new competitors or aggressive expansion by existing competitors into the online learning and tutoring market could erode market share, adversely affecting revenue projections.

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Technological Advancements: Competitors’ adoption of advanced technologies or innovative educational models could diminish the attractiveness of the Company’s offerings, potentially leading to lower-than-expected revenue.

•	Operational Efficiency and Cost Management

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Technology Costs: The assumption that technology-related costs will decrease on a per-session basis is contingent upon the Company's ability to negotiate favorable terms with service providers. Any failure to achieve these terms could result in higher-than-anticipated costs.

o

Instructor Compensation: The assumption that instructor compensation costs will grow at a slower rate than revenue depends on achieving higher utilization rates. If these efficiencies are not realized, the cost structure could be less favorable, impacting net income.

•	Market Expansion and Penetration

o

Geographic Expansion: The Company’s ability to successfully penetrate new geographic markets and demographics is critical to achieving projected revenue growth. Challenges such as cultural differences, regulatory barriers, or local competition could hinder expansion efforts.

o

Service Diversification: Expanding into new service segments, such as marketing consulting services, assumes successful partnerships with local afterschool and tutoring centers. The failure to secure or maintain these partnerships could limit revenue diversification and growth.

While the Company’s management has made every effort to create realistic and achievable projections, it is imperative for stakeholders to understand these material factors could significantly impact the assumptions underlying the revenue and cost projections. Readers are advised to refer to the comprehensive discussion on "Risk Factors" and "Forward-Looking Statements and Risk Factor Summary" contained elsewhere in this proxy statement/prospectus for a holistic understanding of the potential contingencies and challenges that may impact the realization of these projections.

In evaluating the Company's financial projections, BFAC’s management and board considered its historical performance and business model. The Company has demonstrated strong topline growth, achieving a notable 63% increase from 2022 to 2023, alongside solid customer acquisition and retention metrics. Moreover, the company has shown significant margin improvement, increasing from 2% in 2022 to 54% in 2023. Despite the transition to a normalized post-Covid world, the Company's online learning model has remained resilient. Additionally, expansion into tutoring segments is expected to contribute to further growth in the foreseeable future.

Based on these factors, BFAC’s management and board of directors concluded that the Company’s projections are reasonable. This assessment takes into account the Company's distinctive positioning within the K-12 student segment, its proprietary technology platform validated by customers, ongoing growth prospects in tutoring and afterschool education services, and the potential for partnerships with childcare centers aiming to utilize the Company’s technology and marketing capabilities.

Public Comparables Analyses

In analyzing the Company’s valuation, BFAC employed a multiple valuation method using public comparables, with a focus on the forward price-to-earnings (P/E) ratio based on 2024 estimated earnings. Concentrating on earnings estimates for the upcoming fiscal year allowed BFAC to establish assessments grounded in near-term expectations, thereby reducing uncertainty associated with longer-term projections. The choice of the P/E comparable analysis was driven not only by its popularity but also by its relevance to the growth-oriented nature of the education technology sector, where companies prioritize innovation and expansion. By incorporating estimated future earnings, the P/E ratio provided insights into how the market valued companies' potential for future profitability and growth, enabling standardized comparisons across the sector. Moreover, this approach facilitated a forward-looking perspective conducive to evaluating the valuation of education technology companies in their evolving landscape.

Given the Company's improved profitability in fiscal year 2023 and projected positive net income for fiscal year 2024, BFAC conducted an analysis of public comparable companies. This analysis aimed to identify companies meeting specific criteria: 1) being listed on a United States public market, 2) operating in the education technology segment, and 3) projected to generate positive net income in upcoming fiscal year 2024 according to Wall Street investment bank analysts. BFAC selected public comparables meeting these criteria to ensure a relevant valuation assessment of the Company.

BFAC also segmented comparables into high-growth and regular groups within a comparable valuation analysis to examine the influence of growth ratios on valuation multiples. High-growth subgroups typically comprise companies experiencing rapid expansion and innovation. This segmentation facilitates effective benchmarking and comparison, allowing BFAC to evaluate valuation multiples in the context of each subgroup's growth prospects and risk profiles. The first group of high-growth comparables (listed below) demonstrated slightly lower or similar high-growth trajectories compared to the Company (ranging from 21.4% to 52.7% in FY2023 over FY2022 versus 63% for the Company). The mean Forward P/E ratio for this group is 95.3x.

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	Market Cap	Revenue Growth	Forward P/E
	($US million)	FY2023 over 2022	2024E
Selected High Growth Education Technology Companies
Coursera Inc	$2,343	21.4%	126.2	x
Duolingo Inc	$9,546	43.7%	133.6	x
Universal Technical Institute Inc	$796	52.7%	26.0	x
Mean			95.3	x

*Data from Gurufous.com on March 11, 2024

The second group listed below encompasses both high-growth comparables and other companies meeting the criteria but exhibiting limited or no growth. The mean Forward P/E ratio for the entire group is 64.8x.

	Market Cap	Revenue Growth	Forward P/E
	($US million)	FY2023 over 2022	2024E
Selected Education Technology Companies
Coursera Inc	$2,343	21.4%	126.2	x
Duolingo Inc	$9,546	43.7%	133.6	x
Universal Technical Institute Inc	$796	52.7%	26.0	x
TAL Education Group	$7,975	2.9%	54.1	x
American Public Education Inc	$210	-1.0%	25.0	x
Strategic Education Inc	$2,520	6.3%	24.1	x
Mean			64.8	x

*Data from Gurufous.com on March 11, 2024

This above was then benchmarked against the Company's Price to 2024 Earnings (Forward P/E) multiple.

Classover Purchase Price Compared to Comparables

Classover Forecasted 2024 Net Income ($US, million)	$2.8
Classover's purchase price ($US, million)	$135.0
Classover Implied Forward P/E Multiple	48.1	x

Selected High Growth Education Technology Companies	95.3	x
Classover's Valuation Discount to Comparables	49.5%

Selected Education Technology Companies	64.8	x
Classover's Valuation Discount to Comparables	25.8%

Upon review, BFAC determined that the Company's forward P/E multiple of 48.1x represented a 49.5% discount compared to the high-growth education technology companies. Among a broader group comprising mixed high-growth and no-growth comparables, the Company's forward P/E represented a 25.8% valuation discount.

Satisfaction of 80% Test

It is a requirement under the BFAC Charter that any business acquired by BFAC have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding deferred underwriting discounts and commissions and taxes payable on the interest earned on the Trust Account) at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of BFAC generally used to approve the transaction, the BFAC Board determined that this requirement was met. The BFAC Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arm’s length, was fair to and in the best interests of BFAC and its shareholders and appropriately reflected the value of the Company and its subsidiaries. In reaching this determination, the BFAC Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical expertise, as well as quantitative factors such as the strong growth prospects of the Company and its subsidiaries and the Company’s industry, and the Company’s potential for future growth in revenue and profits. The BFAC Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of the Company and its subsidiaries met this requirement and make the other determinations regarding the transaction.

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Redemption Rights

Pursuant to the BFAC Charter, holders of Public Shares may seek to redeem their shares for cash, regardless of whether they vote “FOR” or “AGAINST,” or do not vote at all on, the Business Combination Proposal. Any BFAC Public Shareholder holding Public Shares as of the Record Date may demand that BFAC redeem such shares for a pro rata portion of the Trust Account (which, for illustrative purposes, was approximately $[•] per share as of [•], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus), calculated as of two business days prior to the anticipated consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to BFAC to pay its taxes (which interest shall be net of taxes payable). If a holder properly seeks redemption and the Business Consummation is consummated, BFAC will, subject to funds being legally available therefor, redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination. Please see the section entitled “Special Meeting of BFAC Shareholders — Redemption Rights.”

Material U.S. Federal Income Tax Consequences

For a detailed discussion of material tax consequences of the Business Combination to the holders of BFAC Ordinary Shares, see the section entitled “Certain Material United States Federal Income Tax Considerations” in this proxy statement/prospectus.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization under U.S. GAAP. Under this method of accounting, BFAC will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the Company’s stockholders being expected to comprise 68.6% or 86.3% of the voting power of Pubco under the two redemption scenarios, respectively, directors appointed by the Company constituting four of the five members of the Pubco board of directors, the Company’s operations prior to the acquisition comprising the only ongoing operations of Pubco, and the Company’s senior management comprising all of the senior management of Pubco.

Accordingly, for accounting purposes, the financial statements of Pubco will represent a continuation of the financial statements of the Company with the Business Combination treated as the equivalent of the Company issuing stock for the net assets of BFAC, accompanied by a recapitalization. The net assets of BFAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of the Company in future reports of Pubco.

Regulatory Matters

The Business Combination is not subject to any additional federal or state regulatory requirement or approval, except for (i) filings with the Cayman Islands and Delaware, respectively, necessary to effectuate the Business Combination, and (ii) filings of solicitation materials required pursuant to Rule 14a-12 of the Exchange Act.

Appraisal Rights

Holders of record of BFAC Ordinary Shares may have appraisal rights in connection with the Merger under the Cayman Companies Act.  BFAC shareholders wishing to exercise such statutory dissenter rights and make a demand for payment of the fair value for their BFAC Ordinary Shares must give written objection to the Business Combination Agreement and follow the procedures set out in Section 238 of the Cayman Companies Act, noting that any shareholder to whom the notice of dissent relates shall cease to have any of the rights of a shareholder of the Company except the right to be paid the fair value of his shares and certain other rights pursuant to section 238(7) of the Cayman Companies Act, until such dissenter rights may subsequently be lost and/or extinguished pursuant to the Cayman Companies Act. Since BFAC is a SPAC entity with no assets save for the trust proceeds, in practice, this will be largely similar to the redemption price. Accordingly, BFAC believes that such fair value would equal $[•] (the redemption price per share as of [•], 2024). A BFAC shareholder who elects to exercise appraisal rights must do so in respect of all of the BFAC Ordinary Shares that person holds and will lose their right to exercise their redemption rights as described herein. BFAC shareholders are recommended to seek their own legal advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights under the Cayman Companies Act.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the Business Combination Agreement dated [•], 2024 (as it may be amended and/or restated from time to time, the “Business Combination Agreement”), by and among Battery Future Acquisition Corp., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“BFAC”), Classover Holdings, Inc., a Delaware corporation and wholly owned subsidiary of BFAC (“Pubco”), BFAC Merger Sub 1 Corp., a Delaware corporation and wholly owned subsidiary of Pubco (“Merger Sub 1”), BFAC Merger Sub 2 Corp. a Delaware corporation and wholly owned subsidiary of Pubco (“Merger Sub 2”) and Class Over, Inc., a Delaware corporation (the “Company”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and the transactions contemplated thereunder, be and each is hereby approved, ratified, confirmed and adopted (as applicable) in all respects.”

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Required Vote

The approval of the Business Combination Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of two-thirds of the BFAC Ordinary Shares represented in person virtually or by proxy and entitled to vote thereon and who vote at the Shareholder Meeting at which a quorum is present. Abstentions will be considered present for the purposes of establishing a quorum but will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Business Combination Proposal. Broker non-votes, if any, will also have no effect on the approval of the Business Combination Proposal.

Recommendation of the BFAC Board

THE BFAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR”

THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL, IF PRESENTED.

The existence of financial and personal interests of BFAC’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of BFAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, BFAC’s Officers may have interests in the Business Combination Proposal that may conflict with your interests as a shareholder. See the section entitled “— Interests of BFAC’s Directors and Officers and Others in the Business Combination” for a further discussion.

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PROPOSAL 2: THE PUBCO ORGANIZATIONAL DOCUMENTS ADVISORY PROPOSAL

Overview

The Pubco Organizational Document Advisory Proposals ask shareholders of BFAC to approve, on a non-binding, advisory basis, the material differences between the BFAC Charter and the Pubco Charter and Pubco Bylaws attached as Annex B and Annex C to this proxy statement/prospectus, which include the following sub-proposals:

(A) Authorized Capital Stock — A proposal to approve authorized capital stock of Pubco of 50,000,000 shares of Pubco Class A Common Stock, par value $0.0001 per share, 450,000,000 shares of Pubco Class B Common Stock, par value $0.0001 per share and 10,000,000 shares of preferred stock;

(B) Removal of Directors — A proposal to approve a provision that any or all of the directors of Pubco may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a 66 2/3% of the voting power of all then-outstanding shares of capital stock of Pubco entitled to vote generally in the election of directors, voting together as a single class;

(C) DGCL 203 Opt Out and Replacement — A proposal to approve a provision that Pubco will not be governed by Section 203 of the Delaware General Corporation Law, and instead, includes a provision that is substantially similar to Section 203, but excludes certain parties from the definition of “interested stockholder;”

(D) Stockholder Action by Written Consent — A proposal to approve a provision that any action required or permitted to be taken by the stockholders of Pubco must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders, provided that for so long as holders of Pubco Class A Common Stock own a majority of the total voting power of stock entitled to vote generally in election of directors, any action required or permitted to be taken by stockholders may be taken by written consent in lieu of a meeting;

(E) Special Meetings of Stockholders — A proposal to approve a provision that special meetings of Pubco stockholders may be called only by or at the direction of the Pubco Board, the chairperson of the Pubco Board or the Chief Executive Officer of Pubco and may not be called by any stockholder, provided that for so long as Hui Luo owns a majority of the total voting power of stock entitled to vote generally in election of directors, special meetings may be called by or at the request of stockholders collectively holding a majority of the total voting power of stock entitled to vote generally in the election of directors;

(F) Amendment of the Charter — A proposal to approve a provision that amendment of the Pubco Charter generally requires the approval of the Pubco Board and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class, with the exception of certain provisions that would require the affirmative vote of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the company entitled to vote thereon, voting as a single class;

(G) Amendment of the Bylaws — A proposal to approve a provision expressly authorizing the Pubco Board to make, alter, amend or repeal the Pubco Bylaws by an affirmative vote of a majority of the Pubco Board. The Pubco Bylaws may also be adopted, amended, altered or repealed by the Pubco Stockholders representing at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of Pubco entitled to vote generally in the election of directors; and

(H) Provisions Related to Status as Blank Check Company — A proposal to approve the removal of all of the provisions applicable only to blank check companies.

Reasons for the Approval of the Pubco Organizational Document Advisory Proposals

The Pubco Organizational Documents were negotiated in connection with the Business Combination Agreement. The principal purpose of this proposal is to enable Pubco to effect the transactions contemplated by the Business Combination and successfully operate as a combined company after the Closing, as described further below.

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Authorized Shares (Proposal 2A)

The BFAC Board believes that it is important for Pubco to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to facilitate the transactions contemplated by the Business Combination, to support Pubco’s growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Notwithstanding the foregoing, authorized but unissued shares of Pubco Class B Common Stock may enable the Pubco Board to render it more difficult or to discourage an attempt to obtain control of Pubco and, as a result, protect continuity of or entrench its management, which may adversely affect the market price of Pubco Class B Common Stock. If, in the due exercise of its fiduciary obligations, for example, the Pubco Board were to determine that a takeover proposal was not in the best interests of Pubco, such shares could be issued by the Pubco Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the Pubco Board, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable Pubco to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. Pubco currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Removal of Directors (Proposal 2B)

The BFAC Charter provides that stockholders may remove directors by the affirmative vote of holders of a majority of the voting power of all then outstanding BFAC Ordinary Shares then entitled to vote generally in the election of directors, voting together as a single class. Under the DGCL, as will apply to Pubco as a Delaware corporation, unless a company’s certificate of incorporation provides otherwise, removal of a director only for cause is automatic with a classified board. The Pubco Organizational Documents provide that directors may only be removed for cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of then-outstanding shares entitled to vote in the election of directors, voting together as a single class. The BFAC Board believes that such a standard will (a) increase board continuity and the likelihood that experienced board members with familiarity of Pubco’s business operations would serve on the Pubco Board at any given time and (b) make it more difficult for a potential acquiror or other person, group or entity to gain control of the Pubco Board.

DGCL 203 Opt Out and Replacement (Proposal 2C)

Pubco will not be subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that a person becomes an “interested stockholder,” unless: (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL.

Pubco will opt out of Section 203, but the Pubco Organizational Documents will have protections similar to those afforded by Section 203 of the DGCL. These provisions will encourage any potential acquiror to negotiate with the Pubco Board and therefore provide an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a proposed acquisition of Pubco. Such provisions may make it more difficult for an acquirer to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving Pubco that have not been approved by the Pubco Board. While such provisions should provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of stockholders and will also help to prevent a third party from acquiring “creeping control” of Pubco without paying a fair premium to all stockholders.

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Stockholder Action by Written Consent (Proposal 2D)

Under the Pubco Organizational Documents, Pubco’s stockholders will have the ability to propose items of business (subject to the restrictions set forth in this proxy statement/prospectus) at duly convened stockholder meetings. Limiting stockholders’ rights to act by written consent (after the time at which the holders of the Pubco Class A Common Stock cease to own a majority of the total voting power of stock entitled to vote generally in election of directors) limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend the Pubco Organizational Documents outside of a duly called special or annual meeting of the stockholders of Pubco. Further, the BFAC Board believes continuing to limit stockholders’ ability to act by written consent will reduce the time and effort the Pubco Board and Pubco’s management would need to devote to stockholder proposals, which time and effort could distract Pubco’s directors and management from other important company business.

In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the Pubco Board only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which BFAC is aware to obtain control of Pubco, and BFAC and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the BFAC Board does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of Pubco. Inclusion of these provisions in the Pubco Organizational Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the Pubco Board and, as a result, help protect stockholders from the use of abusive and coercive takeover tactics.

Special Meetings of Stockholders (Proposal 2E)

Under the Pubco Organizational Documents, Pubco’s stockholders will not have the right to call a special meeting after such time as the holders of the Pubco Class A Common Stock cease to own a majority of the total voting power of stock entitled to vote generally in election of directors. Limiting stockholders’ ability to call a special meeting limits the opportunities for minority shareholders to remove directors, amend organizational documents or take other actions without the Pubco Board’s consent or to call a special meeting to otherwise advance minority shareholders’ agenda.

Amendment of the Charter (Proposal 2F)

Requiring the approval by affirmative vote of holders of at least 66 2/3% of the voting power of Pubco’s then-outstanding shares of capital stock entitled to vote in an election of directors to make any amendment to certain provisions of the Pubco Charter is intended to protect key provisions of the Pubco Charter from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Amendment of the Bylaws (Proposal 2G)

Requiring the approval by affirmative vote of holders of at least 66 2/3% of the voting power of Pubco’s then-outstanding shares of capital stock entitled to vote in an election of directors to make any amendment to the Pubco Bylaws not approved by the Pubco Board is intended to protect key provisions of the Pubco Bylaws from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Provisions Related to Status as Blank Check Company (Proposal 2H)

The elimination of all of the provisions related to BFAC’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, certain provisions in the BFAC Organizational Documents require that proceeds from the BFAC IPO be held in the Trust Account until a business combination or redemption of 100% of the Public Shares has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Pubco Organizational Documents.

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Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Pubco Charter and Pubco Bylaws to be adopted by Pubco in connection with the Business Combination be approved and adopted in all respects on a non-binding advisory basis.”

Required Vote

The approval of each of Pubco Organizational Document Advisory Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the BFAC Ordinary Shares represented in person virtually or by proxy and entitled to vote thereon and who vote at the Shareholder Meeting at which a quorum is present. Abstentions will be considered present for the purposes of establishing a quorum but will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Pubco Organizational Document Advisory Proposals. Broker non-votes, if any, will also have no effect on the approval of the Pubco Organizational Document Advisory Proposals. If the Business Combination Proposal is not approved, the Pubco Organizational Document Advisory Proposals will not be presented at the Shareholder Meeting.

Recommendation of the BFAC Board

THE BFAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE Pubco Organizational Document Advisory Proposals, IF PRESENTED.

The existence of financial and personal interests of BFAC’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of BFAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, BFAC’s officers and directors may have interests in the Business Combination Proposal that may conflict with your interests as a shareholder. See the section entitled “— Interests of BFAC’s Directors and Officers and Others in the Business Combination” for a further discussion.

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PROPOSAL 3: THE NYSE PROPOSAL

Overview

The NYSE Proposal asks shareholders of BFAC to approve, for the purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of shares of Pubco Common Stock in the Business Combination and PIPE Financing, to the extent such issuance would require a shareholder vote under NYSE Listing Rule 312.03.

Reasons for the Approval for Purposes of NYSE Listing Rule 312.03

Under NYSE Listing Rule 312.03, shareholder approval is required prior to the issuance of ordinary shares if such securities are not issued in a public offering for cash and (i) the ordinary shares have or will have upon issuance voting power equal to 20% or more of the company's voting power outstanding before the issuance; or (ii) the number of ordinary shares to be issued are or will be upon issuance equal to 20% or more of the company's outstanding ordinary shares before the issuance.

Prior to the Business Combination, BFAC has 12,308,125 Ordinary Shares outstanding.

Pursuant to the Business Combination Agreement, we anticipate that we will issue at the Closing of the Business Combination an aggregate of approximately [•] Ordinary Shares (including those issuable upon conversion of the preferred stock being issued in the PIPE Financing). See “The Business Combination Proposal — The Merger Agreement.” Because the number of shares we anticipate issuing may constitute more than 20% of the outstanding BFAC Ordinary Shares and more than 20% of outstanding voting power prior to such issuance and, we are required to obtain shareholder approval of such issuances pursuant to NYSE Listing Rule 312.03.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the issuance of shares in the Business Combination and PIPE Financing be approved and adopted in all respects.”

Required Vote

The approval of NYSE Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the BFAC Ordinary Shares represented in person virtually or by proxy and entitled to vote thereon and who vote at the Shareholder Meeting at which a quorum is present. Abstentions will be considered present for the purposes of establishing a quorum but will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the NYSE Proposal. Broker non-votes, if any, will also have no effect on the approval of the NYSE Proposal. If the Business Combination Proposal is not approved, the NYSE Proposal will not be presented at the Shareholder Meeting.

Recommendation of the BFAC Board

THE BFAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NYSE PROPOSAL, IF PRESENTED.

The existence of financial and personal interests of BFAC’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of BFAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, BFAC’s officers and directors may have interests in the Business Combination Proposal that may conflict with your interests as a shareholder. See the section entitled “— Interests of BFAC’s Directors and Officers and Others in the Business Combination” for a further discussion.

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PROPOSAL 4: THE ADJOURNMENT PROPOSAL

The adjournment proposal allows BFAC’s Board to submit a proposal to adjourn the Shareholder Meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Shareholder Meeting, there are insufficient BFAC Ordinary Shares in the capital of BFAC represented (either in person virtually or by proxy) to constitute a quorum necessary to conduct business at the Shareholder Meeting or at the time of the Shareholder Meeting to approve the Business Combination Proposal or the NYSE Proposal, (ii) if the holders of shares of Public Shares (as defined below) have elected to redeem an amount of shares in connection with the Business Combination Proposal such that the shares of Pubco Common Stock would not be approved for listing on the NYSE, NYSE American or any other national securities exchange or (iii) if BFAC and the Company mutually determine that additional time is required to consummate the Business Combination. In no event will BFAC solicit proxies to adjourn the Shareholder Meeting beyond the date by which it may properly do so under the BFAC Charter and the Cayman Companies Act.

Purpose of the Adjournment Proposal

The purpose of the adjournment proposal is to provide more time if the parties determine such additional time is necessary to consummate the Business Combination, for instance, if the parties determined that too many holders of Public Shares were seeking redemption at the Shareholder Meeting or to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Shareholder Meeting to approve the Business Combination Proposal, the Pubco Organizational Documents Advisory Proposals and the NYSE Proposal.

Consequences if the Adjournment Proposal is not Approved

If an adjournment proposal is presented to the Shareholder Meeting and is not approved by the BFAC shareholders, BFAC’s Board may not be able to adjourn the Shareholder Meeting to a later date if necessary.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that if there are insufficient proxies received at the time of the Meeting to authorize and approve the other Proposals at the Meeting, the chairman of the Meeting be instructed to adjourn the Meeting, if necessary (i) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Shareholder Meeting, there are insufficient BFAC Ordinary Shares in the capital of BFAC represented (either in person virtually or by proxy) to constitute a quorum necessary to conduct business at the Shareholder Meeting or at the time of the Shareholder Meeting to approve the Business Combination Proposal or the NYSE Proposal, (ii) if the holders of shares of Public Shares (as defined below) have elected to redeem an amount of shares in connection with the Business Combination Proposal such that the shares of Pubco Common Stock would not be approved for listing on the NYSE, NYSE American or any other national securities exchange or (iii) if BFAC and the Company mutually determine that additional time is required to consummate the Business Combination.”

Required Vote

The Adjournment Proposal will not be submitted if the Business Combination Proposal is approved. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Approval of the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the BFAC Ordinary Shares present (in person virtually or by proxy or, if a corporation or other non-natural person, by its duly authorized representative) who, being entitled to vote on such proposal at the Shareholder Meeting at which a quorum is present, vote. Abstentions will be considered present for the purposes of establishing a quorum but will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Adjournment Proposal. Broker non-votes, if any, will also have no effect on the approval of the Adjournment Proposal.

Recommendation of the BFAC Board

THE BFAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BFAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial statements are based on BFAC’s historical financial statements for the nine months ended September 30, 2024 and 2023, and for the years ended December 31, 2023 and 2022, adjusted to give effect to the Business Combination.

The unaudited pro forma condensed combined balance sheet as of September 30, 2024 combines the unaudited condensed historical balance sheet of BFAC as of September 30, 2024 with the unaudited historical condensed consolidated balance sheet of the Company and the audited condensed consolidated balance sheet of Pubco as of September 30, 2024, giving effect to the Business Combination as if it had been consummated as of that date.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2024 combines the unaudited historical condensed statement of operations of BFAC for nine months ended September 30, 2024 with the unaudited historical condensed consolidated statement of operations of the Company for the nine months ended September 30, 2024, and the audited historical condensed consolidated statement of operations of the Pubco for the period from inception to September 30, 2024. The unaudited pro forma condensed combined statements of operations for the year ended December 31 combines the audited historical condensed statement of operations of BFAC for year ended December 31, 2023 with the audited historical condensed consolidated statement of operations of the Company for the year ended December 31, 2023, giving effect to the Business Combination as if it had occurred as of January 1, 2023.

Notwithstanding the legal form of the Business Combination, the Business Combination will be accounted for as a reverse recapitalization in accordance with US GAAP. Under this method of accounting, BFAC will be treated as the acquired company and the Company will be treated as the acquirer for financial statement reporting purposes.

The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination.

The unaudited pro forma condensed combined financial information is for illustrative purposes only.

The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. BFAC and the Company have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information has been prepared assuming two redemption scenarios as following:

·

Assuming No Redemptions: This scenario assumes that no BFAC Public Shares are redeemed and funds held in Trust Account will be fully retained and released to Pubco at closing of the Business Combination;

·

Assuming Maximum Redemptions: This scenario assumes that all of BFAC’s 3,683,125 Public Shares subject to redemption are redeemed at price of approximately $11.37 per share, resulting in an aggregate payment of approximately $41.87 million out of the Trust Account.

109

The pro forma outstanding Pubco Common Stock immediately after the Business Combination under two redemption scenarios (which amounts are based on information as of September 30, 2024, as adjusted for events that relate to material transactions consummated after such date through the date hereof) is as follows:

	Pro Forma Combined
	Assuming No Redemptions		Assuming Maximum Redemptions
	Number of Common Shares	%	Number of Common Shares	%
BFAC public shares	3,683,125	14.3%	-	-%
BFAC founder shares (including non-redeemable Class A shares held by founders)	8,625,000	33.5%	8,625,000	39.0%
Mrs. Hui Luo – Company founder and shareholder (super voting class)	6,535,014	25.3%	6,535,014	29.6%
The rest of Company shareholders and note holders	5,964,986	23.1%	5,964,986	27.0%
Shares issued to advisors	975,000	3.8%	975,000	4.4%
Total common shares outstanding*	25,783,125	100.0%	22,100,000	100.0%

* Not including 1,000,000 Series A preferred shares to be issued to Company shareholders as part of the merger consideration at business combination, and 2,400 Series B preferred shares to be issued to PIPE Investors at business combination as the  initial installment  of PIPE Financing.

The historical financial information of BFAC was derived from the unaudited condensed financial statements of BFAC as of and for nine months ended September 30, 2024, as well as the audited condensed financial statements of BFAC as of and for the year ended December 31, 2023, which are included elsewhere in this proxy statement/prospectus. The historical financial information of Pubco was derived from the unaudited condensed consolidated financial statements of Pubco as of and for the period from inception to September 30, 2024. The historical financial information of the Company was derived from the unaudited condensed consolidated financial statements of the Company for nine months ended September 30, 2024, as well as the audited condensed financial statements of the Company as of and for the year ended December 31, 2023, which are included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read together with BFAC’s, Pubco’s, and the Company’s audited and unaudited financial statements and related notes, “Classover’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “BFAC’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination and the related transactions. The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

The Business Combination has not been consummated as of the date of the preparation of these pro forma financial statements and there can be no assurances that the merger will be consummated. See “Risk Factors” for additional discussion of risk factors associated with the pro forma financial statements.

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Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2024

				Assuming No Redemption Scenario			Assuming Maximum Redemption Scenario
	Classover	BFAC	Pubco	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS

Current assets:
Cash	$256,095	$12,215	$2	41,876,683	(A)	42,565,512	41,876,683	(A)	688,829
				(419,130	)(H)		(41,876,683	)(C)
				(673,855	)(E)		(419,130	)(H)
				(736,496	)(F)		(673,855	)(E)
				2,250,000	(K)		(736,496	)(F)
				(2	)(L)		2,250,000	(K)
							(2	)(L)
Prepayments and other current assets	18,898	21,250	-			40,148			40,148
Due from related parties	-	-	-			-			-

Total current assets	$274,993	$33,465	$2			42,605,660			728,977

Noncurrent assets:
Cash held in trust account	-	41,876,683	-	(41,876,683	)(A)	-	(41,876,683	)(A)	-
Property and equipment, net	234,838	-	-			234,838			234,838
Operating lease right-of-use assets, net	1,626,711	-	-			1,626,711			1,626,711

Total noncurrent assets	1,861,549	41,876,683	-			1,861,549			1,861,549

TOTAL ASSETS	$2,136,542	$41,910,148	$2			$44,467,209			$2,590,526

LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
Accounts payable	$23,756	$-	$-			23,756			23,756
Interest payable	14,820	-	-			14,820			14,820
Deferred revenues	2,634,784	-	-			2,634,784			2,634,784
Due to related parties	234,112	265,479	-	(265,479	)(H)	234,112	(265,479	)(H)	234,112
Operating lease liabilities - current	309,785	-	-			309,785			309,785
Accrued liabilities and other payables	39,213	153,651	238	(153,651	)(H)	39,213	(259	)(C)	38,954
				(238	)(L)		(153,651	)(H)
							(238	)(L)

Total current liabilities	3,256,470	419,130	238			3,256,470			3,256,211

Noncurrent liabilities:
Convertible notes payable	1,750,000	-	-	(1,750,000	)(G)	-	(1,750,000	)(G)	-
Operating lease liabilities - noncurrent	1,322,706	-	-			1,322,706			1,322,706
Warrant liability	-	345,000	-			345,000			345,000

Total noncurrent liabilities	3,072,706	345,000	-			1,667,706			1,667,706

TOTAL LIABILITIES	$6,329,176	$764,130	$238			$4,924,176			$4,923,917

Commitments and contingencies
Class A ordinary share subject to possible redemption	-	41,876,424	-	(41,876,424	)(B)	-	(41,876,424	)(C)	-

Stockholder's equity:
Classover's Ordinary shares, $0.0001 par value	158	-	-	(158	)(G)	-	(158	)(G)	-
BFAC Class A Ordinary shares, $0.0001 par value	-	200	-	(200	)(J)	-	(200	)(J)	-
BFAC Class B Ordinary shares, $0.0001 par value	-	663	-	(663	)(D)	-	(663	)(D)	-
Pubco Class B Ordinary Shares, $0.0001 par value	-	-	1	(1	)(L)	-	(1	)(L)	-
New issuance of Pubco Series A Preferred shares, $0.0001 par value	-	-	-	100	(G)	100	100	(G)	100
New issuance of Pubco Series B Preferred shares, $0.0001 par value	-	-	-	1	(K)	1	1	(K)	1
New issuance of Pubco Class B Ordinary shares, $0.0001 par value	-	-	-	368	(B)	1,925	663	(D)	1,557
				663	(D)		694	(G)
				694	(G)		200	(J)
				200	(J)
New issuance of Pubco Class A Ordinary shares, $0.0001 par value	-	-	-	654	(G)	654	654	(G)	654
Additional paid-in capital	80,412	2,864,949	1	41,876,056	(B)	45,223,908	1,748,711	(G)	3,347,853
				1,748,711	(G)		(3,596,218	)(I)
				(3,596,218	)(I)		2,249,999	(K)
				2,249,999	(K)		(1	)(L)
				(1	)(L)
Retained earnings (Accumulated deficit)	(4,273,204)	(3,596,218)	(238)	(673,855	)(E)	(5,683,555)	(673,855	)(E)	(5,683,555)
				(736,496	)(F)		(736,496	)(F)
				3,596,218	(I)		3,596,218	(I)
				238	(L)		238	(L)

Total stockholder's equity	(4,192,634)	(730,406)	(236)			39,543,033			(2,333,391)

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$2,136,542	$41,910,148	$2			$44,467,209			$2,590,526

  See accompanying notes to the unaudited pro forma combined financial information.

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Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2024

				Assuming No Redemption Scenario			Assuming Maximum Redemption Scenario
	Classover	BFAC	Pubco	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined

Revenues:
Service revenues	$2,504,830	$-	$-			$2,504,830			$2,504,830
Consulting revenues (related party)	300,000	-	-			300,000			300,000

Total revenues	2,804,830	-	-			2,804,830			2,804,830

Cost of revenues:
Cost of revenues	1,257,169	-	-			1,257,169			1,257,169

Total cost of revenues		-	-			1,257,169			1,257,169

Gross profit	1,547,661	-	-			1,547,661			1,547,661

Operating expenses:
Selling and marketing	421,909	-	-			421,909			421,909
General and administrative	1,605,515	437,360	238	(238)	EE	2,042,875	(238)	EE	2,042,875
Research and development	29,971	-	-			29,971			29,971

Total operating expenses	2,057,395	437,360	238			2,494,755			2,494,755

(Loss) from operations	$(509,734)	$(437,360)	$(238)			(947,094)			(947,094)

Other Income (Expense)
Interest Income (Expense)	(6,794)	1,803,004	-	(1,803,004)	AA	(6,794)	(1,803,004)	AA	(6,794)
Change in fair value of warrants	-	1,533,294	-			1,533,294			1,533,294
(Loss) on promissory note - related party	-	(7,306)	-			(7,306)			(7,306)
Debt forgiveness	-	1,606,901	-			1,606,901			1,606,901

Total other income (expense)	(6,794)	4,935,893	-			3,126,095			3,126,095

Income (Loss) before provision for income taxes	(516,528)	4,498,533	(238)			2,179,001			2,179,001
Provision for income taxes	-	-	-			-			-

Net income (loss)	$(516,528)	$4,498,533	$(238)			2,179,001			2,179,001

Net loss per share - basic and diluted	(0.33)	0.34	(2.38)			0.08			0.10
Weighted average shares outstanding - basic and diluted*	1,576,487	13,125,418	100	11,081,120	DD	25,783,125	7,397,995	DD	22,100,000

See accompanying notes to the unaudited pro forma combined financial information.

112

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2023

			Assuming No Redemption Scenario			Assuming Maximum Redemption Scenario
	Classover	BFAC	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined

Revenues:
Service revenues	$2,996,835	$-			2,996,835			2,996,835
Consulting revenues (related party)	100,000	-			100,000			100,000

Total revenues	3,096,835	-			3,096,835			3,096,835

Cost of revenues:
Cost of revenues	1,437,979	-			1,437,979			1,437,979

Total cost of revenues	1,437,979	-			1,437,979			1,437,979

Gross profit	1,658,856	-			1,658,856			1,658,856

Operating expenses:
Selling and marketing	505,518	-			505,518			505,518
General and administrative	1,551,633	3,430,328	673,855	BB	6,392,312	673,855	BB	6,392,312
			736,496	CC		736,496	CC
Research and development	26,730	-			26,730			26,730

Total operating expenses	2,083,881	3,430,328			6,924,560			6,924,560

(Loss) from operations	$(425,025)	$(3,430,328)			(5,265,704)			(5,265,704)

Other Income (Expense)
Interest Income (Expense)	(8,030)	9,953,034	(9,953,034)	AA	(8,030)	(9,953,034)	AA	(8,030)
Change in fair value of warrants	-	(1,260,642)			(1,260,642)			(1,260,642)
(Loss) on promissory note - related party	-	(76,149)			(76,149)			(76,149)
Debt forgiveness	-	80,059			80,059			80,059

Total other income (expense)	(8,030)	8,696,302			(1,264,762)			(1,264,762)

Income (Loss) before provision for income taxes	(433,055)	5,265,974			(6,530,466)			(6,530,466)
Provision for income taxes	-	-			-			-

Net income (loss)	$(433,055)	$5,265,974			(6,530,466)			(6,530,466)

Net loss per share - basic and diluted	(0.29)	0.18			(0.24)			(0.30)
Weighted average shares outstanding - basic and diluted*	1,500,000	29,318,851	(3,548,252)	DD	27,270,599	(8,718,851)	DD	22,100,000

See accompanying notes to the unaudited pro forma combined financial information.

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization under U.S. GAAP. Under this method of accounting, BFAC will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the Company’s stockholders being expected to comprise 92.73% or 94.64% of the voting power of Pubco under the two redemption scenarios, respectively, after considering the 25:1 voting power of the Class A shares that Ms. Hui Luo owns after the Business Combination, directors appointed by the Company constituting four of the five members of Pubco’s board of directors, the Company’s operations prior to the transaction comprising the only ongoing operations of Pubco, and the Company’s senior management comprising all of the senior management of Pubco.

Accordingly, for accounting purposes, the financial statements of Pubco will represent a continuation of the financial statements of the Company with the Business Combination treated as the equivalent of the Company issuing stock for the net assets of BFAC, accompanied by a recapitalization. The net assets of BFAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of the Company in future reports of Pubco.

The unaudited pro forma condensed combined balance sheet as of September 30, 2024 gives pro forma effect to the Business Combination and the other events contemplated by the Business Combination Agreement as if they had been consummated on September 30, 2024. The unaudited pro forma condensed combined statements of operations for the nine months ended June 30, 2024 and for the year ended December 31, 2023, give pro forma effect to the Business Combination and the other transactions contemplated by the Business Combination Agreement as if they had been consummated on January 1, 2023.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

·	the historical unaudited financial statements of BFAC as of September 30, 2024;

·	the historical audited financial statements of BFAC as of December 31, 2023;

·	the historical unaudited consolidated financial statements of the Company as of and for the nine months ended September 30, 2024;

·	the historical audited consolidated financial statements of the Company as of and for the year ended December 31, 2023;

·	the historical audited consolidated financial statements of the Pubco as of and for the period from inception to September 30, 2024; and

·

other information relating to BFAC, Pubco, and the Company contained in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth under certain proposals.

114

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this proxy statement/prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the closing of the Business Combination are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to Pubco’s retained earnings or additional paid-in capital, and are assumed to be either cash settled or settled in shares. Please refer to Note 2.

2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2024

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2024 are as follows:

(A)	Reflects the liquidation and reclassification of $41,876,683 of cash held in the Trust Account to cash and cash equivalents that becomes available for general use by Pubco following the Closing.

(B)	Reflects the reclassification of BFAC ordinary shares subject to possible redemption to permanent equity immediately prior to the Closing assuming no redemption.

(C)	Represents the Maximum redemption scenario in which 3,683,125 shares of BFAC public ordinary shares are redeemed at a redemption price of approximately $11.37 per share.

(D)	Reflects the conversion of 6,625,000 BFAC Class B founder shares to Pubco Class B common stock on a one-on-one basis.

(E)

Represents preliminary estimated transaction costs to be incurred by BFAC of approximately $922,000, inclusive of advisory, legal, accounting, SEC registration, proxy service, and printing fees that are incurred in connection with the Transactions, $248,145 has been accrued as of September 30, 2024. Transaction cost that already accrued as of September 30, 2024 is recorded as a reduction of accrued liabilities; Transaction cost that is expected to be paid prior to the Closing is recorded as general expenses and a reduction of retained earnings. Transaction cost expensed through retained earnings are included in the unaudited pro forma condensed combined statement of operations.

(F)

Represents preliminary estimated transaction costs to be incurred by Classover of approximately $1,000,000, inclusive of advisory, legal, accounting, and printing fees that are incurred in connection with the Transactions, $263,504 has been accrued and paid as of September 30, 2024, which has been reflected in Classover's historical statement of operations ; Transaction cost that is expected to be paid prior to the Closing in the amount of $736,496 is recorded as general expenses and a reduction of retained earnings. Transaction cost expensed through retained earnings are included in the unaudited pro forma condensed combined statement of operations.

(G)

Reflects the recapialization through 1) issuance of 12,500,000 shares of Pubco’s common stock in exchange for Classover’s common stock shareholder and convertible debt holders, including 6,535,014 Class A super voting shares to the founder, and 5,964,986 Class B shares to the rest of Classover shareholders and noteholders, 2) the issuance of 1,000,000 Series A Pubco Preferred Stock and 3) the issuance of 975,000 ordinary shares to advisors at the Closing. The amount is allocated to ordinary shares at $0.0001 per share, and the difference between historical book value of Classover’s common stock and the amount allocated to ordinary shares are then charged to additional paid-in capital. Pubco’s new shares are issued at $10.00 per share.

(H)	Reflects the payment of BFAC's accrued liabilities and due to related parties at closing.

(I)

Reflects the reclassification of BFAC’s historical accumulated deficit to additional paid-in capital. Adjustment is made to the extend that paid-in capital would not be negative under maximum redemption scenario.

(J)	Reflects the conversion of 2,000,000 BFAC Class A non-redeemable shares to Pubco Class B common stock on a one-on-one basis.

(K)

Reflects an issuance of 2,400 Series B preferred shares to PIPE Investors in exchange for an aggregate net amount of $2.25 million investment at closing. The issuance is the first installment of the three-installment $5 million PIPE Financing, with the remaining two installments contingent upon certain conditions to be met after the business combination as described elsewhere in this proxy statement/prospectus.

(L)	Reflects elimination between BFAC and its subsidiary Pubco.

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Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2024

The adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2024 are as follows:

(AA)	Represents the elimination of interest income related to the investments held in the BFAC Trust Account.

(DD)

Represents the calculation of net income per share using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination and other related events, assuming such additional shares were outstanding since January 1, 2023. As the Business Combination is being reflected as if it had occurred as of January 1, 2023, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes the shares issued in connection with the Business Combination have been outstanding for the entire periods presented.

(EE)	Reflects elimination between BFAC and its subsidiary Pubco.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2023

The adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 are as follows:

(AA)	Represents the elimination of interest income related to the investments held in the BFAC Trust Account.

(BB)	Represents preliminary estimated transaction costs to be incurred by BFAC of approximately $673,855 in connection with the Business Combination. Please refer to Note 2 (E)

(CC)	Represents preliminary estimated transaction costs to be incurred by Classover of approximately $736,496 in connection with the Business Combination. Please refer to Note 2 (F)

(DD)

Represents the calculation of net income per share using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination and other related events, assuming such additional shares were outstanding since January 1, 2023. As the Business Combination is being reflected as if it had occurred as of January 1, 2023, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes the shares issued in connection with the Business Combination have been outstanding for the entire periods presented.

3. Net Income per Share

Net income per share is calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination and other related events, assuming such additional shares were outstanding since January 1, 2023. As the Business Combination is being reflected as if it had occurred as of January 1, 2023, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes the shares issued in connection with the Business Combination have been outstanding for the entire periods presented. Under the maximum redemptions scenario, the Common Shares assumed to be redeemed by BFAC Public Shareholders are eliminated as of January 1, 2023.

The unaudited pro forma condensed combined financial information has been prepared assuming no redemptions scenario and maximum redemptions scenario.

	Assuming No Redemption Scenario				Assuming Maximum Redemption Scenario
	Nine Months Ended September 30, 2024		Year Ended December 31, 2023		Nine Months Ended September 30, 2024		Year Ended December 31, 2023
Pro forma net income attributable to common shareholders	2,179,001		(6,618,754)		2,179,001		(6,618,754)
Weighted average shares outstanding – basic and diluted	25,783,125		27,270,599		22,100,000		22,100,000
Net income per share – basic and diluted	0.08		(0.24)		0.10		(0.30)
Weighted average shares outstanding – basic and diluted
BFAC redeemable public shares	3,683,125	14.3%	5,170,599	19.0%	-	0.0%	-	0.0%
BFAC founder shares (including non-redeemable Class A shares held by founders)	8,625,000	33.5%	8,625,000	31.6%	8,625,000	39.0%	8,625,000	39.0%
Mrs. Hui Luo - founder and shareholder of Classover (super voting class)	6,535,014	25.3%	6,535,014	24.0%	6,535,014	29.6%	6,535,014	29.6%
The rest of Classover's shareholders and note holders	5,964,986	23.1%	5,964,986	21.9%	5,964,986	27.0%	5,964,986	27.0%
Shares issued to advisors	975,000	3.8%	975,000	3.6%	975,000	4.4%	975,000	4.4%
Total	25,783,125	100.0%	27,270,599	100.0%	22,100,000	100.0%	22,100,000	100.0%

116

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

U.S. Federal Income Tax Considerations

The following discussion is a summary of certain U.S. federal income tax considerations for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “holders”) of (i) the exercise of redemption rights by U.S. Holders (as defined below) of BFAC Ordinary Shares, and (ii) the ownership and disposition of the Pubco Common Stock received at Closing after the Business Combination.

This section applies only to holders that hold BFAC securities, or as applicable, Company securities and, after the completion of the Business Combination, Pubco securities, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•

persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares, or following the Business Combination, will own five percent or more of the shares of Pubco, by vote or value;

•	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•	persons whose functional currency is not the U.S. dollar;

•	controlled foreign corporations; or

•	passive foreign investment companies.

With respect to the consequences of ownership and disposition of Pubco Common Stock, this discussion is limited to U.S. Holders that will acquire such shares of Pubco Common Stock by virtue of the Business Combination.

This discussion is based on the Code, proposed, temporary and final Treasury regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. The foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

We have not and do not intend to seek any rulings from the Internal Revenue Service (“IRS”) regarding the Business Combination or any other related matters. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

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As used in this proxy statement/prospectus, the term “U.S. Holder” means a beneficial owner of BFAC securities or Company securities, as applicable, and after the Business Combination, Pubco securities received in the Business Combination, who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (i) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of BFAC securities or Company securities, and, after the Business Combination, Pubco securities received in the Business Combination, that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds BFAC securities or Company securities, the U.S. federal income tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the transactions described herein.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION, OWNERSHIP AND DISPOSITION OF PUBCO SECURITIES AND THE EXERCISE OF REDEMPTION RIGHTS. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF BFAC SECURITIES, THE COMPANY SECURITIES OR PUBCO SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF BFAC SECURITIES OR THE COMPANY SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND OF THE OWNERSHIP AND DISPOSITION OF PUBCO SECURITIES AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

U.S. Federal Income Taxation of U.S. Holders

Material U.S. Federal Income Tax Consequences of Exercising Redemption Rights

In the event that a U.S. Holder of BFAC Ordinary Shares elects to exercise its redemption rights pursuant to the redemption provisions described in this proxy statement/prospectus, the treatment of the redemption for U.S. federal income tax purposes will generally depend on whether the redemption qualifies as a sale under Section 302 of the Code or as a distribution, the consequences of which will be impacted by the PFIC rules, as discussed below.

Subject to such PFIC rules, the U.S. federal income tax consequences to a U.S. Holder of BFAC Ordinary Shares that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its BFAC Ordinary Shares will depend on whether the redemption qualifies as a sale of such shares redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code.

The redemption of BFAC Ordinary Shares will generally qualify as a sale of such shares redeemed if such redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

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For purposes of such tests, a U.S. Holder takes into account not only BFAC Ordinary Shares actually owned by such U.S. Holder, but also BFAC Ordinary Shares that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to BFAC Ordinary Shares owned directly, BFAC Ordinary Shares owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any BFAC Ordinary Shares such U.S. Holder has a right to acquire by exercise of an option, which would generally include BFAC Ordinary Shares which could be acquired pursuant to the rights.

The redemption of BFAC Ordinary Shares will generally be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of our outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of our outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption. Prior to the Business Combination, the BFAC Ordinary Shares may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the BFAC Ordinary Shares actually or constructively owned by such U.S. Holder are redeemed or (ii) all of the BFAC Ordinary Shares actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of any BFAC securities owned by certain family members and such U.S. Holder does not constructively own any other shares of us. The redemption of BFAC Ordinary Shares will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

Redemption Treated as a Sale of BFAC Ordinary Shares Under Section 302 of the Code

If any of the above tests is satisfied, the redemption will generally be treated as sale of a U.S. Holder’s BFAC Ordinary Shares. Subject to the PFIC rules discussed below, a U.S. Holder treated as selling BFAC Ordinary Shares will generally recognize capital gain or loss. The amount of gain or loss recognized will generally be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such sale and (ii) the U.S. Holder’s adjusted tax basis in the shares disposed of.

Under tax law currently in effect, long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a preferential rate of tax. Capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the relevant securities exceeds one year. However, it is unclear whether the redemption rights with respect to the BFAC Ordinary Shares may prevent the holding period for such shares from commencing prior to the termination of such rights. The deductibility of capital losses is subject to limitations.

Redemption Treated as a Distribution Under Section 301 of the Code

If none of the above tests is satisfied, a redemption will be treated as a distribution under Section 301 of the Code with respect to BFAC Ordinary Shares. Such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of BFAC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of any such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its other BFAC securities (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such redeemed shares. After the application of those rules, any remaining tax basis a U.S. Holder has in the redeemed BFAC Ordinary Shares will be added to the adjusted tax basis in such holder’s remaining BFAC securities. If there are no remaining BFAC securities, a U.S. Holder should consult its tax advisors as to the allocation of any remaining basis.

Any dividend will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations. If BFAC is, or was in its preceding taxable year, a PFIC (as discussed below under “PFIC Considerations”), dividends received by certain non-corporate U.S. Holders (including individuals) generally would not constitute “qualified dividend income” and thus would not be eligible to be taxed at the applicable preferential capital gains rate.

ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR BFAC ORDINARY SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE APPLICATION OF THE PFIC RULES.

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Material U.S. Federal Income Tax Effects of the Business Combination

Subject to the limitations and qualifications described herein and in the opinion of our U.S. tax counsel, Graubard Miller, filed as Exhibit 8.1 to this Registration Statement, the following discussion constitutes the opinion of Graubard Miller as to the material U.S. federal income tax consequences of the Business Combination.

The Business Combination should qualify as a “reorganization” within the meaning of Section 368 of the Code and may qualify as a transaction governed by Section 351 of the Code, and the parties to the Business Combination Agreement have agreed to report the Business Combination in a manner consistent with such tax treatment to the extent permitted under applicable law. There are many requirements that must be satisfied in order for the Business Combination to qualify as a reorganization under Section 368(a) of the Code, some of which are based upon factual determinations, and others which are fundamental to corporate reorganizations. No ruling has been requested, nor is one intended to be requested, from the IRS as to the U.S. federal income tax consequences of the Business Combination. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. Holder of the Company is urged to consult its tax advisor with respect to the particular tax consequence of the Business Combination to such U.S. Holder.

As the Business Combination should be treated as a reorganization within the meaning of Section 368(a) of the Code and/or a transaction governed by Section 351 of the Code, none of BFAC, Pubco, nor the Company should recognize any gain or loss as a result of the Business Combination, and the holders of BFAC Ordinary Shares or Company shares should not recognize gain or loss for U.S. federal income tax purposes in the Business Combination. If the Business Combination does not qualify as a reorganization within the meaning of Section 368(a) of the Code and does not otherwise qualify for tax-free treatment under Section 351 of the Code, it will be treated as a taxable stock sale.

If the Business Combination does not qualify as a “reorganization” within the meaning of Section 368 of the Code and does not otherwise qualify for tax-free treatment under Section 351 of the Code, the Company stockholders may recognize gain or loss for U.S. federal income tax purposes.

Material U.S. Federal Income Tax Effects of Ownership and Disposition of Pubco Common Stock

The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of Pubco Common Stock as received in respect of BFAC Public Shares at Closing.

Taxation of Distributions with respect to Pubco Common Stock

Subject to the PFIC rules described below under “Passive Foreign Investment Company Rules,” the U.S. federal income tax consequences to a U.S. Holder of Pubco Common Stock who receives any distribution paid on the Pubco Common Stock generally will correspond to the U.S. federal income tax consequences to a U.S. Holder of BFAC Ordinary Shares who is treated as receiving a distribution from paid on the BFAC Ordinary Shares, if such U.S. Holder’s redemption of ordinary shares does not qualify as a sale of ordinary shares, as discussed above in “—U.S. Federal Income Tax Consequences to U.S. Holders of BFAC Securities of Exercising Redemption Rights—Redemption Treated as a Distribution Under Section 301 of the Code.”

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Pubco Common Stock

Subject to the PFIC rules described below under “—Passive Foreign Investment Company Rules,” the U.S. federal income tax consequences to a U.S. Holder of Pubco Common Stock on the sale or other taxable disposition of the Pubco Common Stock will generally correspond to the U.S. federal income tax consequences to a U.S. Holder of BFAC Ordinary Shares redeeming their BFAC Ordinary Shares, if their redemption of BFAC Ordinary Shares qualifies as a sale of BFAC Ordinary Shares, as discussed above in “—U.S. Federal Income Tax Consequences to U.S. Holders of BFAC Securities of Exercising Redemption Rights—Redemption Treated as a Sale of BFAC Ordinary Shares Under Section 302 of the Code.”

Passive Foreign Investment Company Rules

The treatment of U.S. Holders could be materially different from that described above if BFAC or Pubco is or was treated as a PFIC for U.S. federal income tax purposes.

A non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, consists of passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Cash and cash equivalents are generally passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable.

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Pursuant to the start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (1) no predecessor of the corporation was a PFIC, (2) it is established to the satisfaction of the IRS that the corporation will not be a PFIC for either of the first two taxable years following the start-up year, and (3) the corporation is not in fact a PFIC for either of those years (the “start-up exception”). PFIC status for any taxable year is a factual annual determination that can be made only after the end of that year and will depend on the composition of Pubco’s income and assets and the value of its assets from time to time and, for the taxable year in which the Business Combination occurs, the composition of the income and assets, and the value of the assets, of BFAC and its predecessor for this purpose. The value of Pubco’s assets includes the value of its goodwill and other intangible assets not shown on its financial statements, which may be determined, in large part, by reference to the market price of the Pubco Common Stock from time to time, which is subject to change and may be volatile. Accordingly, there is a risk that Pubco or BFAC may be (or may be deemed to be) a PFIC for its current or any future taxable year.

If BFAC is or was a PFIC for any taxable year during the holding period of a U.S. Holder in its BFAC Ordinary Shares, then, Pubco will also be treated as a PFIC as to such U.S. Holder with respect to shares of Pubco Common Stock received in exchange for BFAC Ordinary Shares pursuant to the Business Combination, even if Pubco does not meet the test for PFIC status in its own right, unless the U.S. Holder made an applicable PFIC election (or elections). In addition, if this rule were to apply, such U.S. Holder would be treated for purposes of the PFIC rules as if such U.S. Holder held such shares of Pubco Common Stock (treated as shares of a PFIC as to such holder) for a period that includes such holder’s holding period for the BFAC Ordinary Shares exchanged therefor.

If Pubco is treated as a PFIC with respect to a U.S. Holder, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its shares of Pubco Common Stock and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder to the extent greater than 125% of the average annual distributions received by such U.S. Holder in respect of the shares of Pubco Common Stock during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the shares of Pubco Common Stock).

Under these rules (the “interest charge rules”):

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Pubco Common Stock;

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Pubco’s first taxable year in which Pubco is treated as a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in the U.S. Holder’s holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each taxable year described in the preceding bullet of the U.S. Holder.

PFIC Elections

In general, if Pubco (or BFAC) is treated as a PFIC, a U.S. Holder may avoid the adverse PFIC tax consequences under the interest charge rules described above in respect of BFAC Shares or Pubco Common Stock, as applicable, (a) by making or having made a qualified electing fund (“QEF”) election or a mark-to-market election for the first taxable year for which Pubco (or BFAC) is or was treated as a PFIC and in which such U.S. Holder held (or was deemed to hold) such Pubco (or BFAC) Shares and maintain such election or (b) by making and maintaining a QEF election along with an applicable purging election (collectively, the “PFIC Elections”).

QEF and Purging Elections

As a result of making and maintaining a timely and valid QEF election (if eligible to do so), a U.S. Holder of Pubco Common Stock or BFAC Shares, as applicable, must include in income such U.S. Holder’s pro rata share of Pubco’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, whether or not distributed. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge. A subsequent distribution of such earnings and profits that were previously included in income should generally not be taxable as a dividend to such U.S. Holder. The tax basis of a U.S. Holder’s shares in a PFIC with respect to which a QEF election has been made will be increased by amounts that are included in income and decreased by amounts distributed but not taxed as dividends, under the above rules.

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In the absence of a purging election, a U.S. Holder would be treated for purposes of the interest charge rules as if the U.S. Holder held such shares of Pubco Common Stock, for a period that includes a period when the QEF election was not in effect, including such U.S. Holder’s holding period for the BFAC securities exchanged therefor, respectively. U.S. Holders are urged to consult their tax advisors regarding the application of the purging elections rules to their particular circumstances.

The QEF election is made on a shareholder-by-shareholder basis, and once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement from BFAC or Pubco, as the case may be, to a timely filed U.S. federal income tax return for the tax year to which the election relates. In the event that Pubco determines after the completion of the Business Combination that Pubco is treated as a PFIC for U.S. federal income tax purposes for any taxable year, Pubco will, upon request of a holder of Pubco Common Stock, make reasonable best efforts to provide a PFIC Annual Information Statement to such holder. Retroactive QEF elections generally may be made only by filing a protective statement with such federal income tax return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

Mark-to-Market Election

As an alternative to a QEF election, if a U.S. Holder owns shares in a company that is a PFIC and the shares are “regularly traded” on a “qualified exchange,” such U.S. Holder could make a mark-to-market election that would result in tax treatment different from that under the interest charge rules described above. The BFAC Ordinary Shares and Pubco Common Stock will be treated as regularly traded for any calendar year in which more than a de minimis quantity of the BFAC Ordinary Shares or Pubco Common Stock, as applicable, are traded on a qualified exchange on at least 15 days during each calendar quarter. NYSE, where the BFAC Shares are listed and the Pubco Common Stock is expected to be listed, is a qualified exchange for this purpose.

Such electing U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its shares of Pubco Common Stock at the end of such year over its adjusted basis in its Pubco Common Stock. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Pubco Common Stock over the fair market value of its Pubco Common Stock at the end of its taxable year (but only to the extent of the net amount of previously included in income as a result of the mark-to-market election). The U.S. Holder’s basis in its Pubco Common Stock will be adjusted to reflect any such income or loss amounts. Any gain recognized on a sale or other taxable disposition of its Pubco Common Stock will be treated as ordinary income, and any loss will be treated as an ordinary loss (but only to the extent of the net amount previously included in income as a result of the mark-to-market election, with any excess treated as a capital loss). If a U.S. Holder makes the mark-to-market election, distributions paid on Pubco Common Stock will be treated as discussed under “U.S. Federal Income Tax Consequences of Ownership and Disposition of Pubco Common Stock— Taxation of Distributions with respect to Pubco Common Stock” above.

If made, a mark-to-market election will be effective for the taxable year for which the election is made and for all subsequent taxable years in which Pubco is treated as a PFIC, unless the Pubco Common Stock cease to qualify as “regularly traded” on a “qualified exchange” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to Pubco Common Stock under their particular circumstances (including the possible recognition of income or gain under the PFIC interest charge rules in the case that the mark-to-market election is not made for the first taxable year in which the U.S. Holders own (or are treated as owning) the Pubco Common Stock or BFAC Shares, as the case may be).

Other PFIC Rules

If Pubco is treated as a PFIC and, at any time, has a non-U.S. subsidiary that is a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC and generally could incur liability for the deferred tax and interest charge under the interest charge rules described above if Pubco receives an excess distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC, in each case as if the U.S. Holder held such shares directly, even though the U.S. Holder will not receive any proceeds of that distribution or disposition. A mark-to-market election cannot be made with respect to a lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

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A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MARK-TO-MARKET ELECTION, OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, THE APPLICATION OF THE PFIC RULES TO WARRANTS, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

U.S. Federal Income Taxation of Non-U.S. Holders

Distributions

A Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on distributions received with respect to Pubco Common Stock if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a U.S. trade or business, our distributions will be subject to U.S. federal income tax to the extent they constitute income effectively connected with the Non-U.S. Holder’s U.S. trade or business (and a corporate Non-U.S. Holder may also be subject to U.S. federal branch profits tax). However, distributions paid to a Non-U.S. Holder who is engaged in a trade or business may be exempt from taxation under an income tax treaty if the income arising from the distribution is not attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.

Sale, Exchange or other Disposition of Shares of Pubco Common Stock

In general, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain resulting from the disposition of Pubco Common Stock provided the Non-U.S. Holder is not engaged in a U.S. trade or business. A Non-U.S. Holder that is engaged in a U.S. trade or business will be subject to U.S. federal income tax in the event the gain from the disposition of Pubco Common Stock is effectively connected with the conduct of such U.S. trade or business (provided, in the case of a Non-U.S. Holder entitled to the benefits of an income tax treaty with the United States, such gain also is attributable to a U.S. permanent establishment). However, even if not engaged in a U.S. trade or business, individual Non-U.S. Holders may be subject to tax on gain resulting from the disposition of Pubco Common Stock if they are present in the United States for 183 days or more during the taxable year of the disposition and meet certain other requirements.

Information Reporting and Backup Withholding

Dividend payments (including constructive dividends) with respect to shares of Pubco Common Stock and proceeds from the sale, exchange or redemption of BFAC Securities may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding (currently at a rate of 24 percent) will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number (generally on an IRS Form W-9 provided to the relevant paying agent) and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status if required to do so. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

In addition, certain U.S. Holders (and to the extent specified in applicable Treasury Regulations, certain individual Non-U.S. Holders)  holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to shares of Pubco Common Stock or the non-U.S. financial accounts through which they are held, subject to certain exceptions (including an exception for shares of Pubco Common Stock held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold shares of Pubco Common Stock. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury Regulations, an individual Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders should consult their own tax advisors regarding their reporting obligations.

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INFORMATION ABOUT BFAC

References in this section to “we,” “our,” “us,” or “BFAC” are to Battery Future Acquisition Corp.

General

BFAC is a Cayman Islands exempted company incorporated on July 29, 2021. BFAC was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

On August 4, 2021, the IPO Sponsor purchased an aggregate of 7,187,500 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. Prior to the IPO Sponsor’s initial investment of $25,000, BFAC had no assets, tangible or intangible.

On November 21, 2021, the IPO Sponsor surrendered 2,966,667 Founder Shares for cancellation for nominal consideration. On December 14, 2021, we effected a share capitalization with respect to our Class B ordinary shares of 1,353,056, resulting in the IPO Sponsor holding 5,573,889 Founder Shares.

IPO

On December 17, 2021, we consummated our IPO of 34,500,000 units, including the issuance of 4,500,000 units as a result of the underwriters’ full exercise of their over-allotment option. Each unit consists of one BFAC Class A ordinary share and one-half of one BFAC Warrant. Each whole BFAC Warrant entitles the holder thereof to purchase one BFAC Class A ordinary share at a price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds, before expenses, of $345,000,000.

Simultaneously with the closing of the IPO, pursuant to the Private Placement Warrants Purchase Agreement and the Securities Purchase Agreements, BFAC consummated a private placement of an aggregate of 16,300,000 BFAC Warrants and 3,051,111 Founder Shares to the IPO Sponsor, Pala, Cantor and Roth, generating gross proceeds to BFAC of $16,300,000. No underwriting discounts or commissions were paid with respect to such sale.

On January 16, 2024, BFAC, the IPO Sponsor, Pala and Camel Bay entered into a share purchase agreement (the “Purchase Agreement”). Pursuant to the Purchase Agreement, among other things: (a) the IPO Sponsor and Pala transferred to Camel Bay an aggregate of 4,193,695 Founder Shares; (b) the IPO Sponsor, Pala and certain other holders of Founder Shares gave to Camel Bay the irrevocable right to vote Founder Shares on their behalf and to take certain other actions on their behalf; (c) the IPO Sponsor, Pala and Cantor and Roth entered into surrender and cancellation agreements whereby such parties have agreed to cancel an aggregate of 16,300,000 BFAC Warrants purchased by them in a private placement at the time of the IPO for no additional consideration; and (d) certain holders of promissory notes issued by BFAC to such lenders agreed to cancel their promissory notes in an aggregate principal amount of $6,433,333 and forgave all drawdowns and accrued interests for an aggregate amount of $2,397,441 for no additional consideration. IPO Sponsor and Pala received no cash consideration from Camel Bay for the 4,193,695 Founder Shares Camel Bay received in the transaction but IPO Sponsor reduced its ongoing obligations to BFAC as Camel Bay’s acquisition effectively caused Camel Bay to take over the obligations of operating as the sponsor of BFAC, assisting BFAC in locating, negotiating and seeking to consummate an initial business combination, which would afford IPO Sponsor and other parties the opportunity to not lose its entire investment in BFAC. In addition, as a condition to consummating the Purchase Agreement, Camel Bay required that each of the underwriters in the IPO enter into a written agreement whereby such parties waived their entitlement to the payment of any cash fees and expenses pursuant to that certain business combination marketing agreement, dated December 14, 2021. In exchange for such waiver, Camel Bay agreed to transfer to them an aggregate of 300,000 Founder Shares.  Accordingly, the $17,250,000 fee that would have been paid pursuant to the business combination marketing agreement is no longer payable upon completion of the Business Combination. Notwithstanding the foregoing, the other provisions of the business combination marketing agreement, including the indemnification provisions in favor of the underwriters, remains in effect.

The BFAC Units, BFAC Ordinary Shares and BFAC Warrants are currently listed on NYSE under the symbols “BFAC.U,” “BFAC,” and “BFAC.WS,” respectively. BFAC has applied for listing of the Pubco Class B Common Stock and Pubco Warrants on the Nasdaq Global Market, under the symbols “KIDZ” and “KIDZW”, as of immediately following the Closing.

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SPAC Sponsors

BFAC has two “SPAC sponsors” as such term is defined in Item 1603(1) of Regulation S-K, as promulgated under the Securities Act pursuant to the New SPAC Rules: (1) IPO Sponsor and (2) Camel Bay. Each is described in further detail below.

IPO Sponsor

The IPO Sponsor, Battery Future Sponsor LLC, is a Delaware limited liability company formed exclusively for the purpose of sponsoring BFACs initial public offering. The IPO Sponsor had sole responsibility for organizing, directing and managing the business and affairs BFAC from its incorporation through its initial public offering. The IPO Sponsor’s activities included identifying and negotiating terms with the representative of the underwriters in BFAC’s IPO, other third-party service providers such as BFACs auditors and legal counsel, and BFACs original directors and officers. The IPO Sponsor has had no operations outside of the responsibilities described above that it had and fulfilled to BFAC.

As described further elsewhere in this proxy statement/prospectus, the IPO Sponsor currently holds and is expected to hold as of immediately prior to the consummation of the Business Combination a total of 2,751,601 Founder Shares. 175,000 of such Founder Shares were received from Roth in connection with the January 16, 2024 Purchase Agreement in exchange for Roth not being required to forfeit, surrender and transfer all of its Founder Shares to Camel Bay as part of such transaction, and the other 2,576,601 Founder Shares were among those received in exchange for IPO Sponsor’s initial $25,000 investment in BFAC as described above and IPO Sponsor’s management responsibility to BFAC was fulfilled in connection therewith. The shares of Pubco Class B Common Stock to be received by IPO Sponsor in respect of its Founder Shares will be identical to the Merger Consideration Shares to be received by BFAC’s Public Shareholders. Pursuant to the SEC’s rules, the Founder Shares and Pubco Class B Common Stock to be received upon conversion of such shares upon consummation of the Business Combination may be considered “compensation” awarded to or earned by the IPO Sponsor.

Restrictions on sale by IPO Sponsor of BFAC and Pubco securities

Source of Restriction	Term of Restriction
Letter Agreement, dated December 14, 2021, by and among BFAC and IPO Sponsor, among others.

Subject to the limited, customary exceptions described further below, until the earlier of (i) one year after the completion of BFAC’s initial business combination, such as the Business Combination would constitute, (ii) the date on which BFAC completes a liquidation, merger, capital stock exchange or other similar transaction after an initial business combination that results in all shareholders of BFAC having the right to exchange their BFAC Class A ordinary shares for cash, securities or other property or (iii) if, after an initial business combination, the closing price of the ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after such initial business combination.

IPO Sponsor, along with BFAC’s other initial shareholders, agreed, pursuant to a letter agreement, dated December 14, 2021 entered into in connection with the pricing of BFAC’s IPO, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of BFAC’s initial business combination, such as the Business Combination would constitute, and (B) the date on which BFAC complete a liquidation, merger, capital stock exchange or other similar transaction after an initial business combination that results in all shareholders of BFAC having the right to exchange their BFAC Class A Ordinary Shares for cash, securities or other property; except to (a) to BFAC officers or directors, any affiliate or family member of any of BFAC officers or directors, to any BFAC initial shareholders or any of their affiliates or to the representative of the underwriter of BFAC’s IPO or any of its affiliates, (b) in the case of an individual, as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such person; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of a business combination at prices no greater than the price at which the shares or warrants were originally purchased; (f) by virtue of the laws of the Cayman Islands or IPO Sponsor’s limited liability company agreement upon dissolution of IPO Sponsor, (g) in the event of BFAC’s liquidation prior to its consummation of an initial business combination; or (h) in the event that, subsequent to consummation by BFAC of an initial business combination, BFAC completes a liquidation, merger, capital share exchange or other similar transaction which results in all of its shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property; provided, however, that in the case of clauses (a) through (f) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the letter agreement. Notwithstanding the foregoing, the Founder Shares will be released from being subject to such transfer restrictions if (1) the closing price of  BFAC Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial business combination by BFAC or (2) if BFAC consummates a transaction after its initial business combination which results in BFAC shareholders having the right to exchange their shares for cash, securities or other property.

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IPO Sponsor also previously made loans to BFAC, all of which have already been repaid or otherwise terminated pursuant to the Purchase Agreement. IPO Sponsor also previously held BFAC Warrants, all of which were terminated pursuant to the Purchase Agreement. Finally, IPO Sponsor was previously party to an Administrative Services Agreement with BFAC, pursuant to which from the date that BFAC’s securities were first listed on the NYSE through the earlier of consummation of the initial Business Combination and the liquidation of BFAC, BFAC would pay IPO Sponsor a total of up to $15,000 per month for office space, secretarial and administrative support and to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial Business Combination, however, such Administrative Services Agreement was terminated, along with all existing and future amounts due thereunder, pursuant to the Purchase Agreement, without any amounts ever having been paid to IPO Sponsor in respect of such Administrative Services Agreement. Each of the loans, BFAC Warrants, and services provided by IPO Sponsor pursuant to the Administrative Services Agreement were effectuated in connection with IPO Sponsor’s management of BFAC. Pursuant to the SEC’s new SPAC rules as became effective July 1, 2024, each of the loans, BFAC Warrants, and amounts received by IPO Sponsor pursuant to the Administrative Services Agreement may have been considered “compensation” awarded to or earned by IPO Sponsor.

Also in connection with IPO Sponsor’s sponsorship and management of BFAC, IPO Sponsor agreed, pursuant to the letter agreement described above, that if BFAC were to seek shareholder approval of a proposed initial business combination such as the Business Combination, then in connection with such proposed business combination, the IPO Sponsor shall (a) vote any shares of BFAC stock owned by it in favor of any proposed business combination and (b) not redeem any shares of BFAC stock owned by it in connection with such shareholder approval. IPO Sponsor further agreed pursuant to such letter agreement that if BFAC seeks to consummate a proposed business combination by engaging in a tender offer, IPO Sponsor would not sell or tender any shares of BFAC stock owned by it in connection therewith.

As part of IPO Sponsor’s sponsorship of BFAC, on October 23, 2023, October 30, 2023 and November 6, 2023, the IPO Sponsor, BFAC and certain shareholders of BFAC entered into Non-Redemption Agreements pursuant to which such shareholders agreed (i) to not redeem an aggregate of 5,000,500 shares of BFAC stock in connection with the extraordinary general meeting of shareholders held on November 14, 2023 to consider and vote upon an amendment to the BFAC Charter to extend its deadline to complete an initial business combination, and (ii) to vote in favor of the proposals voted upon at such meeting (other than with respect to certain shares acquired or to be acquired pursuant to the Non-Redemption Agreement). In exchange for the foregoing commitment to not redeem such shares, IPO Sponsor agreed to transfer to the shareholders up to an aggregate of 1,000,100 Founder Shares held by the IPO Sponsor contemporaneously with the closing of BFAC’s initial business combination.

IPO Sponsor will lose its entire investment in BFAC if BFAC does not complete an initial business combination such as the Business Combination by June 17, 2025 (which date may be amended by amendment to the BFAC Charter). Further if BFAC does not complete an initial business combination such as the Business Combination by such date, and the Trust Account is therefore liquidated, IPO Sponsor has agreed to indemnify BFAC to ensure that the proceeds in the Trust Account are not reduced below $10.20 per Public Share, or such lesser per share amount as is in the Trust Account, by the claims of prospective target businesses with which BFAC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to BFAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account. If BFAC does complete an initial business combination such as the Business Combination, IPO Sponsor can earn a positive rate of return on their investment, even if other BFAC shareholders experience a negative rate of return.

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The IPO Sponsor’s management responsibilities and any control it may have exercised as a substantial stockholder of BFAC (its holdings constituted 20% of BFAC’s outstanding equity securities as of immediately following BFAC’s initial public offering, which percentage increased subsequently as public shareholders of BFAC exercised their right to redeem their shares in exchange for a pro rata portion of the Trust Account) were transferred to Camel Bay in the form of the Founder Shares and voting power over other Founder Shares sold by IPO Sponsor to Camel Bay pursuant to the Purchase Agreement described above. Since the transactions contemplated by the Purchase Agreement were consummated, IPO Sponsor has had no management responsibility or other involvement with BFAC.

Battery Future Manager LLC is the manager of IPO Sponsor. Joshua Payne, an individual, is the sole member of Battery Future Manager LLC and has voting and investment discretion with respect to the Founder Shares held directly by IPO Sponsor and of record by Battery Future Sponsor LLC. Mr. Payne disclaims any beneficial ownership of the shares held by IPO Sponsor, except to the extent of his pecuniary interest therein.

Camel Bay

Camel Bay is a Delaware limited liability company formed \for the purpose of acquiring the Founder Shares and voting rights pursuant to the Purchase Agreement, and, therein and thereby, sponsorship and managerial responsibility over BFAC from IPO Sponsor. Camel Bay is the largest shareholder of BFAC, owns a majority of its capital stock, and controls voting power over further Founder Shares owned by the IPO Sponsor and others. Camel Bay nominated each current officer and director of BFAC and through the shares it owns and controls has the power to remove or replace them and approve amendments to the BFAC Charter. In addition to appointing BFAC’s current management, Camel Bay’s activities included assisting BFAC’s management in identifying and negotiating terms with Classover.

As described further elsewhere in this proxy statement/prospectus, Camel Bay currently holds and is expected to hold as of immediately prior to the consummation of the Business Combination a total of 4,193,695 Founder Shares. Such Founder Shares were received from the IPO Sponsor pursuant to the Purchase Agreement, along with voting control of IPO Sponsor’s remaining Founder Shares and certain other consideration as described above in this “Information About BFAC” section. The shares of Pubco Class B Common Stock to be received by Camel Bay in respect of its Founder Shares will be identical to the Merger Consideration Shares to be received by BFAC’s Public Shareholders. Pursuant to the SEC’s rules, the Founder Shares and Pubco Class B Common Stock to be received upon conversion of such shares upon consummation of the Business Combination may be considered “compensation” awarded to or earned by Camel Bay.

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Restrictions on sale by Camel Bay of BFAC and Pubco securities

Source of Restriction	Term of Restriction
Letter Agreement, dated December 14, 2021, by and among BFAC and IPO Sponsor, among others, as joined by Camel Bay in connection with the Purchase Agreement

Subject to the limited exceptions described further below, until the earlier of (i) one year after the completion of BFAC’s initial business combination, such as the Business Combination would constitute, (ii) the date on which BFAC completes a liquidation, merger, capital stock exchange or other similar transaction after an initial business combination that results in all shareholders of BFAC having the right to exchange their BFAC Class A ordinary shares for cash, securities or other property or (iii) if, after an initial business combination, the closing price of the ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after such initial business combination.

In connection with and pursuant to the Purchase Agreement, Camel Bay joined the letter agreement, dated December 14, 2021 entered into in connection with the pricing of BFAC’s IPO, pursuant to which Camel Bay agreed not to transfer, assign or sell any of their Founder Shares for the same period as described above.

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In connection with Camel Bay’s sponsorship and management of BFAC, on April 1, 2024 and June 25, 2024, Camel Bay loaned BFAC an aggregate of $1,100,000 for working capital purposes. The loans are evidenced by promissory notes which are non-interest bearing and payable upon the consummation by BFAC of an initial business combination such as the Business Combination. Upon consummation of such a business combination, Camel Bay will have the option, but not the obligation, to convert the outstanding principal balance of the promissory notes, in whole or in part, into BFAC Warrants, with each such BFAC Warrant entitling the holder to purchase one share of BFAC Class A common stock at an exercise price of $11.50 per share. The BFAC Warrants issued as a result of conversion of the promissory note will be identical to the “private placement warrants” issued by BFAC in connection with its IPO and treated identically to the BFAC Warrants held by BFAC’s Public Shareholders in the Business Combination, converting into Pubco Warrants at a 1-to-1 ratio. If the Company does not consummate a Business Combination, the promissory notes will not be repaid and all amounts owed under the promissory notes will be forgiven except to the extent that BFAC has funds available to it outside the Trust Account. The issuance of each of the promissory notes was exempt pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended. Pursuant to the SEC’s rules, repayment of the loans and the BFAC Warrants that may be received by Camel Bay in respect of the promissory notes may be considered “compensation” awarded to or earned by Camel Bay. To the extent that the promissory notes are converted into BFAC Warrants and they are exercised in the future to obtain Pubco Common Stock, the issuance by Pubco of such Pubco Common Stock would have a dilutive effect on the ownership of other Pubco Shareholders, including its Public Shareholders. The amount of such dilution has been estimated at __% as of immediately following the Closing, assuming no redemption, or __% as of immediately following the Closing assuming full redemption, as described in the “Prospectus Summary” section of this proxy statement/prospectus.

Also in connection with Camel Bay’s sponsorship and management of BFAC, Camel Bay agreed, pursuant to the letter agreement it joined, as described above, that if BFAC were to seek shareholder approval of a proposed initial business combination such as the Business Combination, then in connection with such proposed business combination, Camel Bay shall (a) vote any shares of BFAC stock owned by it in favor of any proposed business combination and (b) not redeem any shares of BFAC stock owned by it in connection with such shareholder approval. Camel Bay further agreed pursuant to such letter agreement that if BFAC seeks to consummate a proposed business combination by engaging in a tender offer, Camel Bay would not sell or tender any shares of BFAC stock owned by it in connection therewith.

As part of Camel Bay’s sponsorship of BFAC, on May 13, 2024, May 14, 2024, May 16, 2024, May 17, 2024, May 21, 2024 and May 30, 2024, Camel Bay, BFAC and certain shareholders of BFAC entered into Non-Redemption Agreements pursuant to which such shareholders agreed to not redeem an aggregate of 3,605,800 shares of BFAC stock in connection with the extraordinary general meeting of shareholders held on May 30, 2024 to consider and vote upon an amendment to the BFAC Charter to extend its deadline to complete an initial business combination. In exchange for the foregoing commitment, Camel Bay agreed to transfer to such shareholders, contemporaneously with the closing of the Company’s initial business combination, an aggregate 901,450 Founder Shares for the first nine months of the extension period, which first nine months concludes on March 17, 2025, and an aggregate of 90,145 additional Founder Shares for each subsequent month needed during the extension period. The Non-Redemption Agreements were entered into by Camel Bay and BFAC in order to maximize the amount of funds that remained in the Trust Account following the extension vote.

Camel Bay will lose its entire investment in BFAC if BFAC does not complete an initial business combination such as the Business Combination by June 17, 2025 (which date may be amended by amendment to the BFAC Charter). If BFAC does complete an initial business combination such as the Business Combination, Camel Bay can earn a positive rate of return on their investment, even if other Camel Bay shareholders experience a negative rate of return.

Camel Bay, LLC was formed for the purpose of acquiring the BFAC Ordinary Shares and voting rights pursuant to the Purchase Agreement, and, therein and thereby, sponsorship over BFAC from IPO Sponsor. It does not have any further experience organizing or managing special purpose acquisition companies and is not and never has been involved with other special purpose acquisition companies. Graham Wood, LLC is a private investment fund, is the managing member of Camel Bay and owns 100% of Camel Bay. Ling Shi is the managing member of Graham Wood.

Holders

As of [•], 2024, the Record Date, there was [•] holder of record of BFAC Units, [•] holders of record of BFAC Class A Ordinary Shares, [•] holders of record of BFAC Class B Ordinary Shares and [•] holders of record of BFAC Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose BFAC Units, BFAC Class A Ordinary Shares and BFAC Warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

BFAC has not paid any cash dividends on the BFAC Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon Pubco’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of Pubco’s board of directors at such time. Pubco’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing.

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Fair Market Value of Target Business

The target business or businesses that we acquire must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding deferred underwriting fees and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for its initial business combination. As described elsewhere in this proxy statement/prospectus, the BFAC Board determined that this test was met in connection with the proposed Business Combination.

Shareholder Approval of Business Combination

Pursuant to our BFAC Charter, we are seeking shareholder approval of the Business Combination at a meeting called for such purpose at which Public Shareholders may seek to redeem their Public Shares, regardless of whether they vote for or against the proposed Business Combination or are holders of record on the record date established for such vote, subject to the limitations described in the prospectus for the IPO. Accordingly, in connection with the Business Combination, Public Shareholders may seek to redeem their Public Shares in accordance with the procedures set forth in this proxy statement/prospectus.

Redemption of Public Shares and Liquidation if no Initial Business Combination

The BFAC Charter, as amended, provides that we will only have until June 17, 2025 to complete our initial business combination unless we extend such deadline by an amendment to the BFAC Charter. If we are unable to complete an initial business combination within such time period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay liquidation and dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the BFAC Board, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to BFAC Warrants, which will expire worthless if we fail to complete our initial business combination within the time period allowed. The BFAC Charter provides that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than 10 business days thereafter, subject to applicable Cayman Islands law.

The holders of the Founder Shares have waived their right to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if we fail to complete our initial business combination within the period allowed. However, if they acquire Public Shares, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete our initial business combination within the allotted time period.

The holders of the Founders Shares have agreed, pursuant to a letter agreement with BFAC, that they will not propose any amendment to the BFAC Charter (i) that would modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within the time period allowed, or (ii) with respect to any other material provision relating to shareholders’ rights or pre-initial business combination activity, unless we provide our public shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes divided by the number of then outstanding Public Shares.

We expect that all costs and expenses associated with implementing our plan of liquidation and dissolution, as well as payments to any creditors, will be funded from amounts held outside the Trust Account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of liquidation and dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

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If we were to expend all of the net proceeds of the IPO and concurrent private placement, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon our dissolution would be approximately $[•]. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $[•].

Although we will seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest and claim of any kind in or to any monies held in the Trust Account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

The IPO Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.20 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the IPO Sponsor will not be responsible to the extent of any liability for such third party claims We have not independently verified whether the IPO Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the IPO Sponsor’s only assets are securities of our company. We have not asked the IPO Sponsor to reserve for such indemnification obligations. Therefore, we believe it is unlikely that the IPO Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.20 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers or directors are required to indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $[•] per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the IPO Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the IPO Sponsor to enforce such indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the IPO Sponsor to enforce their indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely.

In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors.

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If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $[•] per share to our public shareholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our Public Shares if we do not complete our initial business combination within the time period allowed, (ii) in connection with a shareholder vote to amend the BFAC Charter that would affect the substance or timing of our obligation to provide for the redemption of our Public Shares in connection with an initial business combination or to redeem 100% of our Public Shares if we have not consummated an initial business combination within the time period allowed or (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above. These provisions of our amended and restated memorandum and articles of association, like all provisions of the BFAC Charter, may be amended with a shareholder vote.

Facilities

BFAC maintains its principal executive offices at 8 The Green, #18195, Dover, Delaware 19901 and its telephone number is (929) 465-9707. BFAC considers its current office space, combined with the other office space otherwise available to BFAC’s executive officers and directors, adequate for its current operations.

Employees

BFAC has one executive officer. This individual is not obligated to devote any specific number of hours to BFAC’s matters, but intends to devote as much time as he deems necessary to BFAC’s affairs until it has completed an initial business combination. The amount of time he will devote in any time period will vary based on the stage of the initial business combination process BFAC is in. BFAC does not have, and does not intend to have, any full-time employees prior to the consummation of a business combination.

Directors, Executive Officers and Corporate Governance

BFAC’s directors and executive officers are as follows:

Name	Age	Position
Fanghan Sui	29	Chief Executive Officer and Chairman of the Board
Hao Tian	31	Director
Zixun Jin	36	Director
Wei Qian	39	Director

Fanghan Sui, CEO and Chairman

Fanghan Sui has served as our Chief Executive Officer and Chairman of the Board since March 2024. Mr. Sui has been involved in crafting and analyzing high-performance campaigns across various digital platforms since he joined Agency Within, LLC dba WITHIN, a global digital marketing firm, in 2021. His approach brings innovative solutions to marketing challenges, enhancing the digital presence of his clients. Mr. Sui received a Bachelor’s degree in Communication from the University of California, Davis and a Master’s degree in TESOL from the University of Pennsylvania. BFAC believes that Fanghan Sui is well qualified to serve on its board of directors due to his relationships, contacts and experience.

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Hao Tian, Director

Hao Tian has served as an independent director on BFAC’s Board since January 2024. Hao Tian is a risk manager at Amazon.com, Inc. (“Amazon”) and brings professional experience in due diligence investigation, anti-money laundering, and sanctions compliance. Before joining Amazon in 2021, Mr. Tian was a lead associate at Kroll, LLC (formerly Duff & Phelps), a premier investigation and financial risk advisory firm headquartered in New York, based in its Toronto and Reston offices. He started his career with the corporate security division at the World Bank Group based in Washington D.C. Mr. Tian holds a Master’s degree from Georgetown University’s School of Foreign Service and a Bachelor’s degree in international relations and French studies from Lehigh University. BFAC believes that Hao Tian is well qualified to serve on its board of directors due to his relationships, contacts and experience.

Zixun Jin, Director

Zixun Jin has served as an independent director on BFAC’s Board since January 2024. Zixun Jin is experienced in operations management and data analysis. He has held the role of Operation Manager at European Dismantler Inc. since 2013, where his role is overseeing operations and implementing effective processes. Prior to his tenure at European Dismantler Inc., Mr. Jin worked as a Data Mining Analyst at Lehigh University, utilizing analytical skills to extract insights from complex datasets. His ability to uncover meaningful patterns and trends within the data contributed to improved decision-making and strategic planning. Mr. Jin holds a Master’s degree in Industrial and System Engineering from Lehigh University, as well as a Bachelor’s degree in Mechanical Engineering from Hefei University of Technology. BFAC believes that Zixun Jin is well qualified to serve on its board of directors due to his relationships, contacts and experience.

Wei Qian, Director

Wei Qian has served as an independent director on BFAC’s Board since March 2024. Mr. Qian has served as the Director of Capital Markets at Fusion Park, LLC, a US-based firm specializing in climate change tech investments and consulting, since March 2023. Mr. Qian’s past roles include serving as General Manager in the New York office of Cathay Holding Corp., a private equity firm, from May 2021 to March 2023, as Interim CEO of Hemp Logic Inc., a US-based CBD company to spearhead its expansion in China, from August 2020 to May 2021, as Director of Investment at Xingtong Capital, an investment fund within the Shanshan Group, from July 2015 to July 2017, and as Vice Director of Investment at Transfar Holding Group, an investment company within Transfar Group, from July 2017 to August 2018. Mr. Qian’s career began in 2011 and he has had experience in private equity and venture capital, focusing on TMT, healthcare, and climate tech sectors. Mr. Qian received a bachelor’s degree from Shanghai Jiaotong University and an MBA from St. John’s University. BFAC believes Wei Qian is well qualified to serve on its board of directors due to his relationships, contacts and experience.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our BFAC Charter as it deems appropriate. Our BFAC Charter provides that our officers may consist of one or more Chairmen of the Board, one or more Chief Executive Officers, a President, a Chief Financial Officer, Vice Presidents, Secretary, Treasurer, Assistant Secretary, and such other offices as may be determined by the board of directors.

Director Independence

The rules of the NYSE require that a majority of our board of directors be independent within one year of the IPO. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). Our board of directors has determined that each of Hao Tian, Zixun Jin and Wei Qian an “independent director” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

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Executive Officer and Director Compensation

None of our executive officers or directors has received any cash compensation for services rendered. Our executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our officers, directors, shareholders or our or their affiliates. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid to our executive officers, directors, shareholders or any of their respective affiliates, prior to completion of our initial business combination.

It is possible that some or all of our officers and directors may negotiate employment or consulting arrangements with the post-transaction company after our initial business combination. Any such arrangements will be disclosed in the proxy solicitation or tender offer materials, as applicable, furnished to our shareholders in connection with a proposed business combination, to the extent they are known at such time.

The existence or terms of any such employment or consulting arrangements may influence our management’s motivation in identifying or selecting a target business, but we do not believe that such arrangements will be a determining factor in our decision to proceed with any potential business combination.

Audit Committee

We established an audit committee of the board of directors. Hao Tian, Zixun Jin and Wei Qian serve as members of our audit committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Hao Tian, Zixun Jin and Wei Qian meet the independent director standard under the NYSE listing standards and under Rule 10A-3(b)(l) under the Exchange Act.

Each member of the audit committee is financially literate and our board of directors has determined that Mr. Qian qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

We have adopted an audit committee charter, detailing the principal functions of the audit committee, including:

•	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;
•	monitoring the independence of the independent registered public accounting firm;
•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•	inquiring and discussing with management our compliance with applicable laws and regulations;
•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;
•	appointing or replacing the independent registered public accounting firm;
•

determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•

monitoring compliance on a quarterly basis with the terms of the IPO and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of the IPO; and

•

reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Compensation Committee

We established a compensation committee of the board of directors. Hao Tian, Zixun Jin and Wei Qian serve as members of our compensation committee.

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We have adopted a compensation committee charter, detailing the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to BFAC’s Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of the Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of BFAC’s other officers;

•	reviewing BFAC’s executive compensation policies and plans;

•	implementing and administering BFAC’s incentive compensation equity-based remuneration plans;

•	assisting management in complying with BFAC’s proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for BFAC’s officers and employees;

•	producing a report on executive compensation to be included in BFAC’s annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The BFAC Charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NYSE and the SEC.

Notwithstanding the foregoing, as indicated below, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our officers, directors, initial shareholders or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

Nominating and Corporate Governance Committee

We established a nominating and corporate governance committee of the board of directors. The members of our nominating and corporate governance are Hao Tian, Zixun Jin and Wei Qian.

We have adopted a nominating and corporate governance committee charter detailing the purpose and responsibilities of the nominating and corporate governance committee, including:

•

screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for election at the annual meeting of shareholders or to fill vacancies on the board of directors;

•	developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of BFAC; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The BFAC Charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders. Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to our board of directors.

Code of Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. We filed a copy of our Code of Business Conduct and Ethics as an exhibit to the registration statement relating to the IPO. You may review this document by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Business Conduct and Ethics and the charters of the committees of our board of directors will be provided without charge upon request from us. If we make any amendments to our Code of Business Conduct and Ethics other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or NYSE rules, we will disclose the nature of such amendment or waiver on our website.

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BFAC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References to the “Company,” “our,” “us” or “we” refer to Battery Future Acquisition Corp. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the unaudited financial statements and the notes related thereto. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors.

The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with our audited financial statements and the notes related thereto which are included in “Item 8. Financial Statements and Supplementary Data” of this Annual Report on Form 10-K. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements,” “Item 1A. Risk Factors” and elsewhere in this Annual Report on Form 10-K.

Overview

We were incorporated as a Cayman Islands exempted company on July 29, 2021. We were incorporated for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

On December 17, 2021, we consummated our initial public offering (the “IPO” or the “Public Offering”) of 34,500,000 units (including the underwriters’ full exercise of their over-allotment option) at $10.00 per unit (each, a “Unit”). Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share.

The Company initially have until June 17, 2023 (or up to 24 months from the closing of the Public Offering if we extend the period of time to consummate a Business Combination by depositing into the Trust Account, for each one-month extension, the lesser of $0.03 per outstanding share and $250,000) to consummate a Business Combination.

Pursuant to the terms of the initial Articles and the Trust Agreement, in order for the time available for us to consummate a Business Combination to be extended, the initial shareholders or their affiliates or designees, upon five days’ advance notice prior to the applicable deadline, must deposit into the Trust Account, pro rata in accordance with their percentage ownership of the total number of outstanding Founder Shares, the lesser of $0.03 per outstanding share and $250,000 for each one-month extension, on or prior to the date of the applicable deadline. Any such payments would be made in the form of an Extension Loan. If we complete a Business Combination, we will, at the option of our initial shareholders or their affiliates or designees, repay such loaned amounts out of the proceeds of the Trust Account released to us. If we do not complete a Business Combination, we will repay such loans only from funds held outside of the Trust Account. Our initial shareholders or their affiliates or designees are not obligated to fund the Trust Account to extend the time for us to complete a Business Combination. If we are unable to consummate a Business Combination within the applicable time period, we will, as promptly as reasonably possible but not more than five business days thereafter, redeem the public shares for a pro rata portion of the funds held in the Trust Account and as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

If we were unable to complete a Business Combination by June 17, 2025, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete a Business Combination by June 17, 2025.

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Recent Developments

On May 22, 2023, we filed a definitive proxy statement regarding an extraordinary general meeting of shareholders to be held on June 12, 2023. The purpose of the extraordinary general meeting was to consider and vote upon proposals to (A) amend our amended and restated memorandum and articles of association to give us the right to extend the Combination Period up to twelve (12) times for an additional one (1) month each time, from June 17, 2023 to June 17, 2024, by depositing into the Trust Account the lesser of (i) $0.03 for each Class A ordinary share not redeemed in connection with the extraordinary general meeting, multiplied by the number of public shares then outstanding, and (ii) $250,000 (or pro rata portion thereof if less than a full month) (the “Extension Payment”), until the earlier of (a) the completion of a Business Combination and (b) the announcement of our intention to wind up its operations and liquidate (as extended, the “Extended Date”) (the “Extension Amendment Proposal”), (B) amend our investment management trust agreement, dated as of December 14, 2021, by and between us and Continental Stock Transfer & Trust Company, to (i) allow us to extend the Combination Period up to twelve (12) times for an additional one (1) month each time, from June 17, 2023, to the Extended Date by depositing into the Trust Account the Extension Payment until the Extended Date and (ii) provide that we shall hold the trust assets solely in cash from and after the effectiveness of the Extension Amendment Proposal and the Trust Agreement Amendment Proposal (the “Trust Agreement Amendment Proposal”) and (C) adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are not sufficient votes to approve the Extension Amendment Proposal or the Trust Agreement Amendment Proposal or where the board of directors has determined it is otherwise necessary or desirable (the “Adjournment Proposal”). The foregoing summary of the Extension Amendment Proposal, Trust Agreement Amendment Proposal and the Adjournment Proposal does not purport to be complete and is qualified in its entirety by reference to the Company’s definitive proxy statement, filed with the SEC on May 22, 2023.

On June 12, 2023, we held an extraordinary general meeting of shareholders, and our shareholders approved the Extension Amendment Proposal and the Trust Agreement Amendment Proposal.

In connection with the shareholders’ vote at the extraordinary general meeting, holders of 23,063,075 Class A ordinary shares exercised their right to redeem such shares (the “First Redemption”) for a pro rata portion of the funds held in the Trust Account. As a result, approximately $242.4 million (approximately $10.51 per share) was removed from the Trust Account to pay such holders and approximately $119.6 million remained in the Trust Account. As a result of the First Redemption, we have 20,061,925 ordinary shares outstanding, which includes 11,436,925 Class A ordinary shares and 8,625,000 Class B ordinary shares immediately following in the First Redemption.

On June 14, 2023, the Extension Payment was deposited by the Sponsor into the Trust Account for our public shareholders, representing $0.024 per public share, which enabled us to extend the period of time we have to consummate a Business Combination by two months to August 17, 2023 (the “Extension”). The Extension constitutes the first two of up to twelve one-month extensions permitted under our governing documents and provides us with additional time to complete a Business Combination.

On each of August 15, 2023, September 15, 2023, and October 12, 2023, an aggregate of $250,000 was deposited by Pala into the Trust Account for our public shareholders, representing $0.024 per public share, which enabled us to extend the period of time we have to consummate a Business Combination by one month for each Extension to September 17, 2023, October 17, 2023, and November 17, 2023, respectively. The Extensions constitute the third, fourth, and fifth of up to twelve one-month extensions permitted under our governing documents and provide us with additional time to complete a Business Combination.

On October 23, 2023, October 30, 2023 and November 6, 2023, the Company and the Original Sponsor entered into certain Non-Redemption Agreements with the Investors in exchange for such Investors agreeing (i) to not redeem an aggregate of 5,000,500 Non-Redeemed Shares in connection with the Meeting and (ii) to vote in favor of the Proposals at the Meeting (other than with respect to certain shares acquired or to be acquired pursuant to the Non-Redemption Agreement). In exchange for the foregoing commitment to not redeem such shares, the Sponsor has agreed to transfer to the Investors up to an aggregate of 1,000,100 Founder Shares held by the Sponsor contemporaneously with the closing of the Company’s Business Combination, provided that the Investors do not exercise their redemption rights with respect to the Non-Redeemed Shares in connection with the Meeting and the Proposals are approved.

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On November 14, 2023, the Company held an extraordinary general meeting of the shareholders and the shareholders approved the following proposals: (1) remove the monthly extension payment the Company must make into the Trust Account to extend the Combination Period and extend the Combination Period to June 17, 2024 without depositing additional funds in the Trust Account (the “Extension Payment Removal Amendment”) and (2) eliminate (i) the limitation that the Company may not redeem public shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 and (ii) the limitation that the Company shall not consummate an initial business combination unless the Company has net tangible assets of at least $5,000,001 immediately prior to, or upon consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such initial business combination (the “Redemption Limitation Amendment” and, collectively with the Extension Payment Removal Amendment, the “Charter Amendment”).

In connection with the shareholders’ vote at the Meeting, 6,266,326 Class A ordinary shares of the Company exercised their right to redeem such shares (the “Second Redemption”) for a pro rata portion of the funds held in the Trust Account. As a result, approximately $68.2 million (approximately $10.88 per share) was removed from the Trust Account to pay such holders and approximately $56.3 million remained in the Trust Account. Immediately following the aforementioned redemptions, the Company had 13,795,599 ordinary shares outstanding, which includes 5,170,599 Class A ordinary shares and 8,625,000 Class B ordinary shares.

On January 16, 2024, the Company, the Original Sponsor, Pala, and Camel Bay entered into a share purchase agreement (the “Purchase Agreement”). Pursuant to the Purchase Agreement, among other things: (a) the Original Sponsor and Pala transferred to Camel Bay an aggregate of 4,193,695 Founder Shares; (b) Camel Bay executed a joinder agreement (the “Joinder”) to become a party to that certain letter agreement, dated December 14, 2021 (“Letter Agreement”), and that certain Registration Rights Agreement, dated December 14, 2021 (“Registration Rights Agreement”), each originally entered into in connection with the IPO, among the Company, the Original Sponsor, Pala and certain equity holders of the Company; (c) the Original Sponsor, Pala and certain other holders of Founder Shares gave to Purchaser the irrevocable right to vote the Founder Shares on their behalf and to take certain other actions on their behalf (the “POA Agreements”); (d) the Original Sponsor, Pala and the underwriters in the IPO, entered into surrender and cancellation agreements (the “Warrant Cancellation Agreements”) whereby such parties have agreed to cancel an aggregate of 16,300,000 private placement warrants (the “Placement Warrants”) purchased by them at the time of the IPO for no additional consideration; and (e) certain holders of promissory notes (the “Lenders”) issued by the Company to such Lenders agreed to cancel their promissory notes in an aggregate principal amount of $6,433,333 (“Debt Cancellation Agreements”) and forgave all drawdowns and accrued interests for an aggregate amount of $2,397,441 for no additional consideration. IPO Sponsor and Pala received no cash consideration from Camel Bay for the 4,193,695 Founder Shares it received in the transaction but it effectively reduced its ongoing obligations to BFAC as Camel Bay’s acquisition effectively caused it to take over the obligations of operating as the sponsor of BFAC, assisting BFAC in locating, negotiating and seeking to consummate an initial business combination.  In addition, each of the Underwriters entered into an agreement (the “Underwriter Agreements”) whereby such parties waived their entitlement to the payment of any cash fees and expenses pursuant to that certain business combination marketing agreement, dated December 14, 2021. In addition, Pala agreed to pay $125,000 cash and 50,000 Class B founder shares to a service provider, who agreed to waive an accrued liability of approximately $2,276,000 in return.  In Connection with the Purchase, certain original officers and directors submitted their resignation of their respective offices, and new officers and directors were appointed.

On May 12, 2024, the Company entered into an Agreement and Plan of Merger with Class Over Inc., a Delaware corporation (“Classover”), an online K-12 live course provider founded in 2020 and headquartered in New York.

On May 30, 2024, the Company held a Meeting and approved a proposal to amend the Charter to effectuate an extension of time for the Company to consummate an initial business combination from June 17, 2024 to June 17, 2025. In connection with the Meeting, public holders of an aggregate of 1,487,474 Class A ordinary shares of the Company sold in its initial public offering exercised, and did not reverse, their right to redeem their public shares (the “Third Redemption”), leaving an aggregate of 3,683,125 public shares outstanding after the Meeting.

Results of Operations

Our entire activity from July 29, 2021 (inception) through September 30, 2024 was in preparation for the Public Offering and, since the Public Offering, our search for a prospective Business Combination target. We will not generate any operating revenues until the closing and completion of our initial business combination, at the earliest. We expect to generate non-operating income in the form of interest income on marketable securities held after the Public Offering. We expect that we will incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a business combination.

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For the three months ended September 30, 2024, we had net income of $350,431, which consisted primarily of a favorable change in fair value of warrant liabilities of $18,975 and interest earned on investments held in the Trust Account of $486,847, offset by general and administrative expenses of $ 155,391.

For the three months ended September 30, 2023, we had net income of $794,084 which consisted of interest earned on marketable securities held in the Trust Account of $2,221,087 and change in fair value of warrant liabilities of $683,593, offset by formation and operating costs of $728,366 and interest on the Pala Note (as defined below) and the Sponsor Note (as defined below) of $15,044.

For the nine months ended September 30, 2024, we had net income of $4,498,533, which consisted primarily of a favorable change in fair value of warrant liabilities of $1,533,294 and interest earned on investments held in theTrust Account of $1,803,004, debt forgiveness for accumulated accrued professional fees of $1,606,901, partially offset by general and administrative expenses of $437,360.

For the nine months ended September 30, 2023, we had net income of $4,596,470 which consisted of interest earned on marketable securities held in the Trust Account of $8,881,728, offset by change in fair value of warrant liabilities of $1,587,103, formation and operating costs of $2,670,974 and interest on the Pala Note (as defined below) and the Sponsor Note (as defined below) of $27,181.

Liquidity and Capital Resources

As of September 30, 2024, we had $12,215 in cash and a working capital deficit of $(385,665). As of December 31, 2023, we had $111,819 in cash and a working capital deficit of $(4,614,345).

Our liquidity needs up to the closing of the IPO on December 17, 2021 were satisfied through a payment from the Original Sponsor of $25,000 for the Founder Shares to cover certain offering costs and a loan under an unsecured promissory note from the Original Sponsor of $300,000. The promissory note was fully repaid as of the closing of the IPO.

In addition, in order to finance transaction costs in connection with a Business Combination, the Original Sponsor or an affiliate of the Original Sponsor, or certain of our officers and directors, may, but are not obligated to, provide us Working Capital Loans. As of June 30, 2024 and December 31, 2023, the Company had no borrowings under the Working Capital Loans.

On April 5, 2023, we issued an unsecured convertible promissory note in the aggregate principal amount of $1,000,000 (the “Pala Note”) to Pala with each advance not to exceed $500,000. The Pala Note originally bore interest at a rate of ten percent (10.00%) per annum payable upon the earlier of June 16, 2023 (as may be extended in accordance with the terms of the Pala Note) and the effective date of the Company’s Business Combination. In the event that we do not consummate a Business Combination, the Pala Note will be repaid only from amounts remaining outside of our Trust Account. As of June 30, 2024 and December 31, 2023, the Company had approximately $0 and $908,000 outstanding under the Pala Note, respectively. For the six months ended June 30, 2024 and 2023, the Company had approximately $7,000 and $0, respectively, in interest expense on the Pala Working Capital Note. The Pala Note has a conversion feature that is considered an embedded derivative, but the value is de minimis. As such, the Pala Note is presented at fair value on the accompanying balance sheets. On August 8, 2023, the Company and Pala amended and restated the Pala Note (the “A&R Pala Note”) to (i) distinguish between loans made for the purposes of funding (x) the Company’s working capital requirements (the “Pala Working Capital Loans”) and (y) the Company’s trust account to extend the Company’s deadline to complete its business combination (the “Pala Trust Extension Loans”), (ii) permit interest to accrue at a rate equal to twenty percent (20.00%) per annum, compounded annually, on any and all then-outstanding Pala Working Capital Loans, (iii) clarify that no interest shall accrue on the Pala Trust Extension Loans and (iv) clarify that up to $6,900,000 of Pala Trust Extension Loans may be converted into Warrants, subject to availability.

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On June 14, 2023, the Original Sponsor loaned the Extension Payment to the Company in order to support the Extension (the “Extension Loan”) and caused the Extension Payment to be deposited in the Company’s Trust Account for its public shareholders. In connection with the Extension Payment, the Company issued an unsecured promissory note in the aggregate principal amount of $2,000,000 (the “Sponsor Note”) to the Original Sponsor. The Sponsor Note originally bore interest at a rate of ten percent (10.0%) per annum. The Sponsor Note will be due and payable (subject to the waiver against trust provisions) on the earlier of (i) the date on which the Business Combination is consummated and (ii) the date of the Company’s liquidation. As of June 30, 2024, and December 31, 2023, the Company had approximately $0 and $1,250,000 outstanding under the Sponsor Note, respectively.

On July 31, 2023, the Company and the Original Sponsor amended and restated the Sponsor Note (the “A&R Sponsor Note”) to (i) increase the aggregate principal amount available to be borrowed to up to $5,000,000, (ii) distinguish between loans made for the purposes of funding (x) the Sponsor Working Capital Loans and (y) the Sponsor Extension Loans, and (iii) clarify that up to $6,900,000 of Sponsor Working Capital Loans and up to $1,500,000 of Sponsor Trust Extension Loans may be converted into Warrants, subject to availability.

On August 8, 2023, the Company and the Original Sponsor amended and restated the A&R Sponsor Note (the “Second A&R Sponsor Note”) to (i) permit interest to accrue at a rate equal to twenty percent (20.00%) per annum, compounded annually, on any and all then-outstanding Sponsor Working Capital Loans and (ii) clarify that no interest shall accrue on the Sponsor Trust Extension Loans.

On each of August 15, 2023, September 15, 2023 and October 12, 2023, an aggregate of $250,000 was deposited by Pala into the Trust Account for our public shareholders, representing $0.024 per public share, which enabled us to extend the period of time we have to consummate our Business Combination by one month for each Extension to September 17, 2023, October 17, 2023 and November 17, 2023, respectively. The Extensions constitute the third, fourth and fifth of up to twelve one-month extensions permitted under our governing documents and provide us with additional time to complete our Business Combination.

On October 12, 2023, the Company and Pala amended and restated the A&R Pala Note (the “Second A&R Pala Note”) to increase the aggregate principal amount available to be borrowed by up to $250,000.

On January 16, 2024, certain holders of promissory notes agreed to cancel their promissory notes in an aggregate principal amount of $6,433,333 and forgave all drawdowns and accrued interests for an aggregate amount of $2,397,441 for no additional consideration.

On April 1, 2024, and June 25, 2024, Camel Bay loaned to the Company an aggregate of $100,000 and $1,000,000, respectively for working capital purposes. The loans are evidenced by promissory notes (the “New Sponsor Notes”), which are non-interest bearing and payable upon the consummation by the Company of a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Upon consummation of a Business Combination, Camel Bay will have the option, but not the obligation, to convert the outstanding principal balance of the Note, in whole or in part, into warrants, with each Warrant entitling the holder to purchase one of the Company’s Class A Ordinary Shares at an exercise price of $11.50 per share. The Warrants issued as a result of conversion of the Note will be identical to the “private placement warrants” issued by the Company in connection with its initial public offering. As of June 30, 2024, the Company had $196,568 outstanding under the New Sponsor Note.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company currently has until June 17, 2025 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. Additionally, the Company may not have sufficient liquidity to fund the working capital needs of the Company until one year from the issuance of these financial statements. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 17, 2025.

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Critical Accounting Policies

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and measured at fair value.

Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of Class A ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid-in capital and accumulated deficit.

Net Income Per Ordinary Share

The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Earnings and losses are shared pro rata between the two classes of shares. Calculation of diluted net income per share for the three and nine months ended September 30, 2024 and 2023 does not consider the effect of the warrants underlying the Units sold in the Public Offering and the Private Placement Warrants to purchase Class A ordinary shares subject to possible redemption in the calculation of diluted income per share because they are contingent on future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income per ordinary share is the same as basic net income per ordinary share for such periods.

Warrant Liabilities

We account for the warrants issued in connection with the Public Offering in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, we will classify each warrant as a liability at its fair value. This liability is subject to re-measurement at each condensed balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in our statements of operations.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our financial statements.

Off-Balance Sheet Arrangements

As of the date of this quarterly report on Form 10-Q, we did not have any off-balance sheet arrangements.

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Commitments and Contractual Obligations

Registration Rights Agreement

Pursuant to the Registration Rights Agreement, dated December 14, 2021, by and among us, the Original Sponsor, Pala, Cantor, Roth and the other holders party thereto, the holders of the (i) Founder Shares, (ii) Private Placement Warrants and the Class A ordinary shares underlying such Private Placement Warrants, (iii) Private Placement Warrants that may be issued upon conversion of Working Capital Loans, (iv) Private Placement Warrants that may be issued upon conversion of the Extension Loans, and (v) Private Placement Warrants that may be issued upon conversion of the New Sponsor Note will have registration rights to require us to register a sale of any of our securities held by them. The holders of these securities are entitled to certain demand and “piggyback” registration rights. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

We granted the underwriters a 45-day option from the date of the IPO to purchase up to an additional 4,500,000 Units to cover over-allotments, if any. The underwriters exercised their over-allotment option in full on December 17, 2021.

On December 17, 2021, the underwriters earned a cash underwriting discount of two percent (2.0%) of the gross proceeds of the IPO, or $6,900,000. Additionally, the underwriters will be entitled to a marketing fee of five percent (5.0%) of the gross proceeds of the IPO, or $17,250,000, upon the completion of our Business Combination, which was later cancelled and waived on January 16, 2024 pursuant to the Purchase Agreement.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” under the JOBS Act and are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We elected to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

As an “emerging growth company,” we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose comparisons of the chief executive officer’s compensation to median employee compensation. These exemptions will apply for a period of five (5) years following the completion of the Public Offering or until we otherwise no longer qualify as an “emerging growth company.”

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INFORMATION ABOUT CLASSOVER

Unless the context otherwise requires, references in this section to “we,” “us,” “our,” and similar first-person references are intended to mean the business and operations of the Company and its consolidated subsidiaries taken as a whole prior to the Business Combination and Pubco and its consolidated subsidiaries taken as a whole following the Business Combination. Unless otherwise indicated, references to the Company’s operating subsidiaries are included with respect to the business and operations strictly concerning such subsidiaries. The discussion of the Company’s business and the markets in which it competes below is qualified by, and should be read in conjunction with, the discussion of the risks related to the Company’s business and industry detailed elsewhere in this proxy statement/prospectus.

Our Mission

Our mission is to revolutionize education by leveraging cutting-edge technology to deliver high-quality, accessible learning experiences. At Classover, we focus on achieving measurable outcomes by utilizing personalized teaching strategies that make learning engaging and empowering for every student.

Business Overview

Who We Are

Founded in 2020, Classover is an innovative education technology company based in New York. We provide comprehensive online interactive live courses for K-12 students in the United States and around the globe. Our curriculum is designed to meet the needs of different age groups and learning levels, covering a wide variety of subjects to enhance students' academic achievements and interest in exploration. We offer both interest-oriented classes and test preparation courses for various exams and competitions. With our innovative approach, Classover aims to transcend the boundaries of traditional education by offering students a comprehensive set of lifelong skills and capabilities, including creativity, critical thinking, and problem-solving, in an engaging and interactive environment.

Classover leverages a proprietary cross-platform teaching and learning technology that we continuously develop and refine. This platform supports a variety of interactive tools and features, such as real-time communication and adaptive learning environments, designed to operate effectively across multiple device types and operating systems. Our investment in developing this technology aims to enhance user accessibility and improve educational delivery by facilitating a seamless and flexible learning experience for all students.

Our curriculum development process utilizes big data analytics to systematically analyze student performance data. This allows us to optimize and refine our educational content and learning plans, supporting our objective to offer more personalized learning experiences tailored to individual student needs. This data-driven approach helps to ensure that our curriculum remains adaptive and responsive, improving educational outcomes by aligning with students' evolving educational requirements.

Regarding our teaching staff, Classover has worked with over 1,000 K-12 educators, screened through a stringent multi-round interview process. Regular assessments of teaching performance are conducted to maintain educational quality. This rigorous selection process ensures that our teaching staff possesses the necessary expertise and skills to deliver effective and engaging instruction, contributing to the overall educational efficacy of our programs.

Course Offerings

Classover offers a diverse array of course options to meet the varied educational needs of students from middle school through high school.

•	Academic Tutoring Subjects: Our academic tutoring courses are closely aligned with the U.S. school curriculum, ensuring that students receive support that complements their regular schoolwork. We offer tutoring in core subject areas including English Language Arts, Math, and Science. Each subject area includes multiple levels of tutoring to cater to students with different academic capabilities and needs, from foundational understanding to advanced problem-solving.

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•	After-school Enrichment Program: To broaden students' educational experience beyond traditional subjects, Classover provides a wide range of afterschool enrichment courses. These courses are designed to cultivate interests and skills in both niche and popular areas. Students can engage in activities such as chess, which enhances strategic thinking; coding, which builds foundational tech skills; and music lessons like guitar. Additionally, we offer courses in Lego construction, which fosters creativity and engineering skills, as well as foreign languages including Chinese, French, and Spanish, enhancing cultural awareness and communication skills.

•	Competition and Examination Preparation: Recognizing the importance of competitive and examination success in academic careers, Classover introduced specialized courses in 2022 to prepare students for various competitions and examinations. These preparation courses are tailored to help students excel in specific contests such as the AMC Math Competition, where problem-solving and mathematical reasoning are crucial; Debate Championships, which enhance argumentative skills and critical thinking; and the Math Kangaroo Olympiad, known for its unique problem sets that challenge students' understanding of mathematical concepts. These courses aim to equip students with the necessary skills and confidence to perform excellently in competitive environments.

Teaching Methodology and Course Design

Classover’s TALENT Teaching Method

Classover employs the proprietary "TALENT" teaching method, developed by our research team to align with and enhance the U.S. educational system, specifically for the developmental stages of young learners. This method systematically incorporates all six cognitive domains of Bloom's Taxonomy—remembering, understanding, applying, analyzing, evaluating, and creating—across six key developmental aspects:

•	Task-Based: This component integrates practical applications with theoretical knowledge, aiming to deepen students' understanding and ability to apply concepts through practical, hands-on experiences.

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Academy: The curriculum is designed in accordance with the Common Core State Standards to ensure alignment with national academic benchmarks, preparing students for subsequent educational requirements and professional settings.

•	Logical: This stage emphasizes the development of logical and critical thinking capabilities through structured training, essential for solving complex problems and making informed decisions.

•	Evaluate: Continuous assessment mechanisms are utilized to monitor student progress, with personalized feedback provided to adapt teaching methods to individual learning needs.

•	Numerical: A focus on mathematics and logic within the STEM fields (science, technology, engineering and mathematics) prepares students for advanced academic and professional pursuits in technology and engineering sectors.

•	Target: This final aspect aims to enhance students' academic profiles and success in accessing higher educational opportunities and competitive environments, focusing on comprehensive skill development.

The TALENT teaching method is structured to foster comprehensive cognitive development and academic achievement, preparing students effectively for higher education and professional success.

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Classover Learning Experience

Classover primarily delivers its educational services through online real-time interactive private tutoring and small group sessions. This format is designed to provide a personalized and engaging learning environment, where each student's individual needs and learning pace are accommodated. Our use of proprietary technology enables real-time interaction between students and educators, which is crucial for effective learning and immediate feedback. This method allows us to tailor educational content and pacing specifically to the abilities and progress of each student, fostering a highly personalized learning experience.

Additionally, the small group sessions at Classover encourage a collaborative and interactive learning atmosphere. These sessions are structured to promote peer interaction, which enhances the learning process by incorporating diverse perspectives and collective problem-solving. The small group format ensures that each student receives adequate attention and support from instructors, which is essential for effective learning and academic growth. This approach not only helps in maintaining high engagement levels among students but also builds a community of learners who can grow together.

In addition to our primary online offerings, Classover has initiated pilot programs aimed at expanding our educational delivery methods. These programs involve partnerships with local learning centers, allowing us to blend our advanced online instructional capabilities with in-person class experiences. Through this hybrid model, local centers utilize Classover's technology and remote teachers to offer a wide range of subjects. This approach not only broadens our reach but also provides students with the benefits of direct interaction and personalized instruction in a classroom setting.

This expansion into hybrid educational models represents Classover’s commitment to innovation in educational delivery. By combining the strengths of online and in-person learning, we aim to enhance accessibility and adaptability, ensuring that students have the opportunity to benefit from high-quality education in a format that best suits their learning preferences and situational needs.

Technology and Platform

At Classover, our proprietary teaching and learning platform is integral to our operational strategy, designed to ensure high levels of customer satisfaction and sustain strong relationships. Developed and continually refined by our team, this platform adapts to the evolving demands of the educational landscape through user feedback and the application of advanced big data analytics and AI technologies. These technologies are crucial for enhancing our educational offerings and the overall learning experience, enabling continuous improvement and optimization by analyzing detailed data on user interactions and performance.

The platform's robust functionality supports a range of critical educational activities. It allows students to schedule classes conveniently, aligning their learning with personal schedules and pacing. This flexibility is essential for accommodating diverse learning styles and commitments. For parents, the platform offers detailed progress tracking tools, providing visibility into their child's educational development and enabling more informed support and engagement in the learning process. Educators benefit from the platform’s analytics capabilities, which provide insights into student performance and engagement levels, assisting in the customization of teaching approaches to better meet the needs of individuals and groups.

Moreover, the platform enhances the user experience by offering exclusive benefits accessible through the app, such as personalized learning resources and interactive tools that improve engagement and educational outcomes. Integrating these functionalities with big data analytics and AI, the Classover app not only facilitates essential educational activities but also continually evolves to create a more effective, connected, and dynamic learning environment. This strategic use of technology underscores our commitment to delivering a high-quality, adaptive educational experience that meets the expectations of students, parents, and educators in today's digital-first world.

The continual collection and analysis of big data, augmented by AI, enable us to refine and enhance our educational services systematically. By identifying trends and preferences, we can make targeted improvements that directly address the needs of our students and educators. This ongoing enhancement process ensures that our platform's features, such as class scheduling, progress tracking, and access to exclusive benefits, not only remain useful but also evolve to better serve our users. Our strategic application of technology and data is a testament to our dedication to delivering a superior and adaptive educational experience, aligned with the high standards expected by our stakeholders in the current digital landscape.

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Our Target Learners

Classover serves a diverse range of students across the entire K-12 learning lifecycle, offering a comprehensive and high-quality educational experience tailored to meet a variety of needs and aspirations. Our platform caters to students who are proactive about enhancing their academic performance; many of these learners utilize our resources to advance their understanding of key academic concepts, get ahead in their studies, and ultimately achieve higher academic success. This group of students often seeks to deepen their knowledge in core subjects and excel beyond the standard curriculum offered in traditional school settings.

Additionally, Classover is an invaluable resource for students who are experiencing academic challenges. For these learners, our platform offers specialized support designed to address areas of underperformance and equip them with the necessary tools to catch up and excel. Through personalized tutoring and targeted learning plans, we help these students overcome their difficulties, restore their confidence, and foster a positive and productive learning experience. This remedial support is crucial for ensuring that all students have the opportunity to succeed and meet their educational goals.

Beyond academic improvement and remediation, Classover also appeals to students interested in enrichment and personal development. Our diverse course offerings allow students to explore new areas of interest and develop essential skills that are increasingly important in the modern world, such as coding, public speaking, and creative writing. For students preparing for academic tests and competitions, our platform provides rigorous preparation materials and coaching, helping them maximize their performance and stand out in competitive environments.

Moreover, we place a strong emphasis on enrichment and exploration, with courses designed to stimulate curiosity and foster a deeper understanding of the world. Whether it’s engaging in the arts, exploring scientific concepts, or mastering a new language, these courses cater to learners aged 6 to 18 and are accessible not just in the U.S. but also to a growing number of international students. This holistic approach not only complements students’ academic pursuits but also contributes to their all-around development, preparing them for a well-rounded and fulfilling future.

The Benefits We Offer to Learners

Classover is committed to establishing a reliable and trustworthy learning environment, constantly striving to exceed learner expectations and strengthen our brand. This commitment is grounded in our dedication to providing an exceptional educational experience, which is reflected in the high satisfaction rates reported by our users. Our platform incorporates advanced features such as multi-way video, collaborative workspaces, and integrated personalization tools, all designed to enhance the learning process. These features support the development of personalized learning paths for each student, ensuring a tailored educational experience that optimizes learning outcomes.

Our educational offerings are extensive, covering a broad spectrum of subjects that range from core academic disciplines to interest-based enrichment programs. This diversity allows us to cater to a wide array of learning preferences and educational needs, making our platform a comprehensive solution for students across various learning levels. The availability of such a wide range of courses under one platform significantly contributes to our mission of providing inclusive and adaptable educational options that accommodate the unique interests and goals of every student.

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Accessibility and affordability are cornerstone features of our service. Classover's platform enables students to access learning resources and connect with instructors from any device, offering the flexibility to learn from anywhere and at any time. This level of accessibility, combined with our flexible scheduling options and private tutoring services, empowers learners to customize their educational experiences to fit their individual schedules and learning styles. Moreover, our pricing models are designed to provide substantial value, offering a cost-effective alternative to traditional offline learning methods. This strategic pricing ensures that quality education is affordable and accessible to a broader demographic, supporting our goal of democratizing education globally.

Social Responsibility and Impact

At Classover, we are deeply committed to social responsibility, striving to make a significant positive impact on global education through our various initiatives and partnerships. We actively engage in activities that enhance the lives of young learners around the world, embodying our dedication to shaping a brighter future for all children.

One of our key partnerships is with Keep a Child Alive, a charity focused on providing life-saving anti-retroviral treatments and support services to children and families affected by HIV in Africa and India. However, our collaboration goes beyond healthcare; we also work to ensure these children receive the educational support they need to not just survive but thrive. Our involvement with Keep a Child Alive has enabled us to participate in numerous activities across Africa, significantly enhancing educational resources for children and enriching their learning environments.

Locally, our efforts are no less impactful. We donate courses to regions with limited access to quality education, ensuring that children from all socioeconomic backgrounds have the opportunity to learn and succeed. This initiative is a vital part of our mission to democratize education and bridge the educational divide, providing free access to our courses and empowering students with essential knowledge and skills for their development.

Our international initiatives continue to expand, particularly with our recent focus on supporting Afghan refugee children. In partnership with multiple nonprofit groups, we have set up a program specifically tailored to the educational needs of over 100 Afghan refugee children, enabling them to participate in remote learning. This initiative helps them overcome the barriers that conflict and instability in their home country create, providing them with a chance to continue their education.

This commitment to offering safe and accessible education to Afghan children reflects our broader strategy to ensure every child has the opportunity to pursue academic and personal success. Our remote learning programs are comprehensive, designed to meet the unique challenges these children face, ensuring that education remains a stable, unifying force in their lives.

Through these varied initiatives, we at Classover exemplify the essence of corporate social responsibility. Whether it’s improving educational outcomes in Africa, supporting local communities, or addressing the specific needs of Afghan refugee children, we remain dedicated to our mission of fostering educational equality and enriching the lives of children globally. Our efforts not only change individual lives but also contribute significantly to the broader goal of creating a more educated and equitable world.

Classover's Commitment and Dedication to Empowering Educators in the U.S. Education Market

At Classover, we are deeply committed to fostering job opportunities and empowering educators within the U.S. education market. As a technological education platform, we recognize the pivotal role that educators play in shaping the future of education. Our dedication to supporting job opportunities stems from our belief in the importance of providing fair compensation, professional development, and a supportive community for teachers across the nation.

We prioritize transparency and inclusivity in our hiring processes, actively seeking out highly qualified educators from diverse backgrounds to join our team. Through our platform, teachers have the flexibility to create personalized learning experiences for students while receiving competitive compensation based on their expertise and teaching hours. Additionally, we provide ongoing training and resources to help educators refine their skills and stay abreast of the latest trends in online education. By investing in our educators, we aim to not only enhance the quality of education provided to students but also contribute to the growth and prosperity of the education workforce in the U.S.

Effect of Existing or Probable Governmental Regulations on Our Business

Classover operates within the educational technology sector, which is subject to a range of existing and potential governmental regulations that could impact our business. These regulations pertain to data privacy, online education standards, labor laws, and other relevant areas:

•	Data Privacy and Security Regulations: As a provider of online educational services, Classover collects and processes significant amounts of personal data from students and their families. We are subject to strict data privacy laws such as the Children's Online Privacy Protection Act (COPPA) in the United States and the General Data Protection Regulation (GDPR) in the European Union. Compliance with these regulations requires robust data protection measures, and any changes or breaches could result in significant fines and damage to our reputation.

•	Online Education Standards: Various state and federal agencies regulate the quality and delivery of online education. Regulations may include accreditation requirements, curriculum standards, and teacher qualifications. Compliance with these standards ensures the credibility of our programs but may also impose operational constraints and additional costs.

•	Labor Laws and Independent Contractor Regulations: Classover employs a large number of educators as independent contractors. Changes in labor laws, such as those redefining the classification of independent contractors versus employees, could impact our business model. Compliance with new regulations may require adjustments to our hiring practices, compensation structures, and benefits offerings, potentially increasing operational costs.

•	Regulations on Educational Content: Governments may impose restrictions on the content that can be taught in schools and online educational platforms. These regulations could affect our curriculum and course offerings, requiring us to modify or eliminate certain programs to comply with legal standards.

•	International Regulations: As Classover serves students from many international countries, we must navigate the educational and business regulations of multiple jurisdictions. This includes varying requirements for data protection, consumer protection laws, and educational content standards. Keeping abreast of and complying with these diverse regulations can be complex and resource-intensive.

•	Future Legislation and Policy Changes: The regulatory environment for online education is continually evolving. Future legislation or policy changes could impose new compliance requirements or restrictions that may affect our operations. Staying informed and adaptable to these changes is crucial for maintaining our competitive edge and ensuring uninterrupted service delivery.

Overall, compliance with existing governmental regulations is essential for Classover’s operations, and vigilance in monitoring and adapting to probable regulatory changes will be critical to our ongoing success and growth in the educational technology sector.

Industry Background

The education sector is experiencing substantial transformations influenced by technological advancements and shifts in consumer behavior. The online education segment, especially within the K-12 scope, has exhibited significant growth. This expansion reflects the increasing acceptance of digital learning solutions that provide convenience, adaptability, and a comprehensive educational experience, transcending geographical limitations.

A report from McKinsey & Company indicates a rising demand for after-school tutoring, competition preparation, and enrichment classes, particularly in North America. The U.S. academic tutoring market, valued at USD 10.7 billion in 2019, is projected to increase to USD 13.5 billion by 2024. Similarly, the U.S. test preparation market is expected to grow from USD 19.9 billion in 2019 to USD 27.1 billion by 2024. Additionally, the market for non-academic segments, including enrichment, visual arts, and technology, was valued at USD 5.8 billion in 2019, with forecasts suggesting it will reach USD 6.9 billion by 2024.

Global trends corroborate this growth trajectory. According to Business Research Insights, the global K-12 online education market is projected to escalate from USD 171.5 billion in 2024 to USD 716.6 billion by 2029, representing a compound annual growth rate (CAGR) of 33.1%. These projections underscore the vast potential and rapid development of the online education sector, propelled by ongoing technological innovations and a move towards more dynamic and personalized learning environments.

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Despite the increasing demand, meeting the escalating need for after-school tutoring and enrichment programs poses a challenge due to limited supply, attributable to the following factors:

•	Shortage of Qualified Instructors: There is a significant challenge in finding enough qualified educators to meet the rising demand for specialized after-school tutoring and enrichment programs. Qualified instructors who are proficient in specialized subjects and have the necessary skills to engage and motivate students are often in short supply, particularly in more specialized or advanced topics.

•	Geographical Limitations: In-person after-school tutoring and enrichment programs often faces significant geographical limitations. Many regions, particularly those that are rural or less economically developed, lack local educational facilities that offer such specialized programs. This scarcity results in unequal access based primarily on where students live, denying many the opportunity to participate in these beneficial educational experiences. Even in urban areas, the concentration of programs in certain neighborhoods rather than a widespread distribution can hinder access for students who cannot travel far from their homes. This geographic disparity necessitates either transportation solutions or the establishment of more localized programs to ensure broader accessibility.

•	High Operational Costs: Running after-school programs can be expensive, especially when considering the costs associated with securing physical spaces, maintaining facilities, and providing necessary resources and materials. These costs can make it difficult to scale these programs to meet increasing demand without significant investments.

•	Affordability: Affordability challenges in high-quality after-school tutoring and enrichment programs primarily arise from high tuition costs and a lack of adequate public or private funding. These challenges are compounded by additional expenses, including the cost of materials, specialized equipment, and transportation. This is particularly problematic for in-person sessions in regions with inadequate public transit options, making these programs less accessible to those who could benefit from them the most.

•	Inflexible Scheduling: The rigid scheduling of many after-school programs can also be a barrier. Parents and students with demanding or unconventional schedules may find it difficult to participate in programs that do not offer flexible timing options, thus limiting the reach and effectiveness of these programs.

To summarize, the demand for K-12 tutoring and after-school programs currently exceeds the available supply due to several critical factors. There is a notable shortage of qualified instructors, coupled with significant geographical limitations that affect the distribution of offline programs. Additionally, the high costs associated with running these programs and the financial burden on participants pose considerable challenges. These issues collectively contribute to the inability to meet the rising demand for educational services, leading to a gap in the availability and accessibility of quality tutoring and enrichment opportunities for students across various regions. This demand-supply mismatch presents a significant opportunity for Classover's services to fill the gap.

Impact of the COVID-19 Pandemic on Education

The COVID-19 pandemic has had a profound impact on the K-12 education sector, particularly accelerating the adoption of online learning and significantly affecting tutoring and after-school programs. During the peak of the pandemic, approximately 1.2 billion children worldwide were displaced from traditional classroom settings, as reported by a 2020 World Economic Forum study. This unprecedented situation necessitated a rapid transition to e-learning platforms, which not only enabled the continuation of education during lockdowns but also drove significant growth in the online tutoring market. According to a Grand View Research report, the global online tutoring market, which was valued at approximately $4.8 billion in 2019, is expected to grow at a compound annual growth rate (CAGR) of 16.1% from 2020 to 2027, fueled by a critical need for supplemental education.

Moreover, the pandemic has shifted parental attitudes towards online learning. A Zippia survey conducted in November 2020 indicated that 83% of parents expect to continue utilizing online learning platforms even after the pandemic subsides. Additionally, the survey found that parents are now 70% more likely to engage with online learning than they were the previous year. These shifts highlight the lasting changes in educational preferences and the likely sustained demand for online educational services post-pandemic.

Classover’s Solution — A Comprehensive After-School Tutoring and Enrichment Program Platform

Classover has developed a cross-platform, multi-format online learning technology service platform that caters to the diverse needs of K-12 students. This comprehensive platform provides one-stop educational services, offering private 1-on-1 tutoring, small group classes, and specialty test and competition preparation programs, all delivered utilizing our proprietary technology.

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Private Tutoring

In our private tutoring offerings, learners receive a fully personalized educational experience. Sessions are typically structured in 30-minute or 60-minute formats, designed to replicate and enhance the traditional in-person learning experience. This model allows learners to access highly qualified tutors from any location—whether at home, while traveling, or even during vacation—ensuring consistent educational engagement regardless of physical location.

Small Group Class Sessions

Our small group classes are structured to group students by similar age and learning needs, facilitating a tailored and interactive learning environment. These live lessons cover a range of subjects including academic tutoring, enrichment programs, foreign languages, competition preparation, and professional certification. Adaptive assessments are utilized to gauge each learner’s proficiency level before placement, ensuring an optimized and personalized class experience. Classes are led by experts with extensive tutoring and teaching backgrounds, providing a cost-effective yet high-quality educational solution.

Specialty Test and Competition Preparation Programs

Our specialty programs leverage Classover’s TALENT teaching methodology, which is geared towards result-oriented training. These programs are designed for learners aiming to excel in specialty tests, such as the SAT, or in academic competitions, such as the Math Kangaroo Competition. The emphasis is on equipping students with the skills and knowledge required to achieve high performance in these challenging environments, enhancing their academic profile and competitive edge in the educational landscape.

Through these diverse offerings, Classover addresses significant market opportunities by combining advanced technology with effective teaching methods to provide a scalable, flexible, and comprehensive educational service tailored to the needs of today’s learners.

Classover Learning App Overview

The Classover Learning App is engineered to enrich the online learning experience by incorporating a suite of interactive features, including multi-way video, collaborative workspaces, and session recording capabilities. These features foster a dynamic and engaging environment that allows students to track their academic progress, receive personalized learning recommendations, and engage in a supportive educational community. With the integration of the latest advancements in learning science, the app offers adaptive assessments and customized recommendations, meeting the growing demand for educational tools that enable students to manage their own learning effectively.

The development and functionality of the Classover Learning App significantly rely on third-party technology platforms and service providers. Specifically, the app utilizes a third-party streaming service and a video recording storage provider via Application Programing Interface (API) to enable live audio and video multi-way streaming services. This integration is essential for maintaining the high-quality, real-time interactions that are a cornerstone of the Classover educational experience. However, Classover has not entered into any long-term agreements with these third-party providers. All technology service agreements are usage-based with monthly billings, ensuring flexibility and no long-term obligations.

Available through both web and mobile platforms, the Classover Live Learning app enhances connectivity among students and educators, promoting greater flexibility in learning. The mobile application is divided into two distinct components: “Classover Parent” and “Classover Student,” both accessible on iOS and Android devices. These applications boast a clean and user-friendly interface, providing straightforward access to a wide range of courses and educational content. Teachers can also utilize our web application to organize their teaching schedules, manage course materials, and conduct live teaching sessions with individuals or groups, further improving educational delivery.

The Classover App seamlessly integrates the functionalities of both the parent and student apps to provide a comprehensive educational platform. This platform is designed to support personalized learning experiences tailored to students at different stages of their educational journey. By leveraging advanced data analytics and AI, we continuously optimize course content, align educational resources, and adjust course difficulty and pacing based on individual student performance. Moreover, our platform’s virtual classroom and online learning community facilitate real-time interactions between students and teachers worldwide, enabling rich exchanges of ideas and discussions on various educational topics.

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Classover Parent App

The Classover Parent app is specifically designed to facilitate parental involvement in their child’s education. It offers a platform for managing class schedules and interacting with course content. The app enables parents to monitor their child’s academic progress, receive notifications, and communicate directly with educators, thereby supporting a collaborative learning environment.

Classover Parent APP–- Course Scheduling

Course Browsing by Subject and Level:

The Classover Parent App offers a comprehensive catalog of courses, allowing parents to easily browse available classes based on subjects and levels that fit their child’s schedule.

Classover Parent APP–- One-Click Course Registration
One-Tap Course Enrollment: After choosing the desired course and time, parents can confirm their selection with a single tap, making the registration process hassle-free.

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Classover Parent APP–- Examination preparation
Examination Preparation and Coaching: Showcases other coaching and examination preparation courses to give children an edge in academic competitions.
Classover Parent APP–- Sharing and Referral Bonuses
Referral Incentives and Social Sharing: Promote sharing and referrals by users to earn credit by sharing their learning experience on social media with an easy one-click process.

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Classover Student App

The Classover Student app offers an intuitive and engaging interface for students to access our comprehensive suite of educational content. Through this app, students can attend live online classes, interact with their peers and instructors, and explore a wide range of educational resources. The app’s clear and functional design ensures a personalized learning experience, accommodating the diverse needs of students across various subjects and age groups.

Classover Student App–- Live classes

Live Interactive Learning Session

Students connect with teacher live in our app at scheduled class times. During the lesson, teachers can showcase a diverse range of teaching materials and examples through screen sharing to enable a more intuitive delivery of course content. Students engage in real-time communication with teachers, ask questions, share ideas and receive immediate feedback and guidance. A virtual whiteboard function allows teachers to write, draw and utilize other forms of auxiliary tools to enhance interaction and learning efficiency.

Classover Student App–- Live classes

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Classover Student App–- Course Overview
Class Schedule Management: Students can view their upcoming and past classes through a clear and functional interface.
Classover Student App–- Teacher Feedback

Teacher Ratings and Feedback:

After each class, students have the opportunity to rate their teachers, which helps us maintain high teaching standards and allows us to continuously improve the quality of education provided.

Our Strengths

 Our proprietary educational technology platforms, accessible online via web or mobile, facilitate live, interactive lessons between students around the globe and teachers mostly based in the United States, available on demand. These platforms and our operational strategies are continually enhanced through direct feedback from students and teachers, along with comprehensive data analytics.

Our business model, emphasizing scalability, leverages a shared economy framework to organize a robust network of U.S.-based teachers. This model supports a flexible teaching schedule, allowing teachers to select optimal lesson times and locations while compensating them based on the quantity of lessons conducted. We have cultivated considerable expertise in key operational domains including teacher recruitment and training, curriculum development, and the execution of sales, marketing, and student support initiatives.

Proprietary Curriculum and Teaching Method

Our offerings differ from the prevalent exam-oriented rote learning approach. Instead of simply centering on standardized tests, we focus on the cultivation of critical learning capabilities and habits as we aim to enable a student to pursue and understand the underlying logics and patterns behind each knowledge area and resolve complex problems creatively. In addition, we endeavor to deliver an engaging, interactive and personalized learning experience to give our students not only concrete knowledge they need to succeed academically in schools, but also develop valuable skills and capabilities that will benefit them throughout their lives.

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Affordable Small Group Interactive Classes

At the core of our educational approach is the belief that small, interactive online classes are the most effective way to engage students and provide a personalized, foundational learning experience. Our emphasis on technology-driven innovations and pedagogical research informs our development of immersive courseware designed to enliven abstract concepts and foster student curiosity. We utilize advanced technologies to enhance student-to-student interactions and have implemented a sophisticated algorithm to assemble small groups of students. This algorithm matches students based on age, background, subject interest, and proficiency level, enabling highly personalized education at an affordable cost.

To effectively scale our small-class model, we have navigated numerous operational challenges and addressed critical barriers. Our proven ability to recruit, train, and retain qualified teachers ensures the consistent high quality of our courses. We have also developed advanced systems and algorithms to efficiently schedule classes for numerous students and teachers, tailoring them to individual needs and availability. This approach not only maximizes class attendance but also optimizes teacher utilization, boosting our operational efficiency. Our focused R&D efforts, extensive operational expertise, and deep insights gleaned from learning data are vital to our competitive edge and ability to offer cost-effective educational solutions.

Innovative highly scalable technology platform purpose-built for online learning.

We have developed a proprietary technology platform specifically designed for online learning, constructed from the ground up to revolutionize the educational landscape. Our platform is engineered to rapidly scale, accommodating large volumes of users and seamlessly integrating new learning formats and subject areas. This scalability allows us to expand our service offerings and reach without substantial increases in capital expenditures.

The design and architecture of our platform emphasize flexibility and efficiency, enabling us to respond swiftly to changes in educational demand and market dynamics. The platform's robust infrastructure supports a wide range of interactive and adaptive learning experiences, making it possible to introduce innovative educational products and services rapidly.

We believe that our investment in this technology platform is a core strength of our business, positioning us to capitalize on the growing demand for online education while maintaining a competitive edge in a rapidly evolving industry. Our ability to scale effectively is anticipated to drive continued growth and expand our market presence, all while keeping capital expenditures at a manageable level.

Strong Unit Economics with Low Acquisition Costs

Our revenue model is driven by our learners' purchase of paid online sessions, encompassing both individual and group classes. Unique to our approach is the profitability achieved from the initial package purchased by our customers, setting us apart from some other direct to consumer business models which typically require substantial customer retention to reach profitability. Our strategic use of referral marketing significantly lowers user acquisition costs, enhancing our profitability early in the customer lifecycle.

Additionally, our platform offers a variety of learning formats, including adaptive self-study options, which encourage both free and paid engagements. This not only increases the consumption of our educational resources but also substantially enhances the lifetime value of our users. Through effective referral incentives and a diverse range of educational products, we maintain a strong and profitable economic model from the outset.

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Sustained Customer Retention

One of Classover's defining strengths is its exceptional customer retention rates, which we believe stem from its commitment to delivering a personalized and engaging learning experience. Among those paid subscribers who completed their purchased usage in 2023, 54.5% made a subsequent repeat purchase with Classover. Additionally, our ability to maintain a high level of satisfaction among our students and their parents is evident from the student reviews and ratings. After each lesson session, students can review and rate their experience in our app, and Classover has received an average rating of 4.76 out of 5 from 24,902 ratings during 2023. By leveraging advanced analytics and customized content, Classover ensures that each learner's journey is tailored to their individual needs and learning styles, which significantly enhances satisfaction and educational outcomes. The platform's intuitive design and the high quality of instruction further contribute to its appeal, encouraging sustained engagement. Classover's strategic focus on maintaining a robust customer relationship through continuous interaction and feedback also fosters a sense of community and loyalty among users. This relentless emphasis on customer satisfaction not only strengthens retention but also drives organic growth through positive word-of-mouth and referrals.

Advanced Data Analytics

We leverage our direct-to-consumer online model to amass a robust dataset, enhancing the learning journey for our customers and establishing a competitive advantage driven by data. Through the strategic application of intelligent data analytics and process automation, we efficiently identify and validate expert instructors, ensuring a consistently high standard of instruction delivered at scale.

As our platform expands, the value of our data assets grows, allowing us to continually refine and personalize the learning experience based on a burgeoning dataset of user interactions. Our educational content is meticulously organized into modules that group together course sessions requiring similar cognitive skills and methodologies, fostering a comprehensive understanding of subjects rather than fragmented knowledge acquisition.

In our commitment to making learning both engaging and enriching, we provide a diverse range of instructional materials, including graphics, developmental puzzles, and interactive games. Furthermore, our content not only imparts factual knowledge but also delves into the underlying principles and patterns, nurturing intellectual curiosity and honing advanced problem-solving abilities. This holistic approach to content creation and data utilization significantly elevates learning outcomes and enhances customer retention.

Our Business Strategies

The market for foundational learning services is fast-growing, and we believe we’re still in the early stages of capturing this tremendous opportunity. We plan on executing the following strategies to further our leading position in this market:

Continue to Invest in Our Pedagogy, Courseware and Educational Content

We are committed to continuous investment in our core competencies which include content development, courseware design, and pedagogical research. These areas are fundamental to our mission of providing top-tier educational experiences. Our commitment is reinforced by our strategic use of learning data, which is continuously analyzed to inform enhancements in our educational offerings. This includes the development of interactive courseware and the integration of physical learning kits, which are designed to bridge the gap between digital and hands-on learning. By continuously refining our educational materials, we aim to not only meet but exceed the evolving educational standards and expectations.

These investments are crucial as they enable us to maintain a competitive edge by staying at the forefront of educational innovation. Our focus on enhancing the interactivity and personalization of our learning experiences ensures that we can offer more compelling and effective educational outcomes than our competitors. This strategic approach not only enhances our current offerings but also positions us well for future growth and expansion in the global education market. By prioritizing these key areas of development, we are better equipped to adapt to changes in educational demand and technology, ensuring long-term sustainability and success.

Expand and Diversify Our Course Offerings

As part of our strategic initiatives to enhance educational access and diversity, we are committed to enriching our course offerings across a broader spectrum of subjects, age groups, and delivery formats, while steadfastly adhering to our student-centric educational philosophy. Initially focused on mathematical thinking, we have successfully broadened our curriculum to include language and science courses. We are actively planning to introduce additional subjects to meet the evolving educational demands of our learners. To support this expansion, we are significantly investing in our content development team by recruiting top-tier educational experts and further developing our proprietary pedagogical approaches tailored to new subjects.

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Moreover, our strategy includes exploring innovative course delivery formats to better accommodate the changing preferences and circumstances of our students. This exploration could encompass hybrid models that blend online and in-person learning, asynchronous courses to provide greater flexibility, and enhanced interactive platforms that support real-time collaboration and feedback. Through these efforts, we intend not only to expand our educational offerings but also to enhance the overall effectiveness and appeal of our courses. This dual focus on diversification and innovation is designed to position Classover as a leader in educational innovation and accessibility, ensuring we continue to deliver exceptional value and outcomes to our students and maintain our competitive edge in the industry.

Strategic Focus on Customer Retention

Our strategy places a strong emphasis on customer retention, which is pivotal for sustained growth and competitive advantage in the educational technology sector. We foster customer loyalty by delivering consistently high-quality, personalized learning experiences, and maintaining regular, meaningful engagement with our users. This includes continuously updating our course offerings to reflect the latest educational trends and ensuring our platform evolves to meet the changing needs of learners. Additionally, we invest in effective customer support and feedback systems to promptly address and resolve user concerns, thereby enhancing overall satisfaction and trust in our services.

These retention efforts are supported by rigorous analysis of user behavior and feedback, which guide our strategies for content updates, platform enhancements, and customer interaction. By keeping our users engaged and satisfied, we not only encourage ongoing participation but also ensure they see continual value in our offerings. This approach reduces churn and increases the lifetime value of each customer, creating a stable and predictable revenue stream that is crucial for long-term profitability.

Referral and Word-of-Mouth Marketing Enhanced by Influencer Partnerships

We are committed to expanding our user base through an active referral and word-of-mouth marketing program. Recognizing the power of personal recommendations, we incentivize our satisfied customers to share their positive experiences with peers. This program is further strengthened by strategic partnerships with key opinion leaders and influencers, including our innovative "SuperMOM" program, which engages influential parents to advocate for our educational products within their networks.

These influencers significantly amplify our message, extending our reach and lending credibility to our campaigns. By synergizing traditional customer referrals with influencer marketing, we achieve a dual benefit: substantially lowering our customer acquisition costs and enhancing conversion rates. The trust and credibility built with our current users, when leveraged through these referrals and endorsements, effectively attract new users and improve the efficiency of our marketing efforts. As we continue to scale, this strategic use of grassroots referrals coupled with high-profile endorsements not only boosts our brand's visibility but also reinforces our reputation as a leader in educational technology, driving robust growth across diverse markets.

Expand Our Student Base

As part of our strategic growth initiatives, we are dedicated to expanding our student base by pursuing international expansion and forming strategic partnerships with local neighborhood learning and daycare centers. Recognizing the global demand for quality education, we aim to extend our reach beyond domestic markets by adapting our educational offerings to meet the diverse needs of international students. This includes localizing content and integrating cultural relevancy into our curriculum. Simultaneously, we plan to collaborate with local learning and daycare centers to tap into community-based networks, enhancing accessibility and visibility of our programs at a grassroots level. These partnerships will not only broaden our demographic reach but also strengthen our local presence, making our educational solutions more accessible and tailored to meet the specific needs of varied communities. This dual approach ensures a comprehensive expansion strategy that leverages both global opportunities and local insights to foster substantial growth in our student base.

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Further Invest in Technology and Data Capabilities

Technology remains at the forefront of our strategic initiatives as we aim to solidify and extend our market leadership. To support our growth, we are committed to continuously attracting top talent in technology development and data science. This approach is critical as we plan to enhance our platform’s capabilities, focusing on leveraging the extensive learning data we collect. By applying advanced analytics and expanding our AI capabilities, we aim to refine our algorithms for even better personalization and more effective learning outcomes.

Our commitment to technology innovation is designed to improve not only the personalization but also the standardization and efficiency of our operations and service offerings. We plan to invest in state-of-the-art technologies that streamline our processes, reduce overhead costs, and improve service delivery. This technology-driven strategy ensures that we maintain a competitive edge by offering a superior, seamless educational experience that can scale effectively both domestically and internationally. Our technological advancements will enable us to adapt more quickly to market changes and user demands, driving continuous improvement across all facets of our business.

Enhance Our Brand Recognition and Awareness

Our brand and reputation are fundamental to our success and are key focal points in our ongoing strategy. To further enhance our brand recognition, we are dedicated to refining and expanding our course offerings, ensuring they remain innovative and directly aligned with the evolving needs of students and the education industry at large. By consistently delivering a unique, student-centric learning experience, we aim to differentiate ourselves in the competitive educational technology landscape. This commitment to excellence is designed not only to satisfy our current user base but also to attract new users through the strength of our offerings.

Targeted acquisitions

In line with our strategic goals, we plan to utilize our established brand reputation, extensive industry experience, and the scalable nature of our platform to strategically acquire businesses. These acquisitions are aimed at unlocking new technology capabilities and integrating transformative learning technologies that enrich our educational offerings. By doing so, we aim to drive continuous improvements across our platform, enhancing the quality and effectiveness of the user experience. This approach not only ensures our leadership in educational technology but also supports our mission to deliver superior and innovative learning solutions to our users.

Additionally, we are targeting acquisitions of local traditional learning centers, which present unique opportunities to expand our footprint and directly integrate our advanced technology and curriculum into existing educational frameworks. By modernizing and upgrading these traditional centers, we aim to transform them into state-of-the-art learning facilities that align with contemporary educational demands. This strategy will not only extend our market presence but also allow us to implement our proven educational models in new settings, thereby enhancing the learning experience for a broader audience. Through these efforts, we seek to strengthen our competitive edge, increase accessibility to quality education, and deliver consistent value to our stakeholders.

Our Business Model

Classover's business model is strategically structured to accommodate diverse customer preferences and optimize financial performance. We offer two principal payment options designed to enhance flexibility and accessibility for our users. The first option allows users to purchase lesson credits in advance, which can be applied to a selection of classes at their discretion. This model is designed to attract users who value flexibility in managing their learning schedules and course selection. The second option is an unlimited lesson attendance pass, ideal for users seeking extensive, regular access to our educational offerings. This pass enables users to attend an unlimited number of classes during the subscription period, promoting frequent engagement and consistent learning.

To address the demand for customized educational solutions, Classover also provides add-on services for students preferring private, personalized tutoring sessions over standard small group classes. Additionally, we offer premium classes, such as specialized exam preparation courses, which are priced higher due to their intensive nature and the substantial value they deliver to students preparing for critical assessments. These premium and add-on services are integral to our approach to catering to specific educational needs and preferences.

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Financially, our model is designed to capitalize on the different benefits of each payment option. The unlimited lesson pass helps increase lesson utilization rates, enhancing the efficiency of our resource deployment and sustaining high user engagement. In contrast, the lesson credit package yields higher margin contributions by securing revenue upfront, thus allowing for more effective management of resources and capacity. This dual approach not only supports our financial stability but also reinforces our ability to expand and adapt in the dynamic educational technology landscape, as outlined in our filings.

Diversified Course Offerings and Revenue Contribution

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Tutoring: Classover offers a comprehensive range of tutoring courses tailored to the U.S. school curriculum and includes foreign languages such as Chinese, French, and Spanish. These courses are designed to cater to middle school and high school students, with various levels available in English Language Arts, Math, and Science. The tutoring segment has shown substantial revenue generation, accounting for 68.01% of our total revenues in 2022 and 70.96% in 2023, highlighting its significant role in our educational offerings.

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Afterschool Enrichment Program: Our afterschool enrichment program encompasses a wide array of subjects and activities, from niche interests like chess and coding to more broadly appealing courses such as guitar and Lego. We contract teachers who bring a wealth of industry experience and have achieved notable award and recognition in their fields. This segment contributed 31.44% of our revenues in 2022 and 23.22% in 2023. Based on continuous feedback from parents and students, as well as our ongoing analysis of market trends and demands, we periodically introduce new courses to keep our offerings aligned with learner interests.

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Competition and Examination Preparation: Introduced in 2022, our competition and examination preparation courses have quickly gained popularity, featuring programs like the AMC Math Competition, Debate Championship, and Math Kangaroo Olympiad. These courses are increasingly contributing to our revenue, representing 0.55% in 2022 and growing to 5.82% in 2023. This growth indicates a strong demand and an expanding market for rigorous academic preparation courses that equip students for competitive and high-stakes environments.

These diverse course offerings are integral to our strategy, providing a balanced approach to education that meets a wide range of student needs and preferences, thereby supporting our revenue growth and market expansion.

Marketing Consulting Revenue

In 2023, we started generating revenue by providing marketing consulting services. This shift is driven by the growing demand for effective student acquisition strategies among local learning centers and educational institutions, which seek to enhance their competitiveness. Marketing consulting services provided by the Company are designed to support local afterschool and tutoring centers. These services include developing effective student acquisition strategies, optimizing digital marketing efforts, and refining brand positioning and messaging. By leveraging the Company's extensive network of parents and students, along with its expertise in market analysis, digital marketing, and operational efficiency, local centers can improve their outreach, attract new students, and enhance their competitive edge. Currently, Classover has only one customer for its marketing consulting services, with a one-year term. The Company has not entered into any long-term agreements with this or any other customers.

Our Learning Experience

Our educational courses are delivered live through our proprietary website and mobile application, enabling us to provide a high-quality teaching environment while cost-effectively scaling student enrollment. We primarily offer our classes in small groups, with a maximum of six students per class. This size is strategically chosen to optimize the instructional quality and to enhance the learning experience by fostering higher levels of engagement and personalized interaction with each student.

The flexibility of our online platform allows students to access courses at various times throughout the day, accommodating different schedules and time zones, or to consistently attend the same classes as part of a regular schedule. This flexibility enhances the accessibility and convenience of our educational offerings, making it easier for students to integrate learning into their daily lives.

Furthermore, we provide our educators with comprehensive educational content, empowering them to prepare and instruct effectively. All instructional materials are carefully developed and continually updated by our dedicated course development team to ensure they meet high educational standards and cater to the evolving needs of our students. This meticulous approach to course preparation and delivery is fundamental to maintaining the integrity and effectiveness of our educational model.

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Our Students

Our success is fundamentally linked to our profound understanding of our students' unique needs and lifestyles. Our primary demographic comprises students who are deeply engaged in various extracurricular activities and require high-quality tutoring and homework assistance but face logistical constraints that limit their access to traditional physical education settings. These students are drawn to our platform seeking an engaging, interactive learning environment equipped with substantial teacher support and guidance. This comprehension of our students' requirements has been critical in shaping our tailored educational solutions and remains a cornerstone of our operational philosophy.

Since our founding, we have witnessed significant growth in our student base, a clear indicator of our robust brand reputation, effective marketing strategies, and our ongoing efforts to expand and diversify our course offerings. This has allowed us to cater to a wider range of educational needs and preferences. As of December 31, 2023 and 2022, we have 38,954 and 19,103 registered users, including 6,611 and 5,007 paid subscribers, respectively. Initially targeting the 4-12 age group, in 2022 we expanded our curriculum to include middle and high school students, extending our age demographic to 4-17 years. Currently, the majority of our students are aged between 5 and 12 years.

"Registered users" are individuals who have signed up and created an account on our platform. This group includes all users who access our services, regardless of whether they have made a financial commitment to our offerings. Registered users may take advantage of free trials, access limited content, or use basic features available at no cost. While registered users do not directly contribute to subscription revenue, they play a crucial role in the overall revenue strategy by expanding the potential market. They provide a pool of potential customers who can be converted into paying customers through targeted marketing and engagement strategies. Additionally, registered users might generate revenue through advertisements, in-app purchases, or by upgrading to paid plans.

"Paid subscribers," on the other hand, include those registered users who have opted for a subscription plan and have made a financial commitment to access our premium content and features. Paid subscribers also encompass customers who purchase lesson credit packages, allowing them to access specific lessons or courses without committing to a recurring subscription. These subscribers typically pay either a recurring fee, which can be monthly, quarterly, or annually, depending on the subscription model, or a one-time fee for lesson credit packages. Paid subscribers are the primary source of revenue for the company. The consistent and recurring nature of subscription payments ensures a steady revenue stream, while lesson credit packages offer flexibility and contribute additional non-recurring revenue. This combination supports the company's operational costs, development, and expansion plans.

Our operational reach is global, facilitated by our advanced website and mobile application, allowing us to serve a diverse student body over 30 countries. Our core market remains North America, with U.S.-based students contributing 56.8% of our revenue for 2023, respectively, while international students accounted for 43.2% during the same period. Students from International locations in 2023 include Australia, Canada, China, Ecuador, France, Germany, Greece, Hong Kong, Japan, Mexico, Netherlands, New Zealand, Panama, Peru, Singapore, Switzerland, Taiwan, Tanzania, United Arab Emirates, Uzbekistan, and Vietnam. This global footprint not only demonstrates the scalability and appeal of our educational offerings but also positions us strategically for sustained growth and enhanced market penetration in the education sector.

Our operational reach is global, facilitated by our advanced website and mobile application, allowing us to serve a diverse student body over 30 countries. Our core market remains North America, with U.S.-based students contributing 56.8% of our revenue for 2023, respectively, while international students accounted for 43.2% during the same periods. This global footprint not only demonstrates the scalability and appeal of our educational offerings but also positions us strategically for sustained growth and enhanced market penetration in the education sector.

Our Teachers

At the core of Classover's brand and reputation is our commitment to recruiting a team of highly accomplished and experienced educators. Given our online delivery model, the performance of each educator significantly impacts the learning experience of a multitude of students. To manage this effectively, we closely monitor the total number of teaching hours dedicated by our teachers regularly. This oversight helps ensure that we maintain an optimal balance of teacher availability to meet the needs of our expanding student enrollments and provide appropriate teaching assignments that match our teachers' skills and experience levels.

Our teachers, who are primarily engaged as independent contractors, play a crucial role in the delivery of our courses. As of the fiscal years ending December 31, 2022, and December 31, 2023, we had 545 and 731 teachers, respectively, contributing to our programs. The compensation for our teachers is based on the number of hours they teach, with variations in fees depending on the specific courses they deliver. Furthermore, we adjust service fees based on performance evaluations, which incorporate student reviews, the number of lessons taught, and the completion of ongoing training. This structured feedback mechanism, facilitated through our Student App, allows students to review and comment on their courses, providing us with valuable insights that inform both teacher development and course improvement efforts. This rigorous approach ensures that our educational offerings are consistently aligned with our high standards and our students' evolving needs.

We enter into formal contracts with our independent contractor teachers, specifying terms such as compensation, obligations, and confidentiality. Teachers are typically compensated at an hourly rate, with payments made monthly. They are responsible for their own expenses, and the Company does not offer reimbursement. Teachers have control over their schedules within the framework of the minimum required hours set by the Company and are required to pass a background check.

Additionally, these agreements emphasize the independent contractor status of our teachers, making it clear that they are not employees and are responsible for their own taxes. The contracts include indemnification clauses, requiring teachers to protect the Company from liabilities arising from their actions or breaches of the agreement. Confidentiality provisions ensure that all proprietary information is safeguarded, with teachers obliged to return all such information upon termination. The agreements are typically set for one year with automatic renewals, and either party may terminate the agreement with written notice.

Recruitment, training and support

We use multiple avenues to recruit teachers which include Indeed, Linkedin, Handshake, teacher recommendations, and word of mouth. We review resumes for several key criteria to determine if a candidate will be a good fit, before moving forward to the first interview. We accept teachers from a variety of different backgrounds but prefer at least one year of teaching experience, a bachelor’s degree in a related field, and teacher certification depending on the subject. At the first interview, we ask multiple questions relating to their teaching experience and content knowledge.

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Selected candidates go through both a demonstration and a technology test class for our team to evaluate their teaching style in a virtual environment. The technology test also ensures that the teacher knows what is expected of them in the class in terms of professionalism and teaching, and the demo class is evaluated by our Director of Learning. We use a rubric to evaluate the teacher based on teaching style, engagement style, content knowledge, and other criteria to ensure the teacher is a good fit for our program. Candidates that successfully pass the demo lesson will undergo a background check. When a teacher is hired, they will then receive onboarding training with one of our own teachers, to ensure that they know our expectations are for their classes.

Course Content Development

Classover's commitment to educational excellence is supported by a dedicated course content development team based in the United States. This team is tasked with the ongoing development, enhancement, and maintenance of our curriculum and course materials. In addition to creating robust educational content, the team is responsible for developing comprehensive training resources to ensure our teachers are well-prepared and informed about the latest educational methods and materials. A significant portion our course content is developed in-house allowing for a high level of quality control and the ability to quickly implement changes based on feedback or emerging educational trends.

We recognize the importance of continually improving and expanding our curriculum to meet the dynamic needs and interests of our students and their families. Our development team is actively involved in researching and identifying emerging trends and student interests to inform the creation of new courses. Regular updates and enhancements to our existing courses are part of our strategy to maintain the relevance and effectiveness of our educational offerings. Looking forward, we are committed to expanding our course catalog to include new subjects and topics, ensuring that we continue to meet the diverse interests and learning needs of our growing student body. This proactive approach to curriculum development is a cornerstone of our strategy to provide high-quality, engaging, and effective learning experiences.

Marketing

Classover employs a comprehensive array of marketing and promotional strategies to attract new customers, leveraging the exceptional quality of our course offerings to generate robust word-of-mouth promotion. This grassroots approach has proven effective in increasing brand awareness and facilitating organic growth in enrollments. Our belief in the strength of our courses to naturally inspire endorsements underscores our commitment to maintaining high educational standards that resonate with our students and their communities.

To optimize our outreach efforts, our sales and marketing force is organized into specialized teams, each dedicated to implementing customized strategies that align with the distinct needs and profiles of prospective students in various markets. These teams focus their efforts within specific geographic regions or on particular course offerings, allowing for a targeted approach to market penetration. By tailoring our strategies to the unique characteristics of different demographics and locations, we have developed a series of refined marketing tactics designed to maximize engagement and conversion rates effectively. This structured and strategic deployment of our marketing resources ensures that we continue to expand our customer base while maintaining alignment with our overall business objectives.

Referral Programs

We have established an effective customer referral mechanism, encouraging satisfied customers to recommend our courses to their friends and family. This method not only strengthens our customer network but also is a crucial means to increase sales. Central to our approach is leveraging the power of personal recommendations. We encourage our existing customers to refer our services to their friends and family by offering credit incentives. This method is effective across all our major markets as it builds on the trust between our customers and their personal networks, leading to higher conversion rates.

Social Media and Content Marketing

 We actively engage in a dynamic social media and content marketing strategy to enhance our online presence and engage with a broader audience. Through platforms such as Facebook, Instagram, Twitter, and LinkedIn, we share educational content, success stories, and updates about our courses, creating a vibrant community around our brand. Our content is carefully crafted to inform, educate, and inspire both current and prospective students, reinforcing our reputation as a leader in online education. By consistently providing value through these channels, we foster meaningful interactions and strengthen relationships with our audience, enhancing brand loyalty and encouraging further exploration of our educational offerings. This approach not only helps to attract new students but also keeps our existing community engaged and connected to our evolving curriculum and services.

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Targeted Advertising

We place ads on platforms frequented by our target demographic, such as educational forums, parenting blogs, and some platforms. This ensures that our marketing efforts reach those most likely to be interested in our services.

Incentive Mechanisms

To encourage the sharing of positive learning experiences, we offer rewards such as additional course credits. This not only motivates our current customers to spread the word but also attracts new customers looking for proven educational solutions.

Sales Process

The sales leads generated by our various marketing channels are initially handled by our sales team. The primary function of our sales representatives is to encourage prospective students who have registered their information on our online and mobile platforms to sign-up for free trial lessons and to assist with the sign-up process.

We offer free trial lessons to prospective students. In addition to giving prospective students a preview of our interactive learning experience. Once prospective students have completed their trial lessons, our dedicated course consultants will offer feedback on the results. Based on this assessment and the data we had gathered from the student, our staff recommend an appropriate starting level and provide advice as to the most appropriate course package and study plan for each prospective student.

Besides new sales leads, we also generate sales through course renewal and cross-sale. Due to our high quality course products and dedicated educational services, we are able to maintain a high level of satisfaction among our students and their parents. With positive user experience and assistance and counseling from our tutors, many parents and students are willing to enter into the next level of the same course or enroll in other courses covering different subject matters.

Our Pricing Strategy

In accordance with our pricing strategy, our course fees primarily operate on a per-course basis, offering three key pricing alternatives:

•	Prepaid lesson credit packages: Users purchase lesson credits corresponding to a specific monetary amount, such as $499 for 36 credits. These credits are deducted as users attend classes.
•	Unlimited passes: Time-based unlimited passes allow users to access unlimited classes for a set duration, such as $499 for one month or $998 for three months.
•

Test and competition prep programs: Tailored for competition preparation, typically consisting of 30 hours of instruction to assist students in preparing for competitions or exams, priced ranging from $300 to $1,200 for the each program.

Our small group classes are priced at 2 credits each, while each private 1-on-1 tutoring session costs 5 credits. We reserve the right to adjust the prices of our credits and passes periodically, considering factors such as competitor analysis, prevailing economic conditions, cost considerations, and other relevant market factors.

The predominant attendance within our course offerings is attributable to holders of unlimited passes. In response to heightened costs stemming from increased teacher compensation linked to these passes, our strategic focus is on optimizing student enrollment in small-sized classes. Specifically, within our small group class framework, our cost optimization strategy entails maximizing class capacity to near full levels, with six students per live session. This approach is instrumental in facilitating our pursuit of maximum achievable margins.

We accept fee payments through major third-party online payment solutions in Stripe, Paypal-Braintree and Pocky. These providers typically charge processing fees ranging from 2% to 3% per transaction.

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Competition

We operate in a highly competitive educational market, where we contend with both direct and indirect competitors spanning online, offline, and technologically driven domains. Our competition includes a variety of entities, each specializing in different modes of education delivery. In the realm of online live-streaming education, entities like LingoAce and Think Academy serve as direct competitors, offering real-time interactive classes that closely mimic our own model. In the offline sector, traditional tutoring services such as Kumon and Mathnasium provide in-person educational support, catering to customers who prefer a physical classroom setting. Additionally, we face competition from AI-driven learning platforms like Duolingo and Coursera, which utilize advanced technology to offer self-paced learning environments that are increasingly popular among learners seeking flexibility.

The competitive landscape in which we operate requires us to excel in several key areas to successfully attract, engage, and retain customers. Factors such as pricing strategies, diversity and quality of course offerings, caliber of instructors, and overall brand awareness and reputation play critical roles in differentiating our services from those of our competitors. Moreover, technological advancements in our platform are essential to enhance user experience and instructional quality, thereby bolstering our competitive position. Our ability to maintain a compelling value proposition is crucial not only for attracting students but also for retaining high-quality teachers who are fundamental to our educational delivery.

Despite the intense competition, some of our competitors possess longer operating histories, more established brand identities, and superior financial, technical, or marketing resources compared to ours. These advantages could potentially pose challenges in various aspects of our operations, including market penetration and talent acquisition. Recognizing these challenges, we continuously strive to innovate and improve our offerings and operational capabilities. For a detailed discussion of the risks associated with our competitive environment and how they might impact our business, refer to the "Risk Factors" section of our filings, see “Risk Factors - Risks Relating to Our Business and Industry – We face competition from established as well as other emerging companies, which could divert customers to our competition, result in pricing pressure, reduced operating margins, loss of market share, departure of qualified teachers and significantly reduce our revenue.”

Seasonality

Seasonal fluctuations have affected, and may affect our business in the future. We experienced greater participation rates for our courses in terms of numbers of hours during the summer holidays each year, particularly in the months of July and August. Due to our limited operating history, the seasonal trends that we have experienced in the past may not be indicative of our future operating results. Our financial condition and results of operations for future periods may continue to fluctuate.

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Legal Proceedings

From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, in the opinion of our management, would individually or taken together have a material adverse effect on our business, financial condition, results of operations or cash flows. Regardless of outcome, litigation can have an adverse impact on us due to defense and settlement costs, diversion of management resources, negative publicity, reputational harm and other factors.

Intellectual Property

We seek to protect our intellectual property by relying on a combination of federal, state and common law in the United States, as well as on contractual measures. We use a variety of measures, such as trademarks, trade secrets and copyrights, to protect our intellectual property. We also place appropriate restrictions on our proprietary information to control access and prevent unauthorized disclosures, a key part of our broader risk management strategy.

Proprietary Cross-Platform Teaching and Learning Technology

Our proprietary cross-platform teaching and learning technology is a key asset that underpins our educational services. This technology focuses on creating an interactive learning experience through features such as student-teacher matching, lesson scheduling, and efficient course enrollment. It is designed to provide a seamless and engaging learning experience across different devices and platforms, including web and mobile applications. We have not yet filed patents for this technology and are actively evaluating the feasibility of intellectual property protection to ensure our innovations are adequately safeguarded.

Proprietary 'TALENT' Teaching Method

The 'TALENT' teaching method is another critical component of our intellectual property portfolio. This proprietary method encompasses a unique blend of pedagogical techniques and curriculum design principles aimed at enhancing student engagement and learning outcomes. We protect the specific methodologies, curriculum materials, and instructional strategies as trade secrets. Although we have not filed for copyrights on the 'TALENT' teaching method, we may do so in the future as applicable. Additionally, we are constantly improving and optimizing the 'TALENT' teaching method to ensure it remains effective and relevant. Unlike patents, trade secrets can offer indefinite protection as long as the information remains confidential and undisclosed.

Trademarks and Brand Identifiers

Classover has yet to register trademarks for the name "Classover" and its logo. We anticipate initiating the trademark application process promptly. However, the approval of these trademarks is not assured. We believe that our name, logo, and other trademarks serve as crucial brand identifiers for our clientele.  Once registered, trademarks can provide protection for an initial period of 10 years, with the possibility of renewal for additional 10-year periods, contingent upon continued use and the timely filing of renewal documents.

By employing a comprehensive strategy that combines various forms of intellectual property protection, we aim to safeguard our innovations and maintain a competitive edge in the educational technology market.

Facilities

We do no not own any real property. We lease our headquarter at 450 7th Avenue, New York, New York 10123 of approximately 7,000 square feet. We consider our current office space sufficient to meet our current needs and that suitable additional space will be available as and when needed.

Insurance

We believe our insurance coverage is adequate to insure against the risks relating to our operations, given the size and nature of our business. Our insurance coverage includes workers compensation and employers liability. We believe that our insurance coverage is in line with our industry norm. We review our insurance policies from time to time for adequacy in the breadth of coverage.

Employees

As of December 31, 2023, we employed 11 full-time and 3 part-time employees in the United States. To date, Classover has not experienced any work stoppages and maintains good working relationships with its employees. None of Classover’s employees are subject to a collective bargaining agreement or are represented by a labor union at this time.

Recent Sales of Unregistered Securities

Between February 2022 and March 2024, the Company issued convertible notes totaling $1.75 million. These notes will be convertible into Class B Common Stock at or before the closing of the Business Combination. Such securities were issued pursuant to the exemption from registration contained in Rule 506(b) of the Securities Act.

On January 7, 2024, the Company issued 78,500 ordinary shares to a service provider as compensation for assisting with certain marketing communication and strategy-related services.  Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

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CLASSOVER’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Throughout this section, unless otherwise noted “we”, “us”, “our”, or the “Company,” refers to the Company and its consolidated subsidiaries. You should read the following discussion and analysis in conjunction with the Company’s consolidated financial statements, which the Company has prepared in accordance with GAAP, included elsewhere in this proxy statement. This discussion contains forward-looking statements that involve risks and uncertainties. the Company’s actual results and timing of events could differ materially from those anticipated in these forward-looking statements due to various factors, including those set forth under “Risk Factors” and elsewhere in this proxy statement/prospectus.

Overview

We are an online enrichment class platform that offers over 40 courses taught by experienced, independent educators. Our program caters to children aged 4 to 17, providing personalized attention and a supportive learning environment. Unlike traditional classes, we give students the unique opportunity to explore their interest in-depth via interactive, live streaming courses with flexible time slots. Although we have incurred continuing losses from operations and net losses in the past few years, our business has experienced rapid growth in sales. Our total revenue increased by $231,635, or 31%, from $747,299 for the three months ended September 30, 2023, to $978,934 for the three months ended September 30, 2024. Our gross profit increased by $114,416, from $428,637 for the three months ended September 30, 2023, to $543,053 for the three months ended September 30, 2024. Gross profit margin decreased from 57% for the three months ended September 30, 2023 to 55% for the three months ended September 30, 2024. Our total revenue increased by $518,715, or 23%, from $2,286,115 for the nine months ended September 30, 2023, to $2,804,830 for the nine months ended September 30, 2024. Our gross profit increased by $272,932, from $1,274,729 for the nine months ended September 30, 2023, to $1,547,661 for the nine months ended September 30, 2024. Gross profit margin decreased from 56% for the nine months ended September 30, 2023 to 55% for the nine months ended September 30, 2024. Our total revenue increased by $1,198,117, or 63%, from $1,898,718 for the year ended December 31, 2022, to $3,096,835 for the year ended December 31, 2023. Our gross profit increased by $1,623,886, from $34,970 for the year ended December 31, 2022, to $1,658,856 for the year ended December 31, 2023. Gross profit margin increased from 2% for the year ended December 31, 2022 to 54% for the year ended December 31, 2023, representing an increase of 52%.

Business Model

We know it’s easier to learn when students are interested, so we are all about variety. Our platform offers a wide breadth of affordable enrichment programs including language, science, technology, engineering, arts, mathematics, music, and many more. Since our platform handles enrollments, record keeping, and many other tasks that usually take up educators’ time, our educator can focus on sharing knowledge about topics they love with our students.

We analyze data gathered on our platform to better determine our students’ most relevant needs, helping us match them with relevant courses and learning paths, driving higher satisfaction. Once a learner enrolls in a course, we strive to provide an effective learning experience through tutoring, assessments, Q&As, and interactive exercises.

We provide time-based subscriptions and credit-based subscriptions to our online courses. For time-based subscriptions, we provide students with unlimited access to our course for a specified period of time. For credit-based subscriptions, we offer our students the flexibility to take courses at any time up to the limit of their prepaid balance.

Key Factors Affecting Our Performance

Our results of operations and financial condition have been, and will continue to be, affected by a number of factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this prospectus titled “Risk Factors.”

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Ability to attract new registered users and paid subscribers

Our business model is dependent upon our ability to grow and maintain a large user base, and it also requires that we grow and keep registered users and paid subscribers. As of September 30, 2024 and 2023, we have 34,669 and 56,365 registered users, including 6,624 and 8,311 paid subscribers, respectively.

"Registered users" are individuals who have signed up and created an account on our platform. This group includes all users who access our services, regardless of whether they have made a financial commitment to our offerings. Registered users may take advantage of free trials, access limited content, or use basic features available at no cost. While registered users do not directly contribute to subscription revenue, they play a crucial role in the overall revenue strategy by expanding the potential market. They provide a pool of potential customers who can be converted into paying customers through targeted marketing and engagement strategies. Additionally, registered users might generate revenue through advertisements, in-app purchases, or by upgrading to paid plans.

"Paid subscribers," on the other hand, include those registered users who have opted for a subscription plan and have made a financial commitment to access our premium content and features. Paid subscribers also encompass customers who purchase lesson credit packages, allowing them to access specific lessons or courses without committing to a recurring subscription. These subscribers typically pay either a recurring fee, which can be monthly, quarterly, or annually, depending on the subscription model, or a one-time fee for lesson credit packages. Paid subscribers are the primary source of revenue for the company. The consistent and recurring nature of subscription payments ensures a steady revenue stream, while lesson credit packages offer flexibility and contribute additional non-recurring revenue. This combination supports the company's operational costs, development, and expansion plans.

Ability to retain existing paid subscribers and customer relationships

Our ability to increase our revenues and profitability will depend on the ability to retain our existing customers as well as to convert registered users to paid subscribers.

Ability to attract and retain high quality independent teacher contractors

We believe that students are attracted to us largely because of the high quality and wide selection of enrichment and academic lessons offered by our high quality independent teacher contractors, and that continuing to attract and retain many high quality educator partners will be an important factor in attracting registered users and paid subscribers and increasing our revenue over time. We believe that our reach, reputation, and generous compensation provide an attractive value proposition for educators to partner with us to develop and distribute enrichment content. To be the platform of choice for educator partners, we continue to invest in increasing the size and engagement of our user base, improving recommendation and personalization features, and developing marketing capabilities that drive higher conversions. As of September 30, 2024 and 2023, we have 899 and 693 educator partners working with us, respectively.

Operating Efficiency

Our ability to maintain and increase profitability also depends on our ability to effectively control our costs and expenses. The significant component of our cost of revenues is the compensation expense to our educators. Our gross profit margin decreased from 57% for the three months ended as of September 30, 2023 to 55% for the three months ended as of September 30, 2024 due to an increase in operating expenses primarily driven by higher compensation expenses. Our gross profit margins decreased from 56% for the nine months ended as of September 30, 2024 to 55% for the nine months ended as of September 30, 2023. Our gross profit margin increased from 2% for the year ended December 31, 2022 to 54% for the year ended December 31, 2023 due to the increase of class size. We pay our educators based on the number of hours they teach. In addition, we initiated time limit on certain courses, which encouraged students to pick courses in a shorter period of time, which also lead to an increase in the number of students in each class. However, to ensure quality of our online courses, we generally keep our student to teacher ratio within 6:1.

Key Components of Results of Operations

Revenues

We have two predominant sources of revenue (i) time-based subscriptions and (ii) credit-based subscriptions to our online courses. Customers are required to pay in advance to enroll for course. In 2023, we started generating consulting revenue by providing marketing consulting services.

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Cost of revenues

Cost of revenue consists of streaming services, third-party payment processing fees, and compensation for teachers and certain employees.

Selling expenses

Selling expenses consist primarily of advertising costs on social media platforms such as Google and WeChat.

General and administrative expenses

General and administrative expenses consist primarily of (i) compensation for our management and administrative personnel, (ii) expenses in connection with operation supporting functions such as legal, accounting, consulting, and other professional service fees, and (iii) office rental, depreciation, and other administrative related expenses.

Research and Development Expenses

Our research and development expenses include compensation-related expenses to the outsourced subcontractors for maintenance of our online learning platform.

Results of Operations

For the three months ended September 30, 2024 and 2023

The following table summarizes our results of operations for the periods presented. The results below are not necessarily indicative of results to be expected for future periods.

	For the Three Months Ended September 30,
	2024	2023	Variance	%
	(Unaudited)	(Unaudited)
Revenues:
Service revenues	$878,934	$747,299	$131,635	18%
Consulting revenues (related party)	100,000	-	100,000	-

Total revenues	978,934	747,299	231,635	31%

Cost of revenues:
Cost of revenues	435,881	318,662	117,219	37%

Total cost of revenues	435,881	318,662	117,219	37%

Gross profit	543,053	428,637	114,416	27%

Operating expenses:
Selling and marketing	165,315	117,684	47,631	40%
General and administrative	546,389	401,057	145,332	36%
Research and development	5,053	4,732	321	7%

Total operating expenses	716,757	523,473	193,284	37%

(Loss) from operations	(173,704)	(94,836)	(78,868)	83%

Interest and other expense	(2,916)	(1,382)	(1,534)	111%

(Loss) before provision for income taxes	(176,620)	(96,218)	(80,402)	84%
Provision for income taxes	-	-	-	-

Net (loss)	$(176,620)	$(96,218)	$(80,402)	84%

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Revenue

The summary information by revenue stream are as follows:

	For the Three Months Ended September 30,		Variance	Variance
	2024	2023	Amount	%
Revenues:
Service revenues	$878,934	$747,299	$131,635	18%
Consulting revenues (related party)	100,000	-	100,000	100%
Total	$978,934	$747,299	$231,635	31%

Our total revenue increased by $231,635, or 31% from $747,299 for the three months ended September 30, 2023, to $978,934 for the three months ended September 30, 2024.

The increase in revenues was mainly due to an increase in service revenues and a new revenue stream (consulting services) that we start generating in the fourth quarter of 2023. Service revenues increased by $131,635, or 18%, from $747,299 for the three months ended September 30, 2023, to $878,934 for the three months ended September 30, 2024. The increase was driven by an increase in credit-based subscriptions and courses delivered during the third quarter of 2024. In the fourth quarter of 2023, we added a new revenue stream by providing marketing consulting services to Genius Kid Class LLC, one of our related parties. Consulting revenue generated for the third quarter was $100,000.

Costs of Revenue

	For the Three Months Ended September 30,		Variance	Variance
	2024	2023	Amount	%
Compensation	$392,294	$299,043	$93,251	31%
Payment Processing Fee	19,286	17,120	2,167	13%
Streaming Services	24,300	2,500	21,800)	872%
Total	$435,881	$318,663	$117,218	37%

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Cost of revenues increased by $117,218, or 37%, from $318,663 for the three months ended September 30, 2023, to $435,881 for the three months ended September 30, 2024.

Compensation expenses mainly comprise of wages for independent educators and certain employees directly involved in providing services. Compensation expenses increased by $93,251, or 31%, from $299,043 for the three months ended September 30, 2023, to $392,294 for the three months ended September 30, 2024, driven by an increase in registered users and courses delivered during the third quarter of 2024. Additionally, Classover invested in the educator partners to enhance the competition class offering, including AMC math competition preparation class and Math Kangaroo. The cost of streaming service increased by $21,800, or 872%, from $2,500 for the three months ended September 30, 2023, to $24,300 for the three months ended September 30, 2024, driven by an increase in the class sessions provided in the third quarter of 2024. Additionally, we received a promotional offer from service vendors in the third quarter of 2023 which waived fees for the period.

Gross profit margin

Our gross profit and gross profit margin of the two revenue streams are summarized as follows:

	For the Three Months Ended September 30,
	2024	2023	Variance
Service revenues
Gross profit	$473,423	$428,636	44,787
Gross margin	54%	57%	-3%
Consulting revenues (related party)
Gross profit	$69,630	$-	69,630
Gross margin	70%	-	70%
Total
Gross profit	$543,053	$428,637	114,416
Gross margin	55%	57%	-2%

The total gross profit margin decreased from 57% for the three months ended September 30, 2023 to 55% for the three months ended September 30, 2024, as a result of increasing cost of revenue during the third quarter of 2024.

Classover’s gross margin of service revenue decreased from 57% for the three months ended September 30, 2023 to 54% for the three months ended September 30, 2024. The decrease was mainly due to an increase in compensation expenses in the third quarter of 2024. Our compensation expenses increased by a total of $93,251 in the third quarter of 2024 as compared to the third quarter last year.

Our gross margin of consulting revenue was 70% for the three months ended September 30, 2024. Our gross margin of consulting services is generally  higher than subscription services. If our consulting revenue grew faster than our subscription revenue in the future, our overall margin is likely to benefit from the shift in revenue mix, and vice versa.

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Operating expenses

During the three months ended September 30, 2024, we incurred a total of $716,757 operating expenses, an increase of $193,284, or 37%, as compared to a total of $523,473 during the three months ended September 30, 2023.

Selling expenses increased by $47,631, or 40% from $117,684 for the three months ended September 30, 2023, to $165,315 for the three months ended September 30, 2024. Selling expenses include sales personnel payroll expenses, marketing and promotion expenses, and meals and entertainment expenses in relation to sales activities.

There was an approximately 56% increase in sales personal payroll expenses from $101,726 in the three months ended September 30, 2023 to $159,011 in the three months ended September 30, 2024. The increase was primarily due to the hiring of additional marketing personnel to support the implementation of enhanced marketing activities. This strategic expansion of the marketing team resulted in higher payroll expenditures.

General and administrative expenses increased by $145,332, or 36% from $401,057 for the three months ended September 30, 2023, to $546,389 for the three months ended September 30, 2024. Our general and administrative expenses include compensation related to the administrative personnel, amortization and depreciation expenses, rent, and other general expenses. The increase was primarily attributable to increasing compensation and other general expenses.

There was an approximately 23% increase in our compensation expenses from $301,907 in the three months ended September 30, 2023 to $371,246 in the three months ended September 30, 2024. This increase in compensation expenses was primarily driven by our decision to hire additional contractors for marketing-related duties aimed at expanding our brand awareness. While this led to a rise in overall compensation costs, the investment was strategically made to enhance our market presence and support our efforts to generate increased service revenue.

The increase in other general expenses was primarily attributable to professional fee expenditures in 2024 when we incurred legal fee, consulting fee, and accounting fee in connection with our intended merger with BFAC. As a result, our other general expenses tripled from $35,543 in the three months ended September 30, 2023 to $88,069 in the three months ended September 30, 2024.

Research and development expenses increased by $21, or 7%, from $4,731 for the three months ended September 30, 2023, to $5,053 for the three months ended September 30, 2024.

Interest and other

Interest and other expenses for the three months ended September 30, 2024, was $2,916 as compared to $1,382 for the three months ended September 30, 2023.

Provision for income taxes

Classover had no income tax provision for the three months ended September 30, 2024 and 2023 as we made fully allowance on the deferred tax assets as we have determined that it is not more likely than not that the assets will be realized.

Net Loss

As a result of the combination of factors discussed above, our net loss increased from $96,218 for the three months ended September 30, 2023 to $176,620 for the three months ended September 30, 2024.

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For the nine months ended September 30, 2024 and 2023

The following table summarizes our results of operations for the periods presented. The results below are not necessarily indicative of results to be expected for future periods.

	For the Nine months Ended September 30,
	2024	2023	Variance	%
	(Unaudited)	(Unaudited)
Revenues:
Service revenues	$2,504,830	$2,286,115	$218,715	10%
Consulting revenues (related party)	300,000	-	300,000	-

Total revenues	2,804,830	2,286,115	518,715	23%

Cost of revenues:
Cost of revenues	1,257,169	1,011,386	245,783	24%

Total cost of revenues	1,257,169	1,011,386	245,783	24%

Gross profit	1,547,661	1,274,729	272,932	21%

Operating expenses:
Selling and marketing	421,909	363,574	58,335	16%
General and administrative	1,605,515	1,222,054	383,461	31%
Research and development	29,971	15,625	14,346	92%

Total operating expenses	2,057,395	1,601,253	456,142	28%

(Loss) from operations	(509,734)	(326,524)	(183,210)	56%

Interest and other expense	(6,794)	(6,302)	(492)	8%

(Loss) before provision for income taxes	(516,528)	(332,826)	(183,702)	55%
Provision for income taxes	-	-	-	-

Net (loss)	$(516,528)	$(332,826)	$(183,702)	55%

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Revenue

The summary information by revenue stream are as follows:

	For the Nine months Ended September 30,		Variance	Variance
	2024	2023	Amount	%
Revenues:
Service revenues	$2,504,830	$2,286,115	$218,715	10%
Consulting revenues (related party)	300,000	-	300,000	100
	$2,804,830	$2,286,115	$518,715	23%

Our total revenue increased by $518,715, or 23%, from $2,286,115 for the nine months ended September 30, 2023, to $2,804,830 for the nine months ended September 30, 2024.

The increase in the revenue was mainly due to an increase in service revenues and a new revenue stream (consulting services) created in the fourth quarter of 2023. Service revenues increased by $218,715, or 10%, from $2,286,115 for the nine months ended September 30, 2023, to $2,504,830 for the nine months ended September 30, 2024. The increase was driven by an increase in credit-based subscriptions and courses delivered during 2024. In the fourth quarter of 2023, we added a new revenue stream by providing marketing consulting services to Genius Kid Class LLC, one of our related parties. Consulting revenue generated each quarter was $100,000.

Costs of Revenue

	For the Nine months Ended September 30,		Variance	Variance
	2024	2023	Amount	%
Compensation	$1,132,408	$904,606	$227,802	25%
Payment Processing Fee	58,206	56,305	1,901	3%
Streaming Services	66,555	50,475	16,080	32%
Total	$1,257,169	$1,011,386	$245,783	24%

Cost of revenues increased by $245,783, or 24%, from $1,011,386 for the nine months ended September 30, 2023, to $1,257,169 for the nine months ended September 30, 2024.

Compensation expenses mainly comprise of wages for independent educators and certain employees directly involved in providing services. Compensation expenses increased by $227,802, or 25%, from $904,606 for the nine months ended September 30, 2023, to $1,132,408 for the nine months ended September 30, 2024, driven by an increase in registered users and courses delivered during 2024. Additionally, Classover invested in the educator partners to enhance the competition class offering, including AMC math competition preparation class and Math Kangaroo. The cost of streaming service increased by $16,080, or 32%, from $50,475 for the nine months ended September 30, 2023, to $66,555 for the nine months ended September 30, 2024, driven by an increase in the class sessions provided in 2024. Additionally, we received a promotional offer from service vendors in the third quarter of 2023 which waived fees for the period.

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Gross profit margin

Our gross profit and gross profit margin of the two revenue streams are summarized as follows:

	For the Nine months Ended September 30,
	2024	2023	Variance
Service revenues
Gross profit	1,307,257	1,274,729	32,528
Gross margin	52%	56%	-4%
Consulting revenues (related party)
Gross profit	240,404	-	240,404
Gross margin	80%	-	80%
Total
Gross profit	1,547,661	1,274,729	272,932
Gross margin	55%	56%	-1%

The total gross profit margin has decreased from 56% for the nine months ended as of September 30, 2024 to 55% for the nine months ended as of September 30, 2023. Classover’s gross margin of service revenue decreased from 56% for the nine months ended September 30, 2023 to 52% for the nine months ended September 30, 2024 mainly due to an increase in compensation expense in 2024. Our compensation expenses increased by a total of $ $227,802 in 2024.

Our gross margin of consulting revenue was 80% for the nine months ended September 30, 2024. We expect the gross margin of consulting services to be higher than subscription services. If our consulting revenue grow faster than our subscription revenue, our overall margin is likely to benefit from the shift in revenue mix.

Operating expenses

During the nine months ended September 30, 2024, we incurred a total of $2,057,395 operating expenses, an increase of $456,142, or 28%, as compared to a total of $1,601,253 during the three months ended September 30, 2023.

Selling expenses increased by $58,335, or 16% from $363,574 for the nine months ended September 30, 2023, to $421,909 for the nine months ended September 30, 2024. Selling expenses include sales personnel payroll expenses, marketing and promotion expenses, and meals and entertainment expenses in relation to sales activities.

There was an approximately 32% increase in sales personal payroll expenses from $282,225 in the nine months ended September 30, 2023 to $372,183 in the nine months ended September 30, 2024. The increase was primarily due to the hiring of additional marketing personnel to support the implementation of enhanced marketing activities. This strategic expansion of the marketing team resulted in higher payroll expenditures.

General and administrative expenses increased by $383,461, or 31% from $1,222,054 for the nine months ended September 30, 2023, to $1,605,515 for the nine months ended September 30, 2024. Our general and administrative expenses include compensation related to the administrative personnel, amortization and depreciation expenses, rent, and other general expenses. The increase was primarily attributable to increasing compensation and other general expenses.

There was an approximately 9% increase in our compensation expenses from $301,907 in the nine months ended September 30, 2023 to $371,246 in the nine months ended September 30, 2024. This increase in compensation expenses was primarily driven by our decision to hire additional contractors for marketing-related duties aimed at expanding our brand awareness. While this led to a rise in overall compensation costs, the investment was strategically made to enhance our market presence and support our efforts to generate increased service revenue.

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The increase in other general expenses was primarily attributable to professional fee expenditures in 2024 when we incurred legal fee, consulting fee, and accounting fee expense in connection with intended merger with Battery Future Acquisition Corp. (“BFAC”). Our other general expenses tripled from $96,686 in the nine months ended September 30, 2023 to $353,836 in the nine months ended September 30, 2024.

Research and development expenses increased by $14,346, or 92%, from $15,625 for the nine months ended September 30, 2023, to $29,971 for the nine months ended September 30, 2024. In the first quarter of 2024, we paid $15,200 for the maintenance fees for applications designed by our organization—Classover Parent and Classover Student. Additionally, we incurred a cost of $3,291 for the development of new functionalities required for business needs.

 Interest and other

There was no material change on interest and other expenses for the nine months ended September 30, 2024, which was $6,794 as compared to $6,302 for the nine months ended September 30, 2023.

Provision for income taxes

Classover had no income tax provision for the nine months ended September 30, 2024 and 2023 as we made fully allowance on the deferred tax assets as we have determined that it is not more likely than not that the assets will be realized.

Net Loss

As a result of the combination of factors discussed above, our net loss increased from $332,826 for the nine months ended September 30, 2023 to $516,528 for the nine months ended September 30, 2024.

 For the year ended December 31, 2023 and 2022

The following table summarizes our results of operations for the years presented. The results below are not necessarily indicative of results to be expected for future periods.

	For the year ended December 31, 2023	For the year ended December 31, 2022	Variance $	Variance %

Revenues:
Service revenues	$2,996,835	$1,898,718	$1,098,117	58%
Consulting revenues (related party)	100,000	-	100,000	100%

Total revenues	3,096,835	1,898,718	1,198,117	63%

Cost of revenues:
Cost of revenues	1,437,979	1,863,748	(425,769)	-23%

Total cost of revenues	1,437,979	1,863,748	(425,769)	-23%

Gross profit	1,658,856	34,970	1,623,886	4644%

Operating expenses:
Selling and marketing	505,518	561,941	(56,423)	-10%
General and administrative	1,714,900	1,669,262	45,638	3%
Research and development	26,730	148,149	(121,419)	-82%

Total operating expenses	2,247,148	2,379,352	(132,204)	-6%

(Loss) from operations	$(588,292)	$(2,344,382)	$1,756,090	-75%

Other income
Other income	163,267	25,148	138,119	549%
Other expense	(8,030)	(6,662)	(1,368)	21%

Total other income, net	155,237	18,486	136,751	740%

(Loss) before provision for income taxes	(433,055)	(2,325,896)	1,892,841	-81%
Provision for income taxes	-	-	-	-

Net (loss)	$(433,055)	$(2,325,896)	$1,892,841	-81%

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Revenue

The summary information by revenue stream are as follows:

	For the year ended December 31,		Variance	Variance
	2023	2022	Amount	%
Service revenues	$2,996,835	$1,898,718	$1,098,117	58%
Consulting revenues (related party)	100,000	-	100,000	100
Total	$3,096,835	$1,898,718	$1,198,117	63%

 Our total revenue increased by $1,198,117, or 63% from $1,898,718 for the year ended December 31, 2022, to $3,096,835 for the year ended December 31, 2023.

The increase in the revenue was primarily driven by increasing enrollment and a higher student to teacher ratio in each class. Service revenues increased by $1,098,117, or 58%, from $1,898,718 for the year ended December 31, 2022, to $2,996,835 for the year ended December 31, 2023, driven by an increase in credit-based subscriptions and the number of student class participations during 2023. In 2023, we added a new revenue stream by providing marketing consulting services to Genius Kid Class LLC, one of our related parties. Consulting revenue generated in 2023 was $100,000.

Costs of Revenue

	For the year ended December 31,		Variance	Variance
	2023	2022	Amount	%
Compensation	$1,298,917	$1,583,513	$(284,596)	(18)%
Payment Processing Fee	75,206	83,025	(7,819)	(9)
Streaming Services	63,856	197,211	(133,355)	(68)
Total	$1,437,979	$1,863,748	$(425,769)	(23)%

Cost of revenues decreased by $425,769, or 23%, from $1,863,748 for the year ended December 31, 2022, to $1,437,979 for the year ended December 31, 2023.

Despite the rise in student participations, compensation expenses for independent educators and employees directly involved in providing services decreased by $284,596, or 18%, from $1,583,513 for the year ended December 31, 2022, to $1,298,917 for the year ended December 31, 2023. This reduction in compensation expenses was achieved by optimizing class size efficiency to a higher student-to-teacher ratio, leading to more student participation revenue while reducing the number of teaching hours required by our instructors. The cost of lesson streaming and recording service decreased by $133,356, or 68%, from $197,211 for the year ended December 31, 2022, to $63,855 for the year ended December 31, 2023, as we were able to leverage our increasing scale to negotiate lower fee packages from the third party vendors offering video streaming and recording storage services via API to our Classover learning app.

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Gross profit margin

Our gross profit and gross profit margin from the two revenue streams are summarized as follows:

	For the year ended December 31,
	2023	2022	Variance
Service revenues
Gross profit	1,571,356	34,970	1,536,386
Gross margin	52%	2%	51%
Consulting revenues (related party)
Gross profit	87,500	-	87,500
Gross margin	88%	-	88%
Total
Gross profit	1,658,856	34,970	1,623,886
Gross margin	54%	2%	52%

 The total gross profit margin increased from 2% in 2022 to 54% in 2023, as a result of our increasing service revenues and decreasing cost of revenue during 2023.

The Company’s gross margin of service revenue increased from 2% for the year ended December 31, 2022 to 52% for the year ended December 31, 2023, mainly due to a decrease in compensation expense and streaming services in 2023. Our compensation and streaming expenses decreased by a total of $430,450 in 2023, accounting for 98% of the total cost reduction of $438,269 in 2023, which led to an increase in gross profit.

Our gross margin of consulting revenue was 88% for the year ended December 31, 2023. We expect the gross margin of consulting services to be higher than subscription services. If our consulting revenue grow faster than our subscription revenue, our overall margin is likely to benefit from the shift in revenue mix.

Operating expenses

During the year ended December 31, 2023, we incurred a total of $2,083,881 operating expenses, a decrease of $270,323, or 11%, as compared to a total of $2,354,204 during the year ended December 31, 2022.

Selling expenses decreased by $56,423, or 10% from $561,941 for the year ended December 31, 2022, to $505,518 for the year ended December 31, 2023. Selling expenses include sales personnel payroll expenses, marketing and promotion expenses, and meals and entertainment expenses in relation to sales activities.

There was an approximately 8% decrease in our sales personnel payroll expenses from $447,331 in 2022 to $409,263 in 2023. The decline in sales personnel payroll expenses was primarily attributable to the implementation of a performance-based compensation model that aligns incentives more closely to the Company’s overall performance. Additionally, our investment in sales training and enablement tools has led to increased efficiency among sales personnel, easing the need for a larger workforce. These strategic measures have collectively contributed to a more cost-effective payroll structure without compromising revenue growth.

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There was an approximately 16% decrease in our marketing and promotional expenses from $ 114,610 in 2022 to $96,254 in 2023. The reduction in marketing and promotional expenses as primarily achieved through the implementation of strategic cost saving measures, specifically the reduction of expenditures on social media companies and channels. Additionally, we engaged in collaborative partnerships with social influencers in the education sector to bolster audience engagement, leveraging their audience base for more targeted and impactful outreach efforts. Notably, the results delivered by our influencer partners are more promising as compared to traditional marketing, and more importantly, at a lower cost.

General and administrative expenses decreased by $92,481, or 6% from $1,644,114 for the year ended December 31, 2022, to $1,551,633 for the year ended December 31, 2023. Our general and administrative expenses include compensation related to the administrative personnel, amortization and depreciation expenses, rent, and other general expenses.

There was an approximately 9% decrease in our compensation expenses to administrative personnels from $1,294,856 in 2022 to $1,173,111 in 2023, which was the primarily attribution to the decrease of general and administrative expenses. The reduction in compensation expenses was primarily attributable to the adoption of remote and outsource model. This transition facilitated a decrease in payroll expenditures. Notably, our remote personnel continue to be overseen and supervised by the headquarters, ensuring seamless human resource management while effectively reducing payroll costs.

Research and development expenses decreased by 121,419, or 82%, from $148,149 for the year ended December 31, 2022, to $26,730 for the year ended December 31, 2023. In 2023, we did not incur any expenditures related to software development. In 2022, we paid $130,429.72 for the services rendered by IT professionals during the development phase of our mobile app. Following the launch of the app platform in 2022, no further such expenditures were incurred in 2023.

Interest and other

Interest and other expenses for the year ended December 31, 2022, was $6,662 as compared to $,030 for the year ended December 31, 2023.

Provision for income taxes

The Company had no income tax provision for the year ended December 31, 2023 and 2022 as we made fully allowance on the deferred tax assets as we have determined that it is not more likely than not that the assets will be realized.

Net Loss

As a result of the combination of factors discussed above, our net loss decreased from $2,325,896 for the year ended December 31, 2022 to $433,055 for the year ended December 31, 2023.

Liquidity and Capital Resources

As of September 30, 2024, we had cash and cash equivalents of $256,095. Cash consists primarily of cash on hand and bank deposits. The Company maintains cash deposits with financial institutions that may exceed federally insured limits at times. The following table shows the breakout between cash on hand and bank deposits:

	September 30, 2024	December 31, 2023

Cash on hand	$11,427	$3,144
Bank deposits	244,668	784,508
Total cash shown in the Statement of Cash Flows	$256,095	$787,652

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The accompanying consolidated financial statements have been prepared applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As of September 30, 2024, the Company had cash of $256,095, current liabilities of $3,256,470, a working capital deficit of $2,981,477 and a stockholders’ deficit of $4,192,634. For the three months ended September 30, 2024 and 2023, the Company had losses of $176,620 and $96,218, respectively, and for the nine months ended September 30, 2024 and 2023, the Company had losses of $516,528 and $332,826, respectively. These factors among others raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.

On November 22, 2024, the Company, Pubco and BFAC executed the PIPE Agreement with the PIPE investor for up to 5,000 shares of Series B Preferred Stock of Pubco (the “Series B Pubco Preferred Stock”) at a purchase price of up to an aggregate of $5 million in the PIPE Financing. Of such shares, (i) 2,400 shares shall be issued upon consummation of the Business Combination, (ii) up to 1,600 shares shall be issued upon exercise of certain warrants to purchase shares of Series B Pubco Preferred Stock (the “First Preferred Warrants”), which the holder may exercise at any time on or after the issuance date; provided that, subject to the satisfaction of certain conditions, Pubco has the right to force the exercise of such First Preferred Warrants at any time on or after 60 trading days after the consummation of the Business Combination  and (iii) up to 1,000 shares shall be issued upon exercise of certain warrants to purchase shares of Series B Pubco Preferred Stock (the “Second Preferred Warrants”, and collectively with the First Preferred Warrants, the “Preferred Warrants”), which the Holder may exercise at any time on or after the 6-month anniversary of the consummation of the business combination. The Preferred Warrants expire on the 12-month anniversary of the consummation of the business combination and have an initial exercise price of $1,000, subject to adjustment as set forth therein.

The Company has evaluated the significance and conditions of the PIPE Financing and concluded that the PIPE Financing is an effective mitigation plan that provides sufficient liquidity to support its continuous operations and to meet its payment obligations when liabilities fall due within the next twelve months from the date of issuance of these combined and consolidated financial statements. Accordingly,  assuming that the closing of the Business Combination and first installment of the PIPE Financing occurs, the factors raising the going concern uncertainty will be  alleviated.

These financial statements do not include any adjustment relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

We may, however, need additional cash resources in the future if we experience changes in business conditions or other developments, or if we find and wish to pursue opportunities for investments, acquisitions, capital expenditures or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue additional equity or debt securities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

	For the Nine months Ended September 30,
	2024	2023

Net cash (used in) operating activities	$(575,852)	$(376,265)
Net cash (used in) investing activities	(185,705)	-
Net cash provided by financing activities	230,000	-
Change in cash and cash equivalents	(531,557)	(376,265)
Cash and cash equivalents, beginning	787,652	645,426
Cash and cash equivalents, end of period	$256,095	$269,161

Operating Activities

Net cash used in operating activities for the nine months ended September 30, 2024, was primarily attributable to net loss of $516,528, decrease in due to related party $252,519 as we repaid our related party for the amount due, and decrease in operating lease liabilities of $219,164 as we made payments under the lease contract. Cash outflow was partially offset by the non-cash amortization of operating lease right-of-use assets $219,057, stock compensation issued for consulting services $25,120 and increase in deferred revenues of $73,538 as we collected in advance from online class subscription.

Net cash used in operating activities for the nine months ended September 30, 2023, was primarily attributable to net loss of $332,826, decrease in operating lease liabilities of $205,944 as we made payment under the lease contract, decrease of $21,117 in accrued liabilities and other payables, decrease in due to related party $28,743 as we repaid our related party for the amount due, and increase in due from related party $19,738 . Cash outflow was partially offset by the non-cash amortization of operating lease right-of-use assets $210,711.

Investing Activities

Net cash used in investing activities was $185,705 for the nine months ended September 30, 2024, as compared to $0 for the nine months ended September 30, 2023. The decrease in cash flow was primarily due to our purchases of property and equipment in the amount of $185,705 during 2024.

Financing Activities

Net cash provided by financing activities was $230,000, for the nine months ended September 30, 2024, as compared to $0 for the nine months ended September 30, 2023. The increase in cash flow was mainly due to the issuance of convertible loan in the amount of $100,000 in 2024 and a loan received from a related party in the amount of $130,000.

	For the Years Ended December 31,
	2023	2022

Net cash (used in) operating activities	$(57,774)	$(934,879)
Net cash (used in) investing activities	-	(88,410)
Net cash provided by financing activities	200,000	1,700,300
Change in cash and cash equivalents	142,226	426,711
Cash and cash equivalents, beginning of year	645,426	218,715
Cash and cash equivalents, end of year	$787,652	$645,426

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Operating Activities

Net cash used in operating activities for the year ended December 31, 2023, was primarily attributable to net loss of $433,055 and decrease in operating lease liabilities of $277,578 as we made payment under the lease contract. Cash outflow was partially offset by the non-cash amortization of operating lease right-of-use assets $282,309, increase in deferred revenues of $59,626 as we collected in advance from online class subscription, increase in due to related party $324,561 as we collected in advance from related party for the consulting service.

Net cash used in operating activities for the year ended December 31, 2022, was primarily attributable to net loss of $2,325,896, decrease in due to related party $335,175 as we repaid our related party for the amount due. Cash outflow was partially offset by the non-cash amortization of operating lease right-of-use assets $46,007, increase in deferred revenues of $1,431,603 as we collected in advance from online class subscription, and an increase of $32,015 in accrued liabilities and other payables.

Investing Activities

Net cash used in investing activities was $0 for the year ended December 31, 2023, as compared to $88,710 for the year ended December 31, 2022.

The decrease was primarily due to our purchases of property and equipment in the amount of $88,710 in 2022.

Financing Activities

Net cash provided by financing activities was $200,000, for the year ended December 31, 2023, a decrease of $1,500,300, or 88%, as compared to $1,700,300 net cash provided by financing activities for the year ended December 31, 2022. The decrease was mainly due to the issuance of convertible loan in the amount of $1,450,000 in 2022.

Critical Accounting Policies and Estimates

Accounting Principles—The consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States of America (GAAP).

Principles of consolidation—The consolidated financial statements include the financial statements of the Company and its subsidiary. All significant intercompany transactions and balances between the Company and its subsidiary are eliminated upon consolidation.

Use of Estimates— The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant estimates and assumptions reflected in the consolidated financial statements include, but are not limited to, useful lives of property and equipment, valuation of deferred tax assets and liabilities, operating lease right-of-use assets and liabilities and deferred revenue. Actual results may differ materially from such estimates. Management believes that the estimates, and judgments upon which they rely, are reasonable based upon information available to them at the time that these estimates and judgments are made. To the extent that there are material differences between these estimates and actual results, the Company’s consolidated financial statements will be affected.

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Revenue Recognition— The Company has three predominant sources of revenue: time-based subscriptions, credit-based subscriptions to our online courses, and marketing consulting services.

Subscription Revenue

Customers are required to pay in advance to enroll for course. For time-based subscriptions, we are obligated to provide students with unlimited access to our course for a specified term. For credit-based subscriptions, we offer our students the flexibility to take courses at any time up to the limit of their prepaid balance. Each contract of the online education service is accounted for as single performance obligation which is satisfied ratably over the service period. We charge fixed fees to the services contracts. The proceeds collected are initially recorded as deferred revenue. For credit-based subscriptions, revenues are recognized proportionately as the courses are delivered. For time-based subscriptions, revenues are recognized on a straight-line basis over the subscription period from the date in which the students activate the courses to the date of expiration. Refunds are provided to the students who decide to withdraw from the subscribed courses within the course offer period and a proportional refund is based on the percentage of untaken courses to the total courses purchased. Historically, the Company has not experienced material refunds.

Consulting Revenue

The Company also generates revenue from consulting services. The Company’s consulting program is designed to teach startup founders within the education sector how to market their product, refine their course content, infrastructure, and business models, achieve market fit and operating efficiency, and scale the startup into a high growth education business. The Company’s performance obligation is to provide consulting services to startup founders for a specific term. Customers are required to prepay full consulting service charge, which is fixed and determinable, at contract inception to secure program spot, and revenue is recognized overtime on a straight-line basis through the service term.

Principal Agent Considerations—The Company makes its application available to be downloaded through third-party digital distribution service providers. Users who intend to enroll our courses are directed to third-party payment platforms before completing subscription with us. The Company evaluates the purchases via third-party payment processors to determine whether its revenues should be reported gross or net of fees retained by the payment processor. The Company is the principal in the transaction with the end user as a result of controlling, hosting, and integrating the delivery of the virtual items to the end user. The Company records revenue on a gross basis as a principal and records fees paid to third-party payment platforms as cost of revenues.

Deferred Revenue— Deferred revenue mostly consists of payments we receive in advance of revenue recognition. Revenue is recognized over the life of the subscription, or as the delivery of the pre-purchased class sessions. The Company classifies deferred revenue as a short-term liability on the balance sheets as the longest subscription plan is for twelve months and the remaining session are expected to be delivered within twelve months or less.

Cost of Revenue—Cost of revenue predominantly consists of streaming services, third-party payment processing fees, and wages for teachers and certain employees engaged in producing the revenue.

Property and Equipment—Property and equipment primarily includes computers and furniture are stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line method over 5 years.

Leasehold improvements are amortized over the lesser of the life of the lease or the estimated useful life of the leasehold improvements. Costs related to maintenance and repairs that do not extend the assets’ useful life are expensed as incurred.

Income Taxes—The Company provides for income taxes in accordance with the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities for financial reporting and for income tax reporting. The deferred tax asset or liability represents the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. A valuation allowance is established for any deferred tax asset for which it is determined that it is more likely than not that some or all of the deferred tax assets will not be realized.

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The Company utilizes a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with the asset and liability method. The first step is to evaluate the tax position for recognition by determining whether evidence indicates that it is more likely than not that a position will be sustained if examined by a taxing authority.

The second step is to measure the tax benefit as the largest amount that is 50% likely of being realized upon settlement with a taxing authority. There were no amounts recorded at September 30, 2024 and 2023 related to uncertain tax positions.

Fair Value of Financial Instruments—The Company accounts for certain assets and liabilities at fair value in accordance with the accounting guidance applicable to fair value measurements and disclosures.

The carrying values of cash, cash equivalents, accounts payable, deferred revenues, interest payable, loan payable, due to related parties, operating lease liabilities and accrued liabilities and other payables are deemed to be reasonable estimates of their fair values because of their short-term nature.

Research and Development Costs— Research and development expenses include compensation-related expenses to the outsourced subcontractors for maintenance of our online learning platform.

Recent Issued Accounting Pronouncements

For a detailed discussion on recent accounting pronouncements, see Note 2 to the consolidated financial statements included elsewhere in this prospectus.

Contingencies—The Company records accruals for contingencies and legal proceedings expected to be incurred in connection with a loss contingency when it is probable that a liability has been incurred and the amount can be reasonably estimated. If a loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss, would be disclosed.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements including arrangements that would affect the Company’s liquidity, capital resources, market risk support and credit risk support or other benefits.

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DIRECTORS AND EXECUTIVE OFFICERS OF PUBCO

AFTER THE BUSINESS COMBINATION

Information about Directors Expected to be Appointed to the Board Upon the Closing of the Business Combination

Upon consummation of the Business Combination, Pubco’s Board will be comprised of five members, four of whom are to be designated by the Company and one of whom will be designated by BFAC. Each such designee will meet the director qualification and eligibility criteria of the Nominating and Corporate Governance Committee of Pubco.

Executive Officers and Directors

The following persons are anticipated to be the executive officers and directors of Pubco, which will be renamed “Classover Holdings Inc.” following the Business Combination:

Name	Age	Position
Executive Officers
Hui Luo (Stephanie)	46	Chief Executive Officer, Chairwoman, and Director
Yanling (Flora) Peng		Chief Financial Officer

Independent Directors
Yan Zhang	43	Director
Tracy Xia	41	Director
Mona Liang	38	Director
Amanda Chang	46	Director

The biographies of the above-identified individuals are set forth below:

Stephanie Luo – Chief Executive Officer and Chairwoman

Stephanie Luo will serve as Chief Executive Officer and chairwoman of the board of directors to Pubco. Ms. Luo is the founder and has been Chief Executive Officer of Class Over Inc. since the company's inception in June 2020. Prior to launching Classover, Ms. Luo founded Dream Legal Group in January 2018, a business and immigration legal service company based in New York City. Previously in October 2016, she founded Dream Go, an education consulting and advisory company. Ms. Luo was also a founder and Chief Executive Officer of Tutor Cube from 2008 to 2010, an afterschool learning center in Queens, New York City. Ms. Luo holds a Master's degree in Mathematics from Marshall University. Her educational and entrepreneurial experience is pivotal in steering the Company toward delivering high-quality educational offerings and innovative online learning solutions.

Yanling (Flora) Peng – Chief Financial Officer

                Yanling (Flora) Peng will serve as Chief Financial Officer of Pubco.  Ms. Peng has served as Class Over’s Chief Financial Officer since March 2024.  Ms. Peng joined Class Over in June 2020, serving as a General Manager until she took over the Chief Financial Officer position.  From January 2019 to May 2020, Ms. Peng served as Financial and Marketing Manager of Dream Go Inc, a New York-based educational company that provides guidance and support to high school and college students, including assistance with applications and other academic services. From March 2018 to December 2018, she served as a Digital Marketing and Financial Specialist for Forward Pathway LLC, an educational consulting company.  Ms. Peng received a Bachelor of Science in International Economics and Trade from Central South University of Forestry & Technology in China and a M.S. in Business Analytics from Fordham University.

Yan Zhang–  Director

Yan Zhang will serve as a member of the board of directors to Pubco.She has beenthe President and a board member of Lion Group Holding Ltd (NASDAQ: LGHL) since May 2021. From September 2009 to June 2020, Ms. Zhang served as a manager, senior manager, and subsequently, principal of UHY Advisors NY, Inc., with her last role being a principal. From 2004 to 2007, Ms. Zhang served as a senior accountant of PricewaterhouseCoopers LLP in Beijing, China. Ms. Zhang received her bachelor’s degree and master’s degree both in Economics from Central University of Finance and Economics in Beijing China, and obtained a second master’s degree in information assurance from The State University of New York at Albany in June 2009. Ms. Zhang has been a member of The New York State Society of Certified Public Accountants since November 2010 and also a member of the New York Institute of Internal Auditors since September 2011.

Tracy Xia–  Director

Tracy Xia will serve as a member of the board of directors to Pubco. She has served as the co-founder and Chief Operating Officer of Rejection Therapy since January 2018, a pioneering learning and development platform that helps individuals and organizations overcome fear and unlock their full potential. Prior to this, she held various roles at major tech corporations. From August 2015 to December 2017, she was a Senior Program Manager at Google, where she successfully led the TOPPA career development community, growing its membership to over 5,000. From June 2011 to July 2015, Ms. Xia served as a Product Manager at Dell. She also co-founded the Bay Area Chinese Young Professional Fellowship in June 2014, which has provided career development training to hundreds of young professionals. Ms. Xia holds an MBA from the Fuqua School of Business at Duke University.

Mona Liang –  Director

Mona Liangwill serve as a member of the board of directors to Pubco. Mona has served as a Project Manager and Business Analyst at TD Bank since November 2023, where she works in the Global AML (Anti-Money Laundering) department, focusing on management reporting, system enhancement proposals, and risk mitigation.  From August 2021 to September 2023, she was a Project Manager at Prudential Financials. Ms. Liang co-founded TechWithUin April 2017, a staffing and consulting company in New York City, specializing in IT process optimization and business analytics solutions. From October 2015 to July 2019, she also served as a Project Manager and Business Analyst at Morgan Stanley Wealth Management. Ms. Liang holds a Master’s Degree in Economics from the State University of New York at Stony Brook.

Amanda Chang–  Director

Amanda Chang will serve as a member of the board of directors to Pubco. Since September 2023, Ms. Chang has served as a Marketing Director at Bodhi Meditation Center, a nonprofit organization based in New York.From January2022 to August 2023, she has served as the E-commerce Marketing Regional Lead at 99 Ranch Market. From January2016 to December2021, she served as the Digital Marketing Lead at the Arts Culture Center New York. From June 2013 to November 2015, Ms. Chang worked as anart and fashion design consultant for clients in New York, Berlin, Los Angeles, and Beijing. From February2003 to December2011, she was a Project Manager at FarRail Tours. Ms. Chang holds a BA in Art Design from Beijing Institute of Fashion Technology and an AA in Tourism & Marketing from Beijing Union University.

Controlled Company Exemption

Upon the Closing, the Company’s majority shareholder, Hui Luo, will hold a majority of the voting power of Pubco Common Stock and Pubco will be a “controlled company” within the meaning of applicable rules of Nasdaq. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements (a) that a majority of the board consists of independent directors; (b) for an annual performance evaluation of the nominating and corporate governance and compensation committees; (c) that the controlled company has a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (d) that the controlled company has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility. Pubco may rely on certain of these exemptions from the corporate governance requirements of Nasdaq. As a result, BFAC’s shareholders may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements. In the event that Pubco ceases to be a “controlled company” and its shares continue to be listed on Nasdaq, it will be required to comply with these provisions within the applicable transition periods.

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Family Relationships

There are not expected to be any family relationships between Pubco’s Board and any of its executive officers.

Board of Directors

Upon the completion of the Business Combination, the Pubco Board consist of five directors. At each succeeding annual general meeting of Pubco, all the directors of Pubco shall be elected for a term of three years, to succeed the directors of the class whose terms expire at such annual meeting. Under the terms of the Proposed Charter, there will be no limit on the number of terms a director may serve on the Pubco Board.

Director Independence

Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Pubco’s Board has determined that, upon the consummation of the Business Combination, each of [•], [•], and [•] will be an independent director under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. In making these determinations, Pubco’s Board considered the current and prior relationships that each non-employee director has with BFAC and/or the Company and will have with Pubco and all other facts and circumstances Pubco’s Board deemed relevant in determining independence, including the beneficial ownership of Pubco Common Stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Transactions.” As a controlled company, Pubco will be largely exempt from the foregoing requirements. Nonetheless, the Pubco Board will initially be comprised of a majority of independent directors and its committees will satisfy the foregoing requirements.

Committees of the Board of Directors

The standing committees of Pubco’s Board will consist of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The expected composition of each committee following the Business Combination is set forth below.

Audit Committee

Our Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and following the Business Combination will consist of Yan Zhang, Mona Liang, and Amanda Chang, each of whom are independent directors and are “financially literate” as defined under Nasdaq listing standards. Yan Zhang will serve as chairman of the Audit Committee. Pubco’s Board has determined that Yan Zhang qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

The audit committee’s duties will be set forth in our Audit Committee Charter.

Compensation Committee

Following the Business Combination, our Compensation Committee will consist of Mona Liang, Tracy Xia, and Amanda Chang, each of whom is an independent director. Mona Liang will serve as chairman of the Compensation Committee. The functions of the Compensation Committee will be set forth in a Compensation Committee Charter.

Nominating and Corporate Governance Committee

Following the Business Combination, our Nominating and Corporate Governance Committee will consist of Tracy Xia, Mona Liang, and Amanda Chang, each of whom is an independent director under Nasdaq’s listing standards. Tracy Xia will serve as the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on Pubco’s Board. The Nominating and Corporate Governance Committee considers persons identified by its members, management, stockholders, investment bankers and others.

The guidelines for selecting nominees, will be specified in the Nominating and Corporate Governance Committee Charter.

Code of Business Conduct and Ethics

Upon the consummation of the Business Combination, we will adopt a new Code of Business Conduct and Ethics for our directors, officers, employees and certain affiliates following the Business Combination in accordance with applicable federal securities laws, a copy of which will be available on Pubco’s website at https://classover.com. Pubco will make a printed copy of the Code of Business Conduct and Ethics available to any stockholder who so requests. Following the Business Combination, requests for a printed copy may be directed to ir@classover.com.

If we amend or grant a waiver of one or more of the provisions of our Code of Business Conduct and Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on Pubco’s website at https://classover.com. The information on this website is not part of this proxy statement/prospectus.

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EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Executive Officer and Director Compensation of BFAC

No executive officer or director of BFAC has received any compensation for services rendered to BFAC. No compensation or fees of any kind, including finders, consulting or other similar fees, will be paid to any of BFAC’s existing shareholders, including its officers and directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of the Merger. Since its formation, BFAC has not granted any share options or share appreciation rights or any other awards under long-term incentive plans to any of its executive officers or directors.

BFAC’s directors and executive officers are reimbursed for any out-of-pocket expenses incurred in connection with activities on BFAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than BFAC’s board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because of the foregoing, BFAC generally does not have the benefit of independent directors examining the propriety of expenses incurred on its behalf and subject to reimbursement. As of [•], 2024, an aggregate of approximately $[•] has been incurred and unpaid for such expenses.

Executive Officer and Director Compensation of the Company

Throughout this section, unless otherwise noted, “we,” “us,” “our” and similar terms refer to the Company prior to the consummation of the Business Combination, and to Pubco and its subsidiaries after the Business Combination.

This section discusses the material components of the executive compensation program offered to the executive officers of the Company who would have been “named executive officers” for 2023 and who will serve as executive officers of the Company following the consummation of the Business Combination. Such executive officers consist of the following persons, referred to herein as our “NEOs”:

•	Hui Luo (Stephanie), our Chief Executive Officer

Each of our NEOs will serve us in the same capacities after the consummation of the Business Combination.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the consummation of the Business Combination could vary significantly from our historical practices and currently planned programs summarized in this discussion.

2023 Summary Compensation Table

The following table presents information regarding the total compensation awarded to, earned by and paid to the Company’s NEOs for services during 2023.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Plan Compensation(1) ($)	Total ($)
Hui Luo (Stephanie) Chief Executive Officer	2023	84,000	__	__	__	84,000
Yanling (Flora) Peng Chief Financial Officer	2023	112,700	__	__	__	112,700

Narrative Disclosure to the Summary Compensation Table

2023 Base Salaries

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Our NEOs each receive a base salary to compensate them for services rendered to our Company. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Ms. Luo’s annual base salary during fiscal year 2023 was $84,000.

Perquisites

We generally do not provide perquisites or personal benefits to our employees, including our NEOs.

Offer Letters and Employment Agreements with the Company’s Named Executive Officers

As the founder of the Company, Ms. Luo has not entered into offer letters with the Company.However, as a closing condition to the Business Combination, Ms. Luo will enter into an employment agreement with Pubco. The terms of this agreement will include an annual base salary of $240,000, payable monthly. Ms. Luo will also be eligible for an annual bonus in cash, Company stock, or both, based on performance targets set by the Board, and will participate in the Company’s Equity Incentive Plan. Upon termination, Ms. Luo will receive any accrued but unpaid Base Salary, an additional amount equal to 50% of the then-current Base Salary, and any awarded but unpaid Annual Bonus for the preceding year.

All NEOs are eligible to participate in the employee benefit plans available to our employees, subject to the terms of such plans.

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2024 Stock Option and Incentive Plan

The Pubco 2024 Equity Incentive Plan was adopted by the Pubco Board and BFAC as the sole stockholder of Pubco on November 22, 2024. Under the 2024 Equity Incentive Plan, we have initially reserved for issuance an aggregate number of shares of our Class B common stock equal to 8.0% of the total combined number of shares of Pubco Common Stock and Pubco Preferred Stock outstanding upon the consummation of the Business Combination on a fully-diluted basis.

In connection with the consummation of the Business Combination, we expect to issue an aggregate of 854,250 restricted stock units under the 2024 Equity Incentive Plan to three key employees, including 459,000 restricted stock units to Flora Peng.  Such restricted stock units will vest commencing six months following the consummation of the Business Combination in three equal annual installments provided such employees remain employed by Pubco.

Following the consummation of the Business Combination, we expect to make additional future grants of equity incentive awards under the 2024 Equity Incentive Plan.

Executive Compensation

Following the Closing, Pubco intends to develop an executive compensation program that is designed to align compensation with Pubco’s business objectives and the creation of stockholder value, while enabling the combined company to attract, motivate and retain individuals who contribute to the long-term success of the combined company. The executive compensation program may include an executive compensation plan for which the combined company may seek stockholder approval following the Closing. Decisions on the executive compensation program will be made by the compensation committee of the Pubco Board.

Director Compensation

Prior to Closing, we did not have a formal non-employee director compensation policy.

Other than as set forth in the table and described more above, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our board of directors in 2023. We reimburse non-employee members of our board of directors for reasonable travel and out-of-pocket expenses incurred in attending meetings of our board of directors and committees of our board of directors. Ms. Luo, who is our Chief Executive Officer, also served as a chairwoman of our board of directors, and was not separately compensated for her services as member of the board of directors. The compensation paid to Ms. Luo, as our NEOs, are reported in the “Executive and Director Compensation of the Company— 2023 Summary Compensation Table” above.

It is anticipated that the Pubco’s Board will determine the annual compensation to be paid to the members of the Board upon completion of the Business Combination. In connection with the consummation of the Business Combination, the Combined Company’s Board intends to adopt a non-employee director compensation policy that will be applicable to each of its non-employee directors and that will be consistent with industry standards and practice.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Unless otherwise indicated or the context otherwise requires, references to “we”, “us”, “our” and other similar terms refer to BFAC.

BFAC Related Party Transactions

Related Party Name	Relationship
Battery Future Sponsor LLC	Original sponsor of BFAC
Pala Investments Limited (“Pala”)	Private placement warrant investor and Founder share holder
Cantor Fitzgerald & Co. (“Cantor”)	Private placement warrant investor and Founder share holder
Roth Capital Partners, LLC (“Roth”)	Private placement warrant investor and Founder share holder

Founder Shares

On August 4, 2021, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain offering costs in consideration for 7,187,500 Founder Shares, par value $0.0001.

On November 21, 2021, the Sponsor surrendered 2,966,667 Founder Shares for cancellation for nominal consideration. Roth committed to purchase 300,000 Founder Shares and 1,000,000 Private Placement Warrants in a private placement that closed simultaneously with the closing of the Public Offering. Additionally, Pala purchased 2,751,111 shares and 3,095,000 Private Placement Warrants in a private placement that closed simultaneously with the closing of the Public Offering.

On December 14, 2021, we issued 1,353,056 Founder Shares by way of a share capitalization which resulted in an aggregate of 8,540,556 Founder Shares outstanding. This total is comprised of 5,573,889 Founder Shares owned by the Sponsor, 2,666,667 owned by Pala and 300,000 owned by Roth. All shares and related amounts have been retroactively restated.

On December 16, 2021, BFAC and Pala entered into a securities purchase agreement, pursuant to which BFAC agreed to issue and sell 84,444 Founder Shares and 95,000 Private Placement Warrants to Pala for an aggregate purchase price of $190,000. This resulted in outstanding Founder Shares of 8,625,000 (5,573,889 owned by the Sponsor, 2,751,111 owned by Pala and 300,000 owned by Roth), of which 1,625,000 were subject to forfeiture to the extent the underwriters did not exercise their over-allotment option. On December 17, 2021, the underwriters fully exercised this option leaving no Founder Shares subject to forfeiture.

On October 23, 2023, October 30, 2023 and November 6, 2023, BFAC and the IPO Sponsor entered into non-redemption agreements (the “Non-Redemption Agreements”) with unaffiliated third parties in exchange for such third parties agreeing (i) to not redeem an aggregate of 5,000,500 Public Shares in connection with a meeting to extend the time BFAC had to consummate an initial business combination. In exchange for the foregoing commitment to not redeem such shares, the IPO Sponsor agreed to transfer to the third parties an aggregate of 1,000,100 Founder Shares held by the IPO Sponsor contemporaneously with the closing of BFAC’s Business Combination.

On May 14, 2024, May 16, 2024, May 17, 2024, May 21, 2024 and May 30, 2024, BFAC and Camel Bay entered into additional Non-Redemption Agreements with several unaffiliated third-party shareholders in exchange for such shareholders agreeing to not redeem an aggregate of 1,555,800Public Shares at another meeting to extend the time BFAC had to consummate an initial business combination. In exchange for the foregoing commitment to not redeem the Public Shares, Camel Bay agreed to transfer to such shareholders, contemporaneously with the closing of BFAC’s Business Combination, an aggregate 424,150Founder Shares for the first nine months of the extension period and an aggregate of 42,415 additional Founder Shares for each subsequent month needed during the extension period.

Our initial shareholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination and (B) the date on which BFAC complete a liquidation, merger, capital stock exchange or other similar transaction after the initial Business Combination that results in all of our shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property; except to certain permitted transferees and under certain circumstances as described in the prospectus relating to the Public Offering. Any permitted transferees will be subject to the same restrictions and other agreements of our initial shareholders with respect to any Founder Shares. We refer to such transfer restrictions as the lock-up. Notwithstanding the foregoing, the Founder Shares will be released from the lockup if (1) the closing price of  BFAC Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if BFAC consummates a transaction after the initial Business Combination which results in its shareholders having the right to exchange their shares for cash, securities or other property.

Promissory Note – Related Party

On August 3, 2021, the Sponsor agreed to loan us up to $300,000 to be used for a portion of the expenses of the Public Offering. These loans are non-interest bearing, unsecured and are due at the earlier of March 31, 2022 or the closing of the Public Offering. The loan was repaid upon the closing of the Public Offering out of the offering proceeds not held in the Trust Account. As of December 31, 2023 and December 31, 2022, we had no borrowings under the promissory note and the promissory note is no longer available to the Company.

On April 5, 2023, BFAC issued an unsecured convertible promissory note in the aggregate principal amount of $1,000,000 (the “Pala Note”) to Pala with each advance not to exceed $500,000. The Pala Note originally bore interest at a rate of ten percent (10.00%) per annum payable upon the earlier of June 16, 2023 (as may be extended in accordance with the terms of the Pala Note) and the effective date of BFAC’s initial business combination. In the event that BFAC does not consummate a Business Combination, the Pala Note would be repaid only from amounts remaining outside of the Company’s Trust Account. As of September 30, 2024 and December 31, 2023, the Company had approximately 0 and $908,000 outstanding under the Pala Note, respectively. For the three and nine months ended September 30, 2024, the Company had approximately $0 and $7,000, respectively, and for the three and nine months ended September 30, 2023, the Company had approximately $15,000 and $27,000, respectively, in interest expense on the Pala Working Capital Note. The Pala Note has a conversion feature that is considered an embedded derivative, but the value is de minimis. As such, the Pala Note is presented at fair value on the accompanying condensed balance sheets. On August 8, 2023, the Company and Pala amended and restated the Pala Note (the “A&R Pala Note”) to (i) distinguish between loans made for the purposes of funding (x) the Company’s working capital requirements (the “Pala Working Capital Loans”) and (y) the Company’s Trust Account to extend the Company’s deadline to complete its business combination (the “Pala Trust Extension Loans”), (ii) permit interest to accrue at a rate equal to twenty percent (20.00%) per annum, compounded annually, on any and all then-outstanding Pala Working Capital Loans, (iii) clarify that no interest shall accrue on the Pala Trust Extension Loans and (iv) clarify that up to $6,900,000 of Pala Trust Extension Loans may be converted into Warrants, subject to availability.

On June 14, 2023, the Sponsor loaned the Extension Payment to us in order to support the Extension (the “Extension Loan”) and caused the Extension Payment to be deposited BFAC’s Trust Account for its public shareholders. In connection with the Extension Payment, BFAC issued an unsecured promissory note in the aggregate principal amount of $2,000,000 (the “Sponsor Note”) to the Sponsor. The Sponsor Note originally bore interest at a rate of ten percent (10.0%) per annum. The Sponsor Note will be due and payable (subject to the waiver against trust provisions) on the earlier of (i) the date on which the Business Combination is consummated and (ii) the date of BFAC’s liquidation. As of December 31, 2023, the Company had approximately $1,250,000 outstanding under the Sponsor Note.

On July 31, 2023, BFAC and the Sponsor amended and restated the Sponsor Note (the “A&R Sponsor Note”) to (i) increase the aggregate principal amount available to be borrowed to up to $5,000,000, (ii) distinguish between loans made for the purposes of funding (x) BFAC’s working capital requirements (the “Sponsor Working Capital Loans”) and (y) the Company’s Trust Account to extend the Company’s deadline to complete its Business Combination (the “Sponsor Trust Extension Loans”), and (iii) clarify that up to $1,500,000 of Sponsor Working Capital Loans and up to $6,900,000 of Sponsor Trust Extension Loans may be converted into Warrants, subject to availability (see Note 10).

On August 8, 2023, BFAC and the Sponsor amended and restated the A&R Sponsor Note (the “Second A&R Sponsor Note”) to (i) permit interest to accrue at a rate equal to twenty percent (20.00%) per annum, compounded annually, on any and all then-outstanding Sponsor Working Capital Loans and (ii) clarify that no interest shall accrue on the Sponsor Trust Extension Loans (see Note 10).

On each of August 15, 2023, September 15, 2023 and October 12, 2023, an aggregate of $250,000 was deposited by Pala into the Trust Account of BFAC for BFAC’s public shareholders, representing $0.024 per public share, which enabled the BFAC to extend the period of time it has to consummate its Business Combination by one month for each Extension to September 17, 2023, October 17, 2023 and November 17, 2023, respectively. The Extensions constitute the third, fourth and fifth of up to twelve one-month extensions permitted under the Company’s governing documents and provide the Company with additional time to complete its Business Combination.

On October 12, 2023, BFAC and Pala amended and restated the A&R Pala Note (the “Second A&R Pala Note”) to increase the aggregate principal amount available to be borrowed by up to $250,000 (see Note 10).

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Working Capital Loans

In order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the BFAC’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If we complete the initial Business Combination, we may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. As of December 31, 2023 and December 31, 2022, the Company had approximately $1,089,000 and $0 of borrowings under the Working Capital Loans, respectively. As of September 30, 2024, the Company did not have any borrowings outstanding under the Working Capital Loans.

Office Space, Secretarial and Administrative Services

Commencing on the date that the Company’s securities are first listed on the NYSE through the earlier of consummation of the initial Business Combination and the liquidation, BFAC has agreed to pay the IPO Sponsor a total of up to $15,000 per month for office space, secretarial and administrative support and to reimburse the IPO Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial Business Combination. For the year ended December 31, 2023, and 2022, the Company incurred $0, in fees for these services. As of December 31, 2023 and December 31, 2022, the Company has unpaid accrued $11,820 for the administrative support services in due to related party. The unpaid accrued amount was forfeited and the administrative services agreement was terminated pursuant to the Purchase Agreement.

Service Provider Agreements

From time to time, we have entered into and may enter into agreements with various service providers and advisors, including investment banks, to help the Company identify targets, negotiate terms of potential Business Combinations, consummate a Business Combination and/or provide other services. In connection with these agreements, we may be required to pay such service providers and advisors fees in connection with their services to the extent that certain conditions, including the closing of a potential Business Combination, are met. If a Business Combination does not occur, the Company would not expect to be required to pay these contingent fees. There can be no assurance that the Company will complete a Business Combination.

The following is a description of transactions since BFAC’s incorporation, July 29, 2021, in which BFAC has been a participant and the amount involved exceeds the lesser of $120,000 and one percent of the average of BFAC’s total assets at year-end for the last two completed fiscal years, and in which any of its directors, executive officers, holders of more than 5% of its voting securities, or affiliates of the foregoing, had or will have a direct or indirect material interest. BFAC believes all of the transactions described below were made on terms no less favorable to BFAC than could have been obtained from unaffiliated third parties. Compensation arrangements for BFAC’s directors and named executive officers are described above under “Director and Executive Compensation.”

On August 3, 2021, IPO Sponsor agreed to loan BFAC up to $300,000 to be used for a portion of the expenses of the IPO. The loans were non-interest bearing, unsecured and are due at the earlier of March 31, 2022 or the closing of the IPO. The loan was repaid upon the closing of the IPO out of the offering proceeds not held in the Trust Account.

On August 4, 2021, IPO Sponsor purchased an aggregate of 7,187,500 Founder Shares for a purchase price of $25,000, or approximately $0.003 per share. At the time, IPO Sponsor was a related party on the basis of its owning more than 5% of the Company’s voting securities. On November 21, 2021, IPO Sponsor surrendered 2,966,667 Founder Shares for cancellation for nominal consideration. On December 14, 2021, we effected a share capitalization with respect to our Class B ordinary shares of 1,353,056, resulting in IPO Sponsor holding 5,573,889 Founder Shares. Roth purchased 300,000 Founder Shares in a private placement that closed simultaneously with the closing of the IPO. Additionally, Pala purchased 2,751,111 Founder Shares in a private placement that closed simultaneously with the closing of the IPO. At the time, Pala was a related party on the basis of its owning more than 5% of the Company’s voting securities.

In connection with the IPO, IPO Sponsor, Pala, Cantor and Roth purchased an aggregate of 16,300,000 BFAC Warrants for $1.00 per warrant for aggregate consideration of $16,300,000.

On April 5, 2023, BFAC issued an unsecured convertible promissory note in the aggregate principal amount of $1,000,000 (the “Pala Note”) to Pala with each advance not to exceed $500,000. The Pala Note originally bore interest at a rate of ten percent (10.00%) per annum payable upon the earlier of June 16, 2023 (as may be extended in accordance with the terms of the Pala Note) and the effective date of BFAC’s initial business combination. In the event that BFAC does not consummate a Business Combination, the Pala Note would be repaid only from amounts remaining outside of the Company’s Trust Account. As of June 30, 2024 and December 31, 2023, the Company had approximately 0 and $908,000 outstanding under the Pala Note, respectively. For the six months ended June 30, 2024 and 2023, the Company had approximately $7,000 and $0, respectively, in interest expense on the Pala Working Capital Note. The Pala Note has a conversion feature that is considered an embedded derivative, but the value is de minimis. As such, the Pala Note is presented at fair value on the accompanying condensed balance sheets. On August 8, 2023, the Company and Pala amended and restated the Pala Note (the “A&R Pala Note”) to (i) distinguish between loans made for the purposes of funding (x) the Company’s working capital requirements (the “Pala Working Capital Loans”) and (y) the Company’s Trust Account to extend the Company’s deadline to complete its business combination (the “Pala Trust Extension Loans”), (ii) permit interest to accrue at a rate equal to twenty percent (20.00%) per annum, compounded annually, on any and all then-outstanding Pala Working Capital Loans, (iii) clarify that no interest shall accrue on the Pala Trust Extension Loans and (iv) clarify that up to $6,900,000 of Pala Trust Extension Loans may be converted into Warrants, subject to availability.

On June 14, 2023, the IPO Sponsor funded the Company’s payment (the “Extension Payment”) to effectuate an extension (the “Extension”) of its deadline to complete an initial business combination (the “Extension Loan”) and caused the Extension Payment to be deposited in the Company’s Trust Account for its public shareholders. In connection with the Extension Payment, the Company issued an unsecured promissory note in the aggregate principal amount of $2,000,000 (the “Sponsor Note”) to the IPO Sponsor. The IPO Sponsor Note originally bore interest at a rate of ten percent (10.0%) per annum. The Sponsor Note will be due and payable (subject to the waiver against trust provisions) on the earlier of (i) the date on which the Business Combination is consummated and (ii) the date of the Company’s liquidation. As of June 30, 2024 and December 31, 2023, the Company had approximately $0 and $1,250,000 outstanding under the Sponsor Note.

On July 31, 2023, the Company and the IPO Sponsor amended and restated the Sponsor Note (the “A&R Sponsor Note”) to (i) increase the aggregate principal amount available to be borrowed to up to $5,000,000, (ii) distinguish between loans made for the purposes of funding (x) the Company’s working capital requirements (the “Sponsor Working Capital Loans”) and (y) the Company’s Trust Account to extend the Company’s deadline to complete its Business Combination (the “Sponsor Trust Extension Loans”), and (iii) clarify that up to $1,500,000 of IPO Sponsor Working Capital Loans and up to $6,900,000 of IPO Sponsor Trust Extension Loans may be converted into Warrants, subject to availability (see Note 10).

On August 8, 2023, the Company and the IPO Sponsor amended and restated the A&R Sponsor Note (the “Second A&R Sponsor Note”) to (i) permit interest to accrue at a rate equal to twenty percent (20.00%) per annum, compounded annually, on any and all then-outstanding Sponsor Working Capital Loans and (ii) clarify that no interest shall accrue on the Sponsor Trust Extension Loans (see Note 10).

On each of August 15, 2023, September 15, 2023 and October 12, 2023, an aggregate of $250,000 was deposited by Pala into the Trust Account of the Company for the Company’s public shareholders, representing $0.024 per public share, which enabled the Company to extend the period of time it has to consummate its Business Combination by one month for each Extension to September 17, 2023, October 17, 2023 and November 17, 2023, respectively. The Extensions constitute the third, fourth and fifth of up to twelve one-month extensions permitted under the Company’s governing documents and provide the Company with additional time to complete its Business Combination.

On October 12, 2023, the Company and Pala amended and restated the A&R Pala Note (the “Second A&R Pala Note”) to increase the aggregate principal amount available to be borrowed by up to $250,000.

On June 25, 2024, Camel Bay agreed to loan to BFAC up to an aggregate of $1,000,000 for working capital purposes. The loan is evidenced by a promissory note which is non-interest bearing and payable upon the consummation by BFAC of a business combination. Upon consummation of a business combination, Camel Bay will have the option, but not the obligation, to convert the outstanding principal balance of the note, in whole or in part, into warrants of BFAC (which would become Pubco Warrants), with each warrant entitling the holder to purchase one Class B Ordinary Share at an exercise price of $11.50 per share.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the IPO Sponsor or an affiliate of our officers, directors, shareholders and their affiliates may, but are not obligated to, loan us funds as may be required on a non-interest basis. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the BFAC Warrants sold in a private placement concurrently with the IPO. Prior to the completion of our initial business combination, we do not expect to seek loans from parties other than the IPO Sponsor or an affiliate of the IPO Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

187

On January 16, 2024, BFAC, IPO Sponsor, Pala and Camel Bay entered into the Purchase Agreement. Pursuant to the Purchase Agreement, among other things: (a) the IPO Sponsor and Pala transferred to Camel Bay an aggregate of 4,193,695 Founder Shares in exchange for Camel Bay agreeing to take over the sponsorship of BFAC; (b) the IPO Sponsor, Pala and certain other holders of Founder Shares gave to Camel Bay the irrevocable right to vote the Founder Shares on their behalf and to take certain other actions on their behalf; (c) the IPO Sponsor, Pala, Cantor and Roth entered into surrender and cancellation agreements whereby such parties agreed to cancel the 16,300,000 BFAC Warrants sold in the private placement that was consummated concurrently with the IPO for no additional consideration; and (d) certain holders of promissory notes issued by BFAC to such lenders agreed to cancel their promissory notes in an aggregate principal amount of $6,433,333 and forgave all drawdowns and accrued interests for an aggregate amount of $2,397,441 for no additional consideration. In addition, as a condition to consummating the Purchase Agreement, Camel Bay required that each of the Underwriters enter into a written agreement whereby such parties waived their entitlement to the payment of any cash fees and expenses pursuant to that certain business combination marketing agreement, dated December 14, 2021. In exchange for such waiver, Camel Bay agreed to transfer to them an aggregate of 300,000 Founder Shares. Accordingly, the $17,250,000 fee that would have been paid pursuant to the business combination marketing agreement is no longer payable upon completion of the Business Combination. Notwithstanding the foregoing, the other provisions of the business combination marketing agreement, including the indemnification provisions in favor of the underwriters, remains in effect. Camel Bay is a related party on the basis of its owning more than 5% of the Company’s voting securities and is acting as BFAC’s sponsor assisting it in consummating the Business Combination.

The holders of Founder Shares will be entitled to registration rights pursuant to a registration rights agreement signed on December 14, 2021. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion the Company’s initial business combination. In addition, they may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the registration statement relating to the IPO. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Compensation and Shares to be Issued in connection with the Business Combination

Pursuant to the SEC’s rules governing special purpose acquisition companies (SPACs), securities of BFAC and promissory notes from BFAC as issued to any entity and/or person primarily responsible for organizing, directing, or managing the business and affairs of SPAC such as BFAC, excluding its officers and directors who are not affiliates of any such entity may be considered “compensation” awarded to or earned by a SPAC Sponsor. In accordance with the SEC’s rules, the IPO Sponsor and Camel Bay are deemed to be BFAC’s sponsors. Each of the SPAC Sponsors, including the details of their involvement with BFAC, background about their key personnel and the involvement of such key personnel with other SPACs, is described further in the section of this proxy statement/prospectus entitled “Information about BFAC – SPAC Sponsors”.

The compensation received and to be received by IPO Sponsor is 1,751,501 shares of Pubco Class B Common Stock, valued at $10 per share, with an aggregate value of $17,515,010, for which IPO Sponsor initially paid $0.004 per share and an aggregate purchase price of $11,636. The compensation received and to be received by Camel Bay is 3,292,245 shares of Pubco Class B Common Stock, valued at $10 per share, with an aggregate value of $32,922,450, which Camel Bay initially acquired for nominal consideration which did not include any cash or securities, and repayment of $1,100,000 interest free loans made by Camel Bay to BFAC, which repayment may be in cash or Pubco Warrants.

The following table presents information regarding the SPAC Sponsor compensation:

			Sponsor Initial Investment			Sponsor deSPAC Consideration
Note	Date	Source of Consideration	Sponsor Outlay ($)	BFAC Securities (#)	Price per BFAC Security ($)	Pubco Securities to be Received at Closing (#)	Value per Pubco Security as of Closing ($)	Aggregate Value as of Closing ($)	Net Consideration per Security as of Closing ($)	Net Consideration in the Aggregate as of Closing ($)

		IPO Sponsor
(1)	Aug-20	Founder Shares (Merger Consideration Shares Receivable at Closing)	$11,636	2,751,601	$0.004	2,751,601	$10.000	$27,516,010	$9.996	$27,504,374
(2)	Nov-23	Non-Redemption Agreement Shares Payable at Closing				-1,000,100	$10.000	$(10,001,000)	$10.000	$(10,001,000)
(3)	Dec-20	Private Placement Warrants	$6,662,962	9,445,000	$0.705	0	0	$-	$(0.705)	$(6,662,962)
(4)	Jan-23	Working Capital Loans to BFAC, evidenced by Promissory Note	$1,089,000	-	-	-	-	$-	$(1,089,000)	$(1,089,000)
(5)	Jun-23	Extension Loan to BFAC, evidenced by Promissory Note	$1,250,000	-	-	-	-	$-	$(1,250,000)	$(1,250,000)
		Totals	$9,013,598							$8,501,412

		Camel Bay
(6)	Jan-24	Founder Shares (Merger Consideration Shares Receivable at Closing)	$-	4,193,695	$-	4,193,695	$10.000	$41,936,950	$10.000	$41,936,950
(7)	May-24	Non-Redemption Agreement Shares Payable at Closing				-901,450	$10.000	$(9,014,500)	$10.000	$(9,014,500)
(8)	Apr-24	Loans to BFAC, evidenced by Promissory Note	$1,100,000	-	-	-	-	$1,100,000	-	$-
		Totals	$1,100,000							$32,922,450

(1)

On August 4, 2021, the IPO Sponsor purchased an aggregate of 7,187,500 Founder Shares for an aggregate purchase price of $25,000. Prior to the IPO Sponsor’s initial investment of $25,000, BFAC had no assets, tangible or intangible. On November 21, 2021, the IPO Sponsor surrendered 2,966,667 Founder Shares for cancellation for nominal consideration. On December 14, 2021, BFAC effected a share capitalization with respect to its Class B Ordinary Shares of 1,353,056, resulting in the IPO Sponsor holding 5,573,889 Founder Shares. Accordingly, IPO Sponsor effectively paid $25,000 for 5,573,889 Founder Shares, or approximately $0.004 per Founder Share following such all such pre-IPO transactions. On December 17, 2021, BFAC consummated its IPO of 34,500,000 units, including the issuance of 4,500,000 units as a result of the underwriters’ full exercise of their over-allotment option. Each unit consisted of one BFAC Class A ordinary share and one-half of one BFAC Warrant. Each whole BFAC Warrant entitles the holder thereof to purchase one BFAC Class A ordinary share at a price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds, before expenses, of $345,000,000. For purposes of calculating the dilution caused by IPO Sponsor’s investment in the Founder Shares, we have assumed that the IPO and exercise of the underwriters’ overallotment option resulted in the sale and issuance of 34,500,000 BFAC Class A Ordinary Shares for $345,000,000 before expenses, which discounts the existence and value of the BFAC Warrants that were included along with the BFAC Class A Ordinary Shares in the BFAC Units that were sold in the IPO for $10 per BFAC Unit. Such discounting has been effected to conservatively estimate the dilution caused by IPO Sponsor’s investment in and holdings of BFAC as of the closing of the IPO and exercise of the underwriters’ overallotment option.

In accordance with the above, as of immediately following the IPO, including underwriters’ full exercise of their over-allotment option, counting IPO Sponsor’s investment and holdings and those of BFAC’s public shareholders, BFAC had a net tangible book value of $345,025,000 and 40,073,889 BFAC Ordinary Shares outstanding, or approximately $8.61 net tangible book value per share. As such, the IPO Sponsor’s holding and investment resulted in dilution of approximately $1.39 per BFAC Ordinary Share held by BFAC’s Public Shareholders.

As of the date of this proxy statement/prospectus, following IPO Sponsor’s transfers of an aggregate of 2,997,288 Founder Shares in connection with the January 16, 2024 Purchase Agreement (2,697,288 Founder Shares to Camel Bay and 300,000 Founder Shares to Cantor) and concurrent receipt of 175,000 Founder Shares from Roth in connection with such transaction, and as expected to be true as of the Closing, IPO Sponsor holds 2,751,601 BFAC Ordinary Shares. The shares of Pubco Class B Common Stock to be received by IPO Sponsor in respect of its 2,751,601 Founder Shares will be identical to the shares of Pubco Class B Common Stock to be received by BFAC’s Public Shareholders, which have been valued at $10 per share in connection with the Business Combination, for an aggregate value of $27,516,010, approximately $27,504,374 more than initially invested for such shares by the IPO Sponsor. These figures are inclusive of the 1,000,100 shares of Pubco Class B Common Stock with an aggregate value of $10,001,000 that IPO Sponsor will transfer to certain unaffiliated transferees pursuant to obligations made by IPO Sponsor in its sponsorship of BFAC as described further in Note 2 immediately below. (Not including such shares, IPO Sponsor will receive 1,751,501 shares of Pubco Class B Common Stock with an aggregate value of $17,515,010, or approximately $17,503,374 more than its initial investment.)

188

(2)

As part of IPO Sponsor’s sponsorship of BFAC, on October 23, 2023, October 30, 2023 and November 6, 2023, the IPO Sponsor, BFAC and certain shareholders of BFAC entered into Non-Redemption Agreements pursuant to which such shareholders agreed (i) to not redeem an aggregate of 5,000,500 shares of BFAC stock in connection with the extraordinary general meeting of shareholders held on November 14, 2023, to consider and vote upon an amendment to the BFAC Charter to extend its deadline to complete an initial business combination, and (ii) to vote in favor of the proposals voted upon at such meeting (other than with respect to certain shares acquired or to be acquired pursuant to the Non-Redemption Agreements). In exchange for the foregoing commitments to not redeem such shares, IPO Sponsor agreed to transfer to the shareholders an aggregate of 1,000,100 Founder Shares held by the IPO Sponsor contemporaneously with the closing of BFAC’s initial business combination, which transfer shall occur in connection with the Closing. The 1,000,100 shares of Pubco Class B Common Stock to be received by such transferees from IPO Sponsor at Closing have a value of $10 per share, or $10,001,000 in the aggregate. These shares are from among already outstanding Founder Shares, and therefore did not cause any additional dilution to BFAC.

(3)

Simultaneously with the closing of the IPO, pursuant to the private placement warrants purchase agreement by and among BFAC, the IPO Sponsor and Cantor Fitzgerald & Co. (“Cantor”, such agreement the “Private Placement Warrants Purchase Agreement”), among other things, BFAC sold the IPO Sponsor 9,445,000 BFAC Warrants for $6,662,962, at an average price of approximately $0.705 per BFAC Warrant. As part of the January 16, 2024 Purchase Agreement between BFAC and the IPO Sponsor among other parties, IPO Sponsor agreed to transfer all of its BFAC Warrants back to BFAC for cancellation and did not receive any consideration of cash or securities in exchange. As a result, IPO Sponsor has received and will receive $0 in respect of its $6,662,962 of investment in the BFAC Warrants as part of its sponsorship of BFAC. No dilution has been or will be caused by such cancelled BFAC Warrants.

(4)

In 2023, the IPO Sponsor loaned BFAC an aggregate of $1,089,000 for working capital purposes (“Sponsor Working Capital Loans”), which loans were evidenced by unsecured convertible promissory notes. As of December 31, 2023, the Sponsor Working Capital Loans had an outstanding balance $1,089,000. As part of the January 16, 2024 Purchase Agreement, the IPO Sponsor among other parties agreed to cancel its promissory notes and forgave all drawdowns and accrued interest for no additional consideration. As a result, IPO Sponsor has received and will receive $0 in respect of its $1,089,000 of its Sponsor Working Capital Loans to BFAC as part of its sponsorship of BFAC. No dilution has been or will be caused by such forgiven and cancelled Sponsor Working Capital Loans.

(5)

On June 14, 2023, the IPO Sponsor made the Extension Loan of $500,000 to BFAC to support the Extension. In connection with the Extension Payment, the Company issued an unsecured promissory note in the aggregate principal amount of $2,000,000 (the “Sponsor Note”) to the IPO Sponsor. The Sponsor Note originally bore interest at a rate of ten percent (10.0%) per annum. The Sponsor Note would be due and payable (subject to the waiver against trust provisions) on the earlier of (i) the date on which BFAC consummated an initial business combination and (ii) the date of the Company’s liquidation. On July 31, 2023, the Company and the IPO Sponsor amended and restated the Sponsor Note (the “A&R Sponsor Note”) to (i) increase the aggregate principal amount available to be borrowed to up to $5,000,000, (ii) distinguish between loans made for the purposes of funding (x) the Sponsor Working Capital Loans and (y) the Sponsor Extension Loans, and (iii) clarify that up to $6,900,000 of Sponsor Working Capital Loans and up to $1,500,000 of Sponsor Trust Extension Loans may be converted into Warrants, subject to availability. On August 8, 2023, the Company and the Original Sponsor amended and restated the A&R Sponsor Note (the “Second A&R Sponsor Note”) to (i) permit interest to accrue at a rate equal to twenty percent (20.00%) per annum, compounded annually, on any and all then-outstanding Sponsor Working Capital Loans and (ii) clarify that no interest shall accrue on the Sponsor Trust Extension Loans. As of December 31, 2023, the Company had approximately $1,250,000 outstanding under the Sponsor Note.  As part of the January 16, 2024 Purchase Agreement, the IPO Sponsor among other parties agreed to cancel its promissory notes and forgave all drawdowns and accrued interest for no additional consideration. As a result, IPO Sponsor has received and will receive $0 in respect of its $1,250,000 of the Extension Loan to BFAC as part of its sponsorship of BFAC. No dilution has been or will be caused by such forgiven and cancelled Sponsor Extension Loan.

(6)

On January 16, 2024, BFAC, IPO Sponsor, Pala and Camel Bay entered into the Purchase Agreement, pursuant to which, among other things, IPO Sponsor and Pala transferred to Camel Bay an aggregate of 4,193,695 Founder Shares, for which Camel Bay did not compensate such transferors with any cash or securities. The consideration received in exchange for the Founder Shares transferred to Camel Bay was that Camel Bay would continue the efforts of sponsoring BFAC, including its attendant expenses of time, effort and money, toward completing an initial business combination, which would afford IPO Sponsor and other parties the opportunity to not lose its entire investment in BFAC. At Closing, Camel Bay will receive 4,193,695 shares of Pubco Class B Common Stock in exchange for such Founder Shares, each share of Pubco Class B Common Stock having a value of $10, for an aggregate value of $41,936,950. These figures are inclusive of the 901,450 shares of Pubco Class B Common Stock with an aggregate value of $9,014,500 that Camel Bay will transfer to certain unaffiliated transferees pursuant to obligations made by Camel Bay in its sponsorship of BFAC as described further in Note 7 immediately below. (Not including such shares, Camel Bay will receive 3,292,245 shares of Pubco Class B Common Stock with an aggregate value of $32,922,450.) These shares are from among already outstanding Founder Shares, and therefore did not cause any additional dilution to BFAC.

(7)

As part of Camel Bay’s sponsorship of BFAC, on May 13, 2024, May 14, 2024, May 16, 2024, May 17, 2024, May 21, 2024 and May 30, 2024, Camel Bay, BFAC and certain shareholders of BFAC entered into Non-Redemption Agreements pursuant to which such shareholders agreed to not redeem an aggregate of 3,605,800 shares of BFAC stock in connection with the extraordinary general meeting of shareholders held on May 30, 2024 to consider and vote upon an amendment to the BFAC Charter to extend its deadline to complete an initial business combination. In exchange for the foregoing commitment, Camel Bay agreed to transfer to such shareholders, contemporaneously with the closing of the Company’s initial business combination, an aggregate 901,450 Founder Shares for the first nine months of the extension period, which first nine months concludes on March 17, 2025, and an aggregate of 90,145 additional Founder Shares for each subsequent month needed during the extension period. The Non-Redemption Agreements were entered into by Camel Bay and BFAC in order to maximize the amount of funds that remained in the Trust Account following the extension vote. The 901,450 shares of Pubco Class B Common Stock to be received by such transferees from IPO Sponsor at Closing have a value of $10 per share, or $9,014,500 in the aggregate. These shares are from among already outstanding Founder Shares, and therefore did not cause any additional dilution to BFAC.

(8)

In connection with Camel Bay’s sponsorship and management of BFAC, on April 1, 2024 and June 25, 2024, Camel Bay loaned BFAC an aggregate of $1,100,000 for working capital purposes. The loans are evidenced by promissory notes which are non-interest bearing and payable upon the consummation by BFAC of an initial business combination such as the Business Combination. Upon consummation of such a business combination, Camel Bay will have the option, but not the obligation, to convert the outstanding principal balance of the promissory notes, in whole or in part, into BFAC Warrants, with each such BFAC Warrant entitling the holder to purchase one share of BFAC Class A common stock at an exercise price of $11.50 per share. The BFAC Warrants issued as a result of conversion of the promissory note will be identical to the “private placement warrants” issued by BFAC in connection with its IPO and treated identically to the BFAC Warrants held by BFAC’s Public Shareholders in the Business Combination, converting into Pubco Warrants at a 1-to-1 ratio. If the Company does not consummate a Business Combination, the promissory notes will not be repaid and all amounts owed under the promissory notes will be forgiven except to the extent that BFAC has funds available to it outside the Trust Account. To the extent that the promissory notes are converted into BFAC Warrants and they are exercised in the future to obtain Pubco Common Stock, the issuance by Pubco of such Pubco Common Stock would have a dilutive effect on the ownership of other Pubco Shareholders, including its Public Shareholders. The amount of such dilution has been estimated at 2.2% as of immediately following the Closing, assuming no redemption, or 2.4% as of immediately following the Closing assuming full redemption.

IPO Sponsor was formerly party to an Administrative Services Agreement with BFAC entered into in connection with the IPO, but such agreement was terminated without any service fees or other compensation being paid to IPO Sponsor pursuant to such agreement.

189

Company Related Party Transactions

As of September 30, 2024 and December 31, 2023, the Company has related party transactions with the following affiliates and affiliated entities:

Related Party Name	Relationship
Hui Luo	Majority owner of the Company
Liu Yi	Spouse of Hui Luo
Genius Kid Class LLC	An entity controlled by Yi Liu
Dream Legal Group, Inc	An entity controlled by Hui Luo
Ideal Force LLC	An entity controlled by Yi Liu
Tigerless Health, Inc*	Hui Luo as a minority shareholder
First Cover, Inc*	Hui Luo as a minority shareholder
Dreamgo Inc.	An entity controlled by Hui Luo

*In November 2023, Hui Luo transfered the minority ownership of Tigerless Heath, Inc and First Cover, Inc to other third parties and those two entities are no longer related parties of the Company.

Due from related parties

	September 30, 2024	December 31, 2023

Due from First Cover, Inc*	$—	$2,699
Due from Tigerless Health, Inc*	—	6,598
Due from Dream Legal Group, Inc.	—	-
Total due from related parties	$—	$9,297

*As of September 30, 2024, Tigerless Heath, Inc and First Cover, Inc are no longer related parties to Classover.

Due to related parties

	September 30, 2024	December 31, 2023

Due to Liu Yi-accrued interest on convertible note(see Note 8)	$2,969	$2,146
Due to Luo Hui-accrued interest on promissory note***	867	—
Due to Dream go Inc.	100,276	54,485
Due to Genius Kid Class LLC**	—	300,000
Total due to related parties - current	104,112	356,631
Due to Liu Yi – convertible note due February 7, 2027(see Note 8)	250,000	250,000
Due to Luo Hui – promissory note***	130,000	—
Total due to related parties	$484,112	$606,631

**Consulting fee received in advance. Services were provided over the nine months ended September 30, 2024.

*** Due on August 15, 2025; at a rate of 4% per annum

The following table represents related party transactions for the three and nine months ended September 30, 2024 and 2023:

		Three Months Ended		Nine Months Ended
Name	Business Purpose of Transaction	September 30, 2024	September 30, 2023	September 30, 2 024	September 30, 2023
Dream Legal Group, Inc	Sublease income	$23,471	$15,000	$48,471	$45,000
First Cover, Inc*	Sublease income	—	5,722	—	16,814
Tigerless Health, Inc*	Sublease income	—	17,166	—	50,442
Dreamgo Inc.	Rent expense	90,253	90,253	270,758	270,758
Genius Kid Class LLC	Consulting revenue	100,000	—	300,000	—

*In November 2023, Hui Luo transferred the minority ownership of Tigerless Heath, Inc and First Cover, Inc to other third parties and those two entities are no longer related parties of the Company.

Sublease income has been reflected as a reduction of general and administrative expenses in the accompanying consolidated statements of operations.

As of September 30, 2024 and December 31, 2023, the Company has the following ROU assets and operating lease liabilities recognized from related party under ASC 842 (Note 4):

		September 30, 2024	December 31, 2023
Dreamgo Inc.	ROU assets	$1,626,711	$1,845,768
Dreamgo Inc.	Short term obligation under operating leases	$(309,785)	$(295,475)
Dreamgo Inc.	Long term obligation under operating leases	$(1,322,706)	$(1,556,180)

190

As of December 31, 2023 and 2022, the Company has related party transactions with the following affiliates and affiliated entities:

Related Party Name	Relationship
Hui Luo	Sole owner of the Company
Yi Liu	Spouse of Hui Luo
Genius Kid Class LLC	An entity controlled by Yi Liu
Dream Legal Group, Inc	An entity controlled by Hui Luo
Idealforce Corporation	An entity controlled by Yi Liu
Tigerless Health, Inc	Hui Luo as a minority shareholder
First Cover, Inc	Hui Luo as a minority shareholder
Dream Go Inc.	An entity controlled by Hui Luo

Due from related parties

	As of December 31,
	2023	2022

Due from First Cover, Inc	$2,699	$—
Due from Tigerless Health, Inc	6,598
Due from Dream Legal Group, Inc.	—	5,000
Total due from related parties	$9,297	$5,000

Due to related parties

	As of December 31,
	2023	2022

Due to Yi Liu – accrued interest on convertible note	$2,146	$985
Due to Dream Go Inc.	54,485	31,085
Due to Genius Kid Class LLC**	300,000	—
Total due to related parties-current	356,631	32,070
Due to Yi Liu – convertible note due February 7, 2027	250,000	250,000
Total due to related parties	$606,631	$282,070

**Consulting fee received in advance. Services are expected to be provided over the remaining service period for ten months.

The following table represents related party transactions for the years ended December 31, 2023 and 2022:

		Year Ended December 31,
Name	Business Purpose of Transaction	2023	2022
Dream Legal Group, Inc	Sublease income	$60,000	$10,080
Dream Legal Group, Inc	Legal service expense	-	5,500
First Cover, Inc	Sublease income	22,432	3,688
Tigerless Health, Inc	Sublease income	67,295	11,065
Dream Go Inc.	Rent expense	361,012	128,208
Genius Kid Class LLC	Consulting revenue	100,000	—
Totals		$610,819	$162,241

191

As of December 31, 2023 and 2022, the Company has the following ROU assets and operating lease liabilities recognized from related party under ASC 842 (Note 4):

		As of December 31,
		2023	2022
Dream Go Inc.	ROU assets	$1,845,768	$2,128,077
Dream Go Inc.	Short term obligation under operating leases	$(295,475)	$(277,578)
Dream Go Inc.	Long term obligation under operating leases	$(1,556,180)	$(1,851,655)

On November 1, 2022, the Company entered into a sublease agreement with related party Dream Go Inc pursuant to which Dream Go Inc subleased to the Company the offices currently serving as the Company’s headquarters at 450 7th Avenue, New York, New York 10123. Dream Go Inc is an entity controlled by Hui Luo, a Company director and chief executive officer. The lease expires October 31, 2029. For the year ended December 31, 2023, rent expense for the operating sublease was $361,012. For the years ended December 31, 2024, 2025, 2026, 2027, 2028 and 2029, the Company will pay Dream Go Inc $362,961, $370,221, $242,211, $388,790, $407,405 and $310,115, for a total of $2,081,70, pursuant to this sublease agreement.

Also on November 1, 2022, the Company entered into sublease agreements with related parties Dream Legal Group, Inc., Tigerless Health, Inc. and First Cover, Inc. to sub rent portions of its office space located at 450 7th Avenue, New York, NY 10123. Hui Luo controls Dream Legal Group, Inc. and is a minority shareholder of Tigerless Health, Inc. and First Cover, Inc. The subleases are month-to-month leases starting on November 1, 2022 and ending upon a notice of 30 days from either party. For the years ended December 31, 2023 and December 31, 2022, the Company’s income from these three subleases totaled $149,807 and $28,533, respectively.  For the years ended December 31, 2023, and December 31, 2022, the Company’s income from these three subleases totaled $149,807 and $28,533, respectively (which has been reflected as a reduction of general and administrative expenses in the accompanying consolidated statements of operations).

On February 7, 2022, Class Over Inc. (New Jersey), a direct wholly owned subsidiary of the Company (“ClassOver NJ”) issued to Yi Liu, a convertible unsecured promissory note in the principal amount of $250,000 (the “Company Notes”). The convertible promissory notes were issued on April 18, 2022. Yi Liu is the spouse of Hui Luo. Yi Liu is also a Company director and controls Genius Kid Class LLC [and Idealforce Corporation], with whom the Company has related party transactions. On April 19, 2022, the Company Notes were assigned from the ClassOver NJ to the Company.

The Company Notes accrue interest at a rate equal to 0.44% per annum. If there is next equity financing before the expiration or termination of the Company Notes, the principal and unpaid accrued interest on the Company Notes will be automatically converted into shares of stock of the Company upon the closing of the next equity financing or a fundamental transaction, at the lower of 20% discount to the transaction valuation or a conversion price cap.

As of May 10, 2024, there was an outstanding balance (inclusive of principal and unpaid accrued interest) of $252,480.27 under the Company Notes held by Yi Liu.

On October 1, 2023, the Company entered into a marketing consulting agreement between the Company and Genius Kid Class LLC, pursuant to which the Company would provide consulting services to Genius Kid Class LLC including branding, marketing and customer acquisition; market research and content development; financial planning and technology integration and training in exchange for $400,000 that was paid by Genius Kid Class LLC within sixty days of the date of the agreement. The term of the agreement is one year.  As of December 31, 2023, Classover has $300,000 due to Genius Kid Class LLC as consulting fees received in advance.

192

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of BFAC Ordinary Shares as of [•], and the expected beneficial ownership of Pubco Common Stock as of immediately after the Business Combination, by:

•	each person who is known to be the beneficial owner of more than 5% of the BFAC Ordinary Shares and each person who is expected to be the beneficial owner of more than 5% of the Pubco Common Stock;

•	each executive officer and director of BFAC pre-Business Combination and each expected executive officer and director of Pubco post-Business Combination; and

•	all executive officers and directors of BFAC pre-Business Combination, as a group, and all the expected executive officers and directors of Pubco post-Business Combination, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, rights and convertible notes that are currently exercisable or exercisable within 60 days. As a result, the BFAC Ordinary Shares issuable upon exercise of the BFAC Warrants are included in a holder’s beneficial ownership of Pubco Common Stock post-Business Combination, as they would be exercisable for shares of Pubco Common Stock within 60 days of the consummation of the Business Combination.

The beneficial ownership of BFAC Ordinary Shares pre-Business Combination is based on [•] BFAC Ordinary Shares issued and outstanding as of [•] (including those shares held as a constituent part of BFAC Units). The expected beneficial ownership of Pubco Common Stock assumes two scenarios:

•	assuming no redemptions: this presentation assumes that no BFAC public shareholders exercise right to have their Public Shares converted into pro rata share of the Trust Account; and

•	assuming maximum redemptions: this presentation assumes that all public shareholders exercise redemption rights with respect to their Public Shares.

The above does not take into account any Pubco Common Stock that may be issued upon conversion of the preferred stock to be issued in the PIPE Financing.

Based on the foregoing assumptions, BFAC estimates that there would be [•] Pubco Common Stock issued and outstanding immediately following the consummation of the Business Combination in the “no redemption” scenario, and [•] Pubco Common Stock issued and outstanding immediately following the consummation of the Business Combination in the “maximum redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in Pubco and the columns under Post-Business Combination in the table that follows will be different.

Unless otherwise indicated and subject to applicable community property and similar laws, BFAC believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

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					Post-Business Combination
	Prior to the Transactions				Assuming No Redemption				Assuming Maximum Redemption
Name and Address of Beneficial Owners(1)	Number of Class A Ordinary Shares (#)	Percentage(%)	Number of Class B Ordinary Shares (#)	Percentage (%)	Number of Class A Common Stock (#)	Percentage(%)	Number of Class B Common Stock (#)	Percentage(%)	Number of Class A Common Stock (#)	Percentage(%)	Number of Class B Common Stock (#)	Percentage(%)
Executive Officers and Directors of BFAC:
Fanghan Sui	--	--	--	--
Hao Tian	--	--	--	--
Zixun Jin	--	--	--	--
Wei Qian	--	--	--	--
All Directors and Executive Officers as a group (4 individuals)	--	--	--	--
Executive Officers and Directors of Pubco:

All Directors and Executive Officers as a group (([•] Individuals)
Greater than 5% Holders:
Battery Future Sponsor LLC(2)	--		2,751,601
Camel Bay, LLC(3)	2,000,000		2,193,695
Polar Asset Management Partners Inc.(4)	500,000		--
Periscope Capital Inc.(5)	325,000		--
Mizuho Financial Group, Inc.(6)	329,668		--
Fir Tree Capital Management LP(7)	350,000		--
First Trust Merger Arbitrage Fund(8)	430,000		--
First Trust Capital Management L.P.(8)	500,000		--
First Trust Capital Solutions L.P.(8)	500,000		--
FTCS Sub GP LLC(8)	500,000		--
Shaolin Capital Management LLC(9)	263,000		--
RiverNorth Capital Management, LLC(10)	500,000		--

––––––––––––––––

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 8 The Green, #18195, Dover, Delaware 19901.

(2)

Battery Future Manager LLC is the manager of the IPO Sponsor. Joshua Payne is the sole member of Battery Future Manager LLC and has voting and investment discretion with respect to the ordinary shares held of record by Battery Future Sponsor LLC. Includes shares over which a power of attorney has been granted to Camel Bay indicated below. Mr. Payne disclaims any beneficial ownership of the shares held by such entity, except to the extent of his pecuniary interest therein.

(3)

Shares beneficially owned are based on the Schedule 13D filed with the SEC on January 19, 2024 by Camel Bay and Graham Wood, LLC (“Wood”). Ling Shi is the managing member of Graham Wood. Represents 4,193,695 Founder Shares beneficially owned by Camel Bay. Does not include an aggregate of 3,006,205 Founder Shares that are subject to powers of attorney granted to Camel Bay. The business address of each of Camel Bay and Wood, as reported in the Schedule 13D, is 8 The Green, Suite 15614, Dover, DE 19901.

(4)

Shares beneficially owned are based on the Schedule 13G filed with the SEC on February 9, 2024 by Polar Asset Management Partners Inc. (“Polar”), which serves as the investment advisor to Polar Multi-Strategy Master Fund, a Cayman Islands exempted company (“PMSMF”) with respect to the shares directly held by PMSMF. Polar has sole voting and dispositive power with respect to 500,000 Class A ordinary shares. The business address of each of Polar and PMSMF, as reported in the Schedule 13G, is 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6.

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(5)

Shares beneficially owned are based on the Schedule 13G filed with the SEC on February 9, 2024 by Periscope Capital Inc. (“Periscope”), which acts as investment manager of, and exercises investment discretion with respect to, certain private investment funds (each, a “Periscope Fund”) that collectively directly own 0 Ordinary Shares. Periscope has shared voting and dispositive power with respect to 325,000 Class A ordinary shares The business address of Periscope, as reported in the Schedule 13G, is 333 Bay Street, Suite 1240, Toronto, Ontario, Canada M5H 2R2.

(6)

Shares beneficially owned are based on the Schedule 13G filed with the SEC on February 13, 2024 by Mizuho Financial Group, Inc. (“Mizuho”). Mizuho has sole voting and dispositive power with respect to 329,668 Class A ordinary shares The business address of Periscope, as reported in the Schedule 13G, is 1–5–5, Otemachi, Chiyoda–ku, Tokyo 100–8176, Japan.

(7)

Shares beneficially owned are based on the Schedule 13G filed with the SEC on February 14, 2024 by Fir Tree Capital Management LP (“Fir Tree”). Fir Tree has sole voting and dispositive power with respect to 350,000 Class A ordinary shares. The business address of Periscope, as reported in the Schedule 13G, is 500 5th Avenue, 9th Floor, New York, New York 10110.

(8)

Shares beneficially owned are based on the Schedule 13G filed with the SEC on February 28, 2024 jointly by First Trust Merger Arbitrage Fund (“First Trust”), First Trust Capital Management L.P. (“FTCM”), First Trust Capital Solutions L.P. (“FTCS”) and FTCS Sub GP LLC (“Sub GP”). VARBX is a series of Investment Managers Series Trust II, an investment company registered under the Investment Company Act of 1940. FTCM is an investment adviser registered with the SEC that provides investment advisory services to, among others, (i) series of Investment Managers Series Trust II, an investment company registered under the Investment Company Act of 1940, specifically First Trust Multi-Strategy Fund and VARBX, (ii) First Trust Alternative Opportunities Fund, an investment company registered under the Investment Company Act of 1940 and (iii) Highland Capital Management Institutional Fund II, LLC, a Delaware limited liability company (collectively, the “Client Accounts”). FTCS is a Delaware limited partnership and control person of FTCM. Sub GP is a Delaware limited liability company and control person of FTCM.

(9)

Shares beneficially owned are based on the Schedule 13G/A filed with the SEC on February 13, 2024 by Shaolin Capital Management LLC (“Shaolin”), which serves as the investment advisor to Shaolin Capital Partners Master Fund, Ltd., a Cayman Islands exempted company, MAP 214 Segregated Portfolio, a segregated portfolio of LMA SPC, DS Liquid DIV RVA SCM LLC and Shaolin Capital Partners SP, a segregated portfolio of PC MAP SPC being managed accounts advised by Shaolin. The business address of Shaolin, as reported in the Schedule 13G, is 230 NW 24th Street, Suite 603, Miami, Florida 33127.

(10)

Shares beneficially owned are based on the Schedule 13G filed with the SEC on April 10, 2024 by RiverNorth Capital Management, LLC (“RiverNorth”). RiverNorth has shared voting and dispositive power with respect to 500,000 Class A ordinary shares The business address of RiverNorth, as reported in the Schedule 13G, is 360 S. Rosemary Avenue, Ste. 1420, West Palm Beach, Florida 33401.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Insiders, BFAC, the Company and/or their respective directors, officers, advisors or respective affiliates may purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the proposals presented at the Shareholder Meeting, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the proposals presented at the Shareholder Meeting. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Insiders, BFAC, the Company and/or their respective directors, officers, advisors or respective affiliates purchase Public Shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their Public Shares. The purpose of such share purchases and other transactions would be to decrease the number of shares that have been or may be submitted for redemption.

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Entering into any such arrangements may have a depressive effect on the market price of BFAC Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. We will file or submit a Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the Shareholder Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

If any shares were so purchased, the purchaser would not vote any such shares in favor of approval of the Business Combination Proposal. Additionally, the purchaser would waive any redemption rights with respect to any securities so purchased.

Any purchases by the Insiders and BFAC’s officers and directors and/or their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Insiders and BFAC’s officers and directors and/or their respective affiliates will not make purchases of shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event the Insiders or BFAC’s directors, officers, advisors or their affiliates were to purchase Public Shares from Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act.

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DESCRIPTION OF PUBCO SECURITIES

The following summary sets forth the material terms of Pubco’s securities following the completion of the Business Combination. This summary is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Pubco Charter is attached as Annex B to this proxy statement/prospectus. You are encouraged to read the applicable provisions of the DGCL, the Pubco Charter , including the Certificates of Designations for the Series A Pubco Preferred Stock and Series B Pubco Preferred Stock, and the Pubco Bylaws , which are attached as Annexes B and C, respectively, in their entirety for a complete description of the rights and preferences of Pubco’s securities following the Business Combination.

Authorized and Outstanding Stock

The Pubco Charter authorizes the issuance of 50,000,000 shares of Pubco Class A common stock, par value $0.0001 per share, 450,000,000 shares of Pubco Class B common stock, par value $0.0001 per share, and 10,000,000 shares of Pubco preferred stock, par value $0.0001 per share.

Common Stock

Voting. Holders of shares of Pubco Common Stock will exclusively possess all voting power with respect to Pubco and are entitled vote on all matters submitted to Pubco stockholders for their vote or approval. Each share of Pubco Class A Common Stock has the voting power of twenty-five votes and each share of Pubco Class B Common Stock has the voting power of one vote. Under the terms of the Pubco Bylaws, directors will be elected by a plurality of the votes cast by Pubco’s stockholders present in person virtually or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to Pubco’s stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by Pubco’s stockholders present in person virtually or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Pubco Charter (as further described below), the Pubco Bylaws or applicable Stock Exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

Dividends. The holders of shares of Pubco Common Stock are entitled to receive dividends, as and if declared by the Pubco Board out of legally available funds.

Liquidation Rights. Upon the liquidation or dissolution of Pubco, the holders of shares of Pubco Common Stock are entitled to share ratably in those of Pubco’s assets that are legally available for distribution to Pubco stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Preferred Stock

Pubco is authorized to issue up to 10,000,000 shares of preferred stock, par value $0.0001 per share. The Pubco Board will be expressly authorized to provide, out of the unissued shares of the preferred stock, one or more series of preferred stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Pubco Board providing for the issuance of such series and included in a certificate of designation filed pursuant to the DGCL, and the Pubco Board is expressly vested with the authority to the full extent provided by law to adopt any such resolution or resolutions.

In connection with the Business Combination, Pubco has established two series of preferred stock (Series A and Series B) as set forth below.  The following is a summary of the material terms of such preferred stock.

Series A Preferred Stock

In connection with the Business Combination, Pubco will issue 1,000,000 shares of Pubco Preferred Stock (designated as Series A). Each share of Series A Pubco Preferred Stock will be convertible into a share of Pubco Class B Common Stock at $10.00 per share (subject to adjustment for stock dividends, splits and similar structural changes).  In addition, if Pubco, at any time while shares of Series A Pubco Preferred Stock are outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Class B Common Stock or Class B Common Stock equivalents entitling any person to acquire shares of Class B Common Stock, or adjust, whether by operation of purchase price adjustment, reset provision, floating conversion or otherwise, any outstanding warrant, option or other right to acquire Class B Common Stock or outstanding Class B Common Stock equivalents, at an effective price per share less than the then conversion price, then the conversion price shall be reduced to such lower price; provided, however, that the conversion price shall not be adjusted in connection with issuances of (a) awards to employees, officers, consultants or directors of Pubco pursuant to any existing stock or option plan or any future duly adopted stock option plan, (b) securities upon the exercise or exchange of or conversion of any securities issued and outstanding on the date of the new issuance, provided that such securities have not been amended or otherwise adjusted since such date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities, and (c) securities pursuant to certain acquisitions or strategic transactions.

Holders of Series A Pubco Preferred Stock will be entitled to receive dividends equal, on an as-if-converted to shares of Class B Common Stock basis, to and in the same form as dividends actually paid on shares of the Class B Common Stock when, as, and if such dividends are paid on shares of the Class B Common Stock.

On any matter presented to the stockholders of Pubco for their action or consideration at any meeting of stockholders of Pubco (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Pubco Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Class B Common Stock into which the shares of Pubco Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or pursuant to the provisions of the Certificate of Designations governing the Series A Pubco Preferred Stock, holders of Series A Pubco Preferred Stock shall vote together with the holders of Pubco Common Stock as a single class and on an as-converted to Class B Common Stock basis. In addition, as long as any shares of Series A Pubco Preferred Stock are outstanding, Pubco may not, without the consent of a majority of the holders of such preferred stock, (a) amend, alter or repeal any provision of the Certificate of Designation in a manner that adversely affects the powers, preferences or rights of the Series A Pubco Preferred Stock, (b) increase the number of authorized shares of Series A Pubco Preferred Stock or (c) issue, or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior or pari passu to the Series A Pubco Preferred Stock with respect to the distribution of assets on any liquidation.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of Pubco (including upon certain deemed liquidation events), the holders of shares of Series A Pubco Preferred Stock then outstanding shall be entitled to be paid out of the assets of Pubco available for distribution to its stockholders, before any payment shall be made to the holders of Pubco Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the stated value of such shares ($10.00), plus any dividends accrued but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Pubco Preferred Stock been converted into Class B Common Stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event.

 Except as set forth above, the Pubco Preferred Stock has no other rights, including no dividend rights, sinking fund provisions, redemption provisions, voting rights or preemption rights.

Series B Preferred Stock

In connection with the PIPE Financing, Pubco will issue up to an aggregate of 5,000 shares of Pubco Preferred Stock (designated as Series B), or “Series B Pubco Preferred Stock”. Of such shares, (i) 2,400 shares shall be issued upon consummation of the Business Combination, (ii) up to 1,600 shares shall be issued upon exercise of the First Preferred Warrants, which the PIPE Investor may exercise at any time on or after the issuance date; provided that, subject to the satisfaction of certain conditions, Pubco has the right to force the exercise of such First Preferred Warrants at any time on or after 60 trading days after the consummation of the Business Combination and (iii) up to 1,000 shares shall be issued upon exercise of the Second Preferred Warrants, which the PIPE Investor may exercise at any time on or after the 6-month anniversary of the consummation of the Business Combination. The Preferred Warrants expire on the 12-month anniversary of the consummation of the Business Combination and have an initial exercise price of $1,000, subject to adjustment as set forth therein.

Holders of Series B Pubco Preferred Stock will be entitled to receive dividends equal, on an as-if-converted to shares of Class B Common Stock basis, to and in the same form as dividends actually paid on shares of the Class B Common Stock when, as, and if such dividends are paid on shares of the Class B Common Stock. From and after the occurrence and during the continuance of any Triggering Event (as defined below), dividends shall accrue on the stated value of each share of Series B Pubco Preferred Stock at a rate of 18% per annum until such Triggering Event is cured.

On any matter presented to the stockholders of Pubco for their action or consideration at any meeting of stockholders of Pubco (or by written consent of stockholders in lieu of meeting) that requires authorization of holders of Series B Pubco Preferred Stock, each holder of outstanding shares of Series B Pubco Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Class B Common Stock into which the shares of Pubco Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or pursuant to the provisions of the Certificate of Designations governing the Series B Pubco Preferred Stock (the “Certificate of Designations”), holders of Series B Pubco Preferred Stock shall vote together with the holders of Pubco Common Stock as a single class and on an as-converted to Class B Common Stock basis. In addition, as long as any shares of Series B Pubco Preferred Stock are outstanding, Pubco may not, without the consent of a majority of the holders of such preferred stock, (a) amend, alter or repeal any provision of its certificate of incorporation, bylaws or the the Certificate of Designation in a manner that adversely affects the powers, preferences or rights of the Series B Pubco Preferred Stock, (b) increase or decrease (except upon conversion) the number of authorized shares of Series B Pubco Preferred Stock, (c) pay dividends or make any other distribution on any shares of any junior ranking capital stock, (d) issue any Series B Pubco Preferred Stock other than as contemplated by the Certificate of Designations or pursuant to the PIPE Agreement or (e) issue, or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior or pari passu to the Series B Pubco Preferred Stock with respect to the distribution of assets on any liquidation.

The Series B Pubco Preferred Stock shall rank senior to the Series A Pubco Preferred Stock and all common stock. At any time after the 30th calendar day after the issuance date (the “Initial Convertibility Date”), the Series B Pubco Preferred Stock will be convertible into shares of Pubco Class B Common Stock by taking 120% of the stated value of the shares being converted divided by the conversion price (which is initially set at $12.00 per share, subject to adjustment for stock dividends, splits and similar structural changes).  In addition, if Pubco, at any time while shares of Series B Pubco Preferred Stock are outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Class B Common Stock or Class B Common Stock equivalents entitling any person to acquire shares of Class B Common Stock, or adjust, whether by operation of purchase price adjustment, reset provision, floating conversion or otherwise, any outstanding warrant, option or other right to acquire Class B Common Stock or outstanding Class B Common Stock equivalents, at an effective price per share less than the then conversion price, then the conversion price shall be reduced to such lower price; provided, however, that the conversion price shall not be adjusted in connection with issuances of (a) awards to employees, officers, consultants or directors of Pubco pursuant to any existing stock or option plan or any future duly adopted stock option plan, (b) securities upon the exercise or exchange of or conversion of any securities issued and outstanding on the date of the new issuance, provided that such securities have not been amended or otherwise adjusted since such date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities, and (c) securities pursuant to certain acquisitions or strategic transactions.

In addition, at any time after the Initial Convertibility Date, at the option of the holder or upon the occurrence of certain triggering events, such as the suspension of trading of the Class B Common Stock on a stock exchange, the failure to pay amounts to the holders of Series B Pubco Preferred Stock when due and any bankruptcy of Pubco, the holders of the Series B Pubco Preferred Stock shall be entitled to convert such shares into Class B Common Stock at an “Alternate Conversion Price” (as defined in the Certificate of Designations). Alternatively, upon the occurrence of any triggering event, the holders have the right to require Pubco to redeem all or any of the Series B Preferred Stock at the Triggering Event Redemption Price (as defined in the Certificate of Designations).

Upon a change of control of Pubco, the holders may also require Pubco to redeem all or any of the Series B Preferred Stock at the Change of Control Redemption Price (as defined in the Certificate of Designations).

The Series B Pubco Preferred Stock is also subject to redemption, at Pubco’s option, upon the payment to the holders of an amount in cash equal to 110% of the greater of (i) the stated value of the stock being redeemed and (ii) the product of (1) the Conversion Rate (as defined in the Certificate of Designations) with respect to the amount being redeemed multiplied by (2) the greatest closing sale price of the Pubco Class B Common Stock on any trading day during the period commencing on the date immediately preceding the date Pubco delivers notice to the holders of its intent to redeem the stock and ending on the trading day immediately prior to the date Pubco makes the redemption payment.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of Pubco (including upon certain deemed liquidation events), the holders of shares of Series B Pubco Preferred Stock then outstanding shall be entitled to be paid out of the assets of Pubco available for distribution to its stockholders, before any payment shall be made to the holders of Pubco Common Stock or Series A Pubco Preferred Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) 125% of the of the Conversion Amount (as defined in the Certificate of Designations) and (ii) such amount per share as would have been payable had all shares of Series B Pubco Preferred Stock been converted into Class B Common Stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event.

Except as set forth above, the Series B Pubco Preferred Stock has no other rights, including no dividend rights, sinking fund provisions, redemption provisions, voting rights or preemption rights.

Pubco Warrants

Effective upon the consummation of the Business Combination, each whole BFAC Warrant outstanding for the purchase of one BFAC Class A Ordinary Share will be converted into a Pubco Warrant which will be exercisable for one share of Pubco Class B Common Stock, with all other terms of such warrants remaining unchanged. The following is a description of the Pubco Warrants.

Each whole Pubco Warrant will entitle the registered holder to subscribe for one share of Pubco Class B Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing Date, provided that Pubco has an effective registration statement under the Securities Act covering the shares of Pubco Common Stock issuable upon exercise of the Pubco Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. In the event that the foregoing conditions are not satisfied with respect to a Pubco Warrant, the holder of such Pubco Warrant will not be entitled to exercise such Pubco Warrant and such Pubco Warrant may have no value and expire worthless. In no event will Pubco be required to net cash settle any Pubco Warrant. Pursuant to the Warrant Agreement, a Pubco warrant holder may exercise its Pubco Warrants only for a whole number of shares of Pubco Common Stock. This means only a whole Pubco Warrant may be exercised at a given time by a Pubco warrant holder. The Pubco Warrants will expire five years after the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

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Pubco has agreed that as soon as practicable, but in no event later than 15 business days after the Closing Date, Pubco will use best efforts to file with the SEC a registration statement covering registration under the Securities Act of the shares of Pubco Common Stock issuable upon exercise of the Pubco Warrants. Pubco will use best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Pubco Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the shares of Pubco Common Stock issuable upon exercise of the Pubco Warrants is not effective by the sixtieth (60th) business day after the Closing Date, Pubco warrant holders may, until such time as there is an effective registration statement and during any period when Pubco will have failed to maintain an effective registration statement, exercise Pubco Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Redemption of Pubco Warrants

Once the Pubco Warrants become exercisable, Pubco may call the Pubco Warrants for redemption for cash:

•	in whole and not in part;

•	at a price of $0.01 per Pubco Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each Pubco Warrant holder; and

•

if, and only if, the last reported sale price of the shares of Pubco Class B Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on each of 20 trading days within a 30-trading day period ending three trading days before Pubco sends the notice of redemption to the Pubco warrant holders.

Pubco will not redeem the Pubco Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Pubco Common Stock issuable upon exercise of the Pubco Warrants is then effective and a current prospectus relating to those shares is available throughout the 30-day redemption period.

Pubco does not intend to take any steps to notify holders of Pubco Warrants that such Pubco Warrants have become eligible for redemption except if it actually seeks to redeem the Pubco Warrants. In order to redeem the Pubco Warrants, Pubco must provide 30 days’ prior written notice of redemption to each Pubco Warrant holder and have a current registration statement in effect with respect to the shares of Pubco Class B Common Stock underlying such Pubco Warrants. If the foregoing conditions are satisfied and Pubco issues a notice of redemption, each Pubco Warrant holder can exercise his, her or its Warrant prior to the scheduled redemption date in accordance with the above. However, the price of the shares of Pubco Class B Common Stock may fall below the $18.00 trigger price (as adjusted) as well as the $11.50 warrant exercise price (as adjusted) after the redemption notice is issued.

Pubco has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Pubco Warrant exercise price. If the foregoing conditions are satisfied and Pubco issues a notice of redemption of the Pubco Warrants, each Pubco warrant holder will be entitled to exercise his, her or its Pubco Warrant prior to the scheduled redemption date. However, the price of the shares of Pubco Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 exercise price after the redemption notice is issued.

If Pubco calls the Pubco Warrants for redemption as described above, Pubco management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” Pubco management will consider, among other factors, Pubco’s cash position, the number of Pubco Warrants that are outstanding and the dilutive effect on Pubco’s stockholders of issuing the maximum number of shares of Pubco Common Stock issuable upon the exercise of the warrants. If Pubco’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Pubco Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Pubco Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Pubco Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is received by the holders of warrants. If Pubco’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Pubco Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. Pubco believes this feature is an attractive option if it does not need the cash from the exercise of the warrants after the Business Combination.

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A holder of a Pubco Warrant may notify Pubco in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Pubco Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Pubco Common Stock outstanding immediately after giving effect to such exercise.

Anti-dilution adjustments

If the number of issued shares of Pubco Common Stock is increased by a stock dividend payable in shares of Pubco Common Stock, or by a split-up of shares of Pubco Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Pubco Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Pubco Common Stock. A rights offering to holders of Pubco Common Stock entitling holders to purchase shares of Pubco Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Pubco Common Stock equal to the product of (i) the number of shares of Pubco Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Pubco Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Pubco Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Pubco Common Stock, in determining the price payable for Pubco Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Pubco Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Pubco Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Pubco, at any time while the Pubco Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Pubco Common Stock on account of such shares of Pubco Common Stock (or other shares of capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends (initially defined as up to $0.50 per share in a 365 day period), (c) to satisfy the redemption rights of the holders of BFAC Ordinary Shares in connection with the Business Combination, (d) to satisfy the redemption rights of the holders of BFAC Ordinary Shares in connection with a stockholder vote to amend the Certificate of Incorporation (i) to modify the substance or timing of BFAC’s obligation to redeem 100% of the BFAC Ordinary Shares if BFAC does not complete the Business Combination within the required time period or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of the Public Shares upon failure to complete the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Pubco Common Stock in respect of such event.

If the number of outstanding shares of Pubco Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Pubco Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Pubco Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Pubco Common Stock.

Whenever the number of shares of Pubco Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Pubco Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Pubco Common Stock so purchasable immediately thereafter.

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In case of any reclassification or reorganization of the outstanding shares of Pubco Common Stock (other than those described above or that solely affects the par value of such shares of Pubco Common Stock), or in the case of any merger or consolidation of Pubco with or into another corporation (other than a consolidation or merger in which Pubco is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Pubco Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Pubco as an entirety or substantially as an entirety in connection with which Pubco is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Pubco Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Pubco Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the Warrant Holder for the loss of the option value portion of the warrant due to the requirement that the Warrant Holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Pubco Warrants will be issued in registered form under the Warrant Agreement by and among Continental, the warrant agent (if other than Continental), BFAC and Pubco. The Warrant Agreement will provide that the terms of the Pubco Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding Pubco Warrants. You should review a copy of the Warrant Agreement for a complete description of the terms and conditions applicable to the Pubco Warrants.

Exclusive Forum

The Pubco Charter will require, to the fullest extent permitted by law, that derivative actions brought in its name, actions against Pubco’s directors, officers and employees for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits Pubco by providing increased consistency in the application of law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against Pubco’s directors and officers.

Notwithstanding the foregoing, the Court of Chancery of the State of Delaware shall not be the sole and exclusive forum for any of the following actions: (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or, in each case, rules and regulations promulgated thereunder, for which there is exclusive federal or concurrent federal and state jurisdiction

Anti-Takeover Effects of Provisions of the Pubco Charter and Bylaws

The provisions of the Pubco Charter and the Pubco Bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Pubco Common Stock.

The Pubco Charter and the Pubco Bylaws will contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Pubco Board and that may have the effect of delaying, deferring or preventing a future takeover or change in control of Pubco unless such takeover or change in control is approved by the Pubco Board.

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These provisions include:

Advance Notice Procedures. The Pubco Bylaws provide that Pubco stockholders seeking to bring business before Pubco’s annual meeting of stockholders, or to nominate candidates for election as directors at Pubco’s annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by Pubco secretary at Pubco’s principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in Pubco’s annual proxy statement must comply with the notice periods contained therein. The Pubco Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude Pubco’s stockholders from bringing matters before Pubco’s annual meeting of stockholders or from making nominations for directors at Pubco’s annual meeting of stockholders.

Authorized but Unissued Shares. Pubco’s authorized but unissued shares of Pubco Common Stock and preferred stock will be available for future issuance without stockholder approval, subject to rules of the securities exchange on which the Pubco Common Stock is listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, in connection with the redemption or exchange of Pubco Warrants and employee benefit plans. The existence of authorized but unissued shares of Pubco Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of Pubco Common Stock by means of a proxy contest, tender offer, merger or otherwise.

Classified Board Upon Change in Controlling Stockholder. The Pubco Board shall be divided into three classes, Class A, Class B and Class C. Class A will serve for a term expiring at the first annual meeting after such change, Class B will serve for a term expiring at the second annual meeting after such change and Class C will serve for a term expiring at the third annual meeting after such change. Commencing at the first annual meeting of stockholders after such change, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. The existence of a classified board may extend the time required to make any change in control of the Pubco Board when compared to a corporation with an unclassified board. It may take two annual meetings for the Pubco stockholders to effect a change in control of the Pubco Board, because in general less than a majority of the members of the Pubco Board will be elected at a given annual meeting. Once the Pubco Board is classified, and because the Pubco Charter does not otherwise provide, under Delaware law, Pubco’s directors may only be removed for cause.

Special Meetings of Stockholders. The Pubco Bylaws provide that special meetings of Pubco’s stockholders may be called only by the Chairman, the Chief Executive Officer or the Pubco Board.

Business Combinations. Pubco will opt out of Section 203, but the Pubco Organizational Documents will have protections similar to those afforded by Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in the following prescribed manner:

•	prior to the time of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

•

on or subsequent to the time of the transaction, the business combination is approved by the board and authorized at an annual meeting stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, for purposes of Section 203, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s outstanding voting securities.

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Such provisions may encourage companies interested in acquiring Pubco to negotiate in advance with the Pubco Board because the stockholder approval requirement would be avoided if the Pubco Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, such provisions also could discourage attempts that might result in a premium over the market price for the shares held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent of Pubco will be Continental Stock Transfer & Trust Company and its contact information is:

Continental Stock Transfer & Trust Company

1 State Street Plaza, 30th Floor

New York, New York 10004

Listing of Pubco Class B Common Stock and Pubco Warrants

BFAC has applied for listing of the Pubco Class B Common Stock and Pubco Warrants on the Nasdaq Global Market, under the symbols “KIDZ” and “KIDZW”, as of immediately following the Closing.

Dividends

The payment of cash dividends in the future will be dependent upon Pubco’s revenues and earnings, if any, capital requirements and general financial conditions subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Pubco Board at such time.

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SHARES ELIGIBLE FOR FUTURE SALE

Business Combination Shares

Pubco will issue 6,535,014 shares of Pubco Class A Common Stock, 5,964,986 shares of Pubco Class B Common Stock and 1,000,000 shares of Pubco Preferred Stock to existing equityholders of the Company in connection with the Business Combination and up to 12,308,125 shares of Pubco Class B Common Stock to existing shareholders of BFAC (assuming no holders of Public Shares exercise redemption rights). All of the Pubco Common Stock and Pubco Preferred Stock issued in connection with the Business Combination is expected to be freely transferable by persons other than by BFAC’s and the Company’s respective “affiliates” without restriction or further registration under the Securities Act, subject to any lock-up or other contractual restrictions. Sales of substantial amounts of the Pubco Common Stock in the public market could adversely affect prevailing market prices of the Pubco Common Stock.

Lock-up Provisions and Agreements

The holders of the Founder Shares have agreed not to transfer, assign or sell any of the Founder Shares until the earlier of (i) one year after the completion of BFAC’s initial business combination, such as the Business Combination would constitute, (ii) the date on which BFAC completes a liquidation, merger, capital stock exchange or other similar transaction after an initial business combination that results in all shareholders of BFAC having the right to exchange their BFAC Class A ordinary shares for cash, securities or other property or (iii) if, after an initial business combination, the closing price of the ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after such initial business combination.

Pursuant to and as a condition to closing the transactions contemplated by the Business Combination Agreement, BFAC, the Company and certain of their respective securityholders will enter into the Lockup Agreement. Pursuant to such Lockup Agreement, subject to certain exceptions, (i) the Company stockholders receiving Pubco Class A Common Stock in the Business Combination will agree not to sell, transfer or assign such shares for a period of 12 months from the Closing, (ii) certain of the Company’s management team members will agree not to sell, transfer or assign the shares of Pubco Class B Common Stock they receive in the Business Combination for a period of six months from the Closing and (iii) the former noteholders of the Company will agree not to sell, transfer or assign the shares of Pubco Class B Common Stock they receive in the Business Combination for a period of six months from the Closing. .

Registration Rights

The holders of the Founder Shares are entitled to registration rights pursuant to a registration rights agreement dated December 14, 2021 requiring the Pubco to register such securities for resale. Subject to certain limitations set forth in such agreement, the holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that Pubco register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require Pubco to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that Pubco will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. Pubco will bear the expenses incurred in connection with the filing of any such registration statements.

In connection with the PIPE Financing, Pubco has entered into the PIPE Registration Rights Agreement granting the PIPE Investors demand and piggyback registration rights.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•

at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there are [•] BFAC Ordinary Shares outstanding. Of these shares, [•] shares sold in the initial public offering of BFAC are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 8,625,000 shares owned collectively by the Insiders, officers and directors are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

As of the date of this proxy statement/prospectus, there are a total of 17,250,000 BFAC Warrants outstanding, consisting of 17,250,000 BFAC Warrants included in the BFAC Units sold in the IPO. Such BFAC Warrants are freely tradable, except for any BFAC Warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act.

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APPRAISAL RIGHTS

Holders of record of BFAC Ordinary Shares may have appraisal rights in connection with the Merger under the Cayman Islands Companies Act. In this proxy statement, these appraisal or dissent rights are sometimes referred to as “Dissent Rights”.

Holders of record of BFAC Ordinary Shares wishing to exercise such Dissent Rights and make a demand for payment of the fair value for his, her or its BFAC Ordinary Shares must give written objection to the Merger to BFAC prior to the shareholder vote at the Shareholder Meeting to approve the Merger and follow the procedures set out in Section 238 of the Cayman Companies Act. These statutory appraisal rights are separate to and mutually exclusive of the right of Public Shareholders to demand that their Public Shares are redeemed for cash for a pro rata share of the funds on deposit in the trust account in accordance with the articles of association of BFAC.

It is possible that if a BFAC shareholder exercises appraisal rights, the fair value of the BFAC Ordinary Shares determined under Section 238 of the Cayman Companies Act could be more than, the same as, or less than such holder would obtain they exercised their redemption rights as described herein. BFAC believes that such fair value would equal the amount that Public Shareholders would obtain if they exercise their redemption rights as described herein.

BFAC shareholders need not vote against any of the Proposals at the Shareholder Meeting in order to exercise Dissent Rights. A BFAC shareholder which elects to exercise Dissent Rights must do so in respect of all the BFAC Ordinary Shares that person holds and will lose their right to exercise their redemption rights as described herein.

At the Effective Time, the BFAC Dissenting Shares shall automatically be cancelled by virtue of the Merger, and each dissenting shareholder will thereafter cease to have any rights with respect to such shares, except the right to be paid the fair value of such shares and such other rights as are granted by the Cayman Companies Act. However, if any such holder shall have failed to perfect or withdraws or shall have otherwise lost his, her or its rights under Section 238 of the Cayman Companies Act (including in the circumstances described in the immediately following paragraph) or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Cayman Companies Act, then the right of such holder to be paid the fair value of such holder’s BFAC Dissenting Shares under Section 238 of the Cayman Companies Act will cease, the shares will no longer be considered BFAC Dissenting Shares and such holder will continue to own such holder’s BFAC Ordinary Shares.

Notwithstanding the foregoing, Section 239 of the Cayman Companies Act states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent, but this shall not apply if the holders thereof are required by the terms of a plan of merger pursuant to the relevant sections of the Cayman Companies Act to accept for such shares anything except, among other things, shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders. In circumstances where any exemption under Section 239 of the Cayman Companies Act is invoked, no Dissent Rights would be available to BFAC shareholders, including those BFAC shareholders who previously delivered a written objection to the Merger prior to the Shareholder Meeting and followed the procedures set out in Section 238 of the Cayman Companies Act in full up to such date. Accordingly, such shareholder of BFAC may not have appraisal rights in connection with the Merger, on the basis that such holder’s BFAC Ordinary Shares will continue to be listed on an exchange that falls within the one of the aforesaid limitations following the closing of the Business Combination.

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HOUSEHOLDING INFORMATION

Unless BFAC has received contrary instructions, BFAC may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if BFAC believes the shareholders are members of the same family. This process, known as “householding”, reduces the volume of duplicate information received at any one household and helps to reduce BFAC’s expenses. However, if shareholders prefer to receive multiple sets of BFAC’s disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of BFAC’s disclosure documents, the shareholders should follow these instructions:

•

If the shares are registered in the name of the shareholders, the shareholders should contact BFAC at its offices at Battery Future Acquisition Corp., 8 The Green, #18195, Dover, DE, 19901, to inform BFAC of his or her request; or

•	If a bank, broker or other nominee holds the stock, the shareholders should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for shares of Pubco Class A Common Stock, Pubco Class B Common Stock and Series A Pubco Preferred Stock upon closing of the Business Combination will be Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004.

SUBMISSION OF PROPOSALS

The BFAC Board knows of no matter other than those described herein that will be presented for consideration at the Shareholder Meeting. However, should any other matters properly come before the Shareholder Meeting or any adjournments or postponements thereof, it is the intention of the person(s) named in the accompanying proxy to vote in accordance with their best judgment in the interests of BFAC.

FUTURE PROPOSALS

If the Business Combination is consummated and Pubco holds a 2024 annual general meeting of shareholders, it will provide notice of or otherwise publicly disclose the date on which the 2024 annual meeting will be held.

WHERE YOU CAN FIND MORE INFORMATION

BFAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information filed on BFAC at the SEC website, which contains reports, proxy statements and other information, at: www.sec.gov.

This proxy statement/prospectus is available without charge to BFAC’s shareholders upon written or oral request. If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Shareholder Meeting, you should contact BFAC in writing at Battery Future Acquisition Corp., 8 The Green, #18195, Dover, DE, 19901, or by telephone at (929) 465-9707.

If you have questions about the proposals or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact ClearTrust, LLC, BFAC’s proxy solicitor, by calling [•] (toll-free), or banks and brokers can call [•], or by emailing [•]. You will not be charged for any of the documents that you request.

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To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meeting, or no later than [•], 2024.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to BFAC, Pubco, Merger Sub 1 and Merger Sub 2 has been supplied by BFAC and all such information relating to the Company has been supplied by the Company. Information provided by BFAC or the Company does not constitute any representation, estimate or projection of the other.

This document is a proxy statement/prospectus of BFAC for the Shareholder Meeting. BFAC has not authorized anyone to give any information or make any representation about the Business Combination, BFAC or the Company that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

LEGAL MATTERS

Graubard Miller, New York, New York, will pass upon the validity of the Pubco Class A Common Stock, Pubco Class B Common Stock, Pubco Preferred Stock and Pubco Warrants to be issued in connection with the Business Combination. Nelson LLP, Cayman Islands, has passed upon matters of Cayman Islands law related to this proxy statement/prospectus.

EXPERTS

The financial statements of Battery Future Acquisition Corp. as of December 31, 2023 and for the year ended included in this proxy statement/prospectus have been audited by Bush & Associates CPA LLC, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of the Company as of December 31, 2023 and December 31, 2022 and for the years then ended have been audited by Michael T. Studer CPA P.C., an independent registered public accounting firm, as set forth in their report appearing elsewhere herein. Such consolidated financial statements have been so included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Battery Future Acquisition Corp. as of December 31, 2022 and for the year ended included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC., an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the BFAC Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Battery Future Acquisition Corp, 8 The Green, #18195, Dover, DE, 19901, Attention: Corporate Secretary. Following the Business Combination, such communications should be sent in care of Pubco, 450 7th Avenue, STE 905, New York, New York 10123, Attention: Corporate Secretary. Each communication will be forwarded, depending on the subject matter, to the BFAC Board, the Pubco Board, the appropriate committee chairperson or all non-management directors.

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INDEX TO FINANCIAL STATEMENTS

Class Over Inc.

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CLASS OVER INC.
UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS
(EXPRESSED IN US DOLLARS)

	September 30,	December 31,
	2024	2023
	(Unaudited)
ASSETS

Current assets:
Cash	$256,095	$787,652
Prepayments and other current assets	18,898	17,400
Due from related parties	-	9,297

Total current assets	274,993	814,349

Noncurrent assets:
Property and equipment, net	234,838	87,735
Operating lease right-of-use assets, net	1,626,711	1,845,768

Total noncurrent assets	1,861,549	1,933,503

TOTAL ASSETS	$2,136,542	$2,747,852

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$23,756	$60
Interest payable	14,820	9,969
Deferred revenues	2,634,784	2,561,246
Due to related parties	234,112	356,631
Operating lease liabilities - current	309,785	295,475
Accrued liabilities and other payables	39,213	19,517

Total current liabilities	3,256,470	3,242,898

Noncurrent liabilities:
Convertible notes payable	1,750,000	1,650,000
Operating lease liabilities - noncurrent	1,322,706	1,556,180

Total noncurrent liabilities	3,072,706	3,206,180

TOTAL LIABILITIES	6,329,176	6,449,078

Commitments and contingencies	-	-

Stockholders' equity:
Ordinary shares, $0.0001 par value, 3,500,000 shares authorized, 1,578,500 and 1,500,000 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	158	150
Additional paid-in capital	80,412	55,300
Accumulated deficit	(4,273,204)	(3,756,676)

Total stockholders' (deficit)	(4,192,634)	(3,701,226)

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$2,136,542	$2,747,852

See accompanying notes to the consolidated financial statements.

F-1

CLASS OVER INC.
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(EXPRESSED IN US DOLLARS)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Service revenues	$878,934	$747,299	$2,504,830	$2,286,115
Consulting revenues (related party)	100,000	-	300,000	-

Total revenues	978,934	747,299	2,804,830	2,286,115

Cost of revenues:
Cost of revenues	435,881	318,662	1,257,169	1,011,386

Total cost of revenues	435,881	318,662	1,257,169	1,011,386

Gross profit	543,053	428,637	1,547,661	1,274,729

Operating expenses:
Selling and marketing	165,315	117,684	421,909	363,574
General and administrative	546,389	401,057	1,605,515	1,222,054
Research and development	5,053	4,732	29,971	15,625

Total operating expenses	716,757	523,473	2,057,395	1,601,253

(Loss) from operations	(173,704)	(94,836)	(509,734)	(326,524)

Interest and other expense	(2,916)	(1,382)	(6,794)	(6,302)
	-	-
(Loss) before provision for income taxes	(176,620)	(96,218)	(516,528)	(332,826)
Provision for income taxes	-	-	-	-

Net (loss)	$(176,620)	$(96,218)	$(516,528)	$(332,826)

Net loss per share - basic and diluted	$(0.11)	$(0.06)	$(0.33)	$(0.22)
Weighted average shares outstanding - basic and diluted	1,578,500	1,500,000	1,576,487	1,500,000

See accompanying notes to the consolidated financial statements.

F-2

CLASS OVER INC.
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
(EXPRESSED IN US DOLLARS)

	Ordinary shares	Ordinary shares amount	Additional Paid-in Capital	Accumulated deficit	Total
Balance at December 31, 2023	1,500,000	$150	$55,300	$(3,756,676)	$(3,701,226)
Stock compensation issued for consulting services	78,500	8	25,112	-	25,120
Net loss	-	-	-	(167,089)	(167,089)
Balance at March 31, 2024 (unaudited)	1,578,500	158	80,412	(3,923,765)	(3,843,195)
Net loss	-	-	-	(172,819)	(172,819)
Balance at June 30, 2024 (unaudited)	1,578,500	158	80,412	(4,096,584)	(4,016,014)
Net loss	-	-	-	(176,620)	(176,620)
Balance at September 30, 2024 (unaudited)	1,578,500	$158	$80,412	$(4,273,204)	$(4,192,634)

	Ordinary shares	Ordinary shares amount	Additional Paid-in Capital	Accumulated deficit	Total

Balance at December 31, 2022	1,500,000	$150	$55,300	$(3,323,621)	$(3,268,171)
Net loss	-	-	-	(147,140)	(147,140)
Balance at March 31, 2023 (unaudited)	1,500,000	150	55,300	(3,470,761)	(3,415,311)
Net loss	-	-	-	(89,468)	(89,468)
Balance at June 30, 2023 (unaudited)	1,500,000	150	55,300	(3,560,229)	(3,504,779)
Net loss	-	-	-	(96,218)	(96,218)
Balance at September 30, 2023 (unaudited)	1,500,000	$150	$55,300	$(3,656,447)	$(3,600,997)

See accompanying notes to the consolidated financial statements.

F-3

CLASS OVER INC.
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(EXPRESSED IN US DOLLARS)

	For the Nine Months Ended September 30,
	2024	2023
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net (loss)	$(516,528)	$(332,826)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	38,602	20,806
Amortization of operating lease right-of-use assets	219,057	210,711
Stock compensation issued for consulting services	25,120	-
Changes in operating assets and liabilities:
Due from related parties	9,297	(28,743)
Prepayments and other current assets	(1,498)	(6,525)
Accounts payable	23,696	34,297
Interest payable	4,851	3,949
Deferred revenues	73,538	(70,611)
Operating lease liabilities	(219,164)	(205,944)
Due to related parties	(252,519)	19,738
Accrued liabilities and other payables	19,696	(21,117)
Net cash (used in) operating activities	(575,852)	(376,265)

Cash flows from investing activities:
Purchases of property and equipment	(185,705)	-
Net cash (used in) investing activities	(185,705)	-

Cash flows from financing activities:
Proceeds from convertible notes payable	100,000	-
Proceeds from loan payable (related party)	130,000	-
Net cash provided by financing activities	230,000	-

Net (decrease) in cash	(531,557)	(376,265)
Cash, beginning of period	787,652	645,426

Cash, end of period	$256,095	$269,161

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$-	$-
Income taxes	$-	$-

See accompanying notes to the consolidated financial statements.

F-4

CLASS OVER INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED September 30, 2024 AND 2023

(UNAUDITED)

Note 1. Description of the Business and Basis of Presentation

Class Over Inc. (the “Company” or “Classover DE”) was formed on March 16, 2022 as a holding company in Delaware, which was 100% controlled by the sole owner Hui Luo. Class Over Inc. (“Classover NJ”) was formed on June 16, 2020 in New Jersey, which was 100% controlled by the sole owner Hui Luo. Classover NJ is an online enrichment program that offers over 20 courses taught by certified instructors. It caters to children aged 4 to 17, providing personalized attention and a supportive learning environment. On April 19, 2022, Classover DE entered into a stock transfer agreement with Classover NJ. After the share exchange, Classover DE owned 100% of Classover NJ.

Classover DE and Classover NJ were under common control as the same shareholder held more than 50% of the voting ownership interest of each entity. Accordingly, the accompanying consolidated financial statements retroactively reflect the reorganization effective for all periods presented.

Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”), regarding financial reporting, and include all normal and recurring adjustments that management of the Company considers necessary for a fair presentation of its financial position and operating results. The results of operations for the three and nine months ended September 30, 2024 are not necessarily indicative of results to be expected for any other interim period or for the full year of 2024. Accordingly, these statements should be read in conjunction with the Company’s audited financial statements and notes thereto as of and for the years ended December 31, 2023 and 2022.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As of September 30, 2024, the Company had cash of $256,095, current liabilities of $3,256,470, a stockholders’ deficit of $4,192,634, and a working capital deficit of $2,981,477. For the three months ended September 30, 2024 and 2023, the Company had losses of $176,620 and $96,218, respectively, and for the nine months ended September 30, 2024 and 2023, the Company had losses from operations of $516,528 and $332,826, respectively. These factors among others raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.

On November 22, 2024, the Company, Classover Holdings Inc (“Pubco”), and Battery Future Acquisition Corp (“BFAC”) executed a securities purchase agreement with a PIPE investor for up to 5,000 shares of Series B Preferred Stock of Pubco (the “Series B Pubco Preferred Stock”) at a purchase price of up to an aggregate of $5 million in a private financing (“PIPE”). Of such shares, (i) 2,400 shares shall be issued upon consummation of the Business Combination, (ii) up to 1,600 shares shall be issued upon exercise of certain warrants to purchase shares of Series B Pubco Preferred Stock (the “First Preferred Warrants”), which the holder may exercise at any time on or after the issuance date; provided that, subject to the satisfaction of certain conditions, Pubco has the right to force the exercise of such First Preferred Warrants at any time on or after 60 trading days after the consummation of the Business Combination  and (iii) up to 1,000 shares shall be issued upon exercise of certain warrants to purchase shares of Series B Pubco Preferred Stock (the “Second Preferred Warrants”, and collectively with the First Preferred Warrants, the “Preferred Warrants”), which the Holder may exercise at any time on or after the 6-month anniversary of the consummation of the business combination. The Preferred Warrants expire on the 12-month anniversary of the consummation of the business combination and have an initial exercise price of $1,000, subject to adjustment as set forth therein.

The Company has evaluated the significance and conditions of the PIPE financing and concluded that the PIPE is an effective mitigation plan that provides sufficient liquidity to support the Company’s continuous operations and to meet its payment obligations when liabilities fall due within the next twelve months from the date of issuance of these combined and consolidated financial statements. Accordingly, assuming that the closing of the business combination and the closing of the first installment of the PIPE occurs, the factors raising the going concern uncertainty will be alleviated.

These financial statements do not include any adjustment relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2. Summary of Significant Accounting Policies

Accounting Principles—The consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States of America (GAAP).

Principles of Consolidation—The consolidated financial statements include the financial statements of the Company and its subsidiary. All significant intercompany transactions and balances between the Company and its subsidiary are eliminated upon consolidation.

F-5

Use of Estimates—The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant estimates and assumptions reflected in the consolidated financial statements include, but are not limited to, useful lives of property and equipment, valuation of deferred tax assets and liabilities, operating lease right-of-use assets and liabilities and deferred revenue. Actual results may differ materially from such estimates. Management believes that the estimates, and judgments upon which they rely, are reasonable based upon information available to them at the time that these estimates and judgments are made. To the extent that there are material differences between these estimates and actual results, the Company’s consolidated financial statements will be affected.

Revenue Recognition— The Company has three predominant sources of revenue: time-based subscriptions, credit-based subscriptions to our online courses, and marketing consulting services.

Subscription Revenue

Customers are required to pay in advance to enroll for courses.  For time-based subscriptions, we are obligated to provide students with unlimited access to our course for a specified term. For credit-based subscriptions, we offer our students the flexibility to take courses at any time up to the limit of their prepaid balance. Each contract of the online education service is accounted for as a single performance obligation which is satisfied ratably over the service period. We charge fixed fees for the services contracts. The proceeds collected are initially recorded as deferred revenue. For credit-based subscriptions, revenues are recognized proportionately as the courses are delivered. For time-based subscriptions, revenues are recognized on a straight-line basis over the subscription period from the date in which the students activate the courses to the date of expiration. Refunds are provided to the students who decide to withdraw from the subscribed courses within the course offer period and a proportional refund is based on the percentage of untaken courses to the total courses purchased. Historically, the Company has not experienced material refunds.

Consulting Revenue

The Company also generates revenue from consulting services. The Company’s consulting program is designed to teach startup founders within the education sector how to market their product, refine their course content, infrastructure, and business models, achieve market fit and operating efficiency, and scale the startup into a high growth education business. The Company’s performance obligation is to provide consulting services to startup founders for a specific term. Customers are required to prepay the full consulting service charge, which is fixed and determinable, at contract inception to secure program spot, and revenue is recognized over time on a straight-line basis through the service term.

Principal Agent Considerations—The Company makes its application available to be downloaded through third-party digital distribution service providers. Users who intend to enroll our courses are directed to third-party payment platforms before completing the subscription with us. The Company evaluates the purchases via third-party payment processors to determine whether its revenues should be reported gross or net of fees retained by the payment processor. The Company is the principal in the transaction with the end user as a result of controlling, hosting, and integrating the delivery of the virtual items to the end user. The Company records revenue on a gross basis as a principal and records fees paid to third-party payment platforms as cost of revenues.

Deferred Revenue— Deferred revenue mostly consists of payments we receive in advance of revenue recognition. Revenue is recognized over the life of the subscription, or as the delivery of the pre-purchased class sessions occurs. The Company classifies deferred revenue as a short-term liability on the balance sheets as the longest subscription plan is for twelve months and the remaining sessions are expected to be delivered within twelve months or less.

Cost of Revenue—Cost of revenue predominantly consists of streaming services, third-party payment processing fees, and wages for teachers and certain employees engaged in producing the revenue.

F-6

Referral Incentives – Referral incentives are course credits that we offer to our customers for referring new customers. The incentives are expensed as incurred when the credits are consummated and the corresponding expenses, which are independent educators’ compensation allocated to service the referral credits, are included in selling expenses

Cash and Cash Equivalents—Cash consists primarily of cash on hand and bank deposits. The Company maintains cash deposits with financial institutions that may exceed federally insured limits at times. The following table shows the breakout between cash on hand and bank deposits.

	September 30, 2024	December 31, 2023

Cash on hand	$11,427	$3,144
Bank deposits	244,668	784,508
Total cash shown in the Statement of Cash Flows	$256,095	$787,652

Property and Equipment—Property and equipment primarily includes computers and furniture stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line method over 5 years.

Leasehold improvements are amortized over the lesser of the life of the lease or the estimated useful life of the leasehold improvements. Costs related to maintenance and repairs that do not extend the assets’ useful life are expensed as incurred.

Income Taxes—The Company provides for income taxes in accordance with the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities for financial reporting and for income tax reporting. The deferred tax asset or liability represents the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. A valuation allowance is established for any deferred tax asset for which it is determined that it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company utilizes a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with the asset and liability method. The first step is to evaluate the tax position for recognition by determining whether evidence indicates that it is more likely than not that a position will be sustained if examined by a taxing authority.

The second step is to measure the tax benefit as the largest amount that is 50% likely of being realized upon settlement with a taxing authority. There were no amounts recorded at September 30, 2024 and December 31, 2023 related to uncertain tax positions.

Fair Value of Financial Instruments—The Company accounts for certain assets and liabilities at fair value in accordance with the accounting guidance applicable to fair value measurements and disclosures.

The carrying values of cash, accounts payable, deferred revenues, interest payable, due to related parties, and accrued liabilities and other payables are deemed to be reasonable estimates of their fair values because of their short-term nature.

Research and Development Costs— Research and development expenses are expensed as incurred and include compensation-related expenses to the outsourced subcontractors for maintenance of our online learning platform.

Segment Information and Geographic Data—FASB ASC 280, Segment Reporting, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in consolidated financial statements for details on the Company’s business segments.

F-7

The Company uses the management approach to determine reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Company’s CODM has been identified as the CEO, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. Based on management’s assessment, the Company determined that it has only one operating segment and therefore one reportable segment as defined by ASC 280.

Advertising Costs—Advertising costs amounted to $6,303 and $15,958 for the three months ended September 30, 2024 and 2023, respectively, and $49,726 and $81,349 for the nine months ended September 30, 2024 and 2023, respectively. Advertising costs are expensed as incurred and included in selling expenses.

Contingencies—The Company records accruals for contingencies and legal proceedings expected to be incurred in connection with a loss contingency when it is probable that a liability has been incurred and the amount can be reasonably estimated.

If a loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss, would be disclosed.

Operating Leases—Effective January 1, 2022, the Company adopted ASU 2016-02, “Leases” (Topic 842), and elected the practical expedients that does not require the Company to reassess: (1) whether any expired or existing contracts are, or contain, leases, (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases. For lease terms of twelve months or fewer, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. The Company also adopted the practical expedient that allows lessees to treat the lease and non-lease components of a lease as a single lease component. On November 1, 2022, the Company recognized approximately $2.2 million of right of use (“ROU”) assets and operating lease liabilities based on the present value of the future minimum rental payments of the sublease with related party Dream Go for its office space expiring on October 31,2029, using an incremental borrowing rate of 4%.

The Company determines if a contract contains a lease at inception. US GAAP requires that the Company’s leases be evaluated and classified as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain and failure to exercise such option would result in an economic penalty. The Company’s real estate sublease has been classified as an operating lease.

Since the implicit rate for the Company’s sublease was not readily determinable, the Company used its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow, on a collateralized basis, an amount equal to the lease payments, in a similar economic environment and over a similar term.

The Company generally considers the economic life of its operating lease ROU assets to be comparable to the useful life of similar owned assets. The Company has elected the short-term lease exception; therefore operating lease ROU assets and liabilities do not include leases with a lease term of twelve months or less. Our sublease does not provide a residual guarantee. The operating lease ROU asset also excludes lease incentives. Lease expense is recognized on a straight-line basis over the lease term.

F-8

The Company reviews the impairment of its ROU assets consistent with the approach applied for its other long-lived assets. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Company has elected to include the carrying amount of operating lease liabilities in any tested asset group and includes the associated operating lease payments in the undiscounted future pre-tax cash flows.

Earnings (loss) per Share

The Company computes earnings (loss) per share (“EPS”) in accordance with FASB ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income (loss) divided by the weighted average ordinary shares outstanding for the period. Diluted EPS presents the diluted effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the three and nine months ended September 30, 2024 and 2023, the convertible notes payable were excluded from the calculation of diluted EPS as their inclusion would have been anti-dilutive.

Recently Adopted Accounting Pronouncements—

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (ASU 2016-13), which modifies the measurement of expected credit losses of certain financial instruments. This new guidance was effective for private companies for fiscal years beginning after December 15, 2021, but early adoption was permitted. The adoption of this guidance did not have an impact on our consolidated financial statements and related disclosures.

Note 3. Property and Equipment, net

Property and equipment consists of the following as of September 30, 2024 and December 31, 2023:

	September 30, 2024	December 31, 2023
Computers and electronic equipment	$55,532	$55,532
Furniture and fixtures	91,018	83,178
Leasehold improvements	177,865	—
Total property and equipment	324,415	138,710
Less: accumulated depreciation	(89,577)	(50,975)
Total property and equipment, net	$234,838	$87,735

Depreciation expense was $15,222 and $6,935 for the three months ended September 30, 2024 and 2023, respectively, and $38,602 and $20,806 for the nine months ended September 30, 2024 and 2023, respectively, and is included within general and administrative expenses in the Company’s statements of operations.

Note 4. Leases

On November 1, 2022, the Company entered into an operating sublease with a related party Dream Go for its office space located at 450 7th Avenue, Suite 905, New York, NY 10123 expiring on October 31, 2029. On November 1, 2022, the Company recognized approximately $2.2 million of right of use (“ROU”) assets and operating lease liabilities based on the present value of the future minimum rental payments of the sublease, using an incremental borrowing rate of 4%.

As of September 30, 2024, the Company’s operating sublease had a remaining lease term of approximately 5.1 years.

F-9

For the three and nine months ended September 30, 2024 and 2023, rent expense for the operating sublease was $90,253 and $270,758 , respectively.

The Company’s sublease obligations as of September 30, 2024 are presented below:

Year ending December 31,
2024	$92,095
2025	370,221
2026	242,211
2027	388,790
2028	407,405
Remaining	310,114
Total future lease payments	1,810,836
Less: Interest	(178,345)
Present value of lease liabilities	$1,632,491

Future amortization of the Company’s ROU assets is presented below:

Year ended December 31,
2024	$74,468
2025	305,476
2026	314,154
2027	326,161
2028	340,709
Remaining	265,743
Total	$1,626,711

Subleases

On November 1, 2022, the Company entered into sublease agreements with related parties (1) Dream Legal Group, Inc., (2) Tigerless Health, Inc., and (3) First Cover, Inc. to sub rent portions of its office space located at 450 7 th Avenue, Suite 905, New York, NY 10123. These subleases are month-to-month leases starting on November 1, 2022 and ending upon a notice of 30 days from either party.

On July 1, 2024, the Company terminated the subleases with Tigerless Health, Inc, and First Cover, Inc. Sublease income is recognized on the straight line basis over the lease term. Billed and uncollected operating lease receivables will be included in due from related parties which are stated at their estimated net realizable value. For the three months ended September 30, 2024 and 2023, the Company’s income from these three subleases totaled $23,471 and $37,888, respectively, and for the nine months ended September 30, 2024 and 2023, the Company’s income from these three subleases totaled $86,092 and $112,256, respectively (which has been reflected as a reduction of general and administrative expenses in the accompanying consolidated Statements of Operations).

Note 5. Accrued Liabilities and Other Payables

Accrued liabilities and other payables consisted of the following:

	September 30, 2024	December 31, 2023
Credit card payable	$33,812	$15,289
Payroll tax payable	5,401	4,228
Total	$39,213	$19,517

F-10

Note 6. Income Taxes

The Company had no income tax provision for the three and six months ended June 30, 2024 and 2023.

The Company has the following deferred tax assets (liabilities) as of June 30, 2024 and December 31 2023:

	June 30, 2024	December 31, 2023
Net operating loss carryforwards	$843,192	$790,223
Deferred revenue	11,336	-
Other expense temporary difference	9,651	2,544
Total deferred tax assets	864,179	792,767
Deferred tax liability- Depreciation	(2,777)	(2,777)
Allowance	(861,402)	(789,990)
Net deferred taxes	$-	$-

The Company evaluated the recoverable amounts of deferred tax assets, and provided a valuation allowance to the extent that future taxable profits will not be available against which the net operating loss and temporary differences can be utilized. A valuation allowance is provided against deferred tax assets when the Company determines that it is more likely than not that the deferred tax assets will not be utilized in the future. In making such determination, the Company considered factors including future taxable income exclusive of reversing temporary differences and tax loss carry forwards. The Company has provided a full valuation allowance for the net deferred tax asset as it is not more likely than not that the asset will be realized.

The provision for income taxes differs from the amounts computed by applying the federal statutory rate as follows for the periods ended June 30, 2024 and 2023:

	June 30, 2024	June 30, 2023
Federal statutory rate	21.0%	21.0%
Valuation allowance	(21.0)	(21.0)

Effective income tax rate	0.0%	0.0%

The effective tax rate for the three and six months ended June 30, 2024 and 2023 is less than the statutory rate primarily as a result of the valuation allowance for net deferred tax assets.

No uncertain tax benefits have been recorded for the three and six months ended June 30, 2024 and 2023

On March 27, 2020, the “Coronavirus Aid, Relief and Economic Security (CARES) Act” (the “Act”) was signed into law. The Act includes provisions relating to refundable payroll tax credits, deferment of the employer portion of certain payroll taxes, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The Company analyzed the provisions of the Act and determined there was no significant impact to its income taxes for the periods presented.

As of June 30, 2024, the Company has approximately $4,015,000 in federal net operating loss carryforwards. These loss carryforwards have an indefinite life.

The Company’s tax years 2020 and forward generally remain subject to examination by federal and state tax authorities.

F-11

Note 7. Related parties

As of September 30, 2024 and December 31, 2023, The Company has related party transactions with the following affiliates and affiliated entities:

Related Party Name	Relationship
Hui Luo	Majority owner of the Company
Liu Yi	Spouse of Hui Luo
Genius Kid Class LLC	An entity controlled by Yi Liu
Dream Legal Group, Inc	An entity controlled by Hui Luo
Ideal Force LLC	An entity controlled by Yi Liu
Tigerless Health, Inc*	Hui Luo as a minority shareholder
First Cover, Inc*	Hui Luo as a minority shareholder
Dreamgo Inc.	An entity controlled by Hui Luo

*In November 2023, Hui Luo transfered the minority ownership of Tigerless Heath, Inc and First Cover, Inc to other third parties and those two entities are no longer related parties of the Company.

Due from related parties

	September 30, 2024	December 31, 2023

Due from First Cover, Inc*	$—	$2,699
Due from Tigerless Health, Inc*	—	6,598
Due from Dream Legal Group, Inc.	—	-
Total due from related parties	$—	$9,297

*As of September 30, 2024, Tigerless Heath, Inc and First Cover, Inc are no longer related parties to Classover.

Due to related parties

	September 30, 2024	December 31, 2023

Due to Liu Yi-accrued interest on convertible note (see Note 8)	$2,969	$2,146
Due to Luo Hui-accrued interest on promissory note***	867	—
Due to Dream go Inc.	100,276	54,485
Due to Genius Kid Class LLC**	—	300,000
Total due to related parties - current	104,112	356,631
Due to Liu Yi – convertible note due February 7, 2027 (see Note 8)	250,000	250,000
Due to Luo Hui – promissory note***	130,000	—
Total due to related parties	$484,112	$606,631

**Consulting fee received in advance. Services were provided over the nine months ended September 30, 2024.

*** Due on August 15, 2025; at a rate of 4% per annum

F-12

The following table represents related party transactions for the three and nine months ended September 30, 2024 and 2023:

		Three Months Ended		Nine Months Ended
Name	Business Purpose of Transaction	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Dream Legal Group, Inc	Sublease income	$23,471	$15,000	$48,471	$45,000
First Cover, Inc*	Sublease income	—	5,722	—	16,814
Tigerless Health, Inc*	Sublease income	—	17,166	—	50,442
Dreamgo Inc.	Rent expense	90,253	90,253	270,758	270,758
Genius Kid Class LLC	Consulting revenue	100,000	—	300,000	—

*In November 2023, Hui Luo transferred the minority ownership of Tigerless Heath, Inc and First Cover, Inc to other third parties and those two entities are no longer related parties of the Company.

Sublease income has been reflected as a reduction of general and administrative expenses in the accompanying consolidated statements of operations.

As of September 30, 2024 and December 31, 2023, the Company has the following ROU assets and operating lease liabilities recognized from related party under ASC 842 (Note 4):

		September 30, 2024	December 31, 2023
Dreamgo Inc.	ROU assets	$1,626,711	$1,845,768
Dreamgo Inc.	Short term obligation under operating leases	$(309,785)	$(295,475)
Dreamgo Inc.	Long term obligation under operating leases	$(1,322,706)	$(1,556,180)

Note 8. Convertible Notes Payable

Promissory convertible notes are unsecured obligations subordinated to the Company’s senior debts, if any. These notes have a principal balance that accrues simple interest at a rate of 0.44% per annum and matures five years from the date of issuance.

The conversion of these notes into equity occurs at the earliest of:

1)	the closing of the next qualified equity financing, which is the next sale of preferred stock for purpose of raising capital following the issuance of convertible notes; or
2)

at the election of the requisite noteholders following a corporate transaction, which occurs at i) the sale, transfer, or disposition of all or substantially all of the Company’s assets; or ii) the consummation of a merger or consolidation of the Company with or into entity; or iii) the transfer of more than 50% of outstanding voting securities of the Company; or

3)	at the maturity.

The conversion price is calculated based on:

1)	the product of 80% and the lowest per share purchase price of preferred stock issued in the next equity financing; or
2)	the quotient resulting from dividing a conversion valuation cap by the fully diluted capitalization of the Company immediately prior to the closing of a corporate transaction; or
3)	the quotient resulting from dividing a conversion valuation cap by the fully diluted capitalization of the Company immediately prior to maturity.

F-13

Convertible notes payable is comprised of the following as of September 30, 2024 and December 31, 2023:

Borrower No.	Amount	Interest Rate	Conversion Cap	Closing Date	Maturity Date	September 30, 2024	December 31, 2023
1	$250,000	0.44%	$3,000,000	2/7/2022	2/7/2027	$250,000	$250,000
2	250,000	0.44%	3,000,000	2/7/2022	2/7/2027	250,000	250,000
3	50,000	0.44%	3,000,000	2/7/2022	2/7/2027	50,000	50,000
4	50,000	0.44%	3,000,000	2/7/2022	2/7/2027	50,000	50,000
5	10,000	0.44%	3,000,000	2/7/2022	2/7/2027	10,000	10,000
6	50,000	0.44%	3,000,000	2/7/2022	2/7/2027	50,000	50,000
7	30,000	0.44%	3,000,000	2/7/2022	2/7/2027	30,000	30,000
8	100,000	0.44%	3,000,000	2/7/2022	2/7/2027	100,000	100,000
9	50,000	0.44%	3,000,000	2/7/2022	2/7/2027	50,000	50,000
10	20,000	0.44%	3,000,000	2/7/2022	2/7/2027	20,000	20,000
11	20,000	0.44%	3,000,000	2/7/2022	2/7/2027	20,000	20,000
12	20,000	0.44%	3,000,000	3/3/2022	3/3/2027	20,000	20,000
13	250,000	0.44%	3,000,000	2/7/2022	2/7/2027	250,000	250,000
14	50,000	0.44%	3,000,000	4/7/2022	4/7/2027	50,000	50,000
15	200,000	0.44%	5,000,000	12/6/2023	12/6/2028	200,000	200,000
16	50,000	0.44%	5,000,000	3/15/2024	3/15/2029	50,000	-
17	50,000	0.44%	5,000,000	3/15/2024	3/15/2029	50,000	-
Subtotals	1,500,000					1,500,000	1,400,000
Spouse of sole stock-holder	250,000	0.44%	3,000,000	2/7/2022	2/7/2027	250,000	250,000
Totals	$1,750,000					$1,750,000	$1,650,000

Note 9. Segment information and revenue analysis

The Company follows ASC 280, Segment Reporting, which requires that companies disclose segment data based on how management makes decisions about allocating resources to each segment and evaluating their performances. The Company has one reporting segment. The Company’s chief operating decision maker has been identified as the chief executive officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company and hence the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting.

Disaggregated information of revenues by stream are as follows:

	Three Months Ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Revenues:
Time-based subscriptions	$324,583	$335,523	$888,915	$1,045,109
Credit-based subscriptions	554,351	411,776	1,615,915	1,241,006
Marketing revenues (related party)	100,000	—	300,000	—
Total revenues	$978,934	$747,299	$2,804,830	$2,286,115

F-14

Note 10. Commitments and Contingencies

Acquisition Agreement

On May 12, 2024, the Company executed an Agreement and plan of merger with Battery Future Acquisition Corp. ( “BFAC”), Classover Holdings, Inc. (“Pubco”), BFAC Merger Sub 1 Corp. (“Merger Sub 1”), and BFAC Merger Sub 2 Corp. (“Merger Sub 2”). The agreement provides for Pubco’s acquisition of 100% of the issued and outstanding equity of the Company in exchange for the issuance of 1) an aggregate of 6,534,014 shares of Pubco Class A common stock and 2) an aggregate of 5,964,986 shares of Pubco Class B common stock to the Company stockholders and Company noteholders and 3) an aggregate of 1,000,000 shares of Pubco preferred stock allocated among the Company stockholders and Company noteholders as specified in the Merger Agreement. Closing of the agreement is subject to satisfaction of certain conditions precedent to closing.

Legal Proceedings

The Company may be involved in various claims and legal actions arising in the ordinary course of business. The Company establishes an accrued liability for legal proceedings only when those matters present loss contingencies that are both probable and reasonably estimatable.

At September 30, 2024, the Company was not involved in any material legal proceedings regarding claims or legal actions against the Company.

Note 11. Concentration of risk

Credit risk—The Company’s concentration of credit risk relates to financial institutions holding the Company’s cash. The Company maintains cash deposits with financial institutions that may exceed federally insured limits at times. The insurance coverage for cash deposits at each bank is $250,000. As of September 30, 2024, the cash balance in each financial institution is insured by the FDIC. Management believes that the financial institutions that hold the Company’s deposits are financially credit worthy and, accordingly, minimal credit risk exists with respect to those balances.

Customer concentration risk—For the three and nine months ended September 30, 2024 and 2023, no customer accounted for more than 10% of the Company’s total revenues.

Vendor concentration risk—For the three and nine months ended September 30, 2024 and 2023, no vendor accounted for over 10% of the Company’s total purchases.

Note 12. Subsequent Events

On November 22, 2024, the Company, Classover Holdings Inc (“Pubco”), and Battery Future Acquisition Corp (“BFAC”) executed a securities purchase agreement with a PIPE investor for up to 5,000 shares of Series B Preferred Stock of Pubco (the “Series B Pubco Preferred Stock”) at a purchase price of up to an aggregate of $5 million in a private financing (“PIPE”). Of such shares, (i) 2,400 shares shall be issued upon consummation of the Business Combination, (ii) up to 1,600 shares shall be issued upon exercise of certain warrants to purchase shares of Series B Pubco Preferred Stock (the “First Preferred Warrants”), which the holder may exercise at any time on or after the issuance date; provided that, subject to the satisfaction of certain conditions, Pubco has the right to force the exercise of such First Preferred Warrants at any time on or after 60 trading days after the consummation of the Business Combination  and (iii) up to 1,000 shares shall be issued upon exercise of certain warrants to purchase shares of Series B Pubco Preferred Stock (the “Second Preferred Warrants”, and collectively with the First Preferred Warrants, the “Preferred Warrants”), which the Holder may exercise at any time on or after the 6-month anniversary of the consummation of the business combination. The Preferred Warrants expire on the 12-month anniversary of the consummation of the business combination and have an initial exercise price of $1,000, subject to adjustment as set forth therein.

F-15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Class Over Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Class Over Inc. (the “Company”) as of December 31, 2023 and December 31, 2022 and the related consolidated statements of operations, changes in stockholder’s equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Class Over Inc. as of December 31, 2023 and December 31, 2022 and the results of their operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

Explanatory Paragraph Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notte 1 to the consolidated financial statements, the Company’s present financial situation raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Michael T. Studer CPA P.C.

Michael T. Studer CPA P.C.

Freeport, New York

May 13, 2024

We have served as the Company’s auditor since 2024.

F-16

CLASS OVER INC.
CONSOLIDATED BALANCE SHEETS
(EXPRESSED IN US DOLLARS)

	December 31,	December 31,
	2023	2022

ASSETS

Current assets:
Cash	$787,652	$645,426
Prepayments and other current assets	17,400	8,500
Due from related parties	9,297	5,000

Total current assets	814,349	658,926

Noncurrent assets:
Property and equipment, net	87,735	115,476
Operating lease right-of-use assets, net	1,845,768	2,128,077

Total noncurrent assets	1,933,503	2,243,553

TOTAL ASSETS	$2,747,852	$2,902,479

LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
Accounts payable	$60	$544
Interest payable	9,969	4,689
Deferred revenues	2,561,246	2,501,620
Due to related parties	356,631	32,070
Operating lease liabilities - current	295,475	277,578
Accrued liabilities and other payables	19,517	52,494

Total current liabilities	3,242,898	2,868,995

Noncurrent liabilities:
Convertible notes payable	1,650,000	1,450,000
Operating lease liabilities - noncurrent	1,556,180	1,851,655

Total noncurrent liabilities	3,206,180	3,301,655

TOTAL LIABILITIES	6,449,078	6,170,650

Commitments and contingencies	-	-

Stockholder's equity:
Ordinary shares, $0.0001 par value, 3,500,000 shares authorized, 1,500,000 shares issued and outstanding as of December 31, 2023 and 2022*	150	150
Additional paid-in capital	55,300	55,300
Accumulated deficit	(3,756,676)	(3,323,621)

Total stockholder's equity	(3,701,226)	(3,268,171)

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$2,747,852	$2,902,479

* Shares and per share data are presented on a retroactive basis to reflect the recapitalization on April 19, 2022.

See accompanying notes to the consolidated financial statements.

F-17

CLASS OVER INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(EXPRESSED IN US DOLLARS)

	For the Year Ended December 31,
	2023	2022

Revenues:
Service revenues	$2,996,835	$1,898,718
Consulting revenues (related party)	100,000	-

Total revenues	3,096,835	1,898,718

Cost of revenues:
Cost of revenues	1,437,979	1,863,748

Total cost of revenues	1,437,979	1,863,748

Gross profit	1,658,856	34,970

Operating expenses:
Selling and marketing	505,518	561,941
General and administrative	1,551,633	1,644,114
Research and development	26,730	148,149

Total operating expenses	2,083,881	2,354,204

(Loss) from operations	(425,025)	(2,319,234)

Interest and other expense	(8,030)	(6,662)

(Loss) before provision for income taxes	(433,055)	(2,325,896)
Provision for income taxes	-	-

Net (loss)	$(433,055)	$(2,325,896)

Net loss per share - basic and diluted	(0.29)	(1.55)
Weighted average shares outstanding - basic and diluted*	1,500,000	1,500,000

* Shares and per share data are presented on a retroactive basis to reflect the recapitalization on April 19, 2022.

See accompanying notes to the consolidated financial statements.

F-18

CLASS OVER INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
(EXPRESSED IN US DOLLARS)

	Ordinary shares*	Ordinary shares amount	Additional Paid-in Capital	Accumulated deficit	Total

Balance at December 31, 2021	1,500,000	$150	$55,000	$(997,725)	$(942,575)
Capital contribution	-	-	300	-	300
Net loss	-	-	-	(2,325,896)	(2,325,896)
Balance at December 31, 2022	1,500,000	150	55,300	(3,323,621)	(3,268,171)
Net loss			-	(433,055)	(433,055)
Balance at December 31, 2023	1,500,000	$150	$55,300	$(3,756,676)	$(3,701,226)

* Shares and per share data are presented on a retroactive basis to reflect the recapitalization on April 19, 2022.

See accompanying notes to the consolidated financial statements.

F-19

CLASS OVER INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(EXPRESSED IN US DOLLARS)

	For the Year Ended December 31,
	2023	2022

Cash flows from operating activities:
Net (loss)	$(433,055)	$(2,325,896)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	27,741	13,234
Amortization of operating lease right-of-use assets	282,309	46,007
Changes in operating assets and liabilities:
Due from related parties	(4,297)	(4,300)
Prepayments and other current assets	(8,900)	(2,750)
Accounts payable	(484)	544
Interest payable	5,280	4,689
Deferred revenues	59,626	1,431,603
Operating lease liabilities	(277,578)	(44,850)
Due to related parties	324,561	(85,175)
Accrued liabilities and other payables	(32,977)	32,015
Net cash (used in) operating activities	(57,774)	(934,879)

Cash flows from investing activities:
Purchases of property and equipment	-	(88,710)
Net cash provided by (used in) investing activities	-	(88,710)

Cash flows from financing activities:
Proceeds from convertible notes payable	200,000	1,450,000
Capital contribution	-	300
Net cash provided by financing activities	200,000	1,450,300

Net increase in cash	142,226	426,711
Cash, beginning	645,426	218,715

Cash, ending	$787,652	$645,426

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$-	$-
Income taxes	$-	$-

Non-cash activities:
Initial recognition of right-of-use assets and lease liabilities	$-	$2,174,084

See accompanying notes to the consolidated financial statements.

F-20

Class Over INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of the Business and Basis of Presentation

Class Over Inc. (the “Company” or “Classover DE”) was formed on March 16, 2022 as a holding company in Delaware. Hui Luo (Stephanie) is a holder of majority of the stock of the Company. Class Over Inc. (“Classover NJ”) was formed on June 16, 2020 in New Jersey, which was 100% controlled by the sole owner Hui Luo. Classover NJ is an online enrichment program that offers various courses taught by certified instructors. It caters to children aged 4 to 17, providing personalized attention and a supportive learning environment. On April 19, 2022, Classover DE entered into a stock transfer agreement with Classover NJ. After the share exchange, Classover DE owned 100% of Classover NJ.

Classover DE and Classover NJ were under common control as the same shareholder held more than 50% of the voting ownership interest of each entity. Accordingly, the accompanying consolidated financial statements retroactively reflect the reorganization effective for all periods presented.

Basis of Presentation—The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) from the Company’s accounting records and reflect the financial position and results of operations for the fiscal years ended December 31, 2023 and 2022.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As of December 31, 2023, the Company had cash of $787,652, current liabilities of $3,242,898, and a stockholder’s deficit of $3,701,226. For the years ended December 31, 2023 and December 31, 2022, the Company had losses from operations of $425,025 and $2,319,234, respectively. These factors among others raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. Management plans to seek debt and/or equity financing to operate until such time as the Company has established sufficient ongoing revenues to cover its costs. However, there is no assurance that management will be successful in accomplishing its plans. These financial statements do not include any adjustment relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should be the Company be unable to continue as a going concern.

Note 2. Summary of Significant Accounting Policies

Accounting Principles—The consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States of America (GAAP).

Principles of consolidation—The consolidated financial statements include the financial statements of the Company and its subsidiary. All significant intercompany transactions and balances between the Company and its subsidiary are eliminated upon consolidation.

Use of Estimates—The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant estimates and assumptions reflected in the consolidated financial statements include, but are not limited to, useful lives of property and equipment, valuation of deferred tax assets and liabilities, operating lease right-of-use assets and liabilities and deferred revenue. Actual results may differ materially from such estimates. Management believes that the estimates, and judgments upon which they rely, are reasonable based upon information available to them at the time that these estimates and judgments are made. To the extent that there are material differences between these estimates and actual results, the Company’s consolidated financial statements will be affected.

F-21

Revenue Recognition— The Company has three predominant sources of revenue: time-based subscriptions, credit-based subscriptions to our online courses, and marketing consulting services.

Subscription Revenue

Customers are required to pay in advance to enroll for courses.  For time-based subscriptions, we are obligated to provide students with unlimited access to our course for a specified term. For credit-based subscriptions, we offer our students the flexibility to take courses at any time up to the limit of their prepaid balance. Each contract of the online education service is accounted for as a single performance obligation which is satisfied ratably over the service period. We charge fixed fees for the services contracts. The proceeds collected are initially recorded as deferred revenue. For credit-based subscriptions, revenues are recognized proportionately as the courses are delivered. For time-based subscriptions, revenues are recognized on a straight-line basis over the subscription period from the date in which the students activate the courses to the date of expiration. Refunds are provided to the students who decide to withdraw from the subscribed courses within the course offer period and a proportional refund is based on the percentage of untaken courses to the total courses purchased. Historically, the Company has not experienced material refunds.

Consulting Revenue

The Company also generates revenue from consulting services. The Company’s consulting program is designed to teach startup founders within the education sector how to market their product, refine their course content, infrastructure, and business models, achieve market fit and operating efficiency, and scale the startup into a high growth education business. The Company’s performance obligation is to provide consulting services to startup founders for a specific term. Customers are required to prepay the full consulting service charge, which is fixed and determinable, at contract inception to secure program spot, and revenue is recognized over time on a straight-line basis through the service term.

Principal Agent Considerations—The Company makes its application available to be downloaded through third-party digital distribution service providers. Users who intend to enroll our courses are directed to third-party payment platforms before completing the subscription with us. The Company evaluates the purchases via third-party payment processors to determine whether its revenues should be reported gross or net of fees retained by the payment processor. The Company is the principal in the transaction with the end user as a result of controlling, hosting, and integrating the delivery of the virtual items to the end user. The Company records revenue on a gross basis as a principal and records fees paid to third-party payment platforms as cost of revenues.

Deferred Revenue— Deferred revenue mostly consists of payments we receive in advance of revenue recognition. Revenue is recognized over the life of the subscription, or as the delivery of the pre-purchased class sessions occurs. The Company classifies deferred revenue as a short-term liability on the balance sheets as the longest subscription plan is for twelve months and the remaining sessions are expected to be delivered within twelve months or less.

Cost of Revenue—Cost of revenue predominantly consists of streaming services, third-party payment processing fees, and wages for teachers and certain employees engaged in producing the revenue.

Referral Incentives–Referral incentives are course credits that we offer to our customers for referring new customers. The incentives are expensed as incurred when the credits are consummated and the corresponding expenses, which are independent educators’ compensation allocated to service the referral credits, are included in selling expenses

Cash and Cash Equivalents—Cash consists primarily of cash on hand and bank deposits. The Company maintains cash deposits with financial institutions that may exceed federally insured limits at times. The following table shows the breakout between cash on hand and bank deposits.

	December 31, 2023	December 31, 2022

Cash on hand	$3,144	$150
Bank deposits	784,508	645,276
Total cash shown in the Statement of Cash Flows	$787,652	$645,426

F-22

Property and Equipment—Property and equipment primarily includes computers and furniture stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line method over 5 years.

Leasehold improvements are amortized over the lesser of the life of the lease or the estimated useful life of the leasehold improvements. Costs related to maintenance and repairs that do not extend the assets’ useful life are expensed as incurred.

Income Taxes—The Company provides for income taxes in accordance with the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities for financial reporting and for income tax reporting. The deferred tax asset or liability represents the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. A valuation allowance is established for any deferred tax asset for which it is determined that it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company utilizes a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with the asset and liability method. The first step is to evaluate the tax position for recognition by determining whether evidence indicates that it is more likely than not that a position will be sustained if examined by a taxing authority.

The second step is to measure the tax benefit as the largest amount that is 50% likely of being realized upon settlement with a taxing authority. There were no amounts recorded at December 31, 2023 and 2022 related to uncertain tax positions.

Fair Value of Financial Instruments—The Company accounts for certain assets and liabilities at fair value in accordance with the accounting guidance applicable to fair value measurements and disclosures.

The carrying values of cash, accounts payable, deferred revenues, interest payable, due to related parties, and accrued liabilities and other payables are deemed to be reasonable estimates of their fair values because of their short-term nature.

Research and Development Costs— Research and development expenses are expensed as incurred and include compensation-related expenses to the outsourced subcontractors for maintenance of our online learning platform.

Segment information and geographic data—FASB ASC 280, Segment Reporting, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in consolidated financial statements for details on the Company’s business segments.

The Company uses the management approach to determine reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Company’s CODM has been identified as the CEO, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. Based on management’s assessment, the Company determined that it has only one operating segment and therefore one reportable segment as defined by ASC 280.

F-23

Advertising costs-Advertising costs amounted to $96,255 and $114,610 for the years ended December 31, 2023 and 2022, respectively. Advertising costs are expensed as incurred and included in selling expenses.

Contingencies—The Company records accruals for contingencies and legal proceedings expected to be incurred in connection with a loss contingency when it is probable that a liability has been incurred and the amount can be reasonably estimated.

If a loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss, would be disclosed.

Operating leases—Effective January 1, 2022, the Company adopted ASU 2016-02, “Leases” (Topic 842), and elected the practical expedients that does not require the Company to reassess: (1) whether any expired or existing contracts are, or contain, leases, (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases. For lease terms of twelve months or fewer, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. The Company also adopted the practical expedient that allows lessees to treat the lease and non-lease components of a lease as a single lease component. On November 1, 2022, the Company recognized approximately $2.2 million of right of use (“ROU”) assets and operating lease liabilities based on the present value of the future minimum rental payments of the sublease with related party Dream Go for its office space expiring on October 31,2029, using an incremental borrowing rate of 4%.

The Company determines if a contract contains a lease at inception. US GAAP requires that the Company’s leases be evaluated and classified as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain and failure to exercise such option would result in an economic penalty. The Company’s real estate sublease has been classified as an operating lease.

Since the implicit rate for the Company’s sublease was not readily determinable, the Company used its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow, on a collateralized basis, an amount equal to the lease payments, in a similar economic environment and over a similar term.

The Company generally considers the economic life of its operating lease ROU assets to be comparable to the useful life of similar owned assets. The Company has elected the short-term lease exception; therefore operating lease ROU assets and liabilities do not include leases with a lease term of twelve months or less. Our sublease does not provide a residual guarantee. The operating lease ROU asset also excludes lease incentives. Lease expense is recognized on a straight-line basis over the lease term.

The Company reviews the impairment of its ROU assets consistent with the approach applied for its other long-lived assets. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Company has elected to include the carrying amount of operating lease liabilities in any tested asset group and includes the associated operating lease payments in the undiscounted future pre-tax cash flows.

Recently Adopted Accounting Pronouncements—

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (ASU 2016-13), which modifies the measurement of expected credit losses of certain financial instruments. This new guidance was effective for private companies for fiscal years beginning after December 15, 2021, but early adoption was permitted. The adoption of this guidance did not have an impact on our consolidated financial statements and related disclosures.

F-24

Note 3. Property and Equipment, net

Property and equipment consists of the following as of December 31, 2023 and 2022:

	2023	2022
Computers and electronic equipment	$55,532	$55,532
Furniture and fixtures	83,178	83,178
Total property and equipment	138,710	138,710
Less: accumulated depreciation	(50,975)	(23,234)
Total property and equipment, net	$87,735	$115,476

Depreciation expense was $27,741 and $13,234 in 2023 and 2022, respectively, and is included within general and administrative expenses in the Company’s statement of operations.

Note 4. Leases

On November 1, 2022, the Company entered into an operating sublease with a related party Dream Go for its office space located at 450 7th Avenue, Suite 905, New York, NY 10123 expiring on October 31, 2029. On November 1, 2022, the Company recognized approximately $2.2 million of right of use (“ROU”) assets and operating lease liabilities based on the present value of the future minimum rental payments of the sublease, using an incremental borrowing rate of 4%.

As of December 31, 2023, the Company’s operating sublease had a remaining lease term of approximately 5.83 years.

For the year ended December 31, 2023, rent expense for the operating sublease was $361,012.

For the year ended December 31, 2022, rent expenses for the operating sublease and the prior cancellable sublease were $60,169 and $ 68,039, respectively.

The Company’s sublease obligations as of December 31, 2023 is presented below:

Year ended December 31,
2024	$362,961
2025	370,221
2026	242,211
2027	388,790
2028	407,405
Remaining	310,115
Total future lease payments	2,081,703
Less: Interest	(230,048)
Present value of lease liabilities	$1,851,655

F-25

Future amortization of the Company’s ROU assets is presented below:

Year ended December 31,
2024	$293,525
2025	305,476
2026	314,154
2027	326,161
2028	340,709
Remaining	265,743
Total	$1,845,768

Subleases

On November 1, 2022, the Company entered into sublease agreements with related parties (1) Dream Legal Group, Inc., (2) Tigerless Health, Inc., and (3) First Cover, Inc. to sub rent portions of its office space located at 450 7th Avenue, Suite 905, New York, NY 10123. These subleases are month-to-month leases starting on November 1, 2022 and ending upon a notice of 30 days from either party. Sublease income is recognized on a straight-line basis over the lease term. Billed and uncollected operating lease receivables will be included in due from related parties which are stated at their estimated net realizable value. For the years ended December 31, 2023 and December 31, 2022, the Company’s income from these three subleases totaled $149,807 and $28,533, respectively (which has been reflected as a reduction of general and administrative expenses in the accompanying consolidated Statements of Operations).

Note 5. Accrued Liabilities and Other Payables

Accrued liabilities and other payables consisted of the following:

	As of December 31,
	2023	2022
Credit card payable	$15,289	$44,056
Payroll tax payable	4,228	8,438
Total	$19,517	$52,494

F-26

Note 6. Income Taxes

The Company had no income tax provision for the years ended December 31, 2023 and December 31, 2022.

The Company has the following deferred tax assets (liabilities) as of December 31, 2023 and 2022:

	2023	2022
Net operating loss carryforwards	790,223	302,203
Deferred revenue	-	396,871
Other expense temporary difference	2,544	1,434
Total deferred tax assets	792,767	700,508
Deferred tax liability- Depreciation	(2,777)	(1,379)
Allowance	(789,990)	(699,129)
Net deferred taxes	-	-

The Company evaluated the recoverable amounts of deferred tax assets, and provided a valuation allowance to the extent that future taxable profits will not be available against which the net operating loss and temporary differences can be utilized. A valuation allowance is provided against deferred tax assets when the Company determines that it is more likely than not that the deferred tax assets will not be utilized in the future. In making such determination, the Company considered factors including future taxable income exclusive of reversing temporary differences and tax loss carry forwards. The Company has provided a full valuation allowance for the net deferred tax asset as it is not more likely than not that the asset will be realized.

The provision for income taxes differs from the amounts computed by applying the federal statutory rate as follows for the periods ended December 31, 2023 and 2022:

	2023	2022
Federal statutory rate	21.0%	21.0%
State taxes	0.2	0.3
Other nondeductible expense	(0.2)	-
Valuation allowance	(21.0)	(21.3)

Effective income tax rate	0.0%	0.0%

The 2023 and 2022 effective tax rate is less than the statutory rate primarily as a result of the valuation allowance for net deferred tax assets.

No uncertain tax benefits have been recorded in 2023 or 2022.

On March 27, 2020, the “Coronavirus Aid, Relief and Economic Security (CARES) Act” (the “Act”) was signed into law. The Act includes provisions relating to refundable payroll tax credits, deferment of the employer portion of certain payroll taxes, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The Company analyzed the provisions of the Act and determined there was no significant impact to its income taxes for the year ended December 31, 2023.

The Company has approximately $3,762,967 in federal net operating loss carryforwards. These loss carryforwards have an indefinite life.

The Company’s tax years 2020 and forward generally remain subject to examination by federal and state tax authorities.

F-27

Note 7. Related parties

As of December 31, 2023, The Company has related party transactions with the following affiliates and affiliated entities:

Related Party Name	Relationship
Hui Luo	Sole owner of the Company
Yi Liu	Spouse of Hui Luo
Genius Kid Class LLC	An entity controlled by Yi Liu
Dream Legal Group, Inc	An entity controlled by Hui Luo
Dream Go Inc.	An entity controlled by Hui Luo

As of December 31, 2022, The Company has related party transactions with the following affiliates and affiliated entities:

Related Party Name	Relationship
Hui Luo	Sole owner of the Company
Yi Liu	Spouse of Hui Luo
Genius Kid Class LLC	An entity controlled by Yi Liu
Dream Legal Group, Inc	An entity controlled by Hui Luo
Tigerless Health, Inc	Hui Luo as a minority shareholder
First Cover, Inc	Hui Luo as a minority shareholder
Dream Go Inc.	An entity controlled by Hui Luo

Due from related parties

	As of December 31,
	2023	2022

Due from First Cover, Inc	$2,699	$—
Due from Tigerless Health, Inc	6,598
Due from Dream Legal Group, Inc.	—	5,000
Total due from related parties	$9,297	$5,000

Due to related parties

	As of December 31,
	2023	2022

Due to Yi Liu – accrued interest on convertible note	$2,146	$985
Due to Dream Go Inc.	54,485	31,085
Due to Genius Kid Class LLC**	300,000	—
Total due to related parties-current	356,631	32,070
Due to Yi Liu – convertible note due February 7, 2027	250,000	250,000
Total due to related parties	$606,631	$282,070

**Consulting fee received in advance. Services are expected to be provided over the remaining service period for ten months.

F-28

The following table represents related party transactions for the years ended December 31, 2023 and 2022:

		Year Ended December 31,
Name	Business Purpose of Transaction	2023	2022
Dream Legal Group, Inc	Sublease income	$60,000	$10,080
Dream Legal Group, Inc	Legal service expense	-	5,500
First Cover, Inc	Sublease income	22,432	3,688
Tigerless Health, Inc	Sublease income	67,295	11,065
Dream Go Inc.	Rent expense	361,012	128,208
Genius Kid Class LLC	Consulting revenue	100,000	—
Totals		$610,819	$162,241

As of December 31, 2023 and 2022, the Company has the following ROU assets and operating lease liabilities recognized from related party under ASC 842 (Note 4):

		As of December 31,
		2023	2022
Dream Go Inc.	ROU assets	$1,845,768	$2,128,077
Dream Go Inc.	Short term obligation under operating leases	$(295,475)	$(277,578)
Dream Go Inc.	Long term obligation under operating leases	$(1,556,180)	$(1,851,655)

F-29

Note 8. Convertible Notes Payable

Promissory convertible notes are unsecured obligations subordinated to the Company's senior debts, if any. These notes have a principal balance that accrues simple interest at a rate of 0.44% per annum and matures five years from the  date of issuance.

The conversion of these notes into equity occurs at the earliest of:

1)	the closing of the next qualified equity financing, which is the next sale of preferred stock for purpose of raising capital following the issuance of convertible notes; or
2)

at the election of the requisite noteholders following a corporate transaction, which occurs at i) the sale, transfer, or disposition of all or substantially all of the Company’s assets; or ii) the consummation of a merger or consolidation of the Company with or into entity; or iii) the transfer of more than 50% of outstanding voting securities of the Company; or

3)	at the maturity.

The conversion price is calculated based on:

1)	the product of 80% and the lowest per share purchase price of preferred stock issued in the next equity financing; or
2)	the quotient resulting from dividing a conversion valuation cap by the fully diluted capitalization of the Company immediately prior to the closing of a corporate transaction; or
3)	the quotient resulting from dividing a conversion valuation cap by the fully diluted capitalization of the Company immediately prior to maturity.

Convertible notes payable is comprised of the following as of December 31, 2023 and 2022:

		Interest	Conversion	Issuance	Maturity	December 31,
Borrower No.	Amount	Rate	Cap	Date	Date	2023	2022
1	$250,000	0.44%	$3,000,000	2/7/2022	2/7/2027	$250,000	$250,000
2	250,000	0.44%	3,000,000	2/7/2022	2/7/2027	250,000	250,000
3	50,000	0.44%	3,000,000	2/7/2022	2/7/2027	50,000	50,000
4	50,000	0.44%	3,000,000	2/7/2022	2/7/2027	50,000	50,000
5	10,000	0.44%	3,000,000	2/7/2022	2/7/2027	10,000	10,000
6	50,000	0.44%	3,000,000	2/7/2022	2/7/2027	50,000	50,000
7	30,000	0.44%	3,000,000	2/7/2022	2/7/2027	30,000	30,000
8	100,000	0.44%	3,000,000	2/7/2022	2/7/2027	100,000	100,000
9	50,000	0.44%	3,000,000	2/7/2022	2/7/2027	50,000	50,000
10	20,000	0.44%	3,000,000	2/7/2022	2/7/2027	20,000	20,000
11	20,000	0.44%	3,000,000	2/7/2022	2/7/2027	20,000	20,000
12	20,000	0.44%	3,000,000	3/3/2022	3/3/2027	20,000	20,000
13	250,000	0.44%	3,000,000	2/7/2022	2/7/2027	250,000	250,000
14	50,000	0.44%	3,000,000	4/7/2022	4/7/2027	50,000	50,000
15	200,000	0.44%	5,000,000	12/6/2023	12/6/2028	200,000	—
Subtotals	1,400,000					1,400,000	1,200,000
Spouse of sole stock-holder	250,000	0.44%	3,000,000	2/7/2022	2/7/2027	250,000	250,000
Totals	$1,650,000					$1,650,000	$1,450,000

Note 9. Segment information and revenue analysis

The Company follows ASC 280, Segment Reporting, which requires that companies disclose segment data based on how management makes decisions about allocating resources to each segment and evaluating their performances. The Company has one reporting segment. The Company’s chief operating decision maker has been identified as the chief executive officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company and hence the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting.

Disaggregated information of revenues by stream are as follows:

	2023	2022
Revenues:
Time-based subscriptions	$1,327,108	1,132,475
Credit-based subscriptions	1,669,727	766,243
Marketing revenues (related party)	100,000	—
Total revenues	$3,096,835	1,898,718

F-30

Note 10. Commitments and Contingencies

The Company may be involved in various claims and legal actions arising in the ordinary course of business. The Company establishes an accrued liability for legal proceedings only when those matters present loss contingencies that are both probable and reasonably estimable.

At December 31, 2023, the Company was not involved in any material legal proceedings regarding claims or legal actions against the Company.

Note 11. Concentration of risk

Credit risk—The Company’s concentration of credit risk relates to financial institutions holding the Company’s cash. The Company maintains cash deposits with financial institutions that may exceed federally insured limits at times. The insurance coverage for cash deposits at each bank is $250,000. As of December 31, 2023, a cash balance of $150,000 deposited with one financial institution was uninsured. Management believes that the financial institutions that hold the Company’s deposits are financially credit worthy and, accordingly, minimal credit risk exists with respect to those balances.

Customer concentration risk—For the years ended December 31, 2023 and 2022, no customer accounted for more than 10% of the Company’s total revenues.

Vendor concentration risk—For the year ended December 31, 2023 and 2022, no vendor accounted for over 10% of the Company’s total purchases.

Note 12 – Condensed Financial Information of The Parent Company

The Company performed a test on the restricted net assets of its consolidated subsidiary in accordance with Rule 4-08(e)(3) of Regulation S-X promulgated by the SEC, “General Notes to Financial Statements” and concluded that it was applicable, and the Company is required to disclose the required financial statement information for the parent company. The subsidiaries did not pay any dividends to the parent for the periods presented. For the purpose of presenting parent only financial information, the Company records its investment in its subsidiary under the equity method of accounting. Such investments are presented on the separate parent only balance sheets as “investment in subsidiary” and the income (loss) of the subsidiary is presented as “share of income (loss) of subsidiaries” Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed or are not required.

F-31

PARENT COMPANY BALANCE SHEETS

	December 31,
	2023	2022

ASSETS
Cash on hand	$150	$150
Receivable from subsidiary	1,650,000	1,450,000
Investment in subsidiary	(3,689,261)	(3,262,647)

Total Assets	$(2,039,111)	$(1,812,497)

LIABILITIES:
Interest payable	9,969	4,689
Convertible notes payable	1,650,000	1,450,000
Due to related party	2,146	985

Total Liabilities	1,662,115	1,455,674

Stockholder’s equity
Ordinary shares, $0.0001 par value, 3,500,000 shares authorized, 1,500,000 shares issued and outstanding as of December 31, 2023 and 2022*	150	150
Additional paid-in capital	55,300	55,300
Accumulated deficit	(3,756,676)	(3,323,621)

Total Stockholder’s equity	(3,701,226)	(3,268,171)

Total Liabilities and Stockholder’s Equity	$(2,039,111)	$(1,812,497)

* Shares and per share data are presented on a retroactive basis to reflect the recapitalization on April 19, 2022.

PARENT COMPANY STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2023	2022

Loss from investment in subsidiary	$(426,614)	$(2,320.222)
Interest expense	(6,441)	(5,674)
Net loss	$(433,055)	$(2,325,896)

F-32

PARENT COMPANY STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2023	2022

Cash Flows from operating activities:
Net loss	$(433,055)	$(2,325,896)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Share of loss from investment in subsidiary	426,614	2,320,222
Changes in operating liabilities:
Interest payable	5,280	4,689
Due to related party	1,161	985
Net Cash provided by (used in) operating activities	-	-

Net increase in cash and cash equivalents	-	-
Cash and cash equivalents at beginning of year	150	150

Cash and cash equivalents at end of year	$150	$150

Note 13. Subsequent Events

In January and March 2024, the Company issued two convertible notes and received proceeds totaling $100,000.

On May 12, 2024, the Company executed an Agreement and plan of merger with Battery Future Acquisition Corp. ( “BFAC”), Classover Holdings, Inc. (“Pubco”), BFAC Merger Sub 1 Corp. (“Merger Sub 1”), and BFAC Merger Sub 2 Corp. (“Merger Sub 2”). The agreement provides for Pubco’s acquisition of 100% of the issued and outstanding equity of the Company in exchange for the issuance of 1) an aggregate of 6,534,014 shares of Pubco Class A common stock and 2) an aggregate of 5,964,986 shares of Pubco Class B common stock to the Company stockholders and Company noteholders and 3) an aggregate of 1,000,000 shares of Pubco preferred stock allocated among the Company stockholders and Company noteholders as specified in the Merger Agreement. Closing of the agreement is subject to satisfaction of certain conditions precedent to closing.

F-33

Classover Holdings, Inc. and subsidiaries

Consolidated Balance Sheet

(Unaudited)

September 30, 2024
ASSETS	(unaudited)
Current Assets
Cash	2

TOTAL ASSETS	$2

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	238

TOTAL LIABILITIES	$238

Stockholders’ Equity

Preferred Stock($.0001 par value, 50 shares authorized, none issued and outstanding as of September 30, 2024)	-
Common stock-Class A ($.0001 par value, 1000 shares authorized, 0 issued and outstanding as of September 30, 2024)	-
Common stock-Class B ($.0001 par value, 100 shares authorized, 100 issued and outstanding as of September 30, 2024)	1
Additional paid-in capital	1
Accumulated deficit	(238)
Total Stockholders’ Equity	(236)
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$2

The accompanying notes are an integral part of these financial statements.

F-34

Classover Holdings, Inc. and subsidiaries

Statement of Operations

(Unaudited)

	For the Three Months Ended September 30, 2024	For the Period May 2, 2024 (Inception) to September 30, 2024
	(Unaudited)	(Unaudited)
Operating expenses

General and administrative expenses	$(238)	$(238)
Total operating expenses	(238)	(238)

Net loss	$(238)	$(238)

Basic and Diluted net loss per common share-Class B	$(2.38)	$(2.38)

Weighted average number of Class B common shares outstanding - Basic and Diluted	100	100

The accompanying notes are an integral part of these financial statements.

F-35

Classover Holdings, Inc. and subsidiaries

Statement of Changes in Stockholders' Equity

For the Period May 2, 2024 (Inception) to September 30, 2024

(Unaudited)

	Common Stock ClassB	Par Value Common Stock Class B	Additional Paid-in Capital	Accumulated Deficit	Total

Balances, May 2, 2024	-	$-	$-	$-	$-
Capital contribution	-	-	1	-	1
Ordinary shares issued	100	1	-	-	1
Balances, June 30, 2024	100	$1	$1	$-	$2
Net loss				(238)	(238)
Balances, September 30, 2024	100	$1	$1	$(238)	$(236)

The accompanying notes are an integral part of these financial statements.

F-36

Classover Holdings, Inc. and subsidiaries

Statement of Cash Flows

(Unaudited)

For the Period May 2, 2024 (Inception) to September 30, 2024
(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(238)
Changes in operating assets and liabilities:
Accounts payable	238
Net cash provided by operating activities	-
CASH FLOWS FROM FINANCING ACTIVITIES
Capital contribution from stockholders	1
Class B common stock subscription	1
Net cash provided by financing activities	2

Net change in cash	2
Beginning cash balance	-
Ending cash balance	$2

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Interest paid	$-
Income taxes paid	$-

The accompanying notes are an integral part of these financial statements.

F-37

Classover Holdings, Inc.

Notes to Financial Statements

For the Period from May 2, 2024 (Inception) through September 30, 2024

Note 1 – Organization and Description of Business

Classover Holdings, Inc. (the “Company”) was incorporated in the State of Delaware under General Corporation Law on May 2, 2024. The Company is a wholly-owned subsidiary of Battery Future Acquisition Corp. (the “BFAC” or “Parent”), a NYSE listed special purpose acquisition corporation for effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company was incorporated for the purpose of effectuating a reorganization merger as part of the business combination with Class Over Inc. (“the Target”), an innovative education technology target company headquartered in New York City.

Pursuant to an Agreement and Plan of Merger (the “Business Combination Agreement”) dated on May 12, 2024 by and among the Company, BFAC, Target, BFAC Merger Sub 1 Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub 1”)  and BFAC Merger Sub 2 Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub 2” and together with Merger Sub 1, the “Merger Subs”), upon the closing of the business combination (the “Closing”), Merger Sub 1 will merge with and into BFAC (the “Reorganization Merger”), with BFAC being the surviving corporation of the Reorganization Merger and becoming a wholly-owned subsidiary of the Company, and then, immediately following the consummation of the Reorganization Merger, Merger Sub 2 will merge with and into the Target (the “Acquisition Merger”, and together with the Reorganization Merger the “Mergers”), with the Target being the surviving corporation of the Acquisition Merger and becoming a wholly-owned subsidiary of the Company.

Immediately after and as a result of the Reorganization Merger, Merger Sub 1 will cease to exist as a separate legal entity. Immediately after and as a result of the Acquisition Merger, Merger Sub 2 will cease to exist as a separate legal entity. Immediately after and as a result of the Mergers, the Company will own 100% of each of BFAC and the Target as the surviving entities of the Reorganization Merger and Acquisition Merger respectively. Assuming approval for listing of its securities on NYSE following the Closing, the Company will be a listed company whose common stock will be held by persons who held equity securities of BFAC and the Target, respectively, prior to the Mergers.

Pursuant to the Business Combination Agreement, at the Closing, (i) each BFAC Ordinary Share issued and outstanding will be automatically converted into the right to receive one share of the Company’s Class B Common Stock and (ii) all the Target’s Common Stock issued and outstanding immediately prior to the Closing will be automatically converted into the right to receive an aggregate of 6,535,014 shares of the Company’s Class A Common Stock, 5,964,986 shares of Class B Common Stock and 1,000,000 shares of Preferred Stock.

The Company has selected December 31 as its fiscal year end. As of September 30, 2024, the Company had not commenced any operations. The Company will not generate any operating revenues until after the completion of the Mergers, at the earliest. The Company’s ability to commence operations is contingent upon obtaining BFAC shareholder approvals for the Mergers, as well as obtaining approval for listing of its securities on NYSE following the Closing. If the Company and its parent BFAC were unable to complete a business combination by June 17, 2025, the Company will cease all operations except for the purpose of winding up.

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany transactions and balances between the Company and its subsidiaries are eliminated upon consolidation.

F-38

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

The accompanying consolidated financial statements reflect the activities of the Company and each of the following entities:

Name	Background	Ownership
BFAC Merger Sub 1 Corp. (“Merger Sub 1”)	A Delaware company Incorporated on May 2, 2024 for merger purpose	100% directly owned by the Company
BFAC Merger Sub 2 Corp. (“Merger Sub 2”)	A Delaware company Incorporated on May 2, 2024 for merger purpose	100% directly owned by the Company

Going Concern Consideration

In connection with the Company’s assessment of going concern considerations in accordance with ASU 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern” as of September 30, 2024, the Company does not have sufficient liquidity to meet its current obligations. However, management has determined that the Company has access to funds from the BFAC Sponsor and its affiliates (the “Sponsor”), and the Sponsor has the financial wherewithal to fund the Company, that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Mergers or a minimum one year from the date of issuance of these financial statements.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements and notes are presented in accordance with accounting principles generally accepted in the United States of America (the U.S. GAAP) and are presented in U.S. dollars. These financial statements include all adjustments that, in the opinion of management, are necessary in order to make the financial statements not misleading.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”), and we are eligible to take advantage of certain exemptions from various reporting and financial disclosure requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, (1) presenting only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations in this prospectus, (2) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, (3) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and (4) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these exemptions. As a result, investors may find investing in our ordinary shares less attractive.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. As a result, an emerging growth company can delay the adoption of certain accounting standards until those standards would apply to private companies.

F-39

We could remain an emerging growth company for up to five years, or until the earliest of (1) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (2) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Ordinary Shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months, or (3) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from these good faith estimates and judgments.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $2 in cash and no cash equivalents as of September 30, 2024.

Income Taxes

The Company provides for income taxes in accordance with the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities for financial reporting and for income tax reporting. The deferred tax asset or liability represents the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. A valuation allowance is established for any deferred tax asset for which it is determined that it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company utilizes a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with the asset and liability method. The first step is to evaluate the tax position for recognition by determining whether evidence indicates that it is more likely than not that a position will be sustained if examined by a taxing authority.

The second step is to measure the tax benefit as the largest amount that is 50% likely of being realized upon settlement with a taxing authority. There were no amounts recorded at September 30, 2024 related to uncertain tax positions.

Earnings (Loss) Per Share

The Company computes basic and diluted earnings (loss) per share in accordance with ASC Topic 260, Earnings per Share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the reporting period. Diluted earnings (loss) per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.

The Company does not have any potentially dilutive instruments as of September 30, 2024 and, thus, anti-dilution issues are not applicable.

F-40

Recently Issued Accounting Pronouncements

Management has considered all recent accounting pronouncements issued and their potential effect on the financial statements. The Company’s management believes that these recent pronouncements will not have a material effect on the Company’s financial statements.

Note 3 – Commitments and Contingencies

The Company follows ASC 450-20, Loss Contingencies, to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. There were no commitments or contingencies as of September 30, 2024.

Note 4 – Shareholder Equity

Preferred Shares

The Company is authorized to issue 50 preferred shares with a par value of $0.0001 and with such designations, voting, limitation, and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2024, there were no preferred shares issued or outstanding.

Class A Ordinary shares

The Company is authorized to issue 1,000 Class A ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class A ordinary shares. As of September 30, 2024, there were no Class A ordinary shares issued or outstanding.

Class B Ordinary shares

The Company is authorized to issue 100 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to five votes for each share of Class B ordinary shares. As of September 30, 2024 and December 31, 2023, there were 100 Class B ordinary shares issued and outstanding.

Except as otherwise required by law or in the Bylaws, the holders of shares of Class A Common Stock and Class B Common Stock shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote or for the consent (if action by written consent of the stockholders is permitted at such time under this Certificate of Incorporation) of the stockholders of the Company, (b) be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Company and (c) be entitled to vote upon such matters and in such manner as may be provided by General Corporation Law of the State of Delaware (the “DGCL”). Except as otherwise expressly provided herein or required by the DGCL, each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock shall have the right to five (5) votes per share of Class B Common Stock held of record by such holder.

Note 5 – Subsequent Events

On November 22, 2024, the Company, Classover Holdings Inc (“Pubco”), and Battery Future Acquisition Corp (“BFAC”) executed a securities purchase agreement with a PIPE investor for up to 5,000 shares of Series B Preferred Stock of Pubco (the “Series B Pubco Preferred Stock”) at a purchase price of up to an aggregate of $5 million in a private financing (“PIPE”). Of such shares, (i) 2,400 shares shall be issued upon consummation of the Business Combination, (ii) up to 1,600 shares shall be issued upon exercise of certain warrants to purchase shares of Series B Pubco Preferred Stock (the “First Preferred Warrants”), which the holder may exercise at any time on or after the issuance date; provided that, subject to the satisfaction of certain conditions, Pubco has the right to force the exercise of such First Preferred Warrants at any time on or after 60 trading days after the consummation of the Business Combination  and (iii) up to 1,000 shares shall be issued upon exercise of certain warrants to purchase shares of Series B Pubco Preferred Stock (the “Second Preferred Warrants”, and collectively with the First Preferred Warrants, the “Preferred Warrants”), which the Holder may exercise at any time on or after the 6-month anniversary of the consummation of the business combination. The Preferred Warrants expire on the 12-month anniversary of the consummation of the business combination and have an initial exercise price of $1,000, subject to adjustment as set forth therein.

F-41

BATTERY FUTURE ACQUISITION CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2024	2023
Assets	(unaudited)
Cash and cash equivalents	$12,215	$111,819
Prepaid expenses	21,250	-
Total current assets	33,465	111,819
Cash held in Trust Account	41,876,683	56,708,101
Total assets	$41,910,148	$56,819,920

Liabilities and Shareholders’ Equity
Accrued offering costs and expenses	$153,651	$2,368,029
Due to related party	265,479	2,358,135
Total current liabilities	419,130	4,726,164

Warrant liability	345,000	3,479,807
Total liabilities	764,130	8,205,971

Commitments
Class A ordinary share subject to possible redemption, $0.0001 par value, 3,683,125 shares at an approximate redemption value of $11.37 per share as of September 30, 2024 and 5,170,599 shares at an approximate redemption value of $10.97 per share as of December 31, 2023, respectively	41,876,424	56,707,840

Shareholders’ Equity:
Preference shares, $0.0001 par value; 34,500,000 shares authorized; none issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	-	-
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 2,000,000 shares and none issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	200	-
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,625,000 shares and 8,625,000 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	663	863
Additional paid-in capital	2,864,949	-
Accumulated deficit	(3,596,220)	(8,094,754)
Total shareholders’ equity	(730,408)	(8,093,891)
Total Liabilities and Shareholders’ Equity	$41,910,146	$56,819,920

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-42

BATTERY FUTURE ACQUISITION CORP. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended September 30, 2024 (unaudited)	Three Months Ended September 30, 2023 (unaudited)	Nine Months Ended September 30, 2024 (unaudited)	Nine Months Ended September 30, 2023 (unaudited)
General and administrative expenses	$155,391	$728,366	$437,360	$2,670,974

Loss from operations	(155,391)	(728,366)	(437,360)	(2,670,974)
Other income:
Interest earned on investment held in Trust Account	486,847	2,221,087	1,803,004	8,881,728
Interest on promissory note - related party	-	(15,044)	(7,306)	(27,181)
Debt forgiveness	-	-	1,606,901	-
Change in fair value of warrant liabilities	18,975	(683,593)	1,533,294	(1,587,103)

Total other income, net	505,822	1,522,450	4,935,893	7,267,444
Net income	$350,431	$794,084	$4,498,533	$4,596,470

Weighted average shares outstanding of Class A redeemable ordinary shares	3,683,125	11,436,925	4,500,418	25,122,706

Basic and diluted net income per share, Class A redeemable ordinary shares	$0.03	$0.04	$0.34	$0.14

Weighted average shares outstanding of Class A non-redeemable ordinary shares	2,000,000	-	1,003,663	-

Basic and diluted net income per share, Class A non-redeemable ordinary shares	$0.03	$-	$0.34	$-

Weighted average shares outstanding of Class B non-redeemable ordinary shares	6,625,000	8,625,000	7,621,337	8,625,000

Basic and diluted net income per share, Class B non-redeemable ordinary shares	$0.03	$0.04	$0.34	$0.14

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-43

BATTERY FUTURE ACQUISITION CORP.
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

	Class A		Class B		Additional		Total
	Ordinary Shares		Ordinary Shares		Paid-in-	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance — December 31, 2023	-	$-	8,625,000	$863	$-	$(8,094,754)	$(8,093,891)
Forgiveness of due to related parties	-	-	-	-	3,066,441	-	3,066,441
Cancellation of private warrants	-	-	-	-	1,601,513	-	1,601,513
Net income	-	-	-	-	-	3,453,001	3,453,001
Accretion for shares subject to possible redemption	-	-	-	-	(669,171)		(669,171)
Balance — March 31, 2024 (unaudited)	-	$-	8,625,000	$863	$3,998,783	$(4,641,753)	$(642,107)
Conversion of Class B shares to Class A	2,000,000	200	(2,000,000)	(200)	-	-	-
Net income	-	-	-	-	-	695,102	695,102
Accretion for shares subject to possible redemption	-	-	-	-	(646,987)	-	(646,987)
Balance — June 30, 2024 (unaudited)	2,000,000	$200	6,625,000	$663	$3,351,796	$(3,946,651)	$(593,992)
Net income	-	-	-	-	-	350,431	350,431
Accretion for shares subject to possible redemption	-	-	-	-	(486,847)	-	(486,847)
Balance — September 30, 2024 (unaudited)	2,000,000	$200	6,625,000	$663	$2,864,949	$(3,596,220)	$(730,408)

	Class A		Class B		Additional		Total
	Ordinary Shares		Ordinary Shares		Paid-in-	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance — December 31, 2022	-	$-	8,625,000	$863	$-	$(2,157,067)	$(2,156,204)
Net income	-	-	-	-	-	2,176,769	2,176,769
Accretion for shares subject to possible redemption	-	-	-	-	-	(3,787,699)	(3,787,699)
Balance — March 31, 2023 (unaudited)	-	$-	8,625,000	$863	$-	$(3,767,997)	$(3,767,134)
Net income	-	-	-	-	-	1,625,617	1,625,617
Accretion for shares subject to possible redemption	-	-	-	-	-	(3,372,942)	(3,372,942)
Balance — June 30, 2023 (unaudited)	-	$-	8,625,000	$863	$-	$(5,515,322)	$(5,514,459)
Net income	-	-	-	-	-	794,084	794,084
Accretion for shares subject to possible redemption	-	-	-	-	-	(2,721,087)	(2,721,087)
Balance — September 30, 2023 (unaudited)	-	$-	8,625,000	$863	$-	$(7,442,325)	$(7,441,462)

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-44

BATTERY FUTURE ACQUISITION CORP. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30, 2024 (unaudited)	Nine Months Ended September 30, 2023 (unaudited)
Cash Flows from Operating Activities:
Net income	$4,498,533	$4,596,470
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on investments held in Trust Account	(1,803,004)	(8,881,728)
Interest on working capital loan - related party	7,306	27,181
Debt forgiveness	(1,606,901)	-
Change in fair value of warrant liabilities	(1,533,294)	1,587,103
Changes in operating assets and liabilities:
Prepaid expenses	(21,250)	297,500
Accounts payable	61,526	1,439,707
Net cash used in operating activities	(397,084)	(933,767)

Cash flows from investing Activities:
Investment of cash in Trust Account	-	(1,000,000)
Cash withdrawn from Trust Account in connection with redemption	16,634,422	243,268,708
Net cash provided by investing activities	16,634,422	242,268,708

Cash flows from financing activities:
Redemption of ordinary shares	(16,634,421)	(243,268,708)
Proceeds from promissory note	297,479	1,758,342
Net cash used in financing activities	(16,336,942)	(241,510,366)

Net Change in Cash	(99,604)	(175,425)
Cash – Beginning	111,819	299,149
Cash – Ending	$12,215	123,724

Non-cash investing and financing transactions:
Cancellation of private warrants	$1,601,513	-
Change in value of Class A ordinary shares subject to possible redemption	$1,803,005	9,881,728
Forgiveness of due to related parties	$3,066,441	-
Operating expense liability assumed by related party	$669,000	-
Conversion of Class B shares to Class A shares	200	-

F-45

BATTERY FUTURE ACQUISITION CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATE DFINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

NOTE 1 – ORGANIZATION, BUSINESS OPERATION AND LIQUIDITY

Battery Future Acquisition Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on July 29, 2021. The Company was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses (“Business Combination”).

As of September 30, 2024, the Company had not commenced any operations. All activity for the period from July 29, 2021 (inception) through September 30, 2024, relates to the Company’s formation and the initial public offering (“Public Offering” or “IPO”) described below, and since the Public Offering, the Company’s search for a prospective Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s original sponsor is Battery Future Sponsor LLC, a Delaware limited liability company (the “Original Sponsor”).

The registration statement for the Company’s Public Offering was declared effective on December 14, 2021 (the “Effective Date”). On December 17, 2021, the Company consummated the IPO of 34,500,000 units (including the underwriters’ full exercise of their over-allotment option) at $10.00 per unit (the “Units” and, with respect to the Class A ordinary shares included in the Units, the “public shares”), which is discussed in Note 3. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (the “Public Warrants”). Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share.

Simultaneously with the consummation of the IPO, the Company consummated the private placement of 16,300,000 warrants (the “Private Placement Warrants”) and 3,051,111 Class B ordinary shares, par value $0.0001 per share, of the Company (the “Founder Shares”) to the Original Sponsor, Pala Investments Limited (“Pala”), Cantor Fitzgerald & Co. (“Cantor”) and Roth Capital Partners, LLC (“Roth”), generating gross proceeds to the Company of $16,300,000 (the “Private Placement”). In the Private Placement, the Original Sponsor purchased an aggregate of 9,445,000 Private Placement Warrants, Pala purchased an aggregate of 3,095,000 Private Placement Warrants and 2,751,111 Founder Shares, Cantor purchased an aggregate of 2,760,000 Private Placement Warrants and Roth purchased an aggregate of 1,000,000 Private Placement Warrants and 300,000 Founder Shares.

Transaction costs related to the IPO amounted to $7,607,233, consisting of $6,900,000 of underwriting commissions, and $707,233 of other offering costs. In addition, $979,690 of cash was held outside of the Trust Account (as defined below) and was available for working capital purposes.

The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the taxes payable on the interest earned on the Trust Account) at the time of signing a definitive agreement in connection with the initial Business Combination. However, the Company will complete the initial Business Combination only if the post-Business Combination company in which its public shareholders own shares will own or acquire 50% or more of the outstanding voting securities of the target or is otherwise not required to register as an investment company under the Investment Company Act (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

F-46

Upon the closing of the Public Offering, management deposited $351,900,000, or $10.20 per Unit sold in the Public Offering, including the proceeds of the Private Placement Warrants, in a trust account (“Trust Account”) and were only invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. However, on May 18, 2023, to mitigate the risk of being deemed to have been operating as an unregistered investment company under the Investment Company Act, the Company instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government securities or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash in an interest-bearing bank deposit account until the earlier of (i) the completion of a Business Combination or (ii) the distribution of the Trust Account. Interest on bank deposit accounts is variable and such accounts currently yield interest of approximately 4.65 % per annum. If the Company is unable to achieve more than minimal interest on the funds held in the Trust Account, the dollar amount the public shareholders would otherwise receive upon any redemption or liquidation of the Company would be less than if the assets in the Trust Account had remained in U.S. government securities or money market funds. Pursuant to the Trust Agreement, the trustee is not permitted to invest in other securities or assets.

Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, the proceeds from the Public Offering and the sale of the Private Placement Warrants will not be released from the Trust Account until the earliest of (i) the completion of the initial Business Combination, (ii) the redemption of the public shares if the Company is unable to complete the initial Business Combination within the Combination Period, subject to applicable law, and (iii) the redemption of the public shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (the “Articles”) to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares if the Company has not consummated an initial Business Combination within the Combination Period or with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of its public shareholders.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require the Company to seek shareholder approval under applicable law or stock exchange listing requirement.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then outstanding public shares, subject to the limitations and on the conditions described herein. The amount initially deposited into the Trust Account upon the consummation of the Public Offering was $351,900,000, representing $10.20 per public share. The per share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the marketing fee the Company will pay to the underwriters. There will be no redemption rights upon the completion of the initial Business Combination with respect to the Company’s warrants.

All of the public shares contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation if there is a shareholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Articles. In accordance with Accounting Standards Codification (“ASC”) 480-10-S99, redemption provisions not solely within the control of a company require Class A ordinary shares subject to redemption to be classified outside of permanent equity. Given that the public shares will be issued with other freestanding instruments (i.e., Public Warrants), the initial carrying value of Class A ordinary shares classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Class A ordinary shares are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the public shares are redeemable and are classified as such on the condensed balance sheets until such date that a redemption event takes place.

F-47

Redemptions of the Company’s public shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination. If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required by applicable law or stock exchange listing requirements, and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Articles, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares and any public shares purchased during or after the IPO in favor of approving a Business Combination. Additionally, each public shareholder may elect to redeem their public shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

The ordinary shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 480, “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company’s Class A ordinary shares are not classified as a “penny stock” upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

The Company initially had until June 17, 2023 (or up to 24 months from the closing of the Public Offering until if the Company extends the period of time to consummate a Business Combination by depositing into the Trust Account, for each one-month extension, the lesser of $0.03 per outstanding share and $250,000) to consummate the initial Business Combination. If the Company is unable to complete the initial Business Combination by the date by which it has to complete a Business Combination (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete the initial Business Combination within the Combination Period.

On June 12, 2023, the Company held an extraordinary general meeting of shareholders and the Company’s shareholders approved the following proposals: (1) a proposal to approve by special resolution an amendment of the Articles to give the Company the right to extend the Combination Period up to twelve (12) times for an additional one (1) month each time, from June 17, 2023 to June 17, 2024, by depositing into the Trust Account the lesser of (i) $0.03 per outstanding share and (ii) $250,000 (the “Extension Payment”), until the earlier of (a) the completion of a Business Combination and (b) the announcement of the Company’s intention to wind up its operations and liquidate (the “Extension Amendment Proposal”), and (2) a proposal to approve an amendment to the Trust Agreement to (a) provide the Company the right to extend the Combination Period up to twelve (12) times for an additional one (1) month each time from June 17, 2023 to June 17, 2024 by depositing into the Trust Account, for each one-month extension, the Extension Payment and (b) provide that the company shall hold the trust assets solely in cash in an interest-bearing demand deposit account at a bank from and after the effectiveness of the Charter Amendment and the Trust Amendment (the “Trust Agreement Amendment Proposal”).

F-48

In connection with the shareholders’ vote at the extraordinary general meeting, holders of 23,063,075 Class A ordinary shares of the Company exercised their right to redeem such shares (the “First Redemption”) for a pro rata portion of the funds held in the Trust Account. As a result, approximately $243.2 million (approximately $10.55 per share) was removed from the Trust Account to pay such holders and approximately $120.9 million remained in the Trust Account. As a result of the Redemption, the Company had 20,061,925 ordinary shares outstanding immediately following the redemption, which include 11,436,925 Class A ordinary shares and 8,625,000 Class B ordinary shares.

On June 14, 2023, an aggregate of $500,000 was deposited by the Sponsor into the Trust Account of the Company for the Company’s public shareholders, representing $0.024 per public share, which enabled the Company to extend the period of time it has to consummate its Business Combination by two months to August 17, 2023. The Extension constitutes the first two of up to twelve one-month extensions permitted under the Company’s governing documents and provides the Company with additional time to complete its Business Combination.

On each of August 15, 2023, September 15, 2023 and October 12, 2023, an extension payment of $250,000 for an aggregate amount of $750,000 was deposited by Pala into the Trust Account of the Company for the Company’s public shareholders, representing $0.024 per public share, which enabled the Company to extend the period of time it has to consummate its Business Combination by one month for each Extension to September 17, 2023, October 17, 2023 and November 17, 2023, respectively. The Extensions constitute the third, fourth and fifth of up to twelve one-month extensions permitted under the Company’s governing documents and provide the Company with additional time to complete its Business Combination.

On November 14, 2023, the Company held an extraordinary general meeting of the shareholders and the shareholders approved the following proposals: (1) remove the monthly extension payment the Company must make into the Trust Account to extend the Combination Period and extend the Combination Period to June 17, 2024 without depositing additional funds in the Trust Account (the “Extension Payment Removal Amendment”) and (2) eliminate (i) the limitation that the Company may not redeem public shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 and (ii) the limitation that the Company shall not consummate an initial business combination unless the Company has net tangible assets of at least $5,000,001 immediately prior to, or upon consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such initial business combination (the “Redemption Limitation Amendment” and, collectively with the Extension Payment Removal Amendment, the “Charter Amendment”).

In connection with the shareholders’ vote at the Meeting, 6,266,326 Class A ordinary shares of the Company exercised their right to redeem such shares (the “Second Redemption”) for a pro rata portion of the funds held in the Trust Account. As a result, approximately $68.2 million (approximately $10.88 per share) was removed from the Trust Account to pay such holders and approximately $56.3 million remained in the Trust Account. Immediately following the aforementioned redemptions, the Company had 13,795,599 ordinary shares outstanding, which includes 5,170,599 Class A ordinary shares and 8,625,000 Class B ordinary shares.

On May 30, 2024, the Company held a Meeting and approved a proposal to amend the Charter to effectuate an extension of time for the Company to consummate an initial business combination from June 17, 2024 to June 17, 2025. In connection with the Meeting, public holders of an aggregate of 1,487,474 Class A ordinary shares of the Company sold in its initial public offering exercised, and did not reverse, their right to redeem their public shares (the “Third Redemption”), leaving an aggregate of 3,683,125 public shares outstanding after the Meeting.

The Company’s Original Sponsor, officers and directors, Pala and Roth have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to any Founder Shares and public shares they hold in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to any Founder Shares and public shares they hold in connection with a shareholder vote to approve an amendment to the Articles to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares if the Company has not consummated an initial Business Combination within the Combination Period or with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period or any extended period of time that the Company may have to consummate an initial Business Combination as a result of an amendment to the Articles (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the prescribed time frame).

F-49

On January 16, 2024, the Company, the Original Sponsor, Pala, and Camel Bay, LLC (the “New Sponsor”) entered into a share purchase agreement (the “Purchase Agreement”).  Pursuant to the Purchase Agreement, among other things: (a) the Original Sponsor and Pala transferred to the Purchaser an aggregate of 4,193,695 Class B Ordinary Shares of the Company to the New Sponsor; (b) the New Sponsor executed a joinder agreement (the “Joinder”) to become a party to that certain letter agreement, dated December 14, 2021 (“Letter Agreement”), and that certain Registration Rights Agreement, dated December 14, 2021 (“Registration Rights Agreement”), each originally entered into in connection with the Company’s initial public offering, among the Company, the Original Sponsor, Pala and certain equity holders of the Company; (c) the Original Sponsor, Pala and certain other holders of Founder Shares gave to New Sponsor the irrevocable right to vote the Founder Shares on their behalf and to take certain other actions on their behalf (the “POA Agreements”); (d) the Original Sponsor, Pala and Cantor and Roth, the underwriters in the IPO, entered into surrender and cancellation agreements (the “Warrant Cancellation Agreements”) whereby such parties have agreed to cancel an aggregate of 16,300,000 Private Warrants purchased by them at the time of the IPO; and (e) certain holders of promissory notes (the “Lenders”) issued by the Company to such Lenders agreed to cancel their promissory notes in an aggregate principal amount of $6,433,333 (“Debt Cancellation Agreements”) and forgave all drawdowns and accrued interests for an aggregate amount of $2,397,441.  In addition, each of the Underwriters entered into an agreement (the “Underwriter Agreements”) whereby such parties waived their entitlement to the payment of any cash fees and expenses pursuant to that certain business combination marketing agreement, dated December 14, 2021.

The Original Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Old Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Old Sponsor has sufficient funds to satisfy its indemnity obligations, and the Company believes that the Old Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Old Sponsor would be able to satisfy those obligations.

On May 12, 2024, the Company entered into an Agreement and Plan of Merger with Class Over Inc., a Delaware corporation (“Classover”), an online live course provider founded in 2020 and headquartered in New York.

Liquidity and Capital Resources

As of September 30, 2024, the Company had $12,215 in cash and a working capital deficit of $385,665.

The Company’s liquidity needs up to the closing of the IPO on December 17, 2021 had been satisfied through a payment from the Sponsor of $25,000 (see Note 5) for the Founder Shares to cover certain offering costs and the loan under an unsecured promissory note from the Sponsor of $300,000 (see Note 5). The promissory note was fully repaid as of the closing of the IPO.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 5). As of September 30, 2024 and December 31, 2023, the Company had approximately $0 and $1,089,000 of borrowings under the Working Capital Loans, respectively.

F-50

On April 1, 2024 and June 25, 2024, the New Sponsor loaned the Company an aggregate amount of $1,100,000 for working capital purpose under a New Sponsor Note. As of September 30, 2024 and December 31, 2023, the Company had approximately $265,479 and $0 of borrowings under the New Sponsor Note, respectively.

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until June 17, 2025 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. Additionally, the Company may not have sufficient liquidity to fund the working capital needs of the Company until one year from the issuance of these financial statements. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. The Company intends to complete a Business Combination before the mandatory liquidation date.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC.

Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, the Company’s unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the six months ended September 30, 2024, are not necessarily indicative of the results that may be expected through December 31, 2024 or any future periods.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form10-K/A for the year ended December 31, 2023 as filed with the SEC on July 3, 2024, which contains the audited financial statements and notes thereto.

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany transactions and balances between the Company and its subsidiaries, if any, are eliminated upon consolidation.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

F-51

The accompanying consolidated financial statements reflect the activities of the Company and each of the following entities:

Name	Background	Ownership
Classover Holdings Inc. (“Pubco”)	A Delaware company incorporated on May 2, 2024 for purpose of business combination and has not commenced any business activities since incorporation	100% directly owned by the Company
BFAC Merger Sub 1 Corp. (“Merger Sub 1”)	A Delaware company incorporated on May 2, 2024 for purpose of business combination and has not commenced any business activities since incorporation	100% directly owned by Pubco
BFAC Merger Sub 2 Corp. (“Merger Sub 2”)	A Delaware company incorporated on May 2, 2024 for purpose of business combination and has not commenced any business activities since incorporation	100% directly owned by Pubco

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102 (b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $12,215 and $111,819 in cash and no cash equivalents as of September 30, 2024 and December 31, 2023, respectively.

F-52

Cash and Investments Held in Trust Account

Prior to May 18, 2023, substantially all of the assets held in the Trust Account were invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.

Since May 18, 2023, all of the assets held in the Trust Account have been held solely in cash in an interest-bearing demand deposit account at a bank. Interest on bank deposit accounts is variable and such accounts currently yield interest of approximately 4.65% per annum.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ deficit. The Company’s Class A ordinary shares sold in the IPO feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, As of September 30, 2024 and December 31, 2023, 3,683,125 and 5,170,599 Class A ordinary shares, respectively, subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Such changes are reflected in additional paid-in capital, or in the absence of additional capital, in accumulated deficit.

As of September 30, 2024 and December 31, 2023, the Class A ordinary shares reflected in the condensed balance sheets are reconciled in the following table:

Gross proceeds	$345,000,000
Less:
Proceeds allocated to Public Warrants	(13,631,224)
Class A ordinary shares issuance cost	(7,285,997)
Add:
Accretion of carrying value of redemption value	32,892,828
Class A ordinary shares subject to redemption, December 31, 2022	356,975,607
Add:
Accretion of carrying value to redemption value	11,203,661
Less:
Redemptions	(311,471,428)
Class A ordinary shares subject to redemption, December 31, 2023	$56,707,840
Add:
Accretion of carrying value to redemption value	669,171
Class A ordinary shares subject to redemption, March 31, 2024	$57,377,011
Add:
Accretion of carrying value to redemption value	646,987
Less:
Redemptions	(16,634,421)
Class A ordinary shares subject to redemption, June 30, 2024	$41,389,577
Add:
Accretion of carrying value to redemption value	486,847
Class A ordinary shares subject to redemption, September 30, 2024	$41,876,424

F-53

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed balance sheets, primarily due to its short-term nature.

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The Company’s financial instruments are classified as either Level 1, Level 2 or Level 3. These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. The Company’s derivative instruments are recorded at fair value on the condensed balance sheets with changes in the fair value reported in the unaudited condensed statements of operations. Derivative assets and liabilities are classified on the condensed balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the condensed balance sheet date.

Warrant Liabilities

The Company accounts for the warrants issued in connection with the Public Offering in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company will classify each warrant as a liability at its fair value. This liability is subject to re-measurement at each condensed balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s unaudited condensed statements of operations.

F-54

Net Income per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income per share is computed by dividing net income by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture by the Sponsor. As of September 30, 2024 and December 31, 2023, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted income per Class B ordinary share is the same as basic income per Class B ordinary share for the periods presented.

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2024		2023		2024		2023
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net income per share:
Numerator:
Allocation of net income	$161,807	$188,624	$452,692	$341,392	$1,886,438	$2,612,095	$3,421,737	$1,174,733
Denominator
Weighted-average shares outstanding	5,683,125	6,625,000	11,436,925	8,625,000	5,504,081	7,621,337	25,122,706	8,625,000
Basic and diluted net income per share	$0.03	$0.03	$0.04	$0.04	$0.34	$0.34	$0.14	$0.14

Income Taxes

The Company complies with the accounting and reporting requirements of FASB ASC 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2024 and December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position.

The Company is considered an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

Management does not believe that recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

F-55

NOTE 3 – INITIAL PUBLIC OFFERING

Public Units

On December 17, 2021, the Company consummated its IPO of 34,500,000 Units at a purchase price of $10.00 per Unit, which included the exercise of the underwriters’ full over-allotment option. Each Unit consists of one Class A ordinary share and one-half of one Public Warrant.

Public Warrants

Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Company’s initial shareholders or their affiliates, without taking into account any Founder Shares held by the Company’s initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20 trading day period starting on the trading day after the day on which the Company consummate the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of warrants for cash” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The warrants will become exercisable 30 days after the completion of the Company’s initial Business Combination and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Redemption of warrants

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption, which the Company refers to as the 30-day redemption period; and

●

if, and only if, the closing price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A ordinary shares and equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination as described elsewhere in this prospectus) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

NOTE 4 – PRIVATE PLACEMENT WARRANTS

Simultaneously with the consummation of the IPO, the Company consummated the Private Placement of 16,300,000 Private Placement Warrants and 3,051,111 Class B ordinary shares, par value $0.0001 per share, of the Company to the Original Sponsor, Pala, Cantor and Roth, generating gross proceeds to the Company of $16,300,000. In the Private Placement, the Original Sponsor purchased an aggregate of 9,445,000 Private Placement Warrants, Pala purchased an aggregate of 3,095,000 Private Placement Warrants and 2,751,111 Founder Shares, Cantor purchased an aggregate of 2,760,000 Private Placement Warrants and Roth purchased an aggregate of 1,000,000 Private Placement Warrants and 300,000 Founder Shares. If the Private Placement Warrants are held by holders other than their initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the units being sold in the Public Offering.

F-56

On January 16, 2024, the Original Sponsor, Pala, Cantor, and Roth entered into surrender and cancellation agreements (the “Warrant Cancellation Agreements”) whereby such parties have agreed to cancel an aggregate of 16,300,000 Private Placement Warrants.

NOTE 5 – RELATED PARTY TRANSACTIONS

Founder Shares

On August 4, 2021, the Original Sponsor paid $25,000, or approximately $0.003 per share, to cover certain offering costs in consideration for 7,187,500 Founder Shares, par value $0.0001.

On November 21, 2021, the Original Sponsor surrendered 2,966,667 Founder Shares for cancellation for nominal consideration. Roth committed to purchase 300,000 Founder Shares and 1,000,000 Private Placement Warrants in a private placement that closed simultaneously with the closing of the Public Offering. Additionally, Pala purchased 2,751,111 shares and 3,095,000 Private Placement Warrants in a private placement that closed simultaneously with the closing of the Public Offering.

On December 14, 2021, the Company issued 1,353,056 Founder Shares by way of a share capitalization which resulted in an aggregate of 8,540,556 Founder Shares outstanding. This total is comprised of 5,573,889 Founder Shares owned by the Original Sponsor, 2,666,667 owned by Pala and 300,000 owned by Roth. All shares and related amounts have been retroactively restated.

On December 16, 2021, the Company and Pala entered into a securities purchase agreement, pursuant to which the Company agreed to issue and sell 84,444 Founder Shares and 95,000 Private Placement Warrants to Pala for an aggregate purchase price of $190,000. This resulted in outstanding Founder Shares of 8,625,000 (5,573,889 owned by the Original Sponsor, 2,751,111 owned by Pala and 300,000 owned by Roth), of which 1,625,000 were subject to forfeiture to the extent the underwriters did not exercise their over-allotment option. On December 17, 2021, the underwriters fully exercised this option leaving no Founder Shares subject to forfeiture.

From October 2023 through May 2024, the Company and the Original Sponsor entered into non-redemption agreements (the “Non-Redemption Agreements”) with unaffiliated third parties (collectively, the “Investors”) in exchange for such Investors agreeing (i) to not redeem an aggregate of 3,605,800 Class A ordinary shares of the Company sold in its IPO (the “Non-Redeemed Shares”) in connection with the Meeting (as defined below) and (ii) to vote in favor of the Proposals (as defined below) at the Meeting (other than with respect to certain shares acquired or to be acquired pursuant to the Non-Redemption Agreements). In exchange for the foregoing commitment to not redeem such shares, the Original Sponsor has agreed to transfer to the Investors up to an aggregate of 1,171,885 Founder Shares held by the Original Sponsor contemporaneously with the closing of the Company’s Business Combination, provided that the Investors do not exercise their redemption rights with respect to the Non-Redeemed Shares in connection with the Meeting and the Proposals are approved.

On January 16, 2024, the Company, the Original Sponsor, Pala, and the New Sponsor entered into a share purchase agreement (the “Purchase Agreement”). Pursuant to the Purchase Agreement, among other things: (a) the Original Sponsor and Pala transferred to the New Sponsor an aggregate of 4,193,695 Class B Ordinary Shares of the Company; (b) the New Sponsor executed a joinder agreement (the “Joinder”) to become a party to that certain letter agreement, dated December 14, 2021 (“Letter Agreement”), and that certain Registration Rights Agreement, dated December 14, 2021 (“Registration Rights Agreement”), each originally entered into in connection with the Company’s IPO, among the Company, the Original Sponsor, Pala and certain equity holders of the Company; (c) the Original Sponsor, Pala and certain other holders of Founder Shares gave to New Sponsor the irrevocable right to vote the Founder Shares on their behalf and to take certain other actions on their behalf (the “POA Agreements”);

On May 16, 2024, the New Sponsor voluntarily converted an aggregate of 2,000,000 Class B Ordinary Shares of the Company in accordance with the Charter on a one-for-one basis to 2,000,000 Class A ordinary Shares (“Founder Class A Shares”), provided that the 2,000,000 Founder Class A Shares shall not be treated as public class A shares for the purpose of determining redemption rights.

F-57

Promissory Note – Related Party

On August 3, 2021, the Original Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the Public Offering. These loans are non-interest bearing, unsecured and are due at the earlier of March 31, 2022 or the closing of the Public Offering. The loan was repaid upon the closing of the Public Offering out of the offering proceeds not held in the Trust Account.

 On April 5, 2023, the Company issued an unsecured convertible promissory note in the aggregate principal amount of $1,000,000 (the “Pala Note”) to Pala with each advance not to exceed $500,000. The Pala Note originally bore interest at a rate of ten percent (10.00%) per annum payable upon the earlier of June 16, 2023 (as may be extended in accordance with the terms of the Pala Note) and the effective date of the Company’s Business Combination. In the event that the Company does not consummate a Business Combination, the Pala Note will be repaid only from amounts remaining outside of the Company’s Trust Account. As of September 30, 2024 and December 31, 2023, the Company had approximately 0 and $908,000 outstanding under the Pala Note, respectively. For the three months and nine ended September 30, 2024, the Company had approximately $0 and $7,000, respectively, and for the three months and nine ended September 30, 2023, the Company had approximately $15,000 and $27,000, respectively, in interest expense on the Pala Working Capital Note. The Pala Note has a conversion feature that is considered an embedded derivative, but the value is de minims. As such, the Pala Note is presented at fair value on the accompanying condensed balance sheets. On August 8, 2023, the Company and Pala amended and restated the Pala Note (the “A&R Pala Note”) to (i) distinguish between loans made for the purposes of funding (x) the Company’s working capital requirements (the “Pala Working Capital Loans”) and (y) the Company’s Trust Account to extend the Company’s deadline to complete its business combination (the “Pala Trust Extension Loans”), (ii) permit interest to accrue at a rate equal to twenty percent (20.00%) per annum, compounded annually, on any and all then-outstanding Pala Working Capital Loans, (iii) clarify that no interest shall accrue on the Pala Trust Extension Loans and (iv) clarify that up to $6,900,000 of Pala Trust Extension Loans may be converted into Warrants, subject to availability.

On June 14, 2023, the Original Sponsor loaned the Extension Payment to the Company in order to support the Extension (the “Extension Loan”) and caused the Extension Payment to be deposited in the Company’s Trust Account for its public shareholders. In connection with the Extension Payment, the Company issued an unsecured promissory note in the aggregate principal amount of $2,000,000 (the “Sponsor Note”) to the Original Sponsor. The Original Sponsor Note originally bore interest at a rate of ten percent (10.0%) per annum. The Sponsor Note will be due and payable (subject to the waiver against trust provisions) on the earlier of (i) the date on which the Business Combination is consummated and (ii) the date of the Company’s liquidation. As of September 30, 2024 and December 31, 2023, the Company had approximately $0 and $1,250,000 outstanding under the Sponsor Note.

On July 31, 2023, the Company and the Original Sponsor amended and restated the Sponsor Note (the “A&R Sponsor Note”) to (i) increase the aggregate principal amount available to be borrowed to up to $5,000,000, (ii) distinguish between loans made for the purposes of funding (x) the Company’s working capital requirements (the “Sponsor Working Capital Loans”) and (y) the Company’s Trust Account to extend the Company’s deadline to complete its Business Combination (the “Sponsor Trust Extension Loans”), and (iii) clarify that up to $1,500,000 of Original Sponsor Working Capital Loans and up to $6,900,000 of Original Sponsor Trust Extension Loans may be converted into Warrants, subject to availability (see Note 10).

On August 8, 2023, the Company and the Original Sponsor amended and restated the A&R Sponsor Note (the “Second A&R Sponsor Note”) to (i) permit interest to accrue at a rate equal to twenty percent (20.00%) per annum, compounded annually, on any and all then-outstanding Sponsor Working Capital Loans and (ii) clarify that no interest shall accrue on the Sponsor Trust Extension Loans (see Note 10).

On each of August 15, 2023, September 15, 2023 and October 12, 2023, an aggregate of $250,000 was deposited by Pala into the Trust Account of the Company for the Company’s public shareholders, representing $0.024 per public share, which enabled the Company to extend the period of time it has to consummate its Business Combination by one month for each Extension to September 17, 2023, October 17, 2023 and November 17, 2023, respectively. The Extensions constitute the third, fourth and fifth of up to twelve one-month extensions permitted under the Company’s governing documents and provide the Company with additional time to complete its Business Combination.

F-58

On October 12, 2023, the Company and Pala amended and restated the A&R Pala Note (the “Second A&R Pala Note”) to increase the aggregate principal amount available to be borrowed by up to $250,000.

On January 16, 2024, certain holders of promissory notes agreed to cancel their promissory notes in an aggregate principal amount of $6,433,333 and forgave all drawdowns and accrued interests for an aggregate amount of $2,397,441.

On April 1, 2024, and June 25, 2024, the New Sponsor loaned to the Company an aggregate of $100,000 and $1,000,000, respectively for working capital purposes. The loans are evidenced by promissory notes (the “New Sponsor Notes”), which are non-interest bearing and payable upon the consummation by the Company of a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Upon consummation of a Business Combination, the New Sponsor will have the option, but not the obligation, to convert the outstanding principal balance of the Note, in whole or in part, into warrants, with each Warrant entitling the holder to purchase one of the Company’s Class A Ordinary Shares at an exercise price of $11.50 per share. The Warrants issued as a result of conversion of the Note will be identical to the “private placement warrants” issued by the Company in connection with its initial public offering. As of September 30, 2024, the Company had $265,479 borrowings under the New Sponsor Notes.

Working Capital Loans

In order to finance transaction costs in connection with an intended Business Combination, the Original Sponsor or an affiliate of the Original Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes the initial Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. As of September 30, 2024 and December 31, 2023, the Company had approximately $0 borrowings under the Working Capital Loans.

Office Space, Secretarial and Administrative Services

Commencing on the date that the Company’s securities are first listed on the NYSE through the earlier of consummation of the initial Business Combination and the liquidation, the Company has agreed to pay the Original Sponsor a total of up to $15,000 per month for office space, secretarial and administrative support and to reimburse the Original Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial Business Combination. For the six months ended September 30, 2024, and 2023, the Company incurred $0, in fees for these services. As of September 30, 2024 and December 31, 2023, the Company accrued $0 and $11,820 for the administrative support services.

Service Provider Agreements

From time to time, the Company has entered into and may enter into agreements with various service providers and advisors, including investment banks, to help the Company identify targets, negotiate terms of potential Business Combinations, consummate a Business Combination and/or provide other services. In connection with these agreements, the Company may be required to pay such service providers and advisors fees in cash or by issuing ordinary shares in connection with their services to the extent that certain conditions, including the closing of a potential Business Combination, are met. If a Business Combination does not occur, the Company would not expect to be required to pay these contingent fees. There can be no assurance that the Company will complete a Business Combination.

F-59

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the (i) Founder Shares and (ii) Private Placement Warrants that may be issued upon conversion of Working Capital Loans (iii) Private Placement Warrants that may be issued upon conversion of New Sponsor Notes will have registration rights to require the Company to register a sale of any of the Company’s securities held by them pursuant to a registration rights agreement signed in connection with the Public Offering. The Company will be obligated to register up to 9,225,000 Class A ordinary shares and 2,600,000 warrants. The number of Class A ordinary shares includes (i) 6,625,000 Class A ordinary shares to be issued upon conversion of the Founder Shares, (ii) 1,500,000 Class A ordinary shares underlying the Private Placement Warrants that may be issued upon conversion of Working Capital Loans and (iii) 1,100,000 Class A ordinary shares underlying the Private Placement Warrants that may be issued upon conversion of New Sponsor Notes. The number of warrants includes 1,500,000 Private Placement Warrants issued upon conversion of Working Capital Loans and 1,100,000 Private Placement Warrants issued upon conversion of New Sponsor Notes. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the Company’s completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters earned a cash underwriting discount of two percent (2%) of the gross proceeds of the Public Offering (including the over-allotment), or $6,900,000.

The Company granted the underwriters a 45-day option from the date of the Public Offering to purchase up to an additional 4,500,000 units to cover over-allotments, if any. The underwriters exercised their full over-allotment option on December 17, 2021.

Business Combination Marketing Agreement

The Company engaged Cantor and Roth as advisors in connection with the Business Combination to assist in holding meetings with the shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing securities in connection with the Business Combination, assist in obtaining shareholder approval for the Business Combination and assist with press releases and public filings in connection with the Business Combination. The Company will pay Cantor and Roth a cash fee for such services upon the consummation of the Business Combination in an amount equal to 5.0% of the gross proceeds of the Public Offering (exclusive of any applicable finders’ fees which might become payable), which will only be paid upon the completion of the Company’s Business Combination. On January 16, 2024, the Company entered into an agreement with each of the advisors whereby such parties waived their entitlement to the payment of cash fees and expenses at the initial Business Combination. As of September 30, 2024 and December 31, 2023, neither Cantor nor Roth has provided any services under this agreement.

NOTE 7 – WARRANT LIABILITIES

The Company accounts for the 33,550,000 warrants issued in connection with the Public Offering (17,250,000 Public Warrants and 16,300,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company classifies each warrant as a liability at its fair value. This liability is subject to remeasurement at each condensed balance sheet date. With each such remeasurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s unaudited condensed statements of operations.

On January 16, 2024, the Original Sponsor, Pala, Cantor, and Roth entered into surrender and cancellation agreements whereby such parties have agreed to cancel an aggregate of 16,300,000 Private Placement Warrants.

F-60

NOTE 8 – RECURRING FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP (as defined in Note 2) establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

At September 30, 2024, assets held in the Trust Account were comprised of $41,876,683 in an interest-bearing demand deposit account at a bank. Through September 30, 2024, the Company withdrew $328,105,849 from the Trust Account in connection with the Redemptions.

At December 31, 2023, assets held in the Trust Account were comprised of $56,708,101 in an interest-bearing demand deposit account at a bank. Through December 31, 2023, the Company withdrew $311,471,428 from the Trust Account in connection with the Redemptions.

The following tables present fair value information as of September 30, 2024 and December 31, 2023, of the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis and indicate the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value:

September 30, 2024	Level 1	Level 2	Level 3
Liabilities
Public Warrants	$345,000	$-	$-
Private Warrants	$-	$-	$-
Total Liabilities	$345,000	$-	$-

December 31, 2023	Level 1	Level 2	Level 3
Liabilities:
Public Warrants	$1,725,000	$-	$-
Private Warrants	$-	$-	$1,754,807
Total Liabilities	$1,725,000	$-	$1,754,807

At January 16, 2024 and December 31, 2023, the Company used a Monte Carlo model to value the private warrants, which were cancelled on January 16, 2024. The estimated fair value of the private warrant liability is determined using Level 3 inputs, and the estimated fair value of the public warrant liability is determined using Level 1. If factors or assumptions change, the estimated fair values could be materially different. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield.

F-61

The following table provides quantitative information regarding Level 3 fair value measurements:

	January 16, 2024	December 31, 2023

Share price	$10.88	$10.85
Strike price	$11.50	$11.50
Term (in years)	6.41	1.48
Volatility	0.4%	0.7%
Risk-free rate	4.5%	4.52%
Dividend yield	0	0

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of December 31, 2023	$1,754,807	$1,725,000	$3,479,807
Change in fair value	(153,294)	(1,119,525)	(1,272,819)
Cancellation of private warrants	(1,601,513)	-	(1,601,513)
Fair value as of March 31, 2024	$-	$605,475	605,475
Change in fair value	-	(241,500)	(241,500)
Fair value as of June 30, 2024	$-	$363,975	363,975
Change in fair value	-	(18,975)	(18,975)
Fair value as of September 30, 2024	$-	$345,000	345,000

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. There were no transfers to/from Levels 1, 2, and 3 during the nine months ended September 30, 2024.

NOTE 9 – SHAREHOLDERS’ DEFICIT

Preference shares – The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2024 and December 31, 2023, there were no preference shares issued or outstanding.

Class A ordinary shares – The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of September 30, 2024, and December 31, 2023, there were 7,170,599 Class A ordinary shares, issued or outstanding, of which 5,170,599 subject to possible redemption.

Class B ordinary shares – The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B ordinary shares. As of September 30, 2024 and December 31, 2023, there were 6,625,000 Class B ordinary shares issued and outstanding.

F-62

Holders of record of the Company’s Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in the Articles or as required by the Companies Act or stock exchange rules, an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company, is generally required to approve any matter voted on by the Company’s shareholders. Approval of certain actions require a special resolution under Cayman Islands law, which requires the affirmative vote of a majority of at least two-thirds of the shareholders who attend and vote at a general meeting of the company, and pursuant to the Articles, such actions include amending the Articles and approving a statutory merger or consolidation with another company. There is no cumulative voting with respect to the appointment of directors, meaning, following the Business Combination, the holders of more than 50% of the Company’s ordinary shares voted for the appointment of directors will be able to appoint all of the directors. Only holders of Class B ordinary shares will have the right to vote on the appointment of directors prior to the completion of the Business Combination. Holders of the public shares will not be entitled to vote on the appointment of directors during such time. These provisions of the Articles relating to the rights of holders of Class B ordinary shares to appoint directors may be amended if approved by holders of at least 90% of the Company’s ordinary shares voting in a general meeting. With respect to any other matter submitted to a vote of the Company’s shareholders, including any vote in connection with the Business Combination, except as required by law, holders of the Founder Shares and holders of the public shares will vote together as a single class, with each share entitling the holder to one vote. If the Company seek shareholder approval of the Business Combination, the Company will complete the Business Combination only if the Company obtain approval by way of an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the company. In such case, the initial shareholders, officers and directors have agreed to vote their Founder Shares and any public shares purchased during or after the Public Offering (including in open-market and privately negotiated transactions) in favor of the Business Combination.

The Founder Shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the Business Combination on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, share dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the Business Combination, excluding any Class A ordinary shares or equity-linked securities or rights exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

On January 16, 2024, the Original Sponsor and Pala transferred to the New Sponsor an aggregate of 4,193,695 Class B Ordinary Shares of the Company. In addition, the Original Sponsor, Pala and certain other holders of Class B Founder Shares gave to the New Sponsor the irrevocable right to vote the Founder Shares on their behalf and to take certain other actions on their behalf.

On May 16, 2024, the New Sponsor voluntarily converted an aggregate of 2,000,000 Class B Ordinary Shares of the Company in accordance with the Charter on a one-for-one basis to 2,000,000 Class A ordinary Shares (“Founder Class A Shares”), provided that the 2,000,000 Founder Class A Shares shall not be treated as public class A shares for the purpose of determining redemption rights.

NOTE 10 – SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the condensed balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

F-63

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders,

Battery Future Acquisition Corp.

Cayman Islands

OPINION ON THE FINANCIAL STATEMENTS

We have audited the accompanying balance sheet of Battery Future Acquisition Corp. (the “Company”) as of December 31, 2023, and the related statement of operations and comprehensive income, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

BASIS FOR OPINION

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

 /s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC

We have served as the Company’s auditor since 2024.

Henderson, Nevada

March 26, 2024

PCAOB ID Number 6797

F-64

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Battery Future Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Battery Future Acquisition Corp. (the “Company”) as of December 31, 2022 and 2021, and the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2022 and for the period from July 29, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from July 29, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by June 14, 2023, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2021.

New York, New York March 29, 2023 PCAOB ID Number 100

F-65

BATTERY FUTURE ACQUISITION CORP.

BALANCE SHEETS

	December 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$111,819	$299,149
Prepaid expenses	-	389,583
Total current assets	111,819	688,732
Prepaid expenses - non-current portion	-	-
Cash held in Trust Account	56,708,101	356,976,495
Total assets	$56,819,920	$357,665,227

Liabilities and Shareholders’ Equity
Accrued offering costs and expenses	$2,368,029	$614,839
Due to related party	2,358,135	11,820
Total current liabilities	4,726,164	626,659

Warrant liability	3,479,807	2,219,165
Total liabilities	8,205,971	2,845,824

Commitments
Class A ordinary share subject to possible redemption $0.0001 par value, 5,170,599 and 34,500,000 shares at an approximate redemption value of $10.97 per share as of December 31, 2023 and $10.35 per share as of December 31, 2022, respectively	56,707,840	356,975,607

Shareholders’ Equity:
Preference shares, $0.0001 par value; 34,500,000 shares authorized; none issued and outstanding	-	-
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none issued and outstanding	-	-
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 shares issued and outstanding	863	863
Additional paid-in capital	-	-
Accumulated deficit	(8,094,754)	(2,157,067)
Total shareholders’ equity	(8,093,891)	(2,156,204)
Total Liabilities and Shareholders’ Equity	$56,819,920	$357,665,227

F-66

BATTERY FUTURE ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	For the year endedDecember 31, 2023	For the year endedDecember 31, 2022
Formation and operating costs	$3,430,328	$1,566,455
Loss from operations	(3,430,328)	(1,566,455)

Other income/(expense)
Change in fair value of warrants	(1,260,642)	17,743,846
(Loss) on promissory note - related party	(76,149)
Debt forgiveness	80,059	-
Interest income – trust account	9,953,034	5,075,607
Total other income/(expense)	8,696,302	22,819,453

Net income	$5,265,974	$21,252,998

Weighted average shares outstanding of Class A redeemable ordinary shares	20,693,851	34,500,000
Basic and diluted net income per share, Class A	$0.18	$0.49
Weighted average shares outstanding of Class B non-redeemable ordinary shares	8,625,000	8,625,000
Basic and diluted net income per share, Class B	$0.18	$0.49

F-67

BATTERY FUTURE ACQUISITION CORP.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2023 AND 2022

	Preferrence Share		Class A Ordinary Share		Class B Ordinary Share		Additional Paid-in	Accumulated	Total Shareholders' Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance as of December 31, 2021	-	-	-	-	8,625,000	863	-	(18,334,458)	(18,333,595)
Accretion for shares subject to redemption								(5,075,607)	(5,075,607)
Net Income								21,252,998	21,252,998
Balance as of December 31, 2022	-	-	-	-	8,625,000	863	-	(2,157,067)	(2,156,204)
Accretion for shares subject to redemption								(11,203,661)	(11,203,661)
Net Income								5,265,974	5,265,974
Balance as of December 31, 2023	-	-	-	-	8,625,000	863	-	(8,094,754)	(8,093,891)

F-68

BATTERY FUTURE ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2023	For the year ended December 31, 2022
Cash flows from operating activities:
Net income	$5,265,974	$21,252,998
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on cash held in Trust Account	(9,953,034)	(5,075,607)
Interest on working capital loan - related party	27,180
Changes in fair value of warrant liability	1,260,642	(17,743,846)
Prepaid assets	389,583	48,402
Prepaid Assets non-current assets	-	414,521
Accounts payable	1,753,190	476,923
Net cash used in operating activities	(1,256,465)	(626,609)

Cash flows from investing activities:
Cash withdrawn for redemptions	311,471,428
Investment of cash in Trust Account	(1,250,000)
Net cash provided by investing activities	310,221,428	-

Cash flows from financing activities:
Proceeds from promissory note	2,319,135
Redemption of common stock	(311,471,428)
Net cash used in financing activities	(309,152,293)	-

Net change in cash	(187,330)	(626,609)
Cash, beginning of the period	299,149	925,758
Cash, end of period	$111,819	$299,149

Non-cash investing and financing transactions:
Change in value of Class A ordinary shares subject to possible redemption	$11,203,661	$-

F-69

BATTERY FUTURE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023

NOTE 1 – ORGANIZATION, BUSINESS OPERATION AND LIQUIDITY

Battery Future Acquisition Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on July 29, 2021. The Company was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses (“Business Combination”).

As of December 31, 2023, the Company had not commenced any operations. All activity for the period from July 29, 2021 (inception) through December 31, 2023, relates to the Company’s formation and the initial public offering (“Public Offering” or “IPO”) described below, and since the Public Offering, the Company’s search for a prospective Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Battery Future Sponsor LLC, a Delaware limited liability company (the “Sponsor”).

The registration statement for the Company’s Public Offering was declared effective on December 14, 2021 (the “Effective Date”). On December 17, 2021, the Company consummated the IPO of 34,500,000 units (including the underwriters’ full exercise of their over-allotment option) at $10.00 per unit (the “Units” and, with respect to the Class A ordinary shares included in the Units, the “public shares”), which is discussed in Note 3. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (the “Public Warrants”). Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share.

Simultaneously with the consummation of the IPO, the Company consummated the private placement of 16,300,000 warrants (the “Private Placement Warrants”) and 3,051,111 Class B ordinary shares, par value $0.0001 per share, of the Company (the “Founder Shares”) to the Sponsor, Pala Investments Limited (“Pala”), Cantor Fitzgerald & Co. (“Cantor”) and Roth Capital Partners, LLC (“Roth”), generating gross proceeds to the Company of $16,300,000 (the “Private Placement”). In the Private Placement, the Sponsor purchased an aggregate of 9,445,000 Private Placement Warrants, Pala purchased an aggregate of 3,095,000 Private Placement Warrants and 2,751,111 Founder Shares, Cantor purchased an aggregate of 2,760,000 Private Placement Warrants and Roth purchased an aggregate of 1,000,000 Private Placement Warrants and 300,000 Founder Shares.

Transaction costs related to the IPO amounted to $7,607,233, consisting of $6,900,000 of underwriting commissions, and $707,233 of other offering costs. In addition, $979,690 of cash was held outside of the Trust Account (as defined below) and was available for working capital purposes.

The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the taxes payable on the interest earned on the Trust Account) at the time of signing a definitive agreement in connection with the initial Business Combination. However, the Company will complete the initial Business Combination only if the post-Business Combination company in which its public shareholders own shares will own or acquire 50% or more of the outstanding voting securities of the target or is otherwise not required to register as an investment company under the Investment Company Act (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

F-70

Upon the closing of the Public Offering, management deposited $351,900,000, or $10.20 per Unit sold in the Public Offering, including the proceeds of the Private Placement Warrants, in a trust account (“Trust Account”) and were only invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. However, on May 18, 2023, to mitigate the risk of being deemed to have been operating as an unregistered investment company under the Investment Company Act, the Company instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government securities or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash in an interest-bearing bank deposit account until the earlier of (i) the completion of a Business Combination or (ii) the distribution of the Trust Account. Interest on bank deposit accounts is variable and such accounts currently yield interest of approximately 4.65 % per annum. If the Company is unable to achieve more than minimal interest on the funds held in the Trust Account, the dollar amount the public shareholders would otherwise receive upon any redemption or liquidation of the Company would be less than if the assets in the Trust Account had remained in U.S. government securities or money market funds. Pursuant to the Trust Agreement, the trustee is not permitted to invest in other securities or assets.

Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, the proceeds from the Public Offering and the sale of the Private Placement Warrants will not be released from the Trust Account until the earliest of (i) the completion of the initial Business Combination, (ii) the redemption of the public shares if the Company is unable to complete the initial Business Combination within the Combination Period, subject to applicable law, and (iii) the redemption of the public shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (the “Articles”) to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares if the Company has not consummated an initial Business Combination within the Combination Period or with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of its public shareholders.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require the Company to seek shareholder approval under applicable law or stock exchange listing requirement.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then outstanding public shares, subject to the limitations and on the conditions described herein. The amount initially deposited into the Trust Account upon the consummation of the Public Offering was $351,900,000, representing $10.20 per public share. The per share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the marketing fee the Company will pay to the underwriters. There will be no redemption rights upon the completion of the initial Business Combination with respect to the Company’s warrants.

All of the public shares contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation if there is a shareholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Articles. In accordance with Accounting Standards Codification (“ASC”) 480-10-S99, redemption provisions not solely within the control of a company require Class A ordinary shares subject to redemption to be classified outside of permanent equity. Given that the public shares will be issued with other freestanding instruments (i.e., Public Warrants), the initial carrying value of Class A ordinary shares classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Class A ordinary shares are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the public shares are redeemable and are classified as such on the condensed balance sheets until such date that a redemption event takes place.

F-71

Redemptions of the Company’s public shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination. If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required by applicable law or stock exchange listing requirements, and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Articles, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares and any public shares purchased during or after the IPO in favor of approving a Business Combination. Additionally, each public shareholder may elect to redeem their public shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

The ordinary shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 480, “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company’s Class A ordinary shares are not classified as a “penny stock” upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

The Company initial have until June 17, 2023 (or up to 24 months from the closing of the Public Offering until if the Company extends the period of time to consummate a Business Combination by depositing into the Trust Account, for each one-month extension, the lesser of $0.03 per outstanding share and $250,000) to consummate the initial Business Combination. If the Company is unable to complete the initial Business Combination by the date by which it has to complete a Business Combination (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete the initial Business Combination within the Combination Period.

On June 12, 2023, the Company held an extraordinary general meeting of shareholders and the Company’s shareholders approved the following proposals: (1) a proposal to approve by special resolution an amendment of the Articles to give the Company the right to extend the Combination Period up to twelve (12) times for an additional one (1) month each time, from June 17, 2023 to June 17, 2024, by depositing into the Trust Account the lesser of (i) $0.03 per outstanding share and (ii) $250,000 (the “Extension Payment”), until the earlier of (a) the completion of a Business Combination and (b) the announcement of the Company’s intention to wind up its operations and liquidate (the “Extension Amendment Proposal”), and (2) a proposal to approve an amendment to the Trust Agreement to (a) provide the Company the right to extend the Combination Period up to twelve (12) times for an additional one (1) month each time from June 17, 2023 to June 17, 2024 by depositing into the Trust Account, for each one-month extension, the Extension Payment and (b) provide that the company shall hold the trust assets solely in cash in an interest-bearing demand deposit account at a bank from and after the effectiveness of the Charter Amendment and the Trust Amendment (the “Trust Agreement Amendment Proposal”).

F-72

In connection with the shareholders’ vote at the extraordinary general meeting, holders of 23,063,075 Class A ordinary shares of the Company exercised their right to redeem such shares (the “First Redemption”) for a pro rata portion of the funds held in the Trust Account. As a result, approximately $243.2 million (approximately $10.55 per share) was removed from the Trust Account to pay such holders and approximately $120.9 million remained in the Trust Account. As a result of the Redemption, the Company had 20,061,925 ordinary shares outstanding immediately following the redemption, which include 11,436,925 Class A ordinary shares and 8,625,000 Class B ordinary shares.

On June 14, 2023, an aggregate of $500,000 was deposited by the Sponsor into the Trust Account of the Company for the Company’s public shareholders, representing $0.024 per public share, which enabled the Company to extend the period of time it has to consummate its Business Combination by two months to August 17, 2023 (the “Extension”). The Extension constitutes the first two of up to twelve one-month extensions permitted under the Company’s governing documents and provides the Company with additional time to complete its Business Combination.

On each of August 15, 2023, September 15, 2023 and October 12, 2023, an extension payment of $250,000 for an aggregate amount of $750,000 was deposited by Pala into the Trust Account of the Company for the Company’s public shareholders, representing $0.024 per public share, which enabled the Company to extend the period of time it has to consummate its Business Combination by one month for each Extension to September 17, 2023, October 17, 2023 and November 17, 2023, respectively. The Extensions constitute the third, fourth and fifth of up to twelve one-month extensions permitted under the Company’s governing documents and provide the Company with additional time to complete its Business Combination.

On November 14, 2023, the Company held an extraordinary general meeting of the shareholders and the shareholders approved the following proposals: (1) remove the monthly extension payment the Company must make into the Trust Account to extend the Combination Period and extend the Combination Period to June 17, 2024 without depositing additional funds in the Trust Account (the “Extension Payment Removal Amendment”) and (2) eliminate (i) the limitation that the Company may not redeem public shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 and (ii) the limitation that the Company shall not consummate an initial business combination unless the Company has net tangible assets of at least $5,000,001 immediately prior to, or upon consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such initial business combination (the “Redemption Limitation Amendment” and, collectively with the Extension Payment Removal Amendment, the “Charter Amendment”).

In connection with the shareholders’ vote at the Meeting, 6,266,326 Class A ordinary shares of the Company exercised their right to redeem such shares (the “Second Redemption”) for a pro rata portion of the funds held in the Trust Account. As a result, approximately $68.2 million (approximately $10.88 per share) was removed from the Trust Account to pay such holders and approximately $56.3 million remained in the Trust Account. Immediately following the aforementioned redemptions, the Company had 13,795,599 ordinary shares outstanding, which includes 5,170,599 Class A ordinary shares and 8,625,000 Class B ordinary shares.

The Company’s initial shareholders, officers and directors, Pala and Roth have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to any Founder Shares and public shares they hold in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to any Founder Shares and public shares they hold in connection with a shareholder vote to approve an amendment to the Articles to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares if the Company has not consummated an initial Business Combination within the Combination Period or with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period or any extended period of time that the Company may have to consummate an initial Business Combination as a result of an amendment to the Articles (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the prescribed time frame).

F-73

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations, and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations.

Liquidity and Capital Resources

As of December 31, 2023, the Company had $123,724 in cash and a working capital deficit of $4,614,345.

The Company’s liquidity needs up to the closing of the IPO on December 17, 2021 had been satisfied through a payment from the Sponsor of $25,000 (see Note 5) for the Founder Shares to cover certain offering costs and the loan under an unsecured promissory note from the Sponsor of $300,000 (see Note 5). The promissory note was fully repaid as of the closing of the IPO.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 5). As of December 31, 2023 and December 31, 2022, the Company had approximately $1,089,000 and $0 of borrowings under the Working Capital Loans, respectively.

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until November 17, 2023 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. Additionally, the Company may not have sufficient liquidity to fund the working capital needs of the Company until one year from the issuance of these financial statements. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. The Company intends to complete a Business Combination before the mandatory liquidation date.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-74

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102 (b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $111,819 and $299,149 in cash and no cash equivalents as of December 31, 2023 and December 31, 2022, respectively.

Cash and Investments Held in Trust Account

As of December 31, 2022, substantially all of the assets held in the Trust Account were invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.

Since May 18, 2023, all of the assets held in the Trust Account have been held solely in cash in an interest-bearing demand deposit account at a bank. Interest on bank deposit accounts is variable and such accounts currently yield interest of approximately 4.65% per annum.

F-75

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Offering Costs associated with the Initial Public Offering

Offering costs consist of underwriting, legal, accounting and other expenses incurred through the condensed balance sheet date that are directly related to the IPO. The Company complies with the requirements of the ASC 340-10-S99-1. Offering costs are allocated ratably with the redeemable and non-redeemable shares they are allocated to. Offering costs associated with warrant liabilities are expensed, and offering costs associated with the Class A ordinary shares are charged to temporary equity. The Company incurred offering costs amounting to $7,607,233, consisting of $6,900,000 of underwriting commissions and $707,233 of other offering costs. Of this amount, $321,236 was allocated to warrants and charged to expense and the remainder was charged to temporary equity.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ deficit. The Company’s Class A ordinary shares sold in the IPO feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2023 and December 31, 2022, 5,170,689 and 34,500,000 Class A ordinary shares, respectively, subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Such changes are reflected in additional paid-in capital, or in the absence of additional capital, in accumulated deficit.

As of December 31, 2023 and December 31, 2022, the Class A ordinary shares reflected in the condensed balance sheets are reconciled in the following table:

Class A ordinary shares subject to redemption, December 31, 2021	$351,900,000
Add:
Accretion of carrying value to redemption value	5,075,607
Class A ordinary shares subject to redemption, December 31, 2022	356,975,607
Add:
Accretion of carrying value to redemption value	11,203,661
Less:
Redemptions	(311,471,428)
Class A ordinary shares subject to redemption, December 31, 2023	$56,707,840

F-76

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed balance sheets, primarily due to its short-term nature.

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The Company’s financial instruments are classified as either Level 1, Level 2 or Level 3. These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. The Company’s derivative instruments are recorded at fair value on the condensed balance sheets with changes in the fair value reported in the unaudited condensed statements of operations. Derivative assets and liabilities are classified on the condensed balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the condensed balance sheet date.

Warrant Liabilities

The Company accounts for the warrants issued in connection with the Public Offering in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company will classify each warrant as a liability at its fair value. This liability is subject to re-measurement at each condensed balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s unaudited condensed statements of operations.

Net Income per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income per share is computed by dividing net income by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture by the Sponsor. As of December 31, 2023 and December 31, 2022, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted income per Class B ordinary share is the same as basic income per Class B ordinary share for the periods presented. The Company recognizes changes in the Class A ordinary share redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

	For the year Ended December 31,
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net income per share:
Numerator:
Allocation of net income	$3,716,834	$1,549,140	$17,002,398	$4,250,600
Denominator
Weighted-average shares outstanding	20,693,851	8,625,000	34,500,000	8,625,000
Basic and diluted net income per share	$0.18	$0.18	$0.49	$0.49

F-77

Income Taxes

The Company complies with the accounting and reporting requirements of FASB ASC 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position.

The Company is considered an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

Management does not believe that recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 – INITIAL PUBLIC OFFERING

Public Units

On December 17, 2021, the Company consummated its IPO of 34,500,000 Units at a purchase price of $10.00 per Unit, which included the exercise of the underwriters’ full over-allotment option. Each Unit consists of one Class A ordinary share and one-half of one Public Warrant.

Public Warrants

Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Company’s initial shareholders or their affiliates, without taking into account any Founder Shares held by the Company’s initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20 trading day period starting on the trading day after the day on which the Company consummate the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of warrants for cash” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The warrants will become exercisable 30 days after the completion of the Company’s initial Business Combination and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

F-78

Redemption of warrants

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption, which the Company refers to as the 30-day redemption period; and

●

if, and only if, the closing price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A ordinary shares and equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination as described elsewhere in this prospectus) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

NOTE 4 – PRIVATE PLACEMENT WARRANTS

Simultaneously with the consummation of the IPO, the Company consummated the Private Placement of 16,300,000 Private Placement Warrants and 3,051,111 Class B ordinary shares, par value $0.0001 per share, of the Company to the Sponsor, Pala, Cantor and Roth, generating gross proceeds to the Company of $16,300,000. In the Private Placement, the Sponsor purchased an aggregate of 9,445,000 Private Placement Warrants, Pala purchased an aggregate of 3,095,000 Private Placement Warrants and 2,751,111 Founder Shares, Cantor purchased an aggregate of 2,760,000 Private Placement Warrants and Roth purchased an aggregate of 1,000,000 Private Placement Warrants and 300,000 Founder Shares.

If the Private Placement Warrants are held by holders other than their initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the units being sold in the Public Offering.

NOTE 5 – RELATED PARTY TRANSACTIONS

Founder Shares

On August 4, 2021, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain offering costs in consideration for 7,187,500 Founder Shares, par value $0.0001.

On November 21, 2021, the Sponsor surrendered 2,966,667 Founder Shares for cancellation for nominal consideration. Roth committed to purchase 300,000 Founder Shares and 1,000,000 Private Placement Warrants in a private placement that closed simultaneously with the closing of the Public Offering. Additionally, Pala purchased 2,751,111 shares and 3,095,000 Private Placement Warrants in a private placement that closed simultaneously with the closing of the Public Offering.

On December 14, 2021, the Company issued 1,353,056 Founder Shares by way of a share capitalization which resulted in an aggregate of 8,540,556 Founder Shares outstanding. This total is comprised of 5,573,889 Founder Shares owned by the Sponsor, 2,666,667 owned by Pala and 300,000 owned by Roth. All shares and related amounts have been retroactively restated.

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On December 16, 2021, the Company and Pala entered into a securities purchase agreement, pursuant to which the Company agreed to issue and sell 84,444 Founder Shares and 95,000 Private Placement Warrants to Pala for an aggregate purchase price of $190,000. This resulted in outstanding Founder Shares of 8,625,000 (5,573,889 owned by the Sponsor, 2,751,111 owned by Pala and 300,000 owned by Roth), of which 1,625,000 were subject to forfeiture to the extent the underwriters did not exercise their over-allotment option. On December 17, 2021, the underwriters fully exercised this option leaving no Founder Shares subject to forfeiture.

On October 23, 2023, October 30, 2023 and November 6, 2023, the Company and the Sponsor entered into non-redemption agreements (the “Non-Redemption Agreements”) with unaffiliated third parties (collectively, the “Investors”) in exchange for such Investors agreeing (i) to not redeem an aggregate of 5,000,500 Class A ordinary shares of the Company sold in its IPO (the “Non-Redeemed Shares”) in connection with the Meeting (as defined below) and (ii) to vote in favor of the Proposals (as defined below) at the Meeting (other than with respect to certain shares acquired or to be acquired pursuant to the Non-Redemption Agreements). In exchange for the foregoing commitment to not redeem such shares, the Sponsor has agreed to transfer to the Investors up to an aggregate of 1,000,100 Founder Shares held by the Sponsor contemporaneously with the closing of the Company’s Business Combination, provided that the Investors do not exercise their redemption rights with respect to the Non-Redeemed Shares in connection with the Meeting and the Proposals (as defined below) are approved.

The Company’s initial shareholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination and (B) the date on which the Company complete a liquidation, merger, capital stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property; except to certain permitted transferees and under certain circumstances as described in the prospectus relating to the Public Offering. Any permitted transferees will be subject to the same restrictions and other agreements of the Company’s initial shareholders with respect to any Founder Shares. The Company refers to such transfer restrictions as the lock-up. Notwithstanding the foregoing, the Founder Shares will be released from the lockup if (1) the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in its shareholders having the right to exchange their shares for cash, securities or other property.

Promissory Note – Related Party

On August 3, 2021, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the Public Offering. These loans are non-interest bearing, unsecured and are due at the earlier of March 31, 2022 or the closing of the Public Offering. The loan was repaid upon the closing of the Public Offering out of the offering proceeds not held in the Trust Account. As of December 31, 2023 and December 31, 2022, the Company had no borrowings under the promissory note and the promissory note is no longer available to the Company.

On April 5, 2023, the Company issued an unsecured convertible promissory note in the aggregate principal amount of $1,000,000 (the “Pala Note”) to Pala with each advance not to exceed $500,000. The Pala Note originally bore interest at a rate of ten percent (10.00%) per annum payable upon the earlier of June 16, 2023 (as may be extended in accordance with the terms of the Pala Note) and the effective date of the Company’s Business Combination. In the event that the Company does not consummate a Business Combination, the Pala Note will be repaid only from amounts remaining outside of the Company’s Trust Account. As of December 31, 2023, the Company had approximately $508,000 outstanding under the Pala Note. For the three and nine months ended December 31, 2023, the Company had approximately $15,000 and $27,000, respectively, in interest expense on the Pala Working Capital Note. The Pala Note has a conversion feature that is considered an embedded derivative, but the value is de minimis. As such, the Pala Note is presented at fair value on the accompanying condensed balance sheets. On August 8, 2023, the Company and Pala amended and restated the Pala Note (the “A&R Pala Note”) to (i) distinguish between loans made for the purposes of funding (x) the Company’s working capital requirements (the “Pala Working Capital Loans”) and (y) the Company’s Trust Account to extend the Company’s deadline to complete its business combination (the “Pala Trust Extension Loans”), (ii) permit interest to accrue at a rate equal to twenty percent (20.00%) per annum, compounded annually, on any and all then-outstanding Pala Working Capital Loans, (iii) clarify that no interest shall accrue on the Pala Trust Extension Loans and (iv) clarify that up to $6,900,000 of Pala Trust Extension Loans may be converted into Warrants, subject to availability.

F-80

On June 14, 2023, the Sponsor loaned the Extension Payment to the Company in order to support the Extension (the “Extension Loan”) and caused the Extension Payment to be deposited in the Company’s Trust Account for its public shareholders. In connection with the Extension Payment, the Company issued an unsecured promissory note in the aggregate principal amount of $2,000,000 (the “Sponsor Note”) to the Sponsor. The Sponsor Note originally bore interest at a rate of ten percent (10.0%) per annum. The Sponsor Note will be due and payable (subject to the waiver against trust provisions) on the earlier of (i) the date on which the Business Combination is consummated and (ii) the date of the Company’s liquidation. As of December 31, 2023, the Company had approximately $1,250,000 outstanding under the Sponsor Note.

On July 31, 2023, the Company and the Sponsor amended and restated the Sponsor Note (the “A&R Sponsor Note”) to (i) increase the aggregate principal amount available to be borrowed to up to $5,000,000, (ii) distinguish between loans made for the purposes of funding (x) the Company’s working capital requirements (the “Sponsor Working Capital Loans”) and (y) the Company’s Trust Account to extend the Company’s deadline to complete its Business Combination (the “Sponsor Trust Extension Loans”), and (iii) clarify that up to $1,500,000 of Sponsor Working Capital Loans and up to $6,900,000 of Sponsor Trust Extension Loans may be converted into Warrants, subject to availability (see Note 10).

On August 8, 2023, the Company and the Sponsor amended and restated the A&R Sponsor Note (the “Second A&R Sponsor Note”) to (i) permit interest to accrue at a rate equal to twenty percent (20.00%) per annum, compounded annually, on any and all then-outstanding Sponsor Working Capital Loans and (ii) clarify that no interest shall accrue on the Sponsor Trust Extension Loans (see Note 10).

On each of August 15, 2023, September 15, 2023 and October 12, 2023, an aggregate of $250,000 was deposited by Pala into the Trust Account of the Company for the Company’s public shareholders, representing $0.024 per public share, which enabled the Company to extend the period of time it has to consummate its Business Combination by one month for each Extension to September 17, 2023, October 17, 2023 and November 17, 2023, respectively. The Extensions constitute the third, fourth and fifth of up to twelve one-month extensions permitted under the Company’s governing documents and provide the Company with additional time to complete its Business Combination.

On October 12, 2023, the Company and Pala amended and restated the A&R Pala Note (the “Second A&R Pala Note”) to increase the aggregate principal amount available to be borrowed by up to $250,000 (see Note 10).

Working Capital Loans

In order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes the initial Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. As of December 31, 2023 and December 31, 2022, the Company had approximately $1,089,000 and $0 of borrowings under the Working Capital Loans, respectively.

Office Space, Secretarial and Administrative Services

Commencing on the date that the Company’s securities are first listed on the NYSE through the earlier of consummation of the initial Business Combination and the liquidation, the Company has agreed to pay the Sponsor a total of up to $15,000 per month for office space, secretarial and administrative support and to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial Business Combination. For the year ended December 31, 2023, and 2022, the Company incurred $0, in fees for these services. As of December 31, 2023 and December 31, 2022, the Company has unpaid accrued $11,820 for the administrative support services in due to related party.

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Service Provider Agreements

From time to time, the Company has entered into and may enter into agreements with various service providers and advisors, including investment banks, to help the Company identify targets, negotiate terms of potential Business Combinations, consummate a Business Combination and/or provide other services. In connection with these agreements, the Company may be required to pay such service providers and advisors fees in connection with their services to the extent that certain conditions, including the closing of a potential Business Combination, are met. If a Business Combination does not occur, the Company would not expect to be required to pay these contingent fees. There can be no assurance that the Company will complete a Business Combination.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the (i) Founder Shares, (ii) Private Placement Warrants and the Class A ordinary shares underlying such Private Placement Warrants and (iii) Private Placement Warrants that may be issued upon conversion of Working Capital Loans will have registration rights to require the Company to register a sale of any of the Company’s securities held by them pursuant to a registration rights agreement signed in connection with the Public Offering. Pursuant to the registration rights agreement, the underwriters’ exercise of their over-allotment option in full and $1,500,000 of Working Capital Loans (which amount includes the committed sponsor loans) are converted into Private Placement Warrants, the Company will be obligated to register up to 26,425,000 Class A ordinary shares and 17,800,000 warrants. The number of Class A ordinary shares includes (i) 8,625,000 Class A ordinary shares to be issued upon conversion of the Founder Shares, (ii) 16,300,000 Class A ordinary shares to be issued upon exercise of the Private Placement Warrants and (iii) 1,500,000 Class A ordinary shares underlying the Private Placement Warrants issued upon conversion of Working Capital Loans. The number of warrants includes 16,300,000 Private Placement Warrants and 1,500,000 Private Placement Warrants issued upon conversion of Working Capital Loans. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the Company’s completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters earned a cash underwriting discount of two percent (2%) of the gross proceeds of the Public Offering (including the over-allotment), or $6,900,000.

The Company granted the underwriters a 45-day option from the date of the Public Offering to purchase up to an additional 4,500,000 units to cover over-allotments, if any. The underwriters exercised their full over-allotment option on December 17, 2021.

Business Combination Marketing Agreement

The Company engaged Cantor and Roth as advisors in connection with the Business Combination to assist in holding meetings with the shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing securities in connection with the Business Combination, assist in obtaining shareholder approval for the Business Combination and assist with press releases and public filings in connection with the Business Combination. The Company will pay Cantor and Roth a cash fee for such services upon the consummation of the Business Combination in an amount equal to 5.0% of the gross proceeds of the Public Offering (exclusive of any applicable finders’ fees which might become payable), which will only be paid upon the completion of the Company’s Business Combination. As of December 31, 2023 and December 31, 2022, neither Cantor nor Roth has provided any services under this agreement.

F-82

NOTE 7 – WARRANT LIABILITIES

The Company accounts for the 33,550,000 warrants issued in connection with the Public Offering (17,250,000 Public Warrants and 16,300,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company classifies each warrant as a liability at its fair value. This liability is subject to remeasurement at each condensed balance sheet date. With each such remeasurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s unaudited condensed statements of operations.

NOTE 8 – RECURRING FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP (as defined in Note 2) establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

At December 31, 2023, assets held in the Trust Account were comprised of $56,708,101 in an interest-bearing demand deposit account at a bank. Through December 31, 2023, the Company withdrew $311,471,428 from the Trust Account in connection with the Redemption.

At December 31, 2022, assets held in the Trust Account were comprised of $356,976,495 in money market funds which are invested primarily in U.S. Treasury securities. Through December 31, 2022, the Company did not withdraw any interest income from the Trust Account.

The following tables present fair value information as of December 31, 2023 and December 31, 2022, of the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis and indicate the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value:

December 31, 2023	Level 1	Level 2	Level 3
Liabilities:
Public Warrants	$1,725,000	$-	$-
Private Warrants	-	-	1,754,807
Total Liabilities	$1,725,000	$-	$1,754,807

December 31, 2022	Level 1	Level 2	Level 3
Assets
Investments held in Trust Account	$356,976,495	$-	$-
Total Assets	$356,976,495	$-	$-

Liabilities
Public Warrants	$1,093,650	$-	$-
Private Warrants	-	-	1,125,515
Total Liabilities	$1,093,650	$-	$1,125,515

F-83

At December 31, 2023 and December 31, 2022, the Company used a Monte Carlo model to value the private warrants. The estimated fair value of the public and private warrant liability is determined using Level 3 inputs. If factors or assumptions change, the estimated fair values could be materially different. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield.

The following table provides quantitative information regarding Level 3 fair value measurements:

	December 31, 2023	December 31, 2022

Share price	$10.85	$10.27
Strike price	$11.50	$11.50
Term (in years)	1.48	5.41
Volatility	0.7%	7.8%
Risk-free rate	4.52%	4.74%
Dividend yield	0	0

The following table presents the changes in the fair value of Level 3 warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of December 31, 2022	$1,125,515	$-	$1,125,515
Change in fair value	629,292	-	629,292
Fair value as of December 31, 2023	$1,754,807	$-	$1,754,807

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. There were no transfers to/from Levels 1, 2, and 3 during the year ended December 31, 2023.

NOTE 9 – SHAREHOLDERS’ DEFICIT

Preference shares – The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2023 and December 31, 2022, there were no preference shares issued or outstanding.

Class A ordinary shares – The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2023 and December 31, 2022, there were 5,170,689 and 34,500,000 Class A ordinary shares, respectively, issued or outstanding, of which 5,170,689 and 34,500,000 Class A ordinary shares, respectively, were subject to possible redemption.

Class B ordinary shares – The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B ordinary shares. As of December 31, 2023 and December 31, 2022, there were 8,625,000 Class B ordinary shares issued and outstanding. Of the 8,625,000 Class B ordinary shares, an aggregate of up to 1,625,000 shares were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial shareholders will collectively own 20% of the Company’s issued and outstanding ordinary shares after the Public Offering. On December 17, 2021, the underwriters exercised their full over-allotment option, meaning no Founder Shares were subject to forfeiture on December 31, 2023 and December 31, 2022.

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Holders of record of the Company’s Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in the Articles or as required by the Companies Act or stock exchange rules, an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company, is generally required to approve any matter voted on by the Company’s shareholders. Approval of certain actions require a special resolution under Cayman Islands law, which requires the affirmative vote of a majority of at least two-thirds of the shareholders who attend and vote at a general meeting of the company, and pursuant to the Articles, such actions include amending the Articles and approving a statutory merger or consolidation with another company. There is no cumulative voting with respect to the appointment of directors, meaning, following the Business Combination, the holders of more than 50% of the Company’s ordinary shares voted for the appointment of directors will be able to appoint all of the directors. Only holders of Class B ordinary shares will have the right to vote on the appointment of directors prior to the completion of the Business Combination. Holders of the public shares will not be entitled to vote on the appointment of directors during such time. These provisions of the Articles relating to the rights of holders of Class B ordinary shares to appoint directors may be amended if approved by holders of at least 90% of the Company’s ordinary shares voting in a general meeting. With respect to any other matter submitted to a vote of the Company’s shareholders, including any vote in connection with the Business Combination, except as required by law, holders of the Founder Shares and holders of the public shares will vote together as a single class, with each share entitling the holder to one vote. If the Company seek shareholder approval of the Business Combination, the Company will complete the Business Combination only if the Company obtain approval by way of an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the company. In such case, the initial shareholders, officers and directors have agreed to vote their Founder Shares and any public shares purchased during or after the Public Offering (including in open-market and privately negotiated transactions) in favor of the Business Combination.

The Founder Shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the Business Combination on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, share dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the Business Combination, excluding any Class A ordinary shares or equity-linked securities or rights exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

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NOTE 10 – SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the condensed balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as noted below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 16, 2024, the Company, the Sponsor, Pala, and Camel Bay, LLC (the “Purchaser”) entered into a share purchase agreement (the “Purchase Agreement”).  Pursuant to the Purchase Agreement, among other things: (a) the Sponsor and Pala transferred to the Purchaser an aggregate of 4,193,695 Founder Shares; (b) the Purchaser executed a joinder agreement (the “Joinder”) to become a party to that certain letter agreement, dated December 14, 2021 (“Letter Agreement”), and that certain Registration Rights Agreement, dated December 14, 2021 (“Registration Rights Agreement”), each originally entered into in connection with the IPO, among the Company, the Sponsor, Pala and certain equity holders of the Company; (c) the Sponsor, Pala and certain other holders of Founder Shares gave to Purchaser the irrevocable right to vote the Founder Shares on their behalf and to take certain other actions on their behalf (the “POA Agreements”); (d) the Sponsor, Pala and the underwriters in the IPO, entered into surrender and cancellation agreements (the “Warrant Cancellation Agreements”) whereby such parties have agreed to cancel an aggregate of 16,300,000 private placement warrants (the “Placement Warrants”) purchased by them at the time of the IPO; and (e) certain holders of promissory notes (the “Lenders”) issued by the Company to such Lenders agreed to cancel their promissory notes in an aggregate principal amount of $6,433,333 (“Debt Cancellation Agreements”).  In addition, each of the Underwriters entered into an agreement (the “Underwriter Agreements”) whereby such parties waived their entitlement to the payment of any cash fees and expenses pursuant to that certain business combination marketing agreement, dated December 14, 2021. In addition, Pala agreed to pay $125,000 cash and 50,000 founder shares to a service provider, who agreed to waive an accrued liability of approximately $2,276,000 in return.

F-86

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

BATTERY FUTURE ACQUISITION CORP.,

CLASSOVER HOLDINGS, INC.,

BFAC MERGER SUB 1, CORP.,

BFAC MERGER SUB 2 CORP.

and

CLASS OVER INC.

dated as of

May 12, 2024

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 12, 2024, by and among Battery Future Acquisition Corp., a Cayman Islands exempted company (“Acquiror”), Classover Holdings Inc., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Pubco”), BFAC Merger Sub 1, Corp. a Delaware corporation and wholly-owned subsidiary of Pubco (“Merger Sub 1”), BFAC Merger Sub 2, Corp., a Delaware corporation and wholly-owned subsidiary of Pubco (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”), and Class Over Inc., a Delaware corporation (the “Company”). Acquiror, Pubco, the Merger Subs and the Company are collectively referred to herein as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, Acquiror is a blank check company formed in the Cayman Islands as an exempted company for the purpose of acquiring one or more operating businesses through a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination (a “Business Combination”);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement and in accordance with Companies Act (Revised) of the Cayman Islands (the “Companies Act”) and the General Corporation Law of the State of Delaware (the “DGCL”), on the Closing Date, Merger Sub 1 will merge with and into Acquiror (the “Reorganization Merger”), with Acquiror being the surviving corporation of the Reorganization Merger (Acquiror, as the surviving corporation of the Reorganization Merger, is sometimes referred to herein as the “Surviving Reorganization Corporation”) and becoming a wholly-owned subsidiary of Pubco;

WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with the DGCL, on the Closing Date, immediately following the consummation of the Reorganization Merger, Merger Sub 2 will merge with and into the Company (the “Acquisition Merger” and together with the Reorganization Merger the “Mergers”), with the Company being the surviving corporation of the Acquisition Merger (the Company, as the surviving corporation of the Acquisition Merger, is sometimes referred to herein as the “Surviving Acquisition Corporation”) and becoming a wholly-owned subsidiary of Pubco;

WHEREAS, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax), each of the Parties intends that each of (i) the Reorganization Merger, and (ii) the Acquisition Merger, taken together as an integrated transaction, will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Acquiror, Pubco and the Company, as applicable, are parties under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations;

WHEREAS, the board of directors of Acquiror has unanimously (i) determined that it is in the best interests of Acquiror and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the Transactions (as defined below), including without limitation the Reorganization Merger, in accordance with the Companies Act and the DGCL, on the terms and subject to the conditions set forth in this Agreement, (iii) determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Account (as defined below), not including deferred underwriting discounts and commissions and taxes payable, and (iv) adopted a resolution recommending to its shareholders the approval of the Acquiror Shareholder Matters (as defined below) (the “Acquiror Board Recommendation”);

WHEREAS, the board of directors of each of the Merger Subs has unanimously (i) determined that it is in its best interests, and declared it advisable, to enter into this Agreement, and (ii) approved this Agreement and the Transactions, in each case, in accordance with the DGCL, on the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved  this Agreement and the Transactions, including the Acquisition Merger, in accordance with the DGCL, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending this Agreement and the Transactions, including the Acquisition Merger, be adopted and approved by the stockholders of the Company (the “Company Stockholders”);

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WHEREAS, concurrently with the execution and delivery of this Agreement, certain shareholders of Acquiror (“Insiders”) have executed and delivered an agreement attached hereto as Exhibit A (the “Insider Support Agreement”), which provides, among other things, that the Insiders shall, subject to applicable securities laws, vote all the Acquiror Ordinary Shares beneficially owned by them in favor of the Acquiror Shareholder Matters;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain of the Company Securityholders (as defined below) have executed and delivered an agreement attached hereto as Exhibit B (the “Company Stockholders Support Agreement”), which provides, among other things, that such Company Stockholders will vote their shares of Company capital stock in favor of this Agreement, the Mergers and the other Transactions contemplated by this Agreement; and

WHEREAS, certain of the Company Securityholders and the Insiders will enter into a lockup agreement substantially in the form to be agreed by the Parties (the “Lockup Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.

CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquiror Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Material Adverse Effect” means any change, event, occurrence, effect or circumstance that, individually or in the aggregate, would or would reasonably be expected to, prevent, materially delay or materially impede the performance by Acquiror, Pubco or any of the Merger Subs of its obligations under this Agreement or the other Transaction Agreements or the consummation of the transactions contemplated hereby or thereby, or otherwise have a material adverse effect on the Transactions or the Surviving Reorganization Corporation, the Surviving Acquisition Corporation or their respective Subsidiaries, provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Acquiror Material Adverse Effect” on or in respect of Acquiror and its Subsidiaries under clause (ii) of this definition: (a) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or interpretation thereof after the date of this Agreement; (b) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets); (c) any change affecting special purpose acquisition companies in general or the economy as a whole; (d) any epidemic, pandemic or disease outbreak (including COVID-19), or any Law, directive, guidelines or recommendations issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization, any other Governmental Authority or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19), or any change in such Law, directive, guidelines, recommendations or interpretation thereof; (e) the announcement or the execution of this Agreement, the pendency of the Transactions, or the performance of this Agreement, including losses or threatened losses of employees, customers, suppliers, vendors, distributors or others having relationships with Acquiror and its Subsidiaries resulting therefrom; (f) any action taken or not taken at the written request of the Company; (g) any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event; (h) any acts of terrorism, sabotage, war, riot, the outbreak or escalation of hostilities, or change in geopolitical conditions; (i) any failure of Acquiror or its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates or business plans (provided, however, that this clause (i) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in an Acquiror Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Acquiror Material Adverse Effect)); (j) any action taken by the Company, the Company Securityholders or any of their respective Affiliates; or (k) any matter to which the Company has consented in writing; except, in the case of clauses (a), (b), (c), (d), (g) or (h) above, if any such change, event or effect has a disproportionate and adverse effect on Acquiror and its Subsidiaries relative to other special purpose acquisition companies; provided that in determining whether an Acquiror Material Adverse Effect has occurred or would occur, any rights to proceeds from insurance or other third party contribution or indemnification in respect of the event giving rise thereto available to Acquiror or its Subsidiaries shall be taken into account to the extent that such proceeds have been actually paid, or, with respect to insurance, the carrier has acknowledged that such event gives rise to a covered claim, to Acquiror or its Subsidiaries.

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“Acquiror Ordinary Shares” means the Acquiror Class A Ordinary Shares and the Acquiror Class B Ordinary Shares.

“Acquiror Organizational Documents” means Memorandum and Articles of Association of Acquiror, as amended.

“Acquiror Parties” means Acquiror, Pubco and the Merger Subs.

“Acquiror Shareholder Matters” means (i) the adoption and approval of this Agreement and the Transactions, including without limitation the Reorganization Merger (the “Business Combination Proposal”), (ii) the adoption and approval of the issuance of shares of Pubco Common Stock in connection with the Transactions, (iii) the adoption and approval of the amendments to the Acquiror Organizational Documents, (iv) the adoption and approval of the Incentive Equity Plan, (v) the election of directors effective as of the Closing as contemplated by Section 7.06, (vi) the adoption and approval of each other proposal that the SEC (or its staff members) indicates is necessary in its comments to the Proxy Statement or in correspondence related thereto, (vii) the adoption and approval of each other proposal reasonably agreed to by Acquiror and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Transaction Agreements, and (viii) the adoption and approval of a proposal for the adjournment of the Special Meeting if additional time is necessary to consummate the Transactions for any reason, provided that the Special Meeting is reconvened as promptly as practical thereafter.

“Acquiror Warrants” means the warrants, each to purchase one Acquiror Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.

“Action” means any action, suit, complaint, demand, claim, citation, notice of violation, audit, arbitration or other legal, judicial, regulatory or administrative proceeding (whether at law or in equity) by or before any Governmental Authority. References to “Action” shall include any inquiry or investigation, but, in each case, solely to the extent the Company has Knowledge of such inquiry or investigation.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliate Agreement” means any Contract between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, officer or director of the Company or its Subsidiaries, on the other hand, except in each case, for (i) Contracts for employment or fringe benefits or otherwise for compensation paid to directors, officers, employees and consultants consistent with previously established policies, (ii) Contracts for reimbursement of expenses incurred by directors, officers, employees and consultants in connection with their employment or service, and (iii) Company Benefit Plans and Contracts entered into pursuant to Company Benefit Plans, including, in each case, any Contract disclosed, or that should have been disclosed, on Schedule 3.23.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and any other applicable U.S. and non-U.S. Laws relating to the prevention of corruption or bribery, and (b) the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956-1957), the USA PATRIOT Act ((Pub. L. No. 107-56), and the Bank Secrecy Act (31 U.S.C. §§ 5311-5332), the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, and any other applicable U.S. and non-U.S. Laws related to terrorist financing or money laundering, including financial recordkeeping and reporting requirements mandated by such Laws.

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“BIS” means the U.S. Department of Commerce’s Bureau of Industry and Security.

“Business Combination” has the meaning ascribed to such term in the Acquiror Organizational Documents.

“Business Combination Proposal” has the meaning set forth in the definition of “Acquiror Shareholder Matters.”

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Certificate of Incorporation” means the Certificate of Incorporation of Pubco, as in effect on the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

“Company Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Company.

“Company Common Stock” means the Company Class A Common Stock and Company Class B Common Stock.

“Company Noteholder Amendment” means an amendment in substantially the form attached hereto as Exhibit C to be entered into by each Company Noteholder concerning the conversion of Company Notes into Company Class B Common Stock immediately prior to the Effective Time (subject to certain limitations whereby certain Company Notes may remain outstanding and be assumed by Pubco).

“Company Noteholders” means the holders of Company Notes as of immediately prior to the Effective Time.

“Company Notes” means those certain convertible promissory notes issued by the Company pursuant to that certain Convertible Note Purchase Agreement dated February 7, 2022 and that certain Convertible Note Purchase Agreement dated December 6, 2023.

“Company Securityholders” means the Company Stockholders and Company Noteholders, collectively.

“Company Stock Rights” means the options, warrants and other rights to purchase or convert or exchange into Company Common Stock.

“Company Material Adverse Effect” means any change, event, occurrence, effect or circumstance whether known or unknown as of the date hereof, that, individually or in the aggregate, (i) would prevent, delay, impair or materially impede the ability of the Company to consummate the Mergers or (ii) would or reasonably would be expected to have a materially adverse effect on the business, financial condition, results of operations or prospects of the Company and its Subsidiaries (taken as a whole); provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” on or in respect of the Company and its Subsidiaries under clause (ii) of this definition: (a) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or interpretation thereof after the date of this Agreement; (b) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets); (c) any change affecting any of the industries in which the Company and its Subsidiaries operate or the economy as a whole; (d) any epidemic, pandemic or disease outbreak (including COVID-19), or any Law, directive, guidelines or recommendations issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization, any other Governmental Authority or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19), or any change in such Law, directive, guidelines, recommendations or interpretation thereof; (e) the announcement or the execution of this Agreement, the pendency of the Transactions, or the performance of this Agreement, including losses or threatened losses of employees, customers, suppliers, vendors, distributors or others having relationships with the Company and its Subsidiaries resulting therefrom; (f) any action taken or not taken at the written request of Acquiror; (g) any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event; (h) any acts of terrorism, sabotage, war, riot, the outbreak or escalation of hostilities, or change in geopolitical conditions; (i) any failure of the Company or its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates or business plans (provided, however, that this clause (i) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)); (j) any action taken by Acquiror, the Insiders or any of their respective Affiliates; or (k) any matter to which Acquiror has consented in writing; except, in the case of clauses (a), (b), (c), (d), (g) or (h) above, if any such change, event or effect has a disproportionate and adverse effect on the Company and its Subsidiaries relative to other similarly situated businesses in the industries in which the Company and its Subsidiaries operate; provided that in determining whether a Company Material Adverse Effect has occurred or would occur, any rights to proceeds from insurance or other third party contribution or indemnification in respect of the event giving rise thereto available to the Company or its Subsidiaries shall be taken into account to the extent that such proceeds have been actually paid, or, with respect to insurance, the carrier has acknowledged that such event gives rise to a covered claim, to the Company or its Subsidiaries.

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“Company Stockholders Approval” means the adoption and approval of this Agreement and the Transactions, including without limitation the Acquisition Merger, by the written consent of the Company Stockholders, pursuant to the Company’s organizational documents and Section 251 of the DGCL.

“Competition Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable, the Directorate General for Competition of the European Commission, and any other Governmental Authority that enforces Competition Laws in the jurisdictions set forth on Schedule 7.01(a).

“Competition Laws” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, abuse of dominance or restraint of trade or lessening competition through merger or acquisition, including all antitrust, competition, merger control and unfair competition Laws.

“Confidentiality Agreement” means the confidentiality agreement, dated as of February 13, 2024, by and between the Company and Acquiror (as amended, modified or supplemented from time to time).

“Consent” means any approval, consent, clearance, waiver, exemption, waiting period expiration or termination, Governmental Order or other authorization issued by or obtained from any Governmental Authority.

“Contracts” means any contract, agreement, license, sublicense, subcontract, lease, sublease, purchase order, note, indenture, mortgage, warrant, loan, instrument, obligation or other commitment, in each case, that is legally binding on the Person in question (including all amendment, supplements and modifications thereto).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention, the World Health Organization or an industry group) in relation to, arising out of, in connection with or in response to an epidemic, pandemic or disease outbreak (including COVID-19), or any change in such Law, directive, guideline, recommendation or interpretation thereof.

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“Data Protection Laws” means all applicable Laws pertaining to data protection, data privacy, data security, data breach notification, data localization and cross-border data transfer.

“Dissenting Holder” means holders of Equity Securities who have not voted in favor of the Transactions and perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (in the case of Dissenting Holders of Company Equity Securities) or Section 238 of the Companies Act (in the case of Dissenting Holders of Acquiror Equity Securities).

“EAR” has the meaning specified in the definition of Trade Control Laws.

“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the environment (including endangered or threatened species or other natural resources) or worker and public health and safety (solely to the extent related to exposure to Hazardous Materials), including those related to the manufacture, generation, use, storage, distribution, transport, importing, labeling, handling, Release, or cleanup of, or exposure of any Person to, Hazardous Materials.

“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) bonds, debentures, notes or other Indebtedness having the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) on any matters on which stockholders of the Company, in their capacity as such, would have the right to vote (“Voting Debt”), (iii) any securities of such Person convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (iv) any warrants, calls, subscriptions, options or other rights (including preemptive rights) to subscribe for, purchase or acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock, Voting Debt or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock, Voting Debt or other voting securities of, or other ownership interests in, such Person, or (v) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities, profit participation, equity-based awards, or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, such Person or any business, products or assets of such Person.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated), that, together with the Company or any of their respective Subsidiaries, is (or at the relevant time has been or would be) considered under common control, or treated as a single employer, under or within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fraud” means with respect to a Party, actual common law fraud with respect to the making of the express representations and warranties by such Party in ARTICLE III or ARTICLE IV, as applicable; provided, however, that such fraud of a Party shall only be deemed to exist if such Party had actual knowledge (and not imputed or constructive knowledge) at the time of making the applicable representations or warranties of a material misrepresentation with respect to the representations and warranties made by such Party in ARTICLE III or ARTICLE IV, as applicable, as qualified by the Schedules, and such material misrepresentation was made with the actual intention of deceiving another Party who is relying on such representation or warranty.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Official” means any officer or employee of a Governmental Authority, state-owned entity or public organization, or any person acting in an official capacity for or on behalf of any such Governmental Authority, state-owned entity or public organization.

“Governmental Authority” means any United States or foreign federal, national, state, provincial, municipal or local government or subdivision thereof, any authority, regulatory or administrative agency, commission, department, board, bureau or instrumentality thereof, any quasi-governmental authority, or any court, arbitral body (public or private) or tribunal of competent jurisdiction.

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“Governmental Order” means any order, judgment, verdict, subpoena, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, including petroleum or any fraction thereof, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person as of any time, and including any accrued and unpaid interest, other payment obligations (including prepayment and redemption premiums or penalties (if any), breakage costs, fees and other costs and expenses associated with repayment), and accrued and unpaid commitment fees thereon, the following obligations (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (including debt-like instruments) or debt securities, the payment of which such Person is responsible or liable for, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred and unpaid purchase price of property or services (excluding trade accounts payable in the ordinary course of business and any earn-out obligation until such earn-out obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and has not been paid more than 60 days after being due and payable), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all guarantees by such Person of Indebtedness of others (other than by endorsement of negotiable instruments for collection in the ordinary course of business), and (g) all obligations in respect of leases that would be required to be capitalized in accordance with GAAP (expressly excluding the application of ASC 842).

“Insiders” means the holders of Acquiror Class B Ordinary Shares.

“Intellectual Property” means all intellectual property rights anywhere in the world, including all: (i) issued patents, patent applications (including divisionals, continuations, continuations-in-part, extensions, reexaminations and reissues thereof), and intellectual property rights in inventions (whether or not patentable), (ii) trademarks, service marks, trade names and trade dress, slogans, indicia of origin, and all registrations, applications and renewals in connection therewith, (iii) copyrights, any other intellectual property rights in works of authorship, and all registrations and applications in connection therewith, (iv) internet domain names and social media handles, (v) intellectual property rights in software, computer applications, source codes and object codes, and (vi)  trade secrets and other intellectual property rights in know-how, technologies, databases, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications and confidential information.

“Intellectual Property Registrations” means all Intellectual Property that is issued by or registered or applied-for with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain name registrations and copyright registrations, issued and reissued patents, and pending applications for any of the foregoing, in each case, that is included in Owned Intellectual Property.

“Investment Screening Laws” means any applicable U.S. or foreign Laws intended to screen, prohibit or regulate foreign investments on public interest or national security grounds.

“IT Systems” means all software, computer and information technology systems, servers, networks, databases, computer hardware and equipment, information, record keeping, communications, telecommunications, interfaces, platforms, and peripherals that are owned, used or controlled by or for the business of the Company or any of its Subsidiaries.

“ITAR” has the meaning specified in the definition of “Trade Control Laws.”

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“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Letters of Credit” means any obligation for the reimbursement of an obligor of any letter of credit, banker’s acceptance or similar Contract.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, charge, security interest, conditional sale or other title retention agreement, preemptive right, collateral assignment, option, right of first refusal, or other lien of any kind, including the interest of a vendor or a lessor under any conditional sale agreement, capital lease, finance lease or title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing (other than, in the case of a security, any restriction on transfer of such security arising under securities Laws).

“NYSE” means the New York Stock Exchange.

“OFAC” has the meaning specified in the definition of Sanctions Laws.

“Open Source Software” means any (a) software licensed or distributed as free software, open source software, or under similar licensing or distribution models, or (b) software that requires as a condition of use, modification or distribution that such software, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), Copyleft Software, Common Public License, the Artistic License (e.g., PERL), BSD, MIT, the Mozilla Public License, the Netscape Public License, the Sun Community Source License (SCSL), Affero General Public License (AGPL), the Sun Industry Source License (SISL) and the Apache Software License.

“Owned Intellectual Property” means all Intellectual Property that is owned by the Company or its Subsidiaries, individually or jointly with others.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means all permits, licenses, franchises, approvals, consents, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions or that may thereafter be paid without penalty to the extent appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales Contracts (to the extent not concerning real property) and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and which such contests are set forth on Schedule 1.01(a) for which appropriate reserves have been established on the Financial Statements in accordance with GAAP, (iv) Liens, defects or imperfections on title, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be discovered by a current, accurate survey or physical inspection of such real property or (C) do not materially interfere with the present uses of such real property affected thereby, (v) non-exclusive licenses of Intellectual Property granted to customers entered into in the ordinary course of business consistent with past practices, (vi) Liens securing credit facilities existing as of the date of this Agreement, (vii) Liens that secure obligations that are reflected as liabilities in the Financial Statements, (viii) Liens that would not, individually or in the aggregate, have a Company Material Adverse Effect, (ix) leases, subleases and similar agreements with respect to the Leased Real Property or Owned Real Property, as applicable, and (x) Liens described on Schedule 1.01(a).

“Permitted Payments” means each of the following: (i) any payment or transfer expressly required to be made pursuant to this Agreement, (ii) any payment or transfer referred to in Schedule 1.01(b), (iii) any payment or transfer with the prior written consent of Acquiror, (iv) other than payments, transfers to or other transactions with any Stockholder Related Party, any payment to, transfer to or other transaction with, on arm’s length terms to a bona fide third party customer, supplier or vendor of the Company in the ordinary course of business consistent with applicable past practice; (v) any payments (including in respect of interest, expense reimbursement, indemnities or otherwise) under the Contracts governing the Company’s or any of its Subsidiaries’ credit facilities existing as of the date of this Agreement, (vi) payment of any indemnification or insurance to (including payment of any insurance premiums on behalf of) any directors or officers of the Company or its Subsidiaries pursuant to the organizational documents or Contracts in effect as of the date hereof that have been disclosed to Acquiror and the reimbursement of any out-of-pocket expenses incurred by any directors and officers consistent with past practice, (vii) any payment by the Company or its Subsidiaries in respect of salary or other ordinary course compensation, reimbursement or advancement of reasonable expenses, or other benefits due to an individual in his or her capacity as an employee or Service Provider of the Company or its Subsidiaries, in the ordinary course of business consistent with past practice and (viii) any payments between the Company and any of its wholly-owned Subsidiaries.

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“Person” means any individual, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Data” means any data or information relating to an identified natural person (or information that, in combination with other information, could reasonably allow the identification of a natural person), including demographic, health, behavioral, biometric, financial, nonpublic, and geolocation information, IP addresses, employee information, and any other individually identifiable information that is protected under any applicable privacy, data security, or data breach notification Law.

“Pubco Organizational Documents” means the Certificate of Incorporation and bylaws of Pubco, each as amended.

“Pubco Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Pubco, which Pubco Class A Common Stock is identical to Pubco Class B Common Stock except that Pubco Class A Common Stock has the voting power of twenty five (25) votes per share, whereas Pubco Class B Common Stock has the voting power of one (1) vote per share.

“Pubco Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Pubco.

“Pubco Common Stock” means the Pubco Class A Common Stock and the Pubco Class B Common Stock.

“Pubco Preferred Stock” means the preferred stock, par value $0.0001 per share, of Pubco, which (i) is convertible into Pubco Class B Common Stock at $10.00 per share (subject to adjustment for stock dividends, splits and similar structural changes), and (ii) contains anti-dilution price protection upon any future equity issuance by Pubco at a lower share price (subject to a minimum floor price as required by NYSE).

“Pubco Warrants” means the warrants, each to purchase one share of Pubco Class B Common Stock at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement as amended.

“Real Property” means, collectively, the Leased Real Property and Owned Real Property, as each is defined in Section 3.19(a).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, abandonment, disposing or other release into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Required Acquiror Shareholder Approval” means the approval of the Acquiror Shareholder Matters by the affirmative vote of the holders of the requisite number of Acquiror Ordinary Shares entitled to vote thereon, whether in person or by proxy at the Special Meeting (or any adjournment thereof), in accordance with the Acquiror Organizational Documents and applicable Law.

“Sanctioned Country” means any country or territory that is the subject or target of a comprehensive embargo under Sanctions Laws (currently, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

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“Sanctioned Person” means any Person that is (or was at the relevant time) (i) the subject or target of Sanctions Laws or Trade Control Laws, (ii) listed on any restricted or prohibited party list under Sanctions Laws or Trade Control Laws, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, OFAC’s Non-SDN Communist Chinese Military Companies List, BIS’ Entity List, BIS’ Denied Persons List, BIS’ Unverified List, the UN Security Council Consolidated List, UK Consolidated Financial Sanctions List, and the EU Consolidated List; (iii) incorporated, organized, located, or resident in a Sanctioned Country; or (iv) any Person owned or controlled by Person(s) described under clauses (i), (ii) or (iii).

“Sanctions Laws” means economic or trade sanctions Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, and the U.S. Department of Commerce), the United Nations Security Council, the United Kingdom, the European Union and each of its Member States, Canada, Singapore, and Japan.

“Schedules” means the disclosure schedules of the Company and its Subsidiaries or Acquiror and its Subsidiaries (including Pubco and Merger Subs), as applicable.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign Governmental Authority and the rules and regulations promulgated thereunder.

“Service Provider” means any bona fide third-party service provider other than any Stockholder Related Party.

“Stockholder Related Party” means the Company Stockholders and any Affiliate of any Company Stockholder, in each case other than the Company or its Subsidiaries. Notwithstanding anything herein to the contrary, in no event shall Stockholder Related Parties include (or be considered to include): (i) any limited partners or other direct or indirect investors in any investment fund affiliated with, advised or managed by any Company Stockholder or any of their respective Affiliates, or any of the respective Affiliates of any such limited partners or investors or (ii) any director, officer or employee of the Company or its Subsidiaries that is not otherwise affiliated with a Company Stockholder.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the Equity Securities having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Tax” means (a) any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, escheat or unclaimed property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge, in each case imposed by any Governmental Authority, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof) by a Governmental Authority; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, combined, consolidated, unitary or similar group for any period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of Law or any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

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“Trade Control Laws” means (a) all U.S. and non-U.S. Laws relating to customs or import Laws, export control and trade Laws, including the Export Administration Regulations (“EAR”), the International Traffic in Arms Regulations (“ITAR”), the customs and import Laws administered by U.S. Customs and Border Protection, the EU Dual Use Regulation, UK Export Control Act 2002, and UK Export Control Order 2008, SI 2008/3231; (b) Laws relating to information technology and communication supply chain (including U.S. Executive Order 13873); and (c) U.S. Antiboycott Laws.

“Transaction Agreements” means this Agreement, the Lockup Agreement, the Insider Support Agreement, the Subscription Agreements, the A&R Registration Rights Agreement, the Company Stockholders Support Agreement, the Company Noteholder Amendment, and the Confidentiality Agreement  and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” means the transactions contemplated by this Agreement, including the Reorganization Merger and the Acquisition Merger.

“Treasury Regulations” means the regulations promulgated under the Code.

“Warrant Agreement” means the Warrant Agreement, dated as of December 14, 2021, by and between Acquiror and Continental Stock Transfer & Trust Company, as warrant agent.

“Willful Breach” means, with respect to a Party, a material breach of a representation, warranty, covenant or agreement set forth in this Agreement, as applicable, that is the consequence of a willful and intentional act or omission by such Party with the actual knowledge such Party that such act or omission would result in such a material breach.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, and (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”.

(b) Unless the context of this Agreement otherwise requires, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(d) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) The phrases “provided to Acquiror” or “provided to the Company”, “delivered to Acquiror” or “delivered to the Company”, “furnished to Acquiror” or “furnished to the Company”, or “made available to Acquiror” or “made available to the Company”, as applicable, and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been delivered to such Party or its legal counsel via electronic mail or hard copy form, or, as applicable, made available to Acquiror no later than 5:00 p.m. on the day prior to the date of this Agreement in the virtual “data room” that has been set up by the Company in connection with the Transactions..

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(g) References to “$” or “dollar” or “US$” shall be references to Untied States dollars.

(h) all references to “or” shall be construed in the inclusive sense of “and/or.”

Section 1.03 Equitable Adjustments. Without limiting anything contained in this Agreement (including Section 5.01), if, between the date of this Agreement and the Closing (as defined below), the outstanding shares of Company Common Stock or Acquiror Ordinary Shares or Pubco Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split or combination or exchange of shares, then any number or amount contained herein which is based upon the number of shares of Company Common Stock or Acquiror Ordinary Shares or Pubco Common Stock, as applicable, will be appropriately adjusted to provide to the holders of Company Common Stock or the holders of Acquiror Ordinary Shares or Pubco Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided that, for the avoidance of doubt, this Section 1.03 shall not be construed to permit Acquiror, the Company or the Merger Subs to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

Section 1.04 Knowledge. As used herein, (i) the phrase “to the Knowledge of” or “the Knowledge of” the Company shall mean the knowledge of the individuals identified on Schedule1.04(a) and (ii) the phrase “to the Knowledge” or “the Knowledge of” of Acquiror shall mean the knowledge of the individuals identified on Schedule 1.04(b), in each case, as such individuals would have actually acquired in the exercise of a reasonable inquiry of his, her or their direct reports.

ARTICLE II.

THE MERGERS; CLOSING; ACQUISITION MERGER CONSIDERATION

Section 2.01 The Mergers.

(a) At the Reorganization Effective Time (as defined below), on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the Companies Act and the DGCL, Merger Sub 1 shall be merged with and into Acquiror, following which the separate corporate existence of Merger Sub 1 shall cease and Acquiror shall continue as the Surviving Reorganization Corporation after the Reorganization Merger and as a direct, wholly-owned subsidiary of Pubco (provided that references to the Acquiror for periods after the Reorganization Effective Time shall include the Surviving Reorganization Corporation).

(b) At the Acquisition Effective Time (as defined below), on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, Merger Sub 2 shall be merged with and into the Company, following which the separate corporate existence of Merger Sub 2 shall cease and the Company shall continue as the Surviving Acquisition Corporationand as a direct, wholly-owned subsidiary of Pubco (provided that references to the Company for periods after the Acquisition Effective Time shall include the Surviving Acquisition Corporation).

Section 2.02 Effective Times.

(a) On the terms and subject to the conditions set forth herein, at the Closing, Acquiror and Merger Sub 1 shall cause the Reorganization Merger to be consummated by filing a certificate of merger in the form to be agreed by the Parties pursuant to Section 7.01(a) (the “Reorganization Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and filing a plan of merger with the Registrar of Companies of the Cayman Islands in accordance with the applicable provisions of the Companies Act, and the time of the later of such filings, or such later time as may be agreed in writing by the Company and Acquiror and specified in the Reorganization Certificate of Merger, will be the effective time of and constitute the consummation of the Reorganization Merger (the “Reorganization Effective Time”).

(b) On the terms and subject to the conditions set forth herein, at the Closing, immediately following the consummation of the Reorganization Merger, the Company and Merger Sub 2 shall cause the Acquisition Merger to be consummated by filing a certificate of merger in the form to be agreed by the Parties pursuant to Section 7.01(a) (the “Acquisition Certificate of Merger” and, together with the Reorganization Certificate of Merger, the “Certificates of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, and the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the Acquisition Certificate of Merger, will be the effective time of and constitute the consummation of the Acquisition Merger (the “Acquisition Effective Time” and together with the Reorganization Effective Time, the “Effective Time”).

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Section 2.03 Effects of the Mergers.

(a) The effect of the Reorganization Merger shall be as provided in this Agreement, the Reorganization Certificate of Merger and the applicable provisions of the Companies Act and DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Reorganization Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Acquiror and Merger Sub 1 shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Reorganization Corporation.

(b) The effect of the Acquisition Merger shall be as provided in this Agreement, the Acquisition Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Acquisition Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub 2 and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Acquisition Corporation.

Section 2.04 Governing Documents.

(a) As of the Reorganization Effective Time, the certificate of incorporation and bylaws of the Surviving Reorganization Corporation shall be the certificate of incorporation and bylaws of Merger Sub 1 as in effect immediately prior to the Reorganization Effective Time.

(b) As of the Acquisition Effective Time, the certificate of incorporation and bylaws of the Surviving Acquisition Corporation shall be the certificate of incorporation and bylaws of Merger Sub 2 as in effect immediately prior to the Acquisition Effective Time.

Section 2.05 Directors and Officers.

(a) Immediately after the Reorganization Effective Time, (a) the individuals who constituted the board of directors of Merger Sub 1 as of immediately prior to the Reorganization Effective Time shall constitute the board of directors of the Surviving Reorganization Corporation and (b) the officers of Merger Sub 1 as of immediately prior to the Acquisition Effective Time shall be the officers of the Surviving Reorganization Corporation.

(b) Immediately after the Acquisition Effective Time, (a) the individuals who constituted the board of directors of the Company as of immediately prior to the Acquisition Effective Time shall constitute the board of directors of the Surviving Acquisition Corporation and (b) the officers of the Company as of immediately prior to the Acquisition Effective Time shall be the officers of the Surviving Acquisition Corporation.

Section 2.06 Further Assurances.

(a) If, at any time after the Reorganization Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Reorganization Corporation following the Reorganization Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Acquiror and Merger Sub 1, the applicable directors and officers Pubco, Acquiror and Merger Sub 1 (or their designees) are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

(b) If, at any time after the Acquisition Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Acquisition Corporation following the Acquisition Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub 2, the applicable directors and officers of Pubco, the Company and Merger Sub 2 (or their designees) are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

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Section 2.07 Effects on Securities.

(a) On the terms and subject to the conditions set forth herein, at the Reorganization Effective Time, by virtue of the Reorganization Merger and without any further action on the part of any Party or any other Person, the following shall occur:

(i) Each Acquiror Class A Ordinary Share and Acquiror Class B Ordinary Share issued and outstanding immediately prior to the Reorganization Effective Time (other than Reorganization Excluded Shares and shares owned by Dissenting Holders) will be automatically converted into the right to receive one share of Pubco Class B Common Stock. Each Acquiror Warrant will be automatically converted into the right to receive one Pubco Warrant.

(ii) All of the issued and outstanding shares of common stock of Merger Sub 1 shall be converted into and become 100 validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share, of the Surviving Reorganization Corporation, which shall constitute 100% of the outstanding Equity Securities of the Surviving Reorganization Corporation as of immediately following the Reorganization Effective Time.

(iii) All Equity Securities of Acquiror held in the Acquiror’s treasury or owned by Acquiror immediately prior to the Reorganization Effective Time (“Reorganization Excluded Shares”) shall be automatically cancelled and extinguished, and no consideration shall be paid or payable with respect thereto.

(iv) The 100 shares of Pubco Class A Common Stock held by Acquiror as of immediately prior to the Reorganization Effective Time shall be forfeited by the Surviving Reorganization Corporation for no consideration.

(b) On the terms and subject to the conditions set forth herein, at the Acquisition Effective Time, by virtue of the Acquisition Merger and without any further action on the part of any Party or any other Person, the following shall occur:

(i) All of the Company Common Stock issued and outstanding immediately prior to the Acquisition Effective Time (other than Acquisition Excluded Shares and shares owned by Dissenting Holders) will be automatically cancelled and extinguished and collectively converted into the right to receive the portion of the Acquisition Merger Consideration (as defined below) pursuant to Section 2.08(b) to be issued to Company Stockholders. All Company Stock Rights will be automatically cancelled and extinguished, and no consideration shall be paid or payable with respect thereto.

(ii) The issued and outstanding shares of common stock of Merger Sub 2 shall be converted into and become 100 validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share, of the Surviving Acquisition Corporation, which shall constitute 100% of the outstanding Equity Securities of the Surviving Acquisition Corporation as of immediately following the Acquisition Effective Time.

(iii) All shares of Company Common Stock held in the Company’s treasury or owned by Acquiror immediately prior to the Acquisition Effective Time (“Acquisition Excluded Shares”) shall be automatically cancelled and extinguished, and no consideration shall be paid or payable with respect thereto.

Section 2.08 Closing; Acquisition Merger Consideration.

(a) Subject to the terms and conditions set forth in this Agreement, the consummation of the Mergers (the “Closing”) shall take place at the offices of Graubard Miller, 405 Lexington Avenue, 44th Floor, New York, New York 10174, or electronically by the mutual exchange of electronic signatures (including portable document format (“pdf”)) on the date that is two (2) Business Days following the date on which all conditions set forth in ARTICLE VIII have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, time or date as Acquiror and the Company may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

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(b) At the Closing and simultaneously with the Acquisition Effective Time, Pubco shall issue and deliver to the Company Stockholders (i) an aggregate of 6,535,014 shares of Pubco Class A Common Stock in respect of the issued and outstanding shares of Company Class A Common Stock held by the Company Stockholders and Company Noteholders as of immediately prior to the Acquisition Effective Time (which shall for the avoidance of doubt take into account the conversions of the Company Notes pursuant to the Company Noteholder Amendment), (ii) an aggregate of 5,964,986 shares of Pubco Class B Common Stock in respect of the issued and outstanding shares of Company Class B Common Stock held by the Company Stockholders and Company Noteholders as of immediately prior to the Acquisition Effective Time (which shall for the avoidance of doubt take into account the conversions of the Company Notes pursuant to the Company Noteholder Amendment) and (iii) an aggregate of 1,000,000 shares of Pubco Preferred Stock allocated among the Company Stockholders and Company Noteholders as set forth in Schedule2.08(b) (which shall for the avoidance of doubt be prepared taking account of the conversions of the Company Notes pursuant to the Company Noteholder Amendment), which such shares of Pubco Class A Common Stock, Pubco Class B Common Stock and Pubco Preferred Stock shall be newly and validly issued, credited as fully paid and be free and clear of any Liens (other than generally applicable transfer restrictions under applicable securities Laws, and the restrictions under the Lockup Agreement), (the “Acquisition Merger Consideration”). Notwithstanding the foregoing, any Acquisition Merger Consideration attributable to Dissenting Holders shall not be issued and shall not be included in the aggregate Acquisition Merger Consideration amounts.The Acquisition Merger Consideration so issued will be delivered in book entry form.

Section 2.09 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, the Acquiror, Pubco, the Merger Subs, the Company, the Surviving Reorganization Corporation, the Surviving Acquisition Corporation and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided that, except in the case of any deduction or withholding required with respect to any compensatory payments or as a result of the Company’s failure to deliver the certificates as described Section 5.05, the Person intending to withhold shall use commercially reasonable efforts to provide notice of any withholding required to be made at least three (3) days prior to the Closing Date. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.10 Dissenters’ Rights. No Dissenting Holder shall be entitled to receive shares of Pubco Class B Common Stock or any other distributions pursuant to the provisions of this Article II unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Transactions, and any Dissenting Holder shall be entitled only to such rights as are granted by Section 262 of the DGCL or Section 238 of the Companies Act, as applicable, with respect to Equity Securities owned by such Dissenting Holder. If any Person who otherwise would be deemed a Dissenting Holder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent under Section 262 of the DGCL or Section 238 of the Companies Act, as applicable, or if a court of competent jurisdiction shall finally determine that the Dissenting Holder is not entitled to relief provided by Section 262 of the DGCL or Section 238 of the Companies Act, as applicable, with respect to any Equity Securities, such Equity Securities shall thereupon be converted into the right to receive the Pubco Class Common Stock in accordance with Section 2.07(a) or (b), as applicable, without interest and less any required Tax withholding, upon surrender of the certificates representing such Equity Securities, as applicable, in accordance with this Agreement. Each of Acquiror and the Company shall give the other (i) prompt written notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by it relating to stockholders’ rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. Neither Acquiror nor the Company, except with the prior written consent of the other, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

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ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement, the Company represents and warrants to Acquiror, Pubco and the Merger Subs as of the date of this Agreement and as of the Closing Date as follows:

Section 3.01 Corporate Organization of the Company. The Company has been duly incorporated, is validly existing as a corporation and is in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. The Company has made available to Acquiror true and correct copies of its certificate of incorporation and bylaws as in effect as of the date hereof. The Company is duly licensed, registered or qualified and in good standing (or the equivalent thereof) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed, registered or qualified, except where failure to be so licensed, registered or qualified would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.02 Subsidiaries. The Subsidiaries of the Company, together with details of their respective jurisdiction of incorporation or organization, are set forth on Schedule3.02. The Subsidiaries of the Company have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their respective properties, rights and assets and to conduct their business as it is now being conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company is duly licensed, registered or qualified and in good standing (or the equivalent thereof) as a foreign entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed, registered or qualified, except where the failure to be in good standing or so licensed, registered or qualified would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.03 Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and (subject to the approvals described in Section 3.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or any other Transaction Agreements or the Company’s performance hereunder or thereunder, other than the Company Stockholder Approval. This Agreement has been, and each such other Transaction Agreement to which the Company is a party (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (x) obtaining the Company Stockholder Approval and (y) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”). The minute books of each of the Company and its Subsidiaries contain true, complete and accurate records of all meetings and consents in lieu of meetings of such Person’s board of directors (and any committees thereof), similar governing bodies and holders of Equity Securities. Copies of such records of each of the Company and its Subsidiaries have been heretofore made available to the Company or its counsel.

Section 3.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and the other requirements set forth in Section 3.05 and on Schedule3.04, and subject to obtaining the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the Transaction Agreements to which it is or will be a party and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not, (a) contravene or conflict with the certificate of incorporation or bylaws of the Company or its Subsidiaries, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Specified Contract or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of the Company or any of its Subsidiaries (other than any Permitted Liens) or result in a violation of, a termination (or right of termination) or cancellation of, or default under, or the creation or acceleration of any obligation or the loss or reduction of a benefit under, any provision of, any Specified Contract, except in the case of each of clauses (b) through (d) for such violations, contraventions, conflicts, creations, impositions, violations, terminations, breaches or defaults which would not, individually or in the aggregate, have a Company Material Adverse Effect.

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Section 3.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Acquiror Parties contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the execution, delivery and performance of this Agreement and the Transaction Agreements by the Company to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, except for (i) obtaining the consents of, or submitting notifications, filings, notices or other submissions to, the Governmental Authorities listed on Schedule3.05, (ii) the filing with the SEC of (A) the Registration Statement (and the effectiveness thereof) and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby, (iii) the filing of the Certificates of Merger in accordance with the DGCL and (iv) any actions, consents, approvals, permits or authorizations, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.06 Capitalization.

(a) The authorized capital stock of the Company is set forth on Schedule3.06(a). All of the issued and outstanding Equity Securities of the Company are set forth on Schedule3.06(a), all of which are held by the Company Stockholders. The Equity Securities of the Company are free and clear of all Liens (other than Permitted Liens) and have not been issued in violation of any Contract, preemptive or similar rights or applicable Law. The issued and outstanding Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule3.06(a), there are no Equity Securities of the Company issued and outstanding.

(b) There are no outstanding or authorized contingent value rights, equity appreciation, phantom stock, profit participation or similar rights with respect to the Equity Securities of, or other equity or voting interest in, the Company. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote.

(c) Except as set forth on Schedule3.06(c), (i) there are no declared but unpaid dividends or distributions in respect of any Equity Securities of the Company and (ii) since December 31, 2021 through the date of this Agreement, the Company has not made, declared, set aside, established a record date for or paid any dividends or distributions.

(d) The Company is not the subject of any bankruptcy, dissolution, liquidation or similar legal proceedings.

Section 3.07 Capitalization of Subsidiaries.

(a) The issued and outstanding Equity Securities of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. All of the issued and outstanding Equity Securities of each Subsidiary of the Company are owned as set forth on Schedule3.02, free and clear of any Liens (other than the restrictions under applicable Securities Laws, the terms of the Governing Documents of such Subsidiary, and Permitted Liens), and have not been issued in violation of preemptive or similar rights.

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(b) There are no outstanding or authorized equity appreciation, phantom stock, profit participation or similar rights with respect to the Equity Securities of, or other equity or voting interest in, any Subsidiary of the Company. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Subsidiary of the Company. Except for Equity Securities in any direct or indirect wholly-owned Subsidiary of the Company, neither the Company nor any of its Subsidiaries owns any Equity Securities in any Person (other than publicly traded securities held for cash management purposes). There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary of Company. There are no outstanding bonds, debentures, notes or other Indebtedness of any Subsidiary of the company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ stockholders may vote.

(c) Except as set forth on Schedule3.07(c), neither the Company nor any of its Subsidiaries owns any Equity Securities in any Person.

Section 3.08 Financial Statements.

(a) Attached as Schedule3.08 hereto are copies of the audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2023 and 2022, and the related audited consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for the years then ended, together with the auditor’s reports thereon (the “Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows, income, changes in equity and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP during the periods involved (except as otherwise indicated in such statements) and were derived from, the books and records of the Company and its Subsidiaries.

(c) The Company and its Subsidiaries have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s and its Subsidiaries’ assets. The Company has engaged an auditing firm that has at all required times since the date of enactment of the Sarbanes-Oxley Act been (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (y) “independent” with respect to the Company and each of its Subsidiaries within the meaning of Regulation S-X under the Exchange Act, and (z) in compliance with subsections (g) through (l) of Section 11A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

Section 3.09 Financial Projections. The financial projections with respect to the Company that were delivered by or on behalf of the Company to Acquiror, including any statement with respect to projected revenues, costs, expenses, and profits, a copy of which are attached as Schedule 3.09, were prepared by the Company in good faith based on assumptions for projections of such kind that the Company believes in good faith to reasonable and appropriate.

Section 3.10 Absence of Certain Changes. Except as set forth on Schedule3.10, since December 31, 2023 through the date of this Agreement, (a) except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the transactions contemplated hereby or thereby, the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course of business consistent with past practices, (b) there has not been any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without Acquiror’s consent, would constitute a violation of Section 5.01.

Section 3.11 Undisclosed Liabilities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) of a nature required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since December 31, 2023 in the ordinary course of business of the Company and its Subsidiaries, (c) incurred or arising under or in connection with the Transactions, including expenses related thereto, (d) disclosed in the Schedules, (e) under any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound, or (f) that do not exceed $500,000 in the aggregate.

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Section 3.12 Litigation and Proceedings. Except as set forth on Schedule3.12, as of the date hereof, there are no, and since December 31, 2020, there have been no, pending or, to the Knowledge of the Company, threatened (in writing) Actions by or against the Company or any of its Subsidiaries that, if adversely decided or resolved, would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no Governmental Order imposed upon the Company or any of its Subsidiaries, except as would not have, or would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities or obligations, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company or any of its Subsidiaries to enter into and perform its obligations under this Agreement.

Section 3.13 Compliance with Laws. The Company and its Subsidiaries are, and since December 31, 2020, have been, in compliance with all applicable Laws, except where the failure to be, or to have been, in compliance with such Laws, individually or in the aggregate, would not have a Company Material Adverse Effect. None of the Company or its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law at any time since December 31, 2020, except for any such violation which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries hold, and since December 31, 2020, have held, all Permits necessary for the lawful conduct of the business of the Company, except for such Permits where the failure to so hold has not had, and would not reasonably be expect to have, individually or in the aggregate, a Company Material Adverse Effect (the “Company Permits”). The Company and its Subsidiaries are, and since December 31, 2020, have been, in compliance with and not in default under such Company Permits, in each case except for such noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.14 Contracts; No Defaults.

(a) Schedule3.14(a) contains a true, correct and complete list of all Contracts described in clauses (i) through (xiii) of this Section 3.14(a) to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party other than Company Benefit Plans and Real Property Leases (all such Contracts as described in clauses (i) through (xiii), collectively, the “Specified Contracts”).

(i) Each Contract with a Top Customer or Top Supplier;

(ii) Each Contract, other than a customer Contract, that involves aggregate payments or consideration furnished (x) by the Company or by any of its Subsidiaries of more than $250,000 or (y) to the Company or to any of its Subsidiaries of more than $250,000, in each case, in the calendar year ended December 31, 2020 or any subsequent calendar year;

(iii) (x) Each Contract relating to Indebtedness having an outstanding principal amount, together with any undrawn commitments to fund Indebtedness under such Contract, in excess of $100,000 and (y) each outstanding Letter of Credit with commitments in excess of $250,000;

(iv) Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof, in each case, involving payments in excess of $150,000 and with respect to which there are any material ongoing obligations;

(v) Each joint venture, partnership or similar Contract (other than Contracts between wholly-owned Subsidiaries of the Company) that is material to the Company and its Subsidiaries, taken as a whole;

(vi) Each license, sublicense, or other agreement under which the Company or any of its Subsidiaries (x) is a licensee with respect to any item of material Intellectual Property (excluding (A) click-wrap and shrink-wrap licenses and (B) off-the-shelf software licenses and other licenses of software that is commercially available to the public generally, with one-time or annual aggregate fees of less than $100,000) or (y) is a licensor or otherwise grants to a third party any rights to use any item of material Intellectual Property, other than non-exclusive licenses or sublicenses granted to customers in the ordinary course of business;

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(vii) Each collective bargaining agreement or other Contract with any labor union, labor organization or works council (each a “CBA”);

(viii) Each employment or service agreement or similar Contract with any current director, employee or individual independent contractor of the Company or any of its Subsidiaries with an annual base salary or fee in excess of $120,000;

(ix) Each Contract with any current or former employee, director or other service provider of the Company or any of its Subsidiaries that provides for change in control or transaction-based payments and/or benefits and triggered by the Mergers;

(x) Each Contract which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company and its Subsidiaries, taken as a whole;

(xi) Each Contract containing covenants of the Company or any of its Subsidiaries, (A) prohibiting or limiting the right of the Company or any of its Subsidiaries to engage in or compete with any Person in any line of business or (B) prohibiting or restricting the Company’s and its Subsidiaries’ ability to conduct their business with any Person in any geographic area, in each case, that currently has or would reasonably be expected to have a material and adverse effect on the business, as currently operated, of the Company and its Subsidiaries, taken as a whole, in each case other than, for the avoidance of doubt, customary non-solicitation and no-hire provisions entered into in the ordinary course of business;

(xii) Each Contract that grants to any third Person any “most favored nation rights”;

(xiii) Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(xiv) Each Contract entered into primarily for the purpose of interest rate or foreign currency hedging;

(xv) Each Affiliate Agreement; and

(xvi) Each Contract that relates to the acquisition or disposition of any Equity Securities in, or assets or properties of, the Company or any of its Subsidiaries (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which (A) any deferred or contingent payment obligations by or to the Company or any of its Subsidiaries remain outstanding or (B) any indemnification payment obligations remain outstanding (excluding acquisitions or dispositions in the ordinary course of business consistent with past practice or of assets that are obsolete, worn out, surplus or no longer used in the conduct of the Company’s business).

(b) The Company has made available to Acquiror complete and accurate copies of each Specified Contract as in effect as of the date of this Agreement and, to the Knowledge of the Company, no service order, statement of work, or other agreement not provided to Acquiror modifies any material terms of the applicable Specified Contract. Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date or as would not have, individually or in the aggregate, a Company Material Adverse Effect, each Specified Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of the Company or one or more of its Subsidiaries party thereto and, to the Knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except, in each case, where the occurrence of such breach or default or failure to perform would not have, individually or in the aggregate, a Company Material Adverse Effect, (A) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Specified Contracts, and (B) none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in breach of or default of any Specified Contract and during the last 12 months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Specified Contract.

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Section 3.15 Company Benefit Plans.

(a) Schedule 3.15(a) sets forth a true, correct, and complete list of each material Company Benefit Plan, other than offer letters that do not provide severance benefits or a notice period in excess of thirty (30) days upon termination of the employment relationship, and, with respect to each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) or primarily for the benefit of current or former employees, directors or other service providers of the Company or its Subsidiaries who reside or work primarily outside of the United States (each, a “Foreign Plan”), separately identifies each such Foreign Plan. For purposes of this Agreement, the term “Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each equity ownership, equity purchase, equity option, phantom equity, equity or other equity-based award, severance, separation, employment, individual consulting, retention, change-in-control, transaction bonus, fringe benefit, collective bargaining, bonus, incentive, compensation, deferred compensation, employee loan, health, welfare and each other benefit or compensation plan, agreements, programs, policies, practices, Contract or other arrangement, in each case, whether or not subject to ERISA, whether written or unwritten, (i) which is contributed to, required to be contributed to, sponsored by or maintained by, in each case, the Company or any of its respective Subsidiaries for the benefit of any current or former employees, officers, directors, consultants or independent contractors of the Company or any of its respective Subsidiaries, (ii) under which any current or former employee, officer, director, consultant or independent contractor of the Company or any of its respective Subsidiaries has any present or future right to benefits, or (iii) under or with respect to the Company or any of its respective Subsidiaries has any liability, contingent or otherwise.

(b) With respect to each material Company Benefit Plan, the Company has provided or made available to Acquiror true, complete and correct copies of, to the extent applicable: (i) each Company Benefit Plan and all amendments thereto (or, if not written a written summary of its terms) and any trust agreement, insurance contracts or other funding instrument or vehicles and amendments thereto relating to such plan, (ii) the most recent summary plan description and summary material modifications, (iii) the most recent annual report on Form 5500 and all attachments thereto, (iv) the most recent actuarial valuation and audited financial statements, (v) the most recent determination, advisory or opinion letter issued by the Internal Revenue Service, and (vi) any material non-routine correspondence with any Governmental Authority.

(c) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) Each Company Benefit Plan has been established, maintained, funded and administered, in each case, in accordance, in all material respects, with its terms and in compliance, in all material respects, with all applicable Laws, including ERISA and the Code, and all contributions, premiums or other payments and/or amounts that are required to be made or due with respect to any Company Benefit Plan have been timely made or, if not yet due, properly accrued and reflected in the Company’s or one of its Subsidiaries’ (as applicable) financial statements to the extent required by GAAP.

(ii) Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and (A) has received a favorable determination or opinion letter as to its qualification prior to the date of this Agreement or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, in either case, nothing has occurred, whether by action or failure to act or otherwise, that could reasonably be expected to adversely affect such qualification or result in the loss of such qualification.

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(iii) (A) No event has occurred and no condition exists that would subject the Company or any of their respective Subsidiaries, either directly or by reason of their affiliation with any ERISA Affiliate, to any material Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law, (B) there do not exist any pending or, to the Company’s knowledge, threatened Actions (other than routine claims for benefits) or other actions, suits, audits, arbitration or legal, judicial or administrative proceeding (whether in law or in equity), or investigations with respect to any Company Benefit Plan and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions, or other actions, suits, audits, arbitration or legal, judicial or administrative proceeding (whether in law or in equity), or investigations, and (C) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA with respect to any Company Benefit Plan.

(d) Neither the Company nor any of its Subsidiaries maintains or sponsors or has or has incurred any liability in respect of post-employment or post-retirement health, medical, life or welfare benefits for any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code and at the sole expense of the applicable current or former employee, officer, director, consultant or independent contractor of the Company or any of its respective Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries nor their respective ERISA Affiliates sponsors, maintains, contributes to or has an obligation to contribute to or at any time during the preceding six (6) years has sponsored, maintained, contributed to or was required to contribute to, or otherwise has any current or contingent liability or obligation under or with respect to (1) any multiemployer plan (within the meaning of Section 3(37) of ERISA or Section 4001(a)(3) of the Code), (2) a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or any other plan that is or was subject to Section 302 or Title IV of ERISA or Section 412, Section 430 or Section 4971 of the Code, (3) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (4) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(f) Neither the execution and delivery of this Agreement by the Company, shareholder approval of this Agreement, nor the consummation of the transactions contemplated by this Agreement will or could reasonably be expected to (whether alone or in connection with any subsequent event(s)) (A) result in the acceleration, increase, funding or vesting of any material compensation or benefits to, or the forgiveness of material debt with respect to, any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise, (B) entitle any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries to any material severance pay or other material compensation or benefits or to any material increase in severance pay or other compensation or benefits, (C) limit the right or ability to terminate or amend any Company Benefit Plan or (D) directly or indirectly cause the Company or any of its Subsidiaries to transfer or set aside any material assets to fund any benefits under any Company Benefit Plans.

(g) (A) No amount, payment, right or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer, director, shareholder, consultant or other service provider of the Company, any of its Subsidiaries or their Affiliates who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be or is expected to be characterized as, or give rise to, separately or in the aggregate, an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or be nondeductible under Section 280G of the Code, as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)) and (B) neither the Company nor any of its Subsidiaries has any obligation to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(h) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated in all material respects in compliance with Section 409A of the Code since January 1, 2005 or its inception (whichever is later), and all applicable regulations and notices issued thereunder.

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(i) With respect to each Foreign Plan: (A) all material employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices; (B) each Foreign Plan required to be registered or intended to meet certain regulatory or requirements for favorable Tax treatment has been timely and properly registered and has been maintained in good standing in all material respects with applicable regulatory authorities and, to the Knowledge of the Company, there are no existing circumstances or events that have occurred that could reasonably be expected to adversely affect such plan; and (C) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement or has any material unfunded or underfunded liabilities, and materially adequate reserves have been established with respect to any Foreign Plan that is not required to be funded.

Section 3.16 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is party to or bound by any CBA or arrangements with a labor union, works council or labor organization. To the Knowledge of the Company, no employees are represented by any labor organization or works council with respect to their employment with the Company or any of its Subsidiaries. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no activities or proceedings of any labor union, works council or labor organization to organize any current or former employee, officer, or director of the Company or its Subsidiaries (the “Company Employees”) and there is no, and since December 31, 2020, there has been no, labor dispute, labor grievance, labor arbitrations, unfair labor practice or strike, lockout, picketing, hand billing, slowdown, concerted refusal to work overtime, or work stoppage against or affecting the Company or any of its Subsidiaries, in each case, pending or, to the Knowledge of the Company, threatened.

(b) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state, local, or foreign law that remains unsatisfied.

(c) The Company and its Subsidiaries are, and since December 31, 2020, have been, in compliance with all Laws respecting labor and employment, including provisions thereof relating to fair employment practices, terms and conditions of employment, collective bargaining, unfair labor practices, reductions in force, equal employment opportunity, employment discrimination, harassment, civil rights, safety and health, disability, employee benefits, workers’ compensation, immigration, background checks, paid or unpaid leave, classification of employees and independent contractors, and wages and hours, and since December 31, 2020, have been in compliance with all Laws respecting COVID-19, except, in each case, as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) To the Knowledge of the Company, since December 31, 2020, no charges or complaints of sexual or other unlawful harassment based on sex, race, or any other prohibited characteristic have been made against any current officer of the Company or any Subsidiary, except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.17 Taxes.

(a) all income Tax Returns and other material Tax Returns required to be filed by the Company or its Subsidiaries have been filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all respects;

(b) all Taxes required to be paid (whether or not shown on any Tax Return) by the Company and its Subsidiaries have been duly paid;

(c) no Tax audit, examination or other proceeding with respect to Taxes of the Company or any of its Subsidiaries is pending or has been threatened;

(d) the Company and each of its Subsidiaries has complied in all respects with all applicable Laws relating to the collection and withholding of Taxes; and

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(e) there are no assessments, deficiencies, adjustments or other claims with respect to Taxes that have been asserted or assessed against the Company or its Subsidiaries that have not been paid or otherwise resolved.

(f) Neither the Company nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(g) Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h) There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(i) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.

(j) The Company and its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such amounts required to have been so paid over and complied with all applicable withholding and related reporting requirements with respect to such Taxes.

(k) The Company is not currently the beneficiary of any extension of time within which to file any Tax Return (excluding extensions granted automatically under applicable Law).

(l) No written and unresolved claim has been received by the Company or any of its Subsidiaries from a Governmental Authority in respect of Tax in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(m) Neither the Company nor any of its Subsidiaries is subject to income Tax in a jurisdiction outside the country of its organization.

(n) Neither the Company nor any of its Subsidiaries will be required to include any amount in taxable income, exclude any item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing other than in compliance with the terms of this Agreement, or (v) by reason an election pursuant to Section 1065(h) of the Code (or any similar provision of state, local or foreign Law). Solely for purposes of determining whether or not an intercompany transaction described in Section 1502 is material for purposes of Section 3.17(n)(i), no intercompany transaction that would result in a liability to the Company that is less than $100,000 shall be considered material.

(o) Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling or similar guidance that is in progress or pending with any Governmental Authority with respect to any Taxes.

(p) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

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(q) Schedule 3.17(q) includes a list of the tax classifications and jurisdictions of the Company and all its Subsidiaries.

(r) Neither the Company nor any of its Subsidiaries has taken any action that could reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment, and to the Knowledge of the Company there are not any facts or circumstances that could reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment.

(s) The Company has not (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, and (ii) obtained or intends to seek to obtain, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1202 of the CARES Act, except for the PPP Loan.

(t) The Company has properly complied with and duly accounted for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act.

Section 3.18 Insurance. Schedule 3.18 sets forth a complete and accurate list, as of the date hereof, of each material insurance policy currently in effect to which the Company or any of its Subsidiaries is a party or express named insured (collectively, the “Insurance Policies”), together with a claims history for claims in excess of $100,000 since December 31, 2023. The Company has made available to Acquiror true and accurate copies of each Insurance Policy. With respect to each such Insurance Policy, except as set forth on Schedule 3.18 and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) the Insurance Policy is valid, binding and in full force and effect and enforceable in accordance with its terms, except for the Insurance Policies that have expired under their terms in the ordinary course of business; (b) all premiums with respect thereto have been paid; (c) neither the Company nor any of its Subsidiaries is in default under any such Insurance Policy; and (d) as of the date hereof, no written notice of cancellation or nonrenewal has been received by the Company or any of its Subsidiaries with respect to such Insurance Policy. No insurer has denied or disputed coverage of any material claim made by the Company or its Subsidiaries under any Insurance Policy within the last twelve (12) months. None of the Company nor its Subsidiaries has any self-insurance or co-insurance programs.

Section 3.19 Real Property.

(a) Schedule 3.19(a) lists as of the date hereof: (i) all real property owned by the Company or its Subsidiaries (the “Owned Real Property”); and (ii) all other real property leased, subleased or licensed by the Company or any of its Subsidiaries, as the lessee, sublessee or licensee, with annual rent payments by any such lessee in excess of $180,000 (the “Leased Real Property”). Schedule 3.19(a) also identifies with respect to the Leased Real Property, each lease, sublease, license and any other Contract under which such Leased Real Property is occupied or used by the Company or any of its Subsidiaries, including the date of and legal name of each of the parties to such lease, sublease, license or other Contract, and each amendment, restatement, modification or supplement thereto (the “Real Property Leases”). The Company has delivered or made available to Acquiror, complete, accurate and correct copies, in all material respects, of all Real Property Leases.

(b) The Company or its applicable Subsidiary, as applicable, has good and marketable fee simple title to the Owned Real Property, in each case free and clear of all Liens, except Permitted Liens. Except as would not reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries, taken as a whole, neither the Company nor its Subsidiaries has received written notice of any, and to the Knowledge of the Company, there is no, default under any restrictive covenants affecting the Owned Real Property.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company or its applicable Subsidiary has a valid, binding and enforceable leasehold, subleasehold or license interest (as applicable) in all Leased Real Property. All Real Property Leases under which the Company or any of its Subsidiaries is a lessee or sublessee are in full force and effect and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions, except as would not reasonably be expected to have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries has received any written notice of any, and to the Knowledge of the Company there is no, default under any such Real Property Lease, except as would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has (i) exercised any termination rights with respect to any Real Property Lease, or (ii) received written notice from the landlord under any Real Property Lease indicating that the landlord has exercised a termination right with respect to such Real Property Lease.

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(d) The interests of the Company and its Subsidiaries in the Real Property constitutes all interests in real property (i) currently used, occupied or held for use in any material respect in connection with the business of the Company and its Subsidiaries as presently conducted and (ii) necessary for the continued operation of the business of the Company and its Subsidiaries.

(e) There do not exist any actual or, to the Knowledge of the Company, threatened condemnation or eminent domain proceedings that affect any interests of the Company or any of its Subsidiaries in the Real Property or any part thereof, and none of the Company nor its applicable Subsidiary have received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use any interest in the Real Property or any part thereof or interest therein. Neither the Company nor any of its Subsidiaries have received any currently outstanding and uncured written notice alleging that the Real Property is in violation of any applicable Laws in any material respect.

(f) Neither the Company nor any of its Subsidiaries is a party to any purchase option, right of first refusal or other contractual right or obligation to sell, assign or dispose of its interests in the Real Property.

Section 3.20 Intellectual Property and IT Security.

(a) Schedule 3.20(a) lists all Intellectual Property Registrations included in the Owned Intellectual Property as of the date of this Agreement. There is no Action pending, or, to the Knowledge of the Company, threatened in writing, challenging the validity, enforceability, ownership, registration, or use of any Intellectual Property Registrations.

(b) Except as set forth in Schedule 3.20(b), the Company or its applicable Subsidiary (i) is the sole, exclusive owner of all right, title, and interest in and to the Intellectual Property Registrations, and (ii) either owns or has the right to use all other Intellectual Property that is material to the conduct of their respective businesses as currently conducted, free and clear of any Liens other than Permitted Liens. All Persons who have participated in the creation or development of any material Intellectual Property for the Company and/or its Subsidiaries have executed and delivered to the Company or its Subsidiary, a written agreement (i) providing for the non-disclosure by such Person of any confidential information of the Company and its Subsidiaries and (ii) providing for the present assignment by such Person to the Company or its Subsidiary of any Intellectual Property arising out of such Person’s employment by, engagement by or contract with the Company or a Subsidiary, except where such Intellectual Property would vest in the Company or a Subsidiary by operation of law. No Governmental Authority or academic institution owns any rights in or to any material Owned Intellectual Property.

(c) The execution, delivery and performance by the Company of this Agreement and the Transaction Agreements to which it is or will be a party and the consummation by the Company of the transactions contemplated hereby and thereby will not result in the loss, termination or impairment of any right of the Company or any of its Subsidiaries in or to any Intellectual Property, except as would not be material to the Company and its Subsidiaries, taken as a whole.

(d) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries as currently conducted is not to the Company’s Knowledge infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any third party, and has not to the Company’s Knowledge infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any third party since December 31, 2020, (ii) to the Knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any material Intellectual Property and (iii) the Company and its Subsidiaries have not received from any Person any unresolved written notice since December 31, 2020 that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person.

(e) The Company and its Subsidiaries have in place commercially reasonable measures to protect and maintain the confidentiality of any material trade secrets included in the Owned Intellectual Property. To the Knowledge of the Company, there has been no unauthorized access, use or disclosure of any such material trade secrets included in the Owned Intellectual Property.

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(f) The Company and its Subsidiaries are in material compliance with all the terms and conditions of all licenses applicable to all Open Source Software used in any material software included in Owned Intellectual Property.

(g) The Company and its Subsidiaries have in place commercially reasonable measures to protect the confidentiality, integrity, availability and security of the IT Systems, and commercially reasonable back-up and disaster recovery procedures for the continued operation of their businesses in the event of a failure of the IT Systems. The Company and its Subsidiaries have used commercially reasonable efforts to prevent the introduction into the IT Systems, any malware, ransomware, disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that would permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of the IT Systems. The IT Systems have not suffered any critical failures, errors, breakdowns or other adverse events that have caused any material disruption in the operation of the business of the Company and its Subsidiaries since December 31, 2020. The IT Systems are in good working order in all material respects and are sufficient in all material respects for the existing needs of the business of the Company and its Subsidiaries.

(h) The Company and its Subsidiaries are in material compliance, and since December 31, 2020 have been in material compliance, with all applicable Data Protection Laws, the obligations under their Contracts, and their written privacy policies relating to Personal Data, including requirements regarding the collection, retention, storage, security, disclosure, transfer, disposal, use, or other processing of Personal Data. There is no Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to their collection, retention, storage, security, disclosure, transfer, disposal, use, or other processing of any Personal Data.

(i) Since December 31, 2020, to the Knowledge of the Company, the Company and its Subsidiaries have not suffered any material unauthorized or unlawful access, acquisition, exfiltration, manipulation, erasure, loss, use, or disclosure that compromised the confidentiality, integrity, availability or security of Personal Data or the IT Systems, or that triggered any reporting requirement under any breach notification Law. To the Knowledge of the Company, no service provider (in the course of providing services for or on behalf of the Company and its Subsidiaries) has suffered any security breach that has had a material adverse effect on the business of the Company and its Subsidiaries.

Section 3.21 Environmental Matters.

(a) The Company and its Subsidiaries are, and since December 31, 2020 have been, in compliance with all Environmental Laws, which includes and has included holding and complying with all Permits required under Environmental Laws, in each case except where such failure to be, or to have been, in compliance with such Environmental Laws or Permits as has not, and would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Since December 31, 2020, none of the Company or its Subsidiaries has received any written notice from any Person regarding any actual or alleged violation of, or liability arising under, any Environmental Law, except for any such matter which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no Actions pending against or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries alleging, any violations of or liability under any Environmental Law.

(d) Neither the Company nor any of its Subsidiaries is subject to any Governmental Order relating to the Company’s or any of its Subsidiaries’ compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

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(e) To the Knowledge of the Company, since December 31, 2020, neither the Company nor any of its Subsidiaries has manufactured, distributed, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, or owned or operated any property or facility which is or was contaminated by, any Hazardous Materials, except, in each case, as would not reasonably be expected to give rise to any liability under any Environmental Laws that would have a Company Material Adverse Effect.

(f) Neither the Company nor any of its Subsidiaries has retained or assumed, by contract, any liabilities or obligations of any other Person arising under Environmental Law, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(g) To the Knowledge of the Company, there are no presently existing conditions, events or circumstances relating to the facilities, properties or operations of the Company or its Subsidiaries would reasonably be expected to prevent, hinder or limit continued compliance with Environmental Laws as in effect as of the date of this Agreement or give rise to liabilities under such Environmental Laws, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(h) The Company and its Subsidiaries have made available to Acquiror all environmental audits, assessments, studies or reports materially bearing on the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, in each case, which are in their possession or under their reasonable control.

Section 3.22 Brokers’ Fees. Other than as set forth on Schedule 3.22, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by or on behalf of the Company, any of its Subsidiaries or any of their Affiliates.

Section 3.23 Related Party Transactions. Except for the Contracts set forth on Schedule 3.23 or Contracts that will be terminated prior to Closing without any liability to the Company or its Subsidiaries continuing following the Closing, there are no Affiliate Agreements.

Section 3.24 International Trade; Anti-Corruption.

(a) The Company and its Subsidiaries are and since December 31, 2020, have been in compliance in all material respects with all applicable Sanctions Laws and Trade Control Laws. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any of their respective directors, officers, employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has been at any time since December 31, 2020: (i) a Sanctioned Person, (ii) engaged, directly or indirectly, in any dealings or transactions on behalf of, with, or otherwise involving any Sanctioned Person in violation of Sanctions Laws, or (iii) otherwise engaged, directly or indirectly, in any dealings or transactions in violation of applicable Sanctions Laws or Trade Control Laws. Neither the Company nor any of its Subsidiaries (y) has assets, operations or business dealings located in, or otherwise directly or indirectly derives revenue from investments, activities, or transactions in or with any Sanctioned Country, or (z) directly or indirectly derives revenues from investments, activities or transactions in or with, any Sanctioned Person. Since December 31, 2020, neither the Company nor any of its Subsidiaries has exported, reexported, or transferred (in-country) any products, services, technology, technical data, or any other item for which a license, approval, license exception, registration, or similar authorization is or was required under applicable Trade Control Laws or Sanctions Laws or, to the Knowledge of the Company, by any other Governmental Authority.

(b) The Company and its Subsidiaries are and since December 31, 2020 have been in compliance in all material respects with all Anti-Corruption Laws. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any of their respective directors, officers, employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, has since December 31, 2020 (i) made any unlawful payment or unlawfully given, offered, promised, or authorized or agreed to give, solicited, or received, any money or thing of value, directly or indirectly, to or from any Government Official, any political party or official thereof or any candidate for political office; any member of any Governmental Authority, any private individual or commercial entity (including employees, agents, directors and officers of such commercial entity), or any other Person in any such case while knowing that all or a portion of such money or thing of value may be given, offered, promised, or authorized or agreed to be given, solicited, or received, directly or indirectly, to any Person or member of any Governmental Authority or any candidate for political office for the purpose of any of the following: (x) influencing any action or decision of such Person, in such Person’s official or commercial capacity, including a decision to fail to perform such Person’s official or commercial function, (y) inducing such Person to use such Person’s influence with any Governmental Authority, private individual or commercial entity to affect or influence any act or decision of such Governmental Authority, private individual or commercial entity to assist the Company or any of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any Person, or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any Person, or (ii) otherwise violated any Anti-Corruption Laws. The Company and its Subsidiaries have maintained accurate books and records, practices and internal controls in compliance with Anti-Corruption Laws and have had in place practices and internal controls reasonably designed to ensure that receipts and expenses were accurately recorded and were based on accurate and sufficient supporting documentation.

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(c) From December 31, 2020 through the date hereof, (i) there has been no Action pending or, to the Knowledge of the Company, threatened, against the Company, or any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective officers, directors, employees or agents, that relates to an actual or potential violation of Sanctions Laws, Trade Control Laws, or Anti-Corruption Laws; and (ii) neither the Company nor any of its Subsidiaries has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; conducted any internal investigation or audit concerning, or has any Knowledge of any actual or potential violation or wrongdoing by the Company, its Subsidiaries, or any of their respective officers, directors, employees or agents, in each case of this Section 3.24(c) related to Trade Control Laws, Sanctions Laws, or Anti-Corruption Laws. The Company and its Subsidiaries have instituted and, at all times since December 1, 2020, maintained and enforced policies, procedures and internal controls reasonably designed to promote compliance by the Company, its Subsidiaries, and their respective officers, directors, employees, and agents, with Anti-Corruption Laws, Sanctions Laws, and Trade Control Laws.

Section 3.25 Top Customers and Top Suppliers.

(a) Schedule 3.25(a) sets forth a true, correct and complete list of the names of the top ten (10) customers by dollar sales volume paid by such customers to the Company and its Subsidiaries for the year ended December 31, 2023 (each, a “Top Customer”). None of the Top Customers has (i) terminated or given written notice to the Company or any of its Subsidiaries expressly stating its intention to terminate its relationship with the Company or any of its Subsidiaries, (ii) given written notice to the Company or any of its Subsidiaries expressly stating that, following the date of this Agreement, it plans to reduce substantially the quantity of products or services that it purchases from the Company or any of its Subsidiaries or (iii) given written notice to the Company or any of its Subsidiaries expressly stating that, following the date of this Agreement, it desires to renegotiate its Contract with the Company or any of its Subsidiaries or the terms on which the Company or any of its Subsidiaries provides services to such Top Customer.

(b) Schedule 3.25(b) sets forth a true, correct and complete list of the names of the top ten (10) suppliers by dollar sales volume paid by the Company and its Subsidiaries to such supplier for the year ended December 31, 2023 (each, a “Top Supplier”). None of the Top Suppliers has (i) terminated or given written notice to the Company or any of its Subsidiaries expressly stating its intention to terminate its relationship with the Company or any of its Subsidiaries, (ii) given written notice to the Company or any of its Subsidiaries expressly stating that, following the date of this Agreement, it plans to reduce substantially the quantity of products or services that it provides to the Company or any of its Subsidiaries or (iii) given written notice to the Company or any of its Subsidiaries expressly stating that, following the date of this Agreement, that it desires to renegotiate its Contract with the Company or any of its Subsidiaries or the terms on which the Company or any of its Subsidiaries receives services or products from such Top Supplier.

Section 3.26 Acquisitions and Acquisition Contracts. Since December 31, 2020, no written dispute, demand, claim (including any claim for indemnification) or other Action has been made in writing or initiated in writing or threatened in writing by or against the Company or any of its Subsidiaries, under any Contract to which the Company or its Subsidiaries are parties that relates to any acquisition (whether by merger, sale of stock, sale of assets or otherwise) by the Company or any of its Subsidiaries of a business, business unit or Person (each, an “Acquisition”) (an “Acquisition Contract”). As of the date hereof, except as set forth in Schedule 3.26, there are no “earn-outs,” contingent payment obligations or other similar obligations of the Company or any of its Subsidiaries in respect of any Acquisition under any Acquisition Contract.

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Section 3.27 Personal Property. The Company and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in or right to use, all material personal property and other material property and assets owned, used or held for use by the Company and its Subsidiaries in connection with the business of the Company and/or its Subsidiaries or reflected in the Financial Statements (the “Personal Property”), other than Personal Property disposed of in the ordinary course of business after December 31, 2023, in each case free and clear of all Liens, except for Permitted Liens. The Permitted Liens would not reasonably be expected, individually or in the aggregate, to materially adversely affect or interfere with the current use or operation of the Personal Property.

Section 3.28 Condition of Assets. The Real Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are to the Company’s Knowledge in good condition, order and repair in all material respects; there exists no structural or other material defects or damages to the Real Property, whether latent or otherwise. The tangible Personal Property has been maintained in the ordinary course of business, is in good operating condition, subject to normal wear and tear, and is suitable for the purposes for which it is currently used.

Section 3.29 Restrictions on Business Activities. Except as disclosed in Schedule 3.29, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries or its or their assets or to which Company or any of its Subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property by Company or any of its Subsidiaries or the conduct of business by Company or any of its Subsidiaries as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Company Material Adverse Effect.

Section 3.30 Certain Provided Information. The information relating to the Company and its Subsidiaries supplied or to be supplied by the Company or its Affiliates or Representatives for inclusion in the Proxy Statement will not, as of the date on which the Proxy Statement or any amendment or supplement thereto is first distributed to the holders of Acquiror Ordinary Shares or at the time of the Special Meeting (as defined below), contain any statement which at the time and in the light of the circumstances under which it is made is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not false or misleading.

Section 3.31 No Other Representations. Except as provided in this ARTICLE III (as modified by the Schedules), neither the Company, nor any Company Securityholder, nor their respective representatives, nor any other Person has made or is making any representation or warranty whatsoever in respect of the Company, the Company’s Subsidiaries or any Company Securityholder. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither the Company nor any Company Securityholder nor any of their respective representatives nor any other Person has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts or estimates or budgets made available to Acquiror, its Affiliates or any of their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Acquiror, its Affiliates or any of their respective representatives, and that any such representations or warranties are expressly disclaimed.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES

Except as set forth in the Schedules to this Agreement or in the SEC Reports filed or furnished by Acquiror prior to the date of this Agreement, each Acquiror Party represents and warrants to the Company as follows:

Section 4.01 Corporate Organization. The Acquiror is duly incorporated and is validly existing under the laws of the Cayman Islands and each of Pubco, Merger Sub 1 and Merger Sub 2 is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware.  Each of Acquiror, Pubco, Merger Sub 1 and Merger Sub 2 has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Acquiror has made available to the Company true and correct copies of each of the Acquiror Parties’ organizational documents as in effect as of the date hereof. Each of the Acquiror Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of the Acquiror Parties is duly licensed, registered or qualified and in good standing (or the equivalent thereof) as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed, registered or qualified.

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Section 4.02 Subsidiaries. Except as set forth in Schedule 4.02, none of Acquiror, Pubco and either of the Merger Subs has any direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any capital stock or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Pubco owns 100% (one hundred percent) of the outstanding capital of each of Merger Sub 1 and Merger Sub 2.

Section 4.03 Due Authorization.

(a) Each of the Acquiror Parties has all requisite corporate or limited lability company power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors of each Acquiror Party and no other corporate or equivalent proceeding on the part of any Acquiror Party is necessary to authorize this Agreement or such other Transaction Agreements or any Acquiror Party’s performance hereunder or thereunder (except that obtaining the Required Acquiror Shareholder Approval is a condition to the consummation of the Mergers). This Agreement has been, and each such other Transaction Agreement to which such Acquiror Party will be party will be, duly and validly executed and delivered by such Acquiror Party and, assuming due authorization and execution by each other Party hereto and thereto (other than the other Acquiror Party), this Agreement constitutes, and each such other Transaction Agreement to which such Acquiror Party will be party, will constitute a legal, valid and binding obligation of such Acquiror Party, enforceable against each Acquiror Party in accordance with its terms, subject to the Enforceability Exceptions. The minute books of each Acquiror Party contain true, complete and accurate records of all meetings and consents in lieu of meetings of its board of directors (and any committees thereof), similar governing bodies and holders of Equity Securities. Copies of such records of each of the Acquiror Parties have been heretofore made available to the Company or its counsel.

(b) The only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, the consummation of the transactions contemplated hereby, including the Closing, and the approval of the Acquiror Shareholder Matters are as set forth on Schedule 4.03(b).

(c) At a meeting duly called and held, the board of directors of Acquiror has unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of Acquiror’s stockholders, (ii) determined that the fair market value of the Company is equal to at least 80% (eighty percent) of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof, (iii) approved the Transactions as a Business Combination and (iv) resolved to recommend to Acquiror’s stockholders approval of each of the Acquiror Shareholder Matters.

Section 4.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.06, and subject to obtaining the Required Acquiror Shareholder Approval, the execution, delivery and performance of this Agreement and any other Transaction Agreement to which any Acquiror Party is or will be a party by such Acquiror Party, and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or Pubco Organizational Documents or any organizational documents of the Merger Subs, (b) conflict with or result in any violation of any provision of any Law or Governmental Order binding on or applicable to any Acquiror Party, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror is a party, or (d) result in the creation of any Lien upon any of the properties or assets of the Acquiror Parties (including the Trust Account), except in the case of each of clauses (b) through (d) as would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

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Section 4.05 Compliance. Each of Acquiror, Pubco and each of the Merger Subs has complied and is in compliance with all Law applicable to the conduct of its business, or the ownership or operation of its business. No written notice of non-compliance with any material Law has been received by Acquiror, Pubco or either of the Merger Subs, and Acquiror has no Knowledge of any such notice related to Acquiror, Pubco or either of the Merger Subs delivered to any other Person.

Section 4.06 Litigation and Proceedings. There has been no pending or, to the Knowledge of Acquiror, threatened (in writing) Actions by or against Acquiror that, if adversely decided or resolved, had, individually or in the aggregate, an Acquiror Material Adverse Effect. There is no Governmental Order imposed upon any Acquiror Party that has had, individually or in the aggregate, an Acquiror Material Adverse Effect. No Acquiror Party is party to any settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that has had, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 4.07 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company and its Subsidiaries contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent, waiver or authorization from any Governmental Authority is required on the part of Acquiror with respect to Acquiror’s execution, delivery and performance of this Agreement and the Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, except for (a) obtaining the consents of, or submitting notifications, filings, notices or other submissions to, the Governmental Authorities listed on Schedule 4.07, (b) the filing with the SEC of (i) the Proxy Statement (and the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act or, in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC) and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby, (c) the filing of the Certificates of Merger in accordance with the DGCL and the Companies Act and (d) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 4.08 Trust Account.

(a) As of the date hereof there is approximately $57.6 million held in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated December 14, 2021, by and between Acquiror and the Trustee on file with the SEC Reports of Acquiror as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated December 17, 2021. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement and the Trust Account, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending, or to the Knowledge of Acquiror, threatened with respect to the Trust Account or the funds contained therein. Acquiror has not released any money from the Trust Account (other than as permitted by the Trust Agreement). At the Acquisition Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Acquisition Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the Transactions. From and after the Acquisition Effective Time, no stockholder of Acquiror shall be entitled to receive any amount from, or any amount previously held in, the Trust Account except to the extent such stockholder shall have elected to tender its Acquiror Class A Ordinary Shares for redemption pursuant to the Acquiror Shareholder Redemption prior to such time. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or otherwise modified, in any respect, and, to the Knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated or anticipated. There are no side letters or other Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than stockholders of Acquiror who shall have elected to redeem their Acquiror Class A Ordinary Shares pursuant to the Acquiror Shareholder Redemption or the underwriters of Acquiror’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

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(b) As of the date hereof, Acquiror has no reason to believe or Knowledge that any of the conditions to the use of funds in the Trust Account may not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date. As of the date hereof, Acquiror does not have any Contract, arrangement or understanding to enter into or incur, any Contract or other obligations with respect to or under any Indebtedness.

Section 4.09 Real Property; Personal Property. None of Acquiror, Pubco, or either of the Merger Subs owns or leases any real property or personal property.

Section 4.10 Intellectual Property. None of Acquiror, Pubco, or either of the Merger Subs owns, licenses, or otherwise has any right, title or interest in any Intellectual Property. None of such Persons has infringed upon the Intellectual Property rights of any other Person.

Section 4.11 Brokers’ Fees. Other than as set forth on Schedule 4.11, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the transactions contemplated by this Agreement or any other potential Business Combination transaction considered or engaged in by or on behalf of Acquiror based upon arrangements made by Acquiror or any of its Affiliates or otherwise in respect of which Acquiror or any of its Affiliates may have any liability or obligation.

Section 4.12 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) Acquiror has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC (collectively, including any statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC subsequent to the date of this Agreement, each as it has been amended since the time of its filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes as permitted by Form 10-Q of the SEC) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No Acquiror Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer. To the Knowledge of Acquiror, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s financial statements included in Acquiror’s periodic reports required under the Exchange Act.

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(c) Acquiror has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Acquiror’s assets. Acquiror maintains books and records of Acquiror and its Subsidiaries in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Acquiror in all material respects.

(d) Acquiror has not identified or been made aware of any, and to the Knowledge of Acquiror, there is no (i) “significant deficiency” in the internal controls over financial reporting of Acquiror, (ii) “material weakness” in the internal controls over financial reporting of Acquiror or (iii) fraud, whether or not material, that involves management or other employees of Acquiror who have a significant role in the internal controls over financial reporting of Acquiror.

(e) To the Knowledge of Acquiror, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the Knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(f) Each director and executive officer of Acquiror has filed with the SEC all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(g) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror.

(h) Pubco was formed solely for the purpose of engaging in the Transactions, has not conducted, and prior to the Closing will not conduct, any business and has no, and prior to the Closing will have no, assets, liabilities or obligations of any nature other than, in each case, those incidental to its formation and pursuant to this Agreement and any other Transaction Agreements to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable.

Section 4.13 Business Activities.

(a) Acquiror was formed for the purpose of going public, searching for a suitable target and effecting a Business Combination with one or more businesses or entities. It completed an initial public offering of units consisting of Acquiror Class A Ordinary Shares and Acquiror Warrants in December of 2021, and placed certain of the net proceeds of its initial public offering and simultaneous private placement of Acquiror Warrants in the Trust Account. Acquiror has never conducted any operations and has never engaged in any business activities except raising funds through sales of securities, causing its securities to be listed on NYSE, complying with applicable regulatory requirements of the SEC, NYSE, and the Cayman Islands, and seeking to find a company or companies with which to complete an initial business combination and negotiating the terms of the Transactions. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which would not reasonably be expected to have an Acquiror Material Adverse Effect. Each of the Merger Subs has never engaged in any business activities, has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any other Transaction Agreement to which it is a party and has never generated any revenues or expenses other than expenses related to the Transactions. Pubco owns all of the issued and outstanding Equity Securities of the Merger Subs.

(b) Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation (other than the Merger Subs), partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Acquiror nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

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(c) Except for this Agreement and the other Transaction Agreements or as set forth on Schedule 4.13(c), no Acquiror Party is, and at no time has been, party to any Contract with any Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $100,000 in the aggregate.

(d) As of the date hereof, Acquiror has no liabilities or obligations, except for liabilities or obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet as of December 31, 2023 or disclosed in the notes thereto, (ii) that have arisen since the date of Acquiror’s consolidated balance sheet as of December 31, 2023 in the ordinary course of the operation of business of Acquiror, disclosed in the Schedules, included as set forth on Schedule 4.13(c) and as set forth on Schedule 4.13(d) or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions, including with respect to professional fees for legal and accounting advisors incurred by Acquiror or its Subsidiaries in connection with the Transactions.

Section 4.14 Tax Matters.

(a) all Tax Returns required to be filed by any Acquiror Party have been filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all respects;

(b) all Taxes required to be paid (whether or not shown on any Tax Return) by any Acquiror Party have been duly paid;

(c) no Tax audit, examination or other proceeding with respect to Taxes of any Acquiror Party is pending or has been threatened;

(d) each Acquiror Party has complied in all respects with all applicable Laws relating to the collection and withholding of Taxes; and

(e) there are no assessments, deficiencies, adjustments or other claims with respect to Taxes that have been asserted or assessed against any Acquiror Party that have not been paid or otherwise resolved.

(f) Neither Acquiror nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(g) Neither Acquiror nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h) There are no Liens with respect to Taxes on any of the assets of Acquiror or its Subsidiaries, other than Permitted Liens.

(i) Neither Acquiror nor any of its Subsidiaries has any liability for the Taxes of any Person (other than Acquiror or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.

(j) The Acquiror and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such amounts required to have been so paid over and complied in all respects with all material applicable withholding and related reporting requirements with respect to such Taxes.

(k) Neither the Acquiror nor any of its Subsidiaries has made a request for an advance tax ruling or similar guidance that is in progress or pending with any Governmental Authority with respect to any Taxes.

(l) No Acquiror Party has taken any action that could reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment, and to the Knowledge of Acquiror there are not any facts or circumstances that could reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment.

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(m) No Acquiror Party is subject to any Tax sharing, allocation or similar agreement (other than such Agreements that have been disclosed in public filings with respect to Acquiror or that are customary commercial contracts not primarily related to Taxes and entered into with persons who are not Affiliates of, or direct or indirect equity holders in, the Sponsor).

Section 4.15 Employees; Employee Benefit Plans.

(a) Other than any officers or as described in the Acquiror SEC Reports, None of Acquiror, Pubco, or either of the Merger Subs have or have ever had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Acquiror’s officers and directors in connection with activities on Acquiror’s behalf in an aggregate amount not in excess of the amount of cash held by Acquiror outside of the Trust Account, None of Acquiror, Pubco, or either of the Merger Subs has any unsatisfied material liability with respect to any employee.

(b) Other than as contemplated by this Agreement, Acquiror, Pubco and the Merger Subs do not currently, and do not plan or have any commitment to, maintain, sponsor, contribute to or have any direct liability under any benefit plan.

Section 4.16 Contracts. Schedule 4.16 sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Acquiror, Pubco or either of the Merger Subs is a party, other than any such material contract previously filed with the SEC.

Section 4.17 Capitalization.

(a)

(i) The authorized capital stock of Acquiror consists of 221,000,000 shares of capital stock, including (i) 200,000,000 Acquiror Class A Ordinary Shares, (ii) 20,000,000 Acquiror Class B Ordinary Shares and (iii) 1,000,000 shares of preferred stock (“Acquiror Preferred Stock”). Schedule 4.17(a)(i) sets forth the total number and amount of all of the issued and outstanding Acquiror Common Stock (including Acquiror Warrants), and further sets forth the amount and type of Acquiror Equity Securities owned or held by the Insiders and their Affiliates. No shares of Acquiror Preferred Stock have been issued or are outstanding. All of the issued and outstanding shares of Acquiror Common Stock (A) have been duly authorized and validly issued and are fully paid and non-assessable, (B) were issued in full compliance with applicable Law and (C) were not issued in breach or violation of any preemptive rights or Contract.

(ii) The authorized capital stock of Pubco consists of 510,000,000 shares of capital stock, including (i) 50,000,000 shares of Pubco Class A Common Stock, (ii) 450,000,000 shares of Pubco Class B Common Stock and (iii) 10,000,000 shares of Pubco Preferred Stock. The only equity securities of Pubco that are issued and outstanding are 100 shares of Pubco Class A Common Stock, all of which are held by Acquiror. No shares of Pubco Class B Common Stock or Pubco Preferred Stock have been issued or are outstanding. All of the issued and outstanding shares of Pubco Class A Common Stock (A) have been duly authorized and validly issued and are fully paid and non-assessable, (B) were issued in full compliance with applicable Law and (C) were not issued in breach or violation of any preemptive rights or Contract.

(iii) The authorized capital stock of Merger Sub 1 consists of 100 shares of common stock, all of which are issued and outstanding and owned by Pubco, and all of which (A) have been duly authorized and validly issued and are fully paid and non-assessable, (B) were issued in full compliance with applicable Law and (C) were not issued in breach or violation of any preemptive rights or Contract.

(iv) The authorized capital stock of Merger Sub 2 consists of 100 shares of common stock, all of which are issued and outstanding and owned by Pubco, and all of which (A) have been duly authorized and validly issued and are fully paid and non-assessable, (B) were issued in full compliance with applicable Law and (C) were not issued in breach or violation of any preemptive rights or Contract.

(b) Except as set forth on Schedule 4.17(a), there are no Equity Securities of Acquiror authorized, reserved, issued or outstanding. Except as disclosed in Schedule 4.17(a)or the Acquiror Organizational Documents, there are no outstanding obligations of Acquiror to repurchase, redeem or otherwise acquire any Equity Securities of Acquiror. There are no outstanding bonds, debentures, notes or other Indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in Schedule 4.17(a), Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to any Equity Securities of Acquiror or any Acquiror Party.

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(c) No Acquiror Party owns any Equity Securities in any other Person (other than (i) Equity Securities of Pubco owned by Acquiror and (ii) Equity Securities of the Merger Subs owned by Pubco) or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any Equity Securities, or any securities or obligations exercisable or exchangeable for or convertible into Equity Securities of such Person.

Section 4.18 NYSE Stock Market Listing. The issued and outstanding units of Acquiror, each such unit comprised of one Acquiror Class A Ordinary Share and one-half of one Acquiror Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “BFAC.U” The issued and outstanding Acquiror Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “BFAC”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “BFAC.WS”. There is no Action pending or, to the Knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Ordinary Shares or Acquiror Warrants or terminate the listing of Acquiror Class A Ordinary Shares or Acquiror Warrants on the NYSE. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Ordinary Shares or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement. Acquiror has not received any notice from the NYSE or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Acquiror Class A Ordinary Shares from the NYSE or the SEC.

Section 4.19 Related Party Transactions. Except as expressly set forth in the SEC Reports and the Subscription Agreements, there are no Contracts, transactions, arrangements or understandings between any Acquiror Party or its Affiliates, on the one hand, and Sponsor, any Affiliate of Sponsor or any director, officer, employee, stockholder, warrant holder or Affiliate of such Acquiror Party, on the other hand.

Section 4.20 Investment Company Act; JOBS Act. Neither Acquiror nor any of its Subsidiaries is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case, within the meaning of the Investment Company Act of 1940, as amended. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.21 Absence of Changes. Since July 29, 2021, (a) there has not been any event or occurrence that has had, individually or in the aggregate, an Acquiror Material Adverse Effect and (b) Acquiror, Pubco and the Merger Subs have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 4.22 Restrictions on Business Activities. Except as disclosed in Schedule 4.22, there is no agreement, commitment, judgment, injunction, order or decree binding upon any Acquiror Party or their assets or to which any Acquiror Party is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of any Acquiror Party, any acquisition of property by any Acquiror Party or the conduct of business by any Acquiror Party as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have an Acquiror Material Adverse Effect.

Section 4.23 Stock Issued in Transactions. When shares of Pubco Common Stock are issued in the Mergers as contemplated by this Agreement, such shares of Pubco Common Stock will be duly authorized, validly issued and non-assessable, and will be received by the Company Securityholders to whom they are issued free and clear of all Liens or restrictions on transfer, other than (a) restrictions on transfer imposed by this Agreement, the Acquiror Organizational Documents and the Lockup Agreements, and (b) restrictions on transfer imposed by applicable Securities Laws.

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Section 4.24 Certain Provided Information. The information relating to the Acquiror Parties supplied or to be supplied by the Acquiror or its Affiliates or Representatives for inclusion in the Proxy Statement will not, as of the date on which the Proxy Statement, or any amendment or supplement thereto, is first distributed to the holders of Acquiror Ordinary Shares or at the time of the Special Meeting, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading.

Section 4.25 No Other Representations. Except as provided in this ARTICLE IV (as modified by the Schedules), neither the Acquiror Parties, nor any of their respective representatives, nor any other Person has made, or is making, any representation or warranty whatsoever in respect of the Acquiror Parties.

ARTICLE V.

COVENANTS OF THE COMPANY

Section 5.01 Conduct of Business.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or as consented to in writing by Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), use commercially reasonable efforts to (i) conduct and operate its business in the ordinary course of business consistent with past practices, (ii) preserve intact the current business organization of the Company and its Subsidiaries and (iii) preserve its relationships with Governmental Authorities, material suppliers, customers, vendors, lessors and other Persons having material business relationships with the Company and its Subsidiaries. Without limiting the generality of the foregoing, except as contemplated by this Agreement, as set forth on Schedule 5.01 or as consented to by Acquiror in writing, or as required by applicable Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(b) change or amend its certificate of formation, certificate of incorporation, bylaws, limited liability company agreement or other organizational documents;

(c) make, declare, set aside, establish a record date for or pay any dividend, return of capital or other distribution of profits or assets (whether in cash, stock or property or other combination thereof), other than any dividends, return of capital or other distributions from any wholly-owned Subsidiary of the Company either to the Company or any other wholly-owned Subsidiaries of the Company;

(d) enter into a Contract that would be a Specified Contract if entered into prior to the date hereof, or modify, amend, terminate or waive any material right under any Specified Contract or any Real Property Lease, in each case other than in the ordinary course of business consistent with past practice;

(e) except in the ordinary course of business, sell, transfer, convey, lease or license any Owned Real Property;

(f) authorize for issuance, issue, deliver, sell, transfer, pledge or dispose of or otherwise place or suffer to exist any Lien (other than a Permitted Lien) on, any Equity Securities of the Company or any of its Subsidiaries;

(g) sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to, grant or suffer to exist any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Intellectual Property), other than (i) the sale or license of goods and services to customers in the ordinary course of business, (ii) the sale or other disposition of assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or otherwise warranted in the ordinary course of business, (iii) grants of non-exclusive licenses of Intellectual Property to customers in the ordinary course of business, or (iv) transactions among the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries;

(h) settle or compromise any pending or threatened Action, waive any material claims or rights, or enter into any consent decree or settlement agreement with any Governmental Authority against or affecting any of the Company or its Subsidiaries or any assets of the Company or its Subsidiaries, other than settlements where the amount paid in settlement or compromise does not exceed $150,000 individually or $300,000 in the aggregate;

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(i) Except as otherwise required by the terms of any existing Company Benefit Plans as in effect on the date hereof, (i) increase the compensation or benefits of any current or former officer or director of the Company or its Subsidiaries, (ii) pay or promise to pay, fund or promise to fund any new, enter into or make any grant of any retirement or pension, severance, change in control, transaction bonus, equity or equity-based, retention or termination or similar payment or arrangement to any current or former employees, officers, directors, consultants or independent contractors of the Company or its Subsidiaries, (iii) establish any trust or take any action to accelerate any payments or benefits, or accelerate the vesting, the time of payment or the funding, or secure the funding of any payments or benefits, payable or to become payable to any current or former employees, officers, directors, consultants or independent contractors of the Company or its Subsidiaries, or (iv) make any change in the key management structure of the Company or its Subsidiaries, including the hiring of additional officers or the termination of any employees at the level of director or above or with an annual base salary of $180,000 or above, other than terminations for cause or due to death or disability;

(j) make any loans or advance any money or other property to any Person, except (i) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business, (ii) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business, (iii) advances or other payments among the Company and its Subsidiaries and (D) advances in the ordinary course of business of the Company or its Subsidiaries and consistent with past practice to employees, officers or directors of the Company or any of its Subsidiaries for out-of-pocket expenses;

(k) redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of the Company any of its Subsidiaries other than transactions solely between the Company and its wholly-owned Subsidiaries or solely between wholly-owned Subsidiaries of the Company or transactions to purchase Equity Securities from service providers who have terminated employment for no more than the lesser of cost or fair market value;

(l) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of the Company or any of its Subsidiaries;

(m) make any change in accounting principles or methods of financial accounting affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by GAAP or applicable Law;

(n) (i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of or a controlling equity interest in, any corporation, partnership, association, joint venture or other business organization or division thereof, (ii) make any acquisition of any assets, business, Equity Securities or other properties in excess of $500,000 individually or $2,000,000 in the aggregate, other than in the ordinary course of business, or (iii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;

(o) make, change or revoke any Tax election, change or revoke any accounting method with respect to Taxes, file any Tax Return in a manner inconsistent with past practice, settle or compromise any Tax claim or Tax liability, enter into any closing agreement with respect to any Tax, or surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim, action or assessment;

(p) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment;

(q) other than draws under the Company’s and its Subsidiaries’ credit facilities, and other than in the ordinary course of business and consistent with past practices, incur, create or assume any material Indebtedness;

(r) modify the terms of the Company’s and its Subsidiaries’ credit facilities in any respect that is material and adverse to the Company;

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(s) other than in the ordinary course of business consistent with past practice, enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any existing line of business, enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to enter into a new line of business, or enter into any new line of business;

(t) make any capital expenditures that in the aggregate exceed $300,000;

(u) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(v) form any non-wholly-owned Subsidiary;

(w) enter into any commodities or currency hedging transaction, other than in the ordinary course of business consistent with past practices;

(x) waive any amount owed to any of the Company or any of its Subsidiaries by a customer or transfer any material assets to a customer, in each case, other than in the ordinary course of business;

(y) enter into any Contract between or among a Stockholder Related Party and the Company or its Subsidiaries;

(z) fail to use commercially reasonable efforts to maintain the Insurance Policies in accordance with their respective terms (other than to replace existing policies with substantially comparable policies);

(aa) modify, amend or otherwise change the terms of any borrowing between a Stockholder Related Party and the Company or its Subsidiaries;

(bb) authorize, agree or enter into any Contract to do any action prohibited under Section 5.01(a) through (bb).

Notwithstanding anything to the contrary contained herein (including this Section 5.01), nothing in this Section 5.01 is intended to give Acquiror, Pubco, the Merger Subs or any of their respective Affiliates, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries prior to the Closing, and prior to the Closing, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

Section 5.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) is prohibited from being disclosed by applicable Law or (y) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, and with reasonable advance notice, in such manner as to not interfere unreasonably with the normal operation of the Company and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law, to the properties, facilities, books, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its reasonable best efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as Acquiror and its Representatives may reasonably request; provided that such access shall not include any invasive or intrusive investigations or testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries. The Parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement.

Section 5.03 No Claim Against the Trust Account. The Company acknowledges that it has read Acquiror’s final prospectus, dated December 17, 2021, the other SEC Reports and the Acquiror Organizational Documents and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s Public Shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by June 17, 2024 or such later date as approved by the stockholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates and equityholders) hereby waives any past, present or future claims (whether based on contract, tort, equity or any other theory of legal liability) of any kind in or any right to access any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom to Acquiror’s stockholders as a result of, or arising out of, in connection with or relating in any way to this Agreement or the Transactions with Acquiror; provided that notwithstanding anything herein or otherwise to the contrary (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Shareholder Redemption) to the Company in accordance with the terms of this Agreement and the Trust Agreement), and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account (other than to its stockholders in connection with redemptions effected prior to a Business Combination) and any assets that have been purchased or acquired by Acquiror or any successor thereof or any of their respective Affiliates with any such funds or otherwise following a Business Combination). This Section 5.03 shall survive the termination of this Agreement for any reason.

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Section 5.04 Preparation and Delivery of Additional Company Financial Statements. The Company will use commercially reasonable efforts to provide Acquiror with the Company’s consolidated interim financial information for each quarterly period ending on or after December 31, 2023 (other than a quarterly period ending on the last day of an annual period) by the 45th (forty-fith calendar day following the end of each such quarterly period. All of the financial statements to be delivered pursuant to this Section 5.04 (the “Additional Financial Statements”) will be prepared under GAAP (except as may be indicated in the notes thereto) in accordance with requirements of the PCAOB for public companies. The Additional Financial Statements will fairly present in all material respects the financial position and results of operations of the Company as of the date or for the periods indicated, except as otherwise indicated in such statements and, in the case of interim financial statements, subject to the absence of footnotes and other presentation items and for normal or immaterial year-end adjustments. The Company will use commercially reasonable efforts to promptly provide additional Company financial information reasonably requested by Acquiror for inclusion in the Proxy Statement and any other filings to be made by Acquiror or Pubco with the SEC.

Section 5.05 FIRPTA and IRS Form W-9 or W-8. At the Closing, the Company shall deliver to Acquiror a duly executed and valid (a) certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), and (b) IRS Form W-9 or applicable Form W-8 from each of the Company Securityholders.

Section 5.06 Termination of Affiliate Arrangements. As of immediately prior to the Closing, the Company shall take all actions necessary to cause any Affiliate Agreement, other than those set forth on Schedule 5.06 (which shall continue to be in effect following the Closing), to be terminated without any further force and effect and with no further liability thereunder to the Company or its Subsidiaries and without any liability or other obligation to the Company and its Subsidiaries following the Closing.

Section 5.07 No Acquiror Share Transactions. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and, to the Knowledge of the Company, each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Acquiror, will be advised) of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws and NYSE on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Acquiror (other than to engage in the Transactions), take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

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Section 5.08 Repayment of Employee Loans. The Company shall cause each loan made to any employee of the Company, all of which are identified on Schedule 5.08 in the amounts set forth next to each such borrower’s name on Schedule 5.08, together with all accrued but unpaid interest thereon (collectively, the “Employee Loans”), to be repaid in full and terminated without any further force and effect and without any liability or other obligation to the Company and its Subsidiaries, no later than one (1) Business Day prior to the Closing Date.

Section 5.09 Notification. During the Interim Period, the Company shall notify Acquiror, promptly upon gaining Knowledge thereof, in writing if there has occurred any event or occurrence that (i) causes any covenant or agreement of any of the Company contained in this Agreement to be breached, (ii) that renders inaccurate any representation or warranty of the Company contained in this Agreement or (iii) that would reasonably be expected to result in a Company Material Adverse Effect, in each case of clauses (i) - (iii), such that it would result in the failure of any of the conditions set forth in Section 8.02 to be satisfied on or before the Termination Date. The delivery of any such notice pursuant to this Section 5.09 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder. Notwithstanding anything to the contrary, the Company shall not be in breach of this Section 5.09 (including for purposes of the conditions set forth in Section 8.02) unless and to the extent that it has committed a Willful Breach of this Section 5.09.

Section 5.10 Company Stockholder Approval. The Company shall, as promptly as practicable after the Registration Statement Effectiveness Date, give notice in accordance with the DGCL and the certificate of incorporation and bylaws of the Company to all the Company Stockholders calling for a special meeting of such stockholders to consider and vote upon the adoption of this Agreement and the approval of the Acquisition Merger and the other Transactions contemplated hereby, and shall hold such meeting as promptly as practicable after such notice is given (“Company Stockholder Meeting”). The Company and its board of directors shall cause the Company Stockholder Meeting to take place in accordance with the foregoing and in compliance with the Securities Act, the DGCL and the certificate of incorporation and bylaws of the Company and use reasonable best efforts to secure the Company Stockholder Approval at the Company Stockholder Meeting. Notwithstanding the foregoing, at the election and option of the Company, the Company shall be permitted to obtain the Company Stockholder Approval, without a need for calling a Company Stockholder Meeting, by obtaining the written consent of holders of shares of voting capital stock of the Company representing the Company Stockholder Approval that is executed and delivered by such holders after the Registration Statement Effectiveness Date; provided, that, in the event that the Company elects to obtain the Company Stockholder Approval pursuant to such written consent, consents with respect to this Agreement, the Mergers and the other Transactions contemplated hereby will be solicited from all holders of shares of capital stock of the Company entitled to vote with respect to such matters. The Company shall use reasonable best efforts to cause the Company Stockholders to (i) to vote (in person, by proxy or by action by written consent, as applicable) all of their shares of capital stock of the Company entitled to vote with respect to such matters in favor of, and adopt, the Mergers and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate the Acquisition Merger and (ii) to execute and deliver all related documentation and take such other action in support of the Acquisition Merger as shall reasonably be requested by the Company in connection with the Acquisition Merger.

Section 5.11 Company Noteholder Amendment. The Company shall use reasonable best efforts to cause the Company Noteholder Amendment to become effective and binding upon all of the Company Notes as soon as possible following the date of this Agreement but no later than 30 (thirty) days thereafter.

ARTICLE VI.

COVENANTS OF ACQUIROR

Section 6.01 Indemnification and Directors’ and Officers’ Insurance.

(a) From and after the Reorganization Effective Time or Acquisition Effective Time, as applicable, Pubco shall and shall cause the Surviving Reorganization Corporation and the Surviving Acquisition Corporation to indemnify and hold harmless each current and former director and officer of the Company and Acquiror and each of their respective Subsidiaries (the “D&O Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, claims, damages or losses incurred in connection with any claim, Action or threatened Action, whether civil, criminal, administrative, investigative or otherwise, arising out of or pertaining to matters existing or occurring at or prior to the Reorganization Effective Time or Acquisition Effective Time, as applicable, whether asserted or claimed prior to, at or after the Reorganization Effective Time or Acquisition Effective Time, as applicable, to the fullest extent permitted under applicable Law (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Pubco shall and shall cause each of its Subsidiaries to, (i) maintain for a period of not less than six years from the Reorganization Effective Time or the Acquisition Effective Time, as applicable, provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of D&O Indemnitees that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

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(b) For a period of six years from the Reorganization Effective Time or the Acquisition Effective Time, as applicable, Pubco shall and shall cause its Subsidiaries to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Acquiror’s or the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage; provided that if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 6.01 shall be continued in respect of such claim until the final disposition thereof. Without limiting the foregoing, the Company or Acquiror, as applicable, may (in its reasonable discretion), in lieu of continuing any policy that exists as of the Reorganization Effective Time or the Acquisition Effective Time, as applicable, purchase, prior to the Closing, a “tail” policy, (a “D&O Tail Policy”) providing directors and officers liability insurance coverage for a period of six (6) years after the Reorganization Effective Time or the Acquisition Effective Time, as applicable, for the benefit of the D&O Indemnitees at a price not to exceed 200% (two hundred percent) of the amount per annum the Company or Acquiror, as applicable, paid for such insurance in the last 12 month period prior to the date of this Agreement. If purchased, Pubco shall use its best efforts to maintain such D&O Tail Policy(s) in full force.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.01 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Pubco, the Surviving Reorganization Corporation, the Surviving Acquisition Corporation and all successors and assigns of the Surviving Reorganization Corporation and the Surviving Acquisition Corporation. In the event that the Surviving Reorganization Corporation or the Surviving Acquisition Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Reorganization Corporation or the Surviving Acquisition Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.01.

(d) The D&O Indemnitees are express third-party beneficiaries of this Section 6.01.

Section 6.02 Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 6.02, as required by this Agreement, as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed, except in the case of clause (ix) below which consent will be granted or withheld in the Company’s sole discretion), or as required by applicable Law (including Laws that are COVID-19 Measures), Acquiror shall not and shall not permit Pubco or the Merger Subs to:

(i) change, amend, restate, supplement or otherwise modify any of the Trust Agreement, the Acquiror Organizational Documents, the Pubco Organizational Documents or the organizational documents of the Merger Subs, provided that the Acquiror Organizational Documents may be amended to extend the deadline for Acquiror to complete a Business Combination contained therein without the consent of the Company;

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(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of any of the Acquiror Parties; (B) split, combine or reclassify any Equity Securities of any of the Acquiror Parties; or (C) other than in connection with the Reorganization Merger or Acquiror Shareholder Redemption, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of any of the Acquiror Parties;

(iii) make, change or revoke any Tax election, adopt, change or revoke any accounting method with respect to Taxes, settle or compromise any Tax claim or Tax liability, enter into any closing agreement with respect to any Tax, file any Tax Return in a manner materially inconsistent with past practice or surrender any right to claim a refund of Taxes;

(iv) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment;

(v) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, (A) the Sponsor and (B) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi) waive, release, compromise, settle or satisfy any pending or threatened material claim or Action or compromise or settle any liability;

(vii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(viii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities other than Pubco Equity Securities pursuant to the Subscription Agreements or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(ix) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission that is payable by the Company or any of its Affiliates, or by Acquiror or any of its Subsidiaries in connection with the Transactions; or

(x) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 6.02(a).

(b) During the Interim Period, each of the Acquiror Parties shall comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement, the Transaction Agreements and all other agreements or Contracts to which an Acquiror Party is party.

Section 6.03 Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in ARTICLE VIII and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with and pursuant to the Trust Agreement, (a) at the Closing, Acquiror (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall cause the Trustee to (A) pay as and when due all amounts payable to the stockholders of Acquiror pursuant to the Acquiror Shareholder Redemption, (B) pay the amounts due to the underwriters of Acquiror’s initial public offering for their deferred underwriting commissions, (C) pay the amounts due for all remaining unpaid transaction expenses and (D) pay all remaining amounts then available in the Trust Account to Pubco for immediate use, or as otherwise directed by the Acquiror and agreed to by the Company, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement.

Section 6.04 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror by third parties that may be in Acquiror’s possession from time to time, and except for any information which (x) is prohibited from being disclosed by applicable Law or (y) on the advice of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, and with reasonable advance notice, so long as reasonably feasible or permissible under applicable Law, to the books, Tax Returns, records and appropriate officers and employees of Acquiror, and shall use its reasonable best efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror, in each case as the Company and its Representatives may reasonably request for purposes of the Transactions. The Parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company and its Representatives under this Agreement shall be subject to the Confidentiality Agreement.

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Section 6.05 Section 16 Matters. Prior to the Reorganization Effective Time, Acquiror’s board of directors or an appropriate committee thereof shall take all such steps as may be required to adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Pubco Common Stock pursuant to this Agreement by any officer or director of Acquiror or the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) of the Exchange Act) of Pubco for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder will be an exempt transaction under such rules and regulations.

Section 6.06 Incentive Equity Plan. Prior to the Closing Date, Acquiror and Pubco shall approve and, subject to approval of the stockholders of Acquiror, Pubco shall adopt an incentive equity plan (the “Incentive Equity Plan”) in the form to be agreed by the Parties pursuant to Section 7.01(a). The Incentive Equity Plan shall provide that an aggregate number of shares of Pubco Common Stock equal to 8.0% of the total combined number of shares of Pubco Common Stock and Pubco Preferred Stock outstanding upon the Closing on a fully-diluted basis shall be reserved for issuance pursuant to the Incentive Equity Plan (plus customary evergreen provisions). Pubco shall file with the SEC a registration statement on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) relating to Pubco Common Stock issuable pursuant to the Incentive Equity Plan. Such registration statement shall be filed as soon as reasonably practicable after registration of shares on Form S-8, or any successor form or comparable form in another relevant jurisdiction, first becomes available to Pubco, and Pubco shall use commercially reasonable best efforts to maintain the effectiveness of such registration statement for so long as any awards issued under the Incentive Equity Plan remain outstanding.

Section 6.07 NYSE Listing. From the date hereof through the Closing, Acquiror shall use commercially reasonable efforts to remain listed as a public company on the NYSE, and shall cause Pubco to prepare and submit to the NYSE a listing application to become listed as a public company on the NYSE as of the Closing and covering shares of Pubco Common Stock and Pubco Warrants to be listed on the NYSE.

Section 6.08 Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 6.09 Acquiror Board Recommendation. The board of directors of Acquiror shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, amend, qualify or modify, or (privately or publicly) propose to change, withdraw, withhold, amend, qualify or modify, the Acquiror Board Recommendation for any reason. The board of directors of Acquiror shall publicly reaffirm the Acquiror Board Recommendation within five (5) Business Days of receipt of a written request therefor from the Company; provided that Acquiror shall be obligated to make only two (2) such public reaffirmations.

ARTICLE VII.

JOINT COVENANTS

Section 7.01 Efforts to Consummate.

(a) Subject to the terms and conditions set fort in this Agreement, each of the Parties shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions contemplated by this Agreement (including (i) preparation and agreement upon the form of each of (A) the Registration Statement (as defined below), (B) the Pubco Certificate of Incorporation, (C) the Pubco Bylaws, (D) the Lockup Agreement, (E) the A&R Registration Rights Agreement, (F) the Reorganization Certificate of Merger, (G) the Acquisition Certificate of Merger and (H) the Incentive Equity Plan, (ii) the satisfaction of the closing conditions set forth in ARTICLE VIII and (iii) consummating the PIPE Investment in accordance with Section 7.07). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to: (y) obtain any Consents from, or file any notices to, any Governmental Authorities or other Persons necessary to change the name of the authorized permittee of any Permits held by the Company to the name of the Surviving Acquisition Corporation, as necessary for the continued lawful conduct of the business of the Company after Closing, and (z) obtain, file with or deliver to, as applicable, any Consents of, or notices to, any Governmental Authorities (including any applicable Competition Authorities) or other Persons necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements. Each Party shall (I) make any appropriate filings pursuant to the HSR Act with respect to the Transactions promptly (and in any event within ten (10) Business Days) following the date of this Agreement (II) submit notifications (including draft notifications, as applicable), filings, notices and other required submissions pursuant to the Competition Laws or Investment Screening Laws of the other jurisdictions set forth on Schedule 7.01(a) with respect to the transactions contemplated by this Agreement as promptly as practicable following the date of this Agreement (and any filing fees associated with any such filings shall be paid by the Company) and (III) respond as promptly as reasonably practicable to any requests by any Governmental Authority (including any Competition Authorities) for additional information and documentary material that may be requested pursuant to any Competition Laws (including the HSR Act) or Investment Screening Laws. Acquiror shall promptly inform the Company of any communication between any Acquiror Party, on the one hand, and any Governmental Authority (including any Competition Authorities), on the other hand, and the Company shall promptly inform Acquiror of any communication between the Company, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or any other Competition Laws or Investment Screening Laws or enter into any agreement with any Governmental Authority not to consummate the Transactions or by the other Transaction Agreements, except with the prior written consent of Acquiror and the Company.

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(b) During the Interim Period, the Acquiror Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any Acquiror Party) or Acquiror (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority (including any Competition Authorities) relating to the Transactions or the Transaction Agreements. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Authority in connection with the Transactions unless it consults with, in the case of any Acquiror Party, the Company, or, in the case of the Company, Acquiror in advance and, to the extent not prohibited by such Competition Authority, gives, in the case of any Acquiror Party, the Company, or, in the case of the Company, Acquiror, the opportunity to attend and participate in such meeting or discussion.

(c) Notwithstanding anything to the contrary in the Agreement, (i) in the event that this Section 7.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict and (ii) other than for de minimis costs and expenses, in no event shall Acquiror, Pubco, the Merger Subs or the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions.

(d) During the Interim Period, Acquiror, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any other Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Acquiror, any of the Acquiror Parties or any of their respective Representatives (in their capacity as a representative of an Acquiror Party) or, in the case of the Company, any Subsidiary of the Company or any of their respective Representatives (in their capacity as a representative of the Company or its Subsidiaries). Acquiror and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other.

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Section 7.02 Registration Statement; Proxy Statement; Special Meeting.

(a) Registration Statement and Proxy Statement. As promptly as reasonably practicable after the execution of this Agreement, Acquiror and the Company shall jointly prepare and Pubco shall file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) registering the Equity Securities of Pubco to be issued in the Reorganization Merger and the Acquisition Merger Consideration for offer and sale under the Securities Act. The Registration Statement shall include a proxy statement/prospectus in connection with the Transactions (as amended or supplemented, the “Proxy Statement”) to be filed by the Acquiror on Schedule 14A and used for soliciting proxies from holders of Acquiror Class A Ordinary Shares to vote at the Special Meeting, as adjourned or postponed, in favor of the Acquiror Shareholder Matters. The Company will provide Acquiror, as promptly as reasonably practicable, with such information concerning the Company as may be necessary for the information concerning the Company in the Registration Statement, Proxy Statement and Other Filings (as defined below) to comply with all applicable provisions of and rules under the Securities Act, the Exchange Act, the Companies Act and the DGCL in connection with the preparation, filing and distribution of the Registration Statement and Proxy Statement and the solicitation of proxies thereunder, the calling and holding of the Special Meeting and the preparation and filing of the Other Filings. The information relating to the Company furnished by or on behalf of the Company in writing expressly for inclusion in such filings will not, (i) in the case of the Registration Statement and the Proxy Statement, as of (A) the Registration Statement Effectiveness Date, (B) the date of mailing of the Registration Statement and Proxy Statement to the holders of Acquiror Ordinary Shares, (C) the date and time of the Special Meeting or (D) the Reorganization Effective Time or the Acquisition Effective Time, or (ii) in the case of any Other Filing, on the date of its filing, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at such time and in light of the circumstances under which they were made, not false or misleading. Without limiting the foregoing, Acquiror will use commercially reasonable efforts to ensure that (A) the Registration Statement and Proxy Statement do not, as of (I) the Registration Statement Effectiveness Date, (II) the date of mailing of the Registration Statement and Proxy Statement to the holders of Acquiror Ordinary Shares, (III) the date and time of the Special Meeting, or (IV) the Reorganization Effective Time, the Acquisition Effective Time or the Acquisition Effective Time, and (B) any Other Filing does not, as of the date of its filing, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading (provided that Acquiror will not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished in writing by the expressly for inclusion in Registration Statement and Proxy Statement). Whenever any information is discovered or event occurs which would reasonably be expected to result in the Registration Statement or Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Acquiror or the Company, as the case may be, will promptly inform the other Party of such occurrence and cooperate in Acquiror filing with the SEC or its staff or any other Governmental Authority, and/or mailing to stockholders of Acquiror, an amendment or supplement to the Registration Statement or Proxy Statement, as applicable. Each of the Parties shall use its commercially reasonable efforts to (1) cause the Registration Statement and Proxy Statement and Other Filings to, when filed with the SEC, comply in all material respects with all legal requirements applicable thereto, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement and Proxy Statement, (3) cause all comments from the SEC on the Registration Statement and Proxy Statement to be cleared as promptly as practicable and (4) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Neither Pubco nor Acquiror shall file the Registration Statement, Proxy Statement, Other Filing or any amendment or supplement thereto or any other document proposed to be filed in connection therewith with the SEC without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed. Any filing fees relating to the filing of the Registration Statement or the Proxy Statement shall be borne by the Company.

(b) Comment Period. Acquiror will notify the Company promptly upon the receipt by it or Pubco of any comments from the SEC or its staff or any request by the SEC, its staff or any other Governmental Authority for amendments or supplements to the Registration Statement, Proxy Statement or any Other Filing (as defined below) or for additional information, and will provide a copy of all written correspondence (or, to the extent such correspondence is oral, a complete summary thereof) from the SEC, its staff or any other Governmental Authority. Acquiror and the Company shall jointly prepare on behalf of Pubco, and Acquiror shall file with the SEC on behalf of Pubco, any response letters to any comments from the SEC. Acquiror shall not file any such response letter on its own behalf or that of Pubco without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed. Prior to the Registration Statement Effectiveness Date (as defined below), Acquiror will take all action necessary under applicable Law to, in consultation with the Company, establish on behalf of Pubco a record date for the Special Meeting (as defined below).

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(c) Effectiveness; Mailing; Proxy Solicitation. Acquiror shall cause Registration Statement and Proxy Statement to be mailed to the Acquiror Shareholders as soon as practicable after the date on which all SEC comments to the Registration Statement and Proxy Statement have been cleared and the Registration Statement becomes effective (the “Registration Statement Effectiveness Date”) (but in any event, within five (5) Business Days following such date, or such later time as may be agreed by Acquiror and the Company) for the purpose of soliciting the proxies described in Section 7.02(a). Acquiror shall include the Acquiror Board Recommendation in the Proxy Statement, shall not withdraw or modify the Acquiror Board Recommendation and shall otherwise take all lawful action to solicit and obtain the Required Acquiror Shareholder Approval. Acquiror will keep the Company reasonably informed regarding all matters relating to the proxy solicitation process, including by promptly furnishing any voting or proxy solicitation reports received by Acquiror and similar updates regarding any requests for redemptions of Acquiror Class A Ordinary Shares. With respect to any such shareholder outreach by Acquiror, the Company shall use commercially reasonable efforts to provide to Acquiror, and will use its commercially reasonable efforts to cause its Affiliates and Representatives, including legal and accounting representatives, to provide to Acquiror, all cooperation reasonably requested by Acquiror that is customary and reasonable in connection with such outreach including, among other things, (i) furnishing Acquiror reasonably promptly following Acquiror’s request with information reasonably available to it regarding the Company (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company) customary for such outreach activities, (ii) causing each of its Representatives with appropriate seniority and expertise to participate in a reasonable number of meetings, presentations, due diligence sessions and drafting sessions in connection with such outreach activities, (iii) assisting with the preparation of marketing materials and similar documents required in connection with such outreach activities, (iv) providing reasonable assistance to Acquiror in connection with the preparation of pro forma financial information to be included in any marketing materials to be used in any outreach activities, and (v) cooperating with requests for due diligence to the extent customary and reasonable.

(d) Special Meeting. Acquiror will use its commercially reasonable efforts to take, in accordance with applicable Law, NYSE rules and the Acquiror Organizational Documents, all action necessary to duly call, give notice of, convene and hold an extraordinary general meeting of its shareholders (the “Special Meeting”) as promptly as reasonably practicable after the Registration Statement Effectiveness Date, to (i) consider and vote upon the approval of the Acquiror Shareholder Matters and to cause such vote to be taken, and (ii) provide the shareholders of Acquiror with the opportunity to elect to effect a redemption of Acquiror Class A Ordinary Shares in exchange for a pro rata portion of the proceeds of the Trust Account. Acquiror may only elect (in consultation with the Company) to postpone or adjourn such meeting if (A) a postponement or adjournment is required by Law, (B) as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Acquiror Ordinary Shares represented (either in person or by proxy) and voting to approve the Acquiror Shareholder Matters or to constitute a quorum necessary to conduct the business of the Special Meeting or (C) a postponement or adjournment is required to provide additional time to consummate the Transactions. Acquiror shall, following the Registration Statement Effectiveness Date, use its commercially reasonable efforts to take all actions necessary (in its discretion or at the request of the Company) to obtain the approval of the Acquiror Shareholder Matters at the Special Meeting, including as such Special Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting from its stockholders proxies in favor of the Acquiror Shareholder Matters and including in the Proxy Statement the Acquiror Board Recommendation. Each party shall keep the other party reasonably informed regarding all matters relating to the Acquiror Shareholder Matters and the Special Meeting, including by promptly furnishing any voting or proxy solicitation reports received by such party in respect of such matters and similar updates regarding any Acquiror Shareholder Redemptions.

(e) Other Filings. As promptly as reasonably practicable after the execution of this Agreement (or as promptly as reasonably practical after the occurrence of any event or circumstance requiring the filing, issuance or other submission or public disclosure of any such filing, notice, statement, report or other document), Acquiror, Pubco and the Company will, in consultation with each other, prepare and file, issue or submit or publicly disclose any other filings, notices, statements, reports or other documents required under, and in accordance with, the Exchange Act, the Securities Act, applicable NYSE listing rules, the Companies Act, DGCL or any other Laws relating to the Transactions (collectively, the “Other Filings”). At a reasonable time prior to the filing, issuance or other submission or public disclosure of any Other Filing, Acquiror, Pubco or the Company, as applicable, shall be given an opportunity to review and comment upon drafts of such Other Filings, all reasonable comments to be accepted and incorporated by the Party of whom such Other Filing is required, and give its prior written consent to the form thereof prior to filing, issuance, submission or disclosure thereof, such consent not to be unreasonably withheld, conditioned or delayed.

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Section 7.03 Exclusivity.

(a) During the Interim Period, neither the Company, nor any of its Representatives acting on its behalf (including the Company Stockholders) will (and the Company will cause its Representatives (including the Company Stockholders) not to), directly or indirectly, initiate, solicit, encourage, provide any information with respect to, or participate in, discussions, negotiations or transactions with any Person (other than Acquiror and its Representatives (including the Insiders)), or enter into or deliver any agreement (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument), with respect to any sale or other disposition (however effected) of all or substantially all of the assets of the Company or its Equity Securities other than the Transactions contemplated by this Agreement (a “Company Alternative Transaction”) nor shall it permit any of its Representatives (including any Company Stockholder) to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage or respond to any proposal with respect to a Company Alternative Transaction. The Company shall promptly advise Acquiror of any inquiry or proposal regarding a Company Alternative Transaction it may receive following the date hereof (including the terms related thereto). The Company and its Representatives (including the Company Stockholders) shall immediately discontinue any discussions or negotiations relating to any Company Alternative Transaction.

(b) During the Interim Period, neither Acquiror nor any of its Representatives acting on its behalf (including any Insider) will (and Acquiror will cause its Representatives (including any Insider) not to), directly or indirectly, initiate, solicit, encourage, provide any information with respect to, or participate in, discussions, negotiations and/or transactions with any person (other than the Company and its Representatives (including the Company Stockholders)), and/or enter into or deliver any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument), with respect to any business combination transaction involving Acquiror and all or a material portion of the asset(s) and/or business(es) of any other person(s), whether by way of stock purchase, asset purchase, merger, business combination or otherwise, other than the Transactions contemplated by this Agreement (a “Acquiror Alternative Transaction”) nor shall it permit any of its Representatives (including the Sponsor) to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage or respond to any proposal with respect to a Acquiror Alternative Transaction. Acquiror and its Representatives (including any Inisder) shall immediately discontinue any and all discussions or negotiations relating to any Acquiror Alternative Transaction.

(c) Notwithstanding anything to the contrary, no Party shall be in breach of this Section 7.03 (including for the purposes of any of the conditions set forth in Section 8.02 or Section 8.03) unless and to the extent that such Party has committed a Willful Breach of this Section 7.03.

Section 7.04 Tax Matters.

(a) For U.S. federal income tax purposes (and for purposes of any applicable state or local income tax), each of Acquiror, Pubco, the Merger Subs and the Company intend that the Mergers constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and to consummate the Mergers in accordance with the provisions of Sections 368(a) of the Code, and that the Pubco Preferred Stock and Pubco Common Stock shall each constitute voting stock for purposes of Section 368 (collectively, the “Intended Income Tax Treatment”). Acquiror, Pubco, the Merger Subs and the Company will prepare and file all Tax Returns consistent with the Intended Income Tax Treatment set forth in this Section 7.04(a) and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each of Acquiror, Pubco, the Merger Subs and the Company agrees to promptly notify all other Parties of any challenge to the Intended Income Tax Treatment by any Governmental Authority. Acquiror, Pubco, the Merger Subs and the Company shall cooperate with each other and their respective counsel to document and support the treatment of the Mergers in a manner consistent with the Intended Income Tax Treatment, including by providing any factual support letters, if applicable.

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(b) None of Acquiror, Pubco, the Merger Subs or the Company shall take or cause to be taken, or fail to take or cause to be taken, any action which could reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment. The Company, Acquiror, Pubco and the Merger Subs hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). Neither Acquiror nor the Company shall take other action that is inconsistent with the tax characterization of the Intended Income Tax Treatment described in Section 7.04(a).

(c) All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne by the Company. Each of Acquiror, Pubco, the Merger Subs and the Company shall use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed in connection with the transactions contemplated hereby.

Section 7.05 Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby.

(b) None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law, in which case Acquiror or the Company, as applicable, shall use their reasonable best efforts to coordinate such announcement or communication with the other Party, prior to announcement or issuance; provided, that each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective Representatives and indirect current or prospective limited partners or investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided, further, that the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent or with any Governmental Authorities under Section 7.01.

Section 7.06 Post-Closing Directors and Officers. Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, Acquiror shall take all such action within its power as may be necessary or appropriate such that effective as of the Acquisition Effective Time, the board of directors and officers of Pubco will be comprised of the persons listed on Schedule 7.06, which persons shall be agreed upon by Acquiror and the Company except that such board of directors shall include one (1) director chosen solely by the current board of directors of Acquiror.

Section 7.07 PIPE Investment. During the Interim Period, Acquiror and the Company shall use their reasonable best efforts to identify and obtain commitments from potential investors (the “PIPE Investors”) for an investment in an aggregate amount of $5,000,000 to be consummated concurrently with the Closing (“PIPE Investment”). The terms of the PIPE Investment shall be mutually agreed upon by Acquiror and the Company and set forth in subscription or purchase agreements in form and substance satisfactory to each them (the “PIPE Agreements”). Acquiror will prepare the PIPE Agreements, or cause the PIPE Agreements to be prepared. The Company shall reasonably cooperate in obtaining the PIPE Investment and preparing the PIPE Agreements by, in a timely manner, (a) providing such information and assistance as the Acquiror may reasonably request, (b) granting such access to potential PIPE Investors and their representatives as may reasonably be necessary for their due diligence and (c) causing its and its Subsidiaries’ respective senior management teams to participate in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to the PIPE Investment, subject, in the case of clauses (a) and (b), to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties, and except, in the case of clauses (a) and (b), for any information which (i) is prohibited from being disclosed by applicable Law or (ii) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure. Acquiror shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the PIPE Investment to be consummated on the terms set forth in the PIPE Agreements, including using its reasonable best efforts to (A) maintain in full force and effect the PIPE Agreements in accordance with the terms thereof, (B) satisfy on a timely basis all conditions to obtaining the PIPE Investment set forth in the PIPE Agreements that are applicable to Acquiror or any of its Subsidiaries and within the control of Acquiror or any of its Subsidiaries, (C) cause the investors to fund the PIPE Investment concurrently with the Closing, (D) comply on a timely basis with Acquiror’s obligations under the PIPE Agreements, and (E) enforce Acquiror’s rights under the PIPE Agreements.

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ARTICLE VIII.

CONDITIONS TO OBLIGATIONS

Section 8.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of the Parties:

(a) Competition Approvals. The applicable waiting period under the HSR Act in respect of the Transactions shall have expired or been terminated, or it shall have been determined and agreed by the Parties that no filing or waiting period under the HSR Act is required in respect of the Transactions.

(b) No Prohibition. There shall not be in force and effect any (i) Law or (ii) Governmental Order by any Governmental Authority of competent jurisdiction, in either case, enjoining, prohibiting, or having the effect of making illegal the consummation of the Mergers.

(c) Acquiror Shareholder Approval. The Required Acquiror Shareholder Approval shall have been obtained.

(d) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(e) Company Noteholder Amendment. The Company Noteholder Amendment shall have been fully executed by the Company, Company Noteholders, and Pubco.

(f) A&R Registration Rights Agreement. Acquiror shall have delivered to the Company Stockholder a copy of the A&R Registration Rights Agreement duly executed by Acquiror and the Sponsor and the Company shall have delivered to Acquiror a copy of the A&R Registration Rights Agreement duly executed by each of the Company Securityholders listed on Schedule 8.01(f).

(g) Stock Exchange Approval. The Pubco Common Stock shall have been approved for listing on the NYSE, subject to official notice of issuance and the satisfaction of applicable NYSE round lot holder requirements.

(h) Registration Statement Effectiveness. The Registration Statement shall be effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

Section 8.02 Additional Conditions to Obligations of Acquiror Parties. The obligations of the Acquiror Parties to consummate, or cause to be consummated, the Mergers is subject to the satisfaction of the following additional conditions, any one or more of which may be waived (in whole or in part) in writing by Acquiror in its sole discretion:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in Section 3.01 (Corporate Organization of the Company), Section 3.02 (Subsidiaries) Section 3.03 (Due Authorization), Section 3.17 (Taxes) and Section 3.22 (Brokers’ Fees) (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

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(ii) The representations and warranties of the Company contained in Section 3.06 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date, as though then made.

(iii) Each of the other representations and warranties of the Company contained in ARTICLE III shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of the Company) does not, or is not reasonably expected to constitute a Company Material Adverse Effect.

(c) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate, dated the Closing Date, to the effect that the conditions specified in Section 8.02(a) and Section 8.02(b) have been satisfied.

(d) Lockup Agreement. The Lockup Agreements shall have been duly executed and delivered to Acquiror.

(e) Employment Agreements. Employment agreements between Pubco and the individuals listed on Schedule 8.02(e), in a form reasonably acceptable to Aquiror and each such individual and containing customary non-compete provisions, shall have been duly executed by such individuals and delivered to Acquiror.

(f) Repayment of Employee Loans. Each Employee Loan, to the extent there are any, shall have been repaid in full prior to the Closing Date.

Section 8.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived (in whole or in part) in writing by the Company in its sole discretion:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Acquiror Parties contained in Section 4.01 (Organization), Section 4.02 (Subsidiaries), Section 4.03 (Authorization) and Section 4.11 (Brokers Fees) shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

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(ii) The representations and warranties of the Acquiror Parties contained in Section 4.17 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date, as though then made.

(iii) Each of the other representations and warranties of the Acquiror Parties contained in ARTICLE IV shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of the Acquiror Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of the Acquiror) does not, or is not reasonably expected to constitute an Acquiror Material Adverse Effect, and the certificate delivered by the Acquiror pursuant to Section 8.03(c) shall include a provision to such effect.

(c) Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.03(a) and Section 8.03(b) have been satisfied.

(d) Lockup Agreement. The Lockup Agreements shall have been duly executed and delivered to the required Company Stockholders and Company Noteholders.

(e) Trust Account. In accordance with and pursuant to the Trust Agreement, Acquiror shall have made all necessary and appropriate arrangements with the trustee to the Trust Account to have, subject to Section 6.03, all of the funds contained in the Trust Account disbursed to Pubco, all of the funds contained in the Trust Account shall have been actually disbursed to Pubco, and all such funds disbursed from the Trust Account to Pubco shall be available for use.

ARTICLE IX.

TERMINATION/EFFECTIVENESS

Section 9.01 Termination. This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of Acquiror and the Company;

(b) by either Acquiror or the Company, if there shall be in effect any (i) Law or (ii) Governmental Order (other than, for the avoidance of doubt, a temporary restraining order), that (x) in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Mergers, and (y) in the case of clause (ii) such Governmental Order shall have become final and non-appealable;

(c) by either Acquiror or the Company, if the Acquisition Effective Time has not occurred by 11:59 p.m., New York City time, on December 31, 2024 (the “Termination Date”); provided, however, that (i) if the SEC has not declared the Proxy Statement effective on or prior to December 31, 2024, the Termination Date shall be automatically extended to June 30, 2025 and (ii) in the event that any Investment Screening Law is enacted, after the date of this Agreement, by any Governmental Authority with effectiveness prior to the Closing that requires the consent of such Governmental Authority for the consummation of the Acquisition Merger, the Termination Date shall automatically be extended by 90 days from the effective date of such Investment Screening Law; provided, further, that the right to terminate this Agreement pursuant to this Section 9.01(c) will not be available to any Party whose material breach of any provision of this Agreement caused or resulted in the failure of the Merger to be consummated by such time;

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(d) by either Acquiror or the Company, if Acquiror fails to obtain the Required Acquiror Shareholder Approval upon vote taken thereon at the Special Meeting (or at a meeting of its stockholders following any adjournment or postponement thereof); provided that the right to terminate this Agreement under this Section 9.01(d) shall not be available to any Party if such Party has materially breached Section 7.02;

(e) by Acquiror, if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 8.02(a) or Section 8.02(b) to be satisfied at the Closing and (ii) is not capable of being cured by the Company by the Termination Date or, if capable of being cured by the Company by the Termination Date, is not cured by the Company before the earlier of (x) the third (3rd) Business Day immediately prior to the Termination Date and (y) the 45th (forty-fifth) day following receipt of written notice from Acquiror of such breach or failure to perform; provided that Acquiror shall not have the right to terminate this Agreement pursuant to this Section 9.01(e) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(f) by the Company, if any of Acquiror, Pubco or the Merger Subs has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 8.03(a) or Section 8.03(b) to be satisfied at the Closing and (ii) is not capable of being cured by the Termination Date or, if capable of being cured by Acquiror, Pubco or the Merger Subs by the Termination Date, is not cured by Acquiror, Pubco or the Merger Subs, as applicable, before the earlier of (x) the 3rd (third) Business Day immediately prior to the Termination Date and (y) the 45th (forty-fifth) day following receipt of written notice from the Company of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(f) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement; or

(g) by Acquiror, by written notice to the Company, if the Company fails to deliver the Company Stockholder Approval, duly executed by the Company Stockholders, within five (5) Business Days following the Registration Statement Effectiveness Date; provided that Acquiror shall have no right to terminate this Agreement pursuant to this Section 9.01(g) at any time following the delivery of the Company Stockholder Approval, even if the Company Stockholder Approval is delivered following such five (5) Business Day period.

Section 9.02 Effect of Termination. Except as otherwise set forth in this Section 9.02 or Section 10.13, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its Affiliates, or its Affiliates’ Representatives, other than liability of any Party for any Fraud or any Willful Breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 5.03 (No Claim Against the Trust Account), Section 7.05 (Confidentiality; Publicity), this Section 9.02 (Effect of Termination) and ARTICLE X (Miscellaneous) (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, shall in each case survive any termination of this Agreement.

ARTICLE X.

MISCELLANEOUS

Section 10.01 Waiver. At any time and from time to time prior to the Closing, Acquiror and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that Acquiror, Pubco and the Merger Subs shall each be deemed a single Party for purposes of this Section 10.01). Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 10.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(i) If to Acquiror, Pubco or the Merger Subs to:

Battery Future Acquisition Corp.

8 The Green, #18195

Dover, Delaware 19901

Attn: Fanghan Sui

Email: morgan@bfacbatteryfuture.com

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with a copy (which shall not constitute notice) to:

Graubard Miller

405 Lexington Avenue, 44th Floor

New York, New York 10174

Attention: Jeffrey M. Gallant and David A. Miller

Email: jgallant@graubard.com and dmiller@graubard.com

(ii) If to the Company to:

Class Over Inc.

450 7th Avenue, Suite 905

New York, New York 10123

Attention: Hui Luo (Stephanie)

Email: sluo@classover.com

with a copy (which shall not constitute notice) to:

RPCK Rastegar Panchal LLP

One Grand Central Place

60 East 42nd Street, Suite 3130

New York, New York 10165

Attention: Joshua Teitelbaum

Email: joshua.teitelbaum@rpck.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 10.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 10.03 shall be null and void, ab initio.

Section 10.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided that notwithstanding the foregoing (a) in the event the Closing occurs, D&O Indemnitees are intended third-party beneficiaries of, and may enforce, Section 6.01, (b) the Non-Recourse Parties are intended third-party beneficiaries of, and may enforce, Section 10.14 and (c) the Company Securityholders are intended third-party beneficiaries of, and may enforce, Section 10.17.

Section 10.05 Expenses. Except as otherwise expressly provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisors and accountants; provided that any fees payable in respect of the filing of the Registration Statement and any fees relating to any filings under Competition Laws (including the HSR Act) and Investment Screening Laws shall be borne by the Company.

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Section 10.06 Governing Law. This Agreement, and all Actions or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 10.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 10.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the other Transaction Agreements and Confidentiality Agreement constitute the entire agreement among the Parties relating to the transactions contemplated hereby and thereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions.

Section 10.10 Amendments. This Agreement may be amended or modified in whole or in part, only by an agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 9.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 10.10.

Section 10.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law.

Section 10.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions shall be brought in the Delaware Court of Chancery, and if the Delaware Court of Chancery does not have or take jurisdiction over such Action, any other federal or state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 10.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 10.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 9.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not allege, and each Party hereby waives the defense, that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.13 shall not be required to provide any bond or other security in connection with any such injunction.

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Section 10.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror, Pubco or the Merger Subs under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions (each of the Persons identified in clauses (a) or (b), a “Non-Recourse Party”, and collectively, the “Non-Recourse Parties”). For the avoidance of doubt, this Section 10.14 shall not apply to any express obligation of any named party to any other Transaction Agreements under the express terms of such Transaction Agreement.

Section 10.15 Non-Survival. Notwithstanding anything herein or otherwise to the contrary, none of the representations, warranties, covenants, obligations or other agreements of the Parties contained in this Agreement or in any certificate delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and, from and after the Closing, no Action shall be brought and no recourse shall be had against or from any Person in respect of such non-surviving representations, warranties, covenants or agreements, other than in the case of Fraud against the Party committing such Fraud. All such representations, warranties, covenants, obligations and other agreements shall terminate and expire upon the occurrence of the Acquisition Effective Time (and there shall be no liability after the Closing in respect thereof). Notwithstanding the foregoing, (a) those covenants and agreements contained herein that by their terms expressly require performance after the Closing shall survive the Acquisition Effective Time but only with respect to that portion of such covenant or agreement that is expressly to be performed following the Closing, and (b) this ARTICLE X shall survive the Closing. For the avoidance of doubt, the terms of the Lockup Agreement and A&R Registration Rights Agreement shall not be affected by this Section 10.15.

Section 10.16 Non-Reliance. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and, in the case of the Company, its Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the representations and warranties in ARTICLE III constitute the sole and exclusive representations and warranties in respect of the Company and its Subsidiaries; (c) the representations and warranties in ARTICLE IV constitute the sole and exclusive representations and warranties in respect of Acquiror, Pubco and the Merger Subs; (d) except for the representations and warranties in ARTICLE III by the Company and the representations and warranties in ARTICLE IV by the Acquiror Parties, none of the Parties or any other Person (including any of the Non-Recourse Parties) makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (e) neither Party nor any of its Affiliates is relying on any representations and warranties in connection with the Transactions except the representations and warranties in ARTICLE III by the Company and the representations and warranties in ARTICLE IV by the Acquiror Parties. The foregoing does not limit any rights of any Party (or any other Person party to any other Transaction Agreements) pursuant to any other Transaction Agreement against any other Party (or any other Person party to any other Transaction Agreements) pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof.

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Section 10.17 Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.

(a) Conflicts of Interest.

(i) The Parties, including on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (A) the stockholders or holders of other Equity Interests of any Acquiror Party and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than an Acquiror Party) (collectively, the “Acquiror Group”), on the one hand, and (B) an Acquiror Party and/or any member of the Company Group (as defined below), on the other hand, any legal counsel, including Graubard Miller (“Graubard”), that represented an Acquiror Party or a member of the Acquiror Group prior to the Closing may represent any member of the Acquiror Group in such dispute even though the interests of such Persons may be directly adverse to the Acquiror Party, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Acquiror Party and/or another member of the Acquiror Group. Acquiror, Pubco and the Company shall not seek to or have Graubard disqualified from any such representation with respect to this Agreement or the Transactions based upon the prior representation of the Acquiror Group by Graubard. The Parties hereby waive any potential conflict of interest arising from such prior representation and each Party shall cause its respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each Party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such Party has consulted with counsel in connection therewith. Acquiror, Pubco and the Company, including on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Agreement or the Transactions contemplated hereby or thereby) between or among Acquiror, Pubco, Sponsor and/or any other member of the Acquiror Group, on the one hand, and Graubard on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Closing and belong to the Acquiror Group after the Closing, and shall not pass to or be claimed or controlled by Pubco.

(ii) The Parties, including on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other Equity Interests of Company and/or any of its Subsidiaries and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company or its Subsidiaries) (collectively, the “Company Group”), on the one hand, and (y) Company and/or any member of the Acquiror Group, on the other hand, any legal counsel, including RPCK Rastegar Panchal LLP (“RPCK”), that represented Company or any of its Subsidiaries or another member of the Company Group prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to Company, and even though such counsel may have represented Company in a matter substantially related to such dispute, or may be handling ongoing matters for Company and/or a member of the Company Group. Acquiror, Pubco and the Company shall not seek to or have RPCK disqualified from any such representation with respect to this Agreement or the Transactions based upon the prior representation of the Company Group by RPCK. The Parties hereby waive any potential conflict of interest arising from such prior representation and each Party shall cause its respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each Party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such Party has consulted with counsel in connection therewith. Acquiror, Pubco and the Company, including on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Agreement or the Transactions contemplated hereby or thereby) between or among Company and its Subsidiaries, the Company Stockholders, Company Noteholders and/or any other member of the Company Group, on the one hand, and RPCK on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Closing and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by Pubco.

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(b) Non-Exclusivity. The covenants, consents and waivers contained in this Section 10.17 shall not be deemed exclusive of any other rights to which Graubard and/or RPCK are entitled whether pursuant to law, contract or otherwise.

(c) Attorney-Client Privilege. Each of Acquiror, Pubco, the Merger Subs and the Company (each on behalf of itself and its Affiliates) waives and shall not assert any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between Prior Counsel, on the one hand, and any Designated Person or any of the Company and its Subsidiaries (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-Closing Designated Person by Prior Counsel, occurring during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of Acquiror, Pubco, the Merger Subs, the Company and their respective Affiliates, it being the intention of the Parties that all rights to such Pre-Closing Privileges, and all rights to waiver or otherwise control such Pre-Closing Privilege, shall be retained by the Company Stockholder, and shall not pass to or be claimed or used by Pubco, Acquiror or the Company and its Subsidiaries, except as expressly provided in the last sentence of this Section 10.17(c). Notwithstanding the foregoing, in the event that a dispute arises between Pubco, Acquiror or any of the Company and its Subsidiaries on the one hand, and a third party other than a Designated Person on the other hand, the Company shall (and shall cause its Affiliates to) assert the Pre-Closing Privileges on behalf of the Designated Persons to prevent disclosure of Privileged Materials to such third party; provided, however, that such privilege may be waived only with the prior written consent, and shall be waived upon the written instruction, of the Company Stockholder.

(d) Enforceability; Irrevocability. This Section 10.17 is intended for the benefit of, and shall be enforceable by, the Acquiror Group and the Company Group. This Section 10.17 shall be irrevocable, and no term of this Section 10.17 may be amended, waived, or modified without the prior written consent of Graubard or RPCK, as applicable.

(e) Privileged Materials. All such Pre-Closing Privileges, and all books and records and other documents of the Company and its Subsidiaries containing any advice or communication that is subject to any Pre-Closing Privilege (“Privileged Materials”), shall be excluded from the Transactions and, notwithstanding anything herein or otherwise to the contrary, be distributed to the Company Stockholders (on behalf of the applicable Designated Persons) immediately prior to the Closing with (in the case of such books and records) no copies retained by the Company and its Subsidiaries. Absent the prior written consent of the Company Stockholder, none of Pubco, Acquiror nor (following the Closing) the Company shall have a right of access to Privileged Materials. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with the Acquiror under a common interest agreement shall remain the privileged communications or information of the Surviving Acquisition Corporation.

Section 10.18 Currency. All references to currency amounts in this Agreement shall mean United States dollars.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

BATTERY FUTURE ACQUISITION CORP. A Cayman Islands exempt company

By:
Name:
Title:

CLASSOVER HOLDINGS, INC. A Delaware corporation

By:
Name:
Title:

BFAC MERGER SUB 1, CORP. A Delaware corporation

By:
Name:
Title:

BFAC MERGER SUB 2, CORP. A Delaware corporation

By:
Name:
Title:

CLASS OVER INC. A Delaware corporation

By:
Name:
Title:

[Signature Page to Merger Agreement]

ANNEX B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CLASSOVER HOLDINGS, INC.

Pursuant to Sections 242 and 245 of the

Delaware General Corporation Law

Classover Holdings, Inc., a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1. The name of the Corporation is “Classover Holdings, Inc.”.

2. The Corporation’s original Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on May 2, 2024.

3. This Amended Restated Certificate of Incorporation (this “Certificate”) restates, integrates and amends the Certificate of Incorporation of the Corporation.

4. This Amended and Restated Certificate of Incorporation was duly adopted by the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”).

5. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST: The name of the corporation is “Classover Holdings, Inc.” (hereinafter sometimes referred to as the “Corporation”).

SECOND: The registered office of the Corporation in the State of Delaware is to be located at 8 The Green STE B, in the city of Cover, County of Kent, 19901. The name of its registered agent at that address is Northwest Registered Agent Service, Inc.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 510,000,000 of which (i) 500,000,000 shares shall be Common Stock of the par value of $0.0001 per share (“Common Stock”), representing (a) 50,000,000 shares of Class A Common Stock (“Class A Common Stock”) and (b) 450,000,000 shares of Class B Common Stock (“Class B Common Stock”), and (ii) 10,000,000 shares shall be Preferred Stock of the par value of $0.0001 per share.

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

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B. Rights of Class A Common Stock and Class B Common Stock.

(1) Voting. Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), the holders of shares of Class A Common Stock and Class B Common Stock shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote or for the consent (if action by written consent of the stockholders is permitted at such time under this Certificate of Incorporation) of the stockholders of the corporation, (b) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the corporation and (c) be entitled to vote upon such matters and in such manner as may be provided by the DGCL. Except as otherwise expressly provided herein or required by the DGCL, each holder of Class A Common Stock shall have the right to twenty-five (25) votes per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock shall have the right to one (1) vote per share of Class B Common Stock held of record by such holder.

(2) Dividend and Distribution Rights. Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board of Directors out of any assets of the corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares), then holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of Class B Common Stock shall receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock, as applicable. Notwithstanding the foregoing, the Board of Directors may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

(3) Subdivisions, Combinations or Reclassifications. Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

(4) Liquidation, Dissolution or Winding Up of the Corporation. Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, upon the dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably all assets of the corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

FIFTH:

A. The number of members of the entire Board shall be fixed, from time to time, exclusively by the Board, in accordance with the bylaws of the Corporation (as amended from time to time in accordance with the provisions hereof and thereof, the “Bylaws”), subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if any.

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B. From and after the first date on which Hui Luo no longer beneficially owns more than 50% of the outstanding voting stock of the Corporation, the Board shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be fixed exclusively by the Board and shall be as nearly equal as possible. The directors in Class A shall be elected for a term expiring at the first annual meeting of stockholders after such first date, the directors in Class B shall be elected for a term expiring at the second annual meeting of stockholders after such first date and the directors in Class C shall be elected for a term expiring at the third annual meeting of stockholders after such first date. Commencing at the first annual meeting of stockholders after such first date, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified. Directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of 66-2/3% of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the Bylaws so provide.

B. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter and repeal the Bylaws without the consent of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate. Notwithstanding anything to the contrary contained in this Certificate or any provision of law which might otherwise permit a lesser vote of the stockholders, from and after the first date on which Hui Luo no longer beneficially owns more than 50% of the outstanding voting stock of the Corporation, the stockholders may adopt, amend, alter or repeal the Bylaws only with the affirmative vote of the holders of not less than 66-2/3% of the voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

C. From and after the first date on which Hui Luo no longer beneficially owns more than 50% of the outstanding voting stock of the Corporation, except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by written consent in lieu of a meeting.

D. From and after the first date on which Hui Luo no longer beneficially owns more than 50% of the outstanding voting stock of the Corporation, except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of the stockholders of the Corporation may be called only by the chairperson of the Board, the chief executive officer of the Corporation or the Board, and the ability of the stockholders to call a special meeting of the stockholders is hereby specifically denied.

E. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

F. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any special meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy), unless a higher vote is required by applicable law, shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

G. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the State of Delaware and of this Certificate.

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SEVENTH:

A. A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as it presently exists or may hereafter be amended from time to time. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the repeal or modification of this paragraph A nor, to the fullest extent permitted by the DGCL, any modification of law shall adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.

C. The rights to indemnification and advancement of expenses conferred in this Article Seventh of this Certificate shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted under this Certificate, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

NINTH:

A. Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Notwithstanding the foregoing, the Court of Chancery of the State of Delaware shall not be the sole and exclusive forum for any of the following actions: (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or, in each case, rules and regulations promulgated thereunder, for which there is exclusive federal or concurrent federal and state jurisdiction.

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B. If any action the subject matter of which is within the scope of paragraph A immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce paragraph A immediately above (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C. If any provision or provisions of this Article Ninth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Ninth (including, without limitation, each portion of any sentence of this Article Ninth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Ninth.

TENTH: The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

ELEVENTH: The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by this Certificate and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders of the Corporation by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article Eleventh. Notwithstanding any other provisions of this Certificate or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of Preferred Stock, from and after the first date on which Hui Luo no longer beneficially owns more than 50% of the outstanding voting stock of the Corporation, the stockholders may amend, alter, or repeal, or adopt any provision inconsistent with, any provision of Article Fifth, Sixth or Eleventh of this Certificate only with the affirmative vote of the holders of not less than 66-2/3% of the voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

TWELFTH:

A. The Corporation will not be subject to Section 203 of the DGCL.

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B. Notwithstanding Section A, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s common stock is registered under Section 12(b) or 12(g) of the Exchange Act (as defined below), with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers of the Corporation or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

C. For the purposes of this Article TWELFTH:

(a) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “business combination,” when used in reference to the Corporation and any interested stockholder, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Article TWELFTH is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

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(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees or pledges (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article TWELFTH, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (a) the Principal Stockholder or Principal Stockholder Transferees or any “group” (within the meaning of Rule 13d-5 of the Exchange Act) that includes any Principal Stockholder or Principal Stockholder Transferee or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided that such person specified in this clause (b) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(f) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) beneficially owns such stock, directly or indirectly; or

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(ii) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(g) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(h) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(i) “Principal Stockholder” means, collectively, Hui Luo and any affiliate.

(j) “Principal Stockholder Transferee” means any Person who acquires voting stock of the Corporation from the Principal Stockholder (other than in connection with a public offering) and who is designated in writing by the Principal Stockholder as a “Principal Stockholder Transferee.”

(k) “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by its             , as of the              day of             , 2024.

, Chief Executive Officer

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CLASSOVER HOLDINGS, INC.

CERTIFICATE OF DESIGNATION

OF PREFERENCES, RIGHTS AND LIMITATIONS OF

SERIES A CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

The undersigned, Fanghan Sui, does hereby certify that:

1.	He is the Chief Executive Officer of Classover Holdings, Inc., a Delaware corporation (the “Corporation”).

2.	The Corporation is authorized to issue 10,000,000 shares of preferred stock.

3.	The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation, as may be amended from time to time (the “Certificate of Incorporation”), provides for a class of its authorized stock known as preferred stock, consisting of 10,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(c).

“Attribution Parties” shall have the meaning set forth in Section 6(d).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(d).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s Class B common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

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“Conversion Amount” means the sum of the Stated Value of the shares of Preferred Stock then to be converted.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Conversion Shares Registration Statement” means a registration statement that registers the resale of any Conversion Shares of the Holders, who shall be named as “selling stockholders” therein.

“Deemed Liquidation Event” shall have the meaning set forth in Section 5(b).

“Distribution” shall have the meaning set forth in Section 7(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) shares of Common Stock or Common Stock Equivalents to employees, officers, consultants or directors of the Company pursuant to any existing stock or option plan or any future stock option plan duly adopted for such purpose, by a majority of the non-employee members of the Board or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the Issuance Date, provided that such securities have not been amended or otherwise adjusted since such date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities, and (c) securities pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of assets in or used in a business synergistic with the business of the Company and such acquisition or strategic transaction shall be likely to provide to the Company additional benefits other than the investment of funds, and shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

“Fundamental Transaction” shall have the meaning set forth in Section 7(c).

“Holder” shall have the meaning given such term in Section 2.

“Issuance Date” means the date upon which a share of Preferred Stock was issued.

“Junior Stock” shall mean the Common Stock, the Company’s Class A common stock, par value $0.0001 per share, and any other class of the Corporation’s capital stock that is not by its terms expressly senior to, or pari passu with, the Preferred Stock.

“Liquidation” shall have the meaning set forth in Section 5(a).

“Liquidation Amount” shall have the meaning set forth in Section 5(a).

“New York Courts” shall have the meaning set forth in Section 8(d).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Parity Stock” shall mean any class of the Corporation’s capital stock that is by its terms expressly pari passu with the Preferred Stock.

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“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Required Majority” means Holders holding and having the right to hold at least a majority of the shares of Common Stock issuable upon conversion of the Preferred Stock then outstanding.

“Securities” means the Preferred Stock.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 6(c)(i).

“Stated Value” shall have the meaning set forth in Section 2.

“Subsidiary” means any subsidiary of the Corporation and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the date of this Certificate of Designation.

“Successor Entity” shall have the meaning set forth in Section 7(c).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTCQB, OTCQX or OTCPink (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection therewith.

“Transfer Agent” means Continental Stock Transfer & Trust Company, the current transfer agent of the Corporation, with a mailing address of 1 State Street, 30th Floor, New York, NY 10004-1561, and any successor transfer agent of the Corporation.

Section 2. Designation, Amount and Par Value, Ranking. The series of preferred stock shall be designated as Series A Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to 1,000,000 (which shall not be subject to increase without the written consent of holders of the Corporation’s Preferred Stock (each a “Holder” and collectively, the “Holders”) representing the Required Majority). Each share of Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $10.00 (the “Stated Value”). The Preferred Stock shall be senior to all Junior Stock with respect to dividends and, as more fully set forth in Section 5, assets distributed in a Liquidation. It shall be pari passu with the Parity Stock, and shall be junior to any class of security that is expressly by its terms senior to and approved by the Preferred Stock under Section 4. The Preferred Stock shall not be redeemed for cash and under no circumstances shall the Corporation be required to net cash settle the Preferred Stock, or to pay any liquidated damages on account of any failure to satisfy any of its obligations under this Certificate of Designation.

Section 3. Dividends. Holders of shares of Preferred Stock will be entitled to receive dividends equal, on an as-if-converted to shares of Common Stock basis, to and in the same form as dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock. The dividends shall be accelerated and paid (to the extent not previously paid) upon the consummation of a Fundamental Transaction.

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Section 4. Voting Rights. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter (it being agreed and understood that in so calculating the number of votes, the Beneficial Ownership Limitation shall be applied in accordance with Section 6(d)). Except as provided by law, the other provisions of this Certificate of Designations or the Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis. In addition, as long as any shares of Preferred Stock are outstanding, the Corporation may not, without the consent of the Required Majority, (a) amend, alter or repeal any provision of this Certificate of Designation in a manner that adversely affects the powers, preferences or rights of the Preferred Stock, (b) increase the number of authorized shares of Preferred Stock or (c) issue, or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior or pari passu to the Preferred Stock with respect to the distribution of assets on Liquidation.  Notwithstanding the foregoing, and unless otherwise required by applicable law, the Corporation when authorized by resolutions of its Board of Directors may amend or supplement its Certificate of Incorporation without the consent of any holder of Preferred Stock or any holder of Common Stock to cure any ambiguity, defect or inconsistency in this Certificate of Designations that establishes the Preferred Stock.

Section 5. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

a) Preferential Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation”) or Deemed Liquidation Event, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, and on a pari passu basis with holders of any Parity Stock, an amount per share equal to the greater of (i) the Stated Value, plus any dividends accrued but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 6 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled under this subparagraph a) and to pay the holders of any Parity Stock the full amount to which they are entitled pursuant to the terms of such Parity Stock, the holders of shares of Preferred Stock and any Parity Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

b) Deemed Liquidation Events. A “Deemed Liquidation Event” shall mean (i) a merger or consolidation in which the Corporation is a constituent party or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, provided, however, a Deemed Liquidation Event shall not include any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

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c) Effecting a Deemed Liquidation Event. The Corporation shall not have the power to effect a Deemed Liquidation Event unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with the provisions hereof.

Section 6. Conversion.

a) Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time, at the option of the Holder thereof, into that number of shares of Common Stock (subject to the Beneficial Ownership Limitation set forth in Section 6(d)) determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”) and by surrendering such Holder’s certificate or certificates for all such shares of Preferred Stock being converted (or, if such Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. (For purposes hereof, the date upon which both the Notice of Conversion is received and the certificate is surrendered (or a lost certificate affidavit and an indemnity agreement in a form acceptable to the Corporation is received) is hereafter referred to as the “Conversion Date.”) Within three (3) Trading Days after the Conversion Date, the Corporation shall issue and deliver to such Holder, or to his, her or its nominees, a certificate or certificates for the Conversion Shares issuable upon conversion of such Holder’s Preferred Stock in accordance with the further provisions hereof. If a certificate has not been converted in full, the Corporation shall within three (3) Trading Days after the Share Delivery Date issue to Holder a new certificate representing the shares of Preferred Stock underlying the certificate that was surrendered which were not converted. To the extent that the Beneficial Ownership Limitation contained in Section 6(d) applies to the converting Holder, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this Section and the Company shall have no obligation to verify or confirm the accuracy of such determination.

b) Conversion Price. The conversion price for any Preferred Stock shall be $10.00, subject to adjustment herein (the “Conversion Price”).

c) Mechanics of Conversion.

(i) Delivery of Conversion Shares Upon Conversion. Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) Conversion Shares representing the number of Conversion Shares being acquired upon the conversion of the applicable shares of Preferred Stock (assuming for such purposes that the holding period requirement under Rule 144 promulgated under the Securities Act has been satisfied), and (B) a bank check in the amount of accrued and unpaid dividends payable in cash, if any. The Corporation shall, at the request of the converting Holder, deliver the Conversion Shares required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions. The Preferred Stock shall not be redeemed for cash and under no circumstances shall the Corporation be required to net cash settle the Preferred Stock, or to pay any liquidated damages on account of any failure to satisfy any of its obligations under this Certificate of Designation.

(ii) Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion or Corporation Conversion Notice, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Conversion Notice.

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(iii) Obligation Absolute. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of the Stated Value of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of one hundred fifty percent (150%) of the Stated Value of Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash (for accrued and declared and unpaid dividends only), upon a properly noticed conversion.

(iv) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if a Conversion Shares Registration Statement with respect to such shares of Common Stock is then effective under the Securities Act, shall be registered for public resale in accordance with such Conversion Shares Registration Statement.

(v) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of or as dividends on the Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to upon such conversion or in respect of any such dividend, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share of Common Stock.

(vi) Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

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d) Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to receive dividends hereunder or convert any portion of the Preferred Stock, to the extent that, after giving effect to the receipt of dividends hereunder or conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock received as dividends or issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Preferred Stock) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Corporation is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith (other than as it relates to a Holder relying on the number of shares issued and outstanding as provided by the Corporation pursuant to this Section). In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request (which may be via email) of a Holder, the Corporation shall within one Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. The “Beneficial Ownership Limitation” shall be 4.99% (or, at the written election of any Holder delivered to the Corporation pursuant to the terms of Section 8 prior to the issuance of any shares of Preferred Stock, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by the applicable Holder. A Holder, upon at least sixty-one (61) days advance notice to the Corporation, may terminate, increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(d); provided, however, that the Holder shall not be entitled to increase or terminate the limitation contained in this Section 6(d) if the Holder has acquired (or if any of the Holder’s Attribution Parties has indirectly acquired) the Preferred Stock with the purpose or effect of changing or influencing the control of the Corporation. Notwithstanding the foregoing, at any time following the receipt by a Holder of a Corporation Conversion Notice, the Holder may waive and/or change the Beneficial Ownership Limitation effective immediately prior to the time of consummation of the applicable Fundamental Transaction upon written notice to the Corporation and may reinstitute a Beneficial Ownership Limitation at any time thereafter effective immediately upon written notice to the Corporation. The limitations contained in this Section 6(d) shall apply to a successor holder of Preferred Stock.

Section 7. Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

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b) Pro Rata Distributions. During such time as this Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation or any Primary Market Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation or any Primary Market Limitation).

c) Fundamental Transaction. If, at any time while this Preferred Stock is outstanding and other than in connection with a Liquidation, including a Deemed Liquidation Event, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property, or (iii) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Preferred Stock is convertible immediately prior to such Fundamental Transaction. For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents in accordance with the provisions of this Section 7(c) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Preferred Stock, deliver to the Holder in exchange for this Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Preferred Stock (without regard to any limitations on the conversion of this Preferred Stock) prior to such Fundamental Transaction. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

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d) Subsequent Equity Sales.  If the Company, at any time while shares of the Preferred Stock are outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, or adjust, whether by operation of purchase price adjustment, reset provision, floating conversion or otherwise, any outstanding warrant, option or other right to acquire Common Stock or outstanding Common Stock Equivalents, at an effective price per share less than the then Conversion Price (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”), then the Conversion Price shall be reduced to the Base Share Price.  Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued.  Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 7(d) in respect of an Exempt Issuance.  In the event of any change in the consideration payable to the Corporation upon exercise of options or rights or upon conversion of or in exchange for such convertible or exchangeable securities or other Common Stock Equivalents, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

d) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

e) Notice to the Holders.

(i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least five (5) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert the Conversion Amount of this Preferred Stock (or any part hereof) during the twenty (20) day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

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Section 8. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile or e-mail, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 8 The Green, #18195, Dover, Delaware 19901, Attention: Chief Executive Officer or such other address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, e-mail or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, e-mail address or address of such Holder appearing on the books of the Corporation, or if no such facsimile number, e-mail address or address appears on the books of the Corporation, at the principal place of business of such Holder, as appears on the books of the Corporation. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered electronically prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered electronically on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c) Lost or Mutilated Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

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e) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i) Status of Converted or Redeemed Preferred Stock. If any shares of Preferred Stock shall be converted or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock.

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RESOLVED, FURTHER, that the chairman of the board, the Chief Executive Officer, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this _____ day of _____________ 2024.

Name:	Fanghan Sui
Title:	Chief Executive Officer

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CERTIFICATE OF DESIGNATIONS OF

SERIES B CONVERTIBLE PREFERRED STOCK OF

CLASSOVER HOLDINGS, INC.

I, Fanghan Sui, hereby certify that I am the Chief Executive Officer and Chairman of the Board of Classover Holdings, Inc. (the “Company”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), and further do hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Company (the “Board”) by the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and Section 151(g) of the DGCL, the Board on November 22, 2024 adopted the following resolution determining it desirable and in the best interests of the Company and its stockholders for the Company to create a series of Five Thousand (5,000) shares of preferred stock designated as “Series B Convertible Preferred Stock”, none of which shares have been issued:

RESOLVED, that pursuant to the authority vested in the Board this Company, in accordance with the provisions of the Certificate of Incorporation, a series of preferred stock, par value $0.0001 per share, of the Company be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

TERMS OF SERIES B CONVERTIBLE PREFERRED STOCK

1. Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Company designated as “Series B Convertible Preferred Stock” (the “Preferred Shares”). The authorized number of Preferred Shares shall be 5,000 shares. Each Preferred Share shall have a par value of $0.0001. 2,400 Preferred Shares will initially be issued pursuant to the terms of the Securities Purchase Agreement (as defined below) and an additional 2,600 Preferred Shares will be issuable upon exercise of the Preferred Warrants (as defined below). Capitalized terms not defined herein shall have the meaning as set forth in Section 32 below.

2. Ranking. Except to the extent that the holders of at least a majority of the outstanding Preferred Shares (the “Required Holders”) expressly consent to the creation of Parity Stock (as defined below) or Senior Preferred Stock (as defined below) in accordance with Section 17, all shares of capital stock of the Company (including the Company’s Series A Preferred Stock) shall be junior in rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (such junior stock is referred to herein collectively as “Junior Stock”). The rights of all such shares of capital stock of the Company shall be subject to the rights, powers, preferences and privileges of the Preferred Shares. Without limiting any other provision of this Certificate of Designations, without the prior express consent of the Required Holders, voting separate as a single class, the Company shall not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Preferred Shares in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Senior Preferred Stock”), (ii) of pari passu rank to the Preferred Shares in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Parity Stock”) or (iii) any Junior Stock having a maturity date or any other date requiring redemption or repayment of such shares of Junior Stock that is prior to the 91st calendar day after no Preferred Shares and no Preferred Warrants remain outstanding. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative rights, powers, designations, privileges and preferences provided for herein and no such merger or consolidation shall result inconsistent therewith.

3. Dividends.

(a) In addition to Section 6 and Section 16, as applicable, from and after the first date of issuance of any Preferred Shares (the “Initial Issuance Date”), unless a Triggering Event (as defined below) has occurred and is continuing, each holder of a Preferred Share (each, a “Holder” and collectively, the “Holders”) shall only be entitled to receive dividends (“Dividends”) when and as declared by the Board, from time to time, in its sole discretion, which Dividends shall be paid by the Company out of funds legally available therefor, payable, subject to the conditions and other terms hereof, in cash on the Stated Value of such Preferred Share.

(b) From and after the occurrence and during the continuance of any Triggering Event, Dividends shall accrue on the Stated Value of each Preferred Share at a rate of eighteen percent (18.0%) per annum (the “Default Rate”) and shall be computed on the basis of a 360-day year and twelve 30-day months, shall compound each calendar month and shall be payable in arrears in cash on the first Trading Day of each such calendar month in which Dividend accrues hereunder (each, an “Dividend Date”). Accrued and unpaid Dividends if any, shall alsobe payable by way of inclusion of such Dividends in the Conversion Amount on each Conversion Date in accordance with Section 4(c)(i) or upon any redemption in accordance with Section 12 or upon any required payment upon any Bankruptcy Triggering Event (as defined below). In the event that such Triggering Event is subsequently cured (and no other Triggering Event then exists (including, without limitation, for the Company’s failure to pay such Dividends at the Default Rate on the applicable Dividend Date)), Dividends shall cease to accrue hereunder as of the calendar day immediately following the date of such cure; provided that the Dividends as calculated and unpaid during the continuance of such Triggering Event shall continue to apply to the extent relating to the days after the occurrence of such Triggering Event through and including the date of such cure of such Triggering Event.

4. Conversion. At any time after the thirtieth (30th) calendar day after the Initial Issuance Date (the “Initial Convertibility Date”), each Preferred Share shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock (as defined below), on the terms and conditions set forth in this Section 4.

(a) Holder’s Conversion Right. Subject to the provisions of Section 4(d), at any time or times on or after the Initial Convertibility Date, each Holder shall be entitled to convert any portion of the outstanding Preferred Shares held by such Holder into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 4(c) at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the Transfer Agent (as defined below)) that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Preferred Shares.

(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Preferred Share pursuant to Section 4(a) shall be determined by dividing (x) the Conversion Amount of such Preferred Share by (y) the Conversion Price (the “Conversion Rate”):

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(i) “Conversion Amount” means, with respect to each Preferred Share, as of the applicable date of determination, the sum of (1) 120% of the Stated Value thereof plus (2) the Additional Amount thereon and any accrued and unpaid Late Charges (as defined below in Section 25(c)) with respect to such Stated Value and Additional Amount as of such date of determination.

(ii) “Conversion Price” means, with respect to each Preferred Share, as of any Conversion Date or other date of determination, $12.00, subject to adjustment as provided herein.

(c) Mechanics of Conversion. The conversion of each Preferred Share shall be conducted in the following manner:

(i) Optional Conversion. To convert a Preferred Share into shares of Common Stock on any date (a “Conversion Date”), a Holder shall deliver (whether via electronic mail or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion of the share(s) of Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company. If required by Section 4(c)(iii), within one (1) Trading Day following a conversion of any such Preferred Shares as aforesaid, such Holder shall surrender to a nationally recognized overnight delivery service for delivery to the Company the original certificates, if any, representing the Preferred Shares (the “Preferred Share Certificates”) so converted as aforesaid (or an indemnification undertaking with respect to the Preferred Shares in the case of its loss, theft or destruction as contemplated by Section 19(b)). On the date of receipt of a Conversion Notice, the Company shall transmit by electronic mail an acknowledgment of confirmation and representation as to whether such shares of Common Stock may then be resold pursuant to Rule 144 or an effective and available registration statement, in the form attached hereto as Exhibit II, of receipt of such Conversion Notice to such Holder and the Company’s transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the first (1st) Trading Day following each date on which the Company has received a Conversion Notice (or such earlier date as required pursuant to the 1934 Act or other applicable law, rule or regulation for the settlement of a trade initiated on the applicable Conversion Date of such shares of Common Stock issuable pursuant to such Conversion Notice) (the “Share Delivery Deadline”), the Company shall (1) provided that the Transfer Agent is participating in The Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program (“FAST”) and certificates representing the Conversion Shares are not required to bear any legends under Section 5(d) of the Securities Purchase Agreement, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled pursuant to such conversion to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if the Transfer Agent is not participating in FAST or certificates representing the Conversion Shares are permitted to bear legends under Section 5(d) of the Securities Purchase Agreement, upon the request of such Holder, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled. If the number of Preferred Shares represented by the Preferred Share Certificate(s) submitted for conversion pursuant to Section 4(c)(iii) is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than one (1) Trading Day after receipt of the Preferred Share Certificate(s) and at its own expense, issue and deliver to such Holder (or its designee) a new Preferred Share Certificate or a new Book-Entry (in either case, in accordance with Section 19(d)) representing the number of Preferred Shares not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date; provided, that such Person shall be deemed to have waived any voting rights of any such Conversion Shares that may arise with respect to any record date during the period commencing on such Conversion Date, through, and including, such applicable Share Delivery Deadline (each, an “Conversion Period”), as necessary, such that the aggregate voting rights of any Common Stock (including such Conversion Shares) beneficially owned by such Person and/or any of its Attribution Parties, collectively, on any such record date shall not exceed the Maximum Percentage (as defined below) as a result of any such conversion of such applicable Preferred Shares with respect thereto. Notwithstanding anything to the contrary contained in this Certificate of Designations or the Registration Rights Agreement, after the effective date of a Registration Statement (as defined in the Registration Rights Agreement) and prior to a Holder’s receipt of the notice of a Grace Period (as defined in the Registration Rights Agreement), the Company shall cause the Transfer Agent to deliver unlegended shares of Common Stock to such Holder (or its designee) in connection with any sale of Registrable Securities (as defined in the Registration Rights Agreement) with respect to which such Holder has entered into a contract for sale, and delivered a copy of the prospectus included as part of the particular Registration Statement to the extent applicable, and for which such Holder has not yet settled.

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(ii) Company’s Failure to Timely Convert. If the Company shall fail, for any reason or for no reason, on or prior to the applicable Share Delivery Deadline, either (I) if the Transfer Agent is not participating in FAST, to issue and deliver to such Holder (or its designee) a certificate for the number of shares of Common Stock to which such Holder is entitled and register such shares of Common Stock on the Company’s share register or, if the Transfer Agent is participating in FAST, to credit such Holder’s or its designee’s balance account with DTC for such number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of any Conversion Amount (as the case may be) or (II) if the Registration Statement covering the resale of the shares of Common Stock that are the subject of the Conversion Notice (the “Unavailable Conversion Shares”) is not available for the resale of such Unavailable Conversion Shares and the Company fails to promptly, but in no event later than as required pursuant to the Registration Rights Agreement (x) notify such Holder and (y) deliver the shares of Common Stock electronically without any restrictive legend by crediting such aggregate number of shares of Common Stock to which such Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal At Custodian system (the event described in the immediately foregoing clause (II) is hereinafter referred as a “Notice Failure” and together with the event described in clause (I) above, a “Conversion Failure”), then, in addition to all other remedies available to such Holder, (X) the Company shall pay in cash to such Holder for each month after the Share Delivery Deadline that the issuance of such shares of Common Stock is not timed effected (on a pro rata basis for any period of less than one month) an amount equal to 1% of the product of (A) the sum of the number of shares of Common Stock not issued to such Holder on or prior to the Share Delivery Deadline and to which such Holder is entitled, multiplied by (B) any trading price of the Common Stock selected by such Holder in writing as in effect at any time during the period beginning on the applicable Conversion Date and ending on the applicable Share Delivery Deadline, and (Y) such Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, all, or any portion, of such Preferred Shares that has not been converted pursuant to such Conversion Notice; provided that the voiding of an Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 4(c)(ii) or otherwise. In addition to the foregoing, if on or prior to the Share Delivery Deadline either (A) (x) the Transfer Agent is not participating in FAST or certificates representing the Conversion Shares are permitted to bear legends under Section 5(d) of the Securities Purchase Agreement and the Company shall fail to issue and deliver to such Holder (or its designee) a certificate and register such shares of Common Stock on the Company’s share register or (y) the Transfer Agent is participating in FAST and certificates representing the Conversion Shares are not required to bear any legends under Section 5(d) of the Securities Purchase Agreement, and the Transfer Agent shall fail to credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder or pursuant to the Company’s obligation pursuant to clause (ii) below, or (B) a Notice Failure occurs, and if on or after such Share Delivery Deadline such Holder acquires (in an open market transaction, stock loan or otherwise) shares of Common Stock corresponding to all or any portion of the number of shares of Common Stock issuable upon such conversion that such Holder is entitled to receive from the Company and has not received from the Company in connection with such Conversion Failure or Notice Failure, as applicable (a “Buy-In”), then, in addition to all other remedies available to such Holder, the Company shall, within two (2) Business Days after receipt of such Holder’s request and in such Holder’s discretion, either: (I) pay cash to such Holder in an amount equal to such Holder’s total purchase price (including brokerage commissions, stock loan costs and other out-of-pocket expenses, if any) for the shares of Common Stock so acquired (including, without limitation, by any other Person in respect, or on behalf, of such Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate (and to issue such shares of Common Stock) or credit to the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, it being understood that the conversion shall be deemed to have been completed notwithstanding that the shares of Common Stock shall not have been issued, or (II) promptly honor its obligation to so issue and deliver to such Holder a certificate or certificates representing such shares of Common Stock or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be) and pay cash to such Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (x) such number of shares of Common Stock multiplied by (y) the lowest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Conversion Notice and ending on the date of such issuance and payment under this clause (II). Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) upon the conversion of the Preferred Shares as required pursuant to the terms hereof. Notwithstanding anything herein to the contrary, with respect to any given Notice Failure and/or Conversion Failure, this Section 4(c)(ii) shall not apply to a Holder to the extent the Company has already paid such amounts in full to such Holder with respect to such Notice Failure and/or Conversion Failure, as applicable, pursuant to the analogous sections of the Securities Purchase Agreement.

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(iii) Registration; Book-Entry. At the time of issuance of any Preferred Shares hereunder, the applicable Holder may, by written request (including by electronic-mail) to the Company, elect to receive such Preferred Shares in the form of one or more Preferred Share Certificates or in Book-Entry form. The Company (or the Transfer Agent, as custodian for the Preferred Shares) shall maintain a register (the “Register”) for the recordation of the names and addresses of the Holders of each Preferred Share and the Stated Value of the Preferred Shares and whether the Preferred Shares are held by such Holder in Preferred Share Certificates or in Book-Entry form (the “Registered Preferred Shares”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and each Holder of the Preferred Shares shall treat each Person whose name is recorded in the Register as the owner of a Preferred Share for all purposes (including, without limitation, the right to receive payments and Dividends hereunder) notwithstanding notice to the contrary. A Registered Preferred Share may be assigned, transferred or sold only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign, transfer or sell one or more Registered Preferred Shares by such Holder thereof, the Company shall record the information contained therein in the Register and issue one or more new Registered Preferred Shares in the same aggregate Stated Value as the Stated Value of the surrendered Registered Preferred Shares to the designated assignee or transferee pursuant to Section 19, provided that if the Company does not so record an assignment, transfer or sale (as the case may be) of such Registered Preferred Shares within two (2) Business Days of such a request, then the Register shall be automatically deemed updated to reflect such assignment, transfer or sale (as the case may be). Notwithstanding anything to the contrary set forth in this Section 4, following conversion of any Preferred Shares in accordance with the terms hereof, the applicable Holder shall not be required to physically surrender such Preferred Shares held in the form of a Preferred Share Certificate to the Company unless (A) the full or remaining number of Preferred Shares represented by the applicable Preferred Share Certificate are being converted (in which event such certificate(s) shall be delivered to the Company as contemplated by this Section 4(c)(iii)) or (B) such Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Preferred Shares upon physical surrender of the applicable Preferred Share Certificate. Each Holder and the Company shall maintain records showing the Stated Value, Dividends and Late Charges converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) or shall use such other method, reasonably satisfactory to such Holder and the Company, so as not to require physical surrender of a Preferred Share Certificate upon conversion. If the Company does not update the Register to record such Stated Value, Dividends and Late Charges converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) within two (2) Business Days of such occurrence, then the Register shall be automatically deemed updated to reflect such occurrence. In the event of any dispute or discrepancy, such records of such Holder establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. A Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each Preferred Share Certificate shall bear the following legend:

ANY TRANSFEREE OR ASSIGNEE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION’S CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 4(c)(iii) THEREOF. THE NUMBER OF SHARES OF SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES A PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO SECTION 4(c)(iii) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.

(iv) Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from more than one Holder for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares submitted for conversion, the Company shall convert from each Holder electing to have Preferred Shares converted on such date a pro rata amount of such Holder’s Preferred Shares submitted for conversion on such date based on the number of Preferred Shares submitted for conversion on such date by such Holder relative to the aggregate number of Preferred Shares submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of Preferred Shares, the Company shall issue to such Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 24.

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(d) Limitation on Beneficial Ownership. The Company shall not effect the conversion of any of the Preferred Shares held by a Holder, and such Holder shall not have the right to convert any of the Preferred Shares held by such Holder pursuant to the terms and conditions of this Certificate of Designations and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and the other Attribution Parties shall include the number of shares of Common Stock held by such Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Preferred Shares beneficially owned by such Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible notes, convertible preferred stock or warrants, including the Preferred Shares) beneficially owned by such Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 4(d). For purposes of this Section 4(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act. For purposes of determining the number of outstanding shares of Common Stock a Holder may acquire upon the conversion of such Preferred Shares without exceeding the Maximum Percentage, such Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a Conversion Notice from a Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify such Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause such Holder’s beneficial ownership, as determined pursuant to this Section 4(d), to exceed the Maximum Percentage, such Holder must notify the Company of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of any Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including such Preferred Shares, by such Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to a Holder upon conversion of such Preferred Shares results in such Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which such Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, any Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage of such Holder to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to such Holder and the other Attribution Parties and not to any other Holder that is not an Attribution Party of such Holder. For purposes of clarity, the shares of Common Stock issuable to a Holder pursuant to the terms of this Certificate of Designations in excess of the Maximum Percentage shall not be deemed to be beneficially owned by such Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to convert such Preferred Shares pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(d) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 4(d) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be amended, modified or waived and shall apply to a successor holder of such Preferred Shares.

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(e) Right of Alternate Conversion.

(i) Alternate Optional Conversion. Subject to Section 4(d), at any time after the Initial Convertibility Date, at the option of any Holder, such Holder may convert (each, an “Alternate Optional Conversion”, and the date of such Alternate Optional Conversion, an “Alternate Optional Conversion Date”) all, or any number, of Preferred Shares into shares of Common Stock (such aggregate Conversion Amount of the Preferred Shares to be converted pursuant to this Section 4(e)(i), the “Alternate Optional Conversion Amount”) at the Alternate Conversion Price (each, an “Alternate Optional Conversion”).

(ii) Alternate Conversion Upon a Triggering Event. Subject to Section 4(d), at any time after Initial Convertibility Date and the occurrence of an Triggering Event (regardless of whether such Triggering Event has been cured or if the applicable Holder has delivered an Triggering Event Redemption Notice to the Company), such Holder may, at such Holder’s option, by delivery of a Conversion Notice to the Company (the date of any such Conversion Notice, each an “Triggering Event Conversion Date” and together with each Alternate Optional Conversion Date, each, an “Alternate Conversion Date”), convert all, or any number of Preferred Shares (such Conversion Amount of the Preferred Shares to be converted pursuant to this Section 4(e)(ii), the “Triggering Event Conversion Amount” and together with each Alternate Optional Conversion Amount, each, an “Alternate Conversion Amount”) into shares of Common Stock at the Alternate Conversion Price (each, a “Triggering Event Conversion”, and together with each Alternate Optional Conversion, each an “Alternate Conversion”).

(iii) Mechanics of Alternate Conversion. On any Alternate Conversion Date, a Holder may voluntarily convert any Alternate Conversion Amount of Preferred Shares pursuant to Section 4(c) (with “Alternate Conversion Price” replacing “Conversion Price” for all purposes hereunder with respect to such Alternate Conversion and, solely with respect to the calculation of the number of shares of Common Stock issuable upon conversion of any Conversion Amount of Preferred Shares in a Triggering Event Conversion, with “Redemption Premium of the Conversion Amount” replacing “Conversion Amount” in clause (x) of the definition of Conversion Rate above with respect to such Triggering Event Conversion) by designating in the Conversion Notice delivered pursuant to this Section 4(e) of this Certificate of Designations that such Holder is electing to use the Alternate Conversion Price for such conversion; provided that in the event of the Conversion Floor Price Condition, on the applicable Alternate Conversion Date the Company shall also deliver to the Holder the applicable Alternate Conversion Floor Amount. Notwithstanding anything to the contrary in this Section 4(e), but subject to Section 4(d), until the Company delivers shares of Common Stock representing the applicable Alternate Conversion Amount of Preferred Shares to such Holder, such Preferred Shares may be converted by such Holder into shares of Common Stock pursuant to Section 4(c) without regard to this Section 4(e).

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5. Triggering Event Redemptions.

(a) Triggering Event. Each of the following events shall constitute a “Triggering Event” and each of the events in clauses (x), (xi), and (xii) below, shall constitute a “Bankruptcy Triggering Event”:

(i) the failure of the applicable Registration Statement (as defined in the Registration Rights Agreement) to be filed with the SEC on or prior to the date that is five (5) days after the applicable Filing Deadline (as defined in the Registration Rights Agreement) or the failure of the applicable Registration Statement to be declared effective by the SEC on or prior to the date that is five (5) days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement);

(ii) while the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or such Registration Statement (or the prospectus contained therein) is unavailable to any holder of Registrable Securities (as defined in the Registration Rights Agreement) for sale of all of such holder’s Registrable Securities in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten (10) consecutive days or for more than an aggregate of twenty (20) days in any 365-day period (excluding days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

(iii) the suspension (or threatened suspension) from trading or the failure (or threatened failure) of the Common Stock to be trading or listed (as applicable) on an Eligible Market for a period of five (5) consecutive Trading Days;

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(iv) the Company’s (A) failure to cure a Conversion Failure or a Delivery Failure (as defined in the Preferred Warrants) by delivery of the required number of shares of Common Stock within five (5) Trading Days after the applicable Conversion Date or exercise date (as the case may be) or (B) notice, written or oral, to any holder of Preferred Shares or Preferred Warrants, including, without limitation, by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for exercise of any Preferred Warrants for Warrant Preferred Shares in accordance with the provisions of the Preferred Warrants or a request for conversion of any Preferred Shares into shares of Common Stock that is requested in accordance with the provisions of this Certificate of Designations, other than pursuant to Section 4(d) hereof;

(v) except to the extent the Company is in compliance with Section 11(b) below, at any time following the tenth (10th) consecutive day that a Holder’s Authorized Share Allocation (as defined in Section 11(a) below) is less than the 100% of the number of shares of Common Stock that such Holder would be entitled to receive upon a conversion, in full, of all of the Preferred Shares then held by such Holder (assuming conversions at the Floor Price then in effect without regard to any limitations on conversion set forth in this Certificate of Designations);

(vi) the Board fails to declare any Dividend to be paid on the applicable Dividend Date in accordance with Section 3;

(vii) the Company’s failure to pay to any Holder any Dividend on any Dividend Date (whether or not declared by the Board) or any other amount when and as due under this Certificate of Designations (including, without limitation, the Company’s failure to pay any redemption payments or amounts hereunder), the Securities Purchase Agreement or any other Transaction Document or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby (in each case, whether or not permitted pursuant to the DGCL), except, in the case of a failure to pay Dividends and Late Charges when and as due, in each such case only if such failure remains uncured for a period of at least two (2) Trading Days;

(viii) the Company fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the applicable Holder upon conversion or exercise (as the case may be) of any Securities (as defined in the Securities Purchase Agreement) acquired by such Holder under the Transaction Documents as and when required by such Securities or the Securities Purchase Agreement, as applicable, unless otherwise then prohibited by applicable federal securities laws, and any such failure remains uncured for at least five (5) days;

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(ix) the occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of $1,000,000 of Indebtedness (as defined in the Securities Purchase Agreement) of the Company or any of its Subsidiaries;

(x) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary by a third party, shall not be dismissed within thirty (30) days of their initiation;

(xi) the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law;

(xii) the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Company or any Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of thirty (30) consecutive days;

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(xiii) a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 are rendered against the Company and/or any of its Subsidiaries and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $1,000,000 amount set forth above so long as the Company provides each Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to each Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

(xiv) the Company and/or any Subsidiary, individually or in the aggregate, either (i) fails to pay, when due, or within any applicable grace period, any payment with respect to any Indebtedness in excess of $1,000,000 due to any third party (other than, with respect to unsecured Indebtedness only, payments contested by the Company and/or such Subsidiary (as the case may be) in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP) or is otherwise in breach or violation of any agreement for monies owed or owing in an amount in excess of $1,000,000, which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other circumstance or event that would, with or without the passage of time or the giving of notice, result in a default or event of default under any agreement binding the Company or any Subsidiary, which default or event of default would or is likely to have a material adverse effect on the business, assets, operations (including results thereof), liabilities, properties, condition (including financial condition) or prospects of the Company or any of its Subsidiaries, individually or in the aggregate;

(xv) other than as specifically set forth in another clause of this Section 5(a), the Company or any Subsidiary breaches any representation or warranty or any covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of two (2) consecutive Trading Days;

(xvi) a false or inaccurate certification (including a false or inaccurate deemed certification) by the Company as to whether any Triggering Event has occurred;

(xvii) any breach or failure in any respect by the Company or any Subsidiary to comply with any provision of Section 14(m) of this Certificate of Designations;

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(xviii) any Preferred Shares remain outstanding on or after January 1, 2034;

(xix) any Material Adverse Effect (as defined in the Securities Purchase Agreement) occurs; or

(xx) any provision of any Transaction Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Company, or the validity or enforceability thereof shall be contested, directly or indirectly, by the Company or any Subsidiary, or a proceeding shall be commenced by the Company or any Subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof or the Company or any of its Subsidiaries shall deny in writing that it has any liability or obligation purported to be created under one or more Transaction Documents.

(b) Notice of a Triggering Event; Redemption Right. Upon the occurrence of a Triggering Event with respect to the Preferred Shares, the Company shall within one (1) Business Day deliver written notice thereof via electronic mail and overnight courier (with next day delivery specified) (an “Triggering Event Notice”) to each Holder. At any time after the earlier of a Holder’s receipt of a Triggering Event Notice and such Holder becoming aware of a Triggering Event, such Holder may require the Company to redeem (regardless of whether such Triggering Event has been cured) all or any of the Preferred Shares by delivering written notice thereof (the “Triggering Event Redemption Notice”) to the Company, which Triggering Event Redemption Notice shall indicate the number of the Preferred Shares such Holder is electing to redeem. Each of the Preferred Shares subject to redemption by the Company pursuant to this Section 5(b) shall be redeemed by the Company at a price equal to the greater of (i) the product of (A) the Conversion Amount to be redeemed multiplied by (B) the Redemption Premium and (ii) the product of (X) the Conversion Rate with respect to the Conversion Amount in effect at such time as such Holder delivers a Triggering Event Redemption Notice multiplied by (Y) the product of (1) the Redemption Premium multiplied by (2) the greatest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date immediately preceding such Triggering Event and ending on the date the Company makes the entire payment required to be made under this Section 5(b) (the “Triggering Event Redemption Price”). Redemptions required by this Section 5(b) shall be made in accordance with the provisions of Section 12. To the extent redemptions required by this Section 5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 5(b), but subject to Section 4(d), until the Triggering Event Redemption Price (together with any Late Charges thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 5(b) (together with any Late Charges thereon) may be converted, in whole or in part, by such Holder into Common Stock pursuant to the terms of this Certificate of Designations. In the event of the Company’s redemption of any of the Preferred Shares under this Section 5(b), a Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for such Holder. Accordingly, any redemption premium due under this Section 5(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of such Holder’s actual loss of its investment opportunity and not as a penalty. Any redemption upon a Triggering Event shall not constitute an election of remedies by the applicable Holder or any other Holder, and all other rights and remedies of each Holder shall be preserved.

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(c) Mandatory Redemption upon Bankruptcy Triggering Event. Notwithstanding anything to the contrary herein, and notwithstanding any conversion that is then required or in process, upon any Bankruptcy Triggering Event, the Company shall immediately redeem, in cash, each of the Preferred Shares then outstanding at a redemption price equal to the applicable Triggering Event Redemption Price (calculated as if such Holder shall have delivered the Triggering Event Redemption Notice immediately prior to the occurrence of such Bankruptcy Triggering Event), without the requirement for any notice or demand or other action by any Holder or any other person or entity, provided that a Holder may, in its sole discretion, waive such right to receive payment upon a Bankruptcy Triggering Event, in whole or in part, and any such waiver shall not affect any other rights of such Holder or any other Holder hereunder, including any other rights in respect of such Bankruptcy Triggering Event, any right to conversion, and any right to payment of such Triggering Event Redemption Price or any other Redemption Price, as applicable.

6. Rights Upon Fundamental Transactions.

(a) Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Certificate of Designations and the other Transaction Documents in accordance with the provisions of this Section 6(a) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Preferred Shares in exchange for such Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations, including, without limitation, having a stated value and dividend rate equal to the stated value and dividend rate of the Preferred Shares held by the Holders and having similar ranking to the Preferred Shares, and satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose shares of common stock are quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein and therein. In addition to the foregoing, upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to each Holder confirmation that there shall be issued upon conversion or redemption of the Preferred Shares at any time after the consummation of such Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 7 and 16, which shall continue to be receivable thereafter)) issuable upon the conversion or redemption of the Preferred Shares prior to such Fundamental Transaction, such shares of the publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity) which each Holder would have been entitled to receive upon the happening of such Fundamental Transaction had all the Preferred Shares held by each Holder been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of the Preferred Shares contained in this Certificate of Designations), as adjusted in accordance with the provisions of this Certificate of Designations. Notwithstanding the foregoing, such Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 6(a) to permit the Fundamental Transaction without the assumption of the Preferred Shares. The provisions of this Section 6 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of the Preferred Shares.

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(b) Notice of a Change of Control Redemption Right. No sooner than twenty (20) Trading Days nor later than ten (10) Trading Days prior to the consummation of a Change of Control (the “Change of Control Date”), but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via electronic mail and overnight courier to each Holder (a “Change of Control Notice”). At any time during the period beginning after a Holder’s receipt of a Change of Control Notice or such Holder becoming aware of a Change of Control if a Change of Control Notice is not delivered to such Holder in accordance with the immediately preceding sentence (as applicable) and ending on the later of (A) the date of consummation of such Change of Control or (B) twenty (20) Trading Days after the date of receipt of such Change of Control Notice or (C) twenty (20) Trading Days after the date of the announcement of such Change of Control, such Holder may require the Company to redeem all or any portion of such Holder’s Preferred Shares by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the number of Preferred Shares such Holder is electing to have the Company redeem. Each Preferred Share subject to redemption pursuant to this Section 6(b) shall be redeemed by the Company in cash at a price equal to the greatest of (i) the product of (w) the Change of Control Redemption Premium multiplied by (y) the Conversion Amount of the Preferred Shares being redeemed, (ii) the product of (x) the Change of Control Redemption Premium multiplied by (y) the product of (A) the Conversion Amount of the Preferred Shares being redeemed multiplied by (B) the quotient determined by dividing (I) the greatest Closing Sale Price of the shares of Common Stock during the period beginning on the date immediately preceding the earlier to occur of (1) the consummation of the applicable Change of Control and (2) the public announcement of such Change of Control and ending on the date such Holder delivers the Change of Control Redemption Notice by (II) the Conversion Price then in effect and (iii) the product of (y) the Change of Control Redemption Premium multiplied by (z) the product of (A) the Conversion Amount of the Preferred Shares being redeemed multiplied by (B) the quotient of (I) the aggregate cash consideration and the aggregate cash value of any non-cash consideration per share of Common Stock to be paid to such holders of the shares of Common Stock upon consummation of such Change of Control (any such non-cash consideration constituting publicly-traded securities shall be valued at the highest of the Closing Sale Price of such securities as of the Trading Day immediately prior to the consummation of such Change of Control, the Closing Sale Price of such securities on the Trading Day immediately following the public announcement of such proposed Change of Control and the Closing Sale Price of such securities on the Trading Day immediately prior to the public announcement of such proposed Change of Control) divided by (II) the Conversion Price then in effect (the “Change of Control Redemption Price”). Redemptions required by this Section 6(b) shall have priority to payments to all other stockholders of the Company in connection with such Change of Control. To the extent redemptions required by this Section 6(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 6(b), but subject to Section 4(d), until the applicable Change of Control Redemption Price (together with any Late Charges thereon) is paid in full to the applicable Holder, the Preferred Shares submitted by such Holder for redemption under this Section 6(b) may be converted, in whole or in part, by such Holder into Common Stock pursuant to Section 4 or in the event the Conversion Date is after the consummation of such Change of Control, stock or equity interests of the Successor Entity substantially equivalent to the Company’s shares of Common Stock pursuant to Section 6(a). In the event of the Company’s redemption of any of the Preferred Shares under this Section 6(b), such Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for a Holder. Accordingly, any redemption premium due under this Section 6(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of such Holder’s actual loss of its investment opportunity and not as a penalty. The Company shall make payment of the applicable Change of Control Redemption Price concurrently with the consummation of such Change of Control if a Change of Control Redemption Notice is received prior to the consummation of such Change of Control and within two (2) Trading Days after the Company’s receipt of such notice otherwise (the “Change of Control Redemption Date”). Redemptions required by this Section 6 shall be made in accordance with the provisions of Section 12.

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7. Rights Upon Issuance of Purchase Rights and Other Corporate Events.

(a) Purchase Rights. In addition to any adjustments pursuant to Section 8 and Section 16 below, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of Common Stock (the “Purchase Rights”), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of all the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares and assuming for such purpose that all the Preferred Shares were converted at the Alternate Conversion Price as of the applicable record date) held by such Holder immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights, provided, however, to the extent that such Holder’s right to participate in any such Purchase Right would result in such Holder and the other Attribution Parties exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such Purchase Right to such extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right (and beneficial ownership) to such extent of any such excess) and such Purchase Right to such extent shall be held in abeyance (and, if such Purchase Right has an expiration date, maturity date or other similar provision, such term shall be extended by such number of days held in abeyance, if applicable) for the benefit of such Holder until such time or times, if ever, as its right thereto would not result in such Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right held similarly in abeyance (and, if such Purchase Right has an expiration date, maturity date or other similar provision, such term shall be extended by such number of days held in abeyance, if applicable)) to the same extent as if there had been no such limitation.

(b) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that each Holder will thereafter have the right, at such Holder’s option, to receive upon a conversion of all the Preferred Shares held by such Holder (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which such Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by such Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares set forth in this Certificate of Designations) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as such Holder would have been entitled to receive had the Preferred Shares held by such Holder initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant the preceding sentence shall be in a form and substance satisfactory to the Required Holders. The provisions of this Section 7 shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of the Preferred Shares set forth in this Certificate of Designations.

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8. Rights Upon Issuance of Other Securities.

(a) Adjustment of Conversion Price upon Issuance of Common Stock, Options and other Convertible Securities. If and whenever on or after the Subscription Date the Company grants, issues or sells (or enters into any agreement to grant, issue or sell), or in accordance with this Section 8(a) is deemed to have granted, issued or sold, any shares of Common Stock, Options or other Convertible Securities (including the granting, issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding any Excluded Securities granted, issued or sold or deemed to have been granted, issued or sold) for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such granting, issuance or sale or deemed granting, issuance or sale (such Conversion Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then, immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. For all purposes of the foregoing (including, without limitation, determining the adjusted Conversion Price and the New Issuance Price under this Section 8(a)), the following shall be applicable:

(i) Issuance of Options. If the Company in any manner grants, issues or sells (or enters into any agreement to grant, issue or sell) any Options and the lowest price per share for which one share of Common Stock is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting, issuance or sale of such Option for such price per share. For purposes of this Section 8(a)(i), the “lowest price per share for which one share of Common Stock is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting, issuance or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof and (y) the lowest exercise price set forth in such Option for which one share of Common Stock is issuable (or may become issuable assuming all possible market conditions) upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof, minus (2) the sum of all amounts paid or payable to the holder of such Option (or any other Person) with respect to any one share of Common Stock upon the granting, issuance or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof plus the value of any other consideration (including, without limitation, consideration consisting of cash, debt forgiveness, assets or any other property) received or receivable by, or benefit conferred on, the holder of such Option (or any other Person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or otherwise pursuant to the terms thereof or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

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(ii) Issuance of Convertible Securities. If the Company in any manner issues or sells (or enters into any agreement to issue or sell) any Convertible Securities and the lowest price per share for which one share of Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale (or the time of execution of such agreement to issue or sell, as applicable) of such Convertible Securities for such price per share. For the purposes of this Section 8(a)(ii), the “lowest price per share for which one share of Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale (or pursuant to the agreement to issue or sell, as applicable) of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security or otherwise pursuant to the terms thereof and (y) the lowest conversion price set forth in such Convertible Security for which one share of Common Stock is issuable (or may become issuable assuming all possible market conditions) upon conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof minus (2) the sum of all amounts paid or payable to the holder of such Convertible Security (or any other Person) with respect to any one share of Common Stock upon the issuance or sale (or the agreement to issue or sell, as applicable) of such Convertible Security plus the value of any other consideration received or receivable (including, without limitation, any consideration consisting of cash, debt forgiveness, assets or other property) by, or benefit conferred on, the holder of such Convertible Security (or any other Person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities or otherwise pursuant to the terms thereof, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price has been or is to be made pursuant to other provisions of this Section 8(a), except as contemplated below, no further adjustment of the Conversion Price shall be made by reason of such issuance or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time (other than proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 8(b) below), the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate (as the case may be) at the time initially granted, issued or sold. For purposes of this Section 8(a)(iii), if the terms of any Option or Convertible Security (including, without limitation, any Option or Convertible Security that was outstanding as of the Subscription Date) are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 8(a) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

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(iv) Calculation of Consideration Received. If any Option and/or Convertible Security and/or Adjustment Right is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company (as determined by the Required Holders, the “Primary Security”, and such Option and/or Convertible Security and/or Adjustment Right, the “Secondary Securities”), together comprising one integrated transaction (or one or more transactions if such issuances or sales or deemed issuances or sales of securities of the Company either (A) have at least one investor or purchaser in common, (B) are consummated in reasonable proximity to each other and/or (C) are consummated under the same plan of financing), the consideration per share of Common Stock with respect to such Primary Security shall be deemed to be equal to the difference of (x) the lowest price per share for which one share of Common Stock was issued (or was deemed to be issued pursuant to Section 8(a)(i) or 8(a)(ii) above, as applicable) in such integrated transaction solely with respect to such Primary Security, minus (y) with respect to such Secondary Securities, the sum of (A) the Black Scholes Consideration Value of each such Option, if any, (B) the fair market value (as determined by the Required Holders in good faith) or the Black Scholes Consideration Value, as applicable, of such Adjustment Right, if any, and (C) the fair market value (as determined by the Required Holder) of such Convertible Security, if any, in each case, as determined on a per share basis in accordance with this Section 8(a)(iv). If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor (for the purpose of determining the consideration paid for such Common Stock, Option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value) will be deemed to be the net amount of consideration received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company (for the purpose of determining the consideration paid for such Common Stock, Option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value), will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the VWAPs of such security for each of the five (5) Trading Days immediately preceding the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor (for the purpose of determining the consideration paid for such Common Stock, Option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value), will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities (as the case may be). The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v) Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

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(b) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. Without limiting any provision of Section 6, Section 16 or Section 8(a), if the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision of Section 6, Section 16 or Section 8(a), if the Company at any time on or after the Subscription Date combines (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 8(b) shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 8(b) occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

(c) Holder’s Right of Adjusted Conversion Price. In addition to and not in limitation of the other provisions of this Section 8(b), if the Company in any manner issues or sells or enters into any agreement to issue or sell, any Common Stock, Options or Convertible Securities (any such securities, “Variable Price Securities”) after the Subscription Date that are issuable pursuant to such agreement or convertible into or exchangeable or exercisable for shares of Common Stock at a price which varies or may vary with the market price of the shares of Common Stock, including by way of one or more reset(s) to a fixed price, but exclusive of such formulations reflecting customary anti-dilution provisions (such as share splits, share combinations, share dividends and similar transactions) (each of the formulations for such variable price being herein referred to as, the “Variable Price”), the Company shall provide written notice thereof via electronic mail and overnight courier to each Holder on the date of such agreement and/or the issuance of such shares of Common Stock, Convertible Securities or Options, as applicable. From and after the date the Company enters into such agreement or issues any such Variable Price Securities, each Holder shall have the right, but not the obligation, in its sole discretion to substitute the Variable Price for the Conversion Price upon conversion of the Preferred Shares by designating in the Conversion Notice delivered upon any conversion of Preferred Shares that solely for purposes of such conversion such Holder is relying on the Variable Price rather than the Conversion Price then in effect. A Holder’s election to rely on a Variable Price for a particular conversion of Preferred Shares shall not obligate such Holder to rely on a Variable Price for any future conversions of Preferred Shares.

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(d) Stock Combination Event Adjustments. If at any time and from time to time on or after the Subscription Date there occurs any stock split, stock dividend, stock combination recapitalization or other similar transaction involving the Common Stock (each, a “Stock Combination Event”, and such date thereof, the “Stock Combination Event Date”) and the Event Market Price is less than the Conversion Price then in effect (after giving effect to the adjustment in Section 8(b) above), then on the sixteenth (16th) Trading Day immediately following such Stock Combination Event Date, the Conversion Price then in effect on such sixteenth (16th) Trading Day (after giving effect to the adjustment in Section 88(b) above) shall be reduced (but in no event increased) to the Event Market Price. For the avoidance of doubt, if the adjustment in the immediately preceding sentence would otherwise result in an increase in the Conversion Price hereunder, no adjustment shall be made.

(e) Other Events. In the event that the Company (or any Subsidiary) shall take any action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect any Holder from dilution or if any event occurs of the type contemplated by the provisions of this Section 8 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board shall in good faith determine and implement an appropriate adjustment in the Conversion Price so as to protect the rights of such Holder, provided that no such adjustment pursuant to this Section 8(b) will increase the Conversion Price as otherwise determined pursuant to this Section 8, provided further that if such Holder does not accept such adjustments as appropriately protecting its interests hereunder against such dilution, then the Board and such Holder shall agree, in good faith, upon an independent investment bank of nationally recognized standing to make such appropriate adjustments, whose determination shall be final and binding absent manifest error and whose fees and expenses shall be borne by the Company.

(f) Calculations. All calculations under this Section 8 shall be made by rounding to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(g) Voluntary Adjustment by Company. Subject to the rules and regulations of the Principal Market, the Company may at any time any Preferred Shares remain outstanding, with the prior written consent of the Required Holders, reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board.

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9. Redemption at the Company’s Election.

(a) Company Optional Redemption. At any time after the Initial Issuance Date, the Company shall have the right to redeem all, but not less than all, of the Preferred Shares then outstanding (the “Company Optional Redemption Amount”) on the Company Optional Redemption Date (each as defined below) (a “Company Optional Redemption”). The Preferred Shares subject to redemption pursuant to this Section 9(a) shall be redeemed by the Company in cash at a price (the “Company Optional Redemption Price”) equal to 110% of the greater of (i) the Conversion Amount being redeemed as of the Company Optional Redemption Date and (ii) the product of (1) the Conversion Rate with respect to the Conversion Amount being redeemed as of the Company Optional Redemption Date multiplied by (2) the greatest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date immediately preceding such Company Optional Redemption Notice Date and ending on the Trading Day immediately prior to the date the Company makes the entire payment required to be made under this Section 9(a). The Company may exercise its right to require redemption under this Section 9(a) by delivering a written notice thereof by electronic mail and overnight courier to all, but not less than all, of the Holders (the “Company Optional Redemption Notice” and the date all of the Holders received such notice is referred to as the “Company Optional Redemption Notice Date”). The Company may deliver only one Company Optional Redemption Notice hereunder and such Company Optional Redemption Notice shall be irrevocable. The Company Optional Redemption Notice shall (x) state the date on which the Company Optional Redemption shall occur (the “Company Optional Redemption Date”) which date shall not be less than thirty (30) calendar days nor more than sixty (60) calendar days following the Company Optional Redemption Notice Date, and (y) state the aggregate Conversion Amount of the Preferred Shares which is being redeemed in such Company Optional Redemption from such Holder and all of the other Holders of the Preferred Shares pursuant to this Section 9(a) on the Company Optional Redemption Date. Notwithstanding anything herein to the contrary, at any time prior to the date the Company Optional Redemption Price is paid, in full, the Company Optional Redemption Amount may be converted, in whole or in part, by any Holder into shares of Common Stock pursuant to Section 4. All Conversion Amounts converted by a Holder after the Company Optional Redemption Notice Date shall reduce the Company Optional Redemption Amount of the Preferred Shares of such Holder required to be redeemed on the Company Optional Redemption Date. Redemptions made pursuant to this Section 9(a) shall be made in accordance with Section 12. In the event of the Company’s redemption of any of the Preferred Shares under this Section 9, a Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for such Holder. Accordingly, any redemption premium due under this Section 9 is intended by the parties to be, and shall be deemed, a reasonable estimate of such Holder’s actual loss of its investment opportunity and not as a penalty. For the avoidance of doubt, the Company shall have no right to effect a Company Optional Redemption if any Triggering Event has occurred and continuing, but any Triggering Event shall have no effect upon any Holder’s right to convert Preferred Shares in its discretion.

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10. Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation (as defined in the Securities Purchase Agreement), Bylaws (as defined in the Securities Purchase Agreement) or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations and take all action as may be required to protect the rights of the Holders hereunder. Without limiting the generality of the foregoing or any other provision of this Certificate of Designations or the other Transaction Documents, the Company (a) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any Preferred Shares above the Conversion Price then in effect, (b) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Preferred Shares and (c) shall, so long as any Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of the Preferred Shares then outstanding (without regard to any limitations on conversion contained herein). Notwithstanding anything herein to the contrary, if after the sixty (60) calendar day anniversary of the Initial Issuance Date, each Holder is not permitted to convert such Holder’s Preferred Shares in full for any reason (other than pursuant to restrictions set forth in Section 4(d) hereof), the Company shall use its best efforts to promptly remedy such failure, including, without limitation, obtaining such consents or approvals as necessary to effect such conversion into shares of Common Stock.

11. Authorized Shares.

(a) Reservation. So long as any Preferred Shares remain outstanding, the Company shall at all times reserve at least 150% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion, including without limitation, Alternate Conversions of all of the Preferred Shares then outstanding at the Floor Price then in effect (without regard to any limitations on conversions) (the “Required Reserve Amount”). The Required Reserve Amount (including, without limitation, each increase in the number of shares so reserved) shall be allocated pro rata among the Holders based on the number of the Preferred Shares held by each Holder on the Initial Issuance Date or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a Holder shall sell or otherwise transfer any of such Holder’s Preferred Shares, each transferee shall be allocated a pro rata portion of such Holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining Holders of Preferred Shares, pro rata based on the number of the Preferred Shares then held by the Holders.

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(b) Insufficient Authorized Shares. If, notwithstanding Section 11(a) and not in limitation thereof, at any time while any of the Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Preferred Shares at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Preferred Shares then outstanding (or deemed outstanding pursuant to Section 11(a) above). Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal (or, if a majority of the voting power then in effect of the capital stock of the Company consents to such increase, in lieu of such proxy statement, deliver to the stockholders of the Company an information statement that has been filed with (and either approved by or not subject to comments from) the SEC with respect thereto). In the event that the Company is prohibited from issuing shares of Common Stock to a Holder upon any conversion due to the failure by the Company to have sufficient shares of Common Stock available out of the authorized but unissued shares of Common Stock (such unavailable number of shares of Common Stock, the “Authorized Failure Shares”), in lieu of delivering such Authorized Failure Shares to such Holder, the Company shall pay cash in exchange for the redemption of such portion of the Conversion Amount of the Preferred Shares convertible into such Authorized Failure Shares at a price equal to the sum of (i) the product of (x) such number of Authorized Failure Shares and (y) the greatest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date such Holder delivers the applicable Conversion Notice with respect to such Authorized Failure Shares to the Company and ending on the date of such issuance and payment under this Section 11(a); and (ii) to the extent such Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of Authorized Failure Shares, any brokerage commissions and other out-of-pocket expenses, if any, of such Holder incurred in connection therewith. Nothing contained in Section 11(a) or this Section 11(b) shall limit any obligations of the Company under any provision of the Securities Purchase Agreement.

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12. Redemptions.

(a) General. If a Holder has submitted a Triggering Event Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Triggering Event Redemption Price to such Holder in cash within five (5) Business Days after the Company’s receipt of such Holder’s Triggering Event Redemption Notice. If a Holder has submitted a Change of Control Redemption Notice in accordance with Section 6(b), the Company shall deliver the applicable Change of Control Redemption Price to such Holder in cash concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five (5) Business Days after the Company’s receipt of such notice otherwise. The Company shall deliver the applicable Company Optional Redemption Price to each Holder in cash on the applicable Company Optional Redemption Date. Notwithstanding anything herein to the contrary, in connection with any redemption hereunder at a time a Holder is entitled to receive a cash payment under any of the other Transaction Documents, at the option of such Holder delivered in writing to the Company, the applicable Redemption Price hereunder shall be increased by the amount of such cash payment owed to such Holder under such other Transaction Document and, upon payment in full or conversion in accordance herewith, shall satisfy the Company’s payment obligation under such other Transaction Document. In the event of a redemption of less than all of the Preferred Shares, the Company shall promptly cause to be issued and delivered to such Holder a new Preferred Share Certificate (in accordance with Section 19) (or evidence of the creation of a new Book-Entry) representing the number of Preferred Shares which have not been redeemed. In the event that the Company does not pay the applicable Redemption Price to a Holder within the time period required for any reason (including, without limitation, to the extent such payment is prohibited pursuant to the DGCL), at any time thereafter and until the Company pays such unpaid Redemption Price in full, such Holder shall have the option, in lieu of redemption, to require the Company to promptly return to such Holder all or any of the Preferred Shares that were submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid. Upon the Company’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Preferred Shares, (y) the Company shall immediately return the applicable Preferred Share Certificate, or issue a new Preferred Share Certificate (in accordance with Section 19(d)), to such Holder (unless the Preferred Shares are held in Book-Entry form, in which case the Company shall deliver evidence to such Holder that a Book-Entry for such Preferred Shares then exists), and in each case the Additional Amount of such Preferred Shares shall be increased by an amount equal to the difference between (1) the applicable Redemption Price (as the case may be, and as adjusted pursuant to this Section 12, if applicable) minus (2) the Stated Value portion of the Conversion Amount submitted for redemption and (z) the Conversion Price of such Preferred Shares shall be automatically adjusted with respect to each conversion effected thereafter by such Holder to the lowest of (A) the Conversion Price as in effect on the date on which the applicable Redemption Notice is voided, (B) the greater of (x) the Floor Price and (y) 75% of the lowest Closing Bid Price of the Common Stock during the period beginning on and including the date on which the applicable Redemption Notice is delivered to the Company and ending on and including the date on which the applicable Redemption Notice is voided and (C) the greater of (x) the Floor Price and (y) 75% of the quotient of (I) the sum of the five (5) lowest VWAPs of the Common Stock during the twenty (20) consecutive Trading Day period ending and including the Trading Day immediately preceding the applicable Conversion Date divided by (II) five (5) (it being understood and agreed that all such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period). A Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Preferred Shares subject to such notice.

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(b) Redemption by Multiple Holders. Upon the Company’s receipt of a Redemption Notice from any Holder for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 5(b) or Section 6(b), the Company shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to each other Holder by electronic mail a copy of such notice. If the Company receives one or more Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is two (2) Business Days prior to the Company’s receipt of the initial Redemption Notice and ending on and including the date which is two (2) Business Days after the Company’s receipt of the initial Redemption Notice and the Company is unable to redeem all of the Conversion Amount of such Preferred Shares designated in such initial Redemption Notice and such other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each Holder based on the Stated Value of the Preferred Shares submitted for redemption pursuant to such Redemption Notices received by the Company during such seven (7) Business Day period.

13. Voting Rights. Holders of Preferred Shares shall have no voting rights, except as required by law (including without limitation, the DGCL) and as expressly provided in this Certificate of Designations. To the extent that under the DGCL the vote of the holders of the Preferred Shares, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the Required Holders of the shares of the Preferred Shares, voting together in the aggregate and not in separate series unless required under the DGCL, represented at a duly held meeting at which a quorum is presented or by written consent of the Required Holders (except as otherwise may be required under the DGCL), voting together in the aggregate and not in separate series unless required under the DGCL, shall constitute the approval of such action by both the class or the series, as applicable. Subject to Section 4(d), to the extent that under the DGCL holders of the Preferred Shares are entitled to vote on a matter with holders of shares of Common Stock, voting together as one class, each Preferred Share shall entitle the holder thereof to cast that number of votes per share as is equal to the number of shares of Common Stock into which it is then convertible (subject to the ownership limitations specified in Section 4(d) hereof) using the record date for determining the stockholders of the Company eligible to vote on such matters as the date as of which the Conversion Price is calculated. Holders of the Preferred Shares shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company’s bylaws and the DGCL.

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14. Covenants. For so long as any Preferred Shares are outstanding, without the prior written consent of the Required Holders:

(a) Restriction on Redemption and Cash Dividends. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on any of its Junior Stock or Parity Stock (other than as required by the Certificate of Designations).

(b) Preservation of Existence, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(c) Maintenance of Properties, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(d) Maintenance of Intellectual Property. The Company will, and will cause each of its Subsidiaries to, take all action necessary or advisable to maintain all of the Intellectual Property Rights of the Company and/or any of its Subsidiaries that are necessary or material to the conduct of its business in full force and effect.

(e) Maintenance of Insurance. The Company shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

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(f) Restricted Issuances. The Company shall not, directly or indirectly, without the prior written consent of the Required Holders, (i) issue any Preferred Shares (other than as contemplated by the Securities Purchase Agreement and this Certificate of Designations) or (ii) issue any other securities that would cause a breach or default under this Certificate of Designations or the Preferred Warrants.

(g) Stay, Extension and Usury Laws. To the extent that it may lawfully do so, the Company (A) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of this Certificate of Designations; and (B) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Holders by this Certificate of Designations, but will suffer and permit the execution of every such power as though no such law has been enacted.

(h) Taxes. The Company and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against the Company and its Subsidiaries or their respective assets or upon their ownership, possession, use, operation or disposition thereof or upon their rents, receipts or earnings arising therefrom (except where the failure to pay would not, individually or in the aggregate, have a material effect on the Company or any of its Subsidiaries). The Company and its Subsidiaries shall file on or before the due date therefor all personal property tax returns (except where the failure to file would not, individually or in the aggregate, have a material effect on the Company or any of its Subsidiaries). Notwithstanding the foregoing, the Company and its Subsidiaries may contest, in good faith and by appropriate proceedings, taxes for which they maintain adequate reserves therefor in accordance with GAAP.

(i) Independent Investigation. At the request of any Holder either (x) at any time when a Triggering Event has occurred and is continuing, (y) upon the occurrence of an event that with the passage of time or giving of notice would constitute a Triggering Event or (z) at any time such Holder reasonably believes a Triggering Event may have occurred or be continuing, the Company shall hire an independent, reputable investment bank selected by the Company and approved by such Holder to investigate as to whether any breach of the Certificate of Designations has occurred (the “Independent Investigator”). If the Independent Investigator determines that such breach of the Certificate of Designations has occurred, the Independent Investigator shall notify the Company of such breach and the Company shall deliver written notice to each Holder of such breach. In connection with such investigation, the Independent Investigator may, during normal business hours, inspect all contracts, books, records, personnel, offices and other facilities and properties of the Company and its Subsidiaries and, to the extent available to the Company after the Company uses reasonable efforts to obtain them, the records of its legal advisors and accountants (including the accountants’ work papers) and any books of account, records, reports and other papers not contractually required of the Company to be confidential or secret, or subject to attorney-client or other evidentiary privilege, and the Independent Investigator may make such copies and inspections thereof as the Independent Investigator may reasonably request. The Company shall furnish the Independent Investigator with such financial and operating data and other information with respect to the business and properties of the Company as the Independent Investigator may reasonably request. The Company shall permit the Independent Investigator to discuss the affairs, finances and accounts of the Company with, and to make proposals and furnish advice with respect thereto to, the Company’s officers, directors, key employees and independent public accountants or any of them (and by this provision the Company authorizes said accountants to discuss with such Independent Investigator the finances and affairs of the Company and any Subsidiaries), all at such reasonable times, upon reasonable notice, and as often as may be reasonably requested.

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15. Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of shares of Junior Stock, but pari passu with any Parity Stock then outstanding, an amount per Preferred Share equal to the greater of (A) 125% of the Conversion Amount of such Preferred Share on the date of such payment and (B) the amount per share such Holder would receive if such Holder converted such Preferred Share into Common Stock immediately prior to the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of Parity Stock, then each Holder and each holder of Parity Stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder and such holder of Parity Stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and all holders of shares of Parity Stock. To the extent necessary, the Company shall cause such actions to be taken by each of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section 15. All the preferential amounts to be paid to the Holders under this Section 15 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of Junior Stock in connection with a Liquidation Event as to which this Section 15 applies.

16. Distribution of Assets. In addition to any adjustments pursuant to Section 7(a) and Section 8, if the Company shall declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to any or all holders of shares of Common Stock, by way of return of capital or otherwise (including without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (the “Distributions”), then each Holder, as holders of Preferred Shares, will be entitled to such Distributions as if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares and assuming for such purpose that the Preferred Share was converted at the Alternate Conversion Price as of the applicable record date) immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for such Distributions (provided, however, that to the extent that such Holder’s right to participate in any such Distribution would result in such Holder and the other Attribution Parties exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such Distribution to such extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to such extent of any such excess) and the portion of such Distribution shall be held in abeyance for the benefit of such Holder until such time or times as its right thereto would not result in such Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times, if any, such Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation).

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17. Vote to Change the Terms of or Issue Preferred Shares. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, the Company shall not: (a) amend or repeal any provision of, or add any provision to, its Certificate of Incorporation or bylaws, or file any certificate of designations or articles of amendment of any series of shares of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit of the Preferred Shares hereunder, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; (b) increase or decrease (other than by conversion) the authorized number of Preferred Shares; (c) without limiting any provision of Section 2, pay dividends or make any other distribution on any shares of any Junior Stock; (d) issue any Preferred Shares other than as contemplated hereby or pursuant to the Securities Purchase Agreement; or (e) without limiting any provision of Section 9, whether or not prohibited by the terms of the Preferred Shares, circumvent a right of the Preferred Shares hereunder.

18. Transfer of Preferred Shares. A Holder may transfer some or all of its Preferred Shares without the consent of the Company.

19. Reissuance of Preferred Share Certificates and Book Entries.

(a) Transfer. If any Preferred Shares are to be transferred, the applicable Holder shall surrender the applicable Preferred Share Certificate to the Company (or, if the Preferred Shares are held in Book-Entry form, a written instruction letter to the Company), whereupon the Company will forthwith issue and deliver upon the order of such Holder a new Preferred Share Certificate (in accordance with Section 19(d)) (or evidence of the transfer of such Book-Entry), registered as such Holder may request, representing the outstanding number of Preferred Shares being transferred by such Holder and, if less than the entire outstanding number of Preferred Shares is being transferred, a new Preferred Share Certificate (in accordance with Section 19(d)) to such Holder representing the outstanding number of Preferred Shares not being transferred (or evidence of such remaining Preferred Shares in a Book-Entry for such Holder). Such Holder and any assignee, by acceptance of the Preferred Share Certificate or evidence of Book-Entry issuance, as applicable, acknowledge and agree that, by reason of the provisions of Section 4(c)(i) following conversion or redemption of any of the Preferred Shares, the outstanding number of Preferred Shares represented by the Preferred Shares may be less than the number of Preferred Shares stated on the face of the Preferred Shares.

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(b) Lost, Stolen or Mutilated Preferred Share Certificate. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of a Preferred Share Certificate (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the applicable Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of such Preferred Share Certificate, the Company shall execute and deliver to such Holder a new Preferred Share Certificate (in accordance with Section 19(d)) representing the applicable outstanding number of Preferred Shares.

(c) Preferred Share Certificate and Book-Entries Exchangeable for Different Denominations and Forms. Each Preferred Share Certificate is exchangeable, upon the surrender hereof by the applicable Holder at the principal office of the Company, for a new Preferred Share Certificate or Preferred Share Certificate(s) or new Book-Entry (in accordance with Section 19(d)) representing, in the aggregate, the outstanding number of the Preferred Shares in the original Preferred Share Certificate, and each such new Preferred Share Certificate and/or new Book-Entry, as applicable, will represent such portion of such outstanding number of Preferred Shares from the original Preferred Share Certificate as is designated in writing by such Holder at the time of such surrender. Each Book-Entry may be exchanged into one or more new Preferred Share Certificates or split by the applicable Holder by delivery of a written notice to the Company into two or more new Book-Entries (in accordance with Section 19(d)) representing, in the aggregate, the outstanding number of the Preferred Shares in the original Book-Entry, and each such new Book-Entry and/or new Preferred Share Certificate, as applicable, will represent such portion of such outstanding number of Preferred Shares from the original Book-Entry as is designated in writing by such Holder at the time of such surrender.

(d) Issuance of New Preferred Share Certificate or Book-Entry. Whenever the Company is required to issue a new Preferred Share Certificate or a new Book-Entry pursuant to the terms of this Certificate of Designations, such new Preferred Share Certificate or new Book-Entry (i) shall represent, as indicated on the face of such Preferred Share Certificate or in such Book-Entry, as applicable, the number of Preferred Shares remaining outstanding (or in the case of a new Preferred Share Certificate or new Book-Entry being issued pursuant to Section 19(a) or Section 19(c), the number of Preferred Shares designated by such Holder) which, when added to the number of Preferred Shares represented by the other new Preferred Share Certificates or other new Book-Entry, as applicable, issued in connection with such issuance, does not exceed the number of Preferred Shares remaining outstanding under the original Preferred Share Certificate or original Book-Entry, as applicable, immediately prior to such issuance of new Preferred Share Certificate or new Book-Entry, as applicable, and (ii) shall have an issuance date, as indicated on the face of such new Preferred Share Certificate or in such new Book-Entry, as applicable, which is the same as the issuance date of the original Preferred Share Certificate or in such original Book-Entry, as applicable.

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20. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations and any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit any Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Certificate of Designations. No failure on the part of a Holder to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by such Holder of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In addition, the exercise of any right or remedy of a Holder at law or equity or under this Certificate of Designations or any of the documents shall not be deemed to be an election of such Holder’s rights or remedies under such documents or at law or equity. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). No failure on the part of a Holder to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by such Holder of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In addition, the exercise of any right or remedy of any Holder at law or equity or under Preferred Shares or any of the documents shall not be deemed to be an election of such Holder’s rights or remedies under such documents or at law or equity. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security. The Company shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Company’s compliance with the terms and conditions of this Certificate of Designations.

21. Payment of Collection, Enforcement and Other Costs. If (a) any Preferred Shares are placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or a Holder otherwise takes action to collect amounts due under this Certificate of Designations with respect to the Preferred Shares or to enforce the provisions of this Certificate of Designations or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Certificate of Designations, then the Company shall pay the costs incurred by such Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees and disbursements. The Company expressly acknowledges and agrees that no amounts due under this Certificate of Designations with respect to any Preferred Shares shall be affected, or limited, by the fact that the purchase price paid for each Preferred Share was less than the original Stated Value thereof.

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22. Construction; Headings. This Certificate of Designations shall be deemed to be jointly drafted by the Company and the Holders and shall not be construed against any such Person as the drafter hereof. The headings of this Certificate of Designations are for convenience of reference and shall not form part of, or affect the interpretation of, this Certificate of Designations. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Certificate of Designations instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Certificate of Designations. Terms used in this Certificate of Designations and not otherwise defined herein, but defined in the other Transaction Documents, shall have the meanings ascribed to such terms on the Initial Issuance Date in such other Transaction Documents unless otherwise consented to in writing by the Required Holders.

23. Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any Person as the drafter hereof. Notwithstanding the foregoing, nothing contained in this Section 23 shall permit any waiver of any provision of Section 4(d).

24. Dispute Resolution.

(a) Submission to Dispute Resolution.

(i) In the case of a dispute relating to a Closing Bid Price, a Closing Sale Price, a Conversion Price, Alternate Conversion Price, a VWAP or a fair market value or the arithmetic calculation of a Conversion Rate, or the applicable Redemption Price (as the case may be) (including, without limitation, a dispute relating to the determination of any of the foregoing), the Company or the applicable Holder (as the case may be) shall submit the dispute to the other party via electronic mail (A) if by the Company, within two (2) Business Days after the occurrence of the circumstances giving rise to such dispute or (B) if by such Holder at any time after such Holder learned of the circumstances giving rise to such dispute. If such Holder and the Company are unable to promptly resolve such dispute relating to such Closing Bid Price, such Closing Sale Price, such Conversion Price, such Alternate Conversion Price, such VWAP or such fair market value, or the arithmetic calculation of such Conversion Rate or such applicable Redemption Price (as the case may be), at any time after the second (2nd) Business Day following such initial notice by the Company or such Holder (as the case may be) of such dispute to the Company or such Holder (as the case may be), then such Holder may, at its sole option, select an independent, reputable investment bank to resolve such dispute.

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(ii) Such Holder and the Company shall each deliver to such investment bank (A) a copy of the initial dispute submission so delivered in accordance with the first sentence of this Section 24 and (B) written documentation supporting its position with respect to such dispute, in each case, no later than 5:00 p.m. (New York time) by the fifth (5th) Business Day immediately following the date on which such Holder selected such investment bank (the “Dispute Submission Deadline”) (the documents referred to in the immediately preceding clauses (A) and (B) are collectively referred to herein as the “Required Dispute Documentation”) (it being understood and agreed that if either such Holder or the Company fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then the party who fails to so submit all of the Required Dispute Documentation shall no longer be entitled to (and hereby waives its right to) deliver or submit any written documentation or other support to such investment bank with respect to such dispute and such investment bank shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such investment bank prior to the Dispute Submission Deadline). Unless otherwise agreed to in writing by both the Company and such Holder or otherwise requested by such investment bank, neither the Company nor such Holder shall be entitled to deliver or submit any written documentation or other support to such investment bank in connection with such dispute (other than the Required Dispute Documentation).

(iii) The Company and such Holder shall cause such investment bank to determine the resolution of such dispute and notify the Company and such Holder of such resolution no later than ten (10) Business Days immediately following the Dispute Submission Deadline. The fees and expenses of such investment bank shall be borne solely by the Company, and such investment bank’s resolution of such dispute shall be final and binding upon all parties absent manifest error.

(b) Miscellaneous. The Company expressly acknowledges and agrees that (i) this Section 24 constitutes an agreement to arbitrate between the Company and each Holder (and constitutes an arbitration agreement) under the Delaware Rapid Arbitration Act, as amended, (ii) a dispute relating to a Conversion Price includes, without limitation, disputes as to (A) whether an issuance or sale or deemed issuance or sale of Common Stock occurred under Section 8(a), (B) the consideration per share at which an issuance or deemed issuance of Common Stock occurred, (C) whether any issuance or sale or deemed issuance or sale of Common Stock was an issuance or sale or deemed issuance or sale of Excluded Securities, (D) whether an agreement, instrument, security or the like constitutes and Option or Convertible Security and (E) whether a Dilutive Issuance occurred, (iii) the terms of this Certificate of Designations and each other applicable Transaction Document shall serve as the basis for the selected investment bank’s resolution of the applicable dispute, such investment bank shall be entitled (and is hereby expressly authorized) to make all findings, determinations and the like that such investment bank determines are required to be made by such investment bank in connection with its resolution of such dispute and in resolving such dispute such investment bank shall apply such findings, determinations and the like to the terms of this Certificate of Designations and any other applicable Transaction Documents, (iv) the applicable Holder (and only such Holder with respect to disputes solely relating to such Holder), in its sole discretion, shall have the right to submit any dispute described in this Section 24 to any state or federal court sitting in The City of New York, Borough of Manhattan in lieu of utilizing the procedures set forth in this Section 24 and (v) nothing in this Section 24 shall limit such Holder from obtaining any injunctive relief or other equitable remedies (including, without limitation, with respect to any matters described in this Section 24).

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25. Notices; Currency; Payments.

(a) Notices. The Company shall provide each Holder of Preferred Shares with prompt written notice of all actions taken pursuant to the terms of this Certificate of Designations, including in reasonable detail a description of such action and the reason therefor. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice must be in writing and shall be given in accordance with Section [9(f)] of the Securities Purchase Agreement. The Company shall provide each Holder with prompt written notice of all actions taken pursuant to this Certificate of Designations, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company shall give written notice to each Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any grant, issuances, or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(b) Currency. All dollar amounts referred to in this Certificate of Designations are in United States Dollars (“U.S. Dollars”), and all amounts owing under this Certificate of Designations shall be paid in U.S. Dollars. All amounts denominated in other currencies (if any) shall be converted into the U.S. Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Certificate of Designations, the U.S. Dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

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(c) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Certificate of Designations, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America by wire transfer of immediately available funds pursuant to wire transfer instructions that Holder shall provide to the Company in writing from time to time. Whenever any amount expressed to be due by the terms of this Certificate of Designations is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Any amount due under the Transaction Documents which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of eighteen percent (18%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).

26. Waiver of Notice. To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Certificate of Designations and the Securities Purchase Agreement.

27. Governing Law. This Certificate of Designations shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Certificate of Designations shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. Except as otherwise required by Section 24 above, the Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Wilmington, Delaware, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein (i) shall be deemed or operate to preclude any Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to such Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of such Holder or (ii) shall limit, or shall be deemed or construed to limit, any provision of Section 24 above. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS CERTIFICATE OF DESIGNATIONS OR ANY TRANSACTION CONTEMPLATED HEREBY.

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28. Judgment Currency.

(a) If for the purpose of obtaining or enforcing judgment against the Company in any court in any jurisdiction it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 28 referred to as the “Judgment Currency”) an amount due in U.S. dollars under this Certificate of Designations, the conversion shall be made at the Exchange Rate prevailing on the Trading Day immediately preceding:

(i) the date actual payment of the amount due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date: or

(ii) the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 28(a)(ii) being hereinafter referred to as the “Judgment Conversion Date”).

(b) If in the case of any proceeding in the court of any jurisdiction referred to in Section 28(a)(ii) above, there is a change in the Exchange Rate prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of US dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date.

(c) Any amount due from the Company under this provision shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Certificate of Designations.

29. Severability. If any provision of this Certificate of Designations is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Certificate of Designations so long as this Certificate of Designations as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

30. Maximum Payments. Without limiting Section 9(d) of the Securities Purchase Agreement, nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the applicable Holder and thus refunded to the Company.

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31. Stockholder Matters; Amendment.

(a) Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the DGCL, the Certificate of Incorporation, this Certificate of Designations or otherwise with respect to the issuance of Preferred Shares may be effected by written consent of the Company’s stockholders or at a duly called meeting of the Company’s stockholders, all in accordance with the applicable rules and regulations of the DGCL. This provision is intended to comply with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

(b) Amendment. Except for Section 4(d) or this Section 31(b), which may not be amended, modified or waived hereunder, this Certificate of Designations or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the DGCL, of the Required Holders, voting separate as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the DGCL and the Certificate of Incorporation.

32. Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a) “1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(b) “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(c) “Additional Amount” means, as of the applicable date of determination, with respect to each Preferred Share, all declared and unpaid Dividends on such Preferred Share.

(a) “Adjusted Floor Price” means, as determined on each six month anniversary of the Issuance Date (each, an “Floor Adjustment Date”), the lower of (i) the Floor Price then in effect and (ii) 20% of the lower of (x) the Nasdaq closing price of the Common Stock as of the Trading Day ended immediately prior to such applicable Floor Adjustment Date and (y) the quotient of (I) the sum of each Nasdaq closing price of the Common Stock on each Trading Day of the five (5) Trading Day period ended on, and including, the Trading Day ended immediately prior to such applicable Floor Adjustment Date, divided by (II) five (5). All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during any such measuring period.

(d) “Adjustment Right” means any right granted with respect to any securities issued in connection with, or with respect to, any issuance or sale (or deemed issuance or sale in accordance with Section 8(a)) of shares of Common Stock (other than rights of the type described in Section 7(a) hereof) that could result in a decrease in the net consideration received by the Company in connection with, or with respect to, such securities (including, without limitation, any cash settlement rights, cash adjustment or other similar rights).

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(e) “Affiliate” or “Affiliated” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(f) “Alternate Conversion Floor Amount” means an amount in cash, to be delivered by wire transfer of immediately available funds pursuant to wire instructions delivered to the Company by the Holder in writing, equal to the product obtained by multiplying (A) the higher of (I) the highest price that the Common Stock trades at on the Trading Day immediately preceding the relevant Alternate Conversion Date and (II) the applicable Alternate Conversion Price and (B) the difference obtained by subtracting (I) the number of shares of Common Stock delivered (or to be delivered) to the Holder on the applicable Share Delivery Deadline with respect to such Alternate Conversion from (II) the quotient obtained by dividing (x) the applicable Conversion Amount that the Holder has elected to be the subject of the applicable Alternate Conversion, by (y) the applicable Alternate Conversion Price without giving effect to clause (x) of such definition.

(g) “Alternate Conversion Price” means, with respect to any Alternate Conversion that price which shall be the greater of (x) the Floor Price and (y) the lower of (i) the applicable Conversion Price as in effect on the applicable Conversion Date of the applicable Alternate Conversion, and (ii) 92% of the lowest VWAP of the Common Stock of any Trading Day during the five (5) consecutive Trading Day period ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable Conversion Notice (such period, the “Alternate Conversion Measuring Period”). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such Alternate Conversion Measuring Period.

(h) “Approved Stock Plan” means any employee benefit plan or agreement which has been approved by the Board prior to or subsequent to the Subscription Date pursuant to which shares of Common Stock and standard options to purchase Common Stock may be issued to any employee, officer, consultant or director for services provided to the Company in their capacity as such.

(i) “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Initial Issuance Date, directly or indirectly managed or advised by a Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of such Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with such Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with such Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively such Holder and all other Attribution Parties to the Maximum Percentage.

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(j) “Black Scholes Consideration Value” means the value of the applicable Option, Convertible Security or Adjustment Right (as the case may be) as of the date of issuance thereof calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the public announcement of the execution of definitive documents with respect to the issuance of such Option, Convertible Security or Adjustment Right (as the case may be), (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of such Option, Convertible Security or Adjustment Right (as the case may be) as of the date of issuance of such Option, Convertible Security or Adjustment Right (as the case may be), (iii) a zero cost of borrow and (iv) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the date of issuance of such Option, Convertible Security or Adjustment Right (as the case may be).

(k) “Bloomberg” means Bloomberg, L.P.

(l) “Book-Entry” means each entry on the Register evidencing one or more Preferred Shares held by a Holder in lieu of a Preferred Share Certificate issuable hereunder.

(m) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

(n) “Change of Control” means any Fundamental Transaction other than (i) any merger of the Company or any of its, direct or indirect, wholly-owned Subsidiaries with or into any of the foregoing Persons, (ii) any reorganization, recapitalization or reclassification of the shares of Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification or (iii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or any of its Subsidiaries.

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(o) “Change of Control Redemption Premium” means 125%.

(p) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price (as the case may be) of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holder. If the Company and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 24. All such determinations shall be appropriately adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions during such period.

(q) “Closing Date” shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued the Preferred Shares and the Preferred Warrants pursuant to the terms of the Securities Purchase Agreement.

(r) “Common Stock” means (i) the Company’s shares of Class B common stock, $0.0001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(s) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(t) “Conversion Floor Price Condition” means that the relevant Alternate Conversion Price is being determined based on clause (x) of such definition.

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(u) “Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

(v) “Eligible Market” means The New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market.

(w) “Event Market Price” means, with respect to any Stock Combination Event Date, the quotient determined by dividing (x) the sum of the VWAP of the Common Stock for each of the five (5) lowest Trading Days during the twenty (20) consecutive Trading Day period ending and including the Trading Day immediately preceding the sixteenth (16th) Trading Day after such Stock Combination Event Date, divided by (y) five (5).

(x) “Excluded Securities” means (i) shares of Common Stock or standard options to purchase Common Stock issued to directors, officers or employees of the Company for services rendered to the Company in their capacity as such pursuant to an Approved Stock Plan (as defined above), provided that (A) all such issuances (taking into account the shares of Common Stock issuable upon exercise of such options) after the Subscription Date pursuant to this clause (i) do not, in the aggregate, exceed more than 5% of the Common Stock issued and outstanding immediately prior to the Subscription Date and (B) the exercise price of any such options is not lowered, none of such options are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such options are otherwise materially changed in any manner that adversely affects any of the Buyers (as defined in the Securities Purchase Agreement); (ii) shares of Common Stock issued upon the conversion or exercise of Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) issued prior to the Subscription Date, provided that the conversion price of any such Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) is not lowered (other than in accordance with the terms thereof in effect as of the Subscription Date) from the conversion price in effect as of the Subscription Date (whether pursuant to the terms of such Convertible Securities or otherwise), none of such Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are otherwise materially changed in any manner that adversely affects any of the Buyers; and (iii) the shares of Common Stock issuable upon conversion of the Preferred Shares or otherwise pursuant to the terms of this Certificate of Designations; provided, that the terms of this Certificate of Designations are not amended, modified or changed on or after the Subscription Date (other than antidilution adjustments pursuant to the terms thereof in effect as of the Subscription Date).

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(y) “Floor Price” means, initially, 20% of the lower of (x) the Nasdaq closing price of the Common Stock as of the Trading Day ended immediately prior to Initial Convertibility Date and (y) the quotient of (I) the sum of each Nasdaq closing price of the Common Stock on each Trading Day of the five (5) Trading Day period ended on, and including, the Trading Day ended immediately prior to the Initial Convertibility Date, divided by (II) five (5); provided that (a) if on a Floor Adjustment Date the Floor Price then in effect is higher than the Adjusted Floor Price with respect to such Floor Adjustment Date, on such Floor Adjustment Date the Floor Price shall automatically lower to such applicable Adjusted Floor Price and (b) the Company may lower the Floor Price at any time upon written notice to each Holder. All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during any such measuring period.

(z) “Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock,(y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire in any transaction or series or related transactions, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its Common Stock, (B) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the date of this Certificate of Designations calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their shares of Common Stock without approval of the stockholders of the Company or (C) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

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(aa) “GAAP” means United States generally accepted accounting principles, consistently applied.

(bb) “Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(cc) “Holder Pro Rata Amount” means, with respect to any Holder, a fraction (i) the numerator of which is the number of Preferred Shares issued to such Holder pursuant to the Securities Purchase Agreement on the Initial Issuance Date and (ii) the denominator of which is the number of Preferred Shares issued to all Holders pursuant to the Securities Purchase Agreement on the Initial Issuance Date.

(dd) “Indebtedness” means of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including, without limitation, “capital leases” in accordance with United States generally accepted accounting principles consistently applied for the periods covered thereby (other than trade payables entered into in the ordinary course of business consistent with past practice), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with United States generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, lien, pledge, charge, security interest or other encumbrance of any nature whatsoever in or upon any property or assets (including accounts and contract rights) with respect to any asset or property owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

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(ee) “Intellectual Property Rights” means, with respect to the Company and its Subsidiaries, all of their rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, original works of authorship, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights and all applications and registrations therefor.

(ff) “Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person or the purchase of any assets of another Person for greater than the fair market value of such assets.

(gg) “Liquidation Event” means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries, taken as a whole.

(hh) “Material Adverse Effect” means any material adverse effect on the business, properties, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, if any, individually or taken as a whole, or on the transactions contemplated hereby or on the other Transaction Documents (as defined below), or by the agreements and instruments to be entered into in connection therewith or on the authority or ability of the Company to perform its obligations under the Transaction Documents.

(ii) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(jj) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

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(kk) “Permitted Indebtedness” means (i) Indebtedness set forth on Schedule 3(s) to the Securities Purchase Agreement, as in effect as of the Subscription Date and (ii) Indebtedness secured by Permitted Liens or unsecured but as described in clauses (iv) and (v) of the definition of Permitted Liens.

(ll) “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, in either case, with respect to Indebtedness in an aggregate amount not to exceed $1TBD, (v) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clause (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods and (vii) Liens arising from judgments, decrees or attachments in circumstances not constituting a Triggering Event under Section 5(a)(ix).

(mm) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(nn) “Preferred Warrants” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all warrants to purchase Preferred Shares issued in exchange therefor or replacement thereof.

(oo) “Principal Market” means the Nasdaq Capital Market.

(pp) “Redemption Notices” means, collectively, the Triggering Events Redemption Notices, the Company Optional Redemption Notices, and the Change of Control Redemption Notices, and each of the foregoing, individually, a “Redemption Notice.”

(qq) “Redemption Premium” means 125%.

(rr) “Redemption Prices” means, collectively, any Triggering Event Redemption Price, Change of Control Redemption Price, Company Optional Redemption Price, and each of the foregoing, individually, a “Redemption Price.”

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(ss) “Registration Rights Agreement” means that certain registration rights agreement, dated as of the Closing Date, by and among the Company and the initial holders of the Preferred Shares relating to, among other things, the registration of the resale of the Common Stock issuable upon conversion of the Preferred Shares or otherwise pursuant to the terms of this Certificate of Designations, as may be amended from time to time.

(tt) “SEC” means the United States Securities and Exchange Commission or the successor thereto.

(uu) “Securities Purchase Agreement” means that certain securities purchase agreement by and among the Company and the initial holders of Preferred Shares, dated as of the Subscription Date, as may be amended from time in accordance with the terms thereof.

(vv) “Stated Value” shall mean $1,000 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the Initial Issuance Date with respect to the Preferred Shares.

(ww) “Subscription Date” means November 22, 2024.

(xx) “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(yy) “Subsidiaries” shall have the meaning as set forth in the Securities Purchase Agreement.

(zz) “Successor Entity” means the Person (or, if so elected by the Required Holders, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Required Holders, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(aaa) “Trading Day” means, as applicable, (x) with respect to all price or trading volume determinations relating to the Common Stock, any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the applicable Holder or (y) with respect to all determinations other than price determinations relating to the Common Stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

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(yy) “Transaction Documents” means the Securities Purchase Agreement, this Certificate of Designations, the Preferred Warrants and each of the other agreements and instruments entered into or delivered by the Company or any of the Holders in connection with the transactions contemplated by the Securities Purchase Agreement, all as may be amended from time to time in accordance with the terms thereof.

(ccc) “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded), during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg through its “VAP” function (set to 09:30 start time and 16:00 end time) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. If the Company and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 24. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

(ddd) “Warrant Preferred Shares” means, collectively, the shares of Preferred Shares issuable upon exercise of the Preferred Warrants.

33. Disclosure. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Certificate of Designations, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries, the Company shall on or prior to 9:00 am, New York city time on the Business Day immediately following such notice delivery date, publicly disclose such material, non-public information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, non-public information relating to the Company or any of its Subsidiaries, the Company so shall indicate to the Holder explicitly in writing in such notice (or immediately upon receipt of notice from such Holder, as applicable), and in the absence of any such written indication in such notice (or notification from the Company immediately upon receipt of notice from such Holder), such Holder shall be entitled to presume that information contained in the notice does not constitute material, non-public information relating to the Company or any of its Subsidiaries. Nothing contained in this Section 33 shall limit any obligations of the Company, or any rights of any Holder, under Section [4(i)] of the Securities Purchase Agreement.

34. Absence of Trading and Disclosure Restrictions. The Company acknowledges and agrees that no Holder is a fiduciary or agent of the Company and that each Holder shall have no obligation to (a) maintain the confidentiality of any information provided by the Company or (b) refrain from trading any securities while in possession of such information in the absence of a written non-disclosure agreement signed by an officer of such Holder that explicitly provides for such confidentiality and trading restrictions. In the absence of such an executed, written non-disclosure agreement, the Company acknowledges that each Holder may freely trade in any securities issued by the Company, may possess and use any information provided by the Company in connection with such trading activity, and may disclose any such information to any third party.

* * * * *

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designations of Series B Convertible Preferred Stock of Classover Holdings, Inc. to be signed by its Chief Executive Officer on this 22nd day of November, 2024.

CLASSOVER HOLDINGS, INC.

By:
Name:
Title:

67

EXHIBIT I

CLASSOVER HOLDINGS INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock of Classover Holdings Inc. (the “Certificate of Designations”).  In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock, $0.0001 par value per share (the “Preferred Shares”), of Classover Holdings Inc., a Delaware corporation (the “Company”), indicated below into shares of Class B common stock, $0.0001 value per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:
Aggregate number of Preferred Shares to be converted

120% of the Aggregate Stated Value of such Preferred Shares to be converted:

Aggregate accrued and unpaid Dividends and accrued and unpaid Late Charges with respect to such Preferred Shares and such Aggregate Dividends to be converted

AGGREGATE CONVERSION AMOUNT TO BE CONVERTED:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

☐ If this Conversion Notice is being delivered with respect to an Triggering Event Conversion, check here if Holder is electing to use the following Alternate Conversion Price:____________

Please issue the Common Stock into which the applicable Preferred Shares are being converted to Holder, or for its benefit, as follows:

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☐	Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐	Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:

DTC Number:

Account Number:

Date: _____________ __,
Name of Registered Holder

By:
Name:
Title:

Tax ID:_____________________
E-mail Address:

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EXHIBIT II

ACKNOWLEDGMENT

The Company hereby (a) acknowledges this Conversion Notice, (b) certifies that the above indicated number of shares of Common Stock [are][are not] eligible to be resold by the Holder either (i) pursuant to Rule 144 (subject to the Holder’s execution and delivery to the Company of a customary 144 representation letter) or (ii) an effective and available registration statement and (c) hereby directs _________________ to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated _____________, 20__ from the Company and acknowledged and agreed to by ________________________.

CLASSOVER HOLDINGS INC.

By:
Name:
Title:

70

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES

OF SERIES A PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Preferred Stock indicated below into shares of Class B common stock, par value $0.0001 per share (the “Common Stock”), of Classover Holdings, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Exchange Offer. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Preferred Stock owned prior to Conversion:

Number of shares of Preferred Stock to be Converted:

Stated Value of shares of Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Applicable Conversion Price:

Number of shares of Preferred Stock subsequent to Conversion:

Address for Delivery:

or

DWAC Instructions:

Broker no:

Account no:

[HOLDER]

By:
Name:
Title:

71

ANNEX C

Adopted as of             , 2024

BYLAWS

OF

CLASSOVER HOLDINGS, INC.

ARTICLE I

OFFICES

1.1 Registered Office. The registered office of Classover Holdings, Inc. (the “Corporation”) in the State of Delaware shall be established and maintained at 8 The Green STE B, in the city of Cover, County of Kent, 19901 and Northwest Registered Agent Service, Inc. shall be the registered agent of the corporation in charge thereof.

1.2 Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

2.1 Place of Meetings. All meetings of the stockholders shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

2.2 Annual Meetings.

(a) The annual meeting of stockholders shall be held on such date and at such time as may be fixed by the Board of Directors and stated in the notice of the meeting, for the purpose of electing directors and for the transaction of only such other business as is properly brought before the meeting in accordance with these Bylaws (the “Bylaws”).

(b) Written notice of an annual meeting stating the place, date and hour of the meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the annual meeting.

(c) To be properly brought before the annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the annual meeting by a stockholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event that less than seventy (70) days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. A stockholder’s notice to the Secretary shall set forth (a) as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the stockholder in such business, and (b) as to the stockholder giving the notice (i) the name and record address of the stockholder and (ii) the class, series and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Article II, Section 2. The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions of this Article II, Section 2, and if such officer should so determine, such officer shall so declare to the annual meeting and any such business not properly brought before the meeting shall not be transacted.

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2.3 Special Meetings.

(a) Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), may only be called by the chairperson of the Board, the chief executive officer of the Corporation or the Board of Directors. Such request shall state the purpose or purposes of the proposed meeting.

(b) Unless otherwise provided by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

2.4 Quorum. The holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

2.5 Organization.

(a) The Chairman of the Board of Directors shall act as chairman of meetings of the stockholders. The Board of Directors may designate any other officer or director of the Corporation to act as chairman of any meeting in the absence of the Chairman of the Board of Directors, and the Board of Directors may further provide for determining who shall act as chairman of any stockholders meeting in the absence of the Chairman of the Board of Directors and such designee.

(b) The Secretary of the Corporation shall act as secretary of all meetings of the stockholders, but in the absence of the Secretary the presiding officer may appoint any other person to act as secretary of any meeting.

2.6 Voting. Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, any question (other than the election of directors) brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote on such question. At all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect each director. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder, unless otherwise provided by the Certificate of Incorporation. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize any person or persons to act for him by proxy. All proxies shall be executed in writing and shall be filed with the Secretary of the Corporation not later than the day on which exercised. No proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his discretion, may require that any votes cast at such meeting shall be cast by written ballot.

2.7 No Stockholder Action by Written Consent. Unless permitted by law and the Certificate of Incorporation, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting.

2.8 Voting List. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the election, either at a place within the city, town or village where the election is to be held, which place shall be specified in the notice of the meeting, or, if not specified, at the place where said meeting is to be held.

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2.9 Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 2.8 or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

2.10 Adjournment. Any meeting of the stockholders, including one at which directors are to be elected, may be adjourned for such periods as the presiding officer of the meeting or the stockholders present in person or by proxy and entitled to vote shall direct.

2.11 Ratification. Any transaction questioned in any stockholders’ derivative suit, or any other suit to enforce alleged rights of the Corporation or any of its stockholders, on the ground of lack of authority, defective or irregular execution, adverse interest of any director, officer or stockholder, nondisclosure, miscomputation or the application of improper principles or practices of accounting may be approved, ratified and confirmed before or after judgment by the Board of Directors or by the holders of Common Stock and, if so approved, ratified or confirmed, shall have the same force and effect as if the questioned transaction had been originally duly authorized, and said approval, ratification or confirmation shall be binding upon the Corporation and all of its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned transaction.

2.12 Inspectors. The election of directors and any other vote by ballot at any meeting of the stockholders shall be supervised by at least one inspector. Such inspectors shall be appointed by the Board of Directors in advance of the meeting. If the inspector so appointed shall refuse to serve or shall not be present, such appointment shall be made by the officer presiding at the meeting.

ARTICLE III

DIRECTORS

3.1 Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the Certificate of Incorporation. The number of directors which shall constitute the Board of Directors shall be not less than one (1) nor more than nine (9). The exact number of directors shall be fixed from time to time, within the limits specified in this Section 3.1 or in the Certificate of Incorporation, by the Board of Directors. Directors need not be stockholders of the Corporation. The Board may be divided into classes as more fully described in the Certificate of Incorporation.

3.2 Election; Term of Office; Resignation; Removal; Vacancies. Each director shall hold office until the next annual meeting of stockholders (or if the Board is divided in classes, the next annual meeting at which such director’s class stands for election) or until such director’s earlier resignation, removal from office, death or incapacity. Unless otherwise provided in the Certificate of Incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause may be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and each director so chosen shall hold office until the next election of the class for which such director shall have been chosen, and until his successor shall be elected and qualified, or until such director’s earlier resignation, removal from office, death or incapacity.

3.3 Nominations. Nominations of persons for election to the Board of Directors of the Corporation at a meeting of stockholders of the Corporation may be made at such meeting by or at the direction of the Board of Directors, by any committee or persons appointed by the Board of Directors or by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 3.3. Such nominations by any stockholder shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided however, that in the event that less than seventy (70) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholder’s notice to the Secretary shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person, and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934, as amended, and (ii) as to the stockholder giving the notice (a) the name and record address of the stockholder and (b) the class and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein. The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

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3.4 Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. The first meeting of each newly elected Board of Directors shall be held immediately after and at the same place as the meeting of the stockholders at which it is elected and no notice of such meeting shall be necessary to the newly elected directors in order to legally constitute the meeting, provided a quorum shall be present. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman or a majority of the entire Board of Directors. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile, telegram or e-mail on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

3.5 Quorum. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors or any committee thereof, a majority of the entire Board of Directors or such committee, as the case may be, shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors or of any committee thereof, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

3.6 Organization of Meetings.

(a) The Board of Directors shall elect one of its members to be Chairman of the Board of Directors. The Chairman of the Board of Directors shall lead the Board of Directors in fulfilling its responsibilities as set forth in these By-Laws, including its responsibility to oversee the performance of the Corporation, and shall determine the agenda and perform all other duties and exercise all other powers which are or from time to time may be delegated to him or her by the Board of Directors.

(b) Meetings of the Board of Directors shall be presided over by the Chairman of the Board of Directors, or in his or her absence, by the President, or in the absence of the Chairman of the Board of Directors and the President by such other person as the Board of Directors may designate or the members present may select.

3.7 Actions of Board of Directors Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filled with the minutes of proceedings of the Board of Directors or committee.

3.8 Removal of Directors by Stockholders. The entire Board of Directors or any individual Director may be removed from office with or without cause by a majority vote of the holders of the outstanding shares then entitled to vote at an election of directors. Notwithstanding the foregoing, if the Board of Directors is divided into classes, stockholders may effect such removal only for cause.

3.9 Resignations. Any Director may resign at any time by submitting his written resignation to the Board of Directors or Secretary of the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

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3.10 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided by law and in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution or amending the Bylaws of the Corporation; and, unless the resolution expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock or to adopt a certificate of ownership and merger. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

3.11 Compensation. The Board of Directors shall have the authority to fix the compensation of directors. Without limiting the foregoing, the directors shall be paid their reasonable expenses, if any, of attendance at each meeting of the Board or any committee thereof and may be paid a fixed sum for attendance at each such meeting and an annual retainer or salary for service as director or committee member, payable in cash or securities. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Directors who are full-time employees of the Corporation shall not receive any compensation for their service as director.

3.12 Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

3.13 Meetings by Means of Conference Telephone. Members of the Board of Directors or any committee designed by the Board of Directors may participate in a meeting of the Board of Directors or of a committee of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such meeting.

ARTICLE IV

OFFICERS

4.1 General. The officers of the Corporation shall be elected by the Board of Directors and may consist of: a Chairman of the Board, Vice Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Secretary and Treasurer. The Board of Directors, in its discretion, may also elect one or more Vice Presidents (including Executive Vice Presidents and Senior Vice Presidents), Assistant Secretaries, Assistant Treasurers, a Controller and or desirable. Any number of offices may be held by the same person and more than one person may hold the same office, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation, nor need such officers be directors of the Corporation.

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4.2 Election. The Board of Directors at its first meeting held after each annual meeting of stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Except as otherwise provided in this ARTICLE IV, any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers who are directors of the Corporation shall be fixed by the Board of Directors.

4.3 Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President, and any such officer may, in the name and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

4.4 Chief Executive Officer. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, the Chief Executive Officer shall have ultimate authority for decisions relating to the general management and control of the affairs and business of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors.

4.5 President. At the request of the Chief Executive Officer, or in the absence of the Chief Executive Officer, or in the event of his or her inability or refusal to act, the President shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office. The President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe.

4.6 Chief Financial Officer. The Chief Financial Officer shall have general supervision, direction and control of the financial affairs of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. In the absence of a named Treasurer, the Chief Financial Officer shall also have the powers and duties of the Treasurer as hereinafter set forth and shall be authorized and empowered to sign as Treasurer in any case where such officer’s signature is required.

4.7 Vice Presidents. At the request of the President or in the absence of the President, or in the event of his or her inability or refusal to act, the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of such officer to act, shall perform the duties of such office, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office.

4.8 Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the President, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, then any Assistant Secretary shall perform such actions. If there be no Assistant Secretary, then the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

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4.9 Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

4.10 Assistant Secretaries. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

4.11 Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

4.12 Controller. The Controller shall establish and maintain the accounting records of the Corporation in accordance with generally accepted accounting principles applied on a consistent basis, maintain proper internal control of the assets of the Corporation and shall perform such other duties as the Board of Directors, the President or any Vice President of the Corporation may prescribe.

4.13 Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

4.14 Vacancies. The Board of Directors shall have the power to fill any vacancies in any office occurring from whatever reason.

4.15 Resignations. Any officer may resign at any time by submitting his written resignation to the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation, unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

4.16 Removal. Subject to the provisions of any employment agreement approved by the Board of Directors, any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

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ARTICLE V

CAPITAL STOCK

5.1 Form of Certificates. The shares of stock in the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be in uncertificated form. Stock certificates shall be in such forms as the Board of Directors may prescribe and signed by the Chairman of the Board, President or a Vice President and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation.

5.2 Signatures. Any or all of the signatures on a stock certificate may be a facsimile, including, but not limited to, signatures of officers of the Corporation and countersignatures of a transfer agent or registrar. In case an officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

5.3 Lost Certificates. The Board of Directors may direct a new stock certificate or certificates to be issued in place of any stock certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new stock certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

5.4 Transfers. Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of certificated stock shall be made on the books of the Corporation only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued. Transfers of uncertificated stock shall be made on the books of the Corporation only by the person then registered on the books of the Corporation as the owner of such shares or by such person’s attorney lawfully constituted in writing and written instruction to the Corporation containing such information as the Corporation or its agents may prescribe. No transfer of uncertificated stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. The Corporation shall have no duty to inquire into adverse claims with respect to any stock transfer unless (a) the Corporation has received a written notification of an adverse claim at a time and in a manner which affords the Corporation a reasonable opportunity to act on it prior to the issuance of a new, reissued or re-registered share certificate, in the case of certificated stock, or entry in the stock record books of the Corporation, in the case of uncertificated stock, and the notification identifies the claimant, the registered owner and the issue of which the share or shares is a part and provides an address for communications directed to the claimant; or (b) the Corporation has required and obtained, with respect to a fiduciary, a copy of a will, trust, indenture, articles of co-partnership, Bylaws or other controlling instruments, for a purpose other than to obtain appropriate evidence of the appointment or incumbency of the fiduciary, and such documents indicate, upon reasonable inspection, the existence of an adverse claim. The Corporation may discharge any duty of inquiry by any reasonable means, including notifying an adverse claimant by registered or certified mail at the address furnished by him or, if there be no such address, at his residence or regular place of business that the security has been presented for registration of transfer by a named person, and that the transfer will be registered unless within thirty days from the date of mailing the notification, either (a) an appropriate restraining order, injunction or other process issues from a court of competent jurisdiction; or (b) an indemnity bond, sufficient in the Corporation’s judgment to protect the Corporation and any transfer agent, registrar or other agent of the Corporation involved from any loss which it or they may suffer by complying with the adverse claim, is filed with the Corporation.

5.5 Fixing Record Date. In order that the Corporation may determine the stockholders entitled to notice or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than ten (10) days after the date upon which the resolution fixing the record date of action with a meeting is adopted by the Board of Directors, nor more than sixty (60) days prior to any other action. If no record date is fixed:

(a) The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

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(b) The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the first date on which a signed written consent is delivered to the Corporation.

(c) The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

5.6 Registered Stockholders. Prior to due presentment for transfer of any share or shares, the Corporation shall treat the registered owner thereof as the person exclusively entitled to vote, to receive notifications and to all other benefits of ownership with respect to such share or shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State Delaware.

ARTICLE VI

NOTICES

6.1 Form of Notice. Notices to directors and stockholders other than notices to directors of special meetings of the board of Directors which may be given by any means stated in Section 3.4, shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the corporation. Notice by mail shall be deemed to be given at the time when the same shall be mailed. Notice to directors may also be given by telegram.

6.2 Waiver of Notice. Whenever any notice is required to be given under the provisions of law or the Certificate of Incorporation or by these Bylaws of the Corporation, a written waiver, signed by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular, or special meeting of the stockholders, Directors, or members of a committee of Directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

7.1 Actions by Third Parties. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

7.2 Actions by or in Right of the Company. The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

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7.3 Success on the Merits. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 or 2 of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

7.4 Standard of Conduct Determination. Any indemnification under Sections 7.1 or 7.2 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section. Such determination shall be made:

(a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or

(b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or

(c) by the stockholders.

7.5 Expenses. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Section. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

7.6 Non-Exclusive Rights. The indemnification and advancement of expenses provided by, or granted pursuant to the other sections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

7.7 Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

7.8 Defined Terms.

(a) For purposes of this Article, references to “the Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article with respect to the resulting or surviving Corporation as he would have with respect to such constituent Corporation of its separate existence had continued.

(b) For purposes of this Article, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article.

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7.9 Continuation of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.10 Limitation of Liability. No director or officer of the Corporation shall be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as it presently exists or may hereafter be amended from time to time.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Reliance on Books and Records. Each Director, each member of any committee designated by the Board of Directors, and each officer of the Corporation, shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

8.2 Maintenance and Inspection of Records.

(a) The Corporation shall, either at its principal executive office or at such place or places as designated by the Board of Directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these by-laws, as may be amended to date, minute books, accounting books and other records.

(b) Any such records maintained by the Corporation may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to the provisions of the Delaware General Corporation Law. When records are kept in such manner, a clearly legible paper form produced from or by means of the information storage device or method shall be admissible in evidence, and accepted for all other purposes, to the same extent as an original paper form accurately portrays the record.

(c) Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office in Delaware or at its principal executive office.

8.3 Inspection by Directors. Any director shall have the right to examine the Corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his or her position as a director.

8.4 Dividends. Subject to the provisions of the Certificate of Incorporation, if any, dividends upon the capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Directors shall think conducive to the interest of the Corporation, and the Directors may modify or abolish any such reserve in the manner in which it was created.

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8.5 Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other persons as the Board of Directors may from time to time designate.

8.6 Fiscal Year. The fiscal year of the Corporation shall be as determined by the Board of Directors. If the Board of Directors shall fail to do so, the President shall fix the fiscal year.

8.7 Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

8.8 Amendments. Subject to any limitations in the Certificate of Incorporation, the original or other Bylaws may be adopted, amended or repealed by the stockholders entitled to vote thereon at any regular or special meeting or, if the Certificate of Incorporation so provides, by the Board of Directors. The fact that such power has been so conferred upon the Board of Directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal Bylaws, subject to any limitations in the Certificate of Incorporation.

8.9 Interpretation of Bylaws. All words, terms and provisions of these Bylaws shall be interpreted and defined by and in accordance with the General Corporation Law of the State of Delaware, as amended, and as amended from time to time hereafter.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our Proposed Charter will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of Public Shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We will enter into indemnity agreements with each of our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association, a form of which is to be filed as an exhibit to this Registration Statement. These agreements will require us to indemnify these individuals to the fullest extent permitted under Cayman Islands law and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

No.	Description of Exhibit
2.1*+

Agreement and Plan of Merger by and among Battery Future Acquisition Corp., Class Over Inc., Classover Holdings, Inc., Merger Sub 1 Corp. and Merger Sub 2 Corp. (included as Annex A to the proxy statement/prospectus).

3.1*	Form of Amended and Restated Certificate of Incorporation of Classover Holdings Inc. (included as Annex B to the proxy statement/prospectus).

3.2*	Amended and Restated Bylaws of Classover Holdings Inc. (included as Annex C to the proxy statement/prospectus).

3.3*	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (included in Annex B to the proxy statement/prospectus).

3.4*	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (included in Annex B to the proxy statement/prospectus).

4.1

Warrant Agreement between Battery Future Acquisition Corp. and Continental Stock Transfer & Trust Company, dated as of December 14, 2021 (Incorporated by reference to the corresponding exhibit to the Company’s Current Report on Form 8-K (File No. 001-41158), filed with the SEC on December 20, 2021).

4.2*	Warrant Assignment, Assumption and Amendment Agreement, to be entered into by and between BFAC, Pubco and the Warrant Agent

4.3*	Specimen Common Stock Certificate of Pubco

4.4*	Specimen Warrant Certificate of Pubco

5.1*	Opinion of Graubard Miller

8.1*	Tax opinion of Graubard Miller

10.1

Letter Agreement, dated December 14, 2021, by and among the Company, its executive officers, its directors, Pala Investments Limited, Roth Capital Partners, LLC and Battery Future Sponsor LLC (Incorporated by reference to the corresponding exhibit to the Company’s Current Report on Form 8-K (File No. 001-41158), filed with the SEC on December 20, 2021).

10.2*	Form of Insider Support Agreement

10.3*	Form of Company Stockholders Support Agreement

10.4*†	Form of Pubco Incentive Equity Plan

10.5*	Talk-Cloud Classroom Service Agreement

10.6*	Form of Independent Contractor Agreement

10.7*	Form of Employment Agreement

10.8*	Sublease Agreement between Class Over Inc. and Dream Go Inc

10.9*	Marketing Consulting Agreement between Class Over Inc and Genius Kid Class LLC

10.10*	Convertible Promissory Note issued to Yi Liu

10.11*	Sublease Agreement between Class Over Inc. and Dream Legal Group

10.12*	Securities Purchase Agreement for Series B Preferred Stock

10.13*	Form of Registration Rights Agreement relating to Series B Preferred Stock

10.14*	Form of Warrant to purchase Series B Preferred Stock

21.1*	List of subsidiaries of Pubco

23.1*	Consent of Bush & Associates CPA LLC

23.2*	Consent of Michael T. Studer CPA P.C.

23.3*	Consent of WithumSmith+Brown, PC

23.4*	Consent of Graubard Miller (included in exhibit 5.1)

99.1*	Form of proxy card

99.2*	Consent of Hui Luo

99.3*	Consent of Yan Zhang

99.4*	Consent of Tracy Xia

99.5*	Consent of Mona Liang

99.6*	Consent of Amanda Chang

107*	Filing Fee Table

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* Filed herewith

+ The exhibits and schedules to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

† Indicates management contract or compensatory plan or arrangement.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

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i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7) That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, on the 25th day of November, 2024.

CLASSOVER HOLDINGS, INC.

By:	/s/ Fanghan Sui
Name:	Fanghan Sui
Title:	Chief Executive Officer

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POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Fanghan Sui his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Position	Date

/s/ Fanghan Sui	Chief Executive Officer (Principal Executive Officer	November 25, 2024
Fanghan Sui	and Principal Financial and Accounting Officer) and Director

Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the  25th day of November, 2024.

CLASS OVER INC.

By:	/s/ Hui Luo
Name:	Hui Luo (Stephanie)
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Hui Luo (Stephanie) his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the co-registrant and in the capacities and on the dates indicated.

Name	Position	Date

/s/ Hui Luo	Director and Principal Executive Officer and Principal Finance and Accounting Officer	November 25, 2024
Hui Luo (Stephanie)

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